As filed with the Securities and Exchange Commission on August 23, 2023.
Registration No. 333-272759
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
AMENDMENT NO. 1
TO
FORM F-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
STRATASYS LTD.
(Exact Name of Registrant as Specified in its Charter)
Israel (State or other jurisdiction of incorporation or organization)	3577 (Primary Standard Industrial Classification Code Number)	Not Applicable (IRS Employer Identification Number)
c/o Stratasys, Inc 7665 Commerce Way Eden Prairie, Minnesota 55344 (952) 937-3000	1 Holtzman Street, Science Park P.O. Box 2496 Rehovot, Israel 76124 +972-74-745-4400
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Richard Garrity
c/o Stratasys, Inc.
7665 Commerce Way
Eden Prairie, Minnesota 55344
(952) 937-3000
(Name, address, including zip code, and telephone number, including area code, of agent of service)
With copies to:
J. David Chertok, Adv. Jonathan M. Nathan, Adv. Jonathan Atha, Adv. Meitar | Law Offices 16 Abba Hillel Silver Road Ramat Gan 52506, Israel +972-3-610-3100	Adam O. Emmerich, Esq. Viktor Sapezhnikov, Esq. Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, New York 10019 Tel: (212) 403-1000	Ryan J. Maierson, Esq. Daniel Hoffman, Esq. Elisabeth M. Martin, Esq. Latham & Watkins LLP 200 Clarendon Street Boston, MA 02116 (617) 948-6000	Lior Aviram, Adv. Maya Koubi Bara-nes, Adv. Ivor Krumholtz, Adv. Shibolet & Co. Tou Towers Yitzhak Sadeh 4 Tel Aviv-Yafo 6777504 +972-3-307-5000
Approximate date of commencement of proposed sale of the securities to the public:
As soon as practicable after the effectiveness of this registration statement and upon completion of the Merger described in the enclosed joint proxy statement/prospectus.
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the U.S. Securities Act, check the following box and list the U.S. Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the U.S. Securities Act, check the following box and list the U.S. Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
U.S. Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐
U.S. Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.
 ☐ Emerging growth company
If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act  ☐
† The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.
The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the U.S. Securities Act, or until this registration statement shall become effective on such date as the U.S. Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this joint proxy statement/prospectus is not complete and may be changed. A registration statement relating to the securities described in this joint proxy statement/prospectus has been filed with the U.S. Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This joint proxy statement/prospectus does not constitute an offer to sell or the solicitation of an offer to buy these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful.
PRELIMINARY, SUBJECT TO COMPLETION, DATED AUGUST 23, 2023
NOTICE OF MEETING, PROXY STATEMENT AND PROSPECTUS OF STRATASYS LTD.	NOTICE OF MEETING AND PROXY STATEMENT OF DESKTOP METAL, INC.

YOUR VOTE IS VERY IMPORTANT
On May 25, 2023, Stratasys Ltd., an Israeli company (which is referred to as Stratasys), Tetris Sub Inc., a wholly-owned subsidiary of Stratasys (which is referred to as Merger Sub), and Desktop Metal, Inc., a Delaware corporation (which is referred to as Desktop Metal) entered into an Agreement and Plan of Merger (which, as it may be amended from time to time, is referred to as the Merger Agreement) that provides for Merger Sub to merge with and into Desktop Metal, which is referred to as the Merger, with Desktop Metal surviving the Merger as a direct wholly owned subsidiary of Stratasys.
At the effective time of the Merger, each share of Class A common stock, par value $0.0001 per share, of Desktop Metal issued and outstanding immediately prior to the effective time (other than shares of Class A common stock owned or held by (a) Desktop Metal as treasury stock, (b) a direct or indirect wholly-owned subsidiary of Desktop Metal or (c) Stratasys or Merger Sub) will be converted automatically into the right to receive 0.123 (which is referred to as the exchange ratio) ordinary shares, par value 0.01 New Israeli Shekels, or NIS, per share, of Stratasys, which number is referred to as the exchange ratio. The exchange ratio is fixed and will not be adjusted for changes in the market price of either Stratasys ordinary shares or Desktop Metal Class A common stock prior to completion of the Merger. Because the exchange ratio is fixed, the market value of the Merger consideration to Desktop Metal stockholders will fluctuate with the market price of Stratasys ordinary shares and will not be known at the time that Stratasys shareholders vote on the Stratasys Merger-related proposal and Desktop Metal stockholders vote on the Desktop Metal Merger Agreement proposal. Based on the closing price of Stratasys ordinary shares of $14.88 on Nasdaq on May 24, 2023, the last full trading day before the public announcement of the Merger Agreement, the implied value of the Merger consideration to Desktop Metal stockholders was approximately $1.83 per share of Desktop Metal Class A common stock, and after applying the exchange ratio of 0.123, Stratasys and Desktop Metal estimated that, immediately following completion of the Merger, Desktop Metal stockholders as of immediately prior to the completion of the Merger will hold, in the aggregate, approximately 41% of the issued and outstanding shares of the combined company, and Stratasys shareholders as of immediately prior to the completion of the Merger will hold, in the aggregate, approximately 59% of the issued and outstanding ordinary shares of the combined company. On August 18, 2023, the latest practicable trading day before the date of this joint proxy statement/prospectus, the closing price of Stratasys ordinary shares on Nasdaq was $14.85 per share, resulting in an implied value of the Merger consideration to Desktop Metal stockholders of $1.83 per share of Desktop Metal Class A common stock. Stratasys ordinary shares are traded on the Nasdaq Global Select Market (which is referred to as Nasdaq) under the symbol “SSYS” and Desktop Metal Class A common stock is traded on the New York Stock Exchange under the symbol “DM.” The Stratasys ordinary shares issued in connection with the Merger will be listed on Nasdaq. We encourage you to obtain current quotes for the Stratasys ordinary shares and the Desktop Metal Class A common stock.
Stratasys will hold an extraordinary general meeting of shareholders in connection with the share issuance and other matters to be effected in connection with the Merger, which is referred to as the Stratasys EGM. At the Stratasys EGM, Stratasys’ shareholders will be asked to consider and vote on the following proposals: (1) the approval of certain matters to be effected in connection with the Merger, including: the issuance of Stratasys ordinary shares to Desktop Metal stockholders in exchange for their shares of Desktop Metal Class A common stock pursuant to the Merger Agreement; the adoption of Stratasys’ amended and restated articles of association as the articles of association of Stratasys with effect from immediately prior to the effective time of the Merger, which will include, among other changes to Stratasys’ existing articles of association, an increase of the authorized share capital of Stratasys from NIS 1,800,000, consisting of 180,000,000 ordinary shares, par value NIS 0.01 per share, to NIS 4,500,000, consisting of 450,000,000 ordinary shares, par value NIS 0.01 per share; and the election of a slate of directors consisting of five designees of Stratasys and five designees of Desktop Metal, as well as the combined company’s chief executive officer, as the members of Stratasys’ board of directors effective upon the effective time of the Merger, to serve until the first annual general meeting of shareholders of the combined company following the one-year anniversary of the effective time of the Merger and until the due election and qualification of their respective successors; (2) subject to the approval of Stratasys Proposal 1, the approval of the extension of the expiration date of Stratasys’ existing shareholder rights plan for a twelve (12)-month period from its original expiration date, i.e., until July 24, 2024; and (3) the approval of an increase by 2,075,625, upon completion of the Stratasys EGM, and by an additional 1,065,867, upon and subject to completion of the Merger, in the number of Stratasys ordinary shares available for issuance under Stratasys’ 2022 Share Incentive Plan. Proposal 1 to be considered at the Stratasys EGM is referred to as the Stratasys Merger-related proposal. The Stratasys board of directors unanimously recommends that Stratasys shareholders vote “FOR” each of the proposals to be considered at the Stratasys EGM.
Desktop Metal will hold a special meeting of its stockholders in connection with the proposed Merger, which is referred to as the Desktop Metal special meeting. At the Desktop Metal special meeting, Desktop Metal stockholders will be asked to consider and vote on (1) the proposal to adopt the Merger Agreement, which is referred to as the Desktop Metal Merger Agreement proposal, (2) the proposal to approve, on a non-binding advisory basis, specific compensatory arrangements between Desktop Metal and its named executive officers relating to the Merger and (3) the proposal to adjourn the Desktop Metal special meeting to solicit additional proxies if there are not sufficient votes to approve the Desktop Metal Merger Agreement proposal or to ensure that any supplement or amendment to the accompanying joint proxy statement/prospectus is timely provided to Desktop Metal stockholders. The Desktop Metal board of directors unanimously recommends that Desktop Metal stockholders vote “FOR” each of the proposals to be considered at the Desktop Metal special meeting.
We cannot complete the Merger unless the Desktop Metal stockholders approve the Desktop Metal Merger Agreement proposal and the Stratasys shareholders approve the Stratasys Merger-related proposal. Your vote on all of the matters to be considered at the Stratasys EGM and Desktop Metal special meeting is very important, regardless of the number of shares you own. Whether or not you plan to attend the Stratasys EGM or the Desktop Metal special meeting, as applicable, please promptly mark, sign and date the applicable accompanying proxy card and return it in the enclosed envelope or authorize the individuals named on your proxy card to vote your shares by calling the toll-free telephone number or by using the Internet as described in the instructions included with your proxy card.
The accompanying joint proxy statement/prospectus provides you with important information about the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, the Stratasys EGM, each of the Stratasys proposals, the Desktop Metal special meeting and each of the Desktop Metal proposals. We encourage you to read the entire document carefully, in particular the “Risk Factors” section beginning on page 41 for a discussion of risks related to the Merger and the combined company after the Merger.
We look forward to the successful completion of the Merger.
Sincerely,	Sincerely,

Yoav Zeif Chief Executive Officer Stratasys Ltd.	Ric Fulop Co-founder, Chairman and Chief Executive Officer Desktop Metal, Inc.
Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Merger, the Desktop Metal Merger Agreement proposal or the Stratasys Merger-related proposal in connection with the Merger or determined if this joint proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.
This joint proxy statement/prospectus is not intended to be and is not a prospectus for the purposes of the Israeli Securities Law, 5728-1968, and the Israeli Securities Authority has not approved this joint proxy statement/prospectus.
This joint proxy statement/prospectus is dated [    ], 2023 and is first being mailed to Stratasys shareholders and Desktop Metal stockholders on or about [    ], 2023.

Stratasys Ltd.
c/o Stratasys, Inc. 7665 Commerce Way Eden Prairie, Minnesota 55344 (952) 937-3000	1 Holtzman Street, Science Park P.O. Box 2496 Rehovot, Israel 76124 +972-74-745-4400
NOTICE OF EXTRAORDINARY GENERAL
MEETING OF SHAREHOLDERS
TO BE HELD ON SEPTEMBER 28, 2023
To the Shareholders of Stratasys Ltd.:
Notice is hereby given that Stratasys Ltd., or Stratasys, will hold an extraordinary general meeting of shareholders, which is referred to as the Stratasys EGM, on Thursday, September 28, 2023, at 3:00 p.m., Israel time/ 8:00 a.m., Eastern time, at the offices of Stratasys’ external legal counsel, Meitar Law Offices, 16 Abba Hillel Road, 10th floor, Ramat Gan 5250608, Israel.
At the Stratasys EGM, the following proposals will be presented:
(1)
the approval of certain matters to be effected in connection with the Agreement and Plan of Merger (which is referred to as the Merger Agreement), dated May 25, 2023, by and among Stratasys, Tetris Sub Inc., a wholly-owned subsidiary of Stratasys, or Merger Sub, and Desktop Metal, Inc., a Delaware corporation, or Desktop Metal, pursuant to which Merger Sub will merge with and into Desktop Metal (which is referred to as the Merger), with Desktop Metal surviving as a direct, wholly-owned subsidiary of Stratasys, including: (i) the issuance of Stratasys ordinary shares, par value NIS 0.01 per share, or Stratasys ordinary shares, to the stockholders of Desktop Metal, in exchange for the shares of Desktop Metal Class A common stock, par value $0.0001 per share, or Desktop Metal Class A common stock, held by them, at a ratio of 0.123 Stratasys ordinary shares per share of Desktop Metal Class A common stock, as consideration under the Merger Agreement; (ii) the adoption of amended and restated articles of association for Stratasys with effect from immediately prior to the effective time of the Merger under the Merger Agreement, which will include an increase of the authorized share capital of Stratasys from NIS 1,800,000, consisting of 180,000,000 ordinary shares, par value NIS 0.01 per share, to NIS 4,500,000, consisting of 450,000,000 ordinary shares, par value NIS 0.01 per share; and (iii) the election of a slate of five designees of Stratasys and five designees of Desktop Metal, as well as the combined company’s chief executive officer, as the members of Stratasys’ board of directors, each of whose term will commence on the effective time of the Merger and until the first annual general meeting of the combined company following the one-year anniversary of the effective time, and until the due election and qualification of each designee’s respective successor, or until each such designee’s earlier resignation, replacement or removal;

(2)
subject to the approval of Proposal 1, the approval of the extension of the expiration date of Stratasys’ existing shareholder rights plan for a twelve (12)-month period from its original expiration date, i.e., until July 24, 2024; and

(3)
the approval of an increase by 2,075,625, upon completion of the Stratasys EGM, and by an additional 1,065,867, upon and subject to completion of the Merger, in the number of Stratasys ordinary shares available for issuance under Stratasys’ 2022 Share Incentive Plan.

The approval of Proposal 1 to be considered at the Stratasys EGM, which we refer to as the Stratasys Merger-related proposal, is a condition to the completion of the Merger. Neither of Proposals 2 or 3, which we refer to as the Stratasys rights plan extension proposal and the Stratasys share incentive plan increase proposal, respectively, is required to be approved as a condition to the completion of the Merger.
The accompanying joint proxy statement/prospectus, including the Merger Agreement attached thereto as Annex A, contains further information with respect to these matters.

Only holders of record of Stratasys ordinary shares at the close of business on Thursday, August 24, 2023 are entitled to vote at the Stratasys EGM and any adjournments or postponements thereof.
The Stratasys board of directors has unanimously approved and declared advisable and in the best interests of Stratasys and its shareholders the Merger Agreement and the transactions contemplated by the Merger Agreement on the terms and subject to the conditions set forth in the Merger Agreement. The Stratasys board of directors unanimously recommends that Stratasys shareholders vote “FOR” the Stratasys Merger-related proposal, “FOR” the Stratasys rights plan extension proposal, and “FOR” the Stratasys share incentive plan increase proposal.
Your vote is very important, regardless of the number of Stratasys ordinary shares you own. We cannot complete the transactions contemplated by the Merger Agreement without the approval of the Stratasys Merger-related proposal. Assuming a quorum is present, the approval of each of the proposals to be presented at the Stratasys EGM requires the affirmative vote of a majority of the voting power represented at the meeting in person or by proxy and voting on the proposal (which excludes abstentions and broker non-votes).
We urge you to please promptly mark, sign and date the accompanying proxy and return it in the enclosed envelope or authorize the individuals named on the proxy card to vote your shares by calling the toll-free telephone number or by using the Internet as described in the instructions included with the proxy card. If your shares are held in the name of a bank, broker or other nominee, please follow the instructions on the voting instruction form furnished by such bank, broker or other nominee.
If you have any questions about the Merger, please contact Stratasys at 1-800-801-6491 or write to Stratasys Ltd., c/o Stratasys, Inc., 7665 Commerce Way, Eden Prairie, Minnesota 55344, Attention: Investor Relations, or via email to Yonah.Lloyd@stratasys.com.
If you have any questions about how to vote or direct a vote in respect of your Stratasys ordinary shares, you may contact our proxy solicitor, Morrow Sodali, via phone at 1-800-662-5200 (toll-free within the United States) or at 1-203-658-9400 (outside the United States), or via email at SSYS@info.morrowsodali.com.
By Order of the Board of Directors,

Dov Ofer Chairman of the Board
Rehovot, Israel
Dated: August __, 2023
Your vote is important. Stratasys shareholders are requested to complete, date, sign and return the enclosed proxy or voting instruction form in the envelope provided, or to submit their votes electronically through the Internet or by telephone.

Desktop Metal, Inc.
63 3rd Avenue
Burlington, MA, 01803
(978) 224-1244
NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON SEPTEMBER 28, 2023
To the Stockholders of Desktop Metal, Inc.:
Notice is hereby given that Desktop Metal, Inc., which is referred to as Desktop Metal, will hold a special meeting of its stockholders, which is referred to as the Desktop Metal special meeting, at 9:00 a.m., Eastern Time, on Thursday, September 28, 2023, for the purpose of considering and voting on the following proposals:
1.
to adopt the Agreement and Plan of Merger, dated as of May 25, 2023 (as it may be amended from time to time), which is referred to as the Merger Agreement, by and among Desktop Metal, Stratasys Ltd., an Israeli company, which is referred to as Stratasys, and Tetris Sub Inc., a Delaware corporation and a direct wholly owned subsidiary of Stratasys, which proposal is referred to the Desktop Metal Merger Agreement proposal;

2.
to approve, on an advisory (non-binding) basis, the executive officer compensation that will or may be paid to Desktop Metal’s named executive officers that is based on or otherwise relates to the transactions contemplated by the Merger Agreement, which proposal is referred to as the Desktop Metal advisory compensation proposal; and

3.
to approve the adjournment of the Desktop Metal special meeting to solicit additional proxies if there are not sufficient votes at the time of the Desktop Metal special meeting to approve the Desktop Metal Merger Agreement proposal or to ensure that any supplement or amendment to the accompanying joint proxy statement/prospectus is timely provided to Desktop Metal stockholders, which proposal is referred to as the Desktop Metal adjournment proposal.

The Desktop Metal special meeting will be a completely virtual meeting, which will be conducted via live webcast. You will be able to attend the Desktop Metal special meeting online and submit your questions during the meeting by visiting www.virtualshareholdermeeting.com/DM2023SM and entering your 16-digit control number on your proxy card or on the instructions that accompanied your proxy materials.
Desktop Metal will transact no other business at the Desktop Metal special meeting except such business as may properly be brought before the Desktop Metal special meeting or any adjournment or postponement thereof. The accompanying joint proxy statement/prospectus, including the Merger Agreement attached thereto as Annex A, contains further information with respect to these matters.
Holders of record of Desktop Metal’s Class A common stock, par value $0.0001 per share, which is referred to as the Desktop Metal Class A common stock, as of the close of business on Monday, July 31, 2023 are entitled to notice of and to vote at the Desktop Metal special meeting, or any continuation, postponement or adjournment of the Desktop Metal special meeting.
The Desktop Metal board of directors, after due and careful discussion and consideration, unanimously determined that the Merger Agreement is fair to and in the best interests of Desktop Metal and its stockholders and approved the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement. The Desktop Metal board of directors accordingly unanimously recommends that Desktop Metal vote “FOR” the Desktop Metal Merger Agreement proposal, “FOR” the Desktop Metal compensation proposal and “FOR” the Desktop Metal adjournment proposal.
Your vote is very important, regardless of the number of shares of Desktop Metal Class A common stock you own. We cannot complete the transactions contemplated by the Merger Agreement without approval of the Desktop Metal Merger Agreement proposal. Assuming a quorum is present, the approval of the Desktop Metal Merger Agreement proposal requires the affirmative vote of a majority of the outstanding shares of Desktop Metal Class A common stock entitled to vote on the Desktop Metal Merger Agreement proposal.

Whether or not you plan to attend the Desktop Metal special meeting virtually, we urge you to please promptly mark, sign and date the accompanying proxy and return it in the enclosed postage-paid envelope or authorize the individuals named on the proxy card to vote your shares by calling the toll-free telephone number or by using the Internet as described in the instructions included with the proxy card. If your shares are held in the name of a bank, broker or nominee, please follow the instructions on the voting instruction card furnished by such bank, broker or nominee.
If you have any questions about the Merger, please contact Desktop Metal, Inc., Attention: Investor Relations, Jay Gentzkow, telephone (781) 730-2110 or via email to jaygentzkow@desktopmetal.com.
If you have any questions about how to vote or direct a vote in respect of your shares of Desktop Metal Class A common stock, you may contact our proxy solicitor, D.F. King & Co., Inc., via phone at 1-877-478-5045 (toll-free within the United States) or at 1-212-269-5550 (outside the United States), or via email at DM@dfking.com.
By Order of the Board of Directors,

Meg Broderick
General Counsel and Secretary
Burlington, Massachusetts
Dated: August __, 2023
Your vote is important. Desktop Metal stockholders are requested to complete, date, sign and return the enclosed proxy in the envelope provided, which requires no postage if mailed in the United States, or to submit their votes electronically through the Internet or by telephone.
Important Notice Regarding the Availability of Proxy Materials for the Desktop Metal
Special Meeting to Be Held on September 28, 2023:

The Notice of Special Meeting of Stockholders and the proxy statement are available at
www.proxyvote.com.

REFERENCES TO ADDITIONAL INFORMATION
This joint proxy statement/prospectus incorporates important business and financial information about Stratasys and Desktop Metal from other documents that Stratasys and Desktop Metal have filed with or furnished to the U.S. Securities and Exchange Commission, which is referred to as the SEC, and that are contained in or incorporated by reference into this joint proxy statement/prospectus. For a listing of documents incorporated by reference into this joint proxy statement/prospectus, please see the section entitled “Where You Can Find More Information” beginning on page 221. This information is available for you free of charge to review through the SEC’s website at www.sec.gov.
Any person may request a copy of this joint proxy statement/prospectus and any of the documents incorporated by reference into this joint proxy statement/prospectus or other information concerning Stratasys or Desktop Metal, without charge, by written or telephonic request directed to the appropriate company or its proxy solicitor at the following contacts:
For Stratasys shareholders:	For Desktop Metal stockholders:

Stratasys Ltd. c/o Stratasys, Inc. 7665 Commerce Way Eden Prairie, Minnesota 55344 Attention: Investor Relations Email: Yonah.Lloyd@stratasys.com Telephone: 1-800-801-6491	Desktop Metal, Inc. 63 3rd Avenue Burlington, MA 01803 Attention: Investor Relations Email: investors@desktopmetal.com Telephone: (978) 224-1244

Morrow Sodali LLC 509 Madison Avenue Suite 1206 New York, NY 10022 1-800-662-5200 (toll-free within the United States) 1-203-658-9400 (outside the United States) Email: SSYS@info.morrowsodali.com	D.F. King & Co., Inc. 48 Wall Street New York, New York 10005 Stockholders call toll-free: (877) 478-5045 Banks and Brokers call: (212) 269-5550 Email: DM@dfking.com
In order for you to receive timely delivery of the documents in advance of the Stratasys extraordinary general meeting to be held on September 28, 2023, which is referred to as the Stratasys EGM, or the special meeting of Desktop Metal stockholders to be held on September 28, 2023, which is referred to as the Desktop Metal special meeting, as applicable, you must request the information no later than September 14, 2023.
The contents of the websites of the SEC, Stratasys, Desktop Metal or any other entity are not being incorporated into this joint proxy statement/prospectus. The information about how you can obtain certain documents that are incorporated by reference into this joint proxy statement/prospectus at these websites is being provided only for your convenience.

ABOUT THIS JOINT PROXY STATEMENT/PROSPECTUS
This document, which forms part of a registration statement on Form F-4 filed with the SEC by Stratasys (File No. 333-272759), constitutes a notice of meeting and proxy statement with respect to the Stratasys EGM and a prospectus of Stratasys under Section 5 of the Securities Act of 1933, as amended, which is referred to as the Securities Act, with respect to the Stratasys ordinary shares to be issued to Desktop Metal stockholders pursuant to the Agreement and Plan of Merger, dated as of May 25, 2023, by and among Stratasys, Merger Sub, and Desktop Metal, as it may be amended from time to time, which is referred to as the Merger Agreement.
This document also constitutes a notice of meeting with respect to the Desktop Metal special meeting and a proxy statement of Desktop Metal under Section 14(a) of the Securities Exchange Act of 1934, as amended, which is referred to as the Exchange Act.
This joint proxy statement/prospectus is not intended to be and is not a prospectus for the purposes of the Israeli Companies Law, 5759-1999, which we refer to as the Israeli Companies Law, and the Israeli Securities Authority has not approved this joint proxy statement/prospectus.
Stratasys has supplied all information contained or incorporated by reference into this joint proxy statement/prospectus relating to Stratasys, and Desktop Metal has supplied all information contained or incorporated by reference into this joint proxy statement/prospectus relating to Desktop Metal. Stratasys and Desktop Metal have both contributed to the information related to the Merger contained in this joint proxy statement/prospectus.
You should rely only on the information contained in or incorporated by reference into this joint proxy statement/prospectus. Stratasys and Desktop Metal have not authorized anyone to provide you with information that is different from that contained in or incorporated by reference into this joint proxy statement/prospectus. This joint proxy statement/prospectus is dated August  , 2023, and you should not assume that the information contained in this joint proxy statement/prospectus is accurate as of any date other than such date unless otherwise specifically provided herein.
Further, you should not assume that the information incorporated by reference into this joint proxy statement/prospectus is accurate as of any date other than the date of the incorporated document. Neither the mailing of this joint proxy statement/prospectus to Stratasys shareholders or Desktop Metal stockholders nor the issuance by Stratasys of Stratasys ordinary shares pursuant to the Merger Agreement will create any implication to the contrary.
This joint proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction.
When used in this joint proxy statement/prospectus, all references to “Stratasys” refer to Stratasys Ltd., a company organized under the laws of the State of Israel; all references to “Merger Sub” refer to Tetris Sub Inc., a Delaware corporation and wholly owned subsidiary of Stratasys, formed for the purpose of effecting the Merger as described in this joint proxy statement/prospectus; all references to “Desktop Metal” refer to Desktop Metal, Inc., a Delaware corporation; all references to “combined company” refer to the combined company immediately following completion of the Merger and the other transactions contemplated by the Merger Agreement; all references to “Stratasys ordinary shares” refer to the ordinary shares of Stratasys Ltd., par value NIS 0.01 each; and all references to “Desktop Metal Class A common stock” refer to the Class A common stock of Desktop Metal, par value $0.0001 per share.

Presentation of Financial Information
This joint proxy statement/prospectus contains or incorporates by reference:
•
the audited consolidated financial statements of Stratasys as of December 31, 2022 and 2021 and for each of the three (3) years in the period ended December 31, 2022, as well as the unaudited, condensed consolidated financial statements of Stratasys as of, and for the three and six months ended, June 30, 2023, prepared in conformity with accounting principles generally accepted in the United States, or GAAP, except that, in the case of the unaudited financial statements, certain financial information and footnote disclosures normally included in the annual consolidated financial statements prepared in accordance with GAAP have been condensed or omitted (the foregoing financial statements are collectively referred to in this joint proxy statement/prospectus as the Stratasys consolidated financial statements); and

•
the audited consolidated financial statements of Desktop Metal as of December 31, 2022 and 2021 and for each of the three (3) years in the period ended December 31, 2022, as well as the unaudited, condensed consolidated financial statements of Desktop Metal as of, and for the three and six months ended, June 30, 2023, prepared on the basis of GAAP, except that, in the case of the unaudited financial statements, certain information and footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted pursuant to the rules and regulations of the SEC (the foregoing financial statements are collectively referred to in this joint proxy statement/prospectus as the Desktop Metal consolidated financial statements).

Unless indicated otherwise, financial data presented in this joint proxy statement/prospectus has been taken from the Stratasys consolidated financial statements and the Desktop Metal consolidated financial statements incorporated by reference into this joint proxy statement/prospectus.
This joint proxy statement/prospectus also contains the unaudited pro forma condensed combined balance sheet of Stratasys as of June 30, 2023, after giving effect to the Merger as if it occurred on June 30, 2023 and the unaudited pro forma condensed combined statements of operations for the six months ended, June 30, 2023, and for the year ended December 31, 2022, after giving effect to the Merger as if it occurred on January 1, 2022. That information is referred to in this joint proxy statement/prospectus as the pro forma financial information. See the section of this joint proxy statement/prospectus entitled “Unaudited Pro Forma Condensed Combined Financial Information.”
The pro forma financial information set forth in this joint proxy statement/prospectus has been rounded for ease of presentation. Accordingly, in certain cases, the sum of the numbers in a column in a table may not conform to the total figure given for that column.
For additional information on the presentation of financial information in this joint proxy statement/prospectus, see the Stratasys consolidated financial statements and the Desktop Metal consolidated financial statements, in each case, that are incorporated by reference into this joint proxy statement/prospectus.

QUESTIONS AND ANSWERS
The following are answers to certain questions you may have regarding the Merger, the Merger Agreement, the Desktop Metal special meeting of stockholders, referred to as the Desktop Metal special meeting, and the Stratasys extraordinary general meeting of shareholders, which is referred to as the Stratasys EGM. You are urged to carefully read this joint proxy statement/prospectus and the other documents referred to in this joint proxy statement/prospectus in their entirety because this section may not provide all the information that is important to you regarding these matters. Additional important information is contained in the annexes to, and the documents incorporated by reference into, this joint proxy statement/prospectus. You may obtain the information incorporated by reference in this joint proxy statement/prospectus, without charge, by following the instructions under the section entitled “Where You Can Find More Information” beginning on page 221.
If you are in any doubt about this transaction you should consult an independent financial advisor.
Q:	Why am I receiving this joint proxy statement/prospectus?
A:
On May 25, 2023, Stratasys, Merger Sub and Desktop Metal entered into the Merger Agreement pursuant to which Stratasys agreed to acquire Desktop Metal in a transaction in which Merger Sub, a wholly owned subsidiary of Stratasys, will merge with and into Desktop Metal with Desktop Metal surviving as a wholly owned subsidiary of Stratasys. The Merger Agreement attached to this joint proxy statement/prospectus as Annex A governs the terms of the transaction and requires, among other things, that Stratasys hold an extraordinary general meeting of its shareholders to approve the share issuance comprising the share consideration in the Merger, and that Desktop Metal hold a special meeting of its stockholders to approve the adoption of the Merger Agreement.

Stratasys and Desktop Metal are sending these materials to their respective shareholders and stockholders to help them decide how to vote their Stratasys ordinary shares and shares of Desktop Metal Class A common stock, as the case may be, with respect to the matters to be considered at the Stratasys EGM and Desktop Metal special meeting, respectively.
Further information about the Desktop Metal special meeting, the Stratasys EGM, the Merger and the Merger Agreement is contained in this joint proxy statement/prospectus. This joint proxy statement/prospectus constitutes a proxy statement of Desktop Metal and a proxy statement/prospectus of Stratasys. It is a Desktop Metal proxy statement because the Desktop Metal board of directors is soliciting proxies from Desktop Metal stockholders using this joint proxy statement/prospectus. It is a Stratasys proxy statement because the Stratasys board of directors is soliciting proxies from Stratasys shareholders and a Stratasys prospectus because Stratasys is offering Stratasys ordinary shares to Desktop Metal stockholders in exchange for their shares of Desktop Metal Class A common stock as the Merger consideration.
This joint proxy statement/prospectus is not intended to be and is not a prospectus for the purposes of the Israeli Securities Law, 5728-1968, and the Israeli Securities Authority has not approved this joint proxy statement/prospectus.
Q:	When and where will the Desktop Metal special meeting and the Stratasys EGM take place?
A:
The Desktop Metal special meeting will be held at www.virtualshareholdermeeting.com/DM2023SM, at 9:00 a.m., Eastern time, on Thursday, September 28, 2023. The Desktop Metal special meeting will be a completely virtual meeting, which will be conducted via live webcast.

You may attend and participate in the Desktop Metal special meeting by visiting the following website: www.virtualshareholdermeeting.com//DM2023SM. To attend and participate in the Desktop Metal special meeting, you will need the 16-digit control number included on your proxy card or on the instructions that accompanied your proxy materials. If your shares are held in “street name,” you should contact your bank, broker or nominee to obtain your 16-digit control number or otherwise vote through the bank, broker or nominee. If you lose your 16-digit control number, you may join the Desktop special meeting as a “Guest” but you will not be able to vote or ask questions. The meeting webcast will begin promptly at 9:00 a.m., Eastern time. We encourage you to access the meeting prior to the start time. Online check-in will begin at 8:45 a.m. Eastern time, and you should allow ample time for the check-in procedures.

The Stratasys EGM will be held at 3:00 p.m., Israel time (which is 8:00 a.m., Eastern time), on Thursday, September 28, 2023, at the offices of Stratasys’ external legal counsel, Meitar Law Offices, 16 Abba Hillel Road, 10th floor, Ramat Gan 5250608, Israel.
If you choose to vote your shares in person at the Stratasys EGM, please bring your enclosed proxy card and means of identification. Even if you plan to attend the Stratasys EGM in person, Stratasys recommends that you vote your shares in advance as described below so that your vote will be counted if you later decide not to or become unable to attend the meeting. Please refer to the section entitled “The Stratasys Extraordinary General Meeting— Attending the Stratasys EGM” beginning on page 66 for more information.
Shares held in “street name” may be voted in person by you only if you obtain a signed legal proxy from your bank, broker or other nominee giving you the right to vote the shares at the applicable stockholder/ shareholder meeting.
Q:	What matters will be considered at each of the stockholder/shareholder meetings?
A:	At the Desktop Metal special meeting, Desktop Metal stockholders are being asked:
•	To approve the adoption of the Merger Agreement, which proposal is referred to as the Desktop Metal Merger Agreement proposal;
•
To approve, on an advisory (non-binding) basis, the Merger-related named executive officer compensation payments that will or may be paid by Desktop Metal to its named executive officers that is based on or otherwise relates to the Merger as disclosed in the section entitled “Interests of Desktop Metal’s Directors and Executive Officers in the Merger” beginning on page 181, which proposal is referred to as the Desktop Metal advisory compensation proposal; and

•
To approve the adjournment of the Desktop Metal special meeting to another date and place if necessary or appropriate to solicit additional votes in favor of the Desktop Metal Merger Agreement proposal or to ensure that any supplement or amendment to the accompanying joint proxy statement/prospectus is timely provided to Desktop Metal stockholders, which proposal is referred to as the Desktop Metal adjournment proposal.

The Desktop Metal Merger Agreement proposal, the Desktop Metal advisory compensation proposal, and the Desktop Metal adjournment proposal together are referred to as the Desktop Metal proposals.
At the Stratasys EGM, Stratasys shareholders will be presented with the following proposals:
•
Approval of certain matters to be effected in connection with the Merger Agreement and the Merger, including: (i) the issuance of Stratasys ordinary shares to the stockholders of Desktop Metal in exchange for the shares of Desktop Metal Class A common stock held by them, at a ratio of 0.123 Stratasys ordinary shares per share of Desktop Metal Class A common stock, as consideration under the Merger Agreement; (ii) the adoption of amended and restated articles of association for Stratasys with effect from immediately prior to the effective time of the Merger under the Merger Agreement, which will include, among other revisions to Stratasys’ existing articles of association, an increase of the authorized share capital of Stratasys from NIS 1,800,000, consisting of 180,000,000 ordinary shares, par value NIS 0.01 per share, to NIS 4,500,000, consisting of 450,000,000 ordinary shares, par value NIS 0.01 per share; and (iii) the election of a slate of five designees of Stratasys and five designees of Desktop Metal, as well as the combined company’s chief executive officer, as the members of Stratasys’ board of directors, each of whose term will commence on the effective time of the Merger and until the first annual general meeting of the combined company following the one-year anniversary of the effective time of the Merger and upon the due election and qualification of each designee’s respective successor, or until each respective designee’s earlier resignation, replacement or removal (this proposal is referred to as the Stratasys Merger-related proposal);

•
Subject to the approval of the Stratasys Merger-related proposal, approval of the extension of the expiration date of Stratasys’ existing shareholder rights plan for a twelve (12)-month period from its original expiration date, i.e., until July 24, 2024 (this proposal is referred to as the Stratasys rights plan extension proposal); and

•
Approval of an increase by 2,075,625, upon completion of the Stratasys EGM, and by an additional 1,065,867, upon and subject to completion of the Merger, in the number of Stratasys ordinary shares available for issuance under Stratasys’ 2022 Share Incentive Plan (this proposal is referred to as the Stratasys share incentive plan increase proposal).

The foregoing proposals to be presented at the Stratasys EGM are referred to collectively as the Stratasys proposals.
Q:	Does my vote matter?
A:	Yes, your vote is very important.
The approval of the Desktop Metal Merger Agreement proposal and the approval of the Stratasys Merger-related proposal are conditions to the completion of the Merger.
The completion of the Merger is not conditioned on the approval of the Desktop Metal adjournment proposal, the Desktop Metal advisory compensation proposal, the Stratasys rights plan extension proposal or the Stratasys share incentive plan increase proposal.
The enclosed proxy materials allow you to grant a proxy or vote your shares by mail, telephone or Internet without attending the Desktop Metal special meeting or the Stratasys EGM virtually or in person, as applicable.
Q:	What will Desktop Metal stockholders receive if the Merger is completed?
A:
In the Merger, each share of Desktop Metal Class A common stock issued and outstanding immediately prior to the effective time (other than (i) shares of Desktop Metal Class A common stock owned by Desktop Metal as treasury stock, (ii) shares of Desktop Metal Class A common stock owned by a direct or indirect wholly-owned subsidiary of Desktop Metal, and (iii) shares of Desktop Metal Class A common stock owned by Stratasys or Merger Sub) will be converted into the right to receive, subject to the Merger Agreement, 0.123 Stratasys ordinary shares, referred to as the Merger consideration.

No fractional Stratasys ordinary shares will be issued in connection with the Merger. Each holder of shares of Desktop Metal Class A common stock who would otherwise be entitled to receive a fraction of a Stratasys ordinary share (after aggregating all Stratasys ordinary shares issuable to such stockholder) will, in lieu of such fraction of a share, be paid in cash the dollar amount (rounded to the nearest whole cent), without interest, determined by multiplying such fraction by the closing price of the Stratasys ordinary shares on the last trading day before the Merger becomes effective.
Because Stratasys will issue a fixed number of Stratasys ordinary shares in exchange for each share of Desktop Metal Class A common stock, the value of the Merger consideration that Desktop Metal stockholders will receive in the Merger will depend on the market price of Stratasys ordinary shares at the time the Merger is completed. The market price of Stratasys ordinary shares when Desktop Metal stockholders receive those shares after the Merger is completed could be greater than, less than or the same as the market price of Stratasys ordinary shares on the date of this joint proxy statement/prospectus or at the time of the stockholder/shareholder meetings. Accordingly, you should obtain current stock price quotations for Stratasys ordinary shares and Desktop Metal Class A common stock before deciding how to vote with respect to the approval of the Stratasys Merger-related proposal, in the case of Stratasys shareholders, or the adoption of the Merger Agreement, in the case of Desktop Metal stockholders. Stratasys ordinary shares are traded on the Nasdaq Global Select Market, which is referred to as Nasdaq, under the symbol “SSYS.” Desktop Metal Class A common stock is traded on the New York Stock Exchange, referred to as the NYSE, under the symbol “DM”.
For more information regarding the Merger consideration to be provided to Desktop Metal stockholders if the Merger is completed, see the section entitled “The Merger Agreement—Merger Consideration” beginning on page 144.
Q:	What will holders of Desktop Metal equity awards receive in the Merger?
A:
Stock Options. At the effective time of the Merger, each option to purchase shares of Desktop Metal Class A common stock, which is referred to as a Desktop Metal Option, outstanding immediately prior to the effective time will be automatically converted into an option to purchase a number of Stratasys ordinary shares on substantially the same terms and conditions (including the same vesting and exercisability terms and conditions)

as were applicable under the incentive award plan of Desktop Metal relating to such Desktop Metal Option immediately prior to the effective time (but otherwise subject to the terms and conditions of the Stratasys equity plans), determined by multiplying the number of shares of Desktop Metal Class A common stock subject to such Desktop Metal Option immediately prior to the effective time by the exchange ratio, rounding down to the nearest whole number of shares, at a per share exercise price determined by dividing the per share exercise price of such Desktop Metal Option by the exchange ratio, rounding up to the nearest whole cent.
Restricted Stock Awards. At the effective time of the Merger, each restricted stock award of Desktop Metal, which is referred to as a Desktop Metal RSA, outstanding immediately prior to the effective time will automatically be converted into a grant of a restricted stock award of Stratasys, on substantially the same terms and conditions (including the same vesting terms and conditions) as were applicable under the incentive award plan of Desktop Metal relating to such Desktop Metal RSA immediately prior to the effective time (but otherwise subject to the terms and conditions of the Stratasys equity plans), covering a number of Stratasys ordinary shares determined by multiplying the number of shares of Desktop Metal Class A common stock covered by such Desktop Metal RSA immediately prior to the effective time by the exchange ratio, rounding down to the nearest whole number of shares.
Restricted Stock Unit Awards. At the effective time of the Merger, each restricted stock unit award of Desktop Metal, which is referred to as a Desktop Metal RSU Award, outstanding immediately prior to the effective time will automatically be cancelled in exchange for the grant of a restricted stock unit award to receive, on substantially the same terms and conditions (including the same vesting terms and conditions) as were applicable under the incentive award plan of Desktop Metal relating to such Desktop Metal RSU Award immediately prior to the effective time (but otherwise subject to the terms and conditions of the Stratasys equity plans), a number of Stratasys ordinary shares determined by multiplying the number of shares of Desktop Metal Class A common stock covered by such Desktop Metal RSU Award immediately prior to the effective time by the exchange ratio, rounding down to the nearest whole number of shares.
Q:	What effect will the Merger have on Desktop Metal’s convertible notes?
A:
Under the indenture governing Desktop Metal’s 6.0% Convertible Senior Notes due 2027 (which we refer to as the Convertible Notes), prior to the effective time, Desktop Metal, Stratasys and the trustee of the Convertible Notes will execute a supplemental indenture to, among other things, (i) change each Convertible Note holder’s right to convert Convertible Notes for shares of Desktop Metal into a right to convert Convertible Notes for the Merger consideration based on the exchange ratio on and after the effective date, and (ii) provide for Stratasys’ assumption of certain Desktop Metal’s obligations under the Convertible Notes, including providing a parent guarantee, upon consummation of the Merger, in each case pursuant to the terms of the indenture governing the Convertible Notes. At the effective time, the Convertible Notes will temporarily be exchangeable into, at the combined company’s election, cash or a combination of Stratasys ordinary shares and an amount of cash elected by Stratasys, which will at least be $1,000 per $1,000 principal amount of such Convertible Notes being exchanged.

Q:	Who is entitled to vote at the Desktop Metal special meeting and how many votes do they have?
A:
The Desktop Metal board of directors has fixed the close of business on Monday, July 31, 2023 as the record date of the Desktop Metal special meeting. If you were a holder of record of shares of Desktop Metal Class A common stock as of the close of business on the record date you are entitled to receive notice of and to vote at the Desktop Metal special meeting or any adjournments or postponements thereof. You are entitled to one vote for each share of Desktop Metal Class A common stock that you owned as of the close of business on the Desktop Metal record date. As of the close of business on the Desktop Metal record date, 322,892,034 shares of Desktop Metal Class A common stock were outstanding and entitled to vote at the Desktop Metal special meeting.

Q:	What are Desktop Metal stockholders being asked to vote on?
A:	At the Desktop Metal special meeting, Desktop Metal stockholders will be asked to vote on the following proposals, which are referred to herein as the Desktop Metal proposals:
1.	Approval of the Desktop Metal Merger Agreement proposal;
2.	Approval of the Desktop Metal advisory compensation proposal; and

3.	Approval of the Desktop Metal adjournment proposal.
Approval of the Desktop Metal Merger Agreement proposal is required for the completion of the Merger. Approval of the Desktop Metal adjournment proposal and the Desktop Metal advisory compensation proposal is not required for the completion of the Merger.
No other matters are intended to be brought before the Desktop Metal special meeting by Desktop Metal.
Q:	What vote is required to approve each proposal at the Desktop Metal special meeting?
A:	Except for the Desktop Metal adjournment proposal, the vote required to approve each of the Desktop Metal proposals listed below assumes the presence of a quorum.
Proposal	Votes Required	Effects of Abstentions and Broker Non-Votes
Desktop Metal Proposal 1: Desktop Metal Merger Agreement proposal	The affirmative vote of holders of a majority in voting power of the outstanding Desktop Metal Class A common stock entitled to vote thereon.	Abstentions and broker non-votes will have the same effect as a vote AGAINST the proposal.

Desktop Metal Proposal 2: Desktop Metal Advisory compensation proposal	The affirmative vote of the holders of a majority in voting power of the votes cast.	Abstentions and broker non-votes will have no effect.

Desktop Metal Proposal 3: Desktop Metal adjournment proposal	The affirmative vote of the holders of a majority in voting power of the votes cast.	Abstentions and broker non-votes will have no effect.
Q:	How does the Desktop Metal board of directors recommend Desktop Metal stockholders vote?
A:
The Desktop Metal board of directors unanimously recommends that you vote “FOR” the Desktop Metal Merger Agreement proposal, “FOR” the Desktop Metal advisory compensation proposal and “FOR” the Desktop Metal adjournment proposal.

In considering the recommendations of the Desktop Metal board of directors, Desktop Metal stockholders should be aware that Desktop Metal directors and executive officers have interests in the Merger that are different from, or in addition to, their interests as Desktop Metal stockholders. For a more complete description of these interests, see the information provided in the section entitled “Interests of Desktop Metal’s Directors and Executive Officers in the Merger” beginning on page 181.
Q:	Why are Desktop Metal stockholders being asked to approve on a non-binding basis the Desktop Metal advisory compensation proposal?
A:
Desktop Metal is seeking a non-binding, advisory vote to approve the compensation that may be paid or become payable to Desktop Metal’s named executive officers in connection with the Merger in accordance with SEC Rules. For more information regarding such payments, see the information provided in the section entitled “Interests of Desktop Metal’s Directors and Executive Officers in the Merger” beginning on page 181.

Q:	What happens if Desktop Metal stockholders do not approve on a non-binding basis the Desktop Metal advisory compensation proposal?
A:
Approval of the Desktop Metal advisory compensation proposal is not a condition to completion of the Merger and is a vote separate and apart from the vote on the Desktop Metal Merger Agreement proposal. Accordingly, Desktop Metal stockholders may vote in favor of the Desktop Metal Merger Agreement proposal and not in favor of the Desktop Metal advisory compensation proposal, or vice versa. Approval of the Desktop Metal advisory compensation proposal is not a condition to completion of the Merger, and it is advisory in nature only, meaning it will not be binding on Desktop Metal or Stratasys. Accordingly, if the Merger is completed, the compensation will be payable, subject only to the conditions applicable thereto, regardless of the outcome of the non-binding, advisory vote of Desktop Metal stockholders. However, Desktop Metal seeks the support of its stockholders and believes that stockholder support is appropriate as the executive compensation programs are designed to incentivize executives to successfully execute a transaction such as that contemplated by the Desktop Metal Merger Agreement proposal from its early stages until consummation.
Q:	Are there any risks relating to the Merger or the combined company that Desktop Metal stockholders should consider in deciding whether to vote on the Desktop Metal proposals?
A:
Yes. Before making any decision on whether and how to vote, Desktop Metal stockholders are urged to read carefully and in its entirety the information contained in the section entitled “Risk Factors” beginning on page 41. Desktop Metal stockholders should also read and carefully consider the risk factors of each of Desktop Metal and Stratasys that are incorporated by reference into this joint proxy statement/prospectus.

Q:	What are Stratasys shareholders being asked to vote on?
A:	At the Stratasys EGM, Stratasys shareholders will be asked to vote on the approval of the following proposals, which are referred to as the Stratasys proposals:
1.	The Stratasys Merger-related proposal;
2.	The Stratasys rights plan extension proposal (which will only be voted upon if the Stratasys Merger-related proposal is approved); and
3.	The Stratasys share incentive plan increase proposal.
The above-listed Proposals 1, 2 and 3 are referred to collectively as the Stratasys proposals. Only Proposal 1 must be approved in order for the Merger to be completed.
Q:	Why is shareholder approval being sought for each of the Stratasys proposals?
A:	Stratasys Proposal 1—Stratasys Merger-related proposal:
The Stratasys Merger-related proposal encompasses the following matters, each of which is provided for under the Merger Agreement and requires Stratasys’ shareholders’ approval pursuant to applicable law:
(i)
Share issuance pursuant to Merger Agreement— Under the Nasdaq Listing Rules, to which Stratasys is subject, shareholder approval is required prior to the issuance of any shares by Stratasys as part of the acquisition of another company if the number of shares or voting power of the shares to be issued equals or exceeds 20% of the number of shares or voting power (as applicable) of outstanding shares prior to the issuance. It is expected that the number and voting power of the Stratasys ordinary shares to be issued by Stratasys pursuant to the Merger Agreement will exceed 20% of the number and voting power of the Stratasys ordinary shares outstanding prior to such issuance. Accordingly, Stratasys shareholders are being asked to consider and approve the issuance of Stratasys ordinary shares pursuant to the Merger Agreement as part of the Merger-related proposal.

(ii)
Stratasys articles restatement— Under the Israeli Companies Law, any amendment to a company’s articles of association requires the approval of a company’s shareholders. Stratasys and Desktop Metal have agreed within the context of the Merger to make certain changes to Stratasys’ existing articles of association, in order to, among other matters, reflect certain arrangements agreed upon concerning the governance of the combined company during the first two years following the completion of the Merger. The amended and restated articles being proposed for adoption furthermore reflect certain updates to Israeli law that have been made since Stratasys’ existing articles of association were initially adopted, including, for example, the right of a U.S.-traded company such as Stratasys that lacks a controlling shareholder (as defined under the Israeli Companies Law) to comply with certain U.S. stock exchange requirements concerning board independence, and audit and compensation committee composition, in lieu of corresponding Israeli requirements, including the obligation to appoint two external directors in certain circumstances.

The amended and restated articles being proposed for adoption under the Stratasys Merger-related proposal also include an increase to the authorized share capital of Stratasys, to be reflected in Article 6 of the combined company amended and restated articles, which requires shareholder approval under the Israeli Companies Law, just as any other change to a public company’s articles of association. The increase is needed in order to consummate the Merger, since the issuance of Stratasys ordinary shares to Desktop

Metal stockholders as the Merger consideration will utilize more than the remainder of Stratasys’ existing authorized share capital. In addition, under the Stratasys shareholder rights plan, which is currently in effect until the Stratasys EGM, and for which an extension for a twelve (12)-month period from its original expiration date, i.e., until July 24, 2024, is being presented for a vote pursuant to Stratasys Proposal 2 (if the Stratasys Merger-related proposal is approved), Stratasys may potentially issue up to 69,021,732 Stratasys ordinary shares (based on outstanding Stratasys ordinary share data as of July 31, 2023). Those shares could be issued prior to the closing of the Merger even in a scenario in which the Merger is nevertheless completed. Furthermore, the increase in the number of authorized ordinary shares is needed to make available to the combined company a sufficient reserve of shares that can be utilized for ordinary course issuances, such as under the combined company’s share incentive plans and employee share purchase plan. The combined company may also require additional shares available for issuance pursuant to its contemplated growth plans from time to time, for example in order to pursue potential future strategic transactions, such as acquisitions or joint ventures, for which the company may desire to issue equity consideration to contractual counter-parties. As a leading company in the 3D printing industry, the combined company will need to have at its disposal a sufficient reserve of authorized, unissued shares, which will provide it the requisite flexibility to act quickly, subject to potential shareholder approval when required under the Israeli Companies Law, the Nasdaq Listing Rules or other applicable law.
(iii)
Election of Post-Merger Board Slate—The Merger Agreement requires the election of a newly comprised board of directors for the combined company, which will begin to serve on the effective time of the Merger and until the first annual general meeting of shareholders of the combined company to be held after the one-year anniversary of, the effective time of the Merger, and the due election and qualification of each designee’s respective successor, or until such respective designee’s earlier resignation, replacement or removal. In order to implement the joint, strategic vision of Stratasys and Desktop Metal, the parties have agreed upon the ideal make-up of the post-Merger board of directors, which will consist of five members designated by each of Desktop Metal (including Ric Fulop, as Chairman) and Stratasys (including Dov Ofer, as Lead Independent Director), as well as Dr. Yoav Zeif, the chief executive officer of the combined company. Under the Israeli Companies Law, the election of a public company’s board of directors is carried out by the shareholders, and the election of the proposed post-Merger board, as a single slate, is therefore being included in the Stratasys Merger-related proposal. The election of the post-Merger board pursuant to this proposal will also enable the combined company board to begin to work right away upon completion of the Merger to effect value creation on behalf of the combined company’s shareholders.

The Stratasys Merger-related proposal does not include the approval of the Merger or adoption of the Merger Agreement, since Stratasys shareholders are not required to provide those approvals under Israeli law, as Stratasys itself will not be merging. Accordingly, Stratasys shareholders are not being asked to vote on the Merger or the adoption of the Merger Agreement.
Stratasys Proposal 2—Stratasys rights plan extension proposal:
Stratasys’ existing shareholder rights plan was initially adopted by the Stratasys board of directors in July 2022, exercising its authority under applicable law. In connection with the execution of the Merger Agreement, the rights plan was amended by the board to extend the expiration date until the date of the Stratasys EGM. The Stratasys board of directors seeks to have Stratasys shareholders’ approval to the rights plan extension proposal (though such approval is not legally mandatory) for the extension of the duration of the rights plan for a twelve (12)-month period from its original expiration date, i.e., until July 24, 2024. Although not legally required to do so, Stratasys is nevertheless including this proposal in the agenda for the Stratasys EGM as a means to obtain from Stratasys’ shareholders their approval for the further extension of the rights plan, in support of the Stratasys board of directors. Any person could seek to opportunistically benefit from coercive or otherwise unfair takeover tactics to the detriment of the vast majority of Stratasys’ public shareholders, and that possibility may continue even after the Stratasys EGM is held and (assuming that all required regulatory approvals are obtained and all closing conditions are satisfied or waived in accordance with the terms of the Merger Agreement) the Merger is completed. The proposed extension of Stratasys’ shareholder rights plan for a twelve (12)-month period from its original expiration date, i.e., until July 24, 2024, is intended to prevent that from happening even after the Stratasys EGM and the completion of the Merger.

The presentation of the Stratasys rights plan extension proposal for a vote at the Stratasys EGM is conditioned on the approval of the Stratasys Merger-related proposal. Therefore, if the Stratasys Merger-related proposal is not approved, a vote will not be held on the Stratasys rights plan extension proposal at the Stratasys EGM.
Stratasys Proposal 3—Stratasys share incentive plan increase proposal:
Stratasys’ 2022 Share Incentive Plan, or the Stratasys 2022 Plan, was initially adopted by Stratasys’ shareholders at Stratasys 2022 annual general meeting of shareholders in August 2022, under which 1,574,000 Stratasys ordinary shares were initially reserved and available for issuance to Stratasys employees, officers and directors, consisting of 1,296,494 newly authorized shares and 277,506 shares that were initially rolled over from Stratasys’ then-expiring 2012 Omnibus Equity Incentive Plan, or the Stratasys 2012 Plan. In addition, up to an additional 5,432,789 Stratasys ordinary shares then underlying outstanding awards under the Stratasys 2012 Plan (and which were also already approved for issuance under the Stratasys 2012 Plan by Stratasys’ shareholders at previous Stratasys annual general meetings of shareholders) could become available for issuance under the Stratasys 2022 Plan (i) if the related award were to expire or be canceled, terminated, forfeited, repurchased or settled in cash in lieu of issuance of shares, for any reason, without having been exercised, or (ii) if permitted by Stratasys, if the underlying shares were tendered to pay (x) the exercise price of an award or (y) withholding tax obligations.
Given the limited size of the initial pool of Stratasys ordinary shares available under the Stratasys 2022 Plan, Stratasys is in need of additional Stratasys ordinary shares for the pool in order to enable it to continue to provide equity incentives in amounts determined appropriate by Stratasys’ compensation committee, board of directors and management. The amount needed for the pool would be significantly larger to the extent the Merger is completed, in keeping with the larger number of employees of the combined company. Similarly, the number of outstanding Stratasys ordinary shares would be greatly increased as a result of the completion of the Merger, due to the issuance of ordinary shares of the combined company to Desktop Metal’s stockholders as consideration pursuant to the Merger. Therefore, Stratasys is asking that its shareholders approve a two-staged increase in the pool under the Stratasys 2022 Plan:
•	initially, at the conclusion of the Stratasys EGM, the size of the pool under the Stratasys 2022 Plan would increase by 2,075,625, Stratasys ordinary shares; and
•	upon, and subject to, the completion of the Merger, the size of the pool under the Stratasys 2022 Plan would increase by an additional 1,065,867 Stratasys ordinary shares.
The total pool size—both upon the initial increase of the pool, at the conclusion of the Stratasys EGM, and upon the subsequent increase to the pool, upon (and subject to) completion of the Merger—would not exceed 10% of the total number of outstanding Stratasys ordinary shares on a fully diluted basis as of the applicable time, thereby staying within the limit recommended by institutional shareholder groups and proxy advisory groups.
No other matters are intended to be brought for approval before the Stratasys EGM by Stratasys.
Q:	Is the approval of each of the proposals to be presented at the Stratasys EGM required for completion of the Merger?
A:
No. Only the approval of the Stratasys Merger-related proposal at the Stratasys EGM is required for completion of the Merger. The approval of either or both of the other two Stratasys proposals—the Stratasys rights plan extension proposal and the Stratasys share incentive plan increase proposal—is not a condition to the completion of the Merger.

Q:	What vote is required to approve each proposal at the Stratasys EGM?
A:	The affirmative vote of a majority of the voting power represented at the Stratasys EGM in person or by proxy and voting on any particular proposal is required to approve that proposal.
Because the vote required to approve each of the Stratasys proposals is based on votes properly cast at the Stratasys EGM, abstentions, broker non-votes and other failures to vote, will have no effect on the outcome of the vote on any such proposals.

Q:	How does the Stratasys board of directors recommend Stratasys shareholders vote?
A:
The Stratasys board of directors unanimously recommends that you vote “FOR” each of the Stratasys Merger-related proposal, the Stratasys rights plan extension proposal and the Stratasys share incentive plan increase proposal.

In considering the recommendations of the Stratasys board of directors, Stratasys shareholders should be aware that Stratasys directors and executive officers may be deemed to have interests in the Merger that are different from, or in addition to, their interests as Stratasys shareholders. For a more complete description of these interests, see the information provided in the section entitled “Interests of Stratasys’ Directors and Executive Officers in the Merger” beginning on page 180.
Q:
How do recent events, including the recently expired unsolicited partial tender offer by Nano Dimension and the proposals received by Stratasys from 3D Systems Corporation, impact my decision as to how to vote on the Stratasys proposals at the Stratasys EGM?

A:
Stratasys was recently the subject of an unsolicited partial tender offer by Nano to purchase Stratasys ordinary shares, which was launched on May 25, 2023 and expired on July 31, 2023, which is referred to as the Nano Tender Offer. Stratasys’ board of directors expressed its unanimous recommendation to Stratasys’ shareholders that the Nano Tender Offer was inadequate and substantially undervalued Stratasys. Given recent market volatility and given the potential for any party—including, but not limited to, Nano, which still holds approximately 14.1% of the outstanding Stratasys ordinary shares as of the date of this proxy statement/prospectus—to employ coercive tactics similar to those recently employed by Nano, the extension of Stratasys’ shareholder rights plan pursuant to the Stratasys rights plan extension proposal is intended to provide the Stratasys board of directors the ability to protect Stratasys shareholders from such coercive attempts to acquire control of Stratasys. Nano or another third party could launch an additional hostile partial tender offer similar to the Nano Tender Offer, which, like the Nano Tender Offer, could be a partial tender offer and/or may be inadequate and substantially undervalue Stratasys. Any such partial tender offer, if successful, could enable Nano or such other third party to purchase the shares held by the remaining shareholders at a significant discount to the price offered in such partial tender offer, resulting in substantially reduced liquidity for such remaining shareholders.

While Nano has made public statements suggesting it may divest itself of its investment in Stratasys, in the past, Nano claimed that it was not bound by its public statements regarding its withdrawal of its nominees for the Stratasys board, and it could once again seek to gain control of Stratasys in a coercive manner to the detriment of Stratasys’ public shareholders. Such a strategy could also be employed by an unrelated third party. In order to enable the Stratasys board of directors to protect shareholders from such tactics (even after consummation of the Merger), the Stratasys board of directors encourages Stratasys shareholders to approve the Stratasys rights plan extension proposal under which the plan would be extended to the one-year anniversary of its original termination date, i.e., until July 24, 2024.
Stratasys has also received multiple unsolicited proposals from 3D Systems Corporation, or 3D Systems, to acquire Stratasys. While Stratasys’ board of directors initially determined that 3D Systems’ July 13, 2023 revised proposal (proposing to acquire Stratasys for $7.50 in cash and 1.5444 newly issued shares of common stock of 3D Systems per Stratasys ordinary share) would reasonably be expected to result in a “Superior Proposal” pursuant to the terms of the Merger Agreement, as of the date of this joint proxy statement/prospectus, Stratasys has communicated its concerns regarding the latest 3D Systems proposal to 3D Systems and that the latest 3D Systems proposal was not itself a transaction which Stratasys would be prepared to enter into. While Stratasys, 3D Systems and their respective management teams and advisors may engage in discussions, as of the date of this joint proxy statement/prospectus, the Stratasys board of directors has not determined that the latest 3D Systems proposal constitutes a “Superior Proposal” pursuant to the terms of the Merger Agreement and the Stratasys board has not changed its unanimous approval, recommendation and declaration of advisability of the Merger with Desktop Metal. The Stratasys board of directors strongly encourages you to vote in favor of the Stratasys Merger-related proposal at the Stratasys EGM, and to thereby enable the value-adding Merger with Desktop Metal.

Q:	Are there any risks relating to the Stratasys Merger-related proposal or the combined company that Stratasys shareholders should consider in deciding how to vote on the Stratasys proposals?
A:
Yes. Before making any decision on whether and how to vote, Stratasys shareholders are urged to read carefully and in its entirety the information contained in the section entitled “Risk Factors” beginning on page 41. Stratasys shareholders should also read and carefully consider the risk factors of each of Desktop Metal and Stratasys that are incorporated by reference into this joint proxy statement/prospectus.

Q:	How do I vote my Desktop Metal Class A common stock?
A:	If you are a stockholder of record of Desktop Metal as of the Desktop Metal record date, you may vote by granting a proxy. Specifically, you may vote:
•	By Internet—You can vote over the Internet at www.proxyvote.com by following the instructions on the proxy card;
•	by Telephone—You can vote by telephone by calling 1-800-690-6903 and following the instructions on the proxy card;
•	by Mail—You can vote by mail by signing, dating and mailing the proxy card, which you may have received by mail; or
•
Electronically at the Meeting—If you attend the meeting online, you will need the 16-digit control number included on your proxy card or on the instructions that accompanied your proxy materials to vote electronically during the meeting.

Internet and telephone voting facilities for stockholders of record will be available 24 hours a day and will close at 11:59 p.m. Eastern time, on September 27, 2023. To participate in the Desktop Metal special meeting, including to vote via the Internet or telephone, you will need the 16-digit control number included on your proxy card or on the instructions that accompanied your proxy materials.
Whether or not you expect to attend the Desktop Metal special meeting online, we urge you to vote your shares as promptly as possible to ensure your representation and the presence of a quorum at the Desktop Metal special meeting. If you submit your proxy, you may still decide to attend the Desktop Metal special meeting and vote your shares electronically.
Beneficial Owners of Shares Held in “Street Name.” If your shares are held in “street name” through a bank, broker or other nominee, you will receive instructions on how to vote from the bank, broker or other nominee. You must follow their instructions in order for your shares to be voted. Internet and telephone voting also may be offered to stockholders owning shares through certain banks, brokers and other nominees. If your shares are not registered in your own name and you would like to vote your shares online at the Desktop Metal special meeting, you should contact your bank, broker or other nominee to obtain your 16-digit control number or otherwise vote through the bank, broker or other nominee. If you lose your 16-digit control number, you may join the Desktop Metal special meeting as a “Guest” but you will not be able to vote, ask questions or access the list of stockholders as of the Desktop Metal record date.
You will need to obtain your own Internet access if you choose to attend the Desktop Metal special meeting online and/or vote over the Internet.
Additional information on attending the Desktop Metal special meeting can be found under the section entitled “The Desktop Metal Special Meeting” beginning on page 81.
Q:	How do I vote my Stratasys ordinary shares?
A:	Record Shareholders:
If you are a shareholder of record of Stratasys as of the Stratasys record date, you may submit your proxy before the Stratasys EGM in one of the following ways:
1.	visit the website www.proxyvote.com to submit your proxy via the Internet;
2.	call the toll-free number for telephone proxy submission shown on your proxy card; or
3.	complete, sign, date and return the enclosed proxy card in the enclosed envelope.

To be effective for Stratasys voting, the proxy card duly completed and executed, together with any authority under which it is executed, or a copy thereof certified, must be received by our agent tallying the votes for the Stratasys EGM by 11:59 p.m., Eastern time, on September 27, 2023 (the day before the Stratasys EGM) in order to be counted towards the tally of votes at the Meeting. In the alternative, the proxy card may be deposited at the Israeli headquarters of Stratasys, so as to be received no later than four hours before the start of the Stratasys EGM, i.e., by 11:00 a.m., Israel time/ 4:00 a.m., Eastern Time, on September 28, 2023. If the Stratasys EGM is adjourned, the corresponding deadlines for submitting your proxy card will apply prior to the start of the adjourned meeting.
Alternatively, if you are submitting your proxy electronically, via the Internet (at www.proxyvote.com) (subject to the applicable terms and conditions), you may do so until 11:59 p.m., Eastern time, on September 27, 2023, or if the Stratasys EGM is adjourned, by 11:59 p.m., Eastern time, on the day that falls more than 24 hours before the time appointed for the adjourned meeting.
You may also cast your vote in person at Stratasys EGM. Even if you plan to attend the Stratasys EGM, Stratasys recommends that you vote your shares in advance as described above so that your vote will be counted if you later decide not to or become unable to attend the Stratasys EGM.
“Street Name” Shareholders:
If your shares are held in “street name,” through a broker, bank or other nominee, that institution will send you separate instructions describing the procedure for voting your shares, whether online, via telephone or through a physical voting instruction form. Generally, you may submit your vote by going to www.proxyvote.com and by following the instructions on how to complete an electronic voting instruction form. Voting instructions must be received from a “street name” shareholder by 11:59 p.m., Eastern time, on September 27, 2023 (the day before the Stratasys EGM) in order to be counted towards the tally of votes at the Meeting.
“Street name” shareholders who wish to vote in person at the meeting will need to obtain a proxy from their broker, bank or other nominee that authorizes them to vote their shares and shows how many shares they hold (and must bring appropriate identification to the Stratasys EGM).
Additional information on attending the Stratasys EGM can be found under the section entitled “The Stratasys Extraordinary General Meeting” beginning on page 63.
Q:	What if I sell my shares of Desktop Metal Class A common stock before the Desktop Metal special meeting, or I sell my Stratasys ordinary shares before the Stratasys EGM?
A:
If you transfer your shares of Desktop Metal Class A common stock after the Desktop Metal record date but before the Desktop Metal special meeting, you will, unless you provide the transferee of your shares with a proxy, retain your right to vote at the Desktop Metal special meeting, but will have transferred the right to receive the Merger Consideration. In order to receive the Merger Consideration as a result of the Merger, you must hold your shares through the effective time of the Merger, which is referred to as the effective time.

If you transfer your Stratasys ordinary shares after the Stratasys record date but before the Stratasys EGM, you will, unless you provide the transferee of your shares with a proxy, retain your right to vote at the Stratasys EGM.
Q:	Who will solicit and pay the cost of soliciting proxies?
A:
Stratasys has engaged Morrow Sodali LLC, referred to as Morrow Sodali, to assist in the solicitation of proxies for the Stratasys EGM. Stratasys estimates that Stratasys will pay Morrow Sodali a fee not to exceed $100,000, plus costs and expenses. Stratasys has agreed to indemnify Morrow Sodali against various liabilities and expenses that relate to or arise out of its solicitation of proxies (subject to certain exceptions).

Desktop Metal has engaged D.F. King & Co., Inc., referred to as DF King, to assist in the solicitation of proxies for the Desktop Metal special meeting. Desktop Metal estimates that it will pay DF King a fee of approximately $25,000, plus reimbursement for certain fees and expenses. Desktop Metal has agreed to indemnify DF King against various liabilities and expenses that relate to or arise out of its solicitation of proxies (subject to certain exceptions).

Stratasys and Desktop Metal also may be required to reimburse banks, brokers and other custodians, nominees and fiduciaries or their respective agents for their expenses in forwarding proxy materials to beneficial owners of Stratasys ordinary shares and Desktop Metal Class A common stock, respectively.
Stratasys’ directors, officers and employees and Desktop Metal’s directors, officers and employees also may solicit proxies by telephone, by electronic means or in person. They will not be paid any additional amounts for soliciting proxies.
Q:	Should I send in my Desktop Metal stock certificates or otherwise attempt to surrender my Desktop Metal book-entry shares now?
A:
No. To the extent Desktop Metal stockholders have certificated shares, such Desktop Metal stockholders should keep their existing stock certificates at this time. Similarly, holders of Desktop Metal stock that is held in book-entry form should not go about trying to surrender their shares currently. After the Merger is completed, Desktop Metal stockholders will receive from the exchange agent a letter of transmittal and written instructions for exchanging their stock certificates, or instructions as to how the share exchange process will work for receipt of the Merger consideration for shares held in book-entry form or in “street name” (by a bank, broker or other nominee).

Q:	What constitutes a quorum for the Desktop Metal special meeting?
A:
The holders of record of a majority of the voting power of the issued and outstanding shares of capital stock entitled to vote must be present in person or virtually or represented by proxy to constitute a quorum for the Desktop Metal special meeting. Abstentions are counted as present and entitled to vote for purposes of determining a quorum. Shares represented by “broker non-votes” (as described below) are counted as present and entitled to vote for purposes of determining a quorum. The proposals for consideration at the Desktop Metal special meeting are considered “non-routine” matters under the rules of the NYSE, and, therefore, shares of Desktop Metal special meeting held in “street name” through a bank, broker or other nominee will not be counted as present for the purpose of determining the existence of a quorum if no instructions have been provided to such entity on how to vote on any such proposals.

Q:	What constitutes a quorum for the Stratasys EGM?
A:
The presence of two (2) or more shareholders (present by proxy or in person) holding at least 25% of the voting rights (equivalent to 25% of the outstanding number of ordinary shares) in Stratasys as of the record date for the Stratasys EGM is necessary to constitute a quorum. A person holding a proxy may be deemed to be two or more Stratasys shareholders for purposes of determining a quorum if such person holds the proxy of more than one shareholder. Abstentions and shares represented by “broker non-votes” (as described below) are counted as present and entitled to vote for purposes of determining a quorum.

If within one-half hour after the time appointed for the Meeting, a quorum is not present, the Stratasys EGM will be adjourned to the same day, in the following week, at the same hour and at the same place. At such adjourned meeting, any two or more Stratasys shareholders present in person or by proxy will constitute a quorum, regardless of the number of Stratasys ordinary shares held by them.
Q:	What is the difference between holding shares as a shareholder of record and as a beneficial owner of shares held in “street name”?
A:
If your shares are registered directly in your name with the issuer’s transfer agent, you are considered the shareholder of record with respect to those shares. As the shareholder of record, you have the right to vote, or to grant a proxy for your vote to a third party to vote. If your shares are held by a bank, broker or other nominee, you are considered the beneficial owner of shares held in “street name,” and your bank, broker or other nominee is considered the shareholder of record with respect to those shares. Your bank, broker or other nominee will send you, as the beneficial owner, a package describing the procedure for voting your shares. You should follow the instructions provided by them to vote your shares.

Q:	What is a “broker non-vote”?
A:
A broker non-vote occurs if you hold your shares in street name, do not provide voting instructions to your broker on a proposal, and your broker does not have discretionary authority to vote on such proposal. In such circumstances, the organization that holds your shares may generally vote on “routine” matters, but cannot vote on “non-routine” matters. All of the proposals currently scheduled for consideration at the Desktop Metal special meeting and the Stratasys EGM are “non-routine” matters and a broker will lack the authority to vote shares at its discretion on such proposals.
Q:	If my shares are held in “street name” by a broker, bank or other nominee, will my broker, bank or other nominee vote my shares for me?
A:
If your shares are held in “street name” in a stock brokerage account or by a broker, bank or other nominee, you must provide the record holder of your shares with instructions on how to vote your shares. Please follow the voting instructions provided by your broker, bank or other nominee. Please note that you may not vote shares held in “street name” by returning a proxy card directly to Desktop Metal or Stratasys or by voting in person at your respective company’s stockholder or shareholder meeting unless you obtain a “legal proxy,” which you must obtain from your broker, bank or other nominee.

Under the rules of Nasdaq and the NYSE, brokers who hold shares in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, brokers are not allowed to exercise their voting discretion with respect to the approval of matters listed in Nasdaq Rule 2251 or NYSE Rule 452, as applicable, without specific instructions from the beneficial owner. It is expected that all proposals to be voted on at the Desktop Metal special meeting and the Stratasys EGM will be “non-routine” matters.
If you are a Desktop Metal stockholder and you do not instruct your broker, bank or other nominee on how to vote your shares your broker, bank or other nominee may not vote your shares on any Desktop Metal proposal.
If you are a Stratasys shareholder and you do not instruct your broker, bank or other nominee on how to vote your shares, your broker, bank or other nominee may not vote your shares on any Stratasys proposal.
Q:	What if a Desktop Metal stockholder or Stratasys shareholder does not vote or returns a proxy or voting instruction form with an “abstain” vote?
A:
Desktop Metal: If you are a Desktop Metal stockholder and you fail to vote, fail to submit a proxy or fail to return a voting instruction form instructing your bank, broker or other nominee how to vote on the Desktop Metal Merger Agreement proposal, this will have the same effect as a vote cast against the Desktop Metal Merger Agreement proposal and will not count towards determining whether a quorum is present. If you are a Desktop Metal stockholder and you fail to vote, fail to submit a proxy or fail to return a voting instruction form instructing your bank, broker or other nominee how to vote on the Desktop Metal adjournment proposal or the Desktop Metal advisory compensation proposal, this will have no effect on the vote count for such proposal, and will not count towards determining whether a quorum is present. If you respond with an “abstain” vote on the Desktop Metal Merger Agreement proposal, this will have the same effect as a vote cast against the Desktop Metal Merger Agreement proposal, but will count towards determining whether a quorum is present. If you respond with an “abstain” vote on the Desktop Metal adjournment proposal or the Desktop Metal advisory compensation proposal, this will have no effect on the vote count for such proposal, but will count towards determining whether a quorum is present.

Stratasys: If you are a Stratasys shareholder and you fail to vote, fail to submit a proxy or fail to return a voting instruction form instructing your broker, bank or other nominee how to vote on any of Stratasys Proposals 1, 2, or 3 (i.e., the Stratasys Merger-related proposal, the Stratasys rights plan extension proposal, or the Stratasys share incentive plan increase proposal), this will have no effect on the vote count for those proposals, and will furthermore not count towards determining whether a quorum is present.
Q:	What will happen if I sign and return my proxy card without indicating how to vote?
A:
If you sign and return your proxy card without indicating how to vote on any particular proposal (and you do not change your vote after delivering your proxy card), the shares of Desktop Metal Class A common stock represented by your proxy card will be voted for each Desktop Metal proposal in accordance with the recommendation of the Desktop Metal board of directors, or the Stratasys ordinary shares represented by your proxy card will be voted for each Stratasys proposal in accordance with the recommendation of the Stratasys board of directors.

Q:	If I am a stockholder or shareholder of record, may I change my vote after I have delivered my proxy?
A:	Desktop Metal: Yes. If you are a Desktop Metal stockholder of record, you may revoke your proxy and change your vote:
•	by submitting a duly executed proxy bearing a later date;
•	by granting a subsequent proxy through the Internet or telephone;
•	by giving written notice of revocation to the Secretary of Desktop Metal prior to or at the Desktop Metal special meeting; or
•	by voting online at the Desktop Metal special meeting
Your most recent proxy card or Internet or telephone proxy is the one that is counted. Your attendance at the Desktop Metal special meeting by itself will not revoke your proxy unless you give written notice of revocation to the Secretary before your proxy is voted or you vote online at the Desktop Metal special meeting.
Stratasys: If you are a Stratasys shareholder of record, you may change your vote or revoke a proxy before the Stratasys EGM by:
•
delivering written notice to the Chief Legal Officer of Stratasys, to the below address, that is received at least four hours prior to the commencement of the Stratasys EGM stating that you have revoked your proxy:

Stratasys Ltd.
1 Holtzman Street, Science Park
P.O. Box 2496
Rehovot, Israel 76124
Attention: Vered Ben Jacob, Chief Legal Officer
•	signing and returning by mail a proxy card with a later date so that it is received by Stratasys prior to the commencement of the Stratasys EGM; or
•	attending the Stratasys EGM and voting in person.
Q:	If I hold my shares in “street name,” can I change my voting instructions after I have submitted voting instructions to my bank, broker or other nominee?
A:
If your shares are held in “street name”, i.e., held of record by a bank, broker or other nominee, and you previously provided voting instructions to your bank, broker or other nominee, you should follow the instructions provided by your bank, broker or other nominee to revoke or change your voting instructions. You may also change your vote or revoke your proxy in person at the Desktop Metal special meeting or Stratasys EGM if you obtain a signed proxy from the record holder (broker, bank or other nominee) giving you the right to vote the shares.

Q:	What should I do if I receive more than one set of voting materials?
A:
Desktop Metal stockholders and Stratasys shareholders may receive more than one set of voting materials, including multiple copies of this joint proxy statement/prospectus and multiple proxy cards or voting instruction forms. For example, if you hold Desktop Metal Class A common stock, or Stratasys ordinary shares, in more than one brokerage account, you will receive a separate voting instruction form for each brokerage account in which you hold such shares. If you are a holder of record of Desktop Metal Class A common stock, or Stratasys ordinary shares, and your shares are registered in more than one name, you will receive more than one proxy card. In addition, if you are a holder of both Desktop Metal Class A common stock, and Stratasys ordinary shares, you will receive one or more separate proxy cards or voting instruction forms for each company. Please complete, sign, date and return each proxy card and voting instruction form that you receive or otherwise follow the voting instructions set forth in this joint proxy statement/prospectus to ensure that you vote every share of Desktop Metal Class A common stock and/or every Stratasys ordinary share that you own.

Q:	What if I hold shares in both Desktop Metal and Stratasys?
A:
If you are both a stockholder of Desktop Metal and a shareholder of Stratasys, you will receive two separate packages of proxy materials. A vote cast as a Desktop Metal stockholder will not count as a vote cast as a

Stratasys shareholder, and a vote cast as a Stratasys shareholder will not count as a vote cast as a Desktop Metal stockholder. Therefore, please separately submit a proxy or voting instruction form for each of your shares of Desktop Metal Class A common stock and your Stratasys ordinary shares.
Q:	Where can I find the voting results of the Desktop Metal special meeting and the Stratasys EGM?
A:
Preliminary voting results will be announced at the Desktop Metal special meeting and the Stratasys EGM and will be set forth in press releases that Desktop Metal and Stratasys intend to issue after the Desktop Metal special meeting and the Stratasys EGM, respectively. Final voting results for the Desktop Metal special meeting and the Stratasys EGM are expected to be filed by Desktop Metal and Stratasys with the SEC within four (4) business days after the Desktop Metal special meeting and the Stratasys EGM, as applicable.

Q:	Are Desktop Metal stockholders or Stratasys shareholders entitled to seek appraisal rights if they do not vote in favor of the adoption of the Merger Agreement?
A:
No. In accordance with the DGCL, which governs the Merger, no appraisal rights are available to Desktop Metal stockholders in connection with the Merger. Stratasys shareholders are also not entitled to appraisal rights under Israeli law in connection with the Merger or the other transactions contemplated by the Merger Agreement.

Q:	What are the U.S. federal income tax consequences of the Merger to the Desktop Metal stockholders?
A:
Subject to the limitations and qualifications described in the section entitled “Material U.S. Federal Income Tax Considerations of the Merger” below, it is intended that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder, which we refer to as the Intended U.S. Tax Treatment. However, the closing of the Merger is not conditioned upon the receipt of an opinion of counsel or a ruling from the Internal Revenue Service (the “IRS”) regarding the U.S. federal income tax treatment of the Merger, and no opinion of counsel or ruling from the IRS will be requested regarding such treatment. Accordingly, there can be no assurance that the IRS will not challenge the qualification of the Merger for the Intended U.S. Tax Treatment or that a court will not sustain such a challenge by the IRS.

Assuming that the Merger qualifies for the Intended U.S. Tax Treatment, a U.S. holder (as defined below under the section entitled “Material U.S. Federal Income Tax Considerations of the Merger—U.S. Holders”) that exchanges shares of Desktop Metal Class A common stock in the Merger for Stratasys ordinary shares generally should not recognize any gain or loss on such exchange, except with respect to cash received in lieu of fractional shares of Stratasys ordinary shares (as discussed below), subject to Section 367(a) of the Code discussed below.
If the Merger does not qualify for the Intended U.S. Tax Treatment (and does not otherwise qualify for tax-deferred treatment under another section of the Code), the Merger would be a taxable transaction in which a U.S. holder of Desktop Metal Class A common stock generally would recognize gain or loss in an amount equal to the difference, if any, between the fair market value as of the effective time of the Merger of the Stratasys ordinary shares received by such U.S. holder, and such U.S. holder’s adjusted tax basis in the Desktop Metal Class A common stock exchanged therefor.
In addition, Section 367(a) of the Code generally requires a U.S. holder of securities in a U.S. corporation to recognize gain (but not loss) when such securities are exchanged for stock or securities of a non-U.S. corporation in an exchange that would otherwise qualify for tax-deferred treatment unless certain conditions are met. At this time, there is significant uncertainty as to whether all of these conditions will be met with respect to the Merger. The application of Section 367(a) of the Code to the Merger is complex and depends on factors that cannot be determined until following the closing of the Merger, as well as the interpretation of legal authorities which are not entirely clear and are subject to change. Accordingly, there can be no assurance that the IRS will not take the position that Section 367(a) of the Code applies to cause U.S. holders to recognize gain (but not loss) as a result of the Merger or that a court will not agree with such a position of the IRS in the event of litigation.
Non-U.S. holders (as defined below under the section entitled “Material U.S. Federal Income Tax Considerations of the Merger—Non-U.S. Holders”) generally will not be subject to U.S. federal income tax or withholding tax on any gain realized upon the exchange of Desktop Metal Class A common stock for Stratasys ordinary shares, subject to the discussions and exceptions discussed below under the section entitled “Material U.S. Federal Income Tax Considerations of the Merger—Non-U.S. Holders—The Merger” and the section entitled “Material U.S. Federal Income Tax Considerations of the Merger—Information Reporting and Backup Withholding.”

For a more complete discussion of the U.S. federal income tax considerations of the Merger, including the application of Section 367(a) of the Code, see the section entitled “Material U.S. Federal Income Tax Considerations of the Merger” below.
Q:	When is the Merger expected to be completed?
A:
Subject to receipt of required regulatory approvals and satisfaction or waiver of the other conditions to completion of the Merger, Stratasys and Desktop Metal expect that the Merger will be completed in the fourth quarter of 2023. Neither Desktop Metal nor Stratasys can predict the actual date on which the Merger will be completed, or if the Merger will be completed at all, because completion is subject to conditions and factors outside the control of both companies. See the sections entitled “The Merger Agreement—Reasonable Best Efforts and Regulatory Approvals” beginning on page 156 and “Risk Factors—Risks Relating to the Merger—There is no assurance when or if the Merger will be completed” beginning on page 42.

Q:	What are the conditions to the completion of the Merger?
A:
In addition to approval of the Desktop Metal Merger Agreement proposal by Desktop Metal stockholders and approval of the Stratasys Merger proposals by Stratasys shareholders, completion of the Merger is subject to the satisfaction or waiver of a number of other conditions, including the receipt of certain regulatory clearances. See the section entitled “The Merger Agreement—Conditions to the Closing of the Merger” beginning on page 159.

Q:	What effect will the Merger have on Desktop Metal and Stratasys?
A:
The Merger is structured as a “reverse triangular Merger,” in which Merger Sub, a wholly owned subsidiary of Stratasys, will merge with and into Desktop Metal, with Desktop Metal surviving the Merger as a wholly owned subsidiary of Stratasys. Upon consummation of the Merger, Desktop Metal will no longer be a public company and its shares will be delisted from the NYSE, deregistered under the Exchange Act and cease to be publicly traded. Desktop Metal stockholders will receive Merger consideration consisting of Stratasys ordinary shares in the Merger. Stratasys ordinary shares will continue to be listed on Nasdaq and trade under the symbol “SSYS”, will continue to be registered under the Exchange Act, and Stratasys will continue to be subject to its reporting obligations under the Exchange Act.

Q:	What happens if the Merger is not completed?
A:
If the Merger is not completed, Desktop Metal stockholders will not receive any consideration for their shares of Desktop Metal Class A common stock. Instead, Desktop Metal and Stratasys will remain independent public companies and their shares of Class A common stock or ordinary shares, as applicable, will continue to be listed and traded separately on the NYSE and Nasdaq, respectively. If the Merger Agreement is terminated under specified circumstances, Desktop Metal may be required to pay Stratasys and Merger Sub a termination fee of $18.6 million or an expense reimbursement in an amount not to exceed $10 million, or Stratasys and Merger Sub may be required to pay Desktop Metal a termination fee of $32.5 million or $19 million or an expense reimbursement not to exceed $10 million. See the section entitled “The Merger Agreement—Termination Fees and Expense Reimbursement” beginning on page 163 for a more detailed discussion of the termination fees.

Q:	What respective equity stakes will Stratasys shareholders and Desktop Metal stockholders hold in the combined company immediately following the Merger?
A:
Based on the number of Stratasys ordinary shares and shares of Desktop Metal Class A common stock outstanding on May 25, 2023, and the exchange ratio of 0.123 Stratasys ordinary shares per one share of Desktop Metal Class A common stock issuable in the Merger, Stratasys and Desktop Metal estimate that, immediately following completion of the Merger, former Desktop Metal stockholders and existing Stratasys shareholders will hold, in the aggregate, approximately 41% and 59%, respectively, of the shares of Stratasys on a fully-diluted basis. The exact equity stake of current Stratasys shareholders and former Desktop Metal stockholders in the combined company immediately following the Merger will depend on the number of Stratasys ordinary shares and Desktop Metal Class A common stock issued and outstanding immediately prior to the Merger.

Q:	What do I need to do now?
A:
You should read this joint proxy statement/prospectus carefully and in its entirety, including the annexes, and return your completed, signed and dated proxy card(s) by mail in the enclosed envelope or submit your voting instructions by telephone or over the Internet as soon as possible so that your shares will be voted in accordance with your instructions.

Please do not submit your Desktop Metal stock certificates at this time. If the Merger is completed, you will receive instructions for surrendering your Desktop Metal stock certificates in exchange for Stratasys ordinary shares from the exchange agent. More information may be found in the sections entitled “The Merger—Exchange of Shares” beginning on page 143 and “The Merger Agreement—Exchange of Shares” beginning on page 145.
Q:	Who should I contact if I have any questions about the proxy materials or voting?
A:
If you have any questions about the proxy materials or if you need assistance submitting your proxy or voting your shares or need additional copies of this joint proxy statement/prospectus or the enclosed proxy card or voting instruction form, you should contact the proxy solicitation agent for the company in which you hold shares.

Desktop Metal stockholders should contact DF King, the proxy solicitation agent for Desktop Metal, at 48 Wall Street, New York, New York 10005. Desktop Metal stockholders may call DF King collect at 1-212-269-5550 or toll-free at 1-877-478-5045, or email DM@dfking.com.
Stratasys shareholders should contact Morrow Sodali LLC, the proxy solicitation agent for Stratasys, at 509 Madison Avenue, Suite 1206, New York, NY 10022. Stratasys shareholders may call Morrow Sodali at 1-800-662-5200 (toll-free within the United States) or at 1-203-658-9400 (outside the United States) or email Morrow Sodali at: SSYS@info.morrowsodali.com.
Q:	Where can I find more information about Desktop Metal and Stratasys?
A:	You can find more information about Desktop Metal and Stratasys from the various sources described under the section entitled “Where You Can Find More Information” beginning on page 221.

SUMMARY
For your convenience, provided below is a brief summary of certain information contained in this joint proxy statement/prospectus. This summary highlights selected information from this joint proxy statement/prospectus and does not contain all of the information that may be important to you as a Stratasys shareholder or a Desktop Metal stockholder. To understand the Merger fully and for a more complete description of the terms of the Merger Agreement, you should read carefully this entire joint proxy statement/prospectus, the annexes hereto and the other documents incorporated herein by reference. Items in this summary include a page reference directing you to a more complete description of those items. You may obtain the information incorporated by reference into this joint proxy statement/prospectus without charge by following the instructions under the section entitled “Where You Can Find More Information” beginning on page 221.
The Parties to the Merger (Page 62)
Stratasys Ltd.
Stratasys is a global leader in polymer-based 3D printing solutions, which it provides at every stage of the product life cycle, with multiple technologies and complete solutions for superior application fit, across industrial, healthcare and consumer fields. Stratasys focuses, in particular, on polymer 3D printing solutions that address the fastest-growing manufacturing solutions, which it views as the biggest potential growth opportunity in the 3D printing industry. Leveraging distinct competitive advantages that include a broad set of best-in-class 3D printing platforms, software, materials and technology partner ecosystems, innovative leadership, and a global GTM infrastructure, Stratasys is positioned to further expand its leadership in this significant and growing global marketplace Stratasys is a public company incorporated in Israel and operates under the Israeli Companies Law. Stratasys has dual headquarters. Its registered office and one of its two principal places of business is located at 1 Holtzman Street, Science Park, P.O. Box 2496, Rehovot 76124, Israel, and its telephone number at that office is (+972)-74-745-4314. Stratasys’ other principal place of business is located at 7665 Commerce Way, Eden Prairie, Minnesota 55344, and its telephone number there is (952) 937-3000.
Tetris Sub Inc.
Tetris Sub Inc., a Delaware corporation and a wholly owned subsidiary of Stratasys, was formed solely for the purpose of facilitating the Merger. Merger Sub has not carried on any activities or operations to date, except for those activities incidental to its formation and undertaken in connection with the Merger and the other transactions contemplated by the Merger Agreement. By operation of the Merger, Merger Sub will be merged with and into Desktop Metal, with Desktop Metal surviving the Merger as a wholly owned subsidiary of Stratasys. Merger Sub’s principal executive office is located at c/o Stratasys Ltd., 7665 Commerce Way, Eden Prairie, Minnesota, 55344, and its telephone number is (952) 937-3000.
Desktop Metal, Inc.
Desktop Metal, Inc. is pioneering a new generation of additive manufacturing technologies focused on Additive Manufacturing 2.0, the volume production of end-use parts. Founded in 2015, Desktop Metal offers a comprehensive portfolio of integrated additive manufacturing solutions comprised of hardware, software, materials and services with support for metals, polymers, elastomers, ceramics, sands, composites, wood and biocompatible materials. Desktop Metal’s solutions span use cases across the product life cycle, from product development to mass production and aftermarket operations, and they address an array of industries, including automotive, healthcare and dental, consumer products, heavy industry, aerospace, machine design and research and development.
Desktop Metal’s principal executive offices are located at 63 Third Avenue, Burlington, Massachusetts, 01803 and its telephone number is +1-978-224-1244.
The Merger and the Merger Agreement (Page 90 and 144)
The terms and conditions of the Merger are contained in the Merger Agreement, a copy of which is attached as Annex A to this joint proxy statement/prospectus. You are encouraged to read the Merger Agreement carefully and in its entirety, as it is the primary legal document that governs the Merger.
Pursuant to the Merger Agreement, Merger Sub will merge with and into Desktop Metal. At the effective time, the separate existence of Merger Sub will cease, and Desktop Metal will be the surviving corporation and a wholly owned subsidiary of Stratasys. Following the Merger, Desktop Metal Class A common stock will be delisted from the NYSE, deregistered under the Exchange Act and will cease to be publicly traded.

Merger Consideration (Page 90)
In the Merger, each share of Desktop Metal Class A common stock (other than excluded shares, as defined in the section entitled “The Merger—Merger Consideration” beginning on page 90) will be converted automatically into the right to receive 0.123 Stratasys ordinary shares, which number is referred to as the exchange ratio. The exchange ratio is fixed and will not be adjusted for changes in the market price of either Stratasys ordinary shares or Desktop Metal Class A common stock prior to completion of the Merger. No fractional Stratasys ordinary shares will be issued upon the conversion of shares of Desktop Metal Class A common stock pursuant to the Merger Agreement. Each Desktop Metal stockholder that otherwise would have been entitled to receive a fraction of a Stratasys ordinary share will be entitled to receive cash in lieu of a fractional share. At the effective time of the Merger, all excluded shares will be cancelled and will cease to exist, and no payment will be made in respect of such shares.
Stratasys shareholders will continue to own the Stratasys ordinary shares held by them immediately prior to the Merger, and such shares will not be affected by the Merger.
For more information on the exchange ratio and the Merger consideration, see the sections entitled “The Merger—Merger Consideration” beginning on page 90 and “The Merger Agreement—Merger Consideration” beginning on page 144.
Treatment of Desktop Metal Equity Awards (Page 181)
Desktop Metal Stock Options
At the effective time of the Merger, each option to purchase Desktop Metal Class A common stock, which is referred to as a Desktop Metal Option, outstanding immediately prior to the effective time will automatically be converted into an option to purchase a number of Stratasys ordinary shares on substantially the same terms and conditions (including the same vesting and exercisability terms and conditions) as were applicable under the incentive award plan of Desktop Metal relating to such Desktop Metal Option immediately prior to the effective time (but otherwise subject to the terms and conditions of the Stratasys equity plans), determined by multiplying the number of shares of Desktop Metal Class A common stock subject to such Desktop Metal Option immediately prior to the effective time by the exchange ratio, rounding down to the nearest whole number of shares, at a per share exercise price determined by dividing the per share exercise price of such Desktop Metal Option by the exchange ratio, rounding up to the nearest whole cent.
Desktop Metal Restricted Stock Awards
At the effective time of the Merger, each restricted stock award of Desktop Metal, which is referred to as a Desktop Metal RSA, outstanding immediately prior to the effective time will automatically be converted into a grant of a restricted stock award of Stratasys, on substantially the same terms and conditions (including the same vesting terms and conditions) as were applicable to the Desktop Metal RSA immediately prior to the effective time, covering a number of Stratasys ordinary shares determined by multiplying the number of shares of Desktop Metal Class A common stock covered by such Desktop Metal RSA immediately prior to the effective time by the exchange ratio, rounding down to the nearest whole number of shares.
Desktop Metal Restricted Stock Unit Awards
At the effective time of the Merger, each restricted stock unit award of Desktop Metal, which is referred to as a Desktop Metal RSU Award, outstanding immediately prior to the effective time will automatically be cancelled in exchange for the grant of a restricted stock unit award to receive, on substantially the same terms and conditions (including the same vesting terms and conditions) as were applicable under the incentive award plan of Desktop Metal relating to such Desktop Metal RSU immediately prior to the effective time (but otherwise subject to the terms and conditions of the Stratasys equity plans), a number of Stratasys ordinary shares determined by multiplying the number of shares of Desktop Metal Class A common stock covered by that Desktop Metal RSU Award immediately prior to the effective time by the exchange ratio, rounding down to the nearest whole number of shares.
Stratasys’ Reasons for the Merger (Page 110)
The Stratasys board of directors unanimously approved and declared advisable the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger and the Stratasys share issuance. Stratasys is engaging in the Merger because Stratasys’ management and board of directors believe that the Merger will provide significant strategic opportunities for Stratasys. There can be no assurance that any anticipated strategic opportunities will be realized. Stratasys shareholders are not required to approve the adoption of the Merger Agreement under Israeli law. Accordingly, Stratasys shareholders are not being asked to vote on the Merger or the adoption of the Merger Agreement. See the section titled “The Merger—Recommendation of the Stratasys Board of Directors and Reasons for the Merger” beginning on page 110.
Desktop Metal’s Reasons for the Merger (Page 110)
Desktop Metal’s board of directors unanimously recommends that Desktop Metal stockholders vote “FOR” the Desktop Metal Merger Agreement proposal (Desktop Metal Proposal 1).
The Desktop Metal board of directors, after due and careful discussion and consideration, unanimously determined that the Merger Agreement is fair to and in the best interests of Desktop Metal and its stockholders and approved the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement. In reaching its decision to approve the Merger Agreement, the Merger and the other transactions contemplated thereby and to recommend the adoption of the Merger Agreement to Desktop Metal stockholders, the Desktop Metal board of directors consulted with Desktop Metal’s senior management, as well as outside legal and financial advisors, and considered a number of factors it believed supported its decision to enter into the Merger Agreement, including without limitation those listed in the section entitled “The Merger—Recommendation of the Desktop Metal Board of Directors and Reasons for the Merger” beginning on page 110.
Opinion of Stratasys’ Financial Advisor (Page 118, Annex C)
Stratasys retained J.P. Morgan Securities LLC, which is referred to in this joint proxy statement/prospectus as J.P. Morgan, as financial advisor to the Stratasys board of directors in connection with the proposed Merger. On May 24, 2023, J.P. Morgan rendered its oral opinion to the Stratasys board of directors, subsequently confirmed by delivery to the Stratasys board of directors of a written opinion dated May 25, 2023, that, as of such date, and based upon and subject to the various assumptions qualifications, limitations and other matters described in its written opinion, the exchange ratio in the proposed Merger was fair, from a financial point of view, to Stratasys.
The full text of J.P. Morgan’s written opinion, dated May 25, 2023, which sets forth, among other things, the assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by J.P. Morgan in preparing its opinion, is attached to this joint proxy statement/prospectus as Annex C and is incorporated herein by reference. The summary of J.P. Morgan’s opinion contained in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of the written opinion. Stratasys’ shareholders are urged to read the opinion in its entirety. J.P. Morgan provided financial advisory services and its opinion for the information and assistance of the Stratasys board of directors (for its members’ capacity as directors and not in any other capacity) in connection with and for purposes of their consideration of the proposed Merger. J.P. Morgan did not express any opinion as to the fairness of the exchange ratio in the Merger to the holders of any class of securities, creditors or other constituencies of Stratasys or as to the underlying decision by Stratasys to engage in the proposed Merger. The issuance of J.P. Morgan’s opinion was approved by a fairness committee of J.P. Morgan. J.P. Morgan’s opinion is not a recommendation as to how any Stratasys shareholder should vote with respect to the proposed Merger or any other matter.
For additional information, see the section entitled “The Merger—Opinion of Stratasys’ Financial Advisor” and the full text of the written opinion of J.P. Morgan attached as Annex C to this joint proxy statement/prospectus.
Opinion of Desktop Metal’s Financial Advisor (Page 124, Annex D)
On May 24, 2023, at a meeting of the Desktop Metal board of directors held to evaluate the Merger, Stifel, Nicolaus & Company, Incorporated, or Stifel, Desktop Metal’s financial advisor, delivered to the Desktop Metal board of directors Stifel’s oral opinion, which was confirmed by delivery to the Desktop Metal board of directors of a written opinion dated May 24, 2023, which is referred to as the Stifel Opinion, to the effect that, as of the date of the opinion and based on and subject to various assumptions and limitations described in Stifel’s written opinion, the Merger consideration to be received in the Merger by Desktop Metal stockholders was fair, from a financial point of view, to such holders.
The full text of the Stifel Opinion, dated May 24, 2023, is attached as Annex D to this joint proxy statement/prospectus and is incorporated herein by reference. This summary of the Stifel Opinion contained in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of the Stifel Opinion. Desktop Metal stockholders are urged to read the Stifel Opinion carefully and in its entirety for a discussion of the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Stifel in connection with its opinion. Stifel’s opinion speaks only as of the date of the Stifel Opinion. The Stifel Opinion was for the information of, and was directed to, the board of directors of Desktop Metal (in its capacity as such) in connection with its consideration of the financial terms of the Merger. The Stifel Opinion addressed only the fairness, from a financial point of view, to the holders of Desktop Metal Class A common stock of the exchange ratio. It did not address the underlying business decision of Desktop Metal to engage in the Merger or enter into the Merger Agreement or constitute a recommendation to the board of directors of Desktop Metal in connection with the Merger or any other matter, and it does not constitute a recommendation to any holder of Desktop Metal Class A common stock or any stockholder of any other entity as to how to vote or otherwise act in connection with the Merger or any other matter, nor does it constitute a recommendation as to whether or not any such stockholder should enter into a voting, stockholders’, affiliates’ or other agreement with respect to the Merger.
For additional information, see the section entitled “The Merger—Opinion of Desktop Metal’s Financial Advisor” beginning on page 124 and the full text of the written opinion of Stifel attached as Annex D to this joint proxy statement/prospectus.
Proxy Solicitation Costs (Page 66 and 85)
Stratasys and Desktop Metal are soliciting proxies to provide an opportunity to all Stratasys shareholders and Desktop Metal stockholders to vote on agenda items at the Stratasys EGM or Desktop Metal special meeting, respectively, whether or not they are able to attend their respective shareholders or stockholders meeting or an adjournment or postponement thereof. Stratasys’ and Desktop Metal’s directors, officers and other employees may solicit proxies in person, by telephone, electronically, by mail or other means, but they will not be specifically compensated for doing this. Stratasys and Desktop Metal may be required to reimburse banks, brokers and other persons for expenses they incur in forwarding proxy materials to obtain voting instructions from beneficial shareholders and stockholders, respectively. Stratasys has hired Morrow Sodali LLC to assist in the solicitation of proxies, and Desktop Metal has hired DF King & Co., Inc. to assist in the solicitation of proxies. The total cost of solicitation of proxies will be borne by Stratasys and Desktop Metal. For a description of the costs and expenses to Stratasys and Desktop Metal of soliciting proxies, see “The Stratasys EGM—Proxy Solicitation Costs” beginning on page 66 and “The Desktop Metal Special Meeting—Proxy Solicitation Costs” beginning on page 85.
The Stratasys EGM (Page 63)
The Stratasys EGM will be held on Thursday, September 28, 2023, beginning at 3:00 p.m., Israel time/8:00 a.m., Eastern time, at Stratasys’ Israeli external legal counsel’s offices, Meitar Law Offices, 16 Abba Hillel Road, 10th Floor, Ramat Gan, Israel 5250608.
The proposals to be presented at the Stratasys EGM are as follows:
•
Stratasys Proposal 1 (Stratasys Merger-related proposal): Approval of certain matters to be effected in connection with the Merger Agreement and the Merger, including: (i) the issuance of Stratasys ordinary shares to the stockholders of Desktop Metal in exchange for the shares of Desktop Metal Class A common stock held by them, at a ratio of 0.123 Stratasys ordinary shares per share of Desktop Metal Class A common stock, as consideration under the Merger Agreement; (ii) the adoption of amended and restated articles of association for Stratasys with effect from immediately prior to the effective time of the Merger under the Merger Agreement, which will include an increase of the authorized share capital of Stratasys from NIS 1,800,000, consisting of 180,000,000 ordinary shares, par value NIS 0.01 per share, to NIS 4,500,000, consisting of 450,000,000 ordinary shares, par value NIS 0.01 per share; and (iii) the election of a slate of five designees of Stratasys and five designees of Desktop Metal, as well as the combined company’s chief executive officer, as the members of Stratasys’ board of directors, each of whose term will commence on the effective time of the Merger and until the first annual general meeting of the combined company following the one-year anniversary of the effective time and due election and qualification of each designee’s respective successor, or until each respective designee’s earlier resignation, replacement or removal;

•
Stratasys Proposal 2 (Stratasys rights plan extension proposal): Subject to the approval of the Stratasys Merger-related proposal, approval of the extension of the expiration date of Stratasys’ existing shareholder rights plan for a twelve (12)-month period from its original expiration date, i.e., until July 24, 2024; and

•
Stratasys Proposal 3 (Stratasys share incentive plan increase proposal): Approval of an increase by 2,075,625, upon completion of the Stratasys EGM, and by an additional 1,065,867, upon and subject to completion of the Merger, in the number of Stratasys ordinary shares, available for issuance under Stratasys’ 2022 Share Incentive Plan.

The foregoing proposals to be presented at the Stratasys EGM are referred to collectively as the Stratasys proposals.
Completion of the Merger is conditioned on the approval of the Stratasys Merger-related proposal by the required Stratasys shareholder vote.
The Stratasys board of directors unanimously recommends that Stratasys’ shareholders vote “FOR” all Stratasys proposals.
Only holders of record of issued and outstanding Stratasys ordinary shares as of the close of business on August 24, 2023, the record date for the Stratasys EGM, are entitled to vote at the Stratasys EGM or any adjournment or postponement of the Stratasys EGM. Stratasys shareholders may cast one vote for each Stratasys ordinary share owned as of the record date.
Assuming a quorum is present at the Stratasys EGM, approval of each of the Stratasys proposals requires the affirmative vote of a majority of the voting power represented at the Stratasys EGM in person or by proxy and voting on the proposal. A shareholder’s abstention from voting, a broker non-vote or other failure to vote (including a failure to instruct a bank, broker or other nominee to vote) will have no effect on the outcome of the vote on either proposal.
The Desktop Metal Special Meeting (Page 81)
The Desktop Metal special meeting will be held virtually via live audio-only webcast at www.virtualshareholdermeeting.com//DM2023SM on September 28, 2023 at 9:00 a.m. Eastern Time. The Desktop Metal special meeting will be held online only and you will not be able to attend in person. Online check-in will begin at 8:45 a.m. Eastern Time and you should allow ample time for the check-in procedures. You will be able to vote your shares electronically by Internet and submit questions online during the Desktop Metal special meeting by logging in to the website listed above using the 16-digit control number included in your proxy card.
The purposes of the Desktop Metal special meeting are as follows:
•	Desktop Metal Proposal 1: The Desktop Metal Merger Agreement Proposal. To approve the adoption of the Merger Agreement, a copy of which is attached as Annex A to this joint proxy statement/prospectus;
•
Desktop Metal Proposal 2: The Desktop Metal Advisory Compensation Proposal: To approve, on an advisory (non-binding) basis, the Merger-related named executive officer compensation payments that will or may be paid by Desktop Metal to its named executive officers that are based on or otherwise relate to the Merger; and

•
Desktop Metal Proposal 3: The Desktop Metal Adjournment Proposal: To approve the adjournment of the Desktop Metal special meeting to another date and place if necessary or appropriate to solicit additional votes in favor of the Desktop Metal Merger Agreement proposal or to ensure that any supplement or amendment to the accompanying joint proxy statement/prospectus is timely provided to Desktop Metal stockholders.

Completion of the Merger is conditioned on adoption of the Merger Agreement by Desktop Metal’s stockholders. Approval of the advisory proposal concerning the Merger-related compensation arrangements for Desktop Metal’s named executive officers is not a condition to the obligation of either Desktop Metal or Stratasys to complete the Merger.
Only holders of record of issued and outstanding shares of Desktop Metal Class A common stock as of the close of business on July 31, 2023, the record date for the Desktop Metal special meeting, are entitled to notice of, and to vote at, the Desktop Metal special meeting or any adjournment or postponement of the Desktop Metal special meeting. Desktop Metal stockholders may cast one vote for each share of Desktop Metal Class A common stock that Desktop Metal stockholders owned as of that record date.

Assuming a quorum is present at the Desktop Metal special meeting, approval of the Desktop Metal Merger Agreement proposal requires the affirmative vote of holders of a majority in voting power of the outstanding Desktop Metal Class A common stock entitled to vote thereon. Abstentions and broker non-votes will have the same effect as a vote AGAINST the proposal.
Assuming a quorum is present at the Desktop Metal special meeting, approval of the Desktop Metal advisory compensation proposal requires the affirmative vote of the holders of a majority in voting power of the votes cast. Abstentions and broker non-votes will have no effect on the outcome of the Desktop Metal advisory compensation proposal.
Whether or not there is a quorum, approval of the Desktop Metal adjournment proposal requires the affirmative vote of the holders of a majority in voting power of the votes cast. Abstentions and broker non-votes will have no effect on the outcome of the Desktop Metal adjournment proposal.
Interests of Stratasys’ Directors and Executive Officers in the Merger (Page 180)
In considering the recommendation of the Stratasys board of directors to vote for the Stratasys Merger-related proposal, Stratasys shareholders should be aware that Stratasys’ directors and executive officers may be deemed to have interests in the Merger that are different from, or in addition to, the interests of Stratasys shareholders generally and that may create potential conflicts of interest. These interests include, following the closing of the Merger, that certain of Stratasys’ directors and executive officers will continue to serve as directors or executive officers, as applicable, of the combined company. The members of the Stratasys board of directors were aware of and considered these interests, among other matters, when evaluating the Merger Agreement and the Merger and when ultimately approving the Merger Agreement and the Merger. These interests are described in more detail in the section entitled “Interests of Stratasys’ Directors and Executive Officers in the Merger” beginning on page 180.
At the close of business on July 31, 2023, directors and executive officers of Stratasys beneficially owned approximately 1,132,500 Stratasys ordinary shares, of which 602,541 represent actual Stratasys ordinary shares that will be held as of the August 24, 2023 record date for the Stratasys EGM and that would therefore be entitled to vote at the Stratasys EGM, representing 0.87% of the 69,021,732 Stratasys ordinary shares outstanding on July 31, 2023. The affirmative vote of Stratasys shareholders representing more than 50% of the voting power of votes cast at the Stratasys EGM, either in person or by proxy, is required for approval of each of the Stratasys proposals. Although none of Stratasys’ directors and executive officers has entered into any agreement obligating them to do so, Stratasys currently expects that all of its directors and executive officers will vote their shares “FOR” the Stratasys Merger-related proposal and “FOR” each of the other Stratasys proposals.
Interests of Desktop Metal’s Directors and Executive Officers in the Merger (Page 181)
In considering the recommendation of the Desktop Metal board with respect to the Merger proposal and the non-binding advisory compensation proposal, Desktop Metal stockholders should be aware that the directors and executive officers of Desktop Metal have interests in the Merger that may be different from, or in addition to, the interests of Desktop Metal stockholders generally. These interests include the continued employment of certain executive officers by the combined company, the appointment of certain Desktop Metal directors as directors of the combined company, the treatment in the Merger of outstanding equity, equity-based and incentive awards, severance arrangements, other compensation and benefit arrangements and the right to continued indemnification of former Desktop Metal directors and officers by the combined company. The members of the Desktop Metal board were aware of and considered these interests, among other matters, in evaluating and negotiating the Merger Agreement, in approving the Merger Agreement and in determining to recommend that Desktop Metal stockholders approve the Merger Agreement proposal. These interests are described in more detail in the section entitled “Interests of Desktop Metal’s Directors and Executive Officers in the Merger” beginning on page 181.
Certain Beneficial Owners of Desktop Metal Class A Common Stock (Page 219)
At the close of business on July 31, 2023, directors and executive officers of Desktop Metal beneficially owned approximately 44.6 million shares of Desktop Metal Class A common stock, collectively, of which approximately 43.9 million were outstanding shares of Desktop Metal Class A common stock entitled to vote, representing approximately 13.6% of the shares of Desktop Metal Class A common stock outstanding on July 31, 2023. The affirmative vote of Desktop Metal stockholders representing a majority in voting power of the outstanding shares of Desktop Metal Class A common stock, present either in person or by proxy, is required for approval of the Desktop

Metal Merger Agreement proposal. Desktop Metal currently expects that all of its directors and executive officers will vote their shares “FOR” the Desktop Metal Merger Agreement proposal, “FOR” the Desktop Metal compensation proposal, and “FOR” the Desktop Metal adjournment proposal. For more information regarding the security ownership of Desktop Metal directors and executive officers, see the information provided in the section entitled “Certain Beneficial Owners of Desktop Metal Class A Common Stock” beginning on page 219.
Reasonable Best Efforts and Regulatory Approvals (Page 156)
Stratasys and Desktop Metal have agreed to each use, and cause their respective subsidiaries to use, their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other parties in doing all things necessary, proper or advisable under applicable law to obtain required regulatory approvals.
The completion of the Merger is subject to the receipt of antitrust clearance in the United States and may be subject to such clearance in the United Kingdom, if requested by the antitrust authority. The completion of the Merger also requires approval under the foreign direct investment regulators in Germany, which was granted on July 27, 2023. Notice filings to the Committee on Foreign Investment in the United States, or CFIUS, and pursuant to the U.S. International Traffic in Arms Regulations, or ITAR, are furthermore required for the Merger to be consummated.
In the United States, Stratasys and Desktop Metal each filed a notification and report form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or HSR Act, which is referred to as an HSR notification, with the Federal Trade Commission, or FTC, and the Department of Justice, or DOJ, on June 16, 2023. On July 17, 2023, Stratasys withdrew the HSR notification and on July 19, 2023, Stratasys re-filed the HSR notification. On August 18, 2023, the DOJ issued a request for additional information and documentary material to each of Stratasys and Desktop Metal (each, a “second request”) regarding the proposed transaction. Issuance of the second requests extends the waiting period imposed by the HSR Act until 30 days after Stratasys and Desktop Metal have each substantially complied with the second requests, unless the period for review is terminated earlier by the DOJ. Stratasys and Desktop Metal submitted a notice filing to CFIUS on July 28, 2023, and intend to submit a notice filing to the U.S. Department of State pursuant to the ITAR, in accordance with the terms of the Merger Agreement.
Subject to receipt of required regulatory approvals and satisfaction or waiver of the other conditions to completion of the Merger, Stratasys and Desktop Metal expect the Merger to close in the fourth quarter of 2023.
Ownership of the Combined Company after the Merger (Page 139)
Based on the number of Stratasys ordinary shares and shares of Desktop Metal Class A common stock outstanding on May 24, 2023, and the exchange ratio of 0.123, Stratasys and Desktop Metal estimate that, immediately following completion of the Merger, former Desktop Metal security holders will hold, in the aggregate, approximately 41% of the ordinary shares of the combined company, and Stratasys security holders as of immediately prior to the completion of the Merger will hold, in the aggregate, approximately 59% of the ordinary shares of the combined company, in each case on a fully diluted basis.
Governance of the Combined Company after the Merger (Page 139)
The combined company will continue to maintain Stratasys’ current dual headquarters, in Eden Prairie, Minnesota and Rehovot, Israel. Pursuant to the Merger Agreement, following the closing of the transaction, the board of directors of the combined company will consist of 11 members, five of whom will be selected by current directors of Stratasys and five of whom will be selected by current directors of Desktop Metal, as well as Dr. Yoav Zeif, who will continue to serve as Stratasys’ Chief Executive Officer. Ric Fulop, the Chairman of the Board and Chief Executive Officer of Desktop Metal, will serve as Chairman of the Board of the combined company and Stratasys Chairman of the Board, Dov Ofer, will serve as Lead Independent Director of the board of directors of the combined company.

The articles of association of Stratasys, which will be proposed for amendment and restatement pursuant to the Stratasys Merger-related proposal at the Stratasys EGM, will be the articles of association of the combined company after the Merger. That amendment and restatement will reflect certain arrangements agreed upon concerning the governance of the combined company during the first two years following the completion of the Merger. Such arrangements include the requirement of the approval by at least two-thirds of the directors then in office for the following actions:
•	the dismissal or replacement of the combined company’s Chief Executive Officer as of the effective time of the Merger,
•	the dismissal or replacement of the Chairman of the Board of Directors of the combined company as of the effective time of the Merger;
•	a change in the number of members serving on the board of directors of the combined company; or
•	an election by the board of directors of the combined company to once again be subject to the Israeli Companies Law requirement to appoint external directors.
Amendment of any of the foregoing arrangements under the amended and restated articles of association of the combined company would require the affirmative approval of shareholders holding at least two-thirds of the voting power of the combined company.
The amendment and restatement of the articles will also capture certain updates to Israeli law that have been made since Stratasys’ existing articles of association were initially adopted, including, for example, the right of a U.S.-traded company such as Stratasys to comply with certain U.S. stock exchange board independence and board committee composition requirements in lieu of the corresponding Israeli requirements, including the obligation to appoint two external directors.
Stratasys is a foreign private issuer and, as such, is eligible for exemption from certain Nasdaq corporate governance requirements that apply to issuers that are not foreign private issuers.
Conditions to the Closing of the Merger (Page 159)
The respective obligations of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the closing date of the Merger, which we refer to as the Closing Date, of the following conditions:
•	the approval of the Stratasys Merger-related proposal by Stratasys shareholders and the approval of the Desktop Metal Merger Agreement proposal by Desktop Metal stockholders;
•	the authorization for listing on Nasdaq of the Stratasys ordinary shares to be issued pursuant to the Merger Agreement, subject to official notice of issuance;
•
(i) the termination or expiration of any waiting period (and any extension thereof) applicable to the Merger under the HSR Act; (ii) the expiration or termination of any agreement with the DOJ or the FTC not to consummate the Merger to which Desktop Metal and Stratasys are a party; (iii) obtaining the CFIUS Approval; and (iv) all other required regulatory approvals and certain conditions listed in Stratasys’ disclosure schedules to the Merger Agreement having been obtained or satisfied and remaining in full force and effect, or the expiration of the applicable waiting period (and any extension thereof) applicable in respect of such required regulatory approval;

•
the effectiveness of the Registration Statement of which this joint proxy statement/prospectus forms a part under the Securities Act and the absence of any stop order or proceedings seeking a stop order; and

•
the absence of any order, injunction (temporary or permanent) or decree or other similar legal restraint issued by any court or governmental entity of competent jurisdiction enjoining or preventing the consummation of the Merger being in effect and no law, order, injunction or decree having been enacted, entered, promulgated or enforced by any governmental entity of competent jurisdiction which prohibits or makes illegal consummation of the Merger.

The obligation of each of Stratasys and Merger Sub to consummate the Merger is further subject to the following conditions:
•
the representation of Desktop Metal that there has not occurred any fact, circumstance, effect, change, event or development that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect with respect to Desktop Metal or its subsidiaries being true and correct in all respects at and as of the Closing Date as if made at and as of such time or such fact, circumstance, effect, change, event or development giving rise to the breach of such representation and warranty shall not be continuing as of the Closing Date;
•
certain of the representations and warranties of Desktop Metal related to its capitalization being true and correct (other than such failures to be true and correct as are de minimis), in each case at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date);

•
certain of the representations and warranties of Desktop Metal related to organization, standing and power and brokers’ fees and expenses being true and correct in all material respects at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date);

•
certain other representations and warranties of Desktop Metal set forth in the Merger Agreement being true and correct (without giving effect to any limitation as to “materiality” or “material adverse effect” qualifiers set forth therein) at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have an material adverse effect on Desktop Metal, and the receipt by Stratasys of a certificate signed on behalf of the Chief Executive Officer or the Chief Financial Officer of Desktop Metal to such effect;

•
the performance or compliance of Desktop Metal in all material respects with the obligations and covenants required to be performed or complied with by it under the Merger Agreement at or prior to the Closing Date, and the receipt by Stratasys of a certificate signed on behalf of the Chief Executive Officer or the Chief Financial Officer of Desktop Metal to such effect;

•	the absence of any material adverse effect with respect to Desktop Metal after the date of the Merger Agreement that is continuing; and
•
the amendment, modification or termination of certain identified agreements set forth in the Desktop Metal disclosure schedules (which are referred to as the Identified Agreements) shall have been amended, modified or terminated as provided in such disclosure schedules.

The obligations of Desktop Metal to consummate the Merger is further subject to the following conditions:
•
the representation of Stratasys that there has not occurred any fact, circumstance, effect, change, event or development that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect with respect to Stratasys or its subsidiaries being true and correct in all respects at and as of the Closing Date as if made at and as of such time or such fact, circumstance, effect, change, event or development giving rise to the breach of such representation and warranty shall not be continuing as of the Closing Date;

•
certain of the representations and warranties of Stratasys related to its subsidiaries and capitalization (in each case only with respect to Stratasys and not its subsidiaries) being true and correct (other than such failures to be true and correct as are de minimis), in each case at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date);

•
certain of the representations and warranties of Stratasys related to organization, standing and power and brokers’ fees and expenses being true and correct in all material respects at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date);

•
certain other representations and warranties of Stratasys set forth in the Merger Agreement being true and correct (without giving effect to any limitation as to “materiality” or “material adverse effect” qualifiers set forth therein) at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have an material adverse effect on Stratasys, and the receipt by Desktop Metal of a certificate signed on behalf of the Chief Executive Officer or the Chief Financial Officer of Stratasys to such effect;
•
the performance or compliance of Stratasys and Merger Sub in all material respects with the obligations and covenants required to be performed or complied with by it under the Merger Agreement at or prior to the Closing Date, and the receipt by Desktop Metal of a certificate signed on behalf of the Chief Executive Officer or the Chief Financial Officer of Stratasys to such effect; and

•	the absence of any material adverse effect with respect to Stratasys or its subsidiaries after the date of the Merger Agreement that is continuing.
For a more complete summary of the conditions that must be satisfied or waived prior to completion of the Merger, see the section entitled “The Merger Agreement—Conditions to the Closing of the Merger” beginning on page 159.
No Solicitation; No Change of Recommendation (Page 151)
No Solicitation
Under the terms of the Merger Agreement, each of Stratasys and Desktop Metal has agreed that it will not, and will cause its affiliates not to, and will not authorize or permit its representatives to, directly or indirectly, and except as expressly permitted under the Merger Agreement:
•
solicit, initiate, induce, facilitate, or knowingly encourage any Acquisition Proposal (as defined in the section entitled “The Merger Agreement—No Solicitation; No Change of Recommendation”) or any inquiry or proposal that may reasonably be expected to lead to an Acquisition Proposal;

•
take any action to make the provisions of any takeover statute (including, with respect to Desktop Metal, any transaction under, or a third party becoming an “interested stockholder” under, Section 203 of the Delaware General Corporation Law), or any restrictive provision of any applicable anti-takeover provision in the applicable party’s governing documents, inapplicable to any transactions contemplated by an Acquisition Proposal;

•	make any third party acquirer exempt from the definition of an acquiring person in the applicable party’s rights plan or redeem or waive any provision in such rights plan;
•
enter into, participate in, maintain or continue any communications or negotiations regarding, or make available any non-public information with respect to, or take any other action regarding, any actual or potential Acquisition Proposal;

•	resolve, propose or agree to do any of the foregoing.
Each of Stratasys and Desktop Metal agreed that promptly upon execution of the Merger Agreement, it would, and would cause its subsidiaries to, and would cause its and their respective directors and officers to immediately cease and cause to be terminated all existing discussions or negotiations with any person conducted before the date of the Merger Agreement with respect to any Acquisition Proposal, or any inquiry or proposal that may reasonably be expected to lead to an Acquisition Proposal with respect to Stratasys or Desktop Metal, respectively, use reasonable best efforts to request the prompt return or destruction of all confidential information furnished with respect to discussions prior to the date of the Merger Agreement in respect of an Acquisition Proposal with respect to Stratasys or Desktop Metal, respectively, to the extent that it is entitled to have such documents returned or destroyed, and promptly terminate all physical and electronic dataroom access previously granted to any such person or its representatives.

Notwithstanding the foregoing restrictions, each of Stratasys and Desktop Metal is permitted, prior to obtaining the approval of Stratasys’ shareholders of the Stratasys Merger-related proposal or the approval of Desktop Metal’s stockholders of the Desktop Metal Merger Agreement proposal, respectively, to furnish information regarding itself to, or enter into discussions and negotiations with, any person if:
•
it has received from such person a bona fide written Acquisition Proposal that, after consultation with its financial advisor and outside legal counsel, its board of directors determines in good faith is, or would reasonably be expected to result in, a Superior Proposal (as defined in the section entitled “The Merger Agreement—No Solicitation; No Change of Recommendation”) (and such proposal has not been withdrawn);

•	such Acquisition Proposal was not solicited, initiated, induced, facilitated or knowingly encouraged in violation of the terms of the Merger Agreement;
•
its board of directors determines in good faith, after having consulted with its outside legal counsel, that failure to take such action would reasonably be expected to constitute a breach of its duties under applicable law;

•
prior to furnishing any such information or entering into such negotiations or discussions, it obtains from such person an executed confidentiality agreement containing provisions at least as favorable to Stratasys or Desktop Metal, respectively, as the provisions of the Mutual Confidentiality, Non-Disclosure and Standstill Agreement between Stratasys and Desktop Metal, dated as of November 5, 2022, as amended on December 12, 2022, as in effect immediately prior to the execution of the Merger Agreement, and provides a copy of the same to the other party; and

•
concurrently with furnishing any information to such person, it provides such information to or makes such information available in an electronic data room to the other party, to the extent such information has not been previously furnished by it to the other party or made available to the other party.

No Change in the Board of Directors’ Recommendation
The Merger Agreement provides that neither the board of directors of each of Stratasys or Desktop Metal, nor any committee thereof, will do any of the following, directly or indirectly:
•	withhold or withdraw or qualify, modify or amend in a manner adverse to the other party (or publicly propose to do so) its board recommendation;
•
fail to reaffirm or re-publish its board recommendation, within ten business days after the other party so requests in writing that such action be taken (or, if earlier, at least five Business Days prior to such party’s shareholder or stockholder meeting, as applicable);

•
fail to publicly announce, within ten business days after a tender offer or exchange offer relating to the Stratasys ordinary shares (in the case or Stratasys) or Desktop Metal Class A common stock (in the case of Desktop Metal) has been formally commenced or after any change in the consideration being offered thereunder, a statement disclosing that it recommends rejection of such tender or exchange offer; or

•	publicly announce that it has recommended, adopted or approved any Acquisition Proposal with respect to such party.
Acquisition Proposal; Intervening Event
The Merger Agreement provides that neither the board of directors of each of Stratasys or Desktop Metal, nor any committee thereof, will do any of the following, directly or indirectly:
•	withhold or withdraw or qualify, modify or amend in a manner adverse to the other party (or publicly propose to do so) its board recommendation;
•
fail to reaffirm or re-publish its board recommendation, within ten business days after the other party so requests in writing that such action be taken (or, if earlier, at least five Business Days prior to such party’s shareholder or stockholder meeting, as applicable);

•
fail to publicly announce, within ten business days after a tender offer or exchange offer relating to the Stratasys ordinary shares (in the case or Stratasys) or Desktop Metal Class A common stock (in the case of Desktop Metal) has been formally commenced or after any change in the consideration being offered thereunder, a statement disclosing that it recommends rejection of such tender or exchange offer; or

•	publicly announce that it has recommended, adopted or approved any Acquisition Proposal with respect to such party.
Notwithstanding the foregoing restrictions or anything else in the Merger Agreement, each of the board of directors of Stratasys and Desktop Metal may, prior to obtaining the approval by such party’s shareholders or stockholders, respectively, of the transactions contemplated by the Merger Agreement, effect, or cause such party to effect, as the case may be, a change in recommendation if:
•
such party has not breached its obligations under the Merger Agreement in connection with the Acquisition Proposal where, after the date of the Merger Agreement, such unsolicited, bona fide, written Acquisition Proposal is made to such party and is not withdrawn;

•
the board of directors of such party determines in its good faith judgment, after consulting with its outside financial advisor and outside legal counsel, that such Acquisition Proposal constitutes a Superior Proposal;

•
such party has provided the other party with five business days’ prior written notice advising that it intends to effect a change of recommendation and specifying, in reasonable detail, the reasons therefor, and which written notice shall include copies of all documents pertaining to such Superior Proposal;

•
such party, during such five business-day period, if requested by the other party, engages in good faith negotiations to amend the Merger Agreement in such a manner that such Acquisition Proposal that was determined to constitute a Superior Proposal no longer constitutes a Superior Proposal;

•
at the end of that five business-day period, such Acquisition Proposal has not been withdrawn and in the good faith reasonable judgment of such party’s board continues to constitute a Superior Proposal (taking into account any changes to the terms of the Merger Agreement proposed by the other party as a result of the negotiations required by the prior bullet point or otherwise); and

•
at the end of that five business-day period, the applicable board of directors determines in good faith, after having consulted with its outside legal counsel, that, in light of such Superior Proposal, a failure to change its recommendation would reasonably be expected to constitute a breach of its duties under applicable law; provided that, in the event of any material revisions to the applicable Acquisition Proposal (including any change in price or exchange ratio), such party is required to deliver a new written notice to the other party and to again comply with the foregoing requirements of the Merger Agreement with respect to such new written notice (including the five business day period referenced above).

In addition, each of the board of directors Stratasys and Desktop Metal may, prior to obtaining the approval by such party’s shareholders or stockholders, as applicable, of the transactions contemplated by the Merger Agreement, effect, or cause such party to effect, as the case may be, a change in recommendation if, in connection with an Intervening Event (as defined below) relating to such party, such board determines at any time prior to approval by such party’s shareholders or stockholders, as applicable, of the transactions contemplated by the Merger Agreement, after having consulted with its outside legal counsel, in light of such Intervening Event, a failure to make a change in recommendation would reasonably be expected to constitute a breach of its duties under applicable law, provided that:
•
such party has provided the other party with five business days’ prior written notice advising the other party that it intends to effect a change in recommendation and specifying, in reasonable detail, the reasons therefor;

•
such party, during such five business day period, if requested by the other party, must negotiate in good faith with respect to any changes or modifications to the Merger Agreement which would allow the board of such party not to make such change in recommendation; and

•
at the end of such five business day period, the board of such party determines in good faith, after having consulted with its outside legal counsel, that, taking into account any changes to the terms of the Merger Agreement proposed by the other party as a result of the negotiations required by the prior bullet or otherwise, a failure to make a change in recommendation would reasonably be expected to constitute a breach of the duties of such board under applicable law.

Under the Merger Agreement, Intervening Event means a material event or development, or material change in circumstances first occurring, arising or coming to the attention of the board of directors of Stratasys or Desktop Metal, as applicable, after the date of the Merger Agreement to the extent that such event, development or change in circumstances:
•	was neither known by the applicable board, nor reasonably foreseeable by the applicable board, as of or prior to the date of the Merger Agreement; and
•	does not relate to an Acquisition Proposal or a Superior Proposal or any inquiry or communications relating thereto.
Notice Regarding Acquisition Proposals
Each of Stratasys and Desktop Metal must immediately, and in any event within 24 hours of the receipt thereof (unless received on a day that is not a business day, in which case within 48 hours of the receipt thereof) advise the other party orally and in writing of any:
•	Acquisition Proposal with respect to Stratasys or Desktop Metal, respectively;
•
any inquiry, expression of interest, proposal, communication, request for access to non-public information relating to Stratasys or its subsidiaries, or Desktop Metal or its subsidiaries, respectively, or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal; and

•	any other communication or notice that any person is considering making an Acquisition Proposal with respect to Stratasys or Desktop Metal, respectively.
Any such notification by Stratasys or Desktop Metal to the other party is required to include the material terms and conditions of any such Acquisition Proposal, inquiry, expression of interest, proposal, offer, notice or request (including any changes to such material terms and conditions) and a copy of, and the identity of the person making, any such Acquisition Proposal, inquiry, expression of interest, proposal, offer, notice or request. Each of Stratasys and Desktop Metal, as applicable, will:
•
keep the other party informed in all material respects and on a reasonably current basis of the status and details (including any material change to the terms and conditions thereof (including any change in price or exchange ratio)) of any Acquisition Proposal, inquiry, expression of interest, proposal, offer, notice or request;

•
provide to the other party as soon as practicable after receipt or delivery thereof (but in no event more than 24 hours) (unless received on a day that is not a business day, in which case within 48 hours of the receipt thereof) copies of all material correspondence and other written material exchanged between Stratasys or Desktop Metal, respectively, or any of their representatives, on the one hand, and any person or any of their representatives that has made an Acquisition Proposal with respect to such party, inquiry, expression of interest, proposal, offer, notice or request, on the other hand, which describes any of the terms or conditions of such Acquisition Proposal; and

•	after the date of the Merger Agreement, not enter into any agreement which prohibits it from complying with its non-solicitation provisions of the Merger Agreement.
Termination of the Merger Agreement
The Merger Agreement may be terminated at any time prior to the effective time, whether before or after receipt of the approval of Stratasys’ shareholders of the Stratasys Merger-related proposal or the approval of Desktop Metal’s stockholders of the Desktop Metal Merger Agreement proposal, except as specifically provided below:
•	by mutual written consent of Desktop Metal and Stratasys;
•	by either Desktop Metal or Stratasys, upon written notice to the other party if:
○
the Merger is not consummated on or before February 25, 2024 (which is referred to as the End Date), provided that each of Desktop Metal and Stratasys will be entitled to extend the End Date for up to two additional three-month periods if any of the required regulatory approvals have not been obtained at the applicable End Date but all of the other specified conditions to the closing of the Merger have been satisfied at such time (or are capable of being satisfied at the closing of the Merger);

○
(i) any governmental entity that must grant certain agreed-upon regulatory approval has denied approval of the Merger and such denial has become final and non-appealable; or (ii) any court or governmental Entity of competent jurisdiction shall have issued a final and non-appealable order, injunction or decree or other legal restraint or prohibition permanently enjoining or preventing the consummation of the Merger, provided, however, that this termination right is not available to any party if a breach by such party of its obligations under the Merger Agreement has been the principal cause of, or principally resulted in, such failure to obtain such required regulatory approval or the issuance of such order, injunction, decree or other legal restraint, as applicable; or

○
(i) the approval of Stratasys’ shareholders of the Stratasys Merger-related proposal has not been obtained following a vote taken thereon at a meeting of Stratasys shareholders (subject to valid adjournment and postponement of any such meeting) or (ii) the approval of Desktop Metal’s stockholders of the Desktop Metal Merger Agreement proposal has not been obtained following a vote taken thereon at a meeting of the Desktop Metal stockholders (subject to valid adjournment and postponement of any such meeting).

•	by Desktop Metal if:
○
Stratasys or Merger Sub breaches or fails to perform any of its covenants or agreements contained in the Merger Agreement, or if any of the representations or warranties of Stratasys or Merger Sub, as applicable, contained in the Merger Agreement fails to be true and correct, which breach or failure (A) either individually or in the aggregate with all other breaches by Stratasys or Merger Sub or failure of Stratasys’ and Merger Sub’s representations and warranties to be true, would give rise to the failure of certain closing conditions in the Merger Agreement; and (B) if reasonably capable of being cured, has not been cured prior to the earlier of 30 days (or such fewer days as remain until the End Date) after Stratasys’ receipt of written notice of such breach from Desktop Metal, and provided that Desktop Metal is not then in breach of any covenant or agreement contained in the Merger Agreement and no representation or warranty of Desktop Metal contained in the Merger Agreement then fails to be true and correct such that certain closing conditions to the Merger Agreement could not then be satisfied;

○	a change of control transaction occurs with respect to Stratasys; or
○	prior to the approval of Stratasys’ shareholders of the Stratasys Merger-related proposal, if the board of directors of Stratasys or any committee thereof has made a change in recommendation;
•	by Stratasys if:
○
Desktop Metal breaches or fails to perform any of its covenants or agreements contained in the Merger Agreement, or if any of the representations or warranties of Desktop Metal contained in the Merger Agreement fails to be true and correct, which breach or failure (A) either individually or in the aggregate with all other breaches by Desktop Metal or failure of Desktop Metal’s representations and warranties to be true, would give rise to the failure of certain closing conditions in the Merger Agreement; and (B) if reasonably capable of being cured, has not been cured prior to the earlier of 30 days (or such fewer days as remain until the End Date) after Desktop Metal’s receipt of written notice of such breach from Stratasys, and provided that Stratasys is not then in breach of any covenant or agreement contained in the Merger Agreement and no representation or warranty of Stratasys contained in the Merger Agreement then fails to be true and correct such that the closing conditions to the Merger Agreement could not then be satisfied;

○	a change of control transaction occurs with respect to Desktop Metal;
○
prior to the approval of Desktop Metal’s stockholders of the Desktop Metal Merger Agreement proposal, the board of directors of Desktop Metal or any committee thereof has made a change in recommendation; or

○
Desktop Metal has received a written communication from or on behalf of the counterparty to any Identified Agreement (which may be made electronically) that it will not amend or terminate such agreement such that the relevant closing condition to the Merger Agreement would be satisfied on commercially reasonable terms, or the passage of 30 calendar days after the date Desktop Metal has requested in writing that such counterparty amend or terminate the Identified Agreement such that the relevant closing condition in the Merger Agreement would be satisfied on commercially reasonable terms without the counterparty’s engagement in substantive discussions relating to such request (which is referred to as a Rejection), provided that if Stratasys has failed to terminate the Merger Agreement under this termination right within 20 business days after Stratasys’ receipt of written notice that Desktop Metal has received such Rejection, such termination right, together with the closing condition relating to the Identified Agreements, will each be deemed to have been irrevocably waived.
Termination Fees and Expense Reimbursement (Page 163)
Subject to the terms and conditions of the Merger Agreement, Desktop Metal will be required to pay Stratasys a termination fee of $18.6 million (less, in the case of the first bullet, any Termination Expenses (as defined in the Merger Agreement) previously paid by Desktop Metal to Stratasys) if:
•
following the date of the Merger Agreement and prior to the Desktop Metal special meeting, an Acquisition Proposal (provided, that, for the purposes of this bullet, the references to fifteen percent (15%) in the definition of Acquisition Proposal will instead refer to fifty percent (50%)) for Desktop Metal has been publicly proposed or disclosed and not withdrawn at least two business days prior to the Desktop Metal stockholder meeting, the Merger Agreement is terminated by either Desktop Metal or Stratasys as a result of the failure to obtain approval of Desktop Metal’s stockholders of the Desktop Metal Merger Agreement proposal following a vote taken thereon at a meeting of the Desktop Metal stockholders (subject to valid adjournment and postponement of any such meeting) and within twelve months of such termination, Desktop Metal enters into a definitive agreement with respect to an Acquisition Proposal or otherwise consummates an Acquisition Proposal; or

•
if Stratasys terminates the Merger Agreement as a result of a change in recommendation by Desktop Metal’s board of directors or either Stratasys or Desktop Metal terminates the Merger Agreement as a result of the failure to obtain the approval of Desktop Metal stockholders of the Desktop Metal Merger Agreement proposal following a vote taken thereon at a meeting of Desktop Metal’s stockholders (subject to valid adjournment and postponement of any such meeting) and, at the time of such termination, Stratasys was entitled to terminate the Merger Agreement as a result of a change in recommendation by Desktop Metal’s board of directors.

Additionally, Desktop Metal will be required to reimburse Stratasys for Stratasys’ Termination Expenses (in an amount not to exceed $10.0 million) if the Merger Agreement is terminated by either party as a result of the failure to obtain the approval of Desktop Metal stockholders of the Desktop Metal Merger Agreement proposal following a vote taken thereon at a meeting of Desktop Metal’s stockholders (subject to valid adjournment and postponement of any such meeting) and, at the time of the termination, Desktop Metal’s board of directors has not made a change in recommendation (unless the approval of Stratasys’ shareholders of the Stratasys Merger-related proposal has not been obtained following a vote thereon, subject to valid adjournment and postponement of any meeting therefore, at the time of the termination of the Merger Agreement).
Subject to the terms and conditions of the Merger Agreement, Stratasys will be required to pay Desktop Metal a termination fee of $32.5 million (less, in the case of the first bullet, any Termination Expenses previously paid by Stratasys to Desktop Metal) if:
•
following the date of the Merger Agreement but prior to the Stratasys shareholders’ meeting, an Acquisition Proposal (provided, that, for the purposes of this bullet, the references to fifteen percent (15%) in the definition of Acquisition Proposal will instead refer to fifty percent (50%)) for Stratasys has been publicly proposed or disclosed and not withdrawn at least two business days prior to the Stratasys shareholder meeting, the Merger Agreement is terminated by either Desktop Metal or Stratasys as a result of the failure to obtain the approval of Stratasys’ shareholders of the Stratasys Merger-related proposal following a vote taken thereon at a meeting of Stratasys’ shareholders (subject to valid adjournment and postponement of any such meeting) and within twelve months of such termination, Stratasys enters into a definitive agreement with respect to an Acquisition Proposal or otherwise consummates an Acquisition Proposal; or

•
if Desktop Metal terminates the Merger Agreement as a result of a change in recommendation by Stratasys’ board of directors or either party terminates the Merger Agreement as a result of the failure to obtain the approval of Stratasys’ shareholders of the Stratasys Merger-related proposal following a vote taken thereon at a meeting of Stratasys’ shareholders (subject to valid adjournment and postponement of any such meeting) and, at the time of such termination, Desktop Metal was entitled to terminate the Merger Agreement as a result of a change in recommendation by Stratasys’ board of directors.
Additionally, Stratasys will be required to pay Desktop Metal a termination fee of $19.0 million in the event that Stratasys validly terminates the Merger Agreement in connection with a Rejection relating to the Identified Agreements, but all other specified conditions to the closing of the Merger have been satisfied or waived (or are capable of being satisfied at the closing of the Merger).
Stratasys will also be required to reimburse Desktop Metal for Desktop Metal’s Termination Expenses (in an amount not to exceed $10.0 million) if the Merger Agreement is terminated by either party as a result of the failure to obtain the approval of Stratasys’ shareholders of the Stratasys Merger-related proposal following a vote taken thereon at a meeting of Stratasys’ shareholders (subject to valid adjournment and postponement of any such meeting) and, at the time of the termination, Stratasys’ board of directors has not made a change in recommendation (unless the approval of Desktop Metal’s stockholders of the Desktop Metal Merger Agreement proposal has not been obtained following a vote thereon, subject to valid adjournment and postponement of any meeting therefore, at the time of the termination of the Merger Agreement).
Accounting Treatment of the Merger (Page 141)
Stratasys and Desktop Metal each prepare their respective financial statements in accordance with accounting principles generally accepted in the United States, which are referred to as GAAP. The Merger will be accounted for using the acquisition method of accounting, and Stratasys will be treated as the accounting acquirer.
Certain Tax Considerations (Page 185 and Page 197)
Desktop Metal stockholders should read the section entitled “Material U.S. Federal Income Tax Considerations of the Merger” beginning on page 185 for a discussion of the U.S. federal income tax considerations related to the Merger, and the section entitled “Israeli Tax Considerations” beginning on page 197 for a discussion of Israeli tax considerations related to the Merger and holding Stratasys ordinary shares. Because individual circumstances may differ, each Desktop Metal stockholder should consult its own tax advisor as to the tax consequences of the Merger and of holding Stratasys ordinary shares.
Litigation Relating to the Merger (Page 141)
Each of Stratasys and Desktop Metal faces certain litigation related to the Merger.
Stratasys has been named as defendant in an action filed by Nano Dimension, in the Tel-Aviv District Court in which Nano Dimension seeks declaratory relief declaring that Stratasys’ shareholder rights plan is both illegal and void, and in which Nano also requested a court order enjoining Stratasys and its directors from intervening with, or hindering in any way, the now-expired Nano Tender Offer that it launched to acquire Stratasys shares. On August 8, 2023, the court decided to stay the proceedings in that action until further decision otherwise.
On June 26, 2023 and June 27, 2023, purported stockholders Harold Weber and James Bruinsslot each sent demand letters to Desktop Metal requesting certain books and records of the company related to Desktop Metal’s proposed merger with Stratasys Ltd. On June 27, 2023, June 29, 2023 and July 11, 2023, purported stockholders Donald Browning, Jeffrey D. Justice, II, Brian Warden, and Karl Cordes each sent demand letters to the Company alleging material misstatements and omissions in Desktop Metal’s public disclosures made in connection with its proposed merger with Stratasys Ltd. in violation of the Exchange Act.
On June 27, 2023 and July 13, 2023, purported stockholders El Mehdi Modar and Gerald Lovoi filed two actions in the United States District Court for the Southern District of New York (Modar v. Desktop Metal, et al., Case No. 1:23-cv-05465, Lovoi v. Desktop Metal, et al., Case No. 1:23-cv-06035). The complaints make similar allegations to the demand letters, claiming that certain officers and directors of Desktop Metal violated Sections 14(a) and 20(a) of the Exchange Act by causing a materially incomplete and misleading registration statement to be filed with the SEC on June 20, 2023 in connection with Desktop Metal’s proposed merger with Stratasys Ltd. Desktop Metal believes these claims are without merit and intends to vigorously defend against them.
Comparison of Stockholders’/Shareholders’ Rights (Page 201)
Upon completion of the Merger, Desktop Metal stockholders immediately prior to the effective time of the Merger will receive Stratasys ordinary shares and become Stratasys shareholders, and their rights will be governed by applicable Israeli law, including the Israeli Companies Law, and by the Stratasys articles of association. Desktop Metal stockholders will have different rights once they become shareholders of the combined company due to differences between Delaware law and the governing documents of Desktop Metal, on the one hand, and Israeli law and the governing documents of Stratasys, on the other hand. These differences are described in more detail under the section entitled “Comparison of Stockholders’/Shareholders’ Rights” beginning on page 201.
Listing of Stratasys Ordinary Shares; Delisting and Deregistration of Desktop Metal Class A Common Stock (Page 143)
If the Merger is completed, the Stratasys ordinary shares issued as share consideration in the Merger will be listed for trading on Nasdaq. In addition, if the Merger is completed, Desktop Metal Class A common stock will be delisted from the NYSE and deregistered under the Exchange Act.
Summary of Risk Factors (Page 41)
In evaluating the Merger Agreement, the Merger or the issuance of Stratasys ordinary shares in the Merger, you should carefully read this joint proxy statement/prospectus and give special consideration to the factors discussed in the section entitled “Risk Factors” beginning on page 41.

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL
INFORMATION
The following tables show a summary of the unaudited pro forma condensed combined financial information that reflects the financial condition and results of operations of the combined company, after giving effect to the Merger, which were prepared using the acquisition method of accounting with Stratasys as the accounting acquirer of Desktop Metal. See the section entitled “Accounting Treatment of the Merger” beginning on page 141 for a description of the expected accounting treatment of the Merger. The unaudited pro forma condensed combined balance sheet information as of June 30, 2023 is based on the individual historical consolidated balance sheets of Stratasys and Desktop Metal, and has been prepared to reflect the Merger as if it had occurred on June 30, 2023. The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2022 and the six months ended June 30, 2023 combine the historical results of operations of Stratasys and Desktop Metal and have been prepared to reflect the Merger as if it had occurred on January 1, 2022, the beginning of the earliest period presented.
The following selected unaudited pro forma condensed combined financial information has been prepared for illustrative purposes only and is not necessarily indicative of what the combined company’s operating results or financial position would actually have been had the Merger been completed as of the dates indicated. In addition, the selected unaudited pro forma condensed combined financial information includes adjustments which are preliminary and may be revised. The selected unaudited pro forma condensed combined financial information does not purport to project the future financial position or operating results of the combined company. Future results may vary significantly from the results reflected because of various factors, including those discussed in the section entitled “Risk Factors” beginning on page 41. The following selected unaudited pro forma condensed combined financial information has been developed from and should be read in conjunction with the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” and the notes related thereto beginning on page 165 and with the historical consolidated financial statements of Stratasys and Desktop Metal and related notes that have been filed with the SEC, certain of which are incorporated by reference into this joint proxy statement/prospectus. See the section entitled “Where You Can Find More Information” beginning on page 221.
Unaudited Pro Forma Condensed Combined Statement of Operations
(in $ thousands other than per share amounts)	For the Six Months Ended June 30, 2023	For the Year Ended December 31, 2022
Revenue	$403,730	$860,506
Loss from operations	$(148,278)	$(831,035)
Net loss attributable to the combined company	$(155,922)	$(806,445)
Basic loss per share ($)	$(1.45)	$(7.60)
Basic weighted average number of ordinary shares outstanding	107,727	106,111
Unaudited Pro Forma Condensed Combined Balance Sheet
(in $ thousands)	As of June 30, 2023
Current assets	$912,489
Total assets	$2,099,737
Current liabilities	$470,428
Total liabilities	$607,110
Total equity	$1,492,627

COMPARATIVE HISTORICAL AND UNAUDITED PRO FORMA PER SHARE DATA
The following table presents selected historical and pro forma per share data of Stratasys and selected historical and equivalent per share data of Desktop Metal. You should read this information in conjunction with, and the information is qualified in its entirety by (i) the consolidated financial statements of Stratasys and notes thereto incorporated by reference into this joint proxy statement/prospectus, (ii) the consolidated financial statements of Desktop Metal and notes thereto incorporated by reference into this joint proxy statement/prospectus, and (iii) the pro forma financial information and notes thereto in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” beginning on page 165. For information about the filings incorporated by reference in this joint proxy statement/prospectus, see the section entitled “Where You Can Find Additional Information” beginning on page 221. The unaudited pro forma per share data is presented for illustrative purposes only and is not necessarily indicative of actual or future financial condition or results of operations that would have been realized if the Merger had been completed as of the dates indicated or will be realized upon the completion of the Merger.
The following table assumes the issuance of 39,620,008 Stratasys ordinary shares in connection with the Merger, which is the number of shares issuable by Stratasys in connection with the transaction based on the closing price of Stratasys ordinary shares on August 18, 2023, and based on the number of outstanding shares of Desktop Metal common stock on May 25, 2023. See note 3 to the “Unaudited Pro Forma Condensed Combined Financial Information” on page 165 for more information. As discussed in this joint proxy statement/prospectus, the actual number of Stratasys ordinary shares issuable in the Merger will be adjusted based on the number of shares of Desktop Metal common stock outstanding at the completion of the Merger. The unaudited pro forma data in the table below assume that the transaction occurred on January 1, 2022 for income statement purposes and on June 30, 2023 for balance sheet purposes. The unaudited equivalent pro forma per share data of Desktop Metal shows the effect of the transaction from the perspective of a Desktop Metal stockholder. The information was calculated by multiplying the unaudited combined pro forma per share data by 0.123, the exchange ratio at which each Desktop Metal share will be converted into a Stratasys share at closing.
	For the Six Months Ended June 30, 2023	For the year Ended December 31, 2022
Stratasys historical per ordinary share data:
Net income (loss) from continuing operations - basic	$(0.89)	$(0.44)
Net income (loss) from continuing operations - diluted	$(0.89)	$(0.44)
Book Value	$13.39	$14.30

Desktop Metal historical per common share data:
Net income (loss) from continuing operations - basic	$(0.32)	$(2.35)
Net income (loss) from continuing operations - diluted	$(0.32)	$(2.35)
Book Value	$1.38	$1.66

Combined company unaudited combined pro forma per ordinary share data:
Net income (loss) from continuing operations - basic	$(1.45)	$(7.60)
Net income (loss) from continuing operations - diluted	$(1.45)	$(7.60)
Book Value	$13.74

Desktop Metal unaudited equivalent pro forma per share data:
Net income (loss) from continuing operations - basic	$(0.18)	$(0.93)
Net income (loss) from continuing operations - diluted	$(0.18)	$(0.93)
Book Value	$1.69
Neither Stratasys nor Desktop Metal has declared or paid dividends during the periods presented. Following the completion of the Merger, the declaration of dividends will be at the discretion of Stratasys’ board of directors. The Stratasys board of directors does not expect the combined company to pay any cash dividends for the foreseeable future.

COMPARATIVE PER SHARE MARKET PRICE INFORMATION
Stratasys ordinary shares trade on Nasdaq under the symbol “SSYS” and Desktop Metal Class A common stock trades on the NYSE under the symbol “DM”.
The table below sets forth the closing price per Stratasys ordinary share on Nasdaq and per share of Desktop Metal Class A common stock on NYSE on May 24, 2023, the date preceding public announcement of the Merger, and on August 18, 2023, the latest practicable date before the date of this joint proxy statement/prospectus, and the equivalent price per share of Desktop Metal Class A common stock (as determined by multiplying the closing price per share of Stratasys ordinary shares by the exchange ratio of 0.123) on each such date.
Date	Stratasys ordinary shares closing price per share	Desktop Metal Class A common stock closing price per share	Equivalent value of Merger consideration per share of Desktop Metal Class A common stock
May 24, 2023	$14.88	$1.75	$1.83
August 18, 2023	$14.85	$1.59	$1.83
The market prices of Stratasys ordinary shares and Desktop Metal Class A common stock have fluctuated since the date of the announcement of the Merger Agreement and will continue to fluctuate from the date of this joint proxy statement/prospectus to the date of the Stratasys EGM and the Desktop Metal special meeting and the date the Merger is completed and thereafter. See “Risk Factors—Because the exchange ratio is fixed and will not be adjusted in the event of any change in either Stratasys’ or Desktop Metal’s stock price, the value of the share consideration that Desktop Metal stockholders will receive in the Merger is uncertain”. We encourage you to obtain current quotes for the Stratasys ordinary shares and the Desktop Metal Class A common stock.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This registration statement on Form F-4, of which this joint proxy statement/prospectus forms a part, and the documents to which Stratasys and Desktop Metal refer you to in this registration statement, as well as oral statements made or to be made by Stratasys and Desktop Metal, include certain “forward-looking statements” within the meaning of, and subject to the safe harbor created by, Section 27A of the Securities Act, Section 21E of the Exchange Act and the Private Securities Litigation Reform Act of 1995, which are referred to as the safe harbor provisions. These forward-looking statements generally include statements regarding the potential transaction between Stratasys and Desktop Metal, including any statements regarding the expected timetable for completing the potential transaction, the ability to complete the potential transaction, the expected benefits of the potential transaction (including anticipated synergies, projected financial information and future opportunities) and any other statements regarding Stratasys’ and Desktop Metal’s future expectations, beliefs, plans, objectives, results of operations, financial condition and cash flows, or future events or performance. These statements are often, but not always, made through the use of words or phrases such as “anticipate,” “intend,” “plan,” “believe,” “project,” “estimate,” “expect,” “may,” “should,” “will” and similar expressions. All such forward-looking statements are based on current expectations of Stratasys’ and Desktop Metal’s management and therefore involve estimates and assumptions that are subject to risks, uncertainties and other factors that could cause actual results to differ materially from the results expressed in the statements. Statements included in or incorporated by reference into this registration statement, of which this joint proxy statement/prospectus forms a part, that are not historical facts are forward-looking statements. Stratasys and Desktop Metal caution investors that any forward-looking statements are subject to risks and uncertainties that may cause actual results and future trends to differ materially from those matters expressed in, or implied or projected by, such forward-looking statements, which speak only as of the date of this joint proxy statement/prospectus. Investors are cautioned not to place undue reliance on these forward-looking statements. Key factors that could cause actual results to differ materially from those projected in the forward-looking statements include, among other things:
•
the market price for Stratasys ordinary shares and Desktop Metal Class A common stock could change before the completion of the Merger, including as a result of uncertainty as to the long-term value of Stratasys ordinary shares following the Merger or as a result of broader stock market movements;

•	certain restrictions during the pendency of the proposed Merger that may impact the ability of Stratasys and Desktop Metal to pursue certain business opportunities or strategic transactions;
•
the failure, or unexpected delays, of Desktop Metal stockholders to adopt the Merger Agreement or of Stratasys shareholders to approve the Stratasys Merger-related proposal, or the failure of Desktop Metal or Stratasys to satisfy other conditions to the completion of the Merger;

•
uncertainties related to the timing of the receipt of required regulatory approvals for the Merger and the possibility that Stratasys and Desktop Metal may be required to accept conditions that could reduce or eliminate the anticipated benefits of the Merger as a condition to obtaining regulatory approvals, or that the required regulatory approvals might not be obtained at all;

•
the risk that the proposed Merger and any announcement relating to the proposed Merger could have an adverse effect on the ability of Stratasys and Desktop Metal to retain and hire key personnel or maintain relationships with customers, clients, suppliers or strategic partners, or on Stratasys’ or Desktop Metal’s operating results and businesses generally;

•
the impact of potential future hostile actions that may be taken by Nano, or other third parties, that may be similar to the recently expired unsolicited coercive partial tender offer of Nano and Nano’s withdrawn attempt to remove current members of the Stratasys board of directors and replace them with its own nominees, whether such actions are taken by Nano in its role as a shareholder of Stratasys or otherwise, and the effect of such potential actions on Stratasys’ or the combined company’s businesses;

•	the impact of any additional potential unsolicited proposals by 3D Systems and whether any such proposal ultimately results in a “Superior Proposal” pursuant to the terms of the Merger Agreement;
•	risks that the Merger and the transactions contemplated by the Merger Agreement could disrupt current plans and operations that may harm Stratasys’ and/or Desktop Metal’s businesses;

•
the occurrence of any change, event, series of events or circumstances that could give rise to the termination of the Merger Agreement, including a termination of the Merger Agreement under circumstances that could require Desktop Metal to pay a termination fee to Stratasys or require Stratasys to pay a termination fee to Desktop Metal;

•	the amount of any costs, fees, expenses, impairments and charges related to the Merger;
•	litigation relating to the proposed Merger that has been or could be instituted against Stratasys, Desktop Metal or their respective directors, including litigation involving Nano;
•	delays in closing, or the failure to close, the Merger for any reason could negatively impact Stratasys or Desktop Metal;
•
difficulties and delays in integrating the businesses, systems and processes of Stratasys and Desktop Metal following completion of the Merger or fully realizing the anticipated synergies and other benefits expected from the Merger;

•	risks related to the diversion of the attention and time of Stratasys’ and Desktop Metal’s respective management teams from ongoing business concerns;
•	unknown liabilities;
•	changes in laws and regulations applicable to Stratasys and/or Desktop Metal;
•	the extent of Stratasys’ and Desktop Metal’s success at introducing new or improved products and solutions that gain market share;
•	the extent of growth of the 3D printing market generally;
•	the global macro-economic environment, including headwinds caused by inflation, rising interest rates, unfavorable currency exchange rates and potential recessionary conditions;
•	the effects of industry, market, economic, political or regulatory conditions outside of Stratasys’ or Desktop Metal’s control;
•
the potential adverse impact that global interruptions and delays involving freight carriers and other third parties may have on Stratasys’ supply chain and distribution network and consequently, Stratasys’ and Desktop Metal’s abilities to successfully sell both Stratasys’ and Desktop Metal’s existing and newly-launched 3D printing products;

•
infringement of Stratasys’ or Desktop Metal’s intellectual property rights by others (including for replication and sale of consumables for use in Stratasys’ systems), or infringement of others’ intellectual property rights by Stratasys or Desktop Metal;

•	potential cyber attacks against, or other breaches to, Stratasys’ or Desktop Metal’s information technologies systems;
•	impact of tax regulations on Stratasys’ or Desktop Metal’s results of operations and financial condition; and
•
the factors set forth under the heading “Risk Factors” of (i) Stratasys’ Annual Report on Form 20-F for the year ended December 31, 2022, filed with the SEC on March 3, 2023, which is referred to herein as the Stratasys 2022 Form 20-F, and (ii) Desktop Metal’s Annual Report on Form 10-K, filed with the SEC on March 1, 2023, which is referred to herein as the Desktop Metal 2022 Form 10-K, and in subsequent filings by both companies with the SEC.

Stratasys and Desktop Metal caution that the foregoing list of important factors is not exhaustive and other factors could also adversely affect the completion of the Merger and related transactions and the future results of Stratasys, Desktop Metal and the combined company. The forward-looking statements speak only as of the date of this joint proxy statement/prospectus, in the case of forward-looking statements contained in this joint proxy statement/prospectus, or the dates of the documents incorporated by reference into this joint proxy statement/prospectus, in the case of forward-looking statements made in those incorporated documents. Readers are cautioned not to place undue reliance on forward-looking statements. Nothing in this joint proxy statement/prospectus should be construed as a profit forecast.

For further discussion of these and other risks, contingencies and uncertainties applicable to Stratasys and Desktop Metal, see the section entitled “Risk Factors” beginning on page 41 of this joint proxy statement/prospectus and in Stratasys’ and Desktop Metal’s other filings with the SEC incorporated by reference into this joint proxy statement/prospectus. See also the section entitled “Where You Can Find More Information” beginning on page 221 for more information about the SEC filings incorporated by reference into this joint proxy statement/prospectus.
All subsequent written or oral forward-looking statements concerning the Merger or other matters addressed in this joint proxy statement/prospectus and attributable to Stratasys or Desktop Metal or any person acting on its or their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Neither Stratasys nor Desktop Metal is under any obligation, and each expressly disclaims any obligation, to update, alter, or otherwise revise any forward-looking statements, whether written or oral, that may be made from time to time, whether as a result of new information, future events, or otherwise, except as may be required by law. Stratasys and Desktop Metal and their respective directors, employees, agents and advisers do not accept or assume responsibility to any other person to whom this joint proxy statement/prospectus is shown or into whose hands it may come and any such responsibility or liability is expressly disclaimed.

RISK FACTORS
Summary of Risk Factors
The following constitutes a summary of the material risks relevant to the Merger, the combined company after the Merger, and each of Stratasys’ and Desktop Metal’s respective businesses:
Risks Relating to the Merger
•	Due to the fixed exchange ratio, Desktop Metal stockholders cannot be certain of the precise value of the Stratasys ordinary share consideration that they may receive in the Merger.
•	The Merger may not be completed or completion may be delayed, and if the Merger Agreement is terminated, there may be a required payment of a significant termination fee by either side.
•	Failure to complete the Merger could have material adverse effects on the business of either Stratasys and/or Desktop Metal.
•
Stratasys and Desktop Metal are targets of shareholder lawsuits (including in respect of their respective shareholder/stockholder rights plans) which could result in substantial costs and may delay or prevent the Merger from being completed.

•
If Nano’s legal challenge to Stratasys’ shareholder rights plan is successful, Nano launches and successfully completes an unsolicited tender offer that is similar to the recently-expired Nano Tender Offer, or Nano in the future succeeds at removing and replacing some or all of Stratasys’ or the combined company’s directors, that could result in a change of control of Stratasys which could have a material adverse impact on the parties’ ability to complete the Merger, or, if occurring following the Merger, could adversely impact shareholders’ investment in the combined company.

•	The Merger Agreement contains provisions that could discourage a potential competing acquirer that might be willing to pay more to acquire or merge with either company.
•	The unaudited financial forecasts included in this joint proxy statement/prospectus may not accurately project the actual results of operations of the constituent companies to the Merger.
•
The unaudited pro forma condensed combined financial information should not be considered an accurate indication of the results of operations or financial condition had Stratasys and Desktop Metal operated as a combined entity or of the combined company following completion of the Merger.

•
The Stratasys ordinary shares, as shares of an Israeli company, to be received by Desktop Metal stockholders as a result of the Merger will have rights different from the Desktop Metal Class A common stock.

•
Certain Desktop Metal stockholders have agreed to vote in favor of the adoption of the Merger Agreement, regardless of how Desktop Metal’s public stockholders vote, which could lead to approval of the Merger by Desktop Metal’s stockholders despite public stockholder opposition to it.

•
The directors and executive officers of each company have interests and arrangements that may be different from, or in addition to, the interests of Stratasys shareholders and Desktop Metal stockholders generally.

•
The Merger may be a taxable transaction for U.S. federal income tax purposes to U.S. holders (as defined below under the section entitled “Material U.S. Federal Income Tax Considerations of the Merger—U.S. Holders”) of Desktop Metal Class A common stock.

Risks Relating to the Combined Company after Completion of the Merger
•
Combining the businesses of Stratasys and Desktop Metal may be more difficult, costly or time-consuming than expected and the combined company may fail to realize the anticipated benefits of the Merger, which may negatively affect the market price of the ordinary shares of the combined company following the Merger.

•	Stratasys may be unable to realize anticipated cost and tax synergies of the Merger, and expects to incur substantial expenses related to the Merger.

•
The combined company may not be able to retain customers or suppliers, or attract new customers, or existing customers or suppliers may seek to modify contractual obligations with the combined company, which could have an adverse effect on the combined company’s business and operations.

•
Nano may continue to hold, or may acquire at a later time, a substantial interest in the combined company’s voting equity, and may have substantial influence over the combined company, and the interests of Nano, as a competitor of the combined company, may not be aligned with those of combined company or its other shareholders.

•
Current Stratasys shareholders and Desktop Metal stockholders will each have a reduced ownership and voting interest after the Merger and will exercise less influence over the management of the combined company.

•
The market price of Stratasys ordinary shares may decline as a result of the transaction or from resales of ordinary shares following the Merger, including by Nano, which has indicated that it is considering selling its Stratasys ordinary shares.

•
There may be less publicly available information concerning, and alternate governance practices for, Stratasys, as a foreign private issuer, than there are for issuers that are not foreign private issuers (such as Desktop Metal).

•	It may be difficult to enforce a U.S. judgment against the combined company and its officers and directors in Israel or the United States, or to serve process on its officers and directors.
•
Provisions of Israeli law may delay, prevent or otherwise impede a merger with, or an acquisition of, the combined company, which could prevent a change of control, even when the terms of such a transaction are favorable to the combined company and its shareholders.

•
If a U.S. holder (as defined below under the section entitled “Material U.S. Federal Income Tax Considerations of the Merger—U.S. Holders”) is treated as owning at least 10% of the stock of Stratasys, such holder may be subject to adverse U.S. federal income tax consequences.

•
If Stratasys or any of its subsidiaries is characterized as a passive foreign investment company, referred to as a PFIC, for U.S. federal income tax purposes, U.S. holders (as defined below under the section entitled “Material U.S. Federal Income Tax Considerations of the Merger—U.S. Holders”) may suffer adverse tax consequences.

Risks relating to the respective businesses of Stratasys and Desktop Metal are described in their respective annual reports, as specifically incorporated by reference in this joint proxy statement/prospectus.
In deciding whether to vote for the adoption of the Merger Agreement, in the case of Desktop Metal stockholders, or the approval of the Stratasys Merger-related proposal, in the case of Stratasys shareholders, you are urged to carefully read and consider all of the information included in this joint proxy statement/prospectus, including the matters addressed in the section entitled “Cautionary Statements Regarding Forward-Looking Statements,” all of the information incorporated herein by reference as described in the section entitled “Where You Can Find More Information,” including the risks associated with the respective businesses of Stratasys and Desktop Metal, and the following material risks relating to the Merger and the business of the combined company.
Risks Relating to the Merger
Because the exchange ratio is fixed and will not be adjusted in the event of any change in either Stratasys’ share price or Desktop Metal’s stock price, Desktop Metal stockholders cannot be certain of the precise value of the consideration that they may receive in the Merger.
At the effective time of the Merger of the Merger, each share of Desktop Metal Class A common stock outstanding immediately prior to the Merger, other than excluded shares (as defined in the section entitled “The Merger Consideration” beginning on page 90), will be converted automatically into the right to receive 0.123 Stratasys ordinary shares. This exchange ratio is fixed in the Merger Agreement and will not be adjusted for changes in the market price of either Stratasys ordinary shares or Desktop Metal Class A common stock. The market price of Stratasys ordinary shares and, as a result, the value of the consideration that Desktop Metal stockholders may receive pursuant to the Merger Agreement, has been fluctuating since the date that the Merger Agreement was executed and publicly announced and may continue to fluctuate through the date of the completion of the Merger.

Accordingly, upon the completion of the Merger and the issuance of the Stratasys ordinary shares to the Desktop Metal stockholders, the market price of the Stratasys ordinary shares that will be issued to the Desktop Metal stockholders as the Merger consideration could be greater than, less than or the same as the market price of Stratasys ordinary shares on the date the Merger Agreement was executed, on the date of this joint proxy statement/prospectus or on the date of the stockholder/shareholder meetings. Share price changes may result from a variety of factors, including, among others, changes in Stratasys’ or Desktop Metal’s respective businesses, operations or prospects; legislative, regulatory and legal developments in the 3D printing and additive manufacturing industries; general market, industry and economic conditions; shareholder litigation relating to the Merger or otherwise relating to Stratasys or to Desktop Metal; and market assessments of the likelihood that the Merger will be completed. Because the value of the consideration will depend on the market price of Stratasys ordinary shares at the time the Merger is completed, Desktop Metal stockholders will not know or be able to determine at the time of the Desktop Metal stockholder meeting the market value of the Merger consideration they may receive upon completion of the Merger. Similarly, Stratasys shareholders will not know or be able to determine at the time of the Stratasys EGM the market value of the consideration to be paid to the Desktop Metal stockholders in the form of issuance of Stratasys ordinary shares pursuant to the Merger Agreement compared to the market value of the shares of Desktop Metal Class A common stock that are being exchanged. You are urged to obtain current market quotations for Stratasys ordinary shares and Desktop Metal Class A common stock in determining whether to vote for approval of the Stratasys Merger-related proposal, including the share issuance, in the case of Stratasys shareholders or for the adoption of the Merger Agreement in the case of Desktop Metal stockholders. In addition, see the section entitled “Comparative Per Share Market Price Information” beginning on page 37.
The Merger may not be completed and the Merger Agreement may be terminated in accordance with its terms.
The Merger is subject to a number of conditions that must be satisfied or waived, in each case, prior to the completion of the Merger, as specified in the Merger Agreement. These conditions are described in the section entitled “The Merger Agreement—Conditions to the Closing of the Merger” beginning on page 25. These conditions to the completion of the Merger, some of which are beyond the control of Stratasys and Desktop Metal, may not be satisfied or waived in a timely manner or at all, and, accordingly, the Merger may be delayed or not completed.
Additionally, either Stratasys or Desktop Metal may terminate the Merger Agreement under certain circumstances, including, among other reasons, if the Merger is not completed by February 25, 2024 (subject, under certain circumstances, to extension to May 25, 2024 or August 25, 2024).
If the Merger Agreement is terminated under certain circumstances specified in the Merger Agreement, Desktop Metal may be required to pay Stratasys a termination fee of $18,600,000 or an expense reimbursement in an amount not to exceed $10,000,000, including certain circumstances in which the Desktop Metal board of directors effects a change of recommendation (as described in the section entitled “The Merger Agreement—Changes in Recommendation of the Board of Directors of Stratasys or Desktop Metal” beginning on page 153) or Desktop Metal enters into an agreement with respect to an Acquisition Proposal (as defined in the section entitled “The Merger Agreement—No Solicitation” beginning on page 151) following the termination of the Merger Agreement. In addition, if the Merger Agreement is terminated under certain circumstances specified in the Merger Agreement, Stratasys may be required to pay Desktop Metal a termination fee of $19,000,000 or $32,500,000 or an expense reimbursement in an amount not to exceed $10,000,000, including certain circumstances in which the Stratasys board of directors effects a change of recommendation or Stratasys enters into an agreement with respect to an Acquisition Proposal following the termination of the Merger Agreement. See the section entitled “The Merger Agreement—Termination of the Merger Agreement” beginning on page 161 and the section entitled “The Merger Agreement—Termination Fees and Expense Reimbursement” beginning on page 163 for a more complete discussion of the circumstances under which the Merger Agreement could be terminated and when a termination fee may be payable by Stratasys or Desktop Metal.
Obtaining required approvals and satisfying closing conditions may prevent or delay completion of the Merger.
The Merger is subject to a number of conditions to closing as specified in the Merger Agreement. These closing conditions include, among others, receipt of the approval of Desktop Metal stockholders of the Desktop Metal Merger Agreement proposal and the approval of Stratasys shareholders of the Stratasys Merger-related proposal; the expiration or termination of the waiting periods applicable to the Merger under the HSR Act; obtaining all required approvals under antitrust (including, if required, from the Competition and Markets Authority of the United

Kingdom) and foreign direct investment laws of certain jurisdictions (including, to the extent required, Germany and Italy); making certain additional regulatory filings, including with the Committee on Foreign Investment in the United States, or CFIUS, and pursuant to 22 C.F.R. Section 122.4(b) of the International Traffic in Arms Regulations; approval for listing on Nasdaq the Stratasys ordinary shares to be issued pursuant to the Merger Agreement; the effectiveness of the registration statement on Form F-4 of which this joint proxy statement/prospectus forms a part and the absence of a stop order or proceedings seeking a stop order; absence of any order, injunction (temporary or permanent) or decree or other similar legal restraint issued by any court or governmental entity of competent jurisdiction enjoining, preventing, prohibiting or making illegal the consummation of the Merger; the truth and correctness of the representations and warranties of the parties to the Merger Agreement (subject to certain materiality qualifiers); the performance or compliance in all material respects by each party with the obligations and covenants required to be performed or complied with by it under the Merger Agreement at or prior to the closing date; and the receipt by each party of a certificate signed on behalf of the Chief Executive Officer or the Chief Financial Officer of the other party certifying as to certain matters. There can be no assurance as to when these conditions will be satisfied or waived, if at all, or that other events will not intervene to delay or result in the failure to complete the transaction. No assurance can be given that the required stockholder, shareholder, governmental and regulatory consents and approvals will be obtained or that the required conditions to closing will be satisfied, and, even if all such consents and approvals are obtained and the conditions are satisfied, no assurance can be given as to the terms, conditions and timing of such consents, orders and approvals. For example, these consents, orders and approvals may impose burdensome conditions on or require divestitures relating to the divisions, operations or assets of Stratasys or Desktop Metal or may impose requirements, limitations or costs or place restrictions on the conduct of Stratasys’ or Desktop Metal’s businesses. Any delay in completing the Merger could cause the combined company not to realize, or to be delayed in realizing, some or all of the benefits that Stratasys and Desktop Metal expect to achieve if the Merger is successfully completed within its expected time frame. For more information, see the sections entitled “The Merger Agreement—Reasonable Best Efforts and Regulatory Approvals” and “The Merger Agreement—Conditions to Completion of the Merger.”
The Merger is subject to U.S. foreign investment regulations, which may result in conditions that are not presently anticipated or cannot be met or prevent or delay the consummation of the Merger. Such conditions or limitations could also potentially make Stratasys ordinary shares less attractive to investors or cause the combined company’s future investments to be subject to U.S. foreign investment regulations.
Investments that involve the acquisition of, or investment in, a U.S. business by a non-U.S. investor may be subject to U.S. laws that regulate foreign investments in U.S. businesses and access by foreign persons to technology developed and produced in the United States. These laws include Section 721 of the Defense Production Act of 1950, as amended by the Foreign Investment Risk Review Modernization Act of 2018, and the regulations at 31 C.F.R. Parts 800 and 802, as amended, administered by CFIUS.
Whether CFIUS has jurisdiction to review an acquisition or investment transaction depends on, among other factors, the nature and structure of the transaction, including the level of beneficial ownership interest and the nature of any information or governance rights involved. For example, investments that result in “control” of a “U.S. business” by a “foreign person” (in each case, as such terms are defined in 31 C.F.R. Part 800) always are subject to CFIUS jurisdiction. Significant CFIUS reform legislation, which was fully implemented through regulations that became effective in 2020, expanded the scope of CFIUS’ jurisdiction to investments that do not result in control of a U.S. business by a foreign person, but afford certain foreign investors certain information or governance rights in a U.S. business that has a nexus to “critical technologies,” “covered investment critical infrastructure”, and/or “sensitive personal data” (in each case, as such terms are defined in 31 C.F.R. Part 800).
CFIUS will review the Merger and could choose to review past or proposed transactions involving new or existing foreign investors in Stratasys or Desktop Metal. Any review and approval of an investment or transaction by CFIUS may have outsized impacts on transaction certainty, timing, feasibility, and cost, among other things. CFIUS policies and agency practices are rapidly evolving, and there can be no assurances that conditions imposed by CFIUS will be acceptable to the parties to the Merger or their respective investors. Among other things, CFIUS could seek to impose limitations or restrictions on, or prohibit, investments by foreign investors (including, but not limited to, limits on purchasing ordinary shares issued in the Merger, limits on information sharing with such investors, requiring a voting trust, governance modifications, or forced divestiture).

Failure to complete the Merger could have material and adverse effects on Stratasys and Desktop Metal.
If the Merger is not completed on a timely basis, or at all, for any reason, including as a result of Stratasys shareholders failing to approve the Stratasys Merger-related proposal, including the share issuance, or Desktop Metal stockholders failing to adopt the Merger Agreement, Stratasys’ and Desktop Metal’s respective share and stock prices could be adversely effected, their respective ongoing businesses may be adversely affected and, without realizing any of the benefits of having completed the Merger, Stratasys and Desktop Metal would be subject to a number of risks, including the following:
•
Each of Stratasys and Desktop Metal will be required to pay its respective expenses relating to the Merger, such as certain legal, accounting, financial advisory and printing fees, whether or not the Merger is completed;

•
time and resources committed by Stratasys’ and Desktop Metal’s respective management teams to matters relating to the Merger (including integration planning) could otherwise have been devoted to their existing businesses and the pursuit of other opportunities that may have been beneficial to Stratasys or Desktop Metal, as applicable;

•
the market prices of Stratasys ordinary shares or Desktop Metal Class A common stock could decline to the extent that the current market price reflects a market assumption that the Merger will be completed;

•
Stratasys may face renewed hostile takeover pressure from Nano Dimension, whether via (i) a new tender offer that is similar to the recently-expired hostile Nano Tender Offer pursuant to which Nano Dimension sought to increase its holdings of Stratasys ordinary shares to approximately 46-51% of the outstanding Stratasys ordinary shares, (ii) an additional attempt to take control of the Stratasys board of directors, whether by proposing to remove current Stratasys directors and replace them with Nano’s own nominees, or otherwise, or (iii) any other means, and may face protracted litigation in relation to such tactics of Nano Dimension;

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Stratasys could face hostile takeover pressure from any other third party, including other competitors in the 3D printing industry or other outside players, which could distract Stratasys from its focus on its business strategies;

•
each company may experience negative reactions from its suppliers, customers, distribution channels, business partners, industry contacts and other third parties, which in turn could affect each company’s marketing and sales operations or their ability to compete for new business or obtain renewals in the marketplace more broadly;

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either or both companies could experience negative reactions from market analysts, institutional shareholder groups, significant shareholders or others that could have an adverse impact on the trading price of their ordinary shares or common stock, as applicable;

•	Stratasys and Desktop Metal may experience negative reactions from employees;
•
Stratasys and/or Desktop Metal and/or their respective management teams could be subject to litigation related to any failure to complete the Merger or any enforcement proceeding commenced against Stratasys or Desktop Metal to perform their respective obligations under the Merger Agreement;

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Desktop Metal may be required, in certain circumstances, to pay a termination fee of $18.6 million or an expense reimbursement in an amount not to exceed $10.0 million to Stratasys and Merger Sub (see the section entitled “The Merger Agreement—Termination Fees and Expense Reimbursement” beginning on page 163); and

•
Stratasys may be required, in certain circumstances, to pay a termination fee of $32.5 million (or $19 million in certain circumstances) or an expense reimbursement in an amount not to exceed $10.0 million to Desktop Metal (see the section entitled “The Merger Agreement—Termination Fees and Expense Reimbursement” beginning on page 163).

In addition to the above risks, if the Merger Agreement is terminated and either party’s board of directors seeks an alternative transaction, such party’s shareholder or stockholders, as applicable, cannot be certain that such party will be able to find a party willing to engage in a transaction on more attractive terms than the Merger.

If Nano’s legal challenge to Stratasys’ shareholder rights plan is successful, Nano launches and successfully completes an unsolicited tender offer that is similar to the recently expired Nano Tender Offer, or Nano attempts once again and succeeds at removing and replacing Stratasys’ or the combined company’s directors with its own nominees, that could result in a change of control of Stratasys which could prevent the Merger from being completed or, if the Merger is already complete, could have a material adverse impact on shareholders’ investment in the combined company.
Stratasys is currently subject to litigation in Israel initiated by Nano in which Nano is challenging the validity, under Israeli law, of Stratasys’ shareholder rights plan. The Israeli courts have not previously ruled on the legality of a shareholder rights plan or so-called “poison pill” under the Israeli Companies Law. On July 18, 2023, in the context of an interim procedural decision, the court expressed its preliminary view that: it is inclined to rule that rights plans are permissible under Israeli law; the adoption of a rights plan by a board should be viewed “with suspicion”; a board bears the burden of proving that it was informed, that it acted in good faith, that experts were consulted, and that it considered the interests of the company and its shareholders, rather than acting for the sake of entrenching itself, when adopting a shareholder rights plan. While this interim ruling opens the way for a potential final court ruling that Stratasys’ shareholder rights plan was valid and validly adopted, there can be no assurance that the Israeli court will determine that the Stratasys board of directors actually met the requisite burden of proof for upholding such validity.
In addition to its legal challenge to Stratasys’ shareholder rights plan, Nano may also launch, in the future, a hostile tender offer that may be similar to the Nano Tender Offer that it launched on May 25, 2023 and that expired on July 31, 2023, pursuant to which it may seek to acquire Stratasys ordinary shares which, together with any Stratasys ordinary shares that it already owns, may represent a majority or, even if less than a majority, a significant percentage of the outstanding Stratasys ordinary shares.
Nano may also utilize its rights pursuant to the provisions of the Israeli Companies Law to demand, as a greater-than 5% shareholder, to call an extraordinary general meeting of shareholders at which the removal of some or all of Stratasys’ then-incumbent directors and the election of Nano’s nominees in their stead would be on the agenda. The relevant majority for approval of any such proposal would be an ordinary majority of shares represented in person or by proxy and voting at a general meeting, without excluding the shares of interested shareholders. If Nano were to hold a substantial portion of Stratasys or ordinary shares of the combined company when doing so, Nano’s votes in favor of such a proposal would give it an advantage in having the proposal approved.
To the extent that the Israeli court invalidates Stratasys’ shareholder rights plan, declares or provides any further remedies to Nano that facilitate, and thereby allow, Nano to launch a new tender offer that is similar to the expired Nano Tender Offer, that may result in Nano having another opportunity to attempt to become a majority or significant shareholder of Stratasys or the combined company. Nano would then have significant ability to impact the operations of Stratasys or the combined company. Similarly, if Nano succeeds in the future in replacing any of Stratasys’ or the combined company’s directors, that would also give it significant influence over the management and policies of Stratasys or the combined company. Either or both of those outcomes would enable Nano to influence the operations of Stratasys or the combined company for its own interests, which may be to the detriment of Stratasys’ or the combined company’s public/minority shareholders. Nano could use its voting power, whether as a substantial (or even controlling) shareholder or on the Stratasys board, to vote against or otherwise prevent the completion of the Merger, or, if the Merger is already complete, to significantly influence the policies of the combined company in a manner that benefits Nano and adversely impacts the combined company and its results of operations in a material way. Nano’s possession of a substantial or controlling interest in Stratasys or the combined company could also adversely impact trading in Stratasys’ or the combined company’s ordinary shares and liquidity for Stratasys’ or the combined company’s public/minority shareholders, potentially causing a decline in the value of public shareholders’ investment in Stratasys and/or the combined company.
Until the completion of the Merger or the termination of the Merger Agreement in accordance with its terms, Stratasys and Desktop Metal are each prohibited from entering into certain transactions and taking certain actions that might otherwise be beneficial to Stratasys or Desktop Metal and their respective shareholders or stockholders.
After the date of the Merger Agreement and prior to the effective time, the Merger Agreement restricts Stratasys and Desktop Metal from taking specified actions without the consent of the other party (which consent may not be unreasonably withheld or delayed) and requires that the business of each company and its respective subsidiaries be conducted in the ordinary course consistent with past practice in all material respects. These restrictions may prevent Stratasys or Desktop Metal from making appropriate changes to their respective businesses or organizational structures or from pursuing attractive business opportunities that may arise prior to the completion of the Merger and could have the effect of delaying or preventing other strategic transactions. Adverse effects arising from the pendency of the Merger could be exacerbated by any delays in consummation of the Merger or termination of the Merger Agreement. See the section entitled “The Merger Agreement—Conduct of Business Prior to the Effective Time” beginning on page 148.
The Merger, and uncertainty regarding the Merger, may cause customers, suppliers or strategic partners to delay or defer decisions concerning Stratasys and/or Desktop Metal, which could adversely affect each company’s ability to effectively manage its respective businesses.
The Merger will happen only if certain conditions are met including, among other conditions, the approval of the Merger Agreement proposal by Desktop Metal stockholders, the approval of the Stratasys Merger-related proposal by Stratasys shareholders and the receipt of regulatory approvals. Many of the conditions are outside the control of Stratasys and/or Desktop Metal, and both parties also have certain rights to terminate the Merger Agreement. Accordingly, there may be uncertainty regarding the completion of the Merger. This uncertainty may cause customers, suppliers, vendors, strategic partners or others that deal with Stratasys and/or Desktop Metal to delay or defer entering into contracts with Stratasys and/or Desktop Metal or making other decisions concerning Stratasys and/or Desktop Metal or seek to change or cancel existing business relationships with Stratasys and/or Desktop Metal, which could negatively affect Stratasys’ and Desktop Metal’s respective businesses. Any delay or deferral of those decisions or changes in existing agreements could have a material adverse effect on the respective businesses of Stratasys and Desktop Metal, regardless of whether the Merger is ultimately completed.
Failure to attract, motivate and retain executives and other key employees could diminish the anticipated benefits of the Merger.
The success of the Merger will depend in part on the retention of personnel critical to the business and operations of the combined company due to, for example, their technical skills or management expertise. Competition for qualified personnel can be intense.
Current and prospective employees of Stratasys and Desktop Metal may experience uncertainty about their future role with Stratasys and Desktop Metal until strategies with regard to these employees are announced or executed, which may impair Stratasys’ and Desktop Metal’s ability to attract, retain and motivate key management, technical, business development, operational and customer-facing employees and other personnel prior to and following the Merger. If Stratasys and Desktop Metal are unable to retain personnel, Stratasys and Desktop Metal could face disruptions in their operations, loss of existing customers, loss of key information, expertise or know-how, and unanticipated additional recruitment and training costs. In addition, the loss of key personnel could diminish the anticipated benefits of the Merger.
If key employees of Stratasys or Desktop Metal depart, the integration of the companies may be more difficult and the combined company’s business following the Merger may be harmed. Furthermore, the combined company may have to incur significant costs in identifying, hiring and retaining replacements for departing employees and may lose significant expertise and talent relating to the business of each of Stratasys or Desktop Metal, and the combined company’s ability to realize the anticipated benefits of the Merger may be adversely affected. In addition, there could be disruptions to or distractions for the workforce and management associated with activities of labor unions or integrating employees into the combined company. Accordingly, no assurance can be given that the combined company will be able to attract or retain key employees of Stratasys and Desktop Metal to the same extent that those companies have been able to attract or retain their own employees in the past.
The directors and executive officers of Stratasys and Desktop Metal have interests and arrangements that may be different from, or in addition to, the interests of Stratasys shareholders and Desktop Metal stockholders generally.
When considering the recommendations of the boards of directors of Stratasys or Desktop Metal, as applicable, with respect to the proposals described in this joint proxy statement/prospectus, Stratasys shareholders and Desktop Metal stockholders should be aware that certain of the directors and executive officers of each of Stratasys and Desktop Metal may have interests in the Merger and have arrangements that are different from, or in addition to, those of Stratasys shareholders and Desktop Metal stockholders generally. These interests and arrangements may create potential conflicts of interest.
With respect to certain directors and executive officers of Stratasys, these interests and arrangements include the continued employment of such executive officers by Stratasys after the Merger and the continued service of certain of such directors on the board of directors of Stratasys after the Merger. The Stratasys board of directors was aware of these interests and considered these interests, among other matters, when it approved and declared advisable the Merger Agreement and the transactions contemplated thereby on the terms and subject to the conditions set forth in the Merger Agreement and recommended that Stratasys shareholders approve the issuance of the Stratasys ordinary shares to the shareholders of Desktop Metal stockholders as consideration in the Merger pursuant to the terms of the Merger Agreement. The interests of certain of Stratasys’ directors and executive officers are described in more detail in the section entitled “Interests of Stratasys’ Directors and Executive Officers in the Merger” beginning on page 180.
With respect to directors and executive directors of Desktop Metal, these interests and arrangements include the continued employment of certain executive officers by the combined company, the appointment of certain Desktop Metal directors as directors of the combined company, the treatment in the Merger of outstanding equity, equity-based and incentive awards, severance arrangements, other compensation and benefit arrangements and the right to continued indemnification of former Desktop Metal directors and officers by the combined company. The Desktop Metal board of directors was aware of these interests and considered these interests, among other matters, when it approved and declared advisable the Merger Agreement, the Merger and the transactions contemplated thereby on the terms and subject to the conditions set forth in the Merger Agreement, determined that the Merger Agreement, the Merger and the transactions contemplated by the Merger Agreement were fair to, and in the best interests of, Desktop Metal and Desktop Metal stockholders and recommended that Desktop Metal stockholders adopt the Merger Agreement. The interests of Desktop Metal directors and executive officers are described in more detail in the section entitled “Interests of Desktop Metal’s Directors and Executive Officers in the Merger” beginning on page 181.
Stratasys or Desktop Metal may waive one or more of the closing conditions without re-soliciting shareholder/stockholder approval.
Stratasys or Desktop Metal may determine to waive, in whole or part, one or more of the conditions of its obligations to consummate the Merger. Stratasys and Desktop Metal currently expect to evaluate the materiality of any waiver and its effect on Stratasys shareholders or Desktop Metal stockholders, as applicable, in light of the facts and circumstances at the time to determine whether any amendment of this joint proxy statement/prospectus or any re-solicitation of proxies or voting instruction forms is required in light of such waiver. Any determination whether to waive any condition to the Merger or as to re-soliciting stockholder approval or amending this joint proxy statement/prospectus as a result of a waiver will be made by Stratasys or Desktop Metal, as applicable, at the time of such waiver based on the facts and circumstances as they exist at that time.
The Merger Agreement contains provisions that could discourage a potential competing acquirer that might be willing to pay more to acquire or merge with either Desktop Metal or Stratasys.
The Merger Agreement contains “no shop” provisions that restrict Desktop Metal’s or Stratasys’ ability to, among other things (each as described under the section entitled “The Merger Agreement—No Solicitation” beginning on page 151):
•	solicit, initiate, induce, facilitate or knowingly encourage any Acquisition Proposal or any inquiry or proposal that may be reasonably be expected to lead to an Acquisition Proposal;
•
enter into, participate in, maintain or continue any communications or negotiations regarding, or deliver or make available any non-public information with respect to, or take any other action regarding, any actual or potential Acquisition Proposal;

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take any action to make the provisions of any takeover statute (including, with respect to Desktop Metal, any transaction under, or a third party becoming an “interested stockholder” under, Section 203 of the Delaware General Corporation Law), or any restrictive provision of any applicable anti-takeover provision in the applicable party’s governing documents, inapplicable to any transactions contemplated by an Acquisition Proposal;

•	make any third party acquirer exempt from the definition of an acquiring person in the applicable party’s rights plan or redeem or waive any provision in such rights plan;
•	agree to, accept, approve, endorse or recommend (or publicly propose or announce any intention or desire to agree to, accept, approve, endorse or recommend) any Acquisition Proposal; or

•	enter into any letter of intent or any other contract, agreement, commitment or other written arrangement contemplating or otherwise relating to any Acquisition Proposal; or
•	resolve, propose or agree to do any of the foregoing.
Furthermore, there are only limited exceptions to the requirement under the Merger Agreement that neither Desktop Metal’s or Stratasys’ board of directors effect a change in recommendation (as defined in the section entitled “The Merger Agreement—Representations and Warranties” beginning on page 146). Although each party’s board of directors is permitted to effect a change of recommendation, after complying with certain procedures set forth in the Merger Agreement, in response to an Acquisition Proposal if it determines in good faith judgment, after consulting with its outside financial advisor and outside legal counsel, that such Acquisition Proposal constitutes a Superior Proposal, its doing so would entitle the other party to terminate the Merger Agreement and collect a termination fee. For more information, see the sections titled “The Merger Agreement—Termination of the Merger Agreement” beginning on page 161 and “The Merger Agreement—Termination Fees and Expense Reimbursement” beginning on page 163.
These provisions could discourage a potential competing acquirer from considering or proposing an acquisition or Merger, even if it were prepared to pay consideration with a higher value than that implied by the Merger consideration, or might result in a potential competing acquirer proposing to pay a lower per share price than it might otherwise have proposed to pay because of the added expense of the termination fee.
Stratasys and Desktop Metal will each incur significant transaction and Merger-related costs in connection with the Merger.
Stratasys and Desktop Metal have incurred and expect to incur a number of non-recurring costs associated with the Merger. These costs and expenses include fees paid to financial, legal and accounting advisors, systems consolidation costs, severance and other potential employment-related costs, including payments that may be made to certain Stratasys executives and certain Desktop Metal executives, filing fees, printing expenses and other related charges. Some of these costs are payable by Stratasys and Desktop Metal regardless of whether the Merger is completed. There are also a large number of processes, policies, procedures, operations, technologies and systems that must be integrated in connection with the Merger and the integration of the two companies’ businesses. While both Stratasys and Desktop Metal have assumed that a certain level of expenses would be incurred in connection with the Merger and the other transactions contemplated by the Merger Agreement, there are many factors beyond their control that could affect the total amount or the timing of the integration and implementation expenses.
There may also be additional unanticipated significant costs in connection with the Merger that the combined company may not recoup. These costs and expenses could reduce the realization of efficiencies, strategic benefits and additional income Stratasys and Desktop Metal expect to achieve from the Merger. Although Stratasys and Desktop Metal expect that these benefits will offset the transaction expenses and implementation costs over time, this net benefit may not be achieved in the near term or at all.
The opinions rendered to Stratasys and Desktop Metal by their respective financial advisors will not reflect changes in circumstances between the dates of such opinions and the completion of the Merger.
Stratasys and Desktop Metal have received opinions from their respective financial advisors in connection with the signing of the Merger Agreement but have not obtained, nor will obtain, from their respective financial advisors updated opinions regarding the fairness, from a financial point of view, of the Merger consideration as of the date of this joint proxy statement/prospectus or prior to the completion of the Merger. Changes in the operations and prospects of Desktop Metal or Stratasys, general market and economic conditions and other factors that may be beyond the control of Desktop Metal and Stratasys, and on which Desktop Metal’s and Stratasys’ financial advisors’ opinions were based, may significantly alter the value of Desktop Metal or Stratasys or the prices of the shares of Desktop Metal Class A common stock or the prices of the Stratasys ordinary shares by the time the Merger is completed. The financial advisors’ opinions do not speak as of any date other than the respective dates of such opinions. Because Stratasys and Desktop Metal do not currently anticipate asking their respective financial advisors to update their opinions, the opinions will not address the fairness of the Merger consideration or the exchange ratio, as applicable, from a financial point of view at the time the Merger is completed. The Stratasys board of directors’ recommendation that Stratasys shareholders vote “FOR” the Stratasys Merger-related proposal and each of the other Stratasys proposals and the Desktop Metal board of directors’ recommendation that the Desktop Metal stockholders vote “FOR” the Desktop Metal Merger Agreement proposal, the Desktop Metal compensation proposal and the Desktop Metal adjournment proposal, however, is made as of the date of this joint proxy statement/prospectus.

For a more complete description of the above-described opinions, please refer to “The Merger—Opinion of Stratasys’ Financial Advisor” beginning on page 118 and “The Merger—Opinion of Desktop Metal’s Financial Advisor” beginning on page 124. A copy of the opinion of Stifel, Desktop Metal’s financial advisor, is attached as Annex D to this joint proxy statement/prospectus, and a copy of the opinion of J.P. Morgan, Stratasys’ financial advisor, is attached as Annex C to this joint proxy statement/prospectus, and each is incorporated by reference herein in its entirety.
The unaudited financial forecasts included in this joint proxy statement/prospectus were prepared based on various assumptions that may not be realized in full, at all, or within projected timeframes, and the combined company’s actual results of operations after the Merger may differ materially and adversely from the unaudited financial forecasts.
The unaudited financial forecasts included in this joint proxy statement/prospectus were provided by Stratasys and/or Desktop Metal to their respective boards of directors and financial advisors in connection with each party’s consideration of the Merger Agreement. Such unaudited financial forecasts were prepared based on assumptions regarding future revenues, operating cash flows, expenditures, income and other variables that may not be realized in full, at all, or within projected timeframes and the combined company’s actual results may differ materially and adversely from the unaudited financial forecasts. The unaudited financial forecasts were not prepared with a view toward public disclosure. Neither Stratasys nor Desktop Metal undertakes any obligation to update any unaudited prospective financial information included in this joint proxy statement/prospectus except as may be required by applicable law. For more information, see the sections entitled “ Stratasys Unaudited Financial Forecasts” beginning on page 132 and “Desktop Metal Unaudited Financial Forecasts” beginning on page 134.
The unaudited pro forma condensed combined financial information included in this document is presented for illustrative purposes only and should not be considered to be an indication of the results of operations or financial condition had Stratasys and Desktop Metal operated as a combined entity during the periods presented or of the combined company following completion of the Merger.
The unaudited pro forma condensed combined financial information included in this joint proxy statement/prospectus has been prepared using the consolidated historical financial statements of Stratasys and Desktop Metal, is presented for illustrative purposes only, and should not be considered to be an indication of the results of operations or financial condition of the combined company following the Merger and the other transactions contemplated by the Merger Agreement (which, together with the Merger, are referred to collectively as the transactions). In addition, the pro forma financial information included in this joint proxy statement/prospectus is based in part on certain assumptions regarding the transactions. These assumptions may not prove to be accurate, and other factors may affect the combined company’s results of operations or financial condition following the completion of the transactions. Accordingly, the historical and pro forma financial information included in this joint proxy statement/prospectus does not necessarily represent the combined company’s results of operations and financial condition had Stratasys and Desktop Metal operated as a combined entity during the periods presented, or of the combined company’s results of operations and financial condition following completion of the transactions. The combined company’s potential for future business success and operating profitability must be considered in light of the risks, uncertainties, expenses and difficulties typically encountered by recently combined companies. For more information, see the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” beginning on page 165.
Third parties may terminate or alter existing contracts or relationships with Desktop Metal.
Desktop Metal has contracts with customers, suppliers, vendors, landlords, licensors and other business partners which may require Desktop Metal to obtain consent from such counterparties in connection with the Merger. If these consents cannot be obtained, the combined company may suffer a loss of potential future revenue and may lose rights that are material to its business and the business of the combined company. In addition, third parties with whom Desktop Metal currently has relationships may terminate or otherwise reduce the scope of their relationship with Desktop Metal in anticipation of the Merger. Any such disruptions could limit the combined company’s ability to achieve the anticipated benefits of the Merger. The adverse effect of such disruptions could also be exacerbated by a delay in the completion of the Merger or the termination of the Merger Agreement.

Stratasys and Desktop Metal are targets of shareholder lawsuits which could result in substantial costs and may delay or prevent the Merger from being completed.
Shareholder lawsuits are often brought against public companies that have entered into merger agreements, and each of Stratasys and Desktop Metal has been named in shareholder lawsuits in connection with the Merger and their respective shareholder rights plans. In addition, Stratasys has been subject to litigation filed by Nano Dimension related to the recently-expired Nano Tender Offer and the validity of Stratasys’ existing shareholder rights plan. As the validity of shareholders’ rights plans is a matter of first impression in Israeli courts, it is difficult to predict the Israeli courts’ ruling in response to a challenge of the plan’s validity, and there is therefore no assurance that Stratasys’ existing shareholder rights plan will be triggered in response to a potential future tender offer by Nano that may be similar to the recently-expired Nano Tender Offer. While an interim Israeli court ruling on July 18, 2023 opens the way for a potential final court ruling that Stratasys’ shareholder rights plan was valid and validly adopted, there can be no assurance that the Israeli court will determine that the Stratasys board of directors actually met the requisite burden of proof for upholding such validity. Even if any of the foregoing lawsuits are determined to be without merit, defending against these claims can result in substantial costs and divert management time and resources. Additional lawsuits filed in connection with the Merger against Stratasys, Desktop Metal, Merger Sub and/or their respective directors and officers could prevent or delay the consummation of the Merger, including through an injunction, and result in additional costs to Stratasys and Desktop Metal. In addition, the costs of defending against the litigation, even if resolved in Stratasys’ or Desktop Metal’s favor, could be substantial, and such litigation could distract Stratasys or Desktop Metal from its focus on consummation of the Merger. An adverse ruling in any such litigation may cause the Merger to be delayed or not to be completed, which could cause Stratasys and Desktop Metal not to realize some or all of the anticipated benefits of the Merger. The results, defense or settlement of any lawsuit or claim that remains unresolved at the time the Merger is consummated may cause financial and other damage and may adversely affect the combined company’s business, financial condition, results of operations and cash flows. Stratasys and Desktop Metal cannot currently predict the outcome of or reasonably estimate the possible loss or range of loss from any lawsuits or claims.
For information with respect to the foregoing lawsuits and any other existing lawsuits relating to the Merger and Nano Tender Offer, see the section entitled “The Merger—Litigation Relating to the Merger” beginning on page 141. Additional lawsuits may be filed in connection with the Merger and the Nano Tender Offer in the future.
The Stratasys ordinary shares to be received by Desktop Metal stockholders as a result of the Merger will have rights different from the Desktop Metal Class A common stock.
Upon consummation of the Merger, the rights of Desktop Metal stockholders, who will become shareholders of Stratasys, will be governed by Stratasys’ amended and restated articles of association. The rights associated with Desktop Metal Class A common stock are different from the rights associated with Stratasys ordinary shares. See the section entitled “Comparison of Stockholders’/Shareholders’ Rights” beginning on page 201 for a discussion of these differences.
Certain Desktop Metal stockholders have agreed to vote in favor of the adoption of the Merger Agreement, regardless of how Desktop Metal’s public stockholders vote. As a result, approximately 19% of the Desktop Metal voting securities outstanding will be contractually obligated to vote in favor of the Merger, subject to the terms and conditions of each person’s respective voting and support agreement.
As an inducement to Stratasys entering into the Merger Agreement, on May 25, 2023, (a) Ric Fulop, Desktop Metal’s Chief Executive Officer, (b) KPCB Holdings, Inc., as nominee, Kleiner Perkins Caufield & Byers XVI, LLC, KPCB XVI Founders Fund, LLC, Kleiner Perkins Caufield & Byers XVII, LLC and KPCB XVII Founders Fund, LLC (collectively, “KPCB”), (c) Khaki Campbell Trust, (d) Bluebird Trust(e) Jonah Myerberg, (f) Audra Myerberg, (g) Wen Hsieh and (h) Red Tailed Hawk Trust, who collectively beneficially own shares representing approximately 19% of the voting power of Desktop Metal, entered into voting and support agreements pursuant to which each has agreed to vote its shares in favor of the Merger. Accordingly, there is a higher likelihood that the necessary Desktop Metal stockholder approval of the Merger will be received regardless of how the remaining stockholders cast their votes, which could cause the Desktop Metal proposals to be approved even if they are not in the best interest of Desktop Metal’s public stockholders.
Attempts for a hostile takeover that are similar to the recently expired Nano Tender Offer, or other shareholder activism, may negatively affect Stratasys’ business.
In recent years, shareholder activism has increased across public companies. Specifically, shareholder activists have proposed changes in the governance, strategic direction and operations of different public companies. While shareholders’ activism might be, in certain cases, an efficient course of action taken by financial investors in order to enhance market efficiency and financial performance, other shareholders might have hostile intentions towards a company and may provoke actions which are intended to damage its business and reputation.
Shareholder activism in general, and hostile takeover attempts in particular, including proxy contests and tender offers, divert management’s and the Board’s attention and resources from the business and may (1) give rise to perceived uncertainties as to Stratasys’ future direction, (2) result in the loss of potential business opportunities, (3) limit its ability to raise funds, (4) make it more difficult to attract and retain qualified personnel for positions, and (5) impair Stratasys’ brand and reputation, any of which may materially and adversely affect its business, financial condition and results of operations.
Stratasys may also be required to incur significant expenses, including legal fees, related to such hostile takeovers, or shareholder activism matters. Further, Stratasys’ share price could be subject to significant fluctuations or otherwise be adversely affected by the events, risks and uncertainties associated with any shareholder activism in general, and hostile takeover attempts, in particular.
For additional information on the recently-expired Nano Tender Offer and certain other actions taken by Nano with respect to Stratasys, see the section entitled “The Merger Agreement—Background of the Merger” beginning on page 90.
The Merger may be a taxable transaction for U.S. federal income tax purposes to U.S. holders of Desktop Metal Class A Common Stock.
Subject to the limitations and qualifications described in the section entitled “Material U.S. Federal Income Tax Considerations of the Merger” below, it is intended that the Merger shall qualify for the Intended U.S. Tax Treatment. However, if the Merger does not qualify for the Intended U.S. Tax Treatment (and does not otherwise qualify for tax-deferred treatment under another Section of the Code), the Merger would be a taxable transaction to U.S. holders (as defined below under the section entitled “Material U.S. Federal Income Tax Considerations of the Merger—U.S. Holders”) of Desktop Metal Class a common stock. The closing of the Merger is not conditioned upon the receipt of an opinion of counsel or a ruling from the IRS regarding the U.S. federal income tax treatment of the Merger, and no opinion of counsel or ruling from the IRS will be requested regarding such treatment. Accordingly, there can be no assurance that the IRS will not challenge the qualification of the Merger for the Intended U.S. Tax Treatment or that a court will not sustain such a challenge by the IRS.
In addition, Section 367(a) of the Code generally requires a U.S. holder of securities in a U.S. corporation to recognize gain (but not loss) when such securities are exchanged for stock or securities of a non-U.S. corporation in an exchange that would otherwise qualify for tax-deferred treatment unless certain conditions are met. One such condition is that the fair market value of Stratasys equals or exceeds the fair market value of Desktop Metal, as specifically determined for purposes of Section 367(a) of the Code, as of the closing of the Merger (the “fair market value requirement”). Determining the value of Stratasys and Desktop Metal for purposes of the fair market value requirement may require certain adjustments to be made on account of transactions occurring at, before or in connection with the Merger. For example, acquisitions by Stratasys made outside of the ordinary course of business during the 36 months preceding the Merger will be disregarded for purposes of the fair market value requirement unless such acquisitions either (i) consist of interests in certain foreign corporations or partnerships or (ii) do not consist of assets (or, as applicable, the proceeds thereof) that at the time of the Merger produce, or are held for the production of, passive income (as defined in the Treasury Regulations) and are not undertaken with a principal purpose of satisfying the fair market value requirement. In addition, under Treasury Regulations, for purposes of determining the fair market value of Desktop Metal, certain distributions made by (or deemed to be made by) Desktop Metal during the 36 months preceding the Merger (including certain repurchases of Desktop Metal shares, in connection with the Merger or otherwise, that are considered to be made prior to the relevant calculation time), would generally be added back to the value of Desktop Metal. At this time, there is significant uncertainty as to whether all of the conditions required to qualify for an exception to Section 367(a) of the Code will be met, in particular the fair market value requirement. In addition, whether the fair market value requirement is met cannot be known until following the closing of the Merger. U.S. holders are cautioned that the application of Section 367(a) of the Code to the Merger is complex and depends on factors that cannot be determined until following the closing of the Merger, as well as the interpretation of legal authorities which are not entirely clear and subject to change.

Additionally, there is limited guidance regarding the application of these requirements to facts similar to the Merger. Accordingly, there can be no assurance that the IRS will not take the position that Section 367(a) of the Code applies to cause U.S. holders to recognize gain (but not loss) as a result of the Merger or that a court will not agree with such a position of the IRS in the event of litigation.
The requirements for U.S. federal income tax deferral under the Intended U.S. Tax Treatment, and the consequences of Section 367(a) of the Code, for U.S. holders are discussed in more detail under the section entitled “Material U.S. Federal Income Tax Considerations of the Merger—U.S. Holders—The Merger.” Such requirements are highly complex and subject to uncertainty. If you are a U.S. holder exchanging Desktop Metal Class a common stock in the Merger, you are urged to consult your tax advisor to determine the tax consequences thereof.
The IRS may not agree that Stratasys (i) should be treated as a non-U.S. corporation for U.S. federal income tax purposes or (ii) should not be treated as a “surrogate foreign corporation.”
A corporation is generally considered for U.S. federal income tax purposes to be a tax resident in the jurisdiction of its organization or incorporation. Accordingly, under the generally applicable U.S. federal income tax rules, Stratasys, which is incorporated under the laws of Israel, would be classified as a non-U.S. corporation (and, therefore, not a U.S. tax resident) for U.S. federal income tax purposes. Section 7874 of the Code provides an exception to this general rule under which a non-U.S. incorporated entity may, in certain circumstances, be treated as a U.S. corporation for U.S. federal income tax purposes. If Stratasys were to be treated as a U.S. corporation for U.S. federal income tax purposes, it would be liable for U.S. federal income tax on its income in the same manner as any other U.S. corporation, and the gross amount of any dividend payments to its non-U.S. holders (as defined in the section entitled “Material U.S. Federal Income Tax Considerations of the Merger—Non-U.S. Holders”) could be subject to U.S. withholding tax, depending on the application of any applicable income tax treaty that may apply to reduce such withholding taxes.
As more fully described in the section entitled “Material U.S. Federal Income Tax Considerations of the Merger—U.S. Federal Income Tax Treatment of Stratasys—Tax Residence of Stratasys for U.S. Federal Income Tax Purposes,” Stratasys does not currently expect to be treated as a U.S. corporation for U.S. federal income tax purposes. However, the rules for determining ownership under Section 7874 of the Code are complex and subject to detailed rules and regulations (the application of which is uncertain in various respects and could be impacted by changes to applicable rules and regulations under U.S. federal income tax laws, with possible retroactive effect). In addition, whether the requirements for such treatment have been satisfied must be finally determined at the completion of the Merger, by which time there could be adverse changes to the relevant facts and circumstances. Accordingly, there can be no assurance that the IRS would not assert that Stratasys should be treated as a U.S. corporation for U.S. federal income tax purposes or that such an assertion would not be sustained by a court in the event of litigation.
If the IRS were to successfully challenge under Section 7874 of the Code Stratasys’ status as a non-U.S. corporation for U.S. federal income tax purposes, Stratasys and certain Stratasys shareholders may be subject to significant adverse tax consequences, including a higher effective corporate income tax rate on Stratasys and future withholding taxes on certain Stratasys shareholders, depending on the application of any applicable income tax treaty that may apply to reduce such withholding taxes.
In addition, even if Stratasys is not treated as a U.S. corporation pursuant to Section 7874 of the Code, Stratasys and certain of Stratasys’ affiliates and shareholders may be subject to unfavorable treatment as a “surrogate foreign corporation” in the event that ownership attributable to former Desktop Metal shareholders exceeds a threshold amount. If it were determined that Stratasys is treated as a surrogate foreign corporation for U.S. federal income tax purposes under Section 7874 of the Code, Stratasys and certain of Stratasys’ affiliates and shareholders may be subject to adverse tax consequences including, but not limited to, restrictions on the use of tax attributes with respect to “inversion gain” recognized over a 10-year period following the transaction, disqualification of dividends paid by Stratasys from preferential “qualified dividend income” rates, and the requirement that any U.S. corporation owned by Stratasys (including Desktop Metal and its subsidiaries) include as “base erosion payments” that may be subject to a minimum U.S. federal income tax any amounts that are treated as reductions in gross income if paid to certain related foreign persons. Furthermore, certain “disqualified individuals” (including officers and directors of Desktop Metal) may be subject to an excise tax on certain stock-based compensation, currently at a rate of 20%.

Section 7874 of the Code and the Treasury Regulations promulgated thereunder are highly complex and subject to uncertainty and change. All holders are urged to consult their tax advisors regarding the application of Section 7874 of the Code and the Treasury Regulations promulgated thereunder to the Merger.
Risks Relating to the Combined Company after Completion of the Merger
Combining the businesses of Stratasys and Desktop Metal may be more difficult, costly or time-consuming than expected and the combined company may fail to realize the anticipated benefits of the Merger, which may adversely affect the combined company’s business results and negatively affect the market price of the ordinary shares of the combined company following the Merger.
The success of the Merger will depend on, among other things, the ability of Stratasys and Desktop Metal to combine their businesses in a manner that facilitates growth opportunities and realizes cost savings. Stratasys and Desktop Metal have entered into the Merger Agreement because each believes that the Merger and the other transactions contemplated by the Merger Agreement are fair to and in the best interests of its shareholders or stockholders, respectively, and that combining the businesses of Stratasys and Desktop Metal will produce benefits and cost savings.
If the combined company is not able to successfully achieve these objectives, the anticipated benefits of the Merger may not be realized fully, or at all, or may take longer to realize than expected.
Inability to realize the full extent of the anticipated benefits of the Merger and the other transactions contemplated by the Merger Agreement, as well as any delays encountered in the integration process, could have an adverse effect upon the revenues, level of expenses and operating results of the combined company, which may adversely affect the value of the ordinary shares of the combined company after the completion of the Merger.
In addition, the actual integration may result in additional and unforeseen expenses, and the anticipated benefits of the integration plan may not be realized. Actual growth and cost savings, if achieved, may be lower than what Stratasys and Desktop Metal expect and may take longer to achieve than anticipated. If Stratasys and Desktop Metal are not able to adequately address integration challenges, they may be unable to successfully integrate their operations or realize the anticipated benefits of the integration of the two companies.
The failure to integrate successfully the businesses and operations of Stratasys and Desktop Metal in the expected time frame may adversely affect the combined company’s future results.
Stratasys and Desktop Metal have operated and, until the completion of the Merger, will continue to operate independently. There can be no assurances that their businesses can be integrated successfully. It is possible that the integration process could result in the loss of key Stratasys employees or key Desktop Metal employees, the loss of customers, the disruption of either company’s or both companies’ ongoing businesses, inconsistencies in standards, controls, procedures and policies, unexpected integration issues, higher than expected integration costs and an overall post-completion integration process that takes longer than originally anticipated. In addition, due to the integration process, customers may be slow to award new business to the combined company or may not award new business to the combined company at all. Specifically, the following issues, among others, must be addressed in integrating the operations of Stratasys and Desktop Metal in order to realize the anticipated benefits of the Merger so the combined company performs as expected:
•	combining the companies’ operations and corporate functions;
•
combining the businesses of Stratasys and Desktop Metal and meeting the capital requirements of the combined company, in a manner that permits the combined company to achieve the synergies and other benefits anticipated to result from the Merger;

•	integrating personnel from the two companies;
•	integrating the companies’ technologies, systems and processes;
•	integrating and unifying the offerings and services available to customers;
•	identifying and eliminating redundant and underperforming functions and assets;
•	harmonizing the companies’ operating practices, employee development and compensation programs, internal controls and other policies, procedures and processes;

•	maintaining existing agreements with customers, distributors, providers and vendors and avoiding delays in entering into new agreements with prospective customers, distributors, providers and vendors;
•	addressing possible differences in business backgrounds, corporate cultures and management philosophies;
•	consolidating the companies’ administrative and information technology infrastructure;
•	coordinating distribution and sales and marketing efforts;
•	coordinating geographically dispersed organizations; and
•	effecting actions that may be required in connection with obtaining regulatory approvals.
In addition, at times the attention of certain members of either company’s or both companies’ management and resources may be focused on completion of the Merger and the integration of the businesses of the two companies and diverted from day-to-day business operations, which may disrupt each company’s ongoing business and the business of the combined company.
Furthermore, the board of directors and executive leadership of the combined company will consist of former directors and executive officers from each of Stratasys and Desktop Metal. Combining the boards of directors and management teams of each company into a single board of directors and a single management team could require the reconciliation of differing priorities and philosophies.
Stratasys may be unable to realize anticipated cost and tax synergies and expects to incur substantial expenses related to the Merger.
Stratasys’ ability to achieve estimated cost and tax synergies in the expected timeframe, or at all, is subject to various assumptions by Stratasys’ management, which may or may not prove to be accurate, as well as the incurrence of costs in Stratasys’ operations that offset all or a portion of such cost synergies. As a consequence, Stratasys may not be able to realize all of these cost and tax synergies within the timeframe expected or at all. In addition, Stratasys may incur additional or unexpected costs in order to realize these cost and tax synergies. Stratasys’ ability to realize tax synergies is subject to uncertainties. See “—The IRS may not agree that Stratasys (i) should be treated as a non-U.S. corporation for U.S. federal income tax purposes or (ii) should not be treated as a “surrogate foreign corporation.” Failure to achieve the expected cost and tax synergies could significantly reduce the expected benefits associated with the Merger. In addition, Stratasys has incurred and will incur substantial expenses in connection with completion of the Merger, including the costs and expenses of preparing and filing the Registration Statement on Form F-4 that contains this joint proxy statement/prospectus with the SEC. Stratasys expects to continue to incur non-recurring costs associated with consummating the Merger, combining the operations of the two companies and achieving the desired cost synergies. These fees and costs have been, and will continue to be, substantial. The substantial majority of nonrecurring expenses will consist of transaction costs related to the Merger and include, among others, fees paid to financial, legal and accounting advisors, employee benefit costs and filing fees. Such costs, as well as other unanticipated costs and expenses, could have a material adverse effect on the financial condition and operating results of Stratasys following the completion of the Merger and many of these costs will be borne by Stratasys even if the Merger is not completed.
The combined company may not be able to retain customers or suppliers, or attract new customers, or existing customers or suppliers may seek to modify contractual obligations with the combined company, which could have an adverse effect on the combined company’s business and operations.
As a result of the Merger, the combined company may experience strain in relationships with customers and suppliers that may harm the combined company’s business and results of operations. Certain customers or suppliers may seek to terminate or modify contractual obligations following the Merger (whether or not contractual rights are triggered as a result of the Merger) or may decline to award new business to, or renew existing contracts or enter into new long-term agreements with, the combined company. There can be no guarantee that customers and suppliers will remain with or continue to have a relationship with the combined company or do so on the same or similar contractual terms following the Merger or that the combined company will be able to attract new customers. If any of the customers or suppliers seek to terminate or modify contractual obligations or discontinue the relationship with the combined company, or if the combined company is unable to attract new customers, then the combined company’s business and results of operations may be harmed.

Current Stratasys shareholders and Desktop Metal stockholders will each have a reduced ownership and voting interest after the Merger and will exercise less influence over the management of the combined company.
Desktop Metal stockholders currently have the right to vote in the election of the Desktop Metal board of directors and on other matters affecting Desktop Metal, and Stratasys shareholders have the right to vote in the election of the Stratasys board of directors and on other matters affecting Stratasys. Upon completion of the Merger, each Stratasys shareholder and each Desktop Metal stockholder will become a shareholder of the combined company with a percentage ownership of the combined company that is smaller than such shareholder’s or stockholder’s percentage ownership of Stratasys or Desktop Metal, as applicable, immediately prior to the Merger. As of the date of this joint proxy statement/prospectus, based on the exchange ratio of 0.123 and the estimated number of shares of Desktop Metal Class A common stock and Stratasys ordinary shares that will be outstanding immediately prior to the completion of the Merger, it is expected that, immediately after completion of the transaction, holders of Desktop Metal Class A common stock as of immediately prior to the completion of the Merger, will own, in the aggregate, approximately 41% of the issued and outstanding ordinary shares of the combined company and holders of Stratasys ordinary shares as of immediately prior to the completion of the Merger, will own, in the aggregate, approximately 59% of the issued and outstanding ordinary shares of the combined company. Consequently, current Stratasys shareholders in the aggregate will have less influence over the management and policies of the combined company than they currently have over the management and policies of Stratasys, and Desktop Metal stockholders in the aggregate will have significantly less influence over the management and policies of the combined company than they currently have over the management and policies of Desktop Metal.
If Nano remains a significant shareholder of the combined company even after the Merger is completed, Nano will have a degree of influence over the combined company, and the interests of Nano, as a competitor of the combined company, may not be aligned with those of combined company or its other shareholders.
If Nano is successful in its litigation against Stratasys in connection with Stratasys’ shareholder rights plan or otherwise succeeds at launching and completing an additional tender offer or otherwise acquiring additional ordinary shares of Stratasys or the combined company, if the Merger is successfully completed, Nano may continue to hold a substantial interest in the combined company’s voting equity. As such, Nano may have a degree of influence over the combined company’s business, including decisions regarding mergers, consolidations, the sale of all or substantially all of the combined company’s assets, election of directors, declaration of dividends and other significant corporate actions. As a holder of a substantial portion of the combined company’s ordinary shares, Nano may have influence over actions that are not in the best interests of the combined company or its other shareholders, particularly due to Nano’s status as a competitor of the combined company. The interests of Nano and any of its representatives that may be nominated and elected to the combined company’s board of directors may not be aligned with those of the combined company or its shareholders. Prior to the Merger, Stratasys’ board of directors, after consultation with its independent financial and legal advisors, unanimously determined that the recently-expired Nano Tender Offer was not in the best interests of Stratasys’ shareholders. In reaching its conclusion, the Stratasys board and its advisors reviewed and cited the terms of the tender offer, which they believed were opportunistic, coercive, and highly conditional.
After the Merger is completed, Nano may seek to maximize its own economic well-being at the potential expense of the combined company and its other shareholders. Because Nano operates in the same field as the combined company and is perceived as a competitor of Stratasys currently, there may be corporate opportunities presented to Nano’s representatives (if any) on the combined company’s board of directors for which those directors would have competing loyalties. If those directors do not prioritize their duty of loyalty to the combined company over their competing loyalties to Nano, the combined company may lose out on key opportunities. If any of the combined company’s other shareholders objects to any improper handling of corporate opportunities by Nano’s representatives (if any) on the combined company’s board of directors and brings a class action against the combined company to recover any profits unrightfully usurped by Nano or its representatives, such a lawsuit may distract the combined company’s board and management team, detract from the combined company’s business, and have a material adverse effect on the combined company’s results of operations and financial condition.
Further, Nano is presently embroiled in an internal litigation between Nano’s current management and certain of Nano’s shareholders who called into question the legitimacy of the current composition of Nano’s board of directors and management team, and consequently, Nano’s authority to have attempted the recently-expired Nano Tender Offer. Such dispute remains subject to adjudication in the Israeli courts. If Nano attempts in any way to gain control over the combined company before resolving such internal dispute, then the outcome of that litigation may result in a change in Nano’s board of directors and/or management team that could impact the manner in which Nano treats its investment in the combined company. That, in turn, could lead to shifts in the market price of the combined company’s ordinary shares, which may cause losses for the combined company’s other shareholders’ investments in the combined company.
If Nano were to launch and successfully complete a future tender offer for shares of the combined company, Nano could then make additional purchases of the combined company’s ordinary shares on the open market, increasing its control of the combined company and leaving non-tendering shareholders with limited liquidity options.
Although unsuccessful with the recently-expired Nano Tender Offer, if Nano were to launch and succeed in completing a future tender offer and the Merger is also completed, Nano could then continue to accumulate additional ordinary shares of the combined company on the open market at depressed market prices that do not reflect a control premium, thereby taking advantage of decreasing liquidity options for the combined company’s other shareholders as the combined company’s public float shrinks.
The reduced public float and weaker market for the combined company’s ordinary shares could also hurt the combined company’s ability to conduct future financings and Nano’s significant interest in the combined company could make it difficult for the combined company to lure attractive investors to finance or acquire the combined company. Even if the combined company manages to raise money in the public capital markers, the terms of any such financings could be less favorable to the combined company, given the substantial holdings of a competitor of the company.
The combined company may be exposed to additional or increased litigation or continued shareholder activism, which could have an adverse effect on the combined company’s business and operations.
The combined company may be exposed to continued and or additional litigation from shareholders, customers, suppliers, consumers and other third parties due to the combination of Stratasys’ business and Desktop Metal’s business as a result of, and following, the Merger, including from Nano, as described above. Shareholder activism, which could take many forms or arise in a variety of situations, (including in the event that Nano remains a substantial shareholder in the combined company, regardless of whether it successfully launches and completes a future tender offer) has been increasing recently and may continue to be carried out with respect to the combined company. Such litigation, or shareholder activism, including but not limited to potential proxy contests and unsolicited tender offers, monetary and other law suits may have an adverse impact on the combined company’s business and results of operations or may cause disruptions to the combined company’s ordinary course of business. Stratasys and/or Desktop Metal may also be targets of securities class actions and derivative lawsuits in the future. Securities class action lawsuits and derivative lawsuits are often brought against companies that have entered into merger agreements in an effort to enjoin the merger or seek monetary relief from such companies. Even if such lawsuits are without merit, defending against these claims can result in substantial costs and divert management time and resources.
The market price for Stratasys ordinary shares may be affected by factors different from those that historically have affected the market price of shares of Desktop Metal Class A common stock.
Upon completion of the Merger, Desktop Metal stockholders who receive merger consideration will become Stratasys shareholders. Stratasys’ and Desktop Metal’s businesses differ and, accordingly, the financial position or results of operations and/or cash flows of Stratasys after the Merger, as well as the market price of Stratasys ordinary shares, may be affected by factors that are different from those currently affecting the financial position or results of operations and/or cash flows of Desktop Metal. Following the completion of the Merger, Desktop Metal will be part of a larger company, so decisions affecting Desktop Metal may be made in respect of the larger combined business as a whole rather than the Desktop Metal businesses individually. For a discussion of the businesses of Stratasys and Desktop Metal and of some important factors to consider in connection with those businesses, see the documents incorporated by reference in this joint proxy statement/prospectus and referred to in the section entitled “Where You Can Find Additional Information” beginning on page 221.
Resales of ordinary shares of the combined company following the Merger may cause the market price of the ordinary shares of the combined company to decline.
Based on the number of shares of Desktop Metal Class A common stock outstanding as of May 24, 2023 and the number of outstanding Desktop Metal equity awards estimated to be payable in Stratasys ordinary shares following the Merger, Stratasys expects to issue up to approximately 43,195,329 Stratasys ordinary shares (including shares underlying Desktop Metal RSAs, Desktop Metal RSU Awards and Desktop Metal Options that have not yet vested or that have that not yet been exercised, as applicable) in connection with the Merger. Following their receipt of ordinary shares of the combined company in the Merger, former Desktop Metal stockholders may seek to sell the ordinary shares of the combined company delivered to them, and the Merger Agreement contains no restriction on the ability of former Desktop Metal stockholders to sell such ordinary shares following completion of the Merger. Other combined company shareholders— including Nano, which has publicly announced that it is considering selling its Stratasys ordinary shares— may also seek to sell Stratasys or ordinary shares of the combined company held by them following, or in anticipation of, completion of the Merger. These sales (or the perception that these sales may occur), coupled with the increase in the outstanding number of Stratasys ordinary shares, may adversely affect the market for, and the market price of, Stratasys ordinary shares.
The market price of Stratasys ordinary shares may decline as a result of the transaction.
The market price of Stratasys ordinary shares may decline as a result of the transaction if, among other things, the combined company is unable to achieve its business and financial targets, or if the cost savings estimates in connection with the integration of Stratasys’ and Desktop Metal’s businesses are not realized or if the transaction costs related to the transaction are greater than expected. The market price also may decline if the combined company does not achieve the perceived benefits of the transaction as rapidly or to the extent anticipated by the market or if the effect of the transaction on the combined company’s financial position, results of operations or cash flows is not consistent with the expectations of financial or industry analysts.
Stratasys does not expect to pay any cash dividends for the foreseeable future. Therefore, if its share price does not appreciate, Stratasys shareholders may not recognize a return, and could potentially suffer a loss, on their investment in Stratasys ordinary shares.
Stratasys intends to retain all available funds and any future earnings to fund the development and growth of the combined company. Therefore, Stratasys currently does not expect to declare dividends on Stratasys ordinary shares and has not done so in the past. Any determination to declare or pay dividends in the future will be at the discretion of the Stratasys board of directors, subject to relevant laws and dependent on a number of factors, including Stratasys’ earnings, capital requirements and overall financial condition. Therefore, for the foreseeable future, the only opportunity for Desktop Metal stockholders, or Stratasys shareholders, to achieve a return on the Stratasys ordinary shares, including ordinary shares received as Merger consideration, may be if the market price of Stratasys ordinary shares appreciates and shares, including those received as Merger consideration, are sold at a price higher than the implied value of the Merger consideration. The market price for Stratasys ordinary shares may not appreciate and may fall below the implied value of the share consideration.
There may be less publicly available information concerning Stratasys than there is for issuers that are not foreign private issuers (such as Desktop Metal) because Stratasys, as a foreign private issuer, is exempt from a number of rules under the Exchange Act, is permitted to file less information with the SEC than issuers that are not foreign private issuers and is permitted to follow home country practice in lieu of the listing requirements of Nasdaq, subject to certain exceptions.
As a foreign private issuer under the Exchange Act, Stratasys is exempt from certain rules under the Exchange Act, and is not required to file periodic reports and financial statements with the SEC as frequently or as promptly as companies whose securities are registered under the Exchange Act but are not foreign private issuers, or to comply with Regulation FD, which restricts the selective disclosure of material non-public information. In addition, Stratasys is exempt from certain disclosure and procedural requirements applicable to proxy solicitations under Section 14 of the Exchange Act. The members of Stratasys board of directors and Stratasys’ officers and principal shareholders are exempt from the reporting and “short-swing” profit recovery provisions of Section 16 of the Exchange Act. Accordingly, there may be less publicly available information concerning Stratasys than there is for companies whose securities are registered under the Exchange Act but are not foreign private issuers, and such information may not be provided as promptly as it is provided by such companies. In addition, certain information may be provided by Stratasys in accordance with Israeli law, which may differ in scope, substance or timing from such disclosure requirements under the Exchange Act.
Furthermore, as a foreign private issuer, Stratasys is also permitted, and intends to continue, to follow certain home country corporate governance practices instead of those otherwise required under the Listing Rules of the Nasdaq Stock Market for domestic U.S. issuers. Stratasys has informed Nasdaq that it follows home country practice in Israel with regard to, among other things, the quorum requirements for shareholder meetings (allowing for a 25% instead of a 33 and 1/3% quorum level for shareholder meetings). Following its home country governance practices as opposed to the requirements that would otherwise apply to a United States company listed on The Nasdaq Global Select Market may provide shareholders in the combined company with less protection than they would have as stockholders of Desktop Metal, as a domestic U.S. company.
Stratasys’ status as a foreign private issuer is subject to an annual review and test, and will be tested again as of June 30, 2023 (the last business day of its second fiscal quarter of 2023). If it loses its status as a foreign private issuer, Stratasys will no longer be exempt from such rules. Among other things, beginning on January 1, 2024, it would be required to file periodic reports and financial statements on a periodic basis (including both an annual report in respect of 2023 and quarterly reports in respect of each of the quarters of 2024) as if we were a company incorporated in the U.S., which, among other things, would result in increased compliance and reporting costs to the combined company.
Accordingly, if Stratasys remains a foreign private issuer after the Merger, you may not have the same protections afforded to shareholders of companies that are required to comply with all of the Nasdaq corporate governance requirements. See the section entitled “Governance of the Combined Company after the Merger—Certain exemptions from Nasdaq corporate governance requirements” beginning on page 140 for a discussion of Stratasys’ corporate governance practices that differ from those followed by issuers that are not foreign private issuers under Nasdaq listing standards.
It may be difficult to enforce a U.S. judgment against the combined company and its officers and directors in Israel or the United States, or to serve process on our officers and directors.
The combined company will be organized in Israel. A substantial portion of its officers and directors reside outside of the United States, and a substantial portion of its assets is located outside of the United States. Therefore, a judgment obtained against the combined company or any of its executive officers and directors in the United States, including one based on the civil liability provisions of the U.S. federal securities laws, may not be collectible in the United States and may be difficult to enforce (if at all) by an Israeli court. It also may be difficult for you to effect service of process on these persons in the United States or to assert U.S. securities law claims in original actions instituted in Israel. See “Enforceability of Civil Liabilities” on page 216 of this joint proxy statement/prospectus.
Your rights and responsibilities as a shareholder will be governed by Israeli law, which may differ in some respects from the rights and responsibilities of stockholders of U.S. companies.
Stratasys is organized under Israeli law. The rights and responsibilities of the holders of its ordinary shares are governed by its amended and restated articles of association and Israeli law. These rights and responsibilities differ in some respects from the rights and responsibilities of stockholders in typical U.S.-based corporations like Desktop Metal. In particular, a shareholder of an Israeli company has a duty to act in good faith toward the company and other shareholders and to refrain from abusing its power in the company, including, among other things, in voting at the general meeting of shareholders on matters such as amendments to a company’s articles of association, increases in a company’s authorized share capital, mergers and acquisitions and interested party transactions requiring shareholder approval. In addition, a shareholder who knows that it possesses the power to determine the outcome of a shareholder vote or to appoint or prevent the appointment of a director or executive officer in the company has a duty of fairness toward the company. There is limited case law available to assist us in understanding the implications of these provisions that govern shareholders’ actions. These provisions may be interpreted to impose additional obligations and liabilities on holders of our ordinary shares that are not typically imposed on shareholders of U.S. corporations. See also the section entitled “Comparison of Stockholders’/Shareholders’ Rights” beginning on page 201 for a discussion of these differences.
Provisions of Israeli law may delay, prevent or otherwise impede a merger with, or an acquisition of, the combined company, which could prevent a change of control, even when the terms of such a transaction are favorable to us and our shareholders.
Israeli corporate law regulates mergers, requires tender offers for acquisitions of shares above specified thresholds, requires special approvals for transactions involving directors, officers or significant shareholders and regulates other matters that may be relevant to such types of transactions. For example, a merger may not be consummated unless at least 50 days have passed from the date on which a merger proposal is filed by each merging company with the Israel Registrar of Companies and at least 30 days have passed from the date on which the shareholders of both merging companies have approved the merger. In addition, a majority of each class of securities of the target company must approve a merger. Moreover, a tender offer for all of a company’s issued and outstanding shares can only be completed if the acquirer receives positive responses from the holders of at least 95% of the issued share capital. Completion of the tender offer also requires approval of a majority of the offerees that do not have a personal interest in the tender offer, unless, following consummation of the tender offer, the acquirer would hold at least 98% of the company’s outstanding shares. Furthermore, the shareholders, including those who indicated their acceptance of the tender offer, may, at any time within six months following the completion of the tender offer, petition an Israeli court to alter the consideration for the acquisition, unless the acquirer stipulated in its tender offer that a shareholder that accepts the offer may not seek such appraisal rights.
Furthermore, Israeli tax considerations may make potential transactions unappealing to the combined company or to its shareholders whose country of residence does not have a tax treaty with Israel exempting such shareholders from Israeli tax. For example, Israeli tax law does not recognize tax-free share exchanges to the same extent as U.S. tax law. With respect to mergers, Israeli tax law allows for tax deferral in certain circumstances but makes the deferral contingent on the fulfillment of a number of conditions, including a holding period of two years from the date of the transaction during which sales and dispositions of shares of the participating companies are subject to certain restrictions.
Moreover, with respect to certain share swap transactions, the tax deferral is limited in time, and when such time expires, the tax becomes payable even if no disposition of the shares has occurred.
These and other similar provisions could delay, prevent or impede an acquisition of the combined company or its merger with another company, even if such an acquisition or merger would be beneficial to the combined company or to its shareholders.
If a U.S. holder is treated as owning at least 10% of the stock of Stratasys, such holder may be subject to adverse U.S. federal income tax consequences.
If a U.S. holder (as defined under the section entitled “Material U.S. Federal Income Tax Considerations of the Merger” below) is treated as owning (directly, indirectly or constructively) at least 10% of the value or voting power of the stock of Stratasys, such holder may be treated as a “United States shareholder” (as defined in Section 951 of the Code) with respect to each of Stratasys and its direct and indirect subsidiaries (the “Stratasys Group”) that is a “controlled foreign corporation” (a “CFC”), for U.S. federal income tax purposes. Stratasys’ non-U.S. subsidiaries could be treated as CFCs regardless of whether Stratasys is treated as a CFC.
Certain United States shareholders of a CFC may be required to report annually and include in their U.S. federal taxable income their pro rata share of the CFC’s “Subpart F income” and, in computing their “global intangible low-taxed income,” take into account their pro rata share of the CFC’s “tested income”, and include in their U.S. federal taxable income their pro rata share of the CFC’s earnings and profits invested in certain U.S. property (including certain stock in U.S. corporations and certain tangible assets located in the United States) held by the CFC regardless of whether such CFC makes any distributions.
No assurance can be provided that Stratasys will assist holders in determining whether it or any of its non-U.S. subsidiaries is treated as a CFC or whether any holder is treated as a United States shareholder with respect to any of such CFCs or furnish to any holder information that may be necessary to comply with reporting and tax payment obligations with respect to such CFCs. U.S. holders of Stratasys ordinary shares are strongly encouraged to consult their tax advisors regarding the potential application of these rules to them.
If Stratasys or any of its subsidiaries is characterized as a passive foreign investment company, referred to as a “PFIC”, for U.S. federal income tax purposes, U.S. holders may suffer adverse tax consequences.
A non-U.S. corporation generally will be treated as a PFIC, for U.S. federal income tax purposes, in any taxable year if either (1) at least 75% of its gross income for such year is passive income or (2) at least 50% of the value of its assets (generally based on an average of the quarterly values of the assets) during such year is attributable to assets that produce or are held for the production of passive income. Based on the current and projected composition of Stratasys’ income and assets and the expected value of Stratasys’ assets, Stratasys does not expect to be treated as a PFIC for its taxable year that includes the date of the completion of the Merger.
However, the tests for determining PFIC status are fundamentally factual in nature, depend on the application of complex U.S. federal income tax rules that are subject to differing interpretations and generally cannot be determined until after the close of the taxable year in question, and it is difficult to predict accurately future income and assets relevant to this determination. Such determination depends on, among other things, the composition of Stratasys’ income and assets, and the market value of its and its subsidiaries’ shares and/or assets (as applicable). Changes in the composition of Stratasys’ income or composition of Stratasys’ or any of its subsidiaries’ assets may cause Stratasys to be or become a PFIC for the taxable year that includes the Merger or in any subsequent taxable years. Moreover, the application of the PFIC rules is subject to uncertainty in several respects, and there can be no assurance that the IRS will not take a contrary position or that a court will not sustain such a challenge by the IRS. Therefore, no assurances can be provided that Stratasys will not be a PFIC in the taxable year that includes the Merger or for any taxable year.
If Stratasys is a PFIC for any taxable year, a U.S. holder (as defined under the section entitled “Material U.S. Federal Income Tax Considerations of the Merger”) of Stratasys ordinary shares may be subject to adverse tax consequences and may incur certain information reporting obligations. For a further discussion, see the section entitled “Material U.S. Federal Income Tax Considerations of the Merger—U.S. Holders—Ownership of Stratasys Ordinary Shares—Passive Foreign Investment Company Rules.” U.S. holders of Stratasys ordinary shares are strongly encouraged to consult their tax advisors regarding the potential application of these rules to Stratasys and the ownership of Stratasys ordinary shares.
Risks Relating to Stratasys’ Business
Stratasys’ business is and will continue to be subject to the risks described in the sections entitled “Risk Factors” in the Stratasys 2022 Form 20-F and in other documents incorporated by reference into this joint proxy statement/prospectus. See the section entitled “Where You Can Find More Information” beginning on page 221 for the location of information incorporated by reference into this joint proxy statement/prospectus.
Risks Relating to Desktop Metal’s Business
Desktop Metal’s business is and will continue to be subject to the risks described in the sections entitled “Risk Factors” in Desktop Metal’s Annual Report on Form 10-K for the year ended December 31, 2022, and in other documents incorporated by reference into this joint proxy statement/prospectus. See the section entitled “Where You Can Find More Information” beginning on page 221 for the location of information incorporated by reference into this joint proxy statement/prospectus.

THE PARTIES TO THE MERGER
Stratasys Ltd.
Stratasys is a global leader in polymer-based 3D printing solutions, which it provides at every stage of the product life cycle, with multiple technologies and complete solutions for superior application fit, across industrial, healthcare and consumer fields. Stratasys focuses, in particular, on polymer 3D printing solutions that address the fastest-growing manufacturing solutions, which it views as the biggest potential growth opportunity in the 3D printing industry. Leveraging distinct competitive advantages that include a broad set of best-in-class 3D printing platforms, software, materials and technology partner ecosystems, innovative leadership, and a global GTM infrastructure, Stratasys is positioned to further expand its leadership in this significant and growing global marketplace Stratasys is a public company incorporated in Israel and operates under the Israeli Companies Law. Stratasys has dual headquarters. Its registered office and one of its two principal places of business is located at 1 Holtzman Street, Science Park, P.O. Box 2496, Rehovot 76124, Israel, and its telephone number at that office is (+972)-74-745-4314. Stratasys’ other principal place of business is located at 7665 Commerce Way, Eden Prairie, Minnesota 55344, and its telephone number there is (952) 937-3000.
Stratasys ordinary shares are listed on Nasdaq under the ticker symbol “SSYS.”
For more information about Stratasys, please visit Stratasys’ Internet website at https://Stratasys.com. Stratasys’ Internet website address is provided as an inactive textual reference only. The information contained on Stratasys’ Internet website or accessible through it (other than the documents incorporated by reference herein) does not constitute a part of this joint proxy statement/prospectus or any other report or document on file with or furnished to the SEC. Additional information about Stratasys is included in the documents incorporated by reference into this joint proxy statement/prospectus. See the section entitled “Where You Can Find More Information” beginning on page 221.
Tetris Sub, Inc.
Tetris Sub Inc., referred to as Merger Sub, a Delaware corporation and a wholly owned subsidiary of Stratasys, was formed solely for the purpose of facilitating the Merger. Merger Sub has not carried on any activities or operations to date, except for those activities incidental to its formation and undertaken in connection with the Merger and the other transactions contemplated by the Merger Agreement. By operation of the Merger, Merger Sub will be merged with and into Desktop Metal, with Desktop Metal surviving the Merger as a wholly owned subsidiary of Stratasys. Merger Sub’s principal executive office is located at c/o Stratasys Ltd., 7665 Commerce Way, Eden Prairie, Minnesota, 55344, and its telephone number is (952) 937-3000.
Desktop Metal, Inc.
Desktop Metal, Inc. is pioneering a new generation of additive manufacturing technologies focused on Additive Manufacturing 2.0, the volume production of end-use parts. Founded in 2015, Desktop Metal offers a comprehensive portfolio of integrated additive manufacturing solutions comprised of hardware, software, materials and services with support for metals, polymers, elastomers, ceramics, sands, composites, wood and biocompatible materials. Desktop Metal’s solutions span use cases across the product life cycle, from product development to mass production and aftermarket operations, and they address an array of industries, including automotive, healthcare and dental, consumer products, heavy industry, aerospace, machine design and research and development. Desktop Metal’s headquarters is 63 Third Avenue, Burlington, Massachusetts, 01803, and its telephone number is +1 (978) 224-1244.
Desktop Metal’s common stock is listed on the New York Stock Exchange under the trading symbol “DM.”
For more information about Desktop Metal, please visit Desktop Metal’s Internet website at http://www.desktopmetal.com. Desktop Metal’s internet website address is provided as an inactive textual reference only. The information contained on Desktop Metal’s internet website or accessible through it (other than the documents incorporated by reference herein) do not constitute a part of this joint proxy statement/prospectus or any other report or document on file with or furnished to the SEC. Additional information about Desktop Metal is included in the documents incorporated by reference into this joint proxy statement/prospectus. See the section entitled “Where You Can Find More Information” beginning on page 221.

THE STRATASYS EXTRAORDINARY GENERAL MEETING
This joint proxy statement/prospectus is being mailed on or about August 28, 2023, to holders of record of Stratasys ordinary shares as of the close of business on August 24, 2023, and constitutes notice of the Stratasys Extraordinary General Meeting, or the Stratasys EGM, in conformity with the requirements of the Israeli Companies Law and Stratasys’ articles of association.
This joint proxy statement/prospectus is being provided to Stratasys shareholders as part of a solicitation of proxies by the Stratasys board of directors for use at the Stratasys EGM, and at any adjournments or postponements of the Stratasys EGM. Stratasys shareholders are encouraged to read the entire document carefully, including the annexes to and documents incorporated by reference into this document, for more detailed information regarding the Merger Agreement and the transactions contemplated by the Merger Agreement.
Date, Time and Place of the Stratasys EGM
The Stratasys EGM will be held on Thursday, September 28, 2023, beginning at 3:00 p.m., Israel time/ 8:00 a.m. Eastern time, at Stratasys’ Israeli external legal counsel, Meitar Law Offices at 16 Abba Hillel Road, 10th Floor, Ramat Gan, 5250608, Israel.
Matters to be Considered at the Stratasys EGM
The agenda items to be presented at the Stratasys EGM are as follows, each as further described in this joint proxy statement/prospectus:
•
Stratasys Proposal 1 (Stratasys Merger-related proposal): Approval of certain matters to be effected in connection with the Merger Agreement and the Merger, including: (i) the issuance of Stratasys ordinary shares to the stockholders of Desktop Metal in exchange for the shares of Desktop Metal Class A common stock held by them, at a ratio of 0.123 Stratasys ordinary shares per share of Desktop Metal Class A common stock, as consideration under the Merger Agreement; (ii) the adoption of amended and restated articles of association for Stratasys with effect from immediately prior to the effective time of the Merger under the Merger Agreement, which will include, among other revisions to Stratasys’ existing articles of association, an increase of the authorized share capital of Stratasys from NIS 1,800,000, consisting of 180,000,000 ordinary shares, par value NIS 0.01 per share, to NIS 4,500,000, consisting of 450,000,000 ordinary shares, par value NIS 0.01 per share; and (iii) the election of a slate of five designees of Stratasys and five designees of Desktop Metal, as well as the combined company chief’s executive officer, as the members of Stratasys’ board of directors, each of whose term will commence upon the effective time of the Merger and expire upon the first annual general meeting of shareholders of the combined company following the one-year anniversary of, and upon the due election and qualification of each designee’s respective successor, or until each respective designee’s earlier resignation, replacement or removal;

•
Stratasys Proposal 2 (Stratasys rights plan extension proposal): Subject to the approval of the Stratasys Merger-related proposal, approval of the extension of the expiration date of Stratasys’ existing shareholder rights plan for a twelve (12)-month period from its original expiration date, i.e., until July 24, 2024; and

•
Stratasys Proposal 3 (Stratasys share incentive plan increase proposal): Approval of an increase by 2,075,625, upon completion of the Stratasys EGM, and by an additional 1,065,867, upon and subject to completion of the Merger, in the number of Stratasys ordinary shares available for issuance under Stratasys’ 2022 Share Incentive Plan.

The foregoing proposals to be presented at the Stratasys EGM are referred to collectively as the Stratasys proposals.
Recommendation of the Stratasys Board of Directors
After careful consideration, the Stratasys board of directors, unanimously (i) determined that the Merger Agreement and the transactions contemplated thereby are fair to, and in the best interests of, Stratasys and its shareholders, and (ii) directed that the Stratasys Merger-related proposal and other Stratasys proposal be submitted to Stratasys shareholders for their approval.
The Stratasys board of directors furthermore unanimously recommends that Stratasys shareholders vote as follows in respect of the Stratasys Merger-related proposal and the other Stratasys proposal:
•	Stratasys Proposal 1 (Stratasys Merger-related proposal): “FOR” the Stratasys Merger-related proposal;

•	Stratasys Proposal 2 (Stratasys rights plan extension proposal): “FOR” the Stratasys rights plan extension proposal; and
•	Stratasys Proposal 3 (Stratasys share incentive plan increase proposal): “FOR” the Stratasys share incentive plan increase proposal.
See also the section entitled “The Merger—Recommendation of the Stratasys Board of Directors and Reasons for the Merger” beginning on page 114.
Record Date for the Stratasys EGM and Voting Rights
The Stratasys board of directors has fixed the close of business on Thursday, August 24, 2023 as the record date of the Stratasys EGM. If you were a holder of record of Stratasys ordinary shares as of the close of business on the record date you are entitled to vote at the Stratasys EGM or any adjournments or postponements thereof. You are entitled to one vote for each Stratasys ordinary share that you owned as of the close of business on the Stratasys record date. As of the close of business on August 18, 2023, the most recent practicable date prior to this joint proxy statement/prospectus, 69,125,996 Stratasys ordinary shares were issued and outstanding.
Quorum; Abstentions and Broker Non-Votes
A quorum of shareholders is necessary to conduct the Stratasys EGM. The presence of two (2) or more shareholders (present by proxy or in person), who together possess at least 25% of the voting rights in Stratasys is necessary to constitute a quorum. Abstentions and broker non-votes will be counted as present for purposes of determining whether there is a quorum. If a quorum is not present, the Stratasys EGM will be adjourned. At the adjourned meeting, the presence of two or more shareholders, regardless of the voting power of the ordinary shares held by them, will constitute a quorum.
Under Nasdaq rules, banks, brokers and other nominees may use their discretion to vote “uninstructed” shares (i.e., shares of record held by banks, brokers or other nominees, but with respect to which the beneficial owner of such shares has not provided instructions on how to vote on a particular proposal) with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. A “broker non-vote” occurs on an item when (i) a bank, broker or other nominee has discretionary authority to vote on one or more proposals to be voted on at a meeting of shareholders, but is not permitted to vote on other proposals without instructions from the beneficial owner of the shares and (ii) the beneficial owner fails to provide the bank, broker or other nominee with such instructions. All of the proposals currently scheduled for consideration at the Stratasys EGM are “non-routine” matters for which brokers will not have discretionary authority to vote. Consequently, Stratasys expects that there will not be any broker non-votes at the Stratasys EGM. As a result, if you hold your Stratasys ordinary shares in “street name,” your shares will not be represented and will not be voted on any matter unless you affirmatively instruct your bank, broker or other nominee how to vote your shares in one of the ways indicated by your bank, broker or other nominee. It is therefore critical that you cast your vote by instructing your bank, broker or other nominee on how to vote.
If you fail to vote, fail to submit a proxy or fail to return a voting instruction form instructing your broker, bank or other nominee how to vote on any of the Stratasys proposals, that will have no effect on the vote count for such proposal but, in the case of broker non votes only, will count towards determining whether a quorum is present.
If you respond with an “abstain” vote on any of the Stratasys proposals, that will have no effect on the vote count for any such proposal, but will count towards determining whether a quorum is present. Executed but unvoted proxies will be voted in accordance with the recommendations of the Stratasys board of directors. If additional votes must be solicited to approve the Stratasys Merger proposal, which must be approved for the Merger to be completed, it is expected that the Stratasys EGM will be adjourned to solicit additional proxies.
Required Votes; Vote of Stratasys’ Directors and Executive Officers
Approval of the Stratasys proposals requires the affirmative vote of a majority of the voting power of Stratasys ordinary shares that are voted, either in person or by proxy, by shareholders entitled to vote on the Stratasys proposals at the Stratasys EGM. Because the vote required to approve each of the Stratasys proposals is based on votes properly cast at the Stratasys EGM, abstentions, along with failures to vote, will have no effect on whether such proposals are approved. The foregoing is summarized in the below table:

Stratasys Proposal	Vote Required	Effects of Abstentions and Broker Non-Votes
Stratasys Proposal 1: Stratasys Merger-related proposal	The affirmative vote of holders of a majority in voting power of the outstanding Stratasys ordinary shares that are voted.	Abstentions and broker non-votes will have no effect.

Stratasys Proposal 2: Stratasys rights plan extension proposal	The affirmative vote of holders of a majority in voting power of the outstanding Stratasys ordinary shares that are voted.	Abstentions and broker non-votes will have no effect.

Stratasys Proposal 3: Stratasys share incentive plan increase proposal	The affirmative vote of holders of a majority in voting power of the outstanding Stratasys ordinary shares that are voted.	Abstentions and broker non-votes will have no effect.
As of July 31, 2023 (the most recent practicable date prior to the date of this joint proxy statement/prospectus and prior to the record date), Stratasys directors and executive officers, and their affiliates, as a group, beneficially owned approximately 1,132,500 Stratasys ordinary shares, of which 602,541 represent actual Stratasys ordinary shares that will be held as of the August 24, 2023 record date for the Stratasys EGM and that would therefore be entitled to vote at the Stratasys EGM, representing 0.87% of the 69,021,732 Stratasys ordinary shares outstanding on July 31, 2023. Although none of them has entered into any agreement obligating them to do so, Stratasys currently expects that all of its directors and executive officers will vote their shares “FOR” the Stratasys Merger-related proposal, “FOR” the Stratasys rights plan extension proposal and “FOR” the Stratasys share incentive plan increase proposal. See also the section entitled “Interests of Stratasys’ Directors and Executive Officers in the Merger” beginning on page 180.
Methods of Voting for Shareholders of Record
•	By Internet: Through the Internet by logging onto www.proxyvote.com and following the prompts using the control number located on the proxy card.
•	By Telephone: By calling using the toll-free (from the United States, Puerto Rico and Canada) telephone number listed on the enclosed proxy card.
•	By Mail: By completing, signing, dating and returning the enclosed proxy card in the envelope provided.
You may also cast your vote in person at Stratasys EGM. Even if you plan to attend the Stratasys EGM, Stratasys recommends that you vote your shares in advance as described above so that your vote will be counted if you later decide not to or become unable to attend the Stratasys EGM.
To be effective for Stratasys voting, the proxy card duly completed and executed, together with any authority under which it is executed, or a copy thereof certified, must be received by our agent tallying the votes for the Stratasys EGM by 11:59 p.m., Eastern time, on September 27, 2023 (the day before the Stratasys EGM) in order to be counted towards the tally of votes at the Meeting. In the alternative, you may send in your proxy card directly to the registered Israeli office of Stratasys (together with any authority under which the proxy card is executed, or a copy thereof certified), so as to be received no later than four hours prior to the Stratasys EGM on September 28, 2023. If the Stratasys EGM is adjourned, your proxy card must be received by the corresponding deadlines prior to the time designated for the adjourned meeting.
Alternatively, if you are voting via Internet or telephone, and provided it is received by 11:59 p.m., Eastern time, on September 27, 2023, or if the Stratasys EGM is adjourned, by 11:59 p.m., Eastern time, on the day that falls more than 24 hours before the time appointed for the adjourned meeting, the appointment of a proxy may be submitted electronically or telephonically, subject to any applicable terms and conditions specified on your proxy card.

Voting of Shares Held in “Street Name”
Beneficial owners who hold ordinary shares in “street name” can instruct their brokers, trustees or nominees how to vote by completing the enclosed voting instruction form and mailing it in the accompanying pre-addressed, postage paid envelope.
In the alternative, a beneficial owner can vote online (at www.proxyvote.com) or via telephone, by dialing the number provided to you in the enclosed voting instruction form and following the instructions over the phone. Please have the control number that appears on your physical voting instruction form ready for inputting when you vote online or via telephone.
To be effective for the voting at the Stratasys EGM, voting instructions (whether electronic, telephonic or physical) must be received by our agent tallying the votes for the Stratasys EGM by 11:59 p.m., Eastern time, on September 27, 2023 (the day before the Stratasys EGM) in order for the related Stratasys ordinary shares to be voted at the Stratasys EGM.
Revocability of Proxies or Voting Instructions
If you are a shareholder of record and have submitted a proxy card, you can change your vote at any time before it is voted by sending a written and dated notice of revocation or by submitting a signed proxy bearing a later date, in either case, to Stratasys Ltd., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717 or to Stratasys’ Chief Communications Officer and Vice President, Investor Relations at Yonah.Lloyd@stratasys.com. Any such revocation or later proxy must be received by 11:59 p.m., U.S. Eastern time, on September 27, 2023, for it to be effective. If you initially voted online or via telephone, you can follow the same instructions as you did initially in order to submit your revised vote. You may also revoke your proxy by attending the Stratasys EGM and voting in person. Attendance at the Stratasys EGM will not cause your previously granted proxy to be revoked, unless you vote again.
If your shares are held in street name or by a broker, trustee or nominee, you may change your vote by following the instructions provided to you by your broker, trustee or nominee. If you have obtained a legal proxy from your broker, trustee or nominee giving you the right to vote your shares, you can change your vote by attending the Stratasys EGM and voting in person.
Unless revoked, all proxies representing shares entitled to vote that are delivered pursuant to this solicitation will be voted at the Stratasys EGM and, where a choice has been specified on the proxy card, will be voted in accordance with such specification. If a Stratasys shareholder executes and returns a proxy card but makes no specification on the proxy card as to how such Stratasys shareholder should want his, her or its Stratasys ordinary shares voted, such proxy will be voted as recommended by the Stratasys board of directors as stated in this joint proxy statement/prospectus, specifically “FOR” the Stratasys Merger-related proposal, “FOR” the Stratasys rights plan extension proposal, and “FOR” the Stratasys share incentive plan increase proposal.
Proxy Solicitation Costs
Stratasys is soliciting proxies to provide an opportunity to all Stratasys shareholders to vote on agenda items, whether or not the shareholders are able to attend the Stratasys EGM or an adjournment or postponement thereof. Stratasys will bear the entire cost of soliciting proxies from its shareholders. In addition to the solicitation of proxies by mail, Stratasys will ask banks, brokers and other custodians, nominees and fiduciaries to forward the proxy solicitation materials to the beneficial owners of Stratasys ordinary shares held of record by such nominee holders. Stratasys may be required to reimburse these nominee holders for their customary clerical and mailing expenses incurred in forwarding the proxy solicitation materials to the beneficial owners.
Stratasys has retained Morrow Sodali LLC, or Morrow Sodali, to assist in the solicitation process. Stratasys will pay Morrow Sodali a fee not to exceed approximately $100,000, plus costs and expenses. Stratasys also has agreed to indemnify Morrow Sodali against various liabilities and expenses that relate to or arise out of its solicitation of proxies (subject to certain exceptions). In addition to solicitation by mail, Stratasys’ directors, officers and other employees may solicit proxies in person, by telephone, electronically, by mail or other means. These persons will not be specifically compensated for doing this.
Attending the Stratasys EGM
You are entitled to attend the Stratasys EGM only if you are a shareholder of record of Stratasys at the close of business on August 24, 2023 (the record date for the Stratasys EGM) or hold a proxy for such a shareholder. Shares held in “street name” may be voted in person by you only if you obtain a signed legal proxy from your bank, broker or other nominee giving you the right to vote the shares at the Stratasys EGM.
Results of the Stratasys EGM
The preliminary voting results will be announced at the Stratasys EGM. In addition, within four (4) business days following the Stratasys EGM, Stratasys intends to furnish the final voting results to the SEC in a Report of Foreign Private Issuer on Form 6-K, or Form 6-K. If the final voting results have not been certified within that four-business-day period, Stratasys will report the preliminary voting results on a Form 6-K at that time and will furnish an amendment to the Form 6-K to report the final voting results within four business days of the date on which the final results are certified.
Adjournments
If a quorum is present at the Stratasys EGM but there are not sufficient votes at the time of the Stratasys EGM to approve the Stratasys Merger-related proposal or any other Stratasys proposal, the chairman of the Stratasys EGM may adjourn the meeting. Unless otherwise determined by the chairman, the Stratasys EGM will be adjourned in such case to the same day in the following week, at the same time and at the same place as the original Stratasys EGM.
Stratasys will not provide notice in regard to the adjournment of the Stratasys EGM unless the adjourned meeting is to be held more than 30 days after the date of the original meeting, in which case a new notice will be required from Stratasys.
At any subsequent reconvening of the Stratasys EGM at which a quorum is present, any business may be transacted that might have been transacted at the original meeting and all proxies will be voted in the same manner as they would have been voted at the original convening of the Stratasys EGM, except for any proxies that have been effectively revoked or withdrawn prior to the time the proxy is voted at the reconvened meeting.
Assistance
If you need assistance voting or in completing your proxy card or have questions regarding the Stratasys EGM, please contact Morrow Sodali LLC, the proxy solicitation agent for Stratasys:
Morrow Sodali LLC
509 Madison Avenue
Suite 1206
New York, NY 10022
1-800-662-5200 (toll-free within the United States)
1-203-658-9400 (outside the United States)
Email: SSYS@info.morrowsodali.com
STRATASYS SHAREHOLDERS SHOULD CAREFULLY READ THIS JOINT PROXY STATEMENT/PROSPECTUS IN ITS ENTIRETY FOR MORE DETAILED INFORMATION CONCERNING THE MERGER AGREEMENT AND THE MERGER. IN PARTICULAR, STRATASYS SHAREHOLDERS ARE DIRECTED TO THE MERGER AGREEMENT, WHICH IS ATTACHED AS ANNEX A HERETO.

STRATASYS PROPOSAL 1
STRATASYS MERGER-RELATED PROPOSAL
Background
This joint proxy statement/prospectus is being furnished to you as a shareholder of Stratasys as part of the solicitation of proxies by the Stratasys board of directors for use at the Stratasys EGM, at which those matters that require approval in connection with the prospective Merger with Desktop Metal, along with certain other proposals, will be presented. A copy of the Merger Agreement is attached as Annex A to this joint proxy statement/prospectus.
The first of the approvals being sought from Stratasys shareholders at the Stratasys EGM, which we refer to as the Stratasys Merger-related proposal, is the approval of the various matters that are required to be effected pursuant to the Merger Agreement and that require shareholder approval under applicable law. Approval of this proposal is a condition to the completion of the Merger. Therefore, Stratasys and Desktop Metal will not complete the Merger unless this proposal is approved at the Stratasys EGM.
The various matters for which Stratasys shareholder approval will be sought pursuant to the Stratasys Merger-related proposal consist of the following:
(i)	Stratasys Share Issuance:
Pursuant to the Merger Agreement, Stratasys will issue Stratasys ordinary shares to the stockholders of Desktop Metal in exchange for the shares of Desktop Metal Class A common stock held by them, at a ratio of 0.123 Stratasys ordinary shares per share of Desktop Metal Class A common stock, as the consideration in the Merger.
Under Israeli law, the board of directors of a public company may issue new shares without shareholder approval unless the transaction pursuant to which the shares are being issued is one of a number of specific transactions enumerated in the Israeli Companies Law. The issuance of Stratasys ordinary shares to Desktop Metal stockholders in a public merger transaction, in which Stratasys itself is not merging at all (instead, Merger Sub, a wholly-owned subsidiary of Stratasys, will be merging with and into Desktop Metal), does not constitute such a transaction and does not otherwise require shareholder approval from an Israeli law perspective. However, under the Nasdaq Listing Rules, to which Stratasys is subject, Rule 5635(a) provides that the issuance of ordinary shares in connection with the acquisition of the stock or assets of another company where the number or voting power of ordinary shares to be issued is in excess of 20% of the number or voting power of ordinary shares outstanding before the issuance requires shareholder approval. It is currently estimated (based on outstanding share data and equity plan data of Desktop Metal as of May 24, 2023) that Stratasys will issue or reserve for issuance approximately 43,195,329 Stratasys ordinary shares to/for Desktop Metal stockholders and equity holders pursuant to the Merger Agreement, which will exceed the 20% threshold of Stratasys’ existing outstanding share total under the Nasdaq Listing Rules. Accordingly, Stratasys shareholder approval is required prior to the issuance of Stratasys ordinary shares to Desktop Metal stockholders pursuant to the Merger Agreement.
(ii)	Stratasys Articles Restatement:
In connection with the Merger, Stratasys will implement certain amendments to Stratasys’ existing articles of association, as reflected in the form of amended and restated articles of association that is attached as Annex B to this joint proxy statement/prospectus.
Under the Israeli Companies Law, any amendment to a public company’s articles of association requires approval by the company’s shareholders.
The proposed changes to Stratasys’ existing articles of association reflect, among other matters, the following:
•
An increase in Stratasys’ authorized share capital from NIS 1,800,000, divided into 180,000,000 Stratasys ordinary shares, to NIS 4,500,000, divided into 450,000,000 Stratasys ordinary shares (as described in further detail in the section entitled “—Increase in Authorized Share Capital under Amended and Restated Articles of Association”);

•	Certain arrangements concerning the corporate governance of the combined company during the first two years following the completion of the Merger, including the following:
○
the approval of at least two-thirds of the directors then in office (excluding, in respect of clause (i) below, Stratasys’ Chief Executive Officer as of the effective time of the Merger, and in respect of clause (ii) below, the Chairman of Stratasys’ board of directors as of the effective time of the Merger) is needed to implement any of the following actions:

(i)	the dismissal or replacement of Stratasys’ Chief Executive Officer as of the effective time of the Merger;
(ii)	the dismissal or replacement of the Chairman of the Board of Stratasys as of the effective time of the Merger;
(iii)	a change in the number of members serving on the board of directors of Stratasys as of the effective time of the Merger; or
(iv)	an election by the board of directors of Stratasys to once again be subject to the Israeli Companies Law requirement to appoint external directors;
○
after the end of the initial two-year term following completion of the Merger, the Chairman of the Board of Stratasys will continue in his position until his dismissal or replacement by a simple majority of the members of the board of directors who are present and vote on such replacement (provided that in case of an equality of votes, the Chairman of the Board will not have a second vote, and the proposal shall be deemed to be defeated).

During the initial two-year term following completion of the Merger, the foregoing arrangements in the articles of association may be amended only with the affirmative approval of shareholders holding at least two-thirds of the voting power of Stratasys; and
•
Certain updates to Israeli law that have been made since Stratasys’ existing articles of association were initially adopted, including, for example, the right of a U.S.-traded company such as Stratasys to comply with certain U.S. stock exchange board independence and board committee composition requirements in lieu of the corresponding Israeli requirements, including the obligation to appoint two external directors pursuant to the Israeli Companies Law.

Increase in Authorized Share Capital under Amended and Restated Articles of Association
Stratasys’ current authorized share capital consists of NIS 1,800,000, divided into 180,000,000 Stratasys ordinary shares. As of July 31, 2023, 69,021,732 Stratasys ordinary shares were outstanding and an additional 6,050,154 ordinary shares, in the aggregate, were reserved for issuance (including pursuant to outstanding grants) under Stratasys’ 2012 Omnibus Equity Incentive Plan, 2022 Share Incentive Plan and 2021 Employee Share Purchase Plan, referred to as the 2021 ESPP (including, in the case of the 2021 ESPP, shares that are expected to be issuable within the next 12 months following July 31, 2023).
Stratasys anticipates that a large number of Stratasys ordinary shares will be issued to Desktop Metal stockholders as the Merger consideration upon the closing of the Merger, and may furthermore be potentially issued to Desktop Metal employees and directors following the Merger pursuant to Desktop Metal’s stock incentive plans that are being assumed by Stratasys pursuant to the Merger Agreement. In addition, at the effective time, each Desktop Metal Option and Desktop Metal RSA outstanding immediately prior to the effective time will be automatically converted into an option to purchase a number of Stratasys ordinary shares or into a restricted stock award of Stratasys, respectively, and each Desktop Metal RSU Award, outstanding immediately prior to the effective time will automatically be cancelled in exchange for the grant of a restricted stock unit award or Stratasys, all as further detailed under the caption “Questions and Answers—What will holders of Desktop Metal equity-based awards receive in the Merger?”. The total number of Stratasys ordinary shares issuable to Desktop Metal stockholders, holders of equity-based awards and employees/directors at or following the closing of the Merger is currently estimated as 43,195,329, based on share data and equity plan data for Desktop Metal as of May 24, 2023. Those issuances alone will utilize more than the remainder of Stratasys’ existing unused authorized share capital. Therefore, in order to consummate the Merger, an increase in Stratasys’ authorized share capital is required, among other things.

In addition, under the Stratasys shareholder rights plan, which is currently in effect until the Stratasys EGM, and for which an extension until the effective time of the Merger (or the earlier valid termination of the Merger Agreement in accordance with its terms) is being presented for approval pursuant to Stratasys Proposal 2 (conditioned on the approval of the Stratasys Merger-related proposal, i.e. Stratasys Proposal 1), Stratasys may potentially issue up to 69,021,732 Stratasys ordinary shares (based on outstanding Stratasys ordinary share data as of July 31, 2023). Those shares could be issued prior to the closing of the Merger even in a scenario in which the Merger is nevertheless completed.
The additional authorized share capital for the combined company will also be needed to satisfy existing contractual commitments by Stratasys to issue Stratasys ordinary shares as merger consideration or earn-out consideration to shareholders and/or employees of companies that it recently acquired— namely, Origin Laboratories, Inc., or Origin, acquired in December 2020, and Covestro AG, acquired in April 2023.
Following the Merger, the combined company will also need a sufficient reserve of shares that can be utilized for its ordinary course operations, whether under the combined company’s share incentive plans and the combined company’s employee share purchase plan (as noted above), or in order to support the combined company’s growth. The combined company may also require additional shares available for issuance pursuant to its growth plans from time to time, for example in order to pursue potential future strategic transactions, such as acquisitions or joint ventures, for which the company may desire to issue equity consideration to contractual counter-parties. As a leading company in the 3D printing industry, the combined company will need to have at its disposal a sufficient reserve of authorized, unissued shares, which will provide it the requisite flexibility to act quickly, subject to potential shareholder approval when required under the Israeli Companies Law, the Nasdaq Listing Rules or other applicable law.
Despite the foregoing potential needs for authorized share capital, Stratasys and Desktop Metal do not have, however, as of the date of this joint proxy statement/prospectus, any definitive agreements in place for any strategic transactions, equity financings or other material arrangements that have not been publicly disclosed in accordance with their reporting requirements under the Exchange Act.
In light of the above-described need for increased authorized share capital, Stratasys and Desktop Metal have agreed, in the context of the Merger, to propose that Stratasys’ shareholders approve an increase in Stratasys’ authorized share capital to NIS 4,500,000, divided into 450,000,000 Stratasys ordinary shares, par value NIS 0.01 per share, from the current amount of NIS 1,800,000, divided into 180,000,000 Stratasys ordinary shares.
The above-described amendments to Stratasys’ articles of association that are reflected in the amended and restated articles of association are only summaries of certain material changes to the articles of association. We urge you to review the entirety of the proposed Stratasys amended and restated articles of association, a copy of which is attached as Annex B to this joint proxy statement/prospectus, before voting on the Stratasys Merger-related proposal.
(iii)	Election of Post-Merger Combined Company Board of Directors
Under the Companies Law, the election of directors of an Israeli company generally lies within the authority of a company’s shareholders. Article 75.1 of Stratasys’ amended and restated articles (both in its current form and in the form being presented for approval at the Stratasys EGM pursuant to Stratasys Proposal 1) provides that the number of directors of Stratasys shall be between seven (7) and eleven (11), as determined from time to time by the Stratasys board of directors. Stratasys’ current board of directors is comprised of eight individuals— Mr. Dov Ofer (the Chairman of the Board), Mr. S. Scott Crump, Mr. John J. McEleney, Ms. Ziva Patir, Mr. David Reis, Mr. Michael Schoellhorn, Mr. Yair Seroussi and Ms. Adina Shorr.
As set forth in Section 6.12(b) of the Merger Agreement (which is appended as Annex A to this joint proxy statement/prospectus), Stratasys and Desktop Metal have agreed that effective upon the completion of the Merger, the size of the board of directors of the combined company (which will be Stratasys, as the public company entity continuing after the Merger) will consist of eleven members. In order to implement the companies’ joint, strategic vision, the Merger Agreement further provides that five of those eleven directors will be designated by the Stratasys board of directors, another five of those directors will be designated by the Desktop Metal board of directors, and the final director will be Stratasys’ Chief Executive Officer as of the effective time of the Merger (i.e., Dr. Yoav Zeif). In addition, the parties have agreed that Mr. S. Scott Crump will serve as an observer on the combined company board of directors, without voting authority. Pursuant to its authority under Stratasys’ existing articles of association, the

Stratasys board has adjusted the size of the Stratasys board to consist of eleven members (excluding the observer, who does not have the legal status of a director due to his not having any voting rights), effective as of (and conditioned upon) the completion of the Merger.
The combined company’s board of directors intends to take advantage of its election in advance of the completion of the Merger so that it can begin to work right away following the Merger to effect value creation on behalf of the combined company’s shareholders.
After considering which of its current members would be among the five Stratasys nominees to continue to serve on the combined company board following the Merger, the Stratasys board of directors has designated, and nominated, each of the following current directors for re-election at the Stratasys EGM, effective (and conditioned) upon completion of the Merger: Mr. Dov Ofer (under the Merger Agreement, Mr. Ofer will move from serving as Chairman of the Board to Lead Independent Director); Mr. John J. McEleney; Mr. David Reis; Dr. Michael Schoellhorn; and Ms. Adina Shorr. As noted above, in addition to those five Stratasys nominees, one additional current Stratasys board member, Mr. S. Scott Crump, will serve as an observer on the combined company board, without voting rights.
In addition, based on information communicated to the Stratasys board by Desktop Metal, the five designees of Desktop Metal who have been nominated by the Stratasys board for initial election at the Stratasys EGM to serve as directors on the combined company board of directors commencing at (and conditioned upon) the effective time of the Merger are the following individuals: Mr. Ric Fulop (Desktop Metal’s current Chairman of the Board and Chief Executive Officer, who will serve as non-executive Chairman of the Board of the combined company); Mr. James Eisenstein; Mr. Wen Hsieh; Mr. Stephen Nigro; and Mr. Steve Papa.
As provided by the Merger Agreement, the Stratasys board has lastly nominated Dr. Yoav Zeif, who will continue as Chief Executive Officer of the combined company, for election at the Stratasys EGM to serve as the 11th member of the combined company board.
Each of the nominees for reelection or initial election, as the case may be, to the combined company’s board of directors will begin to serve as a director on (and conditioned upon) the effective time of the Merger and until the first annual general meeting of shareholders of the combined company to be held after the one-year anniversary of the effective time of the Merger and the due election and qualification of his or her successor, or until his or her earlier resignation, replacement or removal.
The term of service of the current Stratasys board members (if re-elected pursuant to Proposal 4 at the Stratasys EGM) will not conclude until the effective time of the Merger, at which time the newly composed board of directors of the combined company will begin to serve until the first annual general meeting of the combined company following the one-year anniversary of the effective time of the Merger to be held after the first anniversary of the effective time of the Merger and the due election and qualification of each designee’s respective successor, or until each respective designee’s earlier resignation, replacement or removal. The duration of Mr. Crump’s service as an observer on the combined company’s board of directors will be subject to the determination of the combined company board of directors.
Each designee of Desktop Metal (consisting of Mr. Fulop, Mr. Eisenstein, Mr. Hsieh, Mr. Nigro and Mr. Papa) who has been nominated for election to the combined company board would be commencing his or her initial service as a director of Stratasys upon completion of the Merger. Likewise, Dr. Zeif would be joining the Stratasys board for the first time upon completion of the Merger. Of Stratasys’ existing directors who have been nominated for reelection at the Stratasys EGM, Mr. Ofer was initially elected as a director at the Stratasys 2017 annual general meeting of shareholders, on July 18, 2017.
The following table sets forth information regarding the individuals nominated by the Stratasys board for election or re-election (as appropriate) by Stratasys’ shareholders at the Stratasys EGM for service on the combined company board of directors commencing upon (and subject to) effectiveness of the Merger:
Name	Age	Prospective Position
Ric Fulop	48	Chairman of the Board of Directors
Dr. Yoav Zeif	57	Director and Chief Executive Officer
Dov Ofer	69	Lead Independent Director
James Eisenstein	65	Director

Name	Age	Prospective Position
Wen Hsieh	50	Director
John J. McEleney	61	Director
Stephen Nigro	63	Director
Steve Papa	50	Director
David Reis	61	Director
Michael Schoellhorn	58	Director
Adina Shorr	63	Director
Biographical Information Concerning the Nominees for Election or Re-election at the Stratasys EGM
Ric Fulop has served as Desktop Metal’s Chief Executive Officer and Chairman of its Board of Directors since December 2020. Prior to that, Mr. Fulop served as the Chief Executive Officer of Legacy Desktop Metal from its incorporation in 2015. Prior to the founding of Legacy Desktop Metal, Mr. Fulop was a general partner at North Bridge Venture Partners from 2010 to 2015 and served as a Founder of A123 Systems, Inc. from 2001 to 2010. Mr. Fulop currently serves on the board of governors of World Economic Forum Advanced Manufacturing Initiative (nonprofit). Mr. Fulop holds an M.B.A. from the MIT Sloan School of Management.
Yoav Zeif has served as Stratasys’ Chief Executive Officer since February 18, 2020. Prior to joining Stratasys, from 2018 until February 2020, Mr. Zeif was a partner in the New York office of McKinsey & Company, a global strategic advisory firm that is based in New York. Before serving in that role, Mr. Zeif served as President of the Americas Division, Head of Product Offering and Chief Commercial Officer at Netafim, the world’s largest micro-irrigation company, from 2013 to 2018. Prior to that, he served as Senior Vice President of Products and Marketing at Makhteshim (now Adama Ltd.), a global crop-protection company, where he managed the entire portfolio of products and all global commercial relationships. Yoav obtained an Executive MBA from the Kellogg School of Management at Northwestern University and a Ph.D. in International Economics from Bar-Ilan University.
Dov Ofer has served as Stratasys’ Chairman of the Board since May 2020 and as a director since July 2017. While serving as a director (prior to his appointment as Stratasys’ Chairman), Mr. Ofer served on the oversight committee of the board, which guided Stratasys’ executive management during an interim period prior to the appointment of Stratasys’ current, permanent chief executive officer. Mr. Ofer served as the Chief Executive Officer of Lumenis Computerized Systems Ltd. From 2007 to 2013, Mr. Ofer served as Chief Executive Officer of Lumenis Ltd. (Nasdaq: LMNS), a medical laser device company. From 2005 to 2007, he served as Corporate Vice President and General Manager of HP Scitex (formerly a subsidiary of Scailex Corporation Ltd. (TASE: SCIX)), a producer of large format printing equipment. From 2002 to 2005, Mr. Ofer served as President and Chief Executive Officer of Scitex Vision Ltd. Prior to joining Scitex, Mr. Ofer held various managerial positions in the emerging Israeli high-tech sector and participated in different mergers and acquisitions within the industry. Currently, Mr. Ofer serves as chairman of Hanita Coatings RCA Ltd., chairman of Plastopil Hazorea Company Ltd. (TASE: PPIL), vice chairman of Scodix Ltd. and director of Kornit Digital Ltd. and Orbix Medical Ltd. He holds a B.A. in Economics from the Hebrew University in Israel as well as an M.B.A. from the University of California Berkeley in California.
James Eisenstein has served as a member of Desktop Metal's Board of Directors since July 2021. Mr. Eisenstein has more than 30 years of leadership experience in both public and private technology companies, including an extensive background in M&A and industrial consolidation. He has founded several multi-billion-dollar companies including American Tower Corporation (NYSE: AMT) which today has a market cap of over $120 billion, and Eaton Towers Limited, the largest tower operator in Africa until its sale in 2019 for $1.9 billion. He is currently Founder, Chairman and Chief Executive Officer of Grupo TorreSur, the largest independent wireless tower company in Latin America. Eisenstein is a graduate of Georgetown University, and he holds an M.B.A. from The Wharton School and a J.D. from the University of Pennsylvania Law School.
Wen Hsieh has served as a member of Desktop Metal's Board of Directors since April 2016. Mr. Hsieh serves as General Partner of Kleiner Perkins Caufield & Byers, a venture capital firm he joined in 2006. Mr. Hsieh currently serves on the board of directors of numerous private companies. Mr. Hsieh holds a B.S., M.S. and Ph.D. from California Institute of Technology.
John J. McEleney has served as a director of Stratasys since the Stratasys, Inc.- Objet Ltd. merger, and, before that, as a director of Stratasys, Inc. from 2007 until the Stratasys, Inc.- Objet Ltd. merger. He is the co-founder of Onshape Inc., a venture backed start-up company focused on applying modern computing to the 3D product design market. Prior to Onshape he was the Chief Executive of Cloud Switch, which was acquired by Verizon. He served as a director of SolidWorks Corporation, a wholly owned subsidiary of Dassault Systemes S.A. (Nasdaq: DASTY), from June 2000 to May 2008, and also served as its Chief Executive Officer from 2001 until June 2007. Mr. McEleney joined SolidWorks in 1996, serving in several capacities, including Chief Operating Officer and Vice President, Americas Sales. Prior to joining SolidWorks, Mr. McEleney held several key management positions at CAD software pioneer Computervision and at defense contractor Raytheon. Mr. McEleney also serves as a director of Newforma, a privately held software company. He holds a B.S. in Mechanical Engineering from the University of Rochester, an M.S. in Manufacturing Engineering from Boston University and an M.B.A. from Northeastern University.
Stephen Nigro has served as a member of Desktop Metal's Board of Directors since December 2020. Mr. Nigro served as a consultant to Legacy Desktop Metal from August 2020. He most recently served as President, 3D Printing at HP, Inc., an information technology and services company, from 2015 until 2019. Mr. Nigro previously served as the Senior Vice President of HP, Inc.’s Imaging & Printing business. Mr. Nigro serves on the board of directors of Kornit Digital Ltd. Mr. Nigro holds a B.S. from University of California Santa Barbara and an M.S. from Stanford University.
Steve Papa has served as a member of Desktop Metal's Board of Directors since June 2016. Mr. Papa serves as the chief executive officer of Parallel Wireless, a company he founded in 2012. Mr. Papa serves on the board of directors of numerous private companies. Mr. Papa holds a B.S. from Princeton University and an M.B.A. from Harvard Business School.
David Reis has served as a director of Stratasys from June 2013 to the present time. For parts of that period, he served as Stratasys’ Vice Chairman of the Board, as an Executive Director and as a key member of the oversight committee of the Board, which guided Stratasys’ executive management during an interim period prior to the appointment of Stratasys’ current, permanent chief executive officer. Since 2017, Mr. Reis serves as Chairman at Enercon Technologies Ltd., Tuttnauer Ltd and Highcon Ltd. He also served as a director of Objet from 2003 until the closing of the Stratasys-Objet merger. Mr. Reis served as the Stratasys Chief Executive Officer from March 2009 until June 30, 2016 (and, prior to the Stratasys-Objet merger, as Objet’s CEO). Previously, he served as Chief Executive Officer and President of NUR Macroprinters Ltd. (NURMF.PK), a wide format printer manufacturer that was acquired by HP, from February 2006 to March 2008. Prior to joining NUR, Mr. Reis served as the Chief Executive Officer and President of ImageID, an automatic identification and data capture solution provider, and of Scitex Vision (Nasdaq & TASE: SCIX), a developer and manufacturer of wide-format printers. Mr. Reis holds a B.A. in Economics and Management from the Technion-Israel Institute of Technology and an M.B.A. from the University of Denver. Reis is also a graduate of the Harvard Business School Advanced Management Program.
Michael Schoellhorn has served as a director of Stratasys since November 2020. Since February 2019 Mr. Schoellhorn has served as Airbus’ (Toulouse, France) Chief Operating Officer and a member of its Executive Committee. He has been a member of the Supervisory Board of Airbus Operations GmbH, Hamburg since 2019 and was appointed as its chairman in 2020. Prior to joining Airbus, Mr. Schoellhorn served as Chief Operating Officer and a member of the Management Board at BSH Home Appliances GmbH (Munich, Germany), a leading manufacturer of home appliances owned by the Robert Bosch Group (Stuttgart,Germany), from January 2015 until 2019. Prior to that, Mr. Schoellhorn started his career as a management trainee with Bosch in 1999 and held various operational senior management positions in the automotive sector of Robert Bosch GmbH - in the US, the Czech Republic, and Germany, until he was appointed Executive Vice President for Manufacturing and Quality in 2012. Mr. Schoellhorn studied at IMD Business School (Lausanne, Switzerland), Tepper School of Business (Pittsburgh, USA), Bosch-Carnegie-Institute (Pittsburgh, USA), and the Robert-Bosch-Kolleg (Stuttgart, Germany). He holds a degree in Mechanical Engineering and a PhD in Control Engineering, both from the Helmut Schmidt University. Mr. Schoellhorn served in the German armed forces, as an officer and a helicopter pilot, from 1984 until 1994. He is a member of the presidency of BDLI (the German aerospace industries association), and of the Baden Baden Entrepreneur Talks, a discussion forum for German business and political leaders.
Adina Shorr has served as Stratasys’ director since having been appointed by the Stratasys board in July 2018, and has been re-elected by Stratasys’ shareholders at every Stratasys annual general meeting of shareholders since that time. Ms. Shorr has been the Chief Executive Officer of Scodix, a company that provides solutions to commercial printers, since September 2018. Prior to that time, she served as Chief Executive Officer and Chairman of the Board of Lucidlogix Technologies Ltd. from November 2013 to August 2018. Before that, Ms. Shorr had served as the Chief Executive Officer of CellGuide Ltd. (which was acquired by Lucidlogix) from October 2009 through October 2013.

Ms. Shorr served as the Chief Executive Officer and President of Objet Ltd. (formerly known as Objet Geometries, Ltd.), one of the two predecessor companies to Stratasys Ltd., for a six-year period ending in March 2009, and also served as its President. She has extensive experience in leadership and management of technology, systems and solutions stemming from her over twenty-year career in the high-tech sector, both in the United States and Israel. She served as Corporate Vice President of Leaf Products at Creo Inc. from March 2000 to March 2003, where she initiated and led in 2000 the establishment of Leaf Products, a start-up for professional digital photography within Creo. Prior to that time, Ms. Shorr served for nine years at Scitex, four years of which she served as the President of the Scitex Input Division. Beginning in 1991, she worked in the United States for IBM in a sales support capacity and for Unisys in Program Management and was responsible for the management of the business facets of the Unisys Network Computing Division. Ms. Shorr has served as a director of Advanced Vision Technology Ltd. since June 2014 and was a director of Objet Geometries Ltd. and then Stratasys Ltd. from May 2012 to June 2013. Ms. Shorr holds an MBA and a BA, both with honors, from Michigan State University in East Lansing, Michigan.
Stratasys Board and Committee Independence
Each of Messrs. Ofer, Eisenstein, Hsieh, McEleney, Papa, Reis and Schoellhorn, and Ms. Shorr, has been affirmatively determined by the Stratasys board to be an independent director, as defined under the Nasdaq Listing Rules. Consequently, assuming election of each of the nominees pursuant to this Stratasys board election proposal, the combined company will comply with the requirement of Nasdaq Listing Rule 5605(b)(1) that a majority of its board of directors be composed of independent directors. Similarly, the audit, compensation, and nominating and governance committees of the combined company board will be composed solely of independent directors, in accordance with the requirements of Nasdaq Listing Rules 5605(c)(2) and 5605(d)(2).
For more information concerning the prospective board of directors of the combined company, please see “Interests of Stratasys’ Directors and Executive Officers in the Merger—Board of Directors of the Combined Company” below in this joint proxy statement/prospectus.
Director Compensation, Indemnification and Insurance
Each member of the combined company board of directors (including Mr. Fulop as non-executive Chairman of the Board, and Mr. Crump as an observer) will be entitled to receive, in respect of his or her service on the board, the current annual director compensation package previously approved by Stratasys’ shareholders at Stratasys’ annual general meeting of shareholders held in November 2021 for all then-current and future directors of Stratasys, consisting of the following:
Compensation Element	Amount
Board cash retainer (excluding non-executive Chairman of the Board)	$60,000
Board/committee meeting fees	None
Equity compensation (including for non-executive Chairman of the Board)	$140,000 value (50% RSUs/50% share options)
Equity vesting schedule	One-year “cliff”
Non-executive Chairman of the Board cash retainer (in lieu of Board cash retainer)	$200,000
Audit Chair (including member retainer)	$20,000
Compensation Chair (including member retainer)	$20,000
Audit Committee member retainer	$10,000
Compensation Committee member retainer	$10,000
In addition, each member of the combined company board of directors (including Mr. Crump as an observer) will be entitled to indemnification and coverage under Stratasys’ directors’ and officers’ insurance policy, in accordance with Stratasys’ compensation policy and existing undertaking to all current and future directors, based on past approvals of Stratasys’ shareholders.
Lead Independent Director
Pursuant to the Merger Agreement, the parties have agreed that Mr. Dov Ofer will serve the role of Lead Independent Director effective upon completion of the Merger. The Lead Independent Director will coordinate the activities of the other independent directors and will perform such other duties and responsibilities as the combined company board of directors may determine.

The specific duties and responsibilities of the Lead Independent Director are as follows:
Executive Sessions
•	Preside at all meetings of the board of directors at which the Chairman of the Board is not present, including executive sessions of the independent directors.
Call Meetings of Independent Directors
•	Has the authority to call meetings of the independent directors.
Chairperson Liaison
•	If and as needed, serve as the principal liaison between the Chairman of the Board and the independent directors.
Approve Board Information, Agendas and Schedules
Exercise approval authority over:
•	All information sent to the board of directors, including the quality, quantity, appropriateness and timeliness of such information.
•	Meeting agendas for the board of directors.
•	The frequency of board of directors meetings and meeting schedules, assuring there is sufficient time for discussion of all agenda items.
Recommend Committee Membership and Chair
•
Recommend to the Nominating and Corporate Governance Committee and to the Chairman of the Board, selection for the membership and chairperson position for each Board committee, subject to any qualification requirements set forth in any applicable law (including the Israeli Companies Law).

Recommend Director Candidates
•
Interview all director candidates and make recommendations to the Nominating and Corporate Governance Committee, subject to any qualification requirements set forth in any applicable law (including the Israeli Companies Law).

Shareholder Communication
•	Be available, when appropriate, for consultation and direct communication with shareholders.
Retain Advisors and Consultants
•	Has the authority to retain outside advisors and consultants who report directly to the board of directors on board-wide issues.
Advisors
•
To the extent requested by the Lead Independent Director and where appropriate, the Company’s counsel shall provide advice and counsel to the Lead Independent Director in fulfilling the Lead Independent Director's duties.

Charter Review
•
After the initial two-year term following completion of the Merger, the Lead Independent Director, in consultation with the other independent directors, will review the charter related to his authorities and recommend, for approval by the combined company board of directors, any modifications or changes, on an annual basis.

Proposed Resolution
Stratasys’ board of directors unanimously recommends the adoption by Stratasys’ shareholders of the following resolution pursuant to Stratasys Proposal 1 at the Stratasys EGM:
“RESOLVED, that the following matters provided for under the Agreement and Plan of Merger, referred to as the Merger Agreement, dated May 25, 2023, by and among Stratasys, its wholly-owned subsidiary, Tetris Sub Inc., or Merger Sub, and Desktop Metal, Inc., or Desktop Metal, whereby Merger Sub will merge with and into Desktop Metal, be and hereby are, approved in all respects:
(i)
pursuant to Nasdaq Listing Rule 5635(a), the issuance of Stratasys ordinary shares to the stockholders of Desktop Metal, in exchange for the shares of Desktop Metal Class A common stock held by them, at a ratio of 0.123 Stratasys ordinary shares per share of Desktop Metal Class A common stock, as consideration in the Merger;

(ii)
effective and conditioned upon the completion of the Merger under the Merger Agreement, the amendment and restatement of the existing articles of association of Stratasys as set forth in Annex B to the proxy statement/prospectus of Stratasys and Desktop Metal, dated [   ], in respect of the Merger, including, among other revisions to Stratasys’ existing articles of association, as provided in Articles 6 (“Share Capital”) thereof, an increase in the authorized share capital of Stratasys from NIS 1,800,000, divided into 180,000,000 Stratasys ordinary shares, par value NIS 0.01 each, to NIS 4,500,000, divided into 450,000,000 Stratasys ordinary shares, par value NIS 0.01 each; and

(iii)
on the effective time of the Merger, the election of a slate of directors, consisting of: (a) five designees of Stratasys (Dov Ofer (who shall serve as Lead Independent Director), Mr. McEleney, Mr. Reis, Dr. Schoellhorn and Ms. Shorr; (b) five designees of Desktop Metal (Ric Fulop (who shall serve as non-executive Chairman of the Board), Mr. Eisenstein, Mr. Hsieh, Mr. Nigro and Mr. Papa); and (c) the combined company’s Chief Executive Officer, Dr. Yoav Zeif, each of whom will serve until the first annual general meeting of shareholders of the combined company to be held after the one-year anniversary of the effective time of the Merger, and until the due election and qualification of his or her successor, or until his or her earlier resignation, replacement or removal.”

Required Vote
The approval of the Stratasys Merger-related proposal requires the affirmative vote of Stratasys shareholders present in person or by proxy and holding Stratasys ordinary shares representing a majority of the votes cast with respect to this proposal (which excludes abstentions and broker non-votes). A shareholder’s abstention or a broker non-vote or other failure to vote will have no effect on the outcome of the vote on this proposal.
Board Recommendation
THE STRATASYS BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT ALL STRATASYS SHAREHOLDERS VOTE “FOR” THE FOREGOING RESOLUTION APPROVING THE STRATASYS MERGER-RELATED PROPOSAL (STRATASYS PROPOSAL 1).

STRATASYS PROPOSAL 2
STRATASYS RIGHTS PLAN EXTENSION PROPOSAL
Background
On July 24, 2022, the Stratasys board of directors approved the issuance of one special purchase right, referred to as a Right, for each Stratasys ordinary share outstanding at the close of business on August 4, 2022, to Stratasys’ shareholders of record on that date, and adopted a shareholder rights plan, or the Rights Plan, as set forth in the rights agreement dated as of July 25, 2022, which is referred to as the Rights Agreement, by and between Stratasys and Continental Stock Transfer & Trust Company, as rights agent, which is referred to as the Rights Agent.
The purpose of the Rights Plan is to protect the interests of Stratasys’ shareholders. The Rights Plan, if triggered, will significantly dilute the ownership of any Acquiring Person, which refers to a person or group that obtains beneficial ownership of 15% or more of Stratasys’ outstanding ordinary shares or begins a tender or exchange offer which, if completed, would result in that person or group becoming an Acquiring Person (subject to certain parameters and exceptions described in the Rights Agreement, such as if such person or group has become an Acquiring Person pursuant to an offer approved by the majority of the Stratasys board).
The Stratasys board of directors believes the Rights Plan is an effective course of action for the board of directors to fulfill its fiduciary duties to Stratasys and its shareholders and to enable shareholders to realize the long-term value of their investment. The Rights Plan was adopted following a careful evaluation and consultation with Stratasys’ external legal advisors.
The adoption of the Rights Plan was not intended to prevent or interfere with any action with respect to Stratasys that the Stratasys board determines to be in the best interests of Stratasys and its shareholders. Instead, it will position the board to fulfill its fiduciary duties on behalf of all Stratasys shareholders by ensuring that the board has sufficient time to make informed judgments about any attempts to control or significantly influence Stratasys. The Rights Plan encourages anyone seeking to gain a significant interest in Stratasys to negotiate directly with the Stratasys board prior to attempting to control or significantly influence Stratasys. Further to those goals, the Rights (as defined below) may cause substantial dilution to a person or group that acquires 15% or more of Stratasys ordinary shares, or any then-existing holder of 15% or more of Stratasys ordinary shares that acquires any additional ordinary shares.
On May 25, 2023, in connection with the execution and delivery of the Merger Agreement, Stratasys entered into the First Amendment to Rights Agreement with the Rights Agent, which we refer to as the First Amendment.
The First Amendment, which was approved by the Stratasys board, extended the expiration date of the Rights Agreement to the later of (a) July 24, 2023 and (b) the conclusion of the Stratasys EGM (unless the Stratasys EGM has been validly adjourned or postponed, in which case at the final adjournment or postponement thereof) or such time as the Merger Agreement has been terminated in accordance with its terms. The Rights are in all respects subject to and governed by the provisions of the Rights Agreement, as amended by the First Amendment, which was included as Exhibit 4.1 to Stratasys’ Report of Foreign Private Issuer on Form 6-K furnished to the SEC on May 25, 2023. The foregoing descriptions of the Rights Agreement (as amended), the First Amendment and the Rights are qualified entirely by reference to such report and exhibit.
The First Amendment was intended to ensure that during the pendency of the Merger, Stratasys would be able to arrive at a shareholder vote on the matters required under the Merger Agreement.
In the period leading up to the date of this joint proxy statement/prospectus, the Stratasys board of directors determined that it would be in the best interests of Stratasys and its shareholders to adopt a second amendment to the Rights Agreement, which we refer to as the Second Amendment, to extend the expiration of the Rights Plan to July 24, 2024, which is the one-year anniversary of the initial expiration date under the Rights Agreement prior to the First Amendment. While not legally required to do so, Stratasys has included a proposal to approve this additional extension in the agenda for the Stratasys EGM as a means to obtain Stratasys’ shareholders’ endorsement of the extension.
There has been significant market volatility with respect to the Stratasys ordinary shares in recent months, due to, among other matters, the following developments:
•	the signing of the Merger Agreement for the prospective Merger;
•	the Nano Tender Offer, which has recently expired;

•
Nano’s recent attempt to gain control of the Stratasys board via nomination of its affiliates for election as directors in place of Stratasys’ current directors at Stratasys’ 2023 annual general meeting of shareholders; and

•	3D Systems’ unsolicited proposals for a merger transaction with Stratasys.
Given such market volatility and given the potential for any party—including, but not limited to, Nano, which still holds approximately 14.1% of the outstanding Stratasys ordinary shares as of the date of this proxy statement/prospectus—to employ coercive tactics similar to those recently employed by Nano, the Second Amendment is intended to provide the Stratasys board of directors the ability to protect Stratasys shareholders from coercive attempts to acquire control of Stratasys. Nano or another third party could launch an additional hostile partial tender offer similar to the Nano Tender Offer, which, like the Nano Tender Offer, could be a partial tender offer and/or may be inadequate and substantially undervalue Stratasys. Any such partial tender offer, if successful, could enable Nano or other third party to purchase the shares held by the remaining shareholders at a significant discount to the price offered in such partial tender offer, resulting in substantially reduced liquidity for such remaining shareholders.
These potential adverse impacts of a hostile partial tender offer were not limited to the expired Nano Tender Offer and could be repeated by Nano, regardless of the public statements Nano has made that suggest that it may dispose of its investment in Stratasys. In the recent past, Nano claimed that its public statements regarding its withdrawal of its nominees for the Stratasys board of directors at Stratasys’ 2023 annual general meeting of shareholders, held on August 8, 2023, were not binding on it. Such tactics could also be attempted by other third parties. In order to enable the Stratasys board of directors to protect shareholders from such tactics (even after consummation of the Merger), the Stratasys board of directors encourages Stratasys shareholders to approve the Second Amendment, extending the Rights Plan pursuant to this Stratasys rights plan extension proposal.
The proposed extension to the Rights Plan will require the approval of the Second Amendment to the Rights Agreement in order to extend the agreement’s effectiveness beyond the Stratasys EGM. That Second Amendment to the Rights Agreement has been filed as an exhibit to the registration statement on Form F-4 of which this joint proxy statement/prospectus forms a part.
Approval of this Stratasys rights plan extension proposal is not a condition to the completion of the Merger. Therefore, Stratasys and Desktop Metal may proceed with the Merger regardless of whether this proposal is approved at the Stratasys EGM.
The presentation of the Stratasys rights plan extension proposal for a vote at the Stratasys EGM will be conditioned on the approval of the Stratasys Merger-related proposal. Therefore, if the Stratasys Merger-related proposal is not approved, a vote will not be held on the Stratasys rights plan extension proposal at the Stratasys EGM.
Proposed Resolution
Stratasys’ board of directors unanimously recommends the adoption by Stratasys’ shareholders of the following resolution pursuant to Stratasys Proposal 2 at the Stratasys EGM, which will only be presented for approval if the Stratasys Merger-related proposal (Stratasys Proposal 1) is approved at the Stratasys EGM:
“RESOLVED, that Stratasys’ entry into a second amendment to the Rights Agreement, dated as of July 25, 2022, by and between Stratasys and Continental Stock Transfer & Trust Company, as rights agent, as amended, to extend the expiration date of the Rights Plan by twelve (12) months from its original termination date, i.e., until July 24, 2024, be, and hereby is, approved in all respects.”
Required Vote
The approval of the Stratasys rights plan extension proposal at the Stratasys EGM requires the affirmative vote of Stratasys shareholders present in person or by proxy and holding Stratasys ordinary shares representing a majority of the votes cast with respect to this proposal (which excludes abstentions and broker non-votes). A Stratasys shareholder’s abstention or a broker non-vote or other failure to vote will have no effect on the outcome of the vote on this proposal.

STRATASYS PROPOSAL 3
STRATASYS SHARE INCENTIVE PLAN INCREASE PROPOSAL
Background
Stratasys’ 2022 Share Incentive Plan, or the Stratasys 2022 Plan, was initially adopted by Stratasys’ shareholders at Stratasys 2022 annual general meeting of shareholders in August 2022, under which 1,574,000 Stratasys ordinary shares were initially reserved and available for issuance to Stratasys’ employees, officers and directors, consisting of 1,296,494 newly authorized shares and 277,506 shares that were initially rolled over from Stratasys’ then-expiring 2012 Omnibus Equity Incentive Plan, or the Stratasys 2012 Plan. In addition, up to an additional 5,432,789 Stratasys ordinary shares then underlying outstanding awards under the Stratasys 2012 Plan (and which were also already approved for issuance under the Stratasys 2012 Plan by Stratasys’ shareholders at previous Stratasys annual general meetings of shareholders) could become available for issuance under the Stratasys 2022 Plan (i) if the related award expires or is canceled, terminated, forfeited, repurchased or settled in cash in lieu of issuance of shares, for any reason, without having been exercised, or (ii) if permitted by Stratasys, if the underlying shares were tendered to pay (x) the exercise price of an award or (y) withholding tax obligations.
By adopting the Stratasys 2022 Plan and reserving the above-described number of shares for issuance under it (including shares that may be carried over from the Stratasys 2012 Plan), Stratasys indicated that it would have the flexibility to continue to provide equity incentives to employees, officers and directors in amounts determined appropriate by the Stratasys compensation committee, Stratasys board of directors, and Stratasys management, for an anticipated period of approximately one year. After that time, Stratasys indicated that it would request shareholder approval for further reservation of shares under the Stratasys 2022 Plan. That initial size of the pool under the 2022 Plan did not exceed 10% of the total of the outstanding number of Stratasys ordinary shares on a fully diluted basis (as of the time at which the plan was adopted in August 2022), thereby staying within the limit recommended by institutional shareholder groups and proxy advisory groups.
Given the limited size of the initial pool of Stratasys ordinary shares available under the Stratasys 2022 Plan, Stratasys is in need of additional Stratasys ordinary shares for the pool under the Stratasys 2022 Plan in order to maintain flexibility to continue to provide equity incentives to employees, officers and directors in amounts determined appropriate by Stratasys’ compensation committee, board of directors and management. The amount needed for the pool (as well as the number of outstanding Stratasys ordinary shares) would be significantly larger to the extent the Merger is completed, given the much larger number of employees of the combined company. In order to enable the approval of the Stratasys share incentive plan increase proposal regardless of whether the Stratasys Merger-related proposal is approved and regardless of whether the Merger is completed, Stratasys is asking that its shareholders approve a two-staged increase in the pool under the Stratasys 2022 Plan:
•	initially, at the conclusion of the Stratasys EGM, the size of the pool under the Stratasys 2022 Plan would increase by 2,075,625 Stratasys ordinary shares; and
•	upon, and subject to, the completion of the Merger, the size of the pool under the Stratasys 2022 Plan would increase by an additional 1,065,867 Stratasys ordinary shares.
Based upon the 69,021,732 outstanding Stratasys ordinary shares as of July 31, 2023, the initial increase of the pool under the Stratasys 2022 Plan by 2,075,625 Stratasys ordinary shares upon the conclusion of the Stratasys EGM would result in an aggregate of 7,625,779 Stratasys ordinary shares reserved for issuance under the pool, consisting of 5,096,492 shares underlying outstanding awards, 2,529,287 shares reserved for issuance under future potential awards, including shares that may be rolled over from the Stratasys 2012 Plan, which total pool size of 7,625,779 shares would not exceed 10% of the total number of outstanding Stratasys ordinary shares on a fully diluted basis (76,656,082 Stratasys ordinary shares), thereby staying within the limit recommended by institutional shareholder groups and proxy advisory groups.
Similarly, upon completion of the Merger, there are expected to be 108,713,817 outstanding ordinary shares of the combined company. After increasing the pool under the Stratasys 2022 Plan by an additional 1,065,867 ordinary shares of the combined company upon, and subject to, the completion of the Merger (in addition to the 2,075,625 Stratasys ordinary shares by which the pool would increase upon the conclusion of the Stratasys EGM), there would be an aggregate of 8,691,646 ordinary shares of the combined company reserved for issuance under the pool for the Stratasys 2022 Plan, consisting of 5,096,492 shares underlying outstanding awards (assuming, for these purposes, no further grants under the Stratasys 2022 Plan from the current time through the completion of the Merger), and 3,595,154 shares reserved for issuance under future potential awards, including shares that may be rolled over from the Stratasys 2012 Plan. That total potential size pool under the Stratasys 2022 Plan, when taken together with an aggregate of 3,385,723 combined company ordinary shares that will be issuable under the Desktop Metal 2020 Incentive Award Plan to be assumed by Stratasys from Desktop Merger pursuant to the Merger (which is based upon 27,526,199 shares of Desktop Metal Class A common stock issuable under the Desktop Metal 2020 Incentive Award Plan as of August 3, 2023, multiplied by the 0.123 exchange ratio in the Merger), yields 12,077,369 shares total, which would not exceed 10% of the total number of outstanding ordinary shares of the combined company on a fully diluted basis (120,791,186 ordinary shares of the combined company), thereby staying within the limit recommended by institutional shareholder groups and proxy advisory groups.
If this proposal is not approved by Stratasys’ shareholders, Stratasys anticipates that it may not have enough shares available to fund awards under the Stratasys 2022 Plan over the next year, especially if the Merger is successfully completed.
The proposed increase in the number of Stratasys ordinary shares reserved for issuance under the Stratasys 2022 Plan will require an amendment to Section 5.1 of the Stratasys 2022 Plan, which states the number of shares included in the pool under the plan (besides shares that may be rolled over from the Stratasys 2012 Plan, which is provided for in Section 5.2 of the Stratasys 2022 Plan). That amendment to the Stratasys 2022 Plan has been filed as an exhibit to the registration statement on Form F-4 of which this joint proxy statement/prospectus forms a part.
Approval of this Stratasys share incentive plan increase proposal is not a condition to the completion of the Merger. Therefore, Stratasys and Desktop Metal may proceed with the Merger regardless of whether this proposal is approved at the Stratasys EGM.
Proposed Resolutions
Stratasys’ board of directors unanimously recommends the adoption by Stratasys’ shareholders of the following resolutions pursuant to Stratasys Proposal 3 at the Stratasys EGM:
“RESOLVED, that effective as of the date of adoption by Stratasys’ shareholders of this resolution, the references to the current maximum aggregate number of Stratasys ordinary shares reserved for issuance in the first sentence of Section 5.1 of the Stratasys Ltd. 2022 Share Incentive Plan, and to the total number of Stratasys ordinary shares that may be issued pursuant to Incentive Stock Options granted under the 2022 Share Incentive Plan in the second sentence of Section 5.1 of that plan, be, and each hereby is, amended to insert “3,649,625” in lieu of “1,574,000”;” and be it
“FURTHER RESOLVED, that effective as of, and subject to the completion of, the Merger, the references to the maximum aggregate number of Stratasys ordinary shares reserved for issuance in the first sentence of Section 5.1 of the Stratasys Ltd. 2022 Share Incentive Plan, and to the total number of Stratasys ordinary shares that may be issued pursuant to Incentive Stock Options granted under the 2022 Share Incentive Plan in the second sentence of Section 5.1 of that plan, be, and each hereby is, further amended to insert “4,715,492” in lieu of “3,649,625”.”
Required Vote
The approval of the Stratasys share incentive plan increase proposal at the Stratasys EGM requires the affirmative vote of Stratasys shareholders present in person or by proxy and holding Stratasys ordinary shares representing a majority of the votes cast with respect to this proposal (which excludes abstentions and broker non-votes). A Stratasys shareholder’s abstention or a broker non-vote or other failure to vote will have no effect on the outcome of the vote on this proposal.
Board Recommendation
THE STRATASYS BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT ALL STRATASYS SHAREHOLDERS VOTE “FOR” THE FOREGOING RESOLUTIONS APPROVING THE STRATASYS SHARE INCENTIVE PLAN INCREASE PROPOSAL (STRATASYS PROPOSAL 3).

THE DESKTOP METAL SPECIAL MEETING
This joint proxy statement/prospectus is being mailed on or about August 28, 2023, to holders of record of Desktop Metal Class A common stock as of the close of business on July 31, 2023, and constitutes notice of the Desktop Metal special meeting in conformity with the requirements of the DGCL.
This joint proxy statement/prospectus is being provided to Desktop Metal stockholders as part of a solicitation of proxies by the Desktop Metal board of directors for use at the Desktop Metal special meeting and at any adjournments or postponements of the Desktop Metal special meeting. Desktop Metal stockholders are encouraged to read the entire document carefully, including the annexes to and documents incorporated by reference into this document, for more detailed information regarding the Merger Agreement and the transactions contemplated by the Merger Agreement.
Date, Time and Place of the Desktop Metal Special Meeting
The Desktop Metal special meeting will be held at www.virtualshareholdermeeting.com/DM2023SM, at 9:00 a.m., Eastern time, on September 28, 2023. The Desktop Metal special meeting will be a completely virtual meeting, which will be conducted via live webcast.
You may attend and participate in the Desktop Metal special meeting by visiting the following website: www.virtualshareholdermeeting.com//DM2023SM. To attend and participate in the Desktop Metal special meeting, you will need the 16-digit control number included on your proxy card or on the instructions that accompanied your proxy materials. If your shares are held in “street name,” you should contact your bank, broker or other nominee to obtain your 16-digit control number or otherwise vote through the bank, broker or other nominee. If you lose your 16-digit control number, you may join the Desktop special meeting as a “Guest” but you will not be able to vote or ask questions. The meeting webcast will begin promptly at 9:00 a.m. Eastern time. We encourage you to access the meeting prior to the start time. Online check-in will begin at 8:45 a.m. Eastern time, and you should allow ample time for the check-in procedures.
Matters to Be Considered at the Desktop Metal Special Meeting
The purposes of the Desktop Metal special meeting are as follows, each as further described in this joint proxy statement/prospectus:
•	Desktop Metal Proposal 1: The Desktop Metal Merger Agreement proposal. To approve the adoption of the Merger Agreement, a copy of which is attached as Annex A to this joint proxy statement/prospectus;
•
Desktop Metal Proposal 2: The Desktop Metal advisory compensation proposal: To approve, on an advisory (non-binding) basis, the merger-related named executive officer compensation payments that will or may be paid by Desktop Metal to its named executive officers that is based on or otherwise relates to the Merger; and

•
Desktop Metal Proposal 3: The Desktop Metal adjournment proposal: To approve the adjournment of the Desktop Metal special meeting to another date and place if necessary or appropriate to solicit additional votes in favor of the Desktop Metal Merger Agreement proposal or to ensure that any supplement or amendment to the accompanying joint proxy statement/prospectus is timely provided to Desktop Metal stockholders.

Recommendation of the Desktop Metal Board of Directors
The Desktop Metal board of directors unanimously recommends that Desktop Metal stockholders vote:
•	Desktop Metal Proposal 1: “FOR” the Desktop Metal Merger Agreement proposal;
•	Desktop Metal Proposal 2: “FOR” the Desktop Metal advisory compensation proposal; and
•	Desktop Metal Proposal 3: “FOR” the Desktop Metal adjournment proposal.
This joint proxy statement/prospectus contains important information regarding these proposals and factors that Desktop Metal stockholders should consider when deciding how to cast their votes. Desktop Metal stockholders are encouraged to read carefully and in its entirety this joint proxy statement/prospectus, including the Annexes to this joint proxy statement/prospectus and documents incorporated by reference into this joint proxy statement/prospectus.
The Desktop Metal board of directors, after due and careful discussion and consideration, unanimously determined that the Merger Agreement is fair to and in the best interests of Desktop Metal and its stockholders and approved the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement. The Desktop Metal board of directors accordingly unanimously recommends that the Desktop Metal stockholders vote “FOR” the Desktop Metal Merger Agreement proposal, “FOR” the Desktop Metal advisory compensation Proposal and “FOR” the Desktop Metal adjournment proposal.
See also the section entitled “The Merger—Recommendation of the Desktop Metal Board of Directors and Reasons for the Merger” beginning on page 110.
Record Date for the Desktop Metal Special Meeting and Voting Rights
The Desktop Metal board of directors has fixed the close of business on July 31, 2023 as the record date of the Desktop Metal special meeting. If you were a holder of record of shares of Desktop Metal Class A common stock as of the close of business on the record date you are entitled to receive notice of and to vote at the Desktop Metal special meeting or any adjournments or postponements thereof. You are entitled to one vote for each share of Desktop Metal Class A common stock that you owned as of the close of business on the Desktop Metal record date. As of the close of business on the Desktop Metal record date, 322,892,034 shares of Desktop Metal Class A common stock were outstanding and entitled to vote at the Desktop Metal special meeting.
Quorum; Abstentions and Broker Non-Votes
A quorum of stockholders is necessary to conduct the Desktop Metal special meeting. The holders of record of a majority of the voting power of the issued and outstanding shares of capital stock entitled to vote must be present in person or virtually or represented by proxy to constitute a quorum for the Desktop Metal special meeting. Abstentions are counted as present and entitled to vote for purposes of determining a quorum. Shares represented by “broker non-votes” (as described below) are counted as present and entitled to vote for purposes of determining a quorum. The proposals for consideration at the Desktop Metal special meeting are considered “non-routine” matters under NYSE Rule 452, and, therefore, shares of Desktop Metal special meeting held in “street name” through a bank, broker or other nominee will not be counted as present for the purpose of determining the existence of a quorum if no instructions have been provided to such entity on how to vote on any such proposals.
Under the rules of the NYSE, banks, brokers and other nominees who hold shares in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, banks, brokers and other nominees are not allowed to exercise their voting discretion with respect to the approval of matters that are “non-routine.” Generally, broker non-votes occur when shares held by a broker in “street name” for a beneficial owner are not voted with respect to a particular proposal because the broker (1) has not received voting instructions from the beneficial owner and (2) lacks discretionary voting power to vote those shares. A broker is entitled to vote shares held for a beneficial owner on routine matters without instructions from the beneficial owner of those shares. On the other hand, absent instructions from the beneficial owner of such shares, a broker is not entitled to vote shares held for a beneficial owner on non-routine matters. All of the proposals currently scheduled for consideration at the Desktop Metal special meeting are “non-routine” matters and a broker will lack the authority to vote shares at its discretion on such proposals. If you are a Desktop Metal Stockholder and you do not instruct your bank, broker or other nominee on how to vote your shares, your bank, broker or other nominee may not vote your shares on any of the Desktop Metal Proposals, and your shares will not be represented and will not be voted on any matter. It is therefore critical that you cast your vote by instructing your bank, broker or other nominee on how to vote.
If you are a Desktop Metal stockholder and you fail to vote, fail to submit a proxy or fail to return a voting instruction card instructing your bank, broker or other nominee how to vote on the Desktop Metal Merger Agreement proposal, this will have the same effect as a vote cast against the Desktop Metal Merger Agreement Proposal and will not count towards determining whether a quorum is present. If you are a Desktop Metal stockholder and you fail to vote, fail to submit a proxy or fail to return a voting instruction card instructing your bank, broker or other nominee how to vote on the Desktop Metal adjournment proposal or the Desktop Metal advisory compensation proposal, this will have no effect on the vote count for such proposal, and will not count towards determining whether a quorum is present. If you respond with an “abstain” vote on the Desktop Metal Merger Agreement proposal, this will have the same effect as a vote cast against the Desktop Metal Merger Agreement proposal, but will count towards determining whether a quorum is present. If you respond with an “abstain” vote on the Desktop Metal adjournment proposal or the Desktop Metal advisory compensation proposal, this will have no effect on the vote count for such proposal, but will count towards determining whether a quorum is present.

If you are a Desktop Metal stockholder of record, if you sign and return your proxy card without indicating how to vote on any particular proposal (and you do not change your vote after delivering your proxy card), the shares of Desktop Metal represented by your proxy card will be voted for each Desktop Metal proposal in accordance with the recommendation of the Desktop Metal board of directors.
Required Votes; Vote of Desktop Metal’s Directors and Executive Officers
Except for the Desktop Metal adjournment proposal, the vote required to approve all of the Desktop Metal Proposals listed below assumes the presence of a quorum.
Proposal	Votes Required	Effects of Abstentions and Broker Non-Votes
Desktop Metal Proposal 1: Desktop Metal Merger Agreement proposal	The affirmative vote of holders of a majority in voting power of the outstanding Desktop Metal Class A common stock entitled to vote thereon.	Abstentions and broker non-votes will have the same effect as a vote AGAINST the proposal.

Desktop Metal Proposal 2: Desktop Metal advisory compensation proposal	The affirmative vote of the holders of a majority in voting power of the votes cast.	Abstentions and broker non-votes will have no effect.

Desktop Metal Proposal 3: Desktop Metal adjournment proposal	The affirmative vote of the holders of a majority in voting power of the votes cast.	Abstentions and broker non-votes will have no effect.
As of the record date, Desktop Metal directors and executive officers, and their affiliates, as a group, owned and were entitled to vote 43,921,751 shares of Desktop Metal Class A common stock, or approximately 13.60% of the total outstanding shares of Desktop Metal Class A common stock. Desktop Metal currently expects that all of its directors and executive officers will vote their shares “FOR” the Desktop Metal Merger Agreement proposal, “FOR” the Desktop Metal advisory compensation proposal and “FOR” the Desktop Metal adjournment proposal. See also the section entitled “Interests of Desktop Metal’s Directors and Executive Officers in the Merger” beginning on page 181 and Desktop Metal’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022 filed with the SEC on March 15, 2023, which is incorporated into this joint proxy statement/prospectus by reference.
Methods of Voting
Stockholders of Record. If you are a stockholder of record, you may vote:
•	by Internet—You can vote over the Internet at www.proxyvote.com by following the instructions on the proxy card;
•	by Telephone—You can vote by telephone by calling 1-800-690-6903 and following the instructions on the proxy card;
•	by Mail—You can vote by mail by signing, dating and mailing the proxy card, which you may have received by mail; or
•
Electronically at the Meeting—If you attend the Desktop Metal Special online, you will need the 16-digit control number included on your proxy card or on the instructions that accompanied your proxy materials to vote electronically during the meeting.

Internet and telephone voting facilities for stockholders of record will be available 24 hours a day and will close at 11:59 p.m. Eastern time, on September 27, 2023. To participate in the Desktop Metal special meeting, including to vote via the Internet or telephone, you will need the 16-digit control number included on your proxy card or on the instructions that accompanied your proxy materials.
Whether or not you expect to attend the Desktop Metal special meeting online, we urge you to vote your shares as promptly as possible to ensure your representation and the presence of a quorum at the Desktop Metal special meeting. If you submit your proxy, you may still decide to attend the Desktop Metal special meeting and vote your shares electronically.

If you are a Desktop Metal stockholder of record, if you sign and return your proxy card without indicating how to vote on any particular proposal (and you do not change your vote after delivering your proxy card), the shares of Desktop Metal represented by your proxy card will be voted for each Desktop Metal Proposal in accordance with the recommendation of the Desktop Metal board of directors.
Beneficial Owners of Shares Held in “Street Name.” If your shares are held in “street name” through a bank, broker or other nominee, you will receive instructions on how to vote from the bank, broker or other nominee. You must follow their instructions in order for your shares to be voted. Internet and telephone voting also may be offered to stockholders owning shares through certain banks and brokers. If your shares are not registered in your own name and you would like to vote your shares online at the Desktop Metal special meeting, you should contact your bank, broker or other nominee, to obtain your 16-digit control number or otherwise vote through the bank, broker or other nominee.
If your shares and held in “street name” and you submit voting instructions to your bank, broker or other nominee, your instructions must be received by the bank, broker or other nominee prior to the deadline set forth in the information from your bank, broker or other nominee on how to submit voting instructions.
You will need to obtain your own Internet access if you choose to attend the Desktop Metal special meeting online and/or vote over the Internet.
At the date hereof, Desktop Metal’s management has no knowledge of any business that will be presented for consideration at the Desktop Metal special meeting and which would be required to be set forth in this joint proxy statement/prospectus or the related Desktop Metal proxy card other than the matters set forth in Desktop Metal’s Notice of Special Meeting of Stockholders. If any other matter is properly presented at the Desktop Metal special meeting for consideration, it is intended that the persons named in the enclosed form of proxy and acting thereunder will vote in accordance with their best judgment on such matter.
Revocability of Proxies
If you are a stockholder of record, you may revoke your proxy and change your vote:
•	by submitting a duly executed proxy bearing a later date;
•	by granting a subsequent proxy through the Internet or telephone;
•	by giving written notice of revocation to the Secretary of Desktop Metal prior to or at the Desktop Metal special meeting; or
•	by voting online at the Desktop Metal special meeting.
Your most recent proxy card or Internet or telephone proxy is the one that is counted. Your attendance at the Desktop Metal special meeting by itself will not revoke your proxy unless you give written notice of revocation to the Secretary before your proxy is voted or you vote online at the Desktop Metal special meeting.
Execution or revocation of a proxy will not in any way affect the stockholder’s right to attend and vote at the virtual stockholder meeting.
Written notices of revocation and other communications with respect to the revocation of proxies should be addressed to:
Desktop Metal, Inc.
Attention: Secretary
63 3rd Avenue
Burlington, MA 01803
If your shares are held in “street name” and you previously provided voting instructions to your bank, broker or other nominee, you should follow the instructions provided by your bank, broker or other nominee to revoke or change your voting instructions.
Unless revoked, all proxies representing shares entitled to vote that are delivered pursuant to this solicitation will be voted at the Desktop Metal special meeting and, where a choice has been specified on the proxy card, will be voted in accordance with such specification. If a Desktop Metal stockholder makes no specification on his, her or its proxy card as to how such Desktop Metal stockholder should want his, her or its shares of Desktop Metal Class A common stock voted, such proxy will be voted as recommended by the Desktop Metal board of directors as stated in this joint proxy statement/prospectus, specifically “FOR” the Desktop Metal Merger Agreement proposal, “FOR” the Desktop Metal advisory compensation proposal and “FOR” the Desktop Metal adjournment proposal.
Proxy Solicitation Costs
Desktop Metal is soliciting proxies to provide an opportunity to all Desktop Metal stockholders to vote on the agenda items, whether or not the stockholders are able to attend the Desktop Metal special meeting or an adjournment or postponement thereof. Desktop Metal will bear the entire cost of soliciting proxies from its stockholders.
Desktop Metal has engaged DF King to assist in the solicitation of proxies for the Desktop Metal special meeting. Desktop Metal estimates that it will pay DF King a fee of approximately $25,000, plus reimbursement for certain fees and expenses. Desktop Metal has agreed to indemnify DF King against various liabilities and expenses that relate to or arise out of its solicitation of proxies (subject to certain exceptions).
Desktop Metal also may be required to reimburse banks, brokers and other custodians, nominees and fiduciaries or their respective agents for their expenses in forwarding proxy materials to beneficial owners of Desktop Metal Class A common stock.
Desktop Metal’s directors, officers and employees also may solicit proxies by telephone, by electronic means or in person. They will not be paid any additional amounts for soliciting proxies.
Attending the Desktop Metal Special Meeting
The Desktop Metal special meeting will be held at www.virtualshareholdermeeting.com/DM2023SM, at 9:00 a.m., Eastern time, on September 28, 2023. The Desktop Metal special meeting will be a completely virtual meeting, which will be conducted via live webcast.
You may attend and participate in the Desktop Metal special meeting by visiting the following website: www.virtualshareholdermeeting.com/DM2032SM. To attend and participate in the Desktop Metal special meeting, you will need the 16-digit control number included on your proxy card or on the instructions that accompanied your proxy materials. If your shares are held in “street name,” you should contact your bank, broker or other nominee to obtain your 16-digit control number or otherwise vote through the bank, broker or other nominee. If you lose your 16-digit control number, you may join the Desktop Metal special meeting as a “Guest” but you will not be able to vote or ask questions. The meeting webcast will begin promptly at 9:00 a.m. Eastern time. We encourage you to access the meeting prior to the start time. Online check-in will begin at 8:45 a.m. Eastern time, and you should allow ample time for the check-in procedures.
The virtual meeting has been designed to provide the same rights to participate as the stockholder would have at an in-person meeting. Information on how to vote by Internet before and during the Desktop Metal special meeting is discussed above.
If you plan to virtually attend the Desktop Metal special meeting and vote, Desktop Metal still encourages you to vote in advance by the Internet, telephone or (if you received a paper copy of the proxy materials) by mail so that your vote will be counted even if you later decide not to attend the Desktop Metal special meeting. Voting your proxy by the Internet, telephone or mail will not limit your right to vote at the Desktop Metal special meeting if you later decide to attend virtually. If you own your shares of Desktop Metal Class A common stock in “street name” and wish to vote at the Desktop Metal special meeting, you must obtain a signed legal proxy from your bank, broker or other nominee giving you the right to vote the shares.
How to Ask Questions at the Desktop Metal Special Meeting
As part of the Desktop Metal special meeting, we will hold a live Q&A session, during which we intend to answer questions submitted online during or prior to the meeting that are pertinent to Desktop Metal and the meeting matters, as time permits. Only stockholders that have accessed the Desktop Metal special meeting as a stockholder (rather than a “Guest”) by following the procedures outlined above in “Attending the Desktop Metal Special Meeting” will be permitted to submit questions during the Desktop Metal special meeting.
What to Do if You Have Technical Difficulties or Trouble Accessing the Virtual Meeting Website
We will have technicians ready to assist you with any technical difficulties you may have accessing the virtual meeting website, and the information for assistance will be located on www.virtualshareholdermeeting.com/DM2023SM.

What to Do if You Cannot Virtually Attend the Desktop Metal Special Meeting
You may vote your shares before the Desktop Metal special meeting by Internet, by proxy or by telephone pursuant to the instructions contained in your proxy card. You do not need to access the Desktop Metal special meeting webcast to vote if you submitted your vote via proxy, by Internet or by telephone in advance of the Desktop Metal special meeting.
Householding
The SEC’s rules permit us to deliver a single set of proxy materials to one address shared by two or more of our stockholders. This delivery method is referred to as “householding” and can result in significant cost savings. To take advantage of this opportunity, we have delivered only one set of proxy materials to multiple stockholders who share an address, unless we received contrary instructions from the impacted stockholders prior to the mailing date. We agree to deliver promptly, upon written or oral request, a separate copy of the proxy materials, as requested, to any stockholder at the shared address to which a single copy of those documents was delivered. If you prefer to receive separate copies of the proxy materials, contact Broadridge Financial Solutions, Inc. at 1-866-540-7095, or in writing at Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717.
If you are currently a stockholder sharing an address with another stockholder and wish to receive only one copy of future proxy materials for your household, please contact Broadridge at the above phone number or address.
Tabulation of Votes; Results of the Desktop Metal Special Meeting
Representatives of Broadridge Financial Solutions, Inc. will tabulate the votes and will act as independent inspector of election at the Desktop Metal special meeting.
We plan to announce preliminary voting results at the Desktop Metal special meeting and we will report the final results in a Current Report on Form 8-K, which we intend to file with the SEC after the Desktop Metal special meeting.
Adjournments
If a quorum is not present at the Desktop Metal special meeting, the chairperson of the meeting or a majority in voting power of the shares represented at the meeting may adjourn the meeting.
If a quorum is present at the Desktop Metal special meeting but there are not sufficient votes at the time of the Desktop Metal special meeting in favor of adoption of the Merger Agreement, then Desktop Metal special meeting may be adjourned to provide more time to solicit additional proxies in favor of adoption of the Merger Agreement if sufficient votes are cast in favor of the Desktop Metal adjournment proposal.
Any adjournment or postponement of the Desktop Metal special meeting will allow Desktop Metal stockholders who have already sent in their proxies to revoke them at any time before their use at the Desktop Metal special meeting that was adjourned or postponed. If the adjournment is for more than 30 days, or if after the adjournment a new record date is set for the adjourned meeting, a notice of the adjourned meeting must be given to each Desktop Metal stockholder of record entitled to vote at the Desktop Metal special meeting.
Assistance
If you need assistance voting or in completing your proxy card or have questions regarding the Desktop Metal special meeting, please contact DF King, the proxy solicitor for Desktop Metal:
D.F. King & Co, Inc.
48 Wall Street

New York, New York 10005
Toll-Free: +1-877-478-5045
Call Collect: 212-269-5550
DESKTOP METAL STOCKHOLDERS SHOULD CAREFULLY READ THIS JOINT PROXY STATEMENT/PROSPECTUS IN ITS ENTIRETY FOR MORE DETAILED INFORMATION CONCERNING THE MERGER AGREEMENT AND THE MERGER. IN PARTICULAR, DESKTOP METAL STOCKHOLDERS ARE DIRECTED TO THE MERGER AGREEMENT, WHICH IS ATTACHED AS ANNEX A HERETO.

DESKTOP METAL PROPOSAL 1
ADOPTION OF THE MERGER AGREEMENT
This joint proxy statement/prospectus is being furnished to you as a stockholder of Desktop Metal as part of the solicitation of proxies by the Desktop Metal board of directors for use at the Desktop Metal special meeting to consider and vote upon a proposal to adopt the Merger Agreement, which is attached as Annex A to this joint proxy statement/prospectus. At the Desktop Metal special meeting, Desktop Metal will ask the Desktop Metal stockholders to vote on the adoption of the Merger Agreement.
The Desktop Metal board of directors, after due and careful discussion and consideration, unanimously determined that the Merger Agreement is fair to and in the best interests of Desktop Metal and its stockholders and approved the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement.
The Desktop Metal board of directors accordingly unanimously recommends that Desktop Metal stockholders approve the Merger Agreement and the transactions it contemplates, including the Merger, as disclosed in this joint proxy statement/prospectus and particularly the related narrative disclosures in the sections of this joint proxy statement/prospectus entitled “The Merger” beginning on page 90 and “The Merger Agreement” beginning on page 144 and as attached as Annex A to this joint proxy statement/prospectus.
The Merger between Merger Sub and Desktop Metal cannot be completed without approval of the Desktop Metal Merger Agreement proposal. Approval of the Desktop Metal Merger Agreement proposal requires the affirmative vote of holders of a majority in voting power of the outstanding Desktop Metal Class A common stock entitled to vote thereon. A failure to vote, a broker non-vote or an abstention will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement.
IF YOU ARE A DESKTOP METAL STOCKHOLDER, THE DESKTOP METAL BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE DESKTOP MERGER AGREEMENT PROPOSAL (DESKTOP METAL PROPOSAL 1)

DESKTOP METAL PROPOSAL 2: ADVISORY (NON-BINDING) VOTE ON MERGER-
RELATED COMPENSATION FOR NAMED EXECUTIVE OFFICERS
Pursuant to Section 14A of the Exchange Act and the applicable SEC rules issued thereunder, Desktop Metal is seeking a non-binding, advisory stockholder approval of the compensation of Desktop Metal’s named executive officers that is based on or otherwise relates to the Merger as disclosed in the section entitled “Interests of Desktop Metal’s Directors and Executive Officers in the Merger—Merger-Related Compensation—Golden Parachute Compensation” beginning on page 183.
Approval of the Desktop Metal advisory compensation proposal is not a condition to completion of the Merger and is a vote separate and apart from the vote to adopt the Merger Agreement. Accordingly, if you are a Desktop Metal stockholder, you may vote to approve the Desktop Metal Merger Agreement proposal, and vote not to approve the Desktop Metal advisory compensation proposal, and vice versa. If the Merger is completed, the Merger-related compensation may be paid to Desktop Metal’s named executive officers to the extent payable in accordance with the terms of the compensation agreements and arrangements even if Desktop Metal stockholders fail to approve the advisory vote regarding Merger -related compensation. However, Desktop Metal seeks the support of its stockholders and believes that stockholder support is appropriate as the executive compensation programs are designed to incentivize executives to successfully execute a transaction such as that contemplated by the Merger proposal from its early stages until consummation.
Accordingly, Desktop Metal is asking Desktop Metal stockholders to vote “FOR” the adoption of the following resolution, on a non-binding, advisory basis:
“RESOLVED, that the compensation that will or may be paid or become payable to Desktop Metal’s named executive officers that is based on or otherwise relates to the Merger, and the agreements or understandings pursuant to which such compensation will or may be paid or become payable, in each case as disclosed pursuant to Item 402(t) of Regulation S-K in “Interests of Desktop Metal’s Directors and Executive Officers in the Merger—Merger-Related Compensation—Golden Parachute Compensation” is hereby APPROVED.”
Approval of the Desktop Metal advisory compensation proposal requires the affirmative vote of the holders of a majority in voting power of the votes cast (excluding abstentions and broker non-votes) at the Desktop Metal special meeting. A stockholder’s abstention from voting and a broker non-vote or other failure to vote (including a failure to instruct your bank, broker or other nominee to vote) will have no effect on the outcome of the proposal.
IF YOU ARE A DESKTOP METAL STOCKHOLDER, THE DESKTOP BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE DESKTOP METAL ADVISORY COMPENSATION PROPOSAL (DESKTOP METAL PROPOSAL 2)

DESKTOP METAL PROPOSAL 3:
ADJOURNMENT OF THE DESKTOP METAL SPECIAL MEETING
The Desktop Metal special meeting may be adjourned to another time and place if necessary to permit solicitation of additional proxies if there are not sufficient votes to approve the Desktop Metal Merger Agreement proposal or to ensure that any supplement or amendment to this joint proxy statement/prospectus is timely provided to the Desktop Metal stockholders.
Desktop Metal is asking its stockholders to authorize the holder of any proxy solicited by the Desktop Metal board of directors to vote in favor of any adjournment of the Desktop Metal special meeting to solicit additional proxies if there are not sufficient votes to approve the Desktop Metal Merger Agreement proposal or to ensure that any supplement or amendment to this joint proxy statement/prospectus is timely provided to Desktop Metal stockholders.
The Desktop Metal board of directors unanimously recommends that Desktop Metal stockholders approve the proposal to adjourn the Desktop Metal special meeting, if necessary.
Whether or not there is a quorum, approval of the Desktop Metal adjournment proposal requires the affirmative vote of the holders of a majority in voting power of the votes cast (excluding abstentions and broker non-votes) at the Desktop Metal special meeting. A stockholder’s abstention from voting and a broker non-vote or other failure to vote (including a failure to instruct your bank, broker or other nominee to vote) will have no effect on the outcome of the proposal.
Under the Desktop Metal bylaws, the chairperson of the Desktop Metal special meeting may adjourn the Desktop Metal special meeting if no quorum is present.
IF YOU ARE A DESKTOP METAL STOCKHOLDER, THE DESKTOP METAL BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE DESKTOP METAL ADJOURNMENT PROPOSAL (DESKTOP METAL PROPOSAL 3)

THE MERGER
The following is a description of the material aspects of the Merger. While Stratasys and Desktop Metal believe that the following description covers the material terms of the Merger, the description may not contain all of the information that is important to you. You are encouraged to read carefully this entire joint proxy statement/prospectus, including the text of the Merger Agreement attached to this joint proxy statement/prospectus as Annex A, for a more complete understanding of the Merger. In addition, important business and financial information about each of Stratasys and Desktop Metal is included in or incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 221.
General
Stratasys and Desktop Metal have entered into the Merger Agreement, which provides for the Merger of Merger Sub, a Delaware corporation and a wholly owned subsidiary of Stratasys, with and into Desktop Metal. As a result of the Merger, the separate existence of Merger Sub will cease, Desktop Metal will continue as the surviving corporation and Desktop Metal will be a wholly owned subsidiary of Stratasys.
Merger Consideration
At the effective time of the Merger, by virtue of the Merger and without any action on the part of the parties, or the holder of any shares of capital stock of Merger Sub or Desktop Metal, each share of Desktop Metal Class A common stock issued and outstanding immediately prior to the effective time (other than excluded shares, which refers to (i) shares of Desktop Metal Class A common stock owned by Desktop Metal as treasury stock (ii) shares of Desktop Metal Class A common stock owned by a direct or indirect wholly-owned subsidiary of Desktop Metal and (iii) shares of Desktop Metal Class A common stock owned by Stratasys or Merger Sub) will be automatically converted into the right to receive, subject to the Merger Agreement, 0.123 fully paid and nonassessable Stratasys ordinary shares, referred to as the Merger consideration.
No fractional Stratasys ordinary shares will be issued in connection with the Merger, and no certificates or scrip for any such fractional shares will be issued. Any holder of shares of Desktop Metal Class A common stock who would otherwise be entitled to receive a fraction of a Stratasys ordinary share (after aggregating all Stratasys ordinary shares issuable to such holder) will, in lieu of such fraction of a share, receive cash in the dollar amount (rounded to the nearest whole sent), without interest, determined by multiplying such fraction by the closing price of a share of Stratasys ordinary shares on the last trading day before the Merger becomes effective.
Because Stratasys will issue a fixed number of Stratasys ordinary shares in exchange for each share of Desktop Metal Class A common stock, the value of the Merger consideration that Desktop Metal stockholders will receive in the Merger will depend on the market price of Stratasys ordinary shares at the time the Merger is completed. The market price of Stratasys ordinary shares when Desktop Metal stockholders receive the Merger consideration could be greater than, less than or the same as the market price of Stratasys ordinary shares on the date of this joint proxy statement/prospectus or at the time of the stockholder/shareholder meetings. Accordingly, you should obtain current stock price quotations for Stratasys ordinary shares and Desktop Metal Class A common stock before deciding how to vote with respect to the approval of the Stratasys Merger-related proposal, in the case of Stratasys shareholders, or the adoption of the Merger Agreement, in the case of Desktop Metal stockholders. Stratasys ordinary shares are traded on the Nasdaq Global Select Market, which is referred to as Nasdaq, under the symbol “SSYS.” Desktop Metal Class A common stock is traded on the New York Stock Exchange, referred to as the NYSE, under the symbol “DM”.
At the effective time of the Merger, all excluded shares will be cancelled and will cease to exist, and no payment will be made in respect of such shares.
Background of the Merger
Stratasys evaluates, on an ongoing basis and including with its outside financial and legal advisors, its business strategy, capital allocation and potential strategic alternatives in an effort to drive shareholder value. This evaluation is dynamic and takes into account the perspectives of the Stratasys shareholders, whose views are actively sought through Stratasys’ shareholder engagement efforts. In connection with its evaluations, the Stratasys board of directors has considered, and engaged in discussions with many industry participants regarding, various strategic and financial initiatives, including the possibility of business combinations and acquisitions. As a result of these evaluations, over the course of the last eight years, Stratasys’ senior management and the Stratasys board of directors became generally familiar with Desktop Metal, its business and its management team, as well as with other potential transaction partners, and came to believe that a potential combination of Stratasys and Desktop Metal on appropriate terms would be an attractive opportunity to enhance shareholder value.
Desktop Metal, as part of its business strategy, seeks to identify companies, patents, technologies, products and services to acquire or engage with to develop its businesses and enhance value for its stockholders. The Desktop Metal board of directors, in consultation with members of its management team and its outside financial and legal advisors, periodically reviews such strategic opportunities and seeks to consummate acquisitions and business combinations on favorable terms. As part of this process, Desktop Metal’s management team periodically reviewed and evaluated Stratasys as a potential business combination partner.
During 2015 and 2016, Stratasys participated in Desktop Metal’s Series A and Series B investment rounds. In connection with its initial investment, Stratasys was granted contractual observer and information rights, pursuant to which S. Scott Crump, who was then serving as Chairman of the Executive Committee of the Stratasys Board and its Chief Innovation Officer, was appointed to Desktop Metal’s board of directors.
During 2017 Stratasys and Desktop Metal also entered into a collaboration agreement pursuant to which Stratasys and Desktop Metal agreed to collaborate with respect to the marketing and distribution of Desktop Metal’s product lines, as well as potential co-marketing and co-development arrangements with respect to their respective products.
During 2020 and 2021, Dr. Yoav Zeif, Chief Executive Officer of Stratasys and Mr. Ric Fulop, the Chief Executive Officer of Desktop Metal, held a number of discussions regarding potential collaborations between Stratasys and Desktop Metal.
On January 13, 2021 and January 15, 2021, Dr. Zeif and Mr. Fulop met telephonically to further discuss potential collaborations between Stratasys and Desktop Metal. These discussions related to each company’s technologies and businesses, and no specific transaction terms with respect to a potential combination of Stratasys and Desktop Metal were proposed or discussed at these meetings.
On January 17, 2021, the Stratasys board of directors received an unsolicited non-binding indicative proposal from 3D Systems Corporation, or 3D Systems, to acquire Stratasys in a stock-for-stock transaction at an implied value of Stratasys of $47.28 per Stratasys ordinary share, pursuant to which Stratasys shareholders and 3D Systems stockholders would own approximately 42% and 58% of the combined company, respectively, which we refer to as the Initial 3D Proposal.
On January 18, 2021, the Stratasys board of directors held a meeting with members of Stratasys’ management team, as well as representatives of J.P. Morgan, Stratasys’ financial advisor, or J.P. Morgan, and Meitar Law Offices, Stratasys’ legal advisors, or Meitar, which included, among other matters, a preliminary discussion with respect to the Initial 3D Proposal.
On January 19, 2021, Dr. Jeffrey A. Graves, Chief Executive Officer of 3D Systems, met with Dr. Zeif telephonically, during which Dr. Graves provided further information in support of the Initial 3D Proposal.
On January 26, 2021, the Stratasys board of directors held a meeting with members of Stratasys’ management team, as well as representatives of J.P. Morgan, Meitar and Wachtell, Lipton, Rosen & Katz, or Wachtell Lipton, Stratasys’ legal advisors, to further discuss the Initial 3D Proposal. At this meeting, representatives of J.P. Morgan presented its preliminary financial analysis of the Initial 3D Proposal.
On January 28, 2021, the Stratasys board of directors held a further meeting with members of Stratasys’ management team, as well as representatives of J.P. Morgan, Meitar and Wachtell Lipton, to continue the discussion with respect to the Initial 3D Proposal. At this meeting, representatives of Meitar provided an overview of the Stratasys board of directors’ duties in connection with its evaluation of the Initial 3D Proposal. Following discussion with the members of Stratasys’ management and the advisors present, the Stratasys board of directors concluded that the Initial 3D Proposal undervalued Stratasys in light of its standalone growth plan and did not reflect the fundamentals of the businesses of the two companies and the then-current stock market conditions, and was not in the best interests of Stratasys and its shareholders, and unanimously determined to reject the Initial 3D Proposal.
On January 31, 2021, Dr. Zeif and Mr. Fulop met telephonically to discuss generally the merits of a potential combination of Stratasys and Desktop Metal.

On February 3, 2021, Dr. Zeif contacted Dr. Graves to convey that, after careful review and deliberation the Stratasys board of directors had unanimously rejected the Initial 3D Proposal.
On February 9, 2021, Mr. Fulop delivered to Stratasys a letter containing a non-binding, preliminary indication of interest of Desktop Metal to acquire Stratasys in a stock-for-stock transaction on the basis of $60.00 per Stratasys ordinary share and stated that the proposal represented a 27.8% premium to the 15-trading day volume-weighted average price as of the date of the letter, which we refer to as the Initial DM Proposal.
On February 15, 2021, the Stratasys board of directors held a meeting with members of Stratasys’ management, as well as representatives of J.P. Morgan, Meitar and Wachtell Lipton, to discuss the Initial DM Proposal. The Stratasys board of directors instructed Dr. Zeif to continue discussions with Mr. Fulop regarding the Initial DM Proposal and the potential combination with Desktop Metal.
On February 19, 2021, Dr. Zeif, Mr. Fulop and Mr. Crump met telephonically to discuss the Initial DM Proposal and to further discuss the respective businesses of Desktop Metal and Stratasys, potential value creation collaborations, and the potential combination of the two companies.
On February 23 and 24, 2021, the Stratasys board of directors held a meeting with members of Stratasys’ management, as well as representatives of J.P. Morgan, Meitar and Wachtell Lipton, to further discuss the Initial DM Proposal as well as to receive an update on discussions held between Dr. Zeif, Mr. Crump and Mr. Fulop. At this meeting, representatives of J.P. Morgan presented its preliminary financial analysis of the Initial DM Proposal and the Stratasys board of directors discussed such financial analysis, along with the timing of the Initial DM Proposal, among other relevant factors, taking into account Stratasys’ current business strategy and other potential strategic alternatives, and representatives of Meitar provided an overview of the Stratasys board of directors’ duties in connection with its evaluation of the Initial DM Proposal. Following such discussion, the Stratasys board of directors concluded that the Initial DM Proposal undervalued Stratasys in light of its standalone prospects and was therefore not in the best interests of Stratasys and its shareholders, and unanimously determined to reject the Initial DM Proposal.
On February 24, 2021, Dr. Zeif met with Mr. Fulop to convey that, after careful review and deliberation, the Stratasys board of directors had unanimously rejected the Initial DM Proposal. Thereafter, Dr. Zeif and Mr. Fulop continued to periodically discuss potential collaborations between the two companies.
On March 3, 2021, Dr. Zeif and Dr. Graves met telephonically to further discuss a potential combination of Stratasys and 3D Systems. At this meeting, Dr. Graves described the terms and potential benefits of an acquisition of Stratasys by 3D Systems, and the terms being considered by 3D Systems with respect to a potential transaction.
On March 11, 2021, the Stratasys board of directors received a revised proposal from 3D Systems to acquire Stratasys for 1.547 shares of common stock of 3D Systems per ordinary share of Stratasys, pursuant to which Stratasys shareholders would own approximately 45% of the combined company, which we refer to as the Second 3D Proposal.
On March 17, 2021, the Stratasys board of directors held a meeting with members of Stratasys’ management team, as well as representatives of J.P. Morgan, Meitar and Wachtell Lipton. At this meeting, representatives of J.P. Morgan presented its preliminary financial analysis of the Second 3D Proposal. Following discussion with the members of Stratasys’ management and advisors present, the Stratasys board of directors unanimously determined that the Second 3D Proposal continued to undervalue Stratasys in light of its standalone growth plan and was therefore not in the best interests of Stratasys and its shareholders, and instructed Dr. Zeif to communicate to 3D Systems that the Stratasys board of directors had unanimously rejected the Second 3D Proposal.
On March 19, 2021, Dr. Zeif met with Dr. Graves to convey that, after careful review and deliberation, the Stratasys board of directors had unanimously rejected the Second 3D Proposal.
On November 19, 2021, Dr. Zeif and Dr. Graves met telephonically to further discuss a potential transaction between Stratasys and 3D Systems. At this meeting, Dr. Graves described the updated terms being considered by 3D Systems with respect to a potential business combination transaction between Stratasys and 3D Systems.
On November 24, 2021, Stratasys received a revised non-binding proposal from 3D Systems to acquire Stratasys for $10.00 in cash and 1.125 shares of common stock of the combined company for each ordinary share of Stratasys, pursuant to which Stratasys shareholders would own approximately 37% of the combined company, which we refer to as the Third 3D Proposal.

On December 8, 2021, the Stratasys board of directors held a meeting with members of Stratasys’ management, as well as representatives of J.P. Morgan, Meitar and Wachtell Lipton, to discuss the Third 3D Proposal. Representatives of J.P. Morgan presented its preliminary financial analysis of the Third 3D Proposal. The Stratasys board of directors discussed such financial analysis, along with the timing of the proposal in light of the conditions of the stock market and Stratasys’ industry, and unanimously determined that the transaction contemplated by the Third 3D Proposal was not in the best interests of Stratasys and its shareholders.
On December 10, 2021, Dr. Zeif telephoned Dr. Graves to convey that, after careful review and deliberation, the Stratasys board of directors had unanimously rejected the Third 3D Proposal.
During 2022 and 2023, Dr. Zeif, Mr. Zamir and other members of the Stratasys management team held discussions with other industry participants with respect to potential collaborations and transactions, including potential business combination transactions, in addition to the discussions with Desktop Metal and 3D Systems that are described in this section. The Stratasys board of directors was updated on these discussions throughout 2022 and 2023.
Similarly, during 2022 and 2023, Mr. Fulop, Mr. Jason Cole, Chief Financial Officer of Desktop Metal, and other members of the Desktop Metal management team held discussions with other industry participants with respect to potential collaborations and transactions, including potential business combination transactions, in addition to the discussions with Nano Dimension and Stratasys that are described in this section. The Desktop Metal board of directors was updated on these discussions throughout 2022 and 2023.
On May 18, 2022, Dr. Zeif and Mr. Fulop met in person to continue to discuss potential collaborations between the two companies, and also discussed a potential business combination transaction.
Also on May 18, 2022, Dr. Zeif met Dr. Graves in person to further discuss various considerations of a potential transaction between Stratasys and 3D Systems.
On June 30, 2022, Dr. Zeif met with Dr. Graves in person, and on July 17, 2022 and July 19, 2022, Dr. Zeif met with Dr. Graves telephonically, to discuss potential transactions between Stratasys and 3D Systems, and, at these meetings, the parties continued to discuss various considerations of a potential business combination between Stratasys and 3D Systems.
On July 18, 2022, Nano Dimension issued a press release announcing that it owned approximately 12.12% of the then-outstanding Stratasys ordinary shares. The press release stated that the purpose of Nano Dimension’s purchase of Stratasys ordinary shares was the “formation of a strategic investment in a market-leader which is well established in a relatively seasoned market segment.”
Also on July 18, 2022, Nano Dimension filed a Schedule 13G with the SEC disclosing beneficial ownership of 12.1% of outstanding Stratasys ordinary shares. In the Schedule 13G, Nano Dimension certified that the Stratasys ordinary shares “were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and not held in connection with or as a participant in any transaction having that purpose or effect, other than activities solely in connection with a nomination under § 240.14a-11.”
On July 12, 2022, Mr. Crump met with Mr. Fulop in person at the Desktop Metal headquarters in Burlington, Massachusetts, and reviewed certain of Desktop Metal’s technologies.
On July 24, 2022, the Stratasys board of directors held a meeting to discuss the potential adoption of a shareholder rights plan and other actions that Stratasys could take in response to Nano Dimension’s accumulation of Stratasys ordinary shares. Following such discussion, the Stratasys board of directors determined that a shareholder rights plan was in the best interests of Stratasys and its shareholders and unanimously approved the adoption of a limited duration shareholder rights plan, or the Rights Plan.
On July 25, 2022, Stratasys announced the adoption of the Rights Plan, which expires on July 24, 2023. The press release announcing its adoption stated that the Rights Plan “is designed to reduce the likelihood that any entity, person or group would gain control of, or significant influence over, Stratasys through the open-market accumulation of Stratasys’ shares without appropriately compensating all Stratasys shareholders for control.” The rights issuable under the Rights Plan are exercisable only if a person or group acquires beneficial ownership of 15% or more of the outstanding Stratasys ordinary shares, subject to certain exceptions.

On July 29, 2022, 3D Systems delivered to Stratasys a letter that did not constitute a proposal with respect to a business combination transaction, but that did express 3D Systems’ willingness to enter into discussions with respect to a potential business combination transaction and outlining the potential benefits of such a transaction.
On August 12, 2022, Dr. Zeif and Dr. Graves met telephonically and agreed for the two companies to enter into a mutual confidentiality agreement in order to allow further discussion with respect to a potential business combination transaction.
On August 22, 2022, Stratasys and 3D Systems entered into a Mutual Confidentiality, Nondisclosure and Standstill Agreement with a standstill provision expiring 12 months thereafter, or earlier, upon (a) either party entering into or publicly announcing its intention to enter into a transaction involving more than 50% of such party’s equity securities or assets or (b) either party’s board of directors failing to recommend that its stockholders reject a tender or exchange offer by a bona fide third party that, if consummated, would result in such third party acquiring beneficial ownership of more than 50% of the voting securities of such party, within 10 business days after the commencement of the offer.
On September 12, 2022, Dr. Zeif and Mr. Fulop met in person in Chicago, Illinois, and held an in-depth discussion regarding various considerations regarding a potential business combination transaction.
On September 15, 2022, Dr. Zeif, Mr. Eitan Zamir, Chief Financial Officer of Stratasys, and Ms. Vered Ben Jacob, Chief Legal Officer of Stratasys, met with certain representatives of 3D Systems to discuss various considerations regarding a potential combination of Stratasys and 3D Systems, including possible structures.
Later on September 15, 2022, Dr. Graves and Dr. Zeif met in person and held a discussion with respect to the potential framework for a combination of Stratasys and 3D Systems.
On September 16, 2022, Dr. Graves confirmed to Dr. Zeif telephonically that 3D Systems did not wish to move forward on the basis of the terms discussed at that time. Following this, during September and October 2022, Dov Ofer, Chairman of the board of directors of Stratasys, continued corresponding with Dr. Graves.
Also during September and October 2022, certain representatives of Stratasys conducted initial reviews of Desktop Metal’s products, including in-person meetings with representatives of Desktop Metal and review of Desktop Metal’s products at Desktop Metal’s headquarters in Burlington, Massachusetts on September 6, 2022. During these meetings, representatives of Stratasys and Desktop Metal discussed, among other things, the opportunity to leverage Desktop Metal’s continuous fiber technology and Stratasys reviewed Desktop Metal’s current binder jet products, as well as certain magnetohydrodynamic and binder jet products that Desktop Metal is currently developing. During this period, Mr. Fulop and Dr. Zeif also continued prior discussions of a potential combination of Stratasys and Desktop Metal and discussed the companies’ respective businesses, the potential benefits and opportunities that could result from a potential combination and related considerations, as well as the possibility of Stratasys and Desktop Metal entering into a mutual confidentiality agreement to facilitate due diligence between the two companies.
On November 3, 2022, Mr. Fulop and Mr. Guy Menchik, Chief Technology Officer of Stratasys, corresponded regarding Desktop Metal’s intellectual property.
On November 5, 2022, Stratasys and Desktop Metal entered into a Mutual Confidentiality and Non-Disclosure Agreement, or the Stratasys-Desktop Metal NDA.
Also on November 5, 2022, Mr. Fulop met in person with Mr. Yoav Stern, the Chairman and Chief Executive Officer of Nano Dimension, to discuss the principal terms and conditions of a possible transaction proposed by Nano Dimension pursuant to which it or one of its affiliates would acquire Desktop Metal.
On November 7, 2022, Dr. Zeif, Mr. Zamir and other members of Stratasys’ management team met telephonically with Mr. Fulop and other members of Desktop Metal’s management team to provide additional information with respect to their respective technologies and businesses.
On November 9, 2022, Mr. Fulop met telephonically with Mr. Stern to continue discussions with respect to a potential combination of Nano Dimension and Desktop Metal, including discussing, among other things, the companies’ respective businesses, the potential benefits and opportunities that could result from a potential combination and related considerations.

On November 17, 2022, Mr. Fulop and representatives of Stifel met in person with Mr. Stern to continue discussions of a potential combination of Nano Dimension and Desktop Metal. The parties also discussed the terms of a mutual confidentiality agreement between Desktop Metal and Nano Dimension to facilitate due diligence between the two companies. Later on November 17, 2022, Desktop Metal and Nano Dimension entered into a Mutual Confidential Disclosure Agreement, which included, among other things, a standstill provision.
On November 27, 2022, the Desktop Metal board of directors received a letter from Nano Dimension containing a proposal for a transaction in which Nano Dimension would enter into a business combination transaction with Desktop Metal, which we refer to as the First Nano DM Proposal. The First Nano DM Proposal contemplated that Nano Dimension would form a new Delaware entity, which would acquire each of Nano Dimension and Desktop Metal, with Nano Dimension shareholders and Desktop Metal stockholders owning 71% and 29%, respectively, of the combined company after giving effect to the transaction. The First Nano DM Proposal also contemplated that Nano Dimension would make a cash payment of $150.0 million (or approximately $0.37 per share) to Desktop Metal stockholders upon closing of the transaction.
From November 2022 through April 2023, Dr. Zeif and Mr. Fulop continued to meet and have discussions regarding the businesses of Stratasys and Desktop Metal and the potential combination of the two companies, including potential structures, terms and merits of such transactions.
On December 2, 2022, the Desktop Metal board of directors met, together with members of Desktop Metal’s management team and its advisors, including representatives of Stifel and Latham & Watkins LLP, or Latham, Desktop Metal’s legal advisor, to discuss the First Nano DM Proposal. At this meeting, representatives of Latham provided an overview of the Desktop Metal board of directors’ fiduciary duties in connection with its evaluation of the transaction with Nano Dimension. Following consultation with its financial and legal advisors, the Desktop Metal board of directors determined that the First Nano DM Proposal substantially undervalued Desktop Metal in light of its standalone prospects and was not in the best interests of Desktop Metal and its stockholders and unanimously rejected the First Nano DM Proposal, but unanimously supported allowing members of Desktop Metal’s management team to continue to explore potential business combinations that would enhance the competitive position, growth prospects and long-term strategy of Desktop Metal.
On December 3, 2022, representatives of Stifel contacted Dr. Zeif to discuss amending the Stratasys-Desktop Metal NDA to include a standstill provision, following which time Desktop Metal would share additional materials and information with Stratasys.
On December 12, 2022, Stratasys and Desktop Metal amended the Stratasys-Desktop Metal NDA to include, among other things, a standstill provision expiring on June 12, 2023.
Later on December 12, 2022, Mr. Fulop and representatives of Stifel met in person with Mr. Stern and other members of Nano Dimension’s management team in Burlington, Massachusetts, to continue discussions of a potential combination of Nano Dimension and Desktop Metal.
On December 16, 2022, Mr. Fulop corresponded with Hanan Gino, the Chief Product Officer and Head of Strategic M&A of Nano Dimension, to further discuss a potential combination of Nano Dimension and Desktop Metal.
On December 21, 2022, the Desktop Metal board of directors received a letter from Nano Dimension containing a revised proposal for a transaction, which we refer to as the Second Nano DM Proposal. The Second Nano DM Proposal contemplated that Nano Dimension would form a new Delaware entity, which would acquire each of Nano Dimension and Desktop Metal, with Nano Dimension shareholders and Desktop Metal stockholders owning 72% and 28%, respectively, of the combined company after giving effect to the transaction. The Second Nano DM Proposal also contemplated that Nano Dimension would make a cash payment of $225.0 million (or approximately $0.55 per share) to Desktop Metal stockholders upon closing of the transaction. Following consultation with its financial and legal advisors, the Desktop Metal board of directors determined that the Second Nano DM Proposal continued to substantially undervalue Desktop Metal in light of its standalone prospects and was not in the best interests of Desktop Metal and its shareholders. Accordingly, the Desktop Metal board of directors unanimously rejected the Second Nano DM Proposal, but unanimously supported members of Desktop Metal’s management team continuing to discuss a potential business combination with Nano Dimension.

On December 23, 2022, Mr. Stern and certain representatives of Nano Dimension’s financial advisor contacted Mr. Fulop to discuss the Second Nano DM Proposal and the rationale of the Desktop Metal board of directors for rejecting the Second Nano DM Proposal.
Between January 9 and January 12, 2023, certain representatives of Stratasys’ management team met in person with representatives of Desktop Metal’s management at Desktop Metal’s offices in Burlington, Massachusetts during which the Stratasys team carried out technical due diligence with respect to Desktop Metal’s products and pipeline.
On January 23, 2023, the Desktop Metal board of directors received a letter from Nano Dimension containing a revised proposal for a transaction in which Nano Dimension would enter into a business combination with the holders of the outstanding capital stock of Desktop Metal, which we refer to as the Third Nano DM Proposal. The Third Nano DM Proposal contemplated that Nano Dimension would form a new Delaware entity, which would acquire each of Nano Dimension and Desktop Metal, with Nano Dimension shareholders and Desktop Metal stockholders owning 70% and 30%, respectively, of the combined company after giving effect to the transaction. The Third Nano DM Proposal also contemplated that Nano Dimension would make a cash payment of $250.0 million (or approximately $0.61 per share) to Desktop Metal stockholders upon closing of the transaction.
On February 2, 2023, Ric Fulop held multiple calls with representatives of Nano Dimension to discuss, among other things, the Third Nano DM Proposal.
On February 3, 2023, management of Desktop Metal, including Mr. Fulop, met with representatives of Stifel to discuss the Third Nano DM Proposal, including a potential counteroffer to the Third Nano DM Proposal based on discussions between Mr. Fulop and Mr. Stern. Following such discussion, representatives of Stifel sent Greenhill & Co. Inc., Nano Dimension’s financial advisor, a revised proposal for a transaction in which Nano Dimension would enter into a business combination with the holders of the outstanding capital stock of Desktop Metal, which we refer to as the Fourth Nano DM Proposal. The Fourth Nano DM Proposal contemplated that Nano Dimension would acquire Desktop Metal, with Desktop Metal stockholders receiving upon closing of the transaction approximately $860 million in cash and 51.4 million shares in Nano Dimension, resulting in Nano Dimension shareholders and Desktop Metal stockholders owning 85% and 15%, respectively, of the combined enterprise after giving effect to the transaction. Pursuant to the Fourth Nano DM Proposal, each of Nano Dimension and Desktop Metal would be entitled to designate an equal number of nominees to the board of directors of the combined enterprise and Mr. Fulop would serve as the Chief Executive Officer of the combined enterprise.
Prior to February 8, 2023, Mr. Fulop and Mr. Stern discussed the Third Nano DM Proposal and the Fourth Nano DM Proposal. Mr. Fulop indicated to Mr. Stern that the Third Nano DM Proposal continued to substantially undervalue Desktop Metal in light of its standalone prospects and was not in the best interests of Desktop Metal and its shareholders. Mr. Stern advised Mr. Fulop that the Fourth Nano DM Proposal was not acceptable.
During February 8 and 9, 2023, Dr. Zeif, together with Mr. Ofer and certain other members of the Stratasys board of directors, visited Desktop Metal’s headquarters in Burlington, Massachusetts, where they met with, among others, Mr. Fulop and Mr. Stephen Nigro, a member of the Desktop Metal board of directors, and during which representatives of Desktop Metal provided further information regarding and demonstrations of Desktop Metal technology.
On February 22, 2023, Mr. Fulop and Mr. Cole visited Dr. Zeif and Mr. Zamir in person at Stratasys’ offices in Rehovot, Israel, where representatives of Stratasys provided further information regarding and demonstrations of Stratasys’ technology, reviewed certain financial information with respect to each of Stratasys and Desktop Metal and discussed the anticipated synergies that could be created by combining Stratasys and Desktop Metal.
On February 28, 2023, Mr. Fulop and Dr. Zeif met telephonically to further discuss a potential combination of Stratasys and Desktop Metal.
Later that day, the Stratasys board of directors held a meeting during which, among other matters, certain strategic transaction opportunities were discussed. At this meeting, the Stratasys board of directors received an update from members of Stratasys’ management team regarding discussions with representatives of Desktop Metal.
On March 5, 2023, Desktop Metal sent Dr. Zeif an indicative letter containing a proposal for a transaction in which Stratasys and Desktop Metal would combine in a stock-for-stock merger transaction, which we refer to as the Second DM Proposal. The letter contemplated that Desktop Metal would merge with Stratasys, with Desktop Metal as the acquirer issuing 7.129 shares of its common stock for each ordinary share of Stratasys, resulting in Stratasys shareholders owning 55% of the combined company. The Second DM Proposal also contemplated that a majority of the board of directors of the combined company would consist of members nominated by Desktop Metal, Mr. Fulop would remain as chief executive officer and chairman of the board of directors of the combined company, and Dr. Zeif would become the President of the combined company.
On March 6, 2023, the Stratasys board of directors received an unsolicited proposal from Nano Dimension to acquire all outstanding Stratasys ordinary shares for $18.00 per share in cash, which we refer to as the Initial Nano Proposal.
On March 7, 2023, Dr. Zeif met with Mr. Ofer, members of Stratasys’ management team and representatives of Meitar, Wachtell Lipton and J.P. Morgan to discuss, among other matters, the Second DM Proposal and the Initial Nano Proposal.
On March 8, 2023, Mr. Yoav Stern, Nano Dimension’s Chairman and Chief Executive Officer, sent a text message to Dr. Zeif requesting a meeting to discuss the Initial Nano Proposal.
Also on March 8, 2023, Dr. Graves contacted Dr. Zeif to indicate that 3D Systems was open to reengaging with Stratasys with respect to a potential transaction, and noted that the view of the board of directors of 3D Systems with respect to the fundamental tenets of such a transaction had not changed, and Dr. Zeif indicated that while Stratasys’ position had also not changed, Stratasys was prepared to reengage in further discussions.
On March 9, 2023, Dr. Zeif met with Mr. Stern. At this meeting, Mr. Stern described the Initial Nano Proposal and the reasons Mr. Stern believed the Initial Nano Proposal would be attractive to Stratasys and its shareholders. Dr. Zeif did not provide substantive feedback to or engage in any substantive discussion with Mr. Stern regarding the Initial Nano Proposal or Nano Dimension’s interest in acquiring Stratasys or any Stratasys ordinary shares. Dr. Zeif made clear that the Stratasys board of directors would review the Initial Nano Proposal with its financial and legal advisors.
Later on March 9, 2023, following the meeting between Dr. Zeif and Mr. Stern, Nano Dimension publicly announced the Initial Nano Proposal. Following the announcement by Nano Dimension, Stratasys issued a press release confirming that it had received the Initial Nano Proposal and announcing that the Stratasys board of directors would review and evaluate the Initial Nano Proposal.
On March 16, 2023, the Stratasys board of directors held a meeting to, among other matters, conduct reviews of the Initial Nano Proposal, the Second DM Proposal, and a potential transaction with 3D Systems, with its advisors. Members of Stratasys’ management, as well as representatives of J.P. Morgan, Meitar and Wachtell Lipton were present at the meeting. Representatives of J.P. Morgan presented its preliminary financial analysis of the Initial Nano Proposal and stated to the Stratasys board of directors that discussions had been progressing with Desktop Metal. Representatives of J.P. Morgan also provided a summary of the Second DM Proposal, including a preliminary financial analysis of the form and amount of consideration and governance terms contemplated by the Second DM Proposal. Representatives of J.P. Morgan also presented its preliminary financial analysis of Stratasys. The Stratasys board of directors, members of Stratasys’ management team and its advisors discussed, among other matters, the proposed transaction structure in which Desktop Metal would be the parent company of Stratasys and Desktop Metal’s proposal that the combined company be led by Desktop Metal’s management team.
On March 21, 2023, the Stratasys board of directors held a meeting to further discuss and evaluate the Initial Nano Proposal with its advisors. Members of Stratasys’ management, as well as representatives of J.P. Morgan, Meitar and Wachtell Lipton were present at the meeting. Representatives of J.P. Morgan presented updates to its preliminary financial analysis of the Initial Nano Proposal. Following further discussion, the Stratasys board of directors discussed and considered J.P. Morgan’s preliminary financial analysis of the Initial Nano Proposal and unanimously determined that the Initial Nano Proposal substantially undervalued Stratasys in light of its standalone prospects and was not in the best interests of Stratasys and its shareholders, and unanimously rejected the Initial Nano Proposal.
On March 22, 2023, Stratasys issued a press release announcing the Stratasys board of directors’ unanimous rejection of the Initial Nano Proposal.
On March 23, 2023, Stratasys received a revised proposal from 3D Systems to acquire Stratasys in a cash and stock transaction, pursuant to which shareholders of Stratasys would receive $9.80 in cash and 0.8631 shares of 3D Systems for each ordinary share of Stratasys, which we refer to as the Fourth 3D Proposal.

On March 28, 2023, the Stratasys board of directors held a meeting with its advisors and members of Stratasys’ management team to discuss and evaluate the Fourth 3D Proposal, and to receive an update with respect to other discussions that have been ongoing with other industry participants regarding potential collaborations or transactions. Representatives of J.P. Morgan, Meitar and Wachtell Lipton were present at the meeting. Representatives of J.P. Morgan presented a preliminary financial analysis of the Fourth 3D Proposal. Following further discussion, the Stratasys board of directors discussed and considered J.P. Morgan’s preliminary financial analysis of the Fourth 3D Proposal. The Stratasys board of directors also discussed and considered Stratasys’ other strategic alternatives, as well as its standalone prospects, and unanimously determined that the Fourth 3D Proposal undervalued Stratasys in light of its standalone prospects and was not in the best interests of Stratasys and its shareholders and unanimously rejected the Fourth 3D Proposal.
On March 29, 2023, the Stratasys board of directors received an unsolicited revised proposal from Nano Dimension to acquire the remaining outstanding Stratasys ordinary shares for $19.55 per share in cash, which we refer to as the Second Nano Proposal.
Later on March 29, 2023, Stratasys issued a press release confirming that it had received the Second Nano Proposal and announcing that the Stratasys board of directors would review and evaluate the Second Nano Proposal.
On March 30, 2023, Dr. Zeif met with Dr. Graves to convey that, after careful review and deliberation, the Stratasys board of directors had unanimously rejected the Fourth 3D Proposal.
On April 1, 2023, the Stratasys board of directors held a meeting to discuss and evaluate the Second Nano Proposal with certain members of Stratasys’ management team and advisors, including representatives of J.P. Morgan, Meitar and Wachtell Lipton. Following a comprehensive review and discussion with the members of management and advisors present at the meeting, the Stratasys board of directors unanimously determined that the Second Nano Proposal continued to substantially undervalue Stratasys in light of its standalone prospects and was not in the best interests of Stratasys and its shareholders and rejected the Second Nano Proposal.
On April 3, 2023, Stratasys publicly announced the Stratasys Board’s unanimous rejection of the Second Nano Proposal. Stratasys’ press release included clarifications with respect to certain statements previously made by Mr. Stern, including the following:
•
“Contrary to statements made by Mr. Stern, Stratasys’ CEO Dr. Yoav Zeif has met with Mr. Stern only once, on March 9, 2023. This meeting was at Mr. Stern’s request. Dr. Zeif did not indicate any support for the proposal and made it clear that Stratasys would respond once the Board’s review of Nano’s proposal was completed. Other than this one meeting, there has been no contact or substantive discussion between Dr. Zeif and Mr. Stern, any directors or any other representatives from either company.”

•	“Contrary to what was implied by Mr. Stern, Dr. Zeif fully agrees with the Board’s decision.”
•
“Contrary to claims made by Mr. Stern, Stratasys directors receive the majority of their board compensation (which is approved by the Stratasys shareholders) in Stratasys equity and are aligned with the interests of Stratasys shareholders.”

In its press release, Stratasys also questioned the composition and authority of Nano Dimension’s board and management to submit and proceed with a bona fide acquisition proposal due to the approval by Nano Dimension shareholders of the removal of Mr. Stern and three other Nano Dimension directors at the disputed special general meeting of Nano Dimension shareholders called by Murchinson Ltd., or Murchinson, and held on March 20, 2023, or the Disputed Nano Shareholder Meeting, and the pending Israeli court proceeding on the validity of the Disputed Nano Shareholder Meeting.
Later on April 3, 2023, the Stratasys board of directors received a further revised unsolicited proposal from Nano Dimension to acquire the remaining outstanding Stratasys ordinary shares for $20.05 per share in cash (which we refer to as the Third Nano Proposal, which, together with the Initial Nano Proposal and the Second Nano Proposal are collectively referred to as the Nano Proposals).
Nano Dimension publicly announced the Third Nano Proposal on April 3, 2023 and noted in its press release that the Third Nano Proposal was its “best and final” offer and that it intended to consider other options, including commencing a tender offer, if the Stratasys board of directors rejected the Third Nano Proposal.

On April 4, 2023, Stratasys issued a press release confirming that it had received the Third Nano Proposal and announcing that the Stratasys board of directors would review and evaluate the Third Nano Proposal.
On April 5, 2023, Nano Dimension issued a press release announcing that it was preparing a special tender offer for at least 51% of the outstanding Stratasys ordinary shares for $18.00 per share in cash in the event that the Stratasys board of directors was unwilling to engage with Nano Dimension on the Third Nano Proposal. Nano Dimension also stated in the press release its intent to seek relief from an Israeli court providing that the Rights Plan could not be triggered under the Companies Law in response to such special tender offer.
On April 12, 2023, the Stratasys board of directors held a meeting to discuss and review the Third Nano Proposal and the potential special tender offer with members of Stratasys’ management team and its advisors, including representatives of J.P. Morgan, Meitar, Wachtell Lipton and Joele Frank, Wilkinson Brimmer Katcher, referred to as Joele Frank. Representatives of Meitar provided a further overview of the Stratasys board of directors’ duties in connection with its evaluation of the Third Nano Proposal. The Stratasys board of directors discussed the Third Nano Proposal and the potential special tender offer. Following consultation with its financial and legal advisors, the Stratasys board of directors unanimously determined that the Third Nano Proposal continued to substantially undervalue Stratasys in light of its standalone prospects and was not in the best interests of Stratasys and its shareholders and unanimously rejected the Third Nano Proposal.
On April 13, 2023, Stratasys publicly announced the Stratasys board of directors’ rejection of the Third Nano Proposal and reiterated its concerns regarding the uncertainty of the composition and authority of Nano Dimension’s board and management, including its authority to submit and follow through on a bona fide acquisition proposal regarding Stratasys.
Also on April 13, 2023, the Stratasys Board received a letter from a representative of Sullivan & Worcester LLP, or Sullivan, Nano Dimension’s legal counsel, on behalf of Nano Dimension, referred to as the Sullivan Letter. In the Sullivan Letter, Nano Dimension restated its intent to commence a special tender offer and claimed that the Rights Plan could not be triggered in connection with such special tender offer in accordance with the Companies Law, and that triggering the Rights Plan would represent a stark departure from standard business practices. Nano Dimension demanded that the Stratasys Board, by the next business day, April 16, 2023, at 17:00, “approve…that they will act accordingly and as required by their fiduciary duties and the Companies Law, and will avoid any wrongful interference in a case of a Special Tender Offer made by Nano Dimension and will take the necessary actions vis-à-vis the Poison Pill, in order to abolish and prevent it from being triggered in this case.”
On April 18, 2023, a representative of Meitar, acting on behalf of Stratasys, delivered a letter to a representative of Sullivan reiterating that the Israeli court had made clear that “Nano is currently acting with a board of directors as to which ‘there is doubt as to its legality’” (quoting the April 16, 2023 decision of the Israeli court) and accordingly, there is at least a reasonable likelihood that the Israeli court will determine that the Disputed Nano Shareholder Meeting was valid. The letter also stated that “under these circumstances it is clearly improper for the members of the board of directors of Nano and certain officers of Nano, acting in what may soon be found to be ultra vires, to plunge Nano, Stratasys, and Stratasys’ shareholders into a hostile take-over bid, rather than wait three to four months, until Nano’s governance is clarified and resolved. It may also be inconsistent with Nano’s board members’ fiduciary duties to Nano and its shareholders.”
On April 18, 2023, Stratasys issued a press release commenting on the illegitimacy and unclear legality of Nano Dimension’s ongoing campaign against Stratasys in light of the interim decision given by the District Court for the Central District on April 16, 2023 in respect of the proceedings brought by Murchinson against Nano Dimension, in which the court required that two observers be appointed by Murchinson to Nano Dimension’s board of directors. The press release also highlighted Nano Dimension’s omission of the key fact that these court-ordered temporary observers are to be Murchinson’s dissident director candidates.
On April 19, 2023, Nano Dimension issued a press release alleging that it has clear and full authority to take actions that are not in the ordinary course of business, including a transaction with Stratasys, and that any claim made to the contrary by Stratasys is false and misleading. The press release also claimed that Nano Dimension would continue to proceed with an all-cash special tender offer at $18.00 per ordinary share of Stratasys.
During April 2023, Dr. Zeif and Mr. Fulop continued to meet and further discuss the terms of a potential combination of Stratasys and Desktop Metal, including potential transaction structures, ownership percentages for their respective shareholders in the combined company and governance terms.

On April 25, 2023, Nano Dimension filed an application in the District Court in Tel Aviv for an urgent grant of a temporary injunction against Stratasys to prohibit Stratasys from taking any action to prevent or to unlawfully intervene in any potential tender offer that may be commenced by Nano Dimension, referred to as the Nano Application. Later that day, the court rejected the application for an urgent grant and stated that the Nano Application would be addressed within the usual timetable. The court scheduled a hearing on the Nano Application to be held on May 15, 2023, and set a deadline of May 11, 2023 for Stratasys to respond.
On April 30, 2023, the Stratasys board of directors held a meeting to discuss, among other matters, the status of the potential Nano Dimension tender offer, the Rights Plan, the status of discussions with Desktop Metal and with respect to other potential strategic transactions, with members of Stratasys’ management team and its advisors, including representatives of J.P. Morgan, Meitar and Wachtell Lipton. Following consultation with its financial and legal advisors, the Stratasys board of directors adopted resolutions to provide that, in respect of any tender or exchange offer commenced for Stratasys ordinary shares, the rights will become exercisable only on the close of business on the tenth day after the public announcement or public disclosure by Stratasys that a person or group has become a beneficial owner of 15% or more of Stratasys ordinary shares pursuant to such tender or exchange offer. Stratasys filed a Report of Foreign Private Issuers on Form 6-K with the SEC on May 1, 2023 announcing the adoption of such resolutions. At this meeting, Dr. Zeif provided an update on his most recent discussion with Mr. Fulop, including that the two executives had discussed a “merger of equals” transaction and potential governance and leadership terms. Following this discussion, the Stratasys board of directors unanimously supported continuing discussions with Desktop Metal.
On May 1, 2023, Stratasys also filed an application in the District Court in Tel Aviv for a motion for summary dismissal of the Nano Application. On May 2, 2023, the court rejected the application for a motion for summary dismissal, preserving Stratasys’ arguments for the hearing scheduled for May 15, 2023 with respect to the Nano Application.
On May 2, 2023, the Stratasys board of directors held a meeting with members of Stratasys’ management team and representatives of J.P. Morgan, Meitar and Wachtell Lipton. At this meeting, Dr. Zeif updated the Stratasys board of directors on the status of discussions with Desktop Metal and provided an overview of the latest framework of proposed transaction terms, including a “merger of equals” transaction structure pursuant to which Stratasys would remain as the surviving company, with a Stratasys-led executive team and board of directors, in which Mr. Fulop would become the chairman of the board of the combined company, Mr. Ofer would become the Lead Independent Director and Dr. Zeif would continue as Chief Executive Officer. Following the discussion, the Stratasys board of directors unanimously supported members of Stratasys’ management team continuing to discuss these terms with Desktop Metal.
On May 3, 2023, Stratasys delivered a non-binding indication of interest to representatives of Desktop Metal to combine Stratasys and Desktop Metal in a stock-for-stock merger transaction pursuant to which Desktop Metal would merge with Stratasys (through a merger into a wholly owned subsidiary of Stratasys) and stockholders of Desktop Metal would receive ordinary shares of Stratasys at an exchange ratio to be determined, referred to as the Stratasys DM Proposal. The Stratasys DM Proposal provided that the board of directors of the combined company would consist of ten members, including the Chief Executive Officer of Stratasys, five directors nominated by the current Stratasys board of directors and four directors nominated by the Desktop Metal board of directors. The Stratasys DM Proposal also stated that Mr. Fulop would serve as the non-executive Chairman of the board of directors, Mr. Ofer would serve as Lead Independent Director and Dr. Zeif would serve as Chief Executive Officer of the combined company.
On May 5, 2023, the Desktop Metal board of directors met, together with members of Desktop Metal’s management team and its advisors, including representatives of Stifel and Latham, to discuss the Stratasys DM Proposal. At this meeting, representatives of Latham provided an overview of the Desktop Metal board of directors’ fiduciary duties in connection with its evaluation of the transaction with Stratasys. Following consultation with its financial and legal advisors, the Desktop Metal board of directors unanimously supported pursuing a potential business combination with Stratasys on revised terms as set forth in the following paragraph.
On May 5, 2023, Desktop Metal delivered to representatives of Stratasys a revised version of the Stratasys DM Proposal, or the Third DM Proposal, that proposed, among other terms, (a) an exchange ratio of 0.151x, (b) equal representation of Desktop Metal and Stratasys nominees on the board of directors of the combined company, (c) a supermajority requirement to replace the chairman or chief executive officer, (d) the right for each company to nominate an equal number of chairs of the committees of the board of directors, and (e) termination fees to be payable by each party that were stated in the Third DM Proposal to be “customary,” including upon a vote against the transaction by Stratasys’ shareholders.
On May 6, 2023, Dr. Zeif and Mr. Fulop met to discuss the Third DM Proposal and further negotiate the terms of a potential combination, including mutual termination fees, board composition and calculation of the exchange ratio.
On May 7, the Desktop Metal board of directors met, together with members of Desktop Metal’s management team and its advisors, including representatives of Stifel and Latham, to discuss Stratasys’ response to the Third DM Proposal. The Desktop Metal board of directors authorized Desktop Metal’s management team to continue negotiating with Stratasys and agreed on key terms for a revised proposal, as discussed in the paragraph immediately below.
Later on May 7, 2023, Mr. Fulop communicated to Dr. Zeif that the Desktop Metal board of directors had authorized further revisions to the Third DM Proposal to provide for, among other things, (a) an exchange ratio range of 0.123x – 0.144x (with the final exchange ratio to be determined based on market prices shortly before signing), (b) an 11-member board of directors, including the Stratasys Chief Executive Officer, five directors designated by Stratasys and five directors designated by Desktop Metal and (c) further negotiation of the applicable triggering events for payment of termination fees payable by Desktop Metal and Stratasys, and which would be of an amount of no less than 2%.
Throughout May 7, 2023, Mr. Fulop and Dr. Zeif further discussed Stratasys’ and Desktop Metal’s respective positions on the exchange ratio and termination fees.
On May 8, 2023, the Stratasys board of directors held a meeting with members of Stratasys’ management team and representatives of Meitar, Wachtell Lipton and J.P. Morgan to discuss the potential terms of a potential transaction with Desktop Metal, including the exchange ratio range, governance terms, termination fees, regulatory matters and tax structure. Following such discussion, the Stratasys board of directors approved the continuation of discussions with respect to the transaction with Desktop Metal on the basis of a 0.123x-0.144x exchange ratio range, termination fees to be determined on market standard terms for similar “merger of equals” transactions (but excluding payment of a full termination fee solely on account of a failure to obtain shareholder approval) and an 11-member board of directors consisting of five directors designated by Stratasys, five directors designated by Desktop Metal, and the Chief Executive Officer of Stratasys.
Also on May 8, 2023, Mr. Fulop communicated with the Desktop Metal board of directors regarding the continuation of discussions with respect to the transaction with Stratasys on the basis of a 0.123x-0.144x exchange ratio range. Later on May 8, 2023, Mr. Fulop communicated to Dr. Zeif that the Desktop Metal board of directors had authorized an exchange ratio range of 0.123x – 0.144x, subject to further due diligence.
On May 9, 2023, Stratasys and Desktop Metal, with the assistance of their respective financial, legal and other advisors, broadened its technology, financial, operational, legal, tax and other due diligence review of the other party, and continued such diligence review through May 25, 2023. This included in-person meetings from May 9 until May 11, 2023 between certain representatives of Stratasys and certain representatives of Desktop Metal at the offices of Desktop Metal in Pittsburgh, Pennsylvania and in Burlington, Massachusetts.
On May 11, 2023, representatives of Stratasys, Desktop Metal and their respective legal and financial advisors participated in a conference call to discuss remaining due diligence required by both parties and the potential transaction timeline.
On May 11, 2023, Stratasys filed its response to the Nano Application with the District Court in Tel Aviv. Stratasys argued that the court should deny the Nano Application. In connection with its response, Stratasys submitted an expert report concerning shareholder rights plans and their acceptance under Delaware law.
On May 14, 2023, Nano Dimension filed a motion in the District Court in Tel Aviv seeking to submit an expert report responding to the expert report submitted by Stratasys in connection with its response to the Nano Application. Later on May 14, 2023, the court issued a short order postponing the hearing scheduled for May 15, 2023 on the Nano Application based on its receipt of the expert report submitted by Nano Dimension. Stratasys filed a motion arguing that the hearing should not be postponed and that the expert report submitted by Nano Dimension was inadmissible and improper as it addressed and offered legal conclusions under Israeli law. The court ruled that the hearing would be held as originally scheduled on May 15, 2023, without ruling on the admissibility of the expert report filed by Nano Dimension.
Also on May 14, 2023, the Stratasys board of directors held a meeting with representatives of J.P. Morgan, Meitar and Wachtell Lipton to discuss the potential transaction with Desktop Metal, including the key terms thereof and potential next steps, the status of the potential tender offer by Nano Dimension, as well as Stratasys’ financial results in the first quarter of 2023. Representatives of J.P. Morgan also presented an overview of Desktop Metal’s earnings in the first quarter of 2023, a preliminary analysis of the proposed exchange ratio, a summary of the proposed transaction structure and an illustrative timeline of the transaction.
On May 14 and 15, 2023, representatives of Desktop Metal, including Mr. Fulop, and representatives of Stratasys met in person in Boston, Massachusetts, to review and assess Stratasys’ products and technology.
On May 15, 2023, the District Court in Tel Aviv held a hearing on the Nano Application, during which the court encouraged Nano Dimension and Stratasys to engage in mediation, and stated that the parties would reconvene in court on June 12, 2023 if the mediation fails, after all pleadings and witness statements have been filed.
On May 17, 2023, representatives of Desktop Metal, including Mr. Fulop, and representatives of Stratasys, including Dr. Zeif, met in person in Minneapolis, Minnesota, to review and assess Stratasys’ products and technology.
On May 18, 2023 and May 19, 2023, Dr. Zeif and Mr. Zamir, together with Mr. Ofer and certain other members of the Stratasys board of directors, again visited Desktop Metal in person at Desktop Metal’s headquarters in Burlington, Massachusetts, where they met with, amongst others, Mr. Fulop, Mr. Nigro and certain other members of the Desktop Metal board of directors, as well as Mr. Cole and Jonah Myerberg, the Chief Technology Officer and Senior Vice President Global Engineering, to continue discussing each company’s businesses and technology.
On May 19, 2023, Wachtell Lipton delivered an initial draft of a merger agreement to Latham. The draft merger agreement provided for substantially reciprocal representations, warranties and covenants, included the governance framework that had been discussed between the parties (particularly that the board of directors of the combined company would consist of 11 members, five of whom would be designated by Stratasys, five of whom would be designated by Desktop Metal and one of whom would be the Chief Executive Officer of Stratasys) and included other customary and reciprocal no-shop, fiduciary-out and termination provisions and termination fee triggers, but did not specify the amount of termination fees. The draft merger agreement also referred to Stratasys’ expectation that Desktop Metal would adopt a shareholder rights plan upon execution of the merger agreement.
On May 20, 2023, the Desktop Metal board of directors met, together with the members of the Desktop Metal management team and its advisors, including representatives of Stifel, Latham and Desktop Metal’s Israeli counsel, Shibolet & Co., or Shibolet, to discuss the status of the negotiations and the current deal structure, including the triggering events to, and size of, contemplated termination fees. Shibolet provided a summary of the litigation between Nano Dimension and Stratasys. The Desktop Metal board of directors and its advisors discussed concerns regarding the prospect of Stratasys undergoing a change of control during the interim period between the execution of the merger agreement and the closing of the proposed business combination. Following these discussions, the Desktop Metal board of directors authorized Desktop Metal’s management and its advisors to continue discussions with Stratasys and directed them to mitigate the risk of a termination of the merger agreement by securing a termination fee payable in certain customary circumstances of at least 3.25% of Stratasys’ equity value and mitigating the risk of change of control of Stratasys by obtaining a termination right with respect thereto.
On May 21, 2023, Wachtell Lipton, Meitar, Latham and Shibolet, held a negotiation call to discuss the key open issues in the merger agreement, and during this discussion it was agreed that, subject to confirmation by each party’s board of directors, a termination fee of 3.25% of the applicable party’s equity value would be payable in customary circumstances for the payment of a full termination fee, while expenses (to a cap of 1%) would be reimbursed by the applicable party in the event that shareholders of such party voted to reject the proposed transaction. During the discussion, representatives from Wachtell Lipton and Meitar conveyed Stratasys’ requirement that Desktop Metal agree to adopt a shareholder rights plan in connection with the execution of the merger agreement.
Also on May 21, 2023, the Stratasys board of directors met, together with members of Stratasys’ management team and its advisors, including representatives of J.P. Morgan, Meitar and Wachtell Lipton. At this meeting, representatives of Meitar and Wachtell provided an overview of the Stratasys board of directors’ duties in connection with its evaluation of the transaction with Desktop Metal. Representatives of Stratasys’ management team then provided an overview of Desktop Metal’s business and competitive landscape, as well as a summary of their due diligence findings. Representatives of Stratasys’ management team also updated the board of directors with respect to ongoing discussions with other industry participants regarding potential collaborations or transactions. Representatives of J.P. Morgan then provided an updated preliminary financial analysis of Stratasys. Following these discussions, the Stratasys board of directors authorized Stratasys’ management to continue discussions with Desktop Metal with the aim of entering into definitive documentation for the transaction in the next few days.
On May 22, 2023 the Desktop Metal board of Directors met, together with members of Desktop Metal’s management team and its advisors, including representatives of Stifel, Latham and Shibolet, to continue to discuss the proposed combination with Stratasys. During these meetings, management and Desktop Metal’s advisers updated the Desktop Metal board of directors with respect to the latest developments and negotiations between the parties, including the requirement from Stratasys that Desktop Metal adopt a shareholder rights plan in connection with the execution of the merger agreement. Following such discussion, the Desktop Metal board of directors determined that adopting a shareholder rights plan in connection with the execution of the merger agreement in exchange for receiving more favorable terms with respect to other negotiation points in the transaction was in the best interests of Desktop Metal and its shareholders, particularly in light of Nano Dimension’s hostile tender offer for Stratasys and the possibility that Nano Dimension may make a similar hostile tender offer for Desktop Metal, and unanimously authorized Desktop Metal’s management and advisors to agree to a covenant obligating Desktop Metal to adopt a shareholder rights plan in connection with the execution of the merger agreement.
On May 22, 2023, Wachtell Lipton delivered an initial draft of a voting agreement to be executed by certain stockholders of Desktop Metal (including certain members of the Desktop Metal board of directors in their capacities as stockholders) pursuant to which such persons would agree to, among other things, vote in favor of the transaction.
Also on May 22, 2023, Latham delivered a revised draft of the merger agreement to Wachtell Lipton that, among other revisions, provided for the amounts of termination fee payable, and the triggers therefor, as had been discussed between Wachtell Lipton, Meitar, Latham and Shibolet, and added a termination right for either party if the other party consummates a change of control transaction (with no termination fee or reimbursement of expenses in the case of termination for such event).
On May 23, 2023, the Desktop Metal board of Directors met, together with members of Desktop Metal’s management team and its advisors, including representatives of Stifel, Latham and Shibolet, to continue to discuss the proposed combination with Stratasys. During these meetings, management and Desktop Metal’s advisers updated the Desktop Metal board of directors with respect to the latest developments and negotiations between the parties. Representatives of Stifel described their financial analysis with respect to the potential transaction with Stratasys.
On May 23, 2023, Wachtell Lipton delivered a revised draft of the merger agreement to Latham that, among other revisions, accepted the termination right for either party upon a change of control transaction with respect to the other party and the proposed termination fee amounts.
From May 23, 2023 through May 25, 2023, Stratasys, Desktop Metal and their respective financial, legal and other advisors continued to negotiate the merger agreement, the voting agreement and other ancillary documents for the all-stock combination transaction between Stratasys and Desktop Metal, including the addition of a provision in the merger agreement allowing Stratasys to terminate the merger agreement or decline to consummate the transactions contemplated thereby if certain commercial agreements with third parties were not amended, modified or terminated on commercially reasonable terms prior to the closing, subject to a payment of a termination fee.
On May 23, 2023, the Stratasys board of directors met, together with members of Stratasys’ management team and its advisors, including representatives of J.P. Morgan, Meitar and Wachtell Lipton. Representatives of Meitar provided an overview of the Stratasys board of directors’ duties in connection with its evaluation of the proposed transaction with Desktop Metal, as well as an update on developments since the previous meeting of the Stratasys board of directors and summarized the draft merger agreement between Stratasys and Desktop Metal and the Amendment, and members of management, representatives of Meitar, and representatives of PwC gave a summary of the results of the detailed technology, financial, operational, legal, tax and other due diligence review of Desktop Metal. Also at this meeting, representatives of J.P. Morgan provided a financial analysis with respect to the potential transaction with Desktop Metal.

On May 24 and May 25, 2023, the Stratasys board of directors met, together with members of Stratasys’ management team and its advisors, including representatives of J.P. Morgan, Meitar and Wachtell Lipton, to continue to discuss and ultimately approve the proposed combination with Desktop Metal. During these meetings, management and Stratasys’ advisers updated the Stratasys board of directors with respect to the latest developments and final negotiations between the parties. Representatives of J.P. Morgan again described their financial analysis with respect to the potential transaction with Desktop Metal. Representatives of J.P. Morgan also rendered for the benefit of the Stratasys board of directors its oral opinion on May 24, 2023, subsequently confirmed in writing on May 25, 2023, that as of such date and based upon and subject to the factors and assumptions set forth in its opinion, the exchange ratio in the proposed Merger was fair, from a financial point of view, to Stratasys, as further described in the section of this joint proxy statement/prospectus entitled “—Opinion of Stratasys’ Financial Advisor”. After discussions, including as to the matters discussed in the section of this joint proxy statement/prospectus entitled “—Stratasys’ Reasons for the Merger,” and a summary of the resolutions proposed to be approved by the Stratasys board of directors, the Stratasys board of directors unanimously (a) determined that the Merger Agreement and the transactions contemplated thereby and the Amendment were fair to, and in the best interests of, Stratasys and its shareholders, (b) approved and declared advisable and in the best interests of Stratasys and its shareholders the Merger Agreement and the transactions contemplated thereby, (c) resolved to recommend that the holders of Stratasys ordinary shares approve the Merger Agreement and the transactions contemplated thereby and (d) approved the execution, delivery and performance by Stratasys of the Merger Agreement and the consummation of the transactions contemplated thereby and the Amendment.
On May 24, 2023, the Desktop Metal board of directors met on two occasions, together with members of Desktop Metal’s management team and its advisors, including representatives of Stifel, Latham and Shibolet, to continue to discuss the proposed combination with Stratasys. Stifel delivered to the Desktop Metal board of directors Stifel’s oral opinion, which was confirmed by delivery to the Desktop Metal board of directors of a written opinion dated May 24, 2023, to the effect that, as of the date of the opinion and based on and subject to various assumptions and limitations described in Stifel’s written opinion, the Merger consideration to be received in the Merger by Desktop Metal stockholders was fair, from a financial point of view, to such holders. Representatives of Latham provided an overview of the Desktop Metal board of directors’ fiduciary duties in connection with its evaluation of the transaction with Stratasys, summarized the terms of the transaction with Stratasys and summarized the resolutions proposed for the board’s approval, and updated the Desktop Metal board of directors regarding the addition of a provision in the merger agreement allowing Stratasys to terminate the merger agreement or decline to consummate the transactions contemplated thereby if certain commercial agreements with third parties were not amended, modified or terminated on commercially reasonable terms prior to the closing, subject to a payment of a termination fee. After discussions, the Desktop Metal board of directors unanimously (a) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, were advisable, fair to and in the best interests of Desktop Metal and its stockholders and approved and declared advisable the Merger Agreement and the Merger; (b) directed that the Merger Agreement be submitted to the Desktop Metal stockholders for their adoption; (c) resolved to recommend that the Desktop Metal stockholders vote in favor of the adoption of the Merger Agreement at the Desktop Metal special meeting; and (d) approved the execution, delivery and performance by Desktop Metal of the Merger Agreement and the consummation of the transactions contemplated thereby.
On May 25, 2023, Stratasys and Desktop Metal entered into the Merger Agreement and Stratasys entered into the Amendment. Later that day, Stratasys and Desktop Metal issued a joint press release announcing the execution of the Merger Agreement. For additional information regarding the final terms of the Merger Agreement, see the section entitled “The Merger Agreement” and the copy of the Merger Agreement attached as Annex A to this joint proxy statement/prospectus.
Later on May 25, 2023, Nano Dimension commenced an unsolicited partial tender offer to purchase up to 27,925,689 Stratasys ordinary shares not already owned by Nano Dimension, which, together with the Stratasys ordinary shares already owned by Nano Dimension, represent no more than 55% (and at least 53%) of the outstanding Stratasys ordinary shares upon consummation of the tender offer, for $18.00 per share in cash, less any required withholding taxes and without interest, referred to as the Nano Offer.
On May 25, 2023 Stratasys moved to adjourn the filing of its statement of defense by 15 business days, initially scheduled for May 25, 2023, in order for the Stratasys board of directors to review the Nano Offer and make its recommendation with respect thereto.

Following the commencement of the Nano Offer, on May 25, 2023, Stratasys issued a press release noting that the Stratasys board of directors would review the Nano Offer and advise Stratasys shareholders of its formal position regarding the Nano Offer within 10 business days by making available to Stratasys shareholders a Solicitation/Recommendation Statement on Schedule 14D-9, to be filed with the SEC.
On May 26, 2023, the Desktop Metal board of directors approved a Rights Agreement between Desktop Metal and Continental Stock Transfer & Trust Company, as rights agent, which we refer to as the Desktop Metal Rights Agreement. As contemplated by the terms of the Merger Agreement, following approval of the Desktop Metal board of directors, Desktop Metal and Continental Stock Transfer & Trust Company entered into the Desktop Metal Rights Agreement.
On May 30, 2023, Desktop Metal announced the adoption of the Desktop Metal Rights Agreement, which expires on the earlier of (i) July 24, 2024 and (ii) the effective date of the Merger. The press release announcing its adoption stated that the Rights Plan is intended to “maximize shareholder value in connection with the transaction by promoting the fair and equal treatment of all shareholders of [Desktop Metal] and ensuring that the [board of directors of Desktop Metal] remains in the best position to discharge its fiduciary duties to [Desktop Metal] and its shareholders.” The rights issuable under the Rights Plan are exercisable only if a person or group acquires beneficial ownership of 15% or more of the outstanding Desktop Metal Class A common stock, subject to certain exceptions.
On May 28, 2023, Nano Dimension submitted an update to the Israel court regarding the Nano Offer and the Merger Agreement, stating that, although Nano Dimension considers the Stratasys press release with respect to the Merger as well as the Merger Agreement to be an invalid attempt to impede the Nano Offer, Nano Dimension will exhaust the mediation process in hopes to reach an agreement with Stratasys, while reserving Nano Dimension’s rights and arguments. Later on May 28, 2023, Nano Dimension filed its response opposing Stratasys’ motion for an extension to file its statement of defense in respect of the Nano Application, requesting a default judgement, and alternatively, that Stratasys immediately files its statement of defense.
On May 29, 2023, Stratasys filed a motion requesting leave to reply to Nano Dimension’s response submitted on May 28, 2023.
On May 29, 2023, the Stratasys board of directors held a meeting with certain members of Stratasys’ management team and advisors, including representatives of J.P. Morgan, Meitar and Wachtell Lipton, to discuss the commencement of the Nano Offer. J.P. Morgan rendered for the benefit of the Stratasys board of directors its oral opinion, subsequently confirmed in writing, on May 29, 2023 that as of such date based upon and subject to the various assumptions, qualifications, limitations and other matters described in such written opinion, the consideration proposed to be paid to the holders (other than Nano Dimension and any of its affiliates) of Stratasys ordinary shares pursuant to the Nano Offer was inadequate from a financial point of view to such holders. Following a financial presentation by representatives of J.P. Morgan and a legal presentation by Meitar and Wachtell Lipton, the Stratasys board of directors discussed and considered the terms of the Nano Offer with members of Stratasys’ management team and advisors. Thereafter, the Stratasys board of directors unanimously determined that the Nano Offer substantially undervalues Stratasys and is not in the best interests of Stratasys and its shareholders and does not constitute a “Superior Proposal” under the terms of the Merger Agreement.
On May 30, 2023, Stratasys filed a Solicitation/Recommendation Statement on Schedule 14D-9, or the 14D-9, in which Stratasys disclosed that the Stratasys board of directors had determined that the Nano Offer is inadequate and not in the best interests of Stratasys and its shareholders, recommended that Stratasys shareholders reject the Nano Offer and deliver a notice of objection against the Nano Offer, and reaffirmed its recommendation of, and its declaration of advisability with respect to, the Merger Agreement. That same day, Stratasys issued a press release and letter to its shareholders announcing the Stratasys board of directors’ recommendation against the Nano Offer.
Later on May 30, 2023, the Stratasys board of directors received an unsolicited non-binding indicative proposal from 3D Systems to acquire Stratasys for $7.50 in cash and 1.2507 shares of common stock of 3D Systems per ordinary share of Stratasys, referred to as the Fifth 3D Proposal. Under the Fifth 3D Proposal, Stratasys shareholders would own approximately 40% of the combined company. The Fifth 3D Proposal did not include a proposal with respect to governance terms.
In accordance with the terms of the Merger Agreement, Stratasys notified Desktop Metal that Stratasys had received the Fifth 3D Proposal and provided Desktop Metal with copies of the Fifth 3D Proposal and accompanying documents.

On June 1, 2023, Stratasys issued a press release announcing that it had received the Fifth 3D Proposal and that the Stratasys board of directors would carefully review the Fifth 3D Proposal in accordance with its fiduciary duties and its obligations under the Merger Agreement.
On June 4, the Desktop Metal board of directors met, together with members of Desktop Metal’s management team and its advisors, including representatives of Stifel and Latham, to discuss Stratasys’ receipt of the Fifth 3D Systems Proposal and its implications on the transactions contemplated by the Merger Agreement.
On June 8, 2023, Stratasys filed its Statement of Defense in respect of the Nano Application arguing, inter alia, that the Rights Plan is lawful under the Companies Law, together with a Counterclaim requesting relief, inter alia, in the form of a court order preventing Nano Dimension from consummating the Nano Offer until both a final decision is made by the court on the question of the legality of the composition of Nano Dimension’s board of directors, and all regulatory procedures required in respect of the consummation of the Nano Offer have been completed, and all regulatory approvals required therefor have been received.
On June 11, 2023, the court announced that an evidentiary hearing will be held on July 13, 2023. The court further asserted that the scope of cross-examination will be restricted.
On June 13, 2023, Stratasys received a demand from Nano for an extraordinary general meeting of Stratasys shareholders to remove the current Stratasys directors and elect seven individuals nominated by Nano.
On June 16, 2023, the Desktop Metal board of directors met, together with members of Desktop Metal’s management team and its legal advisors, including representatives of Latham, for its quarterly board meeting. During such meeting, the Desktop Metal board of directors discussed the Fifth 3D Systems Proposal and its implications on the transactions contemplated by the Merger Agreement and discussed the ongoing litigation between Nano Dimensions and Stratasys.
On June 18, 2023, the Stratasys board of directors met, together with members of Stratasys’ management team and its advisors, including representatives of J.P. Morgan, Meitar and Wachtell Lipton, to discuss, among other matters, an update with respect to the ongoing litigation between Stratasys and Nano Dimension, the Nano Offer, and the Fifth 3D Proposal. Representatives of J.P. Morgan described their financial analysis with respect to the Fifth 3D Proposal. Following further discussion, the Stratasys board of directors discussed and considered J.P. Morgan’s financial analysis with respect to the Fifth 3D Proposal, the transactions contemplated by the Merger Agreement and Stratasys’ other prospects and the Stratasys board of directors unanimously determined that the Fifth 3D Proposal did not constitute, and would not reasonably be expected to result in, a “Superior Proposal” pursuant to the terms of the Merger Agreement and does not provide a basis upon which to enter into discussions with 3D Systems.
On June 20, 2023, Stratasys filed with the SEC a preliminary registration statement on Form F-4 with respect to the Stratasys ordinary shares issuable in the Merger. The registration statement included a joint proxy statement relating to the Desktop Metal special meeting and the Stratasys AGM/EGM. Also on June 20, 2023, Stratasys issued a press release announcing the filing of the preliminary registration statement on Form F-4 and an investor presentation.
On June 27, 2023, the Stratasys board of directors received an updated unsolicited non-binding proposal from 3D Systems, pursuant to which 3D Systems would acquire Stratasys for $7.50 in cash and 1.3223 shares of common stock of 3D Systems per Stratasys ordinary share, referred to as the Sixth 3D Proposal. Under the Sixth 3D Proposal, Stratasys shareholders would own approximately 41% of the combined company. The Sixth 3D Proposal did not include a proposal with respect to governance terms. In accordance with the terms of the Merger Agreement, Stratasys notified Desktop Metal that Stratasys had received the Sixth 3D Proposal and provided Desktop Metal with copies of the Sixth 3D Proposal and accompanying documents.
Also on June 27, 2023, Nano issued a press release announcing that it had (a) increased the consideration in the Nano Offer from $18.00 to $20.05 per ordinary share in cash, less any required withholding taxes and without interest, (b) reduced the percentage of outstanding Stratasys ordinary shares being sought in the tender offer to between 31.9% and 36.9% and (c) extended the expiration date of the Nano Offer to 5:00 p.m. New York Time on July 24, 2023, unless further extended or earlier terminated. According to the press release, as of 11:59 p.m., New York Time, on June 26, 2023, 4,874,887 Stratasys ordinary shares had been validly tendered and not properly withdrawn pursuant to the Nano Offer, and approximately 899,973 Stratasys ordinary shares had been tendered pursuant to Notices of Guaranteed Delivery (together constituting approximately 8% of outstanding Stratasys ordinary shares).

Later that day, Stratasys issued a press release confirming that it had received the Sixth 3D Proposal and that the Stratasys board of directors would carefully review the Sixth 3D Proposal in accordance with its fiduciary duties and its obligations under the Merger Agreement and another press release noting that the Stratasys board of directors would review the revised terms of the Nano Offer and intended to advise Stratasys shareholders of its position regarding the revised tender offer within 10 business days.
On June 29, 2023, the Stratasys board of directors held a meeting with certain members of Stratasys’ management team and advisors, including representatives of J.P. Morgan, Meitar, Wachtell Lipton and Joele Frank, to discuss the revised terms of the Nano Offer. J.P. Morgan rendered for the benefit of the Stratasys board of directors its oral opinion on June 29, 2023, subsequently confirmed in writing, that as of such date based upon and subject to the various assumptions, qualifications, limitations and other matters described in such written opinion, the consideration proposed to be paid to the holders (other than Nano and any of its affiliates) of Stratasys ordinary shares pursuant to the Nano Offer was inadequate from a financial point of view to such holders. Following discussion, the Stratasys board of directors considered the revised terms of the Nano Offer with members of Stratasys’ management team and advisors. Thereafter, the Stratasys board of directors unanimously determined that the Nano Offer substantially undervalued Stratasys and was not in the best interests of Stratasys and its shareholders and did not constitute, and would not reasonably be expected to result in, a “Superior Proposal” under the terms of the Merger Agreement.
At the same meeting, representatives of J.P. Morgan described their financial analysis with respect to the Sixth 3D Proposal. The Stratasys board of directors discussed and considered J.P. Morgan’s financial analysis with respect to the Sixth 3D Proposal, as well as the transactions contemplated by the Merger Agreement and Stratasys’ other prospects, and unanimously determined that the Sixth 3D Proposal did not constitute, and would not reasonably be expected to result in, a “Superior Proposal” pursuant to the terms of the Merger Agreement and did not provide a basis upon which to enter into discussions with 3D Systems.
On June 30, 2023, Stratasys issued a press release announcing the Stratasys board of directors’ recommendation that Stratasys shareholders reject the Nano Offer, not tender any of their Stratasys ordinary shares to Nano pursuant to the Nano Offer and deliver a Notice of Objection against the Nano Offer. That same day, Stratasys also issued a press release announcing the Stratasys board of directors’ rejection of the Sixth 3D Proposal and sent a letter to its employees regarding the rejection of both the Nano Offer and the Sixth 3D Proposal.
On July 4, 2023, Stratasys issued a press release announcing that it would hold its 2023 Annual General Meeting of Shareholders (the “2023 AGM”) on August 8, 2023 to, among other things, re-elect or elect, as applicable, to the Stratasys board of directors, either (a) eight individuals nominated by the Stratasys board of directors, consisting of current members of the Stratasys board of directors, or (b) seven individuals nominated by Nano (the “Nano Director Nominees”).
On July 10, 2023, Nano issued a press release announcing that it had increased the consideration in the Nano Offer from $20.05 to $24.00 per ordinary share in cash, less any required withholding taxes and without interest. Later that day, Stratasys issued a press release noting that the Stratasys board of directors would review the revised Nano Offer and intended to advise Stratasys shareholders of its position regarding the revised Nano Offer within 10 business days.
On July 12, 2023, Stratasys filed with the SEC a proxy statement in connection with the 2023 AGM and mailed a letter to its shareholders highlighting Stratasys’ track record of strong performance and its strategy for value creation.
On July 13, 2023, Stratasys received an updated unsolicited non-binding proposal from 3D Systems, pursuant to which 3D Systems would acquire Stratasys for $7.50 in cash and 1.5444 newly issued shares of common stock of 3D Systems per Stratasys ordinary share, including proposed forms of a merger agreement (the “3D Proposed Merger Agreement”) and 3D Systems’ disclosure schedules to the 3D Proposed Merger Agreement (collectively, the “Seventh 3D Proposal”). Under the Seventh 3D Proposal, Stratasys shareholders would own approximately 44% of the combined company. Among other terms, the 3D Proposed Merger Agreement, which was filed as an exhibit to 3D Systems’ Current Report on Form 8-K filed on July 13, 2023, provided that each Stratasys shareholder would have the right to elect to receive (a) the mix of cash and stock consideration noted above, (b) consideration consisting of only cash or (c) consideration consisting of only stock, subject to the election and proration mechanisms set forth in the 3D Proposed Merger Agreement, and that 3D Systems would pay the full amount of any termination fee payable to Desktop Metal under the Merger Agreement on Stratasys’ behalf, subject to Stratasys’ obligation to refund such fee under certain circumstances as set forth in the 3D Proposed Merger Agreement. The Seventh 3D Proposal did not include a proposal with respect to governance terms, did not specify all of the required regulatory approvals that would be required, contemplated a 18-month ultimate outside date and did not contemplate a regulatory reverse termination fee.
In accordance with the terms of the Merger Agreement, Stratasys notified Desktop Metal that Stratasys had received the Seventh 3D Proposal and provided Desktop Metal with copies of the Seventh 3D Proposal, the 3D Proposed Merger Agreement and accompanying documents.
Later that day, Stratasys issued a press release confirming its receipt of the Seventh 3D Proposal and noting that the Stratasys board of directors would review the proposal in consultation with its independent financial and legal advisors and in accordance with its duties under applicable law and its obligations under the Merger Agreement.
On July 16, 2023, the Stratasys board of directors held a meeting with certain members of Stratasys’ management team and advisors, including representatives of J.P. Morgan, Meitar, Wachtell Lipton and Joele Frank, to discuss and evaluate the revised Nano Offer and the increase of the offer consideration to $24.00 per share. At that meeting, J.P. Morgan rendered for the benefit of the Stratasys board of directors its oral opinion, subsequently confirmed in writing, that as of such date based upon and subject to the various assumptions, qualifications, limitations and other matters described in such written opinion, the consideration proposed to be paid to the holders (other than Nano and any of its affiliates) of Stratasys ordinary shares pursuant to the Nano Offer was inadequate from a financial point of view to such holders. The Stratasys board of directors, following its discussion and evaluation of the revised Nano Offer and the increase of the offer consideration to $24.00 per share, taking into consideration the opinion rendered by J.P. Morgan, and the matters previously considered by the Stratasys Board in connection with the rejection of Nano’s prior offer, and the continuing applicability and relevance of those matters to the Nano Offer, at the revised offer consideration and noting the partial nature of the Nano Offer, unanimously determined that the Nano Offer continued to be inadequate and substantially undervalued Stratasys’ industry-leading position and growth opportunities, was highly opportunistic, coercive and self-interested, and if consummated (particularly taking into account the Nano Director Nominees), would pose significant risks for Stratasys’ remaining shareholders in a Nano-controlled company (which could include Stratasys shareholders who tendered their shares as part of the Nano Offer), and was accordingly not in the best interests of Stratasys and its shareholders taken as a whole and did not constitute, and would not reasonably be expected to result in, a “Superior Proposal” under the terms of the Merger Agreement.
At the same meeting, representatives of J.P. Morgan described their financial analysis with respect to the Seventh 3D Proposal. The Stratasys Board discussed and considered J.P. Morgan’s financial analysis with respect to the Seventh 3D Proposal, as well as the transactions contemplated by the Merger Agreement and Stratasys’ other prospects, and unanimously determined that the Seventh 3D Proposal would reasonably be expected to result in a “Superior Proposal” pursuant to the terms of the Merger Agreement and authorized Stratasys management to enter into discussions with 3D Systems with respect to the Seventh 3D Proposal, subject to the requirements of the Merger Agreement.
On July 17, 2023, Stratasys issued a press release announcing the Stratasys board of directors’ recommendation that Stratasys shareholders reject the Nano Offer, not tender any of their Stratasys ordinary shares to Nano pursuant to the Nano Offer and deliver a Notice of Objection against the Nano Offer.
That same day, Stratasys also issued a press release announcing the Stratasys board of directors’ determination that the Seventh 3D Proposal would reasonably be expected to result in a “Superior Proposal” pursuant to the terms of the Merger Agreement and Stratasys’ intention to engage in discussions with 3D Systems with respect to the Seventh 3D Proposal, subject to the requirements of the Merger Agreement.
On July 18, 2023, Nano issued a press release announcing that it had (a) increased the consideration in the Nano Offer from $24.00 to $25.00 per ordinary share in cash, less any required withholding taxes and without interest and (b) extended the expiration date of the Nano Offer to 5:00 p.m. New York Time on July 31, 2023, unless further extended or earlier terminated. On July 19, 2023, Nano further extended the expiration date of the Nano Offer to 11:59 p.m. New York Time on July 31, 2023.
Later on July 18, 2023, the Stratasys Board held a meeting with certain members of Stratasys’ management team and advisors, including representatives of J.P. Morgan, Meitar, Wachtell Lipton and Joele Frank, to discuss and evaluate the revised Nano Offer and the increase of the offer consideration to $25.00 per share. The Stratasys board of directors, following its discussion and evaluation of the revised Nano Offer and the increase of the offer consideration to $25.00 per share, taking into the matters previously considered by the Stratasys board of directors in connection with the rejection of Nano’s prior offer, and the continuing applicability and relevance of those matters to the Nano Offer, at the revised offer consideration and noting the partial nature of the Nano Offer, unanimously determined that the Nano Offer continued to be inadequate and substantially undervalued Stratasys’ industry-leading position and growth opportunities, was highly opportunistic, coercive and self-interested, and if consummated (particularly taking into account the Nano Director Nominees), would pose significant risks for Stratasys’ remaining shareholders in a Nano-controlled company (which could include Stratasys shareholders who tendered their shares as part of the Nano Offer), and was accordingly not in the best interests of Stratasys and its shareholders taken as a whole and did not constitute, and would not reasonably be expected to result in, a “Superior Proposal” under the terms of the Merger Agreement.
On July 19, 2023, Stratasys issued a press release announcing the Stratasys board of directors’ recommendation that Stratasys shareholders reject the Nano Offer, not tender any of their Stratasys ordinary shares to Nano pursuant to the Nano Offer and deliver a Notice of Objection against the Nano Offer, and sent a letter to its employees regarding the rejection of the Nano Offer.
Later on July 19, 2023, Stratasys issued a press release announcing that the judge presiding over the legal proceeding in the Israeli court relating to the Nano Application had indicated on a preliminary basis that shareholder rights plans are valid under Israeli law.
Also on July 19, 2023, Stratasys and 3D Systems entered into a Mutual Confidentiality and Nondisclosure Agreement (the “Stratasys-3D Systems NDA”) on substantially the same terms as the Stratasys-Desktop Metal NDA, in accordance with the terms of the Merger Agreement, to facilitate due diligence between the two companies. The Stratasys-3D Systems NDA did not include a full standstill provision, but did include a mutual restriction on both parties from buying shares of the other party until August 31, 2023.
Following the execution of the Stratasys-3D Systems NDA, each of the parties provided access to the other to a virtual data room, and each party and its management and advisors engaged in reciprocal due diligence review of the other party, including management meetings and due diligence calls.
On July 27, 2023, 3D Systems issued a press release stating that the merger consideration proposed under the Seventh 3D Proposal was 3D Systems’ best and final proposal and noting that 3D Systems was targeting August 4, 2023 for the completion of due diligence and merger agreement discussions.
On July 28, 2023, Stratasys issued a press release in response to 3D Systems’ July 27 press release, clarifying that, contrary to 3D Systems’ statements in its press release, 3D Systems had not provided repeatedly requested information necessary to substantiate its cost synergy claims, as well as other important information critical to the due diligence process. In the press release, Stratasys also noted that 3D Systems’ July 27 press release was the first indication that the Seventh 3D Proposal was 3D Systems’ “best and final proposal” as to the form and amount of merger consideration.
Following the Stratasys July 28 press release, Stratasys, 3D Systems and their respective members of management and advisors continued to engage in reciprocal due diligence, management meetings and due diligence calls.
Also on July 28, 2023, Nano issued a press release announcing that it did not intend to further extend the expiration date of the Nano Offer and would withdraw the nominations of the Nano Director Nominees to the Stratasys board of directors.
On July 31, 2023, at 11:59 p.m. New York time, the Nano Offer expired and no Stratasys ordinary shares were purchased by Nano in the Nano Offer.
On August 22, 2023, representatives of management and the board of directors of Stratasys and 3D Systems met, and the Stratasys representatives provided feedback in regards to the latest 3D Systems proposal, including in regards to the results of the due diligence review of 3D Systems undertaken by Stratasys. The Stratasys representatives conveyed to the 3D Systems representatives particular areas of concern with respect to the proposed transaction and combined company, based on the results of the due diligence review undertaken by Stratasys, following the execution of the Stratasys-3D Systems NDA, and Stratasys’ evaluation of the latest 3D Systems proposal and a possible transaction with 3D Systems, and that the latest 3D Systems proposal was not itself a transaction which Stratasys would be prepared to enter into. While Stratasys, 3D Systems and their respective management teams and advisors may engage in discussions, as of the date of this joint proxy statement/prospectus, the Stratasys board of directors has not determined that the latest 3D Systems proposal constitutes a “Superior Proposal” pursuant to the terms of the Merger Agreement and the Stratasys board has not changed its unanimous approval, recommendation and declaration of advisability of the Merger with Desktop Metal. The Stratasys board of directors strongly encourages you to vote in favor of the Stratasys Merger-related proposal at the Stratasys EGM, and to thereby enable the value-adding Merger with Desktop Metal.
Recommendation of the Desktop Metal Board of Directors and Reasons for the Merger
On May 24, 2023, the Desktop Metal board of directors unanimously determined that it was fair to and in the best interests of Desktop Metal and its stockholders, and declared it advisable, for Desktop Metal to enter into the Merger Agreement, and approved the execution, delivery and performance of the Merger Agreement and the transactions contemplated thereby, including the Merger. The Desktop Metal board of directors unanimously recommends that Desktop Metal stockholders vote “FOR” the Desktop Metal Merger Agreement Proposal.
In evaluating the Merger, the Desktop Metal board of directors consulted with Desktop Metal management, as well as Desktop Metal’s legal and financial advisors, and considered a number of factors, weighing both perceived benefits of the Merger as well as potential risks and uncertainties of the Merger.
In the course of its deliberations, the Desktop Metal board of directors considered a variety of factors and information that it believes support its determinations and recommendations, including the following (which are not necessarily presented in order of relative importance):
•
Desktop Metal’s belief that the increased size, scale and financial strength of the combined company following the Merger will result in one of the largest companies in the additive manufacturing industry, to serve customers and grow sales, targeting $1.1 billion in annual revenue by 2025 and an improved profitability creating sustained value for all stakeholders.

•
Desktop Metal’s expectations that the combined company will have a broad product portfolio with little overlap to Stratasys and attractive positions across multiple additive manufacturing technologies and solutions with the ability to offer customers end-to-end solutions from designing, prototyping and tooling to mass production and aftermarket operations across the entire manufacturing lifecycle.

•
Desktop Metal’s expectation that the Merger will combine two complementary intellectual property portfolios with more than 3,400 patents and pending patent applications and one of the largest R&D and engineering teams in the industry, with over 800 scientists and engineers focused on driving innovation across technologies and across a differentiated materials library.

•
Desktop Metal’s expectation that the Merger brings together complementary products and technologies that cover a wide range of industry verticals and use cases with superior global go-to-market capabilities with enhanced market access for recognizable brands, backed up by premier customer support capabilities. With more than 27,000 industrial customers, Desktop Metal expects the combined company to have a large customer base across industries, materials and applications to drive significant recurring revenue from consumables.

•	Desktop Metal’s view that Stratasys’ executive leaders are aligned with and share a similar conviction about the efficacy and appeal of the value proposition of the combined company.
•
Desktop Metal’s belief that both Stratasys and Desktop Metal have exceptional technical teams with complementary skill sets, which will facilitate the integration of the two companies and deliver expected strong results from the combined company.

•
Desktop Metal’s expectation that, by 2025, the Merger will generate approximately $50 million of revenue synergies as a result of existing customers benefitting from the broad and complementary products and services provided by the combined company, enabling cross-selling, as well as an additional amount of approximately $50 million in annual run-rate cost synergies by 2025 as a result of cost reductions in sales, general and administrative expenses, supply chain management and optimization of operational processes.

•
Desktop Metal’s confidence that the Merger is more attractive to Desktop Metal than other strategic alternatives available to Desktop Metal because of the opportunity to integrate Desktop Metal’s and Stratasys’ respective technology portfolios and complementary additive manufacturing platform offerings, as well as the potential synergies resulting from the combination.

•
Desktop Metal’s board of directors’ knowledge of, and discussions with Desktop Metal management and its advisors regarding each of Stratasys’ and Desktop Metal’s business operations, financial condition, strategy, earnings and prospects taking into account Stratasys’ publicly-filed information and the results of Desktop Metal’s due diligence investigation of Stratasys.

•	The recommendation of Desktop Metal’s senior management team in support of the Merger.
•
The oral opinion of Stifel rendered to the Desktop Metal board of directors on May 24, 2023, subsequently confirmed by delivery of the Stifel Opinion to the Desktop Metal board of directors, and attached to this joint proxy statement/prospectus as Annex D, to the effect that, as of the date of the Stifel Opinion and subject to and based on the various assumptions made, procedures followed, matters considered, limitations of the review undertaken and qualifications contained in the Stifel Opinion, the Exchange Ratio was fair, from a financial point of view, to the holders of Desktop Metal Class A common stock. For additional information, see the section entitled “The Merger—Opinion of Desktop Metal’s Financial Advisor” and the full text of the Stifel Opinion attached as Annex D to this joint proxy statement/prospectus.

•	Desktop Metal’s belief that the restrictions imposed on Desktop Metal’s business and operations during the pendency of the Merger are reasonable and not unduly burdensome.
•	The risks facing Desktop Metal and its industry, including the inherent costs, risks and uncertainties associated with continuing to operate independently as a public company.
•
Whether there were other potential parties that might have an interest in, and be financially capable of, engaging in an alternative transaction with Desktop Metal at a value higher than Stratasys’ proposal, the potential regulatory, commercial and financing issues or other risks and uncertainties that might arise in connection with pursuing such a transaction, the likelihood that the other potential parties would make an acquisition proposal at a price greater than Stratasys’ proposal, and the belief, based on discussions and negotiations with Stratasys, that Stratasys would withdraw from consideration of a potential transaction with Desktop Metal if Desktop Metal were to pursue other potential parties.

•
That the exchange ratio is fixed and will not fluctuate in the event that the market price of Stratasys ordinary shares increase relative to the market price of shares of Desktop Metal Class A common stock between the date of the Merger Agreement and the completion of the Merger.

•	The likelihood of consummation of the Merger and the Desktop Metal board of directors’ evaluation of the likely time period necessary to close the Merger.
•
Desktop Metal’s expectation that the combined company will be led by a strong, experienced management team, with the current Chief Executive Officer of Stratasys, Mr. Yoav Zeif, continuing to serve as Chief Executive Officer of the combined company following the Merger, the current Chairman of the Board of Desktop Metal, Ric Fulop, serving as the Non-Executive Chairman of the Board of the combined company following the Merger, and Mr. Dov Ofer, Stratasys’ current Chairman, serving as Lead Independent Director of the combined company following the Merger.

•	That the Desktop Metal stockholders will have the opportunity to vote on the Desktop Metal Merger Agreement Proposal, the approval of which is a condition precedent to the closing of the Merger.
•	The representations, warranties, covenants and conditions contained in the Merger Agreement, including the following (which are not necessarily presented in order of relative importance):
•
That Desktop Metal has the ability, in specified circumstances and subject to the limitations provided for therein, to provide information to and to engage in discussions or negotiations with a third party that makes an unsolicited acquisition proposal, as further described in the section entitled “The Merger Agreement—No Solicitation by Desktop Metal.”

•
That the Desktop Metal board of directors has the ability, in specified circumstances, to change its recommendation to Desktop Metal stockholders in favor of the Desktop Metal Merger Agreement Proposal, as further described in the section entitled “The Merger Agreement—Changes in Recommendation of the Board of Directors of Stratasys and Desktop Metal.”

•
That there are limited circumstances in which the Stratasys board of directors may terminate the Merger Agreement or change its recommendation that Stratasys shareholders approve the Stratasys Merger-related proposal, and if the Merger Agreement is terminated under specified circumstances, including by Desktop Metal as a result of a change in recommendation of the Stratasys board, then Stratasys has agreed to pay Desktop Metal a termination fee of $18.6 million. For additional information, see the sections entitled “The Merger Agreement—Termination of the Merger Agreement” and “The Merger Agreement—Termination Fees and Expense Reimbursement.”

•
That if the Merger Agreement is terminated by either party because (a) prior to the Stratasys EGM, an acquisition proposal with respect to Stratasys is publicly proposed or disclosed (and not withdrawn at least two business days prior to the Stratasys EGM), (b) either party has terminated the Merger Agreement for failure to obtain Stratasys shareholder approval of the Stratasys Merger-related proposal and (c) within 12 months of termination, an acquisition proposal for 50% or more of Stratasys is consummated or a definitive agreement providing for such an acquisition proposal is entered into, then Stratasys has agreed to pay Desktop Metal a termination fee of $32.5 million. For additional information, see the section entitled “The Merger Agreement—Termination Fees and Expense Reimbursement.”

•
That if the Merger Agreement is terminated by Stratasys because a Rejection has occurred with respect to the Identified Agreements, but all other specified conditions to the closing of the Merger have been satisfied or waived (or are capable of being satisfied at the closing of the Merger), then Stratasys has agreed to pay Desktop Metal a termination fee of $19.0 million. For additional information, see the section entitled “The Merger Agreement—Termination Fees and Expense Reimbursement.”

•
That if the Merger Agreement is terminated by either party because Stratasys shareholders have not approved the Stratasys Merger-related proposal and at the time of the termination, the Stratasys board has not made a change in recommendation, then Stratasys has agreed to reimburse Desktop Metal for Desktop Metal’s transaction-related expenses in an amount not to exceed $10 million. For additional information, see the section entitled “The Merger Agreement—Termination Fees and Expense Reimbursement.”

•
The requirement that Stratasys hold a shareholder vote on the approval of the Stratasys Merger-related proposal, even if the Stratasys board has withdrawn or changed its recommendation in favor of that proposal, and the inability of Stratasys to terminate the Merger Agreement in connection with an acquisition proposal. For additional information, see the sections entitled “The Merger Agreement—No Solicitation by Stratasys” and “The Merger Agreement—Changes in Recommendation of the Board of Directors of Stratasys or Desktop Metal.”

In the course of its deliberations, the Desktop Metal board of directors also considered a variety of risks, uncertainties and other potentially negative factors, including the following (which are not necessarily presented in order of relative importance):
•	That the Merger may not be completed in a timely manner or at all and the potential consequences of non-completion or delays in completion.
•
The effect that the length of time from announcement of the Merger until completion of the Merger could have on the market price of shares of Desktop Metal Class A common stock, Desktop Metal’s operating results and Desktop Metal’s relationship with its employees, shareholders and industry contacts and others who do business with Desktop Metal.

•
That the integration of Stratasys and Desktop Metal may not be as successful as expected and that the anticipated benefits of the Merger may not be realized in full or in part, including the risk that revenue or cost synergies may not be achieved or not achieved in the expected time frame.

•
That the attention of Desktop Metal’s senior management may be diverted from other strategic priorities to focus on implementing the Merger, including making arrangements for the integration of Desktop Metal’s and Stratasys’ operations, assets and employees following the Merger.

•	That Desktop Metal stockholders may not approve the Desktop Metal Merger Agreement Proposal or that Stratasys shareholders may not approve the Stratasys Merger-related proposal.
•
That the exchange ratio is fixed and will not fluctuate in the event that the market price of Desktop Metal Class A common stock increases relative to the market price of Stratasys ordinary shares between the date of the Merger Agreement and the completion of the Merger.

•
That the Merger Agreement imposes restrictions on Desktop Metal’s ability to solicit alternative transactions and make certain acquisitions, which are described in the sections entitled “The Merger Agreement—Conduct of Business Pending the Merger” and “The Merger Agreement—No Solicitation by Desktop Metal.”

•
That there are limited circumstances in which the Desktop Metal board of directors may terminate the Merger Agreement or change its recommendation that Desktop Metal stockholders approve the Desktop Metal Merger Agreement Proposal, and if the Merger Agreement is terminated under specified circumstances, including by Stratasys as a result of a change in recommendation of the Desktop Metal board of directors, then Desktop Metal has agreed to pay Stratasys a termination fee of $32.5 million. For additional information, see the sections entitled “The Merger Agreement—Termination of the Merger Agreement” and “The Merger Agreement—Termination Fees and Expense Reimbursement.”

•
That if (a) prior to the Desktop Metal Stockholder Meeting, an acquisition proposal with respect to Desktop Metal is publicly proposed or disclosed (and not withdrawn at least two business days prior to the Desktop Metal Stockholder Meeting), (b) either party has terminated the Merger Agreement for failure to obtain stockholder approval of the Desktop Metal Merger Agreement Proposal and (c) within 12 months of termination, an acquisition proposal for 50% or more of Desktop Metal is consummated or a definitive agreement providing for such an acquisition proposal is entered into, then Desktop Metal has agreed to pay Stratasys a termination fee of $18.6 million. For additional information, see the section entitled “The Merger Agreement—Termination Fees and Expense Reimbursement.”

•
That if the Merger Agreement is terminated by either party because Desktop Metal stockholders have not approved the Desktop Metal Merger Agreement Proposal and at the time of the termination, the Desktop Metal board of directors has not made a change in recommendation, then Desktop Metal has agreed to reimburse Stratasys for Stratasys’ transaction-related expenses in an amount not to exceed $10 million. For additional information, see the section entitled “The Merger Agreement—Termination Fees and Expense Reimbursement.”

•
The requirement that Desktop Metal hold a stockholder vote on the approval of the Desktop Metal Merger Agreement Proposal, even if the Desktop Metal board of directors has withdrawn or changed its recommendation in favor of the Desktop Metal Merger Agreement Proposal, and the inability of Desktop Metal to terminate the Merger Agreement in connection with an acquisition proposal. For additional information, see the sections entitled “The Merger Agreement—No Solicitation by Desktop Metal” and “The Merger Agreement—Changes in Recommendation of the Board of Directors of Stratasys or Desktop Metal.”

•	The transaction costs to be incurred by Desktop Metal in connection with the Merger.
•	The other strategic alternatives available to Stratasys, including the Nano Tender Offer.
•	The likelihood of lawsuits being brought against Stratasys, Desktop Metal or their respective boards in connection with the Merger or in connection with any alternative transaction.
•
The risks associated with the occurrence of events that may materially and adversely affect the financial condition, properties, assets, liabilities, business or results of operations of Stratasys and its subsidiaries but that will not entitle Desktop Metal to terminate the Merger Agreement.

•	The risk that a change of control may occur with respect to Desktop Metal prior to closing that would entitle Stratasys to terminate the Merger Agreement.

•
The potential impact on the market price of the ordinary shares of the combined company as a result of the issuance of the merger consideration to holders of eligible shares of Desktop Class A common stock.

•	Various other risks described in the section entitled “Risk Factors” beginning on page 41.
The Desktop Metal board of directors considered all of these factors as a whole and unanimously determined that the Merger Agreement and the transactions contemplated thereby it were fair to and in the best interests of Desktop Metal and its stockholders, and declared it advisable, for Desktop Metal to enter into the Merger Agreement, and approved the execution, delivery and performance of the Merger Agreement and the transactions contemplated thereby, including the Merger. The foregoing discussion of the information and factors considered by the Desktop Metal board of directors in reaching its conclusions and recommendation includes the principal factors considered by the Desktop Metal board of directors, but is not intended to be exhaustive and may not include all of the factors considered by the Desktop Metal board of directors. In view of the wide variety of factors considered by the Desktop Metal board of directors in connection with its evaluation of the Merger and the complexity of these matters, the Desktop Metal board of directors did not consider it practical to, nor did it attempt to, quantify, rank or otherwise assign relative or specific weights to the specific factors that it considered in reaching its decision. Rather, the Desktop Metal board viewed its decisions as being based on the totality of the factors and information it considered. In considering the factors described above and any other factors, individual members of the Desktop Metal board of directors may have viewed factors differently or given different weight or merit to different factors.
The foregoing discussion of the information and factors considered by the Desktop Metal board of directors is forward-looking in nature and should be read in light of the factors described in the section entitled “Cautionary Statement Regarding Forward-Looking Statements.”
Recommendation of the Stratasys Board of Directors and Reasons for the Merger
The Stratasys board of directors unanimously determined the Merger Agreement and the transactions contemplated thereby, including the issuance of Stratasys ordinary shares in connection with the Merger, to be fair to, and in the best interests of, Stratasys and its shareholders and approved the Merger Agreement and the transactions contemplated thereby, including the issuance of Stratasys ordinary shares in connection with the Merger. The Stratasys board of directors unanimously recommends that Stratasys shareholders vote “FOR” the Stratasys Merger-related proposal.
In evaluating the Merger, the Stratasys board of directors consulted with Stratasys management, as well as Stratasys’ legal and financial advisors, and considered a number of factors, weighing both perceived benefits of the Merger as well as potential risks of the Merger.
In the course of its deliberations, the Stratasys board of directors considered a variety of factors and information that it believes support its determinations and recommendations, including the following (which are not necessarily presented in order of relative importance):
•
Stratasys’ belief that the increased size, scale and financial strength of the combined company following the Merger will improve its ability, as one of the largest companies in the additive manufacturing industry, to serve customers and grow sales, targeting $1.1 billion in annual revenue by 2025 and creating sustained value for all stakeholders.

•
Stratasys’ expectation that the combined company will have a broad product portfolio and attractive positions across multiple additive manufacturing technologies and solutions, from FDM and Polyjet to metal, with the ability to offer customers end to end solutions for designing, prototyping and tooling as well as mass production and aftermarket operations across the entire manufacturing lifecycle.

•
Stratasys’ expectation that the Merger will combine two complementary intellectual property portfolios with more than 3,400 patents and pending patent applications and one of the largest R&D and engineering teams in the industry, with over 800 scientists and engineers focused on driving innovation across technologies and across a differentiated materials library.

•
Stratasys’ expectation that the Merger brings together complementary products and technologies that cover a wide range of industry verticals and use cases with superior global go-to-market capabilities with enhanced market access for recognizable brands, backed up by premier customer support capabilities. With more than 27,000 industrial customers, Stratasys expects the combined company to have a large customer base across industries, materials and applications to drive recurring revenue from consumables.

•
Stratasys’ belief that Desktop Metal’s metal manufacturing solution and advanced technology for mass production, alongside Stratasys’ robust polymer offering, will accelerate Stratasys’ mission to lead the additive manufacturing industry into mass production.

•	Stratasys’ expectation that the Merger will further enhance Stratasys’ strong balance sheet by providing superior sustainability, resilience and flexibility.
•	Stratasys’ view that Desktop Metal’s executive leaders are aligned with and share a similar conviction about the efficacy and appeal of the value proposition of the combined company.
•
Stratasys’ belief that both Stratasys and Desktop Metal have exceptional technical teams with complementary skill sets, which will facilitate the integration of the two companies and deliver strong results from the combined company.

•
Stratasys’ expectation that, by 2025, the Merger will generate approximately $50 million of revenue synergies as a result of existing customers benefitting from the broad and complementary products and services provided by the combined company, enabling cross-selling, as well as an additional amount of approximately $50 million in annual run-rate cost synergies by 2025 as a result of cost reductions in sales, general and administrative expenses, supply chain management and optimization of operational processes.

•
Stratasys’ confidence that the Merger is more attractive to Stratasys than other strategic alternatives available to Stratasys, including proposals received from 3D Systems and the Nano Tender Offer, and because of the opportunity to integrate Desktop Metal’s and Stratasys’ respective technology portfolio and complementary additive manufacturing platform offerings, as well as the potential synergies resulting from the combination.

•
The Stratasys board of directors’ knowledge of, and discussions with Stratasys management and its advisors regarding, each of Stratasys’ and Desktop Metal’s business operations, financial condition, earnings and prospects, taking into account Desktop Metal’s publicly-filed information and the results of Stratasys’ due diligence investigation of Desktop Metal.

•	The recommendation of Stratasys’ senior management team in support of the Merger.
•
The oral opinion of J.P. Morgan rendered to the Stratasys board of directors on May 24, 2023, subsequently confirmed by delivery of J.P. Morgan’s written opinion, dated May 25, 2023, to the Stratasys board of directors, and attached to this joint proxy statement/prospectus as Annex C, to the effect that, as of such date, and based upon and subject to the various assumptions, qualifications, limitations and other matters described in its written opinion, the exchange ratio in the proposed Merger was fair, from a financial point of view, to Stratasys; for additional information, see the section entitled “The Merger—Opinion of Stratasys’ Financial Advisor” and the full text of the written opinion of J.P. Morgan attached as Annex C to this joint proxy statement/prospectus.

•	Stratasys’ belief that the restrictions imposed on Stratasys’ business and operations during the pendency of the Merger are reasonable and not unduly burdensome.
•
That the exchange ratio is fixed and will not fluctuate in the event that the market price of Desktop Metal Class A common stock increases relative to the market price of Stratasys ordinary shares between the date of the Merger Agreement and the completion of the Merger.

•	The likelihood of consummation of the Merger and the Stratasys board of directors’ evaluation of the likely time period necessary to close the Merger.
•
Stratasys’ expectation that Stratasys will continue to be led by a strong, experienced Stratasys management team, with the current Chief Executive Officer of Stratasys, Mr. Yoav Zeif, continuing to serve as Chief Executive Officer of the combined company following the Merger, and Mr. Dov Ofer, Stratasys’ current Chairman, serving as Lead Independent Director of the combined company following the Merger.

•	That the Stratasys shareholders will have the opportunity to vote on the Stratasys Merger-related proposal, the approval of which is a condition precedent to the closing of the Merger.
•	The representations, warranties, covenants and conditions contained in the Merger Agreement, including the following (which are not necessarily presented in order of relative importance):

•
That Stratasys has the ability, in specified circumstances and subject to the limitations provided for therein, to provide information to and to engage in discussions or negotiations with a third party that makes an unsolicited acquisition proposal, as further described in the sections entitled “The Merger Agreement—No Solicitation” and “The Merger Agreement—Changes in Recommendation of the Board of Directors of Stratasys or Desktop Metal”

•
That the Stratasys board of directors has the ability, in specified circumstances, to change its recommendation to Stratasys shareholders in favor of the Stratasys Merger-related proposal, as further described in the sections entitled “The Merger Agreement—No Solicitation” and “The Merger Agreement—Changes in Recommendation of the Board of Directors of Stratasys or Desktop Metal”

•
That there are limited circumstances in which the Desktop Metal board may terminate the Merger Agreement or change its recommendation that Desktop Metal stockholders approve the Desktop Metal Merger Agreement proposal, and if the Merger Agreement is terminated under specified circumstances, including by Stratasys as a result of a change in recommendation of the Desktop Metal board, then Desktop Metal has agreed to pay Stratasys a termination fee of $18.6 million. For additional information, see the section entitled “The Merger Agreement—Termination.”

•
That if the Merger Agreement is terminated by either party because (a) prior to the Desktop Metal special meeting, an acquisition proposal with respect to Desktop Metal is publicly proposed or disclosed (and not withdrawn at least two business days prior to the Desktop Metal special meeting), (b) either party has terminated the Merger Agreement for failure to obtain Desktop Metal stockholders’ approval of the Desktop Metal Merger Agreement proposal and (c) within 12 months of termination, an acquisition proposal for 50% or more of Desktop Metal is consummated or a definitive agreement providing for such an acquisition proposal is entered into, then Desktop Metal has agreed to pay Stratasys a termination fee of $18.6 million. For additional information, see the section entitled “The Merger Agreement—Termination.”

•
That if the Merger Agreement is terminated by either party because Desktop Metal stockholders have not approved the Desktop Metal Merger Agreement proposal and at the time of the termination, the Desktop Metal board has not made a change in recommendation, then Desktop Metal has agreed to reimburse Stratasys for Stratasys’ Termination Expenses in an amount not to exceed $10 million. For additional information, see the section entitled “The Merger Agreement—Termination.”

•
The requirement that Desktop Metal hold a stockholder vote on the approval of the Desktop Metal Merger Agreement proposal, even if the Desktop Metal board has withdrawn or changed its recommendation in favor of that proposal, and the inability of Desktop Metal to terminate the Merger Agreement in connection with an acquisition proposal. For additional information, see the section entitled “The Merger Agreement—No Solicitation” and “The Merger Agreement—Changes in Recommendation of the Board of Directors of Stratasys or Desktop Metal”

In the course of its deliberations, the Stratasys board of directors also considered a variety of risks, uncertainties and other potentially negative factors, including the following (which are not necessarily presented in order of relative importance):
•	That the Merger may not be completed in a timely manner or at all and the potential consequences of non-completion or delays in completion.
•
The effect that the length of time from announcement of the Merger until completion of the Merger could have on the market price of Stratasys ordinary shares, Stratasys’ operating results and Stratasys’ relationship with its employees, shareholders and industry contacts and others who do business with Stratasys.

•
That the integration of Stratasys and Desktop Metal may not be as successful as expected and that the anticipated benefits of the Merger may not be realized in full or in part, including the risk that revenue or cost synergies may not be achieved or not achieved in the expected time frame.

•
That the attention of Stratasys’ senior management may be diverted from other strategic priorities to focus on implementing the Merger, including making arrangements for the integration of Desktop Metal’s and Stratasys’ operations, assets and employees following the Merger.

•	That Desktop Metal stockholders may not approve the Desktop Metal Merger Agreement proposal or that Stratasys shareholders may not approve the Stratasys Merger-related proposal.
•
That the exchange ratio is fixed and will not fluctuate in the event that the market price of Stratasys common stock increases relative to the market price of Desktop Metal Class A common stock between the date of the Merger Agreement and the completion of the Merger.

•
That the Merger Agreement imposes restrictions on Stratasys’ ability to solicit alternative transactions and make certain acquisitions, which are described in the sections entitled “The Merger Agreement—Interim Operations of Desktop Metal and Stratasys Pending the Merger”, “The Merger Agreement—No Solicitation” and “The Merger Agreement—Changes in Recommendation of the Board of Directors of Stratasys or Desktop Metal”

•
That there are limited circumstances in which the Stratasys board of directors may terminate the Merger Agreement or change its recommendation that Stratasys shareholders approve the Stratasys Merger-related proposal, and if the Merger Agreement is terminated under specified circumstances, including by Desktop Metal as a result of a change in recommendation of the Stratasys board of directors, then Stratasys has agreed to pay Desktop Metal a termination fee of $32.5 million. For additional information, see the section entitled “The Merger Agreement—Termination.”

•
That if (a) prior to the Stratasys EGM, an acquisition proposal with respect to Stratasys is publicly proposed or disclosed (and not withdrawn at least two business days prior to the Stratasys EGM), (b) either party has terminated the Merger Agreement for failure to obtain shareholders’ approval of the Stratasys Merger-related proposals and (c) within 12 months of termination, an acquisition proposal for 50% or more of Stratasys is consummated or a definitive agreement providing for such an acquisition proposal is entered into, then Stratasys has agreed to pay Desktop Metal a termination fee of $32.5 million. For additional information, see the section entitled “The Merger Agreement—Termination.”

•
That if the Merger Agreement is terminated by either party because Stratasys shareholders have not approved the Stratasys Merger proposals and at the time of the termination, the Stratasys board of directors has not made a change in recommendation, then Stratasys has agreed to reimburse Desktop Metal for Desktop Metal’s Termination Expenses in an amount not to exceed $10 million. For additional information, see the section entitled “The Merger Agreement—Termination.”

•
The requirement that Stratasys hold a shareholder vote on the approval of the Stratasys Merger proposals, even if the Stratasys board of directors has withdrawn or changed its recommendation in favor of the Stratasys Merger proposals, and the inability of Stratasys to terminate the Merger Agreement in connection with an acquisition proposal. For additional information, see the sections entitled “The Merger Agreement—No Solicitation” and “The Merger Agreement—Changes in Recommendation of the Board of Directors of Stratasys or Desktop Metal”

•	The transaction costs to be incurred by Stratasys in connection with the Merger.
•	The likelihood of lawsuits being brought against Stratasys, Desktop Metal or their respective boards in connection with the Merger or in connection with any alternative transaction.
•
The risks associated with the occurrence of events that may materially and adversely affect the financial condition, properties, assets, liabilities, business or results of operations of Desktop Metal and its subsidiaries but that will not entitle Stratasys to terminate the Merger Agreement.

•	The risk that a change of control may occur with respect to Stratasys prior to closing that would entitle Desktop Metal to terminate the Merger Agreement.
•	The potential impact on the market price of Stratasys ordinary shares as a result of the issuance of the merger consideration to holders of eligible shares of Desktop Class A common stock.
•	Various other risks described in the section entitled “Risk Factors” beginning on page 41.

The Stratasys board of directors considered all of these factors as a whole and unanimously determined that the Merger Agreement and the transactions contemplated thereby, including the issuance of Stratasys ordinary shares in connection with the Merger, were fair to and in the best interests of Stratasys and its shareholders and declared it advisable, for Stratasys to enter into the Merger Agreement, and approved the execution, delivery and performance of the Merger Agreement and the transactions contemplated thereby, including the Merger. The foregoing discussion of the information and factors considered by the Stratasys board of directors in reaching its conclusions and recommendation includes the principal factors considered by the Stratasys board of directors, but is not intended to be exhaustive and may not include all of the factors considered by the Stratasys board of directors. In view of the wide variety of factors considered by the Stratasys board of directors in connection with its evaluation of the Merger and the complexity of these matters, the Stratasys board of directors did not consider it practical to, nor did it attempt to, quantify, rank or otherwise assign relative or specific weights to the specific factors that it considered in reaching its decision. Rather, the Stratasys board viewed its decisions as being based on the totality of the factors and information it considered. In considering the factors described above and any other factors, individual members of the Stratasys board of directors may have viewed factors differently or given different weight or merit to different factors.
The foregoing discussion of the information and factors considered by the Stratasys board of directors is forward-looking in nature and should be read in light of the factors described in the section entitled “Cautionary Statement Regarding Forward-Looking Statements.”
Opinion of Stratasys’ Financial Advisor
Pursuant to an engagement letter, Stratasys retained J.P. Morgan as its financial advisor in connection with the proposed Merger.
At the meeting of the Stratasys board of directors on May 24, 2023, J.P. Morgan rendered its oral opinion to the Stratasys board of directors that, as of such date and based upon and subject to the factors and assumptions set forth in its opinion, the exchange ratio in the proposed Merger was fair, from a financial point of view, to Stratasys. J.P. Morgan has confirmed its May 24 2023 oral opinion by delivering its written opinion to the Stratasys board of directors, dated May 25, 2023, that, as of such date, the exchange ratio in the proposed Merger was fair, from a financial point of view, to Stratasys.
The full text of the written opinion of J.P. Morgan dated May 25, 2023, which sets forth, among other things, the assumptions made, matters considered and limits on the review undertaken, is attached as Annex C to this joint proxy statement/prospectus and is incorporated herein by reference. The summary of the opinion of J.P. Morgan set forth in this proxy statement is qualified in its entirety by reference to the full text of such opinion. Stratasys’ shareholders are urged to read the opinion in its entirety. J.P. Morgan’s written opinion was addressed to the Stratasys board of directors (in its capacity as such) in connection with and for the purposes of its evaluation of the proposed Merger, was directed only to the exchange ratio in the Merger and did not address any other aspect of the Merger. J.P. Morgan expressed no opinion as to the fairness of the exchange ratio to the holders of any class of securities, creditors or other constituencies of Stratasys or as to the underlying decision by Stratasys to engage in the proposed Merger. The issuance of J.P. Morgan’s opinion was approved by a fairness committee of J.P. Morgan. The summary of the opinion of J.P. Morgan set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of such opinion. The opinion does not constitute a recommendation to any shareholder of Stratasys as to how such shareholder should vote with respect to the proposed Merger or any other matter.
In arriving at its opinion, J.P. Morgan, among other things:
•	reviewed the Merger Agreement;
•	reviewed certain publicly available business and financial information concerning Desktop Metal and Stratasys and the industries in which they operate;
•
compared the financial and operating performance of Desktop Metal and Stratasys with publicly available information concerning certain other companies J.P. Morgan deemed relevant and reviewed the current and historical market prices of Desktop Metal Class A common stock and Stratasys ordinary shares and certain publicly traded securities of such other companies;

•
reviewed certain internal financial analyses and forecasts prepared by the management of Stratasys relating to Stratasys’ businesses, and certain internal financial analyses and forecasts prepared by the management of Desktop Metal relating to Desktop Metal’s businesses and adjusted by the management of Stratasys, as well as the estimated amount and timing of the synergies, cost savings and related expenses expected to result from the Merger, or the Synergies; and

•	performed such other financial studies and analyses and considered such other information as J.P. Morgan deemed appropriate for the purposes of its opinion.
In addition, J.P. Morgan held discussions with certain members of the management of Desktop Metal and Stratasys with respect to certain aspects of the Merger, and the past and current business operations of Desktop Metal and Stratasys, the financial condition and future prospects and operations of Desktop Metal and Stratasys, the effects of the Merger on the financial condition and future prospects of Stratasys, and certain other matters J.P. Morgan believed necessary or appropriate to its inquiry.
In giving its opinion, J.P. Morgan relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with J.P. Morgan by Desktop Metal and Stratasys or otherwise reviewed by or for J.P. Morgan, and J.P. Morgan did not independently verify any such information or its accuracy or completeness and, pursuant to its engagement letter with Stratasys, J.P. Morgan did not assume any obligation to undertake any such independent verification. J.P. Morgan did not conduct or was not provided with any valuation or appraisal of any assets or liabilities, nor did J.P. Morgan evaluate the solvency of Desktop Metal or Stratasys under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to J.P. Morgan or derived therefrom, including the Synergies, J.P. Morgan assumed that they were reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of Desktop Metal and Stratasys to which such analyses or forecasts relate. J.P. Morgan expressed no view as to such analyses or forecasts (including the Synergies) or the assumptions on which they were based. J.P. Morgan also assumed that the Merger and other transactions contemplated by the Merger Agreement will qualify as a tax-free reorganization for United States federal income tax purposes and will be consummated as described in the Merger Agreement. J.P. Morgan also assumed that the representations and warranties made by Stratasys and Desktop Metal in the Merger Agreement and the related agreements were and will be true and correct in all respects material to its analysis. J.P. Morgan is not a legal, regulatory or tax expert and relied on the assessments made by advisors to Stratasys with respect to such issues. J.P. Morgan further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Merger will be obtained without any adverse effect on Desktop Metal or Stratasys or on the contemplated benefits of the Merger.
The projections furnished to J.P. Morgan were prepared by the management of Stratasys and the management of Desktop Metal (as adjusted by the management of Stratasys), which in each case were discussed with, and approved for J.P. Morgan’s use by the Stratasys board of directors in connection with J.P. Morgan’s financial analyses. Stratasys and Desktop Metal do not publicly disclose internal management projections of the type provided to J.P. Morgan in connection with J.P. Morgan’s analysis of the proposed Merger, and such projections were not prepared with a view toward public disclosure. These projections were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of the managements of Stratasys and Desktop Metal, including, without limitation, factors related to general economic and competitive conditions and prevailing interest rates. Accordingly, actual results could vary significantly from those set forth in such projections. For more information regarding the use of projections and other forward-looking statements, please refer to the sections entitled “Stratasys Unaudited Financial Forecasts” and “Desktop Metal Unaudited Financial Forecasts”.
J.P. Morgan’s opinion was necessarily based on economic, market and other conditions as in effect on, and the information made available to J.P. Morgan as of, the date of such opinion. J.P. Morgan’s opinion noted that subsequent developments may affect J.P. Morgan’s opinion, and that J.P. Morgan does not have any obligation to update, revise, or reaffirm such opinion. J.P. Morgan’s opinion is limited to the fairness, from a financial point of view, to Stratasys of the exchange ratio in the proposed Merger, and J.P. Morgan has expressed no opinion as to the fairness of the exchange ratio to the holders of any class of securities, creditors or other constituencies of Stratasys or the underlying decision by Stratasys to engage in the Merger. Furthermore, J.P. Morgan expressed no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the

Merger, or any class of such persons relative to the exchange ratio in the Merger or with respect to the fairness of any such compensation. J.P. Morgan expressed no opinion as to the price at which Desktop Metal’s Class A common stock or Stratasys’ ordinary shares will trade at any future time.
The terms of the Merger Agreement, including the exchange ratio, were determined through arm’s length negotiations between Stratasys and Desktop Metal, and the decision to enter into the Merger Agreement was solely that of Stratasys’ board of directors. J.P. Morgan’s opinion and financial analyses were only one of the many factors considered by Stratasys’ board of directors in its evaluation of the proposed Merger and should not be viewed as determinative of the views of Stratasys’ board of directors or management with respect to the proposed Merger or the exchange ratio.
In accordance with customary investment banking practice, J.P. Morgan employed generally accepted valuation methodology in rendering its opinion to Stratasys’ board of directors on May 24, 2023 and contained in the presentation delivered to Stratasys’ board of directors on such date in connection with the rendering of such opinion and does not purport to be a complete description of the analyses or data presented by J.P. Morgan. Some of the summaries of the financial analyses include information presented in tabular format. The tables are not intended to stand alone, and in order to more fully understand the financial analyses used by J.P. Morgan, the tables must be read together with the full text of each summary. Considering the data set forth below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of J.P. Morgan’s analyses.
Desktop Metal Financial Analyses
Public Trading Multiples
Using publicly available information, J.P. Morgan compared selected financial data of Desktop Metal with similar data for selected publicly traded companies engaged in businesses which J.P. Morgan judged to be analogous to Desktop Metal. The companies selected by J.P. Morgan were 3D Systems Corporation, Proto Labs, Inc. and Materialise NV. These companies were selected, among other reasons, because they are publicly traded companies with operations and businesses that, for the purposes of J.P. Morgan’s analysis, may be considered similar to those of Desktop Metal. However, certain of these companies may have characteristics that are materially different from those of Desktop Metal. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the selected companies differently than they would affect Desktop Metal.
Using publicly available information, J.P. Morgan calculated firm value, which is calculated as the market value of the relevant company’s ordinary shares/common stock on a fully diluted basis (based on the treasury stock method and net share settled method for convertible debt), plus any debt, non-controlling interest, contingent consideration liabilities, preferred equity and adjusted for cash paid for acquisitions after the latest financial quarter end date, less cash, cash equivalents and long-term investments, which is referred to in this section entitled “Opinion of Stratasys’ Financial Advisor” as “FV”, for each of the selected publicly traded companies as of March 31, 2023, as a multiple of revenue estimates of calendar year 2023 and 2024, which are referred to in this section entitled “Opinion of Stratasys’ Financial Advisor” as “2023 FV/Revenue” and “2024 FV/Revenue”, respectively, for the applicable company.
Based on the results of this analysis, J.P. Morgan selected a multiple reference range of 1.7x to 2.8x for 2023 FV/Revenue and a multiple range of 1.5x to 2.5x for 2024 FV/Revenue, and J.P. Morgan then applied these reference ranges to Desktop Metals’ estimated revenue for calendar year 2023 and 2024, respectively (each as set forth in Desktop Metal’s standalone projections, as more fully described in the section entitled “Desktop Metal Unaudited Financial Forecasts”).
The analysis indicated the following ranges of implied equity value per share for Desktop Metal’s Class A common stock, rounded to the neared $0.05 per share, which J.P. Morgan compared to the price per share of Desktop Metal’s Class A common stock of $1.84 on May 23, 2023:
	Implied Equity Value Per Share of Desktop Metal Class A Common Stock
	Low	High
2023 FV/Revenue	$1.25	$1.95
2024 FV/Revenue	$1.40	$2.20

Discounted Cash Flow Analysis
J.P. Morgan conducted a discounted cash flow analysis for the purpose of determining the fully diluted equity value per share (based on the treasury stock method and net share settled method for convertible debt) for Desktop Metal’s Class A common stock. J.P. Morgan calculated the unlevered free cash flows that Desktop Metal is expected to generate during calendar years 2023 through 2032 based upon financial projections prepared by the management of Desktop Metal and adjusted by the management of Stratasys (as more fully described in the section entitled “Desktop Metal Unaudited Financial Forecasts”). J.P. Morgan also calculated a range of terminal values of Desktop Metal at the end of this period by applying a perpetual growth rate ranging from 4.5% to 5.5% of the estimated unlevered free cash flow of Desktop Metal at the end of calendar year 2032. The unlevered free cash flows and the range of terminal values were then discounted to present values using a range of discount rates from 12.5% to 14.0%, which were chosen by J.P. Morgan based upon an analysis of the weighted average cost of capital of Desktop Metal. The present value of the unlevered free cash flows and the range of terminal values were then adjusted for Desktop Metal’s estimated net cash and present value of net operating losses (subject to the Internal Revenue Code Section 382 limitation) as of March 31, 2023.
J.P. Morgan also conducted a discounted cash flow analysis for the purpose of determining the fully diluted (based on the treasury stock method and net share settled method for convertible debt) equity value per share for Desktop Metal’s Class A common stock using the above parameters, but also factoring in a range cost synergies of approximately $534 million to $688 million per Stratasys’ management, which are referred to in this section entitled “Opinion of Financial Advisor” as the “Cost Synergies”.
Based on the foregoing, this analysis indicated the following range of implied per share equity values for Desktop Metal’s Class A common stock, rounded to the neared $0.05 per share, which J.P. Morgan compared to the price per share of Desktop Metal’s Class A common stock of $1.84 on May 23, 2023.
	Implied Equity Value Per Share of Desktop Metal Class A Common Stock
	Low	High
Discounted Cash Flow Analysis (before Cost Synergies)	$2.45	$3.35
Discounted Cash Flow Analysis (with Cost Synergies)	$3.70	$5.00
Other Information
J.P. Morgan also reviewed and presented other information, solely for informational purposes, including:
•
the historical range of trading prices of Desktop Metal’s Class A common stock for the 52-week period ending May 23, 2023, which indicated low to high closing trading prices during such period ranging from $1.13 to $3.65; and

•	analyst share price targets for Desktop Metal’s Class A common stock in recently published, publicly available research analysts’ reports, with share price targets ranging from $1.60 to $2.00.
Stratasys Financial Analyses
Public Trading Multiples
Using publicly available information, J.P. Morgan compared selected financial data of Stratasys with similar data for selected publicly traded companies engaged in businesses which J.P. Morgan judged to be analogous to Stratasys. The companies selected by J.P. Morgan were 3D Systems Corporation, Proto Labs, Inc. and Materialise NV. These companies were selected, among other reasons, because they are publicly traded companies with operations and businesses that, for the purposes of J.P. Morgan’s analysis, may be considered similar to those of Stratasys. However, certain of these companies may have characteristics that are materially different from those of Stratasys. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the selected companies differently than they would affect Stratasys.
Using publicly available information, J.P. Morgan calculated for each of the selected publicly traded companies (i) the 2023 FV/Revenue and 2024 FV/Revenue and (ii) the FV of each of the publicly traded companies as of March 31, 2023 as a multiple of earnings calculated before interest, taxes, depreciation, amortization and stock-based-compensation for the calendar year 2024, which is referred to in this section entitled “Opinion of Financial Advisor” as “2024 FV/EBITDA Pre-SBC”.

Based on the results of this analysis, J.P. Morgan selected a multiple reference range of 1.2x to 2.0x for 2023 FV/Revenue, a multiple range of 1.1x to 1.9x for 2024 FV/Revenue and a multiple range of 10x to 13x for 2024 FV/EBITDA Pre-SBC, and J.P. Morgan then applied these reference ranges to Stratasys’ (i) estimated revenue for calendar year 2023 and 2024 and (ii) estimated earnings calculated before interest, taxes, depreciation, amortization and stock-based-compensation for the calendar year 2024, respectively (each as set forth in Stratasys’ standalone projections, as more fully described in the section entitled “Stratasys Unaudited Financial Forecasts”).
The analysis indicated the following ranges of implied equity value per share for Stratasys’ ordinary shares, rounded to the neared $0.10 per share, which J.P. Morgan compared to the price per share of Stratasys’ ordinary shares of $15.26 on May 23, 2023:
	Implied Equity Value Per Share of Stratasys Ordinary Shares
	Low	High
2023 FV/Revenue	$15.70	$23.00
2024 FV/Revenue	$16.60	$25.20
2024 FV/EBITDA (pre-SBC)	$17.10	$20.80
Discounted Cash Flow Analysis
J.P. Morgan conducted a discounted cash flow analysis for the purpose of determining the fully diluted equity value per share (based on the treasury stock method and net share settled method for convertible debt) for Stratasys’ ordinary shares. J.P. Morgan calculated the unlevered free cash flows that Stratasys is expected to generate during calendar years 2023 through 2032 based upon financial projections prepared by the management of Stratasys (as more fully described in the section entitled “Stratasys Unaudited Financial Forecasts”). J.P. Morgan also calculated a range of terminal values of Stratasys at the end of this period by applying a perpetual growth rate ranging from 2.5% to 3.5% of the estimated unlevered free cash flow of Stratasys at the end of fiscal year 2032, as provided in Stratasys’ projections. The unlevered free cash flows and the range of terminal values were then discounted to present values using a range of discount rates from 12.0% to 13.50%, which were chosen by J.P. Morgan based upon an analysis of the weighted average cost of capital of Stratasys. The present value of the unlevered free cash flows and the range of terminal asset values were then adjusted for Stratasys’ estimated net cash, long-term investments, contingent consideration liabilities, cash paid for acquisitions after the latest financial quarter end date and present value of net operating losses as of March 31, 2023.
Based on the foregoing, this analysis indicated the following range of implied per share equity values for Stratasys’ ordinary shares, rounded to the neared $0.10 per share, which J.P. Morgan compared to the price per share of Stratasys’ ordinary shares of $15.26 on May 23, 2023.
	Implied Equity Value Per Share of Stratasys Ordinary Shares
	Low	High
Discounted Cash Flow Analysis	$23.60	$29.40
Relative Value Analysis
J.P. Morgan compared the results for Stratasys to the results for Desktop Metal with respect to the analyses referenced in the table below. J.P. Morgan compared the highest equity value per share for Stratasys to the lowest equity value per share for Desktop Metal to derive the range of exchange ratios implied by each pair of estimates. J.P. Morgan also compared the lowest equity value per share for Stratasys to the highest equity value per share for Desktop Metal to derive the range of exchange ratios implied by each pair of estimates. The implied exchange ratios resulting from this analysis were:
Implied Exchange Ratio
	Low	High
Public Trading Multiples Analysis
2023 FV/Revenue	0.054x	0.124x
2024 FV/Revenue	0.056x	0.133x

Implied Exchange Ratio
	Low	High
Discounted Cash Flow Analysis
Before Cost Synergies	0.083x	0.142x
With Cost Synergies	0.126x	0.212x
Historical Trading Exchange Ratio Range(1)
52-Week Period	0.099x	0.213x
(1)	Reference only.
The ranges of implied exchange ratios for Stratasys and Desktop Metal resulting from the foregoing analysis were compared to the exchange ratio of 0.123x, as contemplated by the Merger Agreement. However, J.P. Morgan noted that the relative implied exchange ratio analysis based on the 52-week historical trading exchange ratio range is not a valuation methodology and was presented for reference purposes only and not as a component of its fairness analysis.
Intrinsic Value Creation Analysis
J.P. Morgan conducted an illustrative implied intrinsic value creation analysis, based upon the financial projections of Stratasys prepared by the management of Stratasys and the financial projections of Desktop Metal prepared by the management of Desktop Metal (as adjusted by the management of Stratasys) (as more fully described in the section entitled “Stratasys Unaudited Financial Forecasts”), that compared the implied equity value of Stratasys ordinary shares derived from a discounted cash flow valuation on a stand-alone basis to the implied equity value attributable to the existing holders of Stratasys ordinary shares in the pro forma combined company.
J.P. Morgan determined the implied total equity value attributable to the existing holders of Stratasys ordinary shares in the pro forma combined company, which is referred to in this section entitled “—Intrinsic Value Creation Analysis” as the implied value to holders of Stratasys ordinary shares, by calculating (A) the sum of (i) the implied equity value of Stratasys using the midpoint value determined pursuant to J.P. Morgan’s discounted cash flow analysis of Stratasys described above, plus (ii) the implied equity value of Desktop Metal using the midpoint value determined pursuant to J.P. Morgan’s discounted cash flow analysis of Desktop Metal described above, plus (iii) the estimated present value of the estimated cost synergies resulting from the Merger, net of estimated costs required to achieve the cost synergies and transaction expenses, as provided by the management of Stratasys, multiplied by (B) the equity ownership percentage (based on the treasury stock method) of the pro forma combined company attributable to the existing holders of Stratasys ordinary shares pursuant to the Merger. The analysis indicated that, on an illustrative basis, the Merger created hypothetical incremental implied value of approximately 15% to holders of Stratasys ordinary shares.
Other Information
J.P. Morgan also reviewed and presented other information, solely for informational purposes, including:
•
the historical range of trading prices of Stratasys’ ordinary shares for the 52-week period ending May 23, 2023, which indicated low to high closing trading prices during such period ranging from $11.04 to $21.44; and

•	analyst share price targets for Stratasys’ ordinary shares in recently published, publicly available research analysts’ reports, with share price targets ranging from $15.00 to $22.00.
Miscellaneous
The foregoing summary of certain material financial analyses does not purport to be a complete description of the analyses or data presented by J.P. Morgan. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. J.P. Morgan believes that the foregoing summary and its analyses must be considered as a whole and that selecting portions of the foregoing summary and these analyses, without considering all of its analyses as a whole, could create an incomplete view of the processes underlying the analyses and its opinion. As a result, the ranges of valuations resulting from any particular analysis or combination of analyses described above were merely utilized to create points of reference for analytical purposes and should not be taken to be the view of J.P. Morgan with respect to the actual value of Stratasys or Desktop Metal.

The order of analyses described does not represent the relative importance or weight given to those analyses by J.P. Morgan. In arriving at its opinion, J.P. Morgan did not attribute any particular weight to any analyses or factors considered by it and did not form an opinion as to whether any individual analysis or factor (positive or negative), considered in isolation, supported or failed to support its opinion. Rather, J.P. Morgan considered the totality of the factors and analyses performed in determining its opinion.
Analyses based upon forecasts of future results are inherently uncertain, as they are subject to numerous factors or events beyond the control of the parties and their advisors. Accordingly, forecasts and analyses used or made by J.P. Morgan are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by those analyses. Moreover, J.P. Morgan’s analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be acquired or sold. None of the selected companies reviewed as described in the above summary is identical to Stratasys or Desktop Metal. However, the companies selected were chosen because they are publicly traded companies with operations and businesses that, for purposes of J.P. Morgan’s analysis, may be considered similar to those of Stratasys and Desktop Metal. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the companies compared to Stratasys and Desktop Metal.
As a part of its investment banking business, J.P. Morgan and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for corporate and other purposes. J.P. Morgan was selected to advise Stratasys with respect to the Merger and deliver an opinion to Stratasys’ board of directors with respect to the Merger on the basis of, among other things, such experience and its qualifications and reputation in connection with such matters and its familiarity with Stratasys, Desktop Metal and the industries in which they operate.
For financial advisory services rendered in connection with the Merger, Stratasys has agreed to pay J.P. Morgan a fee of $12.5 million, $2.0 million of which became payable to J.P. Morgan at the time J.P. Morgan delivered its opinion and the remainder of which is contingent and payable upon the consummation of the Merger. In addition, Stratasys has agreed to reimburse J.P. Morgan for its reasonable costs and expenses incurred in connection with its services, including the fees and disbursements of counsel, and will indemnify J.P. Morgan against certain liabilities arising out of J.P. Morgan’s engagement. During the two years preceding the date of J.P. Morgan’s opinion, J.P. Morgan and its affiliates have had commercial or investment banking relationships with Stratasys and Desktop Metal for which J.P. Morgan and such affiliates have received customary compensation. Such services during such period have included acting as financial advisor to Stratasys in connection with matters proposed by Nano, and acting as joint lead bookrunner on an offering of Desktop Metal’s convertible notes in May 2022. In addition, J.P. Morgan is acting as financial advisor to Stratasys in connection with the Nano Tender Offer. Furthermore, J.P. Morgan and its affiliates hold, on a proprietary basis, less than 1% of the outstanding ordinary shares and common stock of each of Stratasys and Desktop Metal, respectively. During the two year period preceding the date of J.P. Morgan’s opinion, the aggregate fees recognized by J.P. Morgan from Stratasys were approximately $3 million and from Desktop Metal were approximately $2 million. In the ordinary course of their businesses, J.P. Morgan and its affiliates may actively trade the debt and equity securities or financial instruments (including derivatives, bank loans or other obligations) of Stratasys or Desktop Metal for their own accounts or for the accounts of customers and, accordingly, they may at any time hold long or short positions in such securities or other financial instruments.
Opinion of Desktop Metal’s Financial Advisor
Desktop Metal engaged Stifel to act as financial advisor to Desktop Metal in connection with the Merger. As part of that engagement, the board of directors of Desktop Metal requested Stifel’s opinion, as investment bankers, as to the fairness, from a financial point of view and as of the date of such opinion, of the exchange ratio in the Merger pursuant to the Merger Agreement. At a meeting of the board of directors of Desktop Metal held on May 24, 2023, Stifel delivered to the board of directors of Desktop Metal its oral opinion, which opinion was confirmed by the delivery of a written opinion, dated May 24, 2023, which is referred to as the Stifel Opinion, that, as of the date of the Stifel Opinion and subject to and based on the assumptions made, procedures followed, matters considered, limitations of the review undertaken and qualifications contained in the Stifel Opinion, the exchange ratio was fair, from a financial point of view, to the holders of Desktop Metal Class A common stock, excluding any Desktop Metal Class A common stock that is owned by Desktop Metal as treasury stock, owned by a direct or indirect wholly-owned subsidiary of Desktop Metal or owned by Stratasys or Merger Sub.

The full text of the Stifel Opinion, dated May 24, 2023, is attached as Annex D to this joint proxy statement/prospectus and is incorporated herein by reference. This summary of the Stifel Opinion contained in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of the Stifel Opinion. Desktop Metal stockholders are urged to read the Stifel Opinion carefully and in its entirety for a discussion of the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Stifel in connection with its opinion. Stifel’s opinion speaks only as of the date of the Stifel Opinion. The Stifel Opinion was for the information of, and was directed to, the board of directors of Desktop Metal (in its capacity as such) in connection with its consideration of the financial terms of the Merger. The Stifel Opinion addressed only the fairness, from a financial point of view, to the holders of Desktop Metal Class A common stock of the exchange ratio. It did not address the underlying business decision of Desktop Metal to engage in the Merger or enter into the Merger Agreement or constitute a recommendation to the board of directors of Desktop Metal in connection with the Merger or any other matter, and it does not constitute a recommendation to any holder of Desktop Metal Class A common stock or any stockholder of any other entity as to how to vote or otherwise act in connection with the Merger or any other matter, nor does it constitute a recommendation as to whether or not any such stockholder should enter into a voting, stockholders’, affiliates’ or other agreement with respect to the Merger.
The Stifel Opinion was reviewed and approved by Stifel’s Fairness Opinion Committee. In rendering its opinion, Stifel, among other things:
(i)	discussed the Merger and related matters with Desktop Metal and Desktop Metal’s counsel and reviewed a draft dated May 24, 2023 of the Merger Agreement;
(ii)
reviewed the audited consolidated financial statements of Desktop Metal contained in its Annual Report on Form 10-K for the three years ended December 31, 2022 and unaudited consolidated financial statements of Desktop Metal contained in its Quarterly Report on Form 10-Q for the quarter ended March 31, 2023;

(iii)
reviewed the audited consolidated financial statements of Stratasys contained in its Annual Report on Form 20-F for the three years ended December 31, 2022 and the unaudited consolidated financial statements of Stratasys contained in its Current Reports on Form 6-K relating to the financial results for the quarter ended March 31, 2023;

(iv)	reviewed and discussed with Desktop Metal’s management and Stratasys’ management certain other publicly available information concerning Desktop Metal and Stratasys;
(v)
held discussions with Desktop Metal’s senior management, including estimates of certain cost savings, revenue and operating synergies, merger charges and the pro forma financial impact of the Merger on Stratasys, utilized per instruction of Desktop Metal;

(vi)
reviewed certain non-publicly available information concerning Desktop Metal, including internal financial analyses and forecasts prepared by and provided to Stifel by Desktop Metal’s management and, based on assumptions approved by Desktop Metal’s management, certain extrapolations thereto approved by Desktop Metal’s management, which is referred to, collectively, as the Desktop Metal Projections, and utilized per instruction of Desktop Metal, and held discussion with Desktop Metal’s senior management regarding recent developments;

(vii)
reviewed certain non-publicly available information concerning Stratasys, including internal financial analyses and forecasts prepared by and provided to Stifel by Desktop Metal’s management and, based on assumptions approved by Desktop Metal’s management, certain extrapolations thereto approved by Desktop Metal’s management, which is referred to, collectively, as the Stratasys Projections, and which, together with the Desktop Metal Projections, are referred to as the Projections, and utilized per instruction of Desktop Metal, and held discussion with Stratasys’ senior management regarding recent developments;

(viii)	reviewed and analyzed certain publicly available information concerning the terms of selected merger and acquisition transactions that Stifel considered relevant to its analysis;
(ix)	reviewed and analyzed certain publicly available financial and stock market data relating to selected public companies that Stifel deemed relevant to its analysis;

(x)	participated in certain discussions and negotiations between representatives of Desktop Metal and Stratasys;
(xi)	reviewed the reported prices and trading activity of Desktop Metal Class A common stock and Stratasys ordinary shares;
(xii)
reviewed and analyzed, based on the Desktop Metal Projections and the Stratasys Projections, the cash flows generated by Desktop Metal and Stratasys, as applicable, on a stand-alone basis to determine the present value of Desktop Metal’s and Stratasys’ respective discounted cash flows;

(xiii)	reviewed the relative financial contributions of Desktop Metal and Stratasys to the future financial performance of the combined company on a pro forma basis;
(xiv)
considered the results of Stifel’s efforts, at the direction of Desktop Metal, to solicit indications of interest from selected third parties with respect to a merger or other transaction with Desktop Metal;

(xv)	conducted such other financial studies, analyses and investigations and considered such other information as Stifel deemed necessary or appropriate for purposes of the Stifel Opinion; and
(xvi)
took into account Stifel’s assessment of general economic, market and financial conditions and Stifel’s experience in other transactions, as well as Stifel’s experience in securities valuations and knowledge of Desktop Metal’s industry generally.

In rendering the Stifel Opinion, Stifel relied upon and assumed, without independent verification, the accuracy and completeness of all of the financial and other information that was provided to Stifel by or on behalf of Desktop Metal or Stratasys, or that was otherwise reviewed by Stifel, and Stifel has not assumed any responsibility for independently verifying any of such information. With respect to the financial forecasts and projections supplied to Stifel or otherwise approved by Desktop Metal (including, without limitation, the Desktop Metal Projections, the Stratasys Projections, the potential cost savings and revenue and operating synergies and the pro forma financial impact of the Merger on Stratasys), Stifel assumed, at the direction of Desktop Metal, that they were reasonably prepared on the basis reflecting the best currently available estimates and judgments of the management of Desktop Metal as to the future operating and financial performance of Desktop Metal and Stratasys, as applicable, and that they provided a reasonable basis upon which Stifel could form its opinion. Such forecasts and projections were not prepared with the expectation of public disclosure. All such forecasted or projected financial information was based on numerous variables and assumptions that are inherently uncertain, including, without limitation, factors related to general economic and competitive conditions and, in particular, the widespread disruption, extraordinary uncertainty and unusual volatility arising from global tensions and political unrest, economic uncertainty, inflation, rising interest rates, the COVID-19 pandemic and recent actual or threatened regional bank failures, including the effect of evolving governmental interventions and non-interventions. Accordingly, actual results could vary significantly from those set forth in such projected financial information. Stifel relied on this forecasted and projected information without independent verification or analyses and does not in any respect assume any responsibility for the accuracy or completeness thereof. Stifel expressed no opinion as to any such forecasted or projected information or the assumptions on which they were made.
Stifel also assumed that there were no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of either Desktop Metal or Stratasys since the date of the last financial statements of each company made available to Stifel. Stifel did not make or obtain any independent evaluation, appraisal or physical inspection of either the Desktop Metal’s or Stratasys’ assets or liabilities, the collateral securing any of such assets or liabilities, or the collectability of any such assets, nor has Stifel been furnished with any such evaluation or appraisal. Stifel assumed the value of future contingent earn out payments to be made by Desktop Metal, as instructed by Desktop Metal, and included such estimates as an obligation of Stratasys after the Merger. Estimates of values of companies and assets do not purport to be appraisals or necessarily reflect the prices at which companies or assets may actually be sold. Because such estimates are inherently subject to uncertainty, Stifel assumes no responsibility for their accuracy.
Stifel assumed that there are no factors that would delay or subject to any adverse conditions any necessary regulatory or governmental approval and that all conditions to the Merger will be satisfied and not waived. In addition, Stifel assumed that the definitive Merger Agreement will not differ materially from the draft Stifel reviewed. Stifel also assumed that the Merger will be consummated substantially on the terms and conditions described in the Merger Agreement and as further described to Stifel by management of Desktop Metal, without any waiver of material terms or conditions by Desktop Metal or any other party and without any anti-dilution or other adjustment to the exchange ratio, and that obtaining any necessary regulatory approvals or satisfying any other conditions for consummation of the Merger will not have an adverse effect on Desktop Metal, Stratasys or the Merger. Stifel assumed that the Merger will be consummated in a manner that complies with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all other applicable foreign, federal and state statutes, rules and regulations. Stifel further assumed that Desktop Metal had relied upon the advice of its counsel, independent accountants and other advisors (other than Stifel) as to all legal, financial reporting, tax, accounting and regulatory matters with respect to Desktop Metal, Stratasys, the Merger and the Merger Agreement.
Stifel’s Opinion is limited to whether the exchange ratio is fair to the holders of Desktop Metal Class A common stock, from a financial point of view, as of the date thereof, and does not address any other terms, aspects or implications of the Merger, including, without limitation, the form or structure of the Merger, any consequences of the Merger on Desktop Metal, its stockholders, creditors or otherwise, or any terms, aspects or implications of any voting, support, stockholder or other agreements, arrangements or understandings contemplated or entered into in connection with the Merger or otherwise. Stifel’s Opinion also does not consider, address or include: (i) any other strategic alternatives currently (or which have been or may be) contemplated by Desktop Metal’s board of directors or Desktop Metal; (ii) the legal, tax or accounting consequences of the Merger on Desktop Metal or the holders of Desktop Metal Class A common stock including, without limitation, whether or not the Merger will qualify as a tax-free reorganization pursuant to Section 368 of the Internal Revenue Code; (iii) the fairness of the amount or nature of any compensation to any of Desktop Metal’s officers, directors or employees, or class of such persons, relative to the compensation to the holders of Desktop Metal’s securities or otherwise; (iv) the effect of the Merger on, or the fairness of the consideration to be received by, holders of any class of securities of Desktop Metal other than the Desktop Metal Class A common stock, or any class of securities of any other party to any transaction contemplated by the Merger Agreement; or (v) the treatment of, or effect of the Merger on, the Desktop Metal convertible notes, Desktop Metal Stock Options, Desktop Metal RSAs and Desktop Metal RSU Awards. Furthermore, Stifel did not express any opinion as to the prices, trading range or volume at which Desktop Metal’s or Stratasys’ securities will trade following public announcement or consummation of the Merger or at any other time.
Stifel’s Opinion is necessarily based on economic, market, financial and other conditions as they existed on, and on the information made available to Stifel by or on behalf of Desktop Metal or its advisors, or information otherwise reviewed by Stifel, as of the date of the Stifel Opinion. It is understood that subsequent developments may affect the conclusion reached in the Stifel Opinion and that Stifel does not have any obligation to update, revise or reaffirm the Stifel Opinion, except in accordance with the terms and conditions of Stifel’s engagement letter agreement with Desktop Metal. Further, as the board of directors of Desktop Metal was aware, the credit, financial and stock markets have been experiencing unusual volatility and Stifel expressed no opinion or view as to any potential effects of such volatility on Desktop Metal, Stratasys or the Merger. Further, Stifel expressed no opinion or view as to any potential effects of any existing or other proposal made by Nano Dimension on Desktop Metal, Stratasys or the Merger. Stifel’s Opinion was for the information of, and directed to, the board of directors of Desktop Metal, in its capacity as such, for its information and assistance in connection with its consideration of the financial terms of the Merger. Stifel’s Opinion does not constitute a recommendation to the board of directors of Desktop Metal as to how the board of directors of Desktop Metal should vote on or otherwise act with respect to the Merger or any other matter or to any stockholder of Desktop Metal or shareholder of Stratasys as to how any such stockholder or shareholder should act with respect to the Merger or any other matter, including without limitation how to vote at any stockholder meeting or shareholders’ meeting at which the Merger is considered, or whether or not any stockholder of Desktop Metal should exercise any dissenters’ or appraisal rights that may be available to such stockholder. In addition, the Stifel Opinion does not compare the relative merits of the Merger with any other alternative transactions or business strategies which may have been available to Desktop Metal and does not address the underlying business decision of Desktop Metal’s board of directors or Desktop Metal to proceed with or effect the Merger.
Stifel is not a legal, tax, regulatory or bankruptcy advisor. Stifel did not consider any potential legislative or regulatory changes currently being considered or recently enacted by the United States Congress, the various federal banking agencies, the SEC, or any other regulatory bodies, or any changes in accounting methods or generally accepted accounting principles that may be adopted by the SEC or the Financial Accounting Standards Board, or any changes in regulatory accounting principles that may be adopted by any or all of the federal banking agencies. The Stifel Opinion is not a solvency opinion and does not in any way address the solvency or financial condition of Desktop Metal, Stratasys or any other person either before or after the Merger.

The Stifel Opinion was provided to the board of directors of Desktop Metal in connection with its evaluation of the Merger and was only one of many factors considered by the board of directors of Desktop Metal in evaluating the Merger. Neither Stifel’s opinion nor its analyses were determinative of the exchange ratio or of the views of the Desktop Metal’s board of directors or Desktop Metal management with respect to the Merger. The exchange ratio was determined through negotiation between Desktop Metal and Stratasys, and the decision to enter into the Merger was solely that of the board of directors of Desktop Metal.
Summary of Material Financial Analyses
The following is a summary of the material financial analyses performed by Stifel in arriving at its opinion. These summaries of financial analyses alone do not constitute a complete description of the financial analyses Stifel employed in reaching its conclusions. None of the analyses performed by Stifel were assigned a greater significance by Stifel than any other, nor does the order of analyses described represent the relative importance or weight given to those analyses by Stifel. Some of the summaries of the financial analyses performed by Stifel include information presented in tabular format. In order to understand the financial analyses performed by Stifel more fully, you should read the tables together with the text of each summary. The tables alone do not constitute a complete description of Stifel’s financial analyses, including the methodologies and assumptions underlying the analyses, and if viewed in isolation could create a misleading or incomplete view of the financial analyses performed by Stifel. The summary data set forth below does not represent and should not be viewed by anyone as constituting conclusions reached by Stifel with respect to any of the analyses performed by it in connection with its opinion. Rather, Stifel made its determination as to the fairness, from a financial point of view, to the holders of Desktop Metal Class A common stock of the exchange ratio on the basis of its experience and professional judgment after considering the results of all of the analyses performed. Accordingly, the data presented and the corresponding imputed ranges of values for Desktop Metal and Stratasys should be considered as a whole and in the context of the full narrative description of all of the financial analyses set forth in the following pages, including the assumptions underlying these analyses.
Except as otherwise noted, the information utilized by Stifel in its analyses, to the extent that it was based on market data, is based on market data as it existed on or before May 24, 2023 and is not necessarily indicative of current market conditions. The analyses described below do not purport to be indicative of actual future results, or to reflect the prices at which any securities may trade in the public markets, which may vary depending upon various factors, including changes in interest rates, dividend rates, market conditions, economic conditions and other factors that influence the price of securities.
Selected Public Companies Analysis
In order to assess how the public market values shares of selected publicly traded companies and to provide a range of relative implied equity values per share of Desktop Metal Class A common stock and per share of Stratasys ordinary shares by reference to those companies, which could then be used to calculate implied exchange ratio ranges, Stifel reviewed and compared specific financial and operating data relating to Desktop Metal and Stratasys, respectively, with selected publicly-traded additive manufacturing companies that Stifel deemed to be relevant based on their business profiles to Desktop Metal and Stratasys, respectively. The selected comparable companies with respect to Desktop Metal and Stratasys were:
•	3D Systems Corporation;
•	Kornit Digital Ltd.;
•	Nano Dimension Ltd.;
•	Velo3D, Inc.;
•	Markforged Holding Corporation;
•	Prodways Group SA; and
•	voxeljet AG.
Stifel calculated and compared financial multiples for the selected public companies of enterprise value, which is referred to as EV, which Stifel defined as fully-diluted equity value using the treasury stock method, plus debt, preferred stock and minority interests, less cash and cash equivalents, to actual revenue for the last twelve months, which is referred to as LTM, and estimated revenue for each of calendar years 2023 and 2024. Financial data for the selected public companies were based on publicly available data obtained from SEC filings, Wall Street research analyst consensus estimates and other data sources and closing prices, as of May 23, 2023, the last trading day prior to the delivery of the Stifel Opinion.
The results of this selected public companies analysis are summarized below:
Multiple:	1st Quartile	Median	Mean	3rd Quartile
LTM EV/Revenue	1.0x	1.7x	2.0x	3.1x
CY 2023E EV/Revenue	1.0x	1.6x	1.8x	2.5x
CY 2024E EV/Revenue	0.9x	1.5x	1.5x	1.9x
Stifel applied the first and third quartile multiples of the selected public companies to the corresponding LTM, calendar year 2023 and calendar year 2024 revenue per the Desktop Metal Projections and the Stratasys Projections to calculate a range of implied prices per share of Desktop Metal Class A common stock and Stratasys ordinary shares. Stifel then calculated (i) the ratio of the lowest implied value per share for Desktop Metal derived from the selected public companies analysis to the highest implied value per share for Stratasys derived from the selected public companies analysis and (ii) the ratio of the highest implied value per share for Desktop Metal derived from the selected public companies analysis to the lowest implied value per share for Stratasys derived from the selected public companies analysis to calculate the following implied exchange ratio ranges:
	1st to 3rd Quartile Multiple Range	Implied Value Per Share Ranges of Desktop Metal Class A Common Stock	Implied Value Per Share Ranges of Stratasys ordinary shares	Implied Range of Exchange Ratios
LTM EV/Revenue	1.0x – 3.1x	$0.84 – $1.90	$11.24 – $29.73	0.028x – 0.169x
CY 2023E EV/Revenue	1.0x – 2.5x	$0.93 – $1.85	$11.66 – $26.07	0.036x – 0.159x
CY 2024E EV/Revenue	0.9x – 1.9x	$1.10 – $2.00	$12.21 – $23.79	0.046x – 0.164x
The implied exchange ratio ranges can be compared to the exchange ratio in the Merger of 0.123x.
No company utilized in the selected public companies analysis is identical to Desktop Metal or Stratasys. In evaluating the selected companies, Stifel made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond Desktop Metal’s and Stratasys’ control, such as the impact of competition on its business and the industry generally, industry growth and the absence of any adverse material change in Desktop Metal’s or Stratasys’ financial condition and prospects or the industry or in the financial markets in general. Mathematical analysis (such as determining the 1st and 3rd quartiles) is not in itself a meaningful method of using peer group data.
Discounted Cash Flow Analysis
For each of Desktop Metal and Stratasys, Stifel performed a discounted cash flow analysis, which is designed to provide insight into a company’s future cash flow projections by discounting them to arrive at the net present value of these cash flows. In conducting this analysis, Stifel assumed that Desktop Metal and Stratasys would perform in accordance with the Desktop Metal Projections and the Stratasys Projections, respectively.
Desktop Metal Standalone Discounted Cash Flow Analysis. Stifel used the Desktop Metal Projections to calculate the net present value of Desktop Metal’s projected unlevered free cash flows utilizing two methods for determining the terminal value – the Terminal Multiple method and the Perpetuity Growth method.
The Terminal Multiple method utilized the Desktop Metal Projections for the period from April 1, 2023 through December 31, 2023 and for the calendar years 2024 through 2027. Stifel estimated the terminal value by selecting a range of terminal value multiples, which is referred to as the Terminal Multiple method, based on next twelve months, which is referred to as NTM, revenue exit multiples for the fiscal year ending December 31, 2027 of 1.0x to 3.0x, which range was derived by Stifel utilizing its professional judgement and experience, taking into account the Desktop Metal Projections, market expectations and selected public companies, and applying such range to the Desktop Metal Projections.
The Perpetuity Growth method utilized the Desktop Metal Projections for the period from April 1, 2023 through December 31, 2023 and for the calendar years 2024 through 2037. Stifel estimated the terminal value by selecting a range of perpetuity growth rates, which is referred to as the Perpetuity Growth method, for the fiscal year ending

December 31, 2037 of 2.0% to 4.0%, which range was derived by Stifel utilizing its professional judgement and experience, taking into account the Desktop Metal Projections, market expectations and selected public companies, and applying such range to the Desktop Metal Projections.
For both the Terminal Multiple and the Perpetuity Growth methods, Stifel calculated the net present value of Desktop Metal’s projected unlevered free cash flows using the mid-year convention and discounted these cash flows and the terminal value back to March 31, 2023 using discount rates of 13.0% to 17.0%, based on Desktop Metal’s weighted average cost of capital, which is referred to as WACC, using the Capital Asset Pricing Model, which is referred to as CAPM. Stifel then adjusted the resulting ranges of implied enterprise values for Desktop Metal’s net debt as of March 31, 2023 to derive ranges of implied equity values.
Stifel then divided these ranges of implied equity values by the number of fully-diluted outstanding shares of Desktop Metal Class A common stock, determined using the treasury stock method, as of April 30, 2023 as provided by Desktop Metal management, to derive a range of implied equity values per share of Desktop Metal Class A common stock of $1.66 to $4.45 using the Terminal Multiple method and $2.20 to $3.43 using the Perpetuity Growth method.
Stratasys Standalone Discounted Cash Flow Analysis. Stifel used the Stratasys Projections to calculate the net present value of Stratasys’ projected unlevered free cash flows utilizing two methods for determining the terminal value – the Terminal Multiple method and the Perpetuity Growth method.
The Terminal Multiple method utilized the Stratasys Projections for the period from April 1, 2023 through December 31, 2023 and for the calendar years 2024 through 2027. Stifel estimated the terminal value by selecting a range of terminal value multiples based on NTM revenue exit multiples for the fiscal year ending December 31, 2027 of 1.0x to 3.0x, which range was derived by Stifel utilizing its professional judgement and experience, taking into account the Stratasys Projections, market expectations and selected public companies, and applying such range to the Stratasys Projections.
The Perpetuity Growth method utilized the Stratasys Projections for the period from April 1, 2023 through December 31, 2023 and for the calendar years 2024 through 2037. Stifel estimated the terminal value by selecting a range of perpetuity growth rates for the fiscal year ending December 31, 2037 of 2.0% to 4.0%, which range was derived by Stifel utilizing its professional judgement and experience, taking into account the Stratasys Projections, market expectations and selected public companies, and applying such range to the Stratasys Projections.
For both the Terminal Multiple and the Perpetuity Growth methods, Stifel calculated the net present value of Stratasys’ projected unlevered free cash flows using the mid-year convention and discounted these cash flows and the terminal value back to March 31, 2023 using discount rates of 13.0% to 17.0%, based on Stratasys’ WACC using the CAPM. Stifel then adjusted the resulting ranges of implied enterprise values for Stratasys’ net debt as of March 31, 2023, as provided by Stratasys management to Desktop Metal management, to derive ranges of implied equity values.
Stifel then divided these ranges of implied equity values by the number of fully-diluted outstanding Stratasys ordinary shares, determined using the treasury stock method, as of April 30, 2023 as provided by Stratasys to Desktop Metal management, to derive a range of implied equity values per share of Stratasys ordinary shares of $13.29 to $36.62 using the Terminal Multiple method and $14.28 to $23.75 using the Perpetuity Growth method.
Based on the ranges of implied equity values per share calculated in the Desktop Metal standalone discounted cash flow analysis and the Stratasys standalone discounted cash flow analysis, Stifel then calculated (i) the ratio of the lowest implied value per share for Desktop Metal derived from the Desktop Metal standalone discounted cash flow analysis to the highest implied value per share for Stratasys derived from the Stratasys standalone discounted cash flow analysis and (ii) the ratio of the highest implied value per share for Desktop Metal derived from the Desktop Metal standalone discounted cash flow analysis to the lowest implied value per share for Stratasys derived from the Stratasys standalone discounted cash flow analysis to calculate the following implied exchange ratio ranges:
Methodology:	Range	Implied Value Per Share Ranges of Desktop Metal Class A Common Stock	Implied Value Per Share Ranges of Stratasys ordinary shares	Implied Range of Exchange Ratios
Terminal Multiple	1.0x – 3.0x	$1.66 – $4.45	$13.29 – $36.62	0.045x – 0.335x
Perpetuity Growth	2.0% – 4.0%	$2.20 – $3.43	$14.28 – $23.75	0.093x – 0.240x
The implied exchange ratio ranges can be compared to the exchange ratio in the Merger of 0.123x.

Contribution Analysis
Stifel performed a relative contribution analysis of Desktop Metal and Stratasys, in which Stifel reviewed selected operational data based on the Desktop Metal Projections and the Stratasys Projections, respectively, and historical financial information for each of Desktop Metal and Stratasys to determine Desktop Metal’s and Stratasys’ relative contribution to the operations of the combined company following the Merger. In particular, Stifel analyzed the relative contributions to revenue and gross profit, in each case for the LTM period ending March 31, 2023, calendar year 2023 and calendar year 2024. The following table reflects the results of this analysis:
	Relative Contribution
	Stratasys	Desktop Metal	Implied Exchange Ratio
LTM Revenue	71%	29%	0.070x
2023 Revenue	70%	30%	0.076x
2024 Revenue	67%	33%	0.088x
LTM Gross Profit	79%	21%	0.046x
2023 Gross Profit	75%	25%	0.058x
2024 Gross Profit	69%	31%	0.079x
The implied exchange ratios can be compared to the exchange ratio in the Merger of 0.123x.
Other Information
Research Analyst Price Targets
Stifel reviewed Desktop Metal research analyst price targets as of May 23, 2023 and noted a range of $1.60 – $2.00 by four analysts.
Stifel also reviewed Stratasys research analyst price targets as of May 23, 2023 and noted a range of $15.00 – $22.00 by six analysts.
Based on (i) the ratio of the lowest research analyst price target for Desktop Metal to the highest research analyst price target for Stratasys and (ii) the ratio of the highest research analyst price target for Desktop Metal to the lowest research analyst price target for Stratasys, Stifel derived an implied range of exchange ratios of 0.073x to 0.133x.
The research analyst price targets and the implied range of exchanges ratios based on research analyst price targets were provided for informational purposes only and were not relied upon in Stifel’s financial analysis.
Historical Trading Ranges
Stifel reviewed the 52-week high and low intraday share prices for Desktop Metal, as of May 23, 2023. Desktop Metal’s 52-week low intraday share price was $1.13 and its 52-week high intraday share price was $3.65.
Stifel also reviewed the 52-week high and low intraday share prices for Stratasys, as of May 23, 2023. Stratasys’ 52-week low intraday share price was $11.04 and its 52-week high intraday share price was $21.44.
The historical share prices were provided for informational purposes only and were not relied upon in Stifel’s financial analysis.
Implied Historical Exchange Ratio
Stifel compared Desktop Metal Class A common stock trading history to Stratasys ordinary shares trading history over the last two years and calculated the implied exchange ratio over this time. Stifel noted the 1-month, 3-month, 6-month, and LTM average exchange ratios ranged between 0.130x and 0.144x.
The implied historical exchange ratios were provided for informational purposes only and were not relied upon in Stifel’s financial analysis.
Miscellaneous
Desktop Metal paid Stifel a fee, which is referred to in this joint proxy statement/prospectus as the opinion fee, of $1,500,000 for providing the Stifel Opinion to the board of directors of Desktop Metal (not contingent upon the consummation of the Merger). Stifel will receive an additional fee of approximately $9,800,000 contingent upon the consummation of the Merger. In addition, Desktop Metal agreed to reimburse Stifel for certain expenses in connection with its engagement, subject to certain limitations, and to indemnify Stifel for certain liabilities arising out of its engagement. In August 2022, Stifel acted as financial advisor to Stratasys in connection with the merger of Stratasys’ subsidiary, Makerbot, with Ultimaker, which is referred to as the Makerbot Transaction. Other than the Makerbot Transaction, there are no material relationships that existed during the two years prior to the date of the Stifel Opinion or that as of such date were mutually understood to be contemplated in which any compensation was received or is intended to be received as a result of the relationship between Stifel and any party to the Merger.
Stifel may seek to provide investment banking services to Desktop Metal, Stratasys or their respective affiliates in the future, for which Stifel would seek customary compensation. In the ordinary course of its business, Stifel, its affiliates and their respective clients may transact in the securities of each of Desktop Metal or Stratasys and may at any time hold a long or short position in such securities.
Stratasys Unaudited Financial Forecasts
Stratasys does not, as a matter of course, publicly disclose forecasts or projections as to future performance, earnings or other results due to the inherent unpredictability of projections and their underlying assumptions and estimates. However, in connection with the discussions regarding the proposed Merger, each of Stratasys and Desktop Metal supplied the other with certain unaudited business and financial information that was not publicly available. Stratasys’ management provided its board of directors and J.P. Morgan with certain financial forecasts for Stratasys for calendar years 2023 through 2027, and with extrapolations by Stratasys management of certain forecasts for calendar years 2028 through 2032. Such extrapolations (and other extrapolations referred to below) were created to reflect moderation of the growth rates in the longer term and normalization of the respective cash flows. Stratasys’ management also prepared certain financial forecasts for Stratasys reflecting different sensitivities/cases for the calendar years 2023 through 2027 and provided its board of directors and J.P. Morgan with select financial datapoints from those sensitivities/cases, but advised its board of directors and J.P. Morgan to only use one case of financial forecasts and extrapolations, which case is referred to as the Stratasys Forecast – Base case and is summarized below under the heading “Stratasys Forecast - Base case”. The Stratasys Forecast – Base case for calendar years 2023 through 2027 was provided to Desktop Metal and to Stifel, which were directed by Desktop Metal management to use and rely upon such Stratasys Forecasts for purposes of their respective financial analyses and opinions (and when used by Desktop Metal or Desktop Metal’s financial advisors, Stratasys Forecast – Base case means the Stratasys Forecast – Base case for calendar years 2023 through 2027). Stratasys’ management also provided its board of directors and J.P. Morgan with certain financial forecasts for Desktop Metal prepared by Desktop Metal’s management and adjusted and extrapolated by Stratasys’ management, which are referred to as the Stratasys-Adjusted Desktop Metal Forecasts – Base case and are summarized below under the heading Stratasys-Adjusted Desktop Metal Forecast- Base case. The Stratasys Forecast – Base case and the Stratasys-Adjusted Desktop Metal Forecasts – Base case are referred to in this section collectively as the Stratasys management forecasts. The Stratasys management forecasts were prepared by treating each of Stratasys and Desktop Metal on a stand-alone basis, without giving effect to the Merger, including the impact of negotiating or executing the Merger, the expenses that may be incurred in connection with consummating the Merger, the impact on the combined company as a result of the Merger and the effect of any business or strategic action that would be taken as a result of the Merger Agreement having been executed. The Stratasys management forecasts were provided to J.P. Morgan by Stratasys management for J.P. Morgan’s use and reliance in connection with its financial analysis and opinion (as more fully described in the section of this joint proxy statement/prospectus entitled “The Merger— Opinion of J.P. Morgan, Stratasys’ Financial Advisor”). Stratasys management also prepared other forecast sensitivities, among them Stratasys Forecast – Downside case and Stratasys-Adjusted Desktop Metal Forecast – Downside case, which were provided to the Stratasys board of directors and J.P. Morgan, however, Stratasys management directed J.P. Morgan to only use the Stratasys management forecasts for purposes of its financial analyses and opinion and not to use the other forecast sensitivities prepared by Stratasys management, including the Stratasys Forecast – Downside case and Stratasys-Adjusted Desktop Metal Forecast – Downside case, for these purposes.
The Stratasys management forecasts and the other forecasts described herein were not prepared with a view toward public disclosure and, accordingly, do not necessarily comply with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial forecasts or GAAP, but, in the view of Stratasys’ management, were prepared on a reasonable basis, reflected the best available estimates and judgments at the time of preparation and presented as of the time of preparation, to the best of Stratasys management’s knowledge and belief (and, in the case of the Stratasys-Adjusted

Desktop Metal Forecast, based in part on inputs from and discussions with Desktop Metal’s management), the reasonable projections of the future financial performance of Stratasys and Desktop Metal. The Stratasys management forecasts and the other forecasts of Stratasys described herein and included in this document have been prepared by and are the responsibility of Stratasys’ management. Neither Stratasys’ independent registered public accounting firm, Kesselman & Kesselman, Certified Public Accountants (Isr.), a member firm of PricewaterhouseCoopers International Limited (which is referred to as Kesselman & Kesselman) nor Desktop Metal's independent registered public accounting firm, Deloitte & Touche LLP (which is referred to as Deloitte & Touche), have audited, reviewed, compiled or performed any procedures with respect to such forecasts or expressed any opinion or any form of assurance related thereto. Accordingly, neither Kesselman & Kesselman nor Deloitte & Touche express any opinion or any form of assurance related thereto. The Kesselman & Kesselman report incorporated by reference in this document relates to Stratasys' previously issued financial statements. It does not extend to the Stratasys management forecasts or the other forecasts described herein, and should not be read to do so. The summary of the forecasts is included in this joint proxy statement/prospectus solely to give Stratasys shareholders access to certain financial forecasts that were made available to the Stratasys board of directors, J.P. Morgan, Desktop Metal and Desktop Metal’s financial advisors, and is not being included in this joint proxy statement/prospectus to influence any Stratasys shareholder’s decision whether to vote for the Stratasys Merger-related proposal.
The Stratasys management forecasts and the other forecasts described herein, while presented with numerical specificity, necessarily were based on numerous variables and assumptions that are inherently uncertain and many of which are beyond the control of Stratasys’ management. Because the forecasts cover multiple years, by their nature, they also become subject to greater uncertainty with each successive year. Please consider carefully the discussion entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 38. There can be no assurance that the forecasts will be realized, and actual results may vary materially from those shown.
The inclusion of the forecasts in this joint proxy statement/prospectus should not be regarded as an indication that Stratasys or any of its affiliates, advisors, officers, directors or representatives considered or considers the forecasts to be predictive of actual future events, and such forecasts should not be relied upon as such. Neither Stratasys nor Desktop Metal nor any of their respective affiliates, advisors, officers, directors or representatives has made or makes any representation to any of Stratasys’ shareholders or any other person regarding the ultimate performance of Stratasys or Desktop Metal compared to the information contained in the forecasts or can give any assurance that actual results will not differ materially from the forecasts, and none of them undertakes any obligation to update or otherwise revise or reconcile any of these forecasts. Stratasys does not intend to make publicly available any update or other revision to the Stratasys management forecasts or any of the other forecasts described herein, except as otherwise required by law.
Certain of the forecasted financial information set forth herein may be considered non-GAAP financial measures. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used by Stratasys may not be comparable to similarly titled amounts used by other companies. No reconciliation of non-GAAP financial measures in the forecasts to GAAP measures was created or used in connection with preparing such forecasts or relied upon by J.P. Morgan for purposes of its financial analyses or opinion.
In light of the foregoing factors and the uncertainties inherent in the Stratasys management forecasts and the other forecasts described herein, Stratasys’ shareholders are cautioned not to place undue, if any, reliance on such forecasts.
The following is a summary of the forecasts:
Stratasys Forecast – Base case
$mm
(unaudited)
	Stratasys Forecasts					Stratasys Extrapolations
	2023E	2024E	2025E	2026E	2027E	2028E	2029E	2030E	2031E	2032E
Revenue	$670	$791	$919	$1,061	$1,225	$1,385	$1,530	$1,653	$1,744	$1,796
Adjusted EBITDA(a)	$51	$91	$120	$157	$192	$243	$297	$351	$403	$449
Unlevered FCF(b)	($7)	$2	$22	$48	$72	$108	$150	$194	$240	$283

Stratasys Forecast – Downside case
$mm
(unaudited)
	Stratasys Forecasts
	2024E	2025E	2026E
Revenue	$727	$843	$978
Adjusted EBITDA(a)	$56	$78
Stratasys-Adjusted Desktop Metal Forecast – Base case
$mm
(unaudited)
	Stratasys Forecasts					Stratasys Extrapolations
	2023E	2024E	2025E	2026E	2027E	2028E	2029E	2030E	2031E	2032E
Revenue	$235	$305	$390	$530	$690	$820	$948	$1,062	$1,147	$1,205
Adjusted EBITDA(a)	($49)	($15)	$21	$85	$148	$172	$207	$242	$275	$299
Unlevered FCF(b)	($88)	($53)	($28)	$22	$63	$86	$112	$140	$168	$194
Stratasys-Adjusted Desktop Metal Forecast – Downside case
$mm
(unaudited)
	Stratasys Forecasts
	2023E	2024E	2025E	2026E	2027E
Revenue	$235	$284	$342	$407	$487
Adjusted EBITDA(a)	($49)	($28)	($8)	$15	$42
(a)
Adjusted EBITDA is calculated as earnings before interest, income taxes, depreciation and amortization, adjusted to exclude stock-based compensation expense, restructuring, other related costs and other one-time expenses.

(b)	Unlevered FCF, or unlevered free cash flow, is calculated as Adjusted EBITDA less capital expenditures, and adjusted for changes in net working capital.
As noted above, the Stratasys management forecasts and the other forecasts described herein were prepared treating each of Stratasys and Desktop Metal on a stand-alone basis, without giving effect to the Merger. The Stratasys management forecasts and the other forecasts described herein accordingly do not reflect estimated annual run-rate cost synergies of $50 million as well as additional $50 million of run-rate revenue synergies, which are anticipated to be realized in approximately two years, or the estimated benefit from using net operating loss carry forwards of either company. J.P. Morgan and Stifel were directed by Stratasys and Desktop Metal management respectively to use such cost-synergies and net operating loss carry forwards for purposes of their respective financial analyses and opinions. There can be no assurance that anticipated synergies or savings will be realized in full or at all or in the time frame anticipated. See “Risk Factors—Risks Relating to the Combined Company after Completion of the Merger—Stratasys may be unable to realize anticipated cost synergies and expects to incur substantial expenses related to the Merger” beginning on page 55 and “Risk Factors—Risks Relating to the Merger—The IRS may not agree that Stratasys (i) should be treated as a non-U.S. corporation for U.S. federal income tax purposes or (ii) should not be treated as a “surrogate foreign corporation” beginning on page 54.
Desktop Metal Unaudited Financial Forecasts
Desktop Metal does not as a matter of course publicly disclose long-term projections as to future performance, earnings, or other results due to the inherent unpredictability and subjectivity of the underlying assumptions and estimates. However, in connection with the discussions regarding the proposed Merger, each of Desktop Metal and Stratasys supplied the other with certain unaudited business and financial information that was not publicly available. Desktop Metal provided its board of directors, Stifel and Stratasys with certain financial forecasts which were prepared by and are the responsibility of, the management of Desktop Metal, which are referred to in this section as the financial forecasts by Desktop Metal. Stifel was directed by Desktop Metal management to use and rely upon the financial forecasts by Desktop Metal for purposes of its financial analysis and fairness opinion. The financial forecasts by Desktop Metal were prepared in May

2023 treating Desktop Metal on a stand-alone basis, without giving effect to, and as if Desktop Metal never contemplated, the Merger including the expenses that may be incurred in connection with negotiating and consummating the Merger, the potential synergies that may be achieved by the combined company as a result of the Merger, the effect of any business or strategic decision or action that has been or will be taken as a result of the Merger Agreement having been executed, or the effect of any business or strategic decisions or actions which would likely have been taken if the Merger Agreement had not been executed but which were instead altered, accelerated, postponed or not taken in anticipation of the Merger.
The accompanying financial forecasts by Desktop Metal were not prepared with a view toward public disclosure or with a view toward compliance with the published guidelines established by the SEC or the American Institute of Certified Public Accountants for preparation or presentation of prospective financial information, or U.S. GAAP, but, in the view of Desktop Metal’s management, were prepared on a reasonable basis, reflected the best available estimates and judgments at the time of preparation, and presented as of the time of preparation, to the best of Desktop Metal management’s knowledge and belief, the reasonable projections of the future financial performance of Desktop Metal. However, this information is not factual and should not be relied upon as being necessarily indicative of future results, and readers of this joint proxy statement/prospectus are cautioned not to place undue reliance on the financial forecasts by Desktop Metal. Although Desktop Metal’s management believes there is a reasonable basis for the financial forecasts by Desktop Metal, Desktop Metal cautions Desktop Metal stockholders that future results could be materially different from the financial forecasts by Desktop Metal. The summary of the financial forecasts by Desktop Metal is not being included in this joint proxy statement/prospectus to influence your decision whether to vote for the Desktop Metal Merger Agreement proposal, but because these financial forecasts by Desktop Metal were shared between Desktop Metal and Stratasys and provided to Desktop Metal’s and Stratasys’ respective boards of directors for purposes of considering and evaluating the Merger and the Merger Agreement and financial advisors for their use in their respective financial analyses. The financial forecasts of Desktop Metal and Stratasys included in this joint proxy statement/prospectus have been prepared by, and are the responsibility of Desktop Metal management or Stratasys management, as applicable. Deloitte & Touche, Desktop Metal’s independent registered public accounting firm, Kesselman & Kesselman, Certified Public Accountants (Isr.), a member firm of PricewaterhouseCoopers International Limited, Stratasys’ independent registered public accounting firm, or any other audit firm has not audited, reviewed, examined, compiled nor applied any procedures with respect to the accompanying financial projections and, accordingly, Deloitte & Touche and Kesselman & Kesselman do not express any opinion or any other form of assurance with respect thereto, or its achievability, and they assume no responsibility for, and disclaim any association with, the prospective financial information. The reports of Deloitte & Touche and Kesselman & Kesselman incorporated by reference in this joint proxy statement/prospectus relate to Desktop Metal’s and Stratasys’ previously issued financial statements. They do not extend to the accompanying financial projections and should not be read to do so.
The financial forecasts by Desktop Metal are subject to estimates and assumptions in many respects and, as a result, subject to interpretation. While presented with numerical specificity, the financial forecasts by Desktop Metal are based upon a variety of estimates and assumptions that are inherently uncertain, though considered reasonable by Desktop Metal’s management as of the date of their preparation. These estimates and assumptions may prove to be inaccurate for any number of reasons, including general economic conditions, competition, and the risks discussed in this joint proxy statement/prospectus under the sections entitled “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors” beginning on pages 38 and 41, respectively. The financial forecasts by Desktop Metal also reflect assumptions as to certain business decisions that are subject to change. Because the financial forecasts by Desktop Metal were developed for Desktop Metal on a stand-alone basis without giving effect to the Merger, they do not reflect any divestitures or other restrictions that may be imposed in connection with the receipt of any necessary governmental or regulatory approvals, any synergies that may be realized as a result of the Merger or any changes to Desktop Metal’s operations or strategy that may be implemented after completion of the Merger. There can be no assurance that the projections will be realized, and actual results may differ materially from those shown. Generally, the further out the period to which financial forecasts by Desktop Metal relate, the more unreliable the information becomes.
Desktop Metal uses a variety of financial measures that are not in accordance with U.S. GAAP for forecasting, budgeting and measuring operating performance, including Non-GAAP Cost of Sales, Non-GAAP Gross Profit, Non-GAAP Operating Expenses, Non-GAAP Net Operating Income/(Loss), Adjusted EBITDA and Non-GAAP Gross Margin (as described below). While Desktop Metal believes that these non-GAAP financial measures provide meaningful information to help investors understand the operating results and to analyze Desktop Metal’s financial business trends, there are limitations associated with the use of these non-GAAP financial measures. These non-GAAP financial measures are not prepared in accordance with GAAP and may not be directly comparable to similarly titled measures of Desktop Metal’s competitors (or Stratasys) due to potential differences in the exact method of calculation. Further, these non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures.
Financial measures included in forecasts (including the financial forecasts by Desktop Metal) provided to a financial advisor are excluded from the definition of “non-GAAP financial measures” under the rules of the SEC if and to the extent such financial measures are included in the forecasts provided to the financial advisor for the purpose of rendering an opinion that is materially related to a business combination transaction and the forecasts are being disclosed in order to comply with the SEC rules or requirements under state or foreign law, including case law regarding disclosure of the financial advisor’s analyses. Therefore the financial forecasts by Desktop Metal are not subject to the SEC rules regarding disclosures of non-GAAP financial measures, which would otherwise require a reconciliation of a non-GAAP financial measure to a GAAP financial measure. Reconciliations of non-GAAP financial measures were not relied upon by either of Stifel or J.P. Morgan for purposes of their respective opinions to the Desktop Metal board of directors and the Stratasys board of directors, as applicable, as described above in the sections entitled “The Merger—Opinion of Stratasys’ Financial Advisor” or “The Merger—Opinion of Desktop Metal’s Financial Advisor” beginning on pages 118 and 124, respectively, or by the Desktop Metal board of directors in connection with its consideration of the Merger. Accordingly, no reconciliation of the financial measures included in the financial forecasts by Desktop Metal is provided.
None of Desktop Metal, Stratasys, the combined company, their respective financial advisors, or their respective affiliates, advisors, officers, directors or other representatives can provide any assurance that actual results will not differ from the financial forecasts by Desktop Metal, and none of them undertakes any obligation to update, or otherwise revise or reconcile, the financial forecasts by Desktop Metal. Except as required by applicable securities laws, Desktop Metal does not intend to make publicly available any update or other revision to the financial forecasts by Desktop Metal, even in the event that any or all assumptions are shown to be in error. None of Desktop Metal, its financial advisor or their respective affiliates, advisors, officers, directors or other representatives has made or makes any representation to any Desktop Metal stockholder or other person regarding Desktop Metal’s ultimate performance compared to the information contained in the financial forecasts by Desktop Metal or that forecasted results will be achieved. Desktop Metal has made no representation to Stratasys, in the Merger Agreement or otherwise, concerning the financial forecasts by Desktop Metal.
Summary of the financial forecasts by Desktop Metal
In connection with the evaluation of the Merger, Desktop Metal’s management prepared forecasts of Desktop Metal’s financial results for calendar years 2023 through 2027.
The following table presents a summary of the GAAP financial forecasts by Desktop Metal:
	FY 2023E	FY 2024E	FY 2025E	FY 2026E	FY 2027E
	(dollars in thousands, except Gross Margin data)
Total Revenue	$243,500	$351,626	$486,642	$636,332	$811,730
GAAP Cost of Sales(1)	$194,500	$222,600	$277,200	$348,000	$428,600
GAAP Gross Profit(2)	$49,000	$129,000	$209,400	$288,300	$383,100
GAAP Gross Margin(3)	20%	37%	43%	45%	47%
GAAP Operating Expenses(4)	$178,700	$177,700	$201,500	$231,200	$269,000
GAAP Net Operating Income/(Loss)(5)	$(129,700)	$(48,700)	$8,000	$57,100	$114,200
Net Income/(Loss)(6)	$(134,000)	$(55,200)	$1,400	$50,600	$110,000
(1)
GAAP Cost of Sales consists of the cost of products and cost of services. Cost of products includes the manufacturing cost of Desktop Metal’s additive manufacturing systems and consumables, which primarily consists of amounts paid to third-party contract manufacturers and suppliers and personnel-related costs directly associated with manufacturing operations. It also includes cost of labor, materials and overhead for Desktop Metal’s produced parts offerings. Cost of services includes personnel-related costs directly associated with the provision of support services to customers, which include engineers dedicated to remote support as well as, training, support and the associated travel costs. GAAP Cost of Sales also includes depreciation and amortization, cost of spare or replacement parts, warranty costs, excess and obsolete inventory and shipping costs, and an allocated portion of overhead costs.

(2)	GAAP Gross Profit is calculated based on the difference between Total Revenue and GAAP Cost of Sales.
(3)	GAAP Gross Margin is the percentage obtained by dividing GAAP Gross Profit by Total Revenue.
(4)	GAAP Operating Expenses are expenses related to research and development, sales and marketing and general and administrative.

(5)	GAAP Net Operating Income/(Loss) is GAAP Gross Profit less GAAP Operating Expenses.
(6)	Net Income/(Loss) is GAAP Net Operating Income/(Loss) less other income (expense), interest income (expense), change in fair value of investments and income tax benefit.
The following table presents a summary of the non-GAAP financial forecasts by Desktop Metal:
	FY 2023E	FY 2024E	FY 2025E	FY 2026E	FY 2027E
	(dollars in thousands, except Non-GAAP Gross Margin data)
Total Revenue	$243,500	$351,626	$486,642	$636,332	$811,730
Non-GAAP Cost of Sales(1)	$165,300	$196,400	$251,000	$321,800	$402,400
Non-GAAP Gross Profit(2)	$78,200	$155,300	$235,700	$314,600	$409,400
Non-GAAP Gross Margin(3)	32%	44%	48%	49%	50%
Non-GAAP Operating Expenses(4)	$124,600	$128,200	$151,000	$180,100	$217,400
Non-GAAP Net Operating Income/(Loss)(5)	$(46,500)	$27,000	$84,700	$134,400	$192,000
Adjusted EBITDA(6)	$(33,300)	$41,200	$99,400	$149,400	$207,300
(1)	Non-GAAP Cost of Sales is GAAP Cost of Sales less amortization, stock-based compensation and transaction and restructuring costs.
(2)	Non-GAAP Gross Profit is calculated based on the difference between Total Revenue and Non-GAAP Cost of Sales.
(3)	Non-GAAP Gross Margin is the percentage obtained by dividing Non-GAAP Gross Profit by Total Revenue.
(4)	Non-GAAP Operating Expenses is GAAP operating expenses less stock-based compensation, amortization of acquired intangible assets, restructuring expense, and acquisition-related and integration costs.
(5)
Non-GAAP Net Operating Income/(Loss) is GAAP Net Operating Income/(Loss) less stock-based compensation, amortization of acquired intangible assets, restructuring expense, acquisition-related and integration costs, and change in fair value of investments.

(6)
Adjusted EBITDA is EBITDA adjusted for change in fair value of investments, stock-based compensation expense, restructuring expense, goodwill impairment and transaction costs associated with acquisitions. “EBITDA” is net loss plus net interest income, provision for income taxes, depreciation, and amortization expense.

The financial forecasts by Desktop Metal were based on numerous variables and assumptions, including the following key assumptions:
•
Significant growth opportunities in 2024 in its dental business due to the Desktop Health partnership with Align Technology, an increase in Flexcera resin sales through new supply contracts recently signed with additional printer companies, IP DLP royalties from competitors, an increased adoption of our best in class Einstein chair-side printers and continued dental labs growing adoption of category leading Flexcera resins and our new Pro XL systems. Desktop Metal forecasts these would result in an increase in revenue of approximately $30 million in 2024 over 2023.

•
An increase in sales of industrial binder jet systems including S-Max Pro, S-Max Flex, Shop, 25 Pro, P-50 and X160Pro systems in 2023 and 2024, which Desktop Metal forecasted to increase revenue by approximately $20 million year over year.

•	An increase in consumable consumption due to the increase in systems active with customers in the field, which Desktop Metal has projected to grow 30% to 40% per year.
•	Additional growth opportunities are available from scale-up of printable foam materials and Xtreme8K systems as well as adoption of Figur digital sheet metal fabrication systems.
•	Projected gross profit is driven by estimates of contribution margin per product, previously announced cost reductions plans, and improved absorption of global fixed production overhead costs.
•
Other key assumptions impacting profitability projections include expectations for future investment in research and development projects targeted at materials and machine development activities as well as improved absorption of general and administrative expenses.

Closing and Effective Time of the Merger
The closing of the Merger will take place on the fifth (5th) business day following the satisfaction or (to the extent permitted by law), waiver of all conditions for completion of the Merger contained in the Merger Agreement (other than those conditions that by their nature are to be satisfied at the closing, but subject to the satisfaction or (to the extent permitted by law) waiver of such conditions), or at such other date and time as Stratasys and Desktop Metal may mutually agree in writing. Subject to the satisfaction or waiver of the conditions to the closing described in the section entitled “The Merger Agreement—Conditions to the Closing of the Merger” beginning on page 159, including the adoption of the Merger Agreement by Desktop Metal stockholders at the Desktop Metal special meeting and approval of the share issuance and other Stratasys Merger-related proposals by Stratasys shareholders at the Stratasys EGM, it is anticipated that the Merger will close in the fourth quarter of 2023. However, neither Stratasys nor Desktop Metal can predict the actual date on which the Merger will be completed, or if the completion will occur at all, because completion is subject to conditions and factors outside the control of both companies. It is possible that factors outside the control of both companies could result in the Merger being completed at a different time, or not at all.
Subject to the provisions of the Merger Agreement, as soon as practicable on the closing date, Stratasys and Desktop Metal will file with the Secretary of State of the State of Delaware a certificate of merger relating to the Merger, which is referred to as the certificate of merger, executed and filed with the Secretary of State of the State of Delaware as provided in Section 251 of the DGCL. The Merger will become effective at the time when the certificate of merger has been duly filed with the Secretary of State of the State of Delaware or at such later date and time as Stratasys and Desktop Metal may agree and specify in the certificate of merger.
Regulatory Approvals
General
Stratasys, Merger Sub and Desktop Metal have agreed to cooperate with each other and use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and assist and cooperate with the other parties in doing all things necessary, proper or advisable to consummate and make effective, as soon as reasonably possible, the Merger and the other transactions contemplated by the Merger Agreement, including using reasonable best efforts to (i) make or cause to be made any filing required under the HSR Act relating to the Merger, (ii) prepare and file a draft CFIUS notice, and, after receipt of confirmation reasonably acceptable to both Stratasys and Desktop Metal, submit the CFIUS notice, (iii) prepare and file other necessary and advisable registrations, declarations, notices, petitions, applications and filings relating to the Merger, including the notice required under 22 C.F.R. section 122.4(b) of the International Traffic in Arms Regulations, with other governmental entities under antitrust, competition, foreign direct investment, trade regulation or similar law as soon as reasonably practicable or where the ability to control timing of the registration, declaration, notice, petition, application or filing is not within the control of the submitting party, commence pre-submission consultation procedures for, any registrations, declarations, notices, petitions, applications and filings with such governmental entities (and thereafter make any other required submissions and respond as promptly as reasonably practicable to any requests for additional information or documentary material); (iv) obtain all consents or nonactions from any governmental entity or other person which are required to be obtained under any other antitrust, competition, foreign direct investment, trade regulation or similar law in connection with the consummation of the Merger and the other transactions contemplated by the Merger Agreement, including the CFIUS approval, (v) seek to avoid or prevent the initiation of any investigation, inquiry, claim, action, suit, arbitration, litigation or proceeding by or before any governmental entity challenging the Merger or the consummation of the other transactions contemplated by the Merger Agreement, and (vi) furnish to the other all assistance, cooperation and information required for any such registration, declaration, notice or filing in order to achieve the effects set forth in the foregoing sub-clauses (i) and (v).
Requisite Regulatory Approvals
With respect to the United States, under the HSR Act and the rules promulgated thereunder, the Merger may not be completed until notification and report forms have been filed with the FTC and the DOJ, and the applicable waiting period (or any extensions thereof) has expired or been terminated. Stratasys and Desktop Metal each filed an HSR notification with the FTC and the DOJ on June 16, 2023. On July 17, 2023, Stratasys withdrew the HSR notification and on July 19, 2023, Stratasys re-filed the HSR notification. On August 18, 2023, the DOJ issued a request for additional information and documentary material to each of Stratasys and Desktop Metal (each, a “second request”) regarding the proposed transaction. Issuance of the second requests extends the waiting period imposed by the HSR Act until 30 days after Stratasys and Desktop Metal have each substantially complied with the second requests, unless the period for review is terminated earlier by the DOJ. Stratasys and Desktop Metal may furthermore be required to obtain antitrust clearance in the United Kingdom, if requested by the antitrust authority there.
At any time before or after consummation of the Merger, notwithstanding the termination of the waiting period under the HSR Act, the DOJ or the FTC, or any state or some foreign governmental entities, could take such action under the antitrust laws as each deems necessary or desirable in the public interest, including seeking to enjoin the completion of the Merger or seeking divestiture of substantial assets of Desktop Metal and Stratasys. Private parties also may seek to take legal action under the antitrust laws under certain circumstances.
There can be no assurance that the DOJ, the FTC or any other governmental entity or any private party will not attempt to challenge the Merger on antitrust or competition grounds, and, if such a challenge is made, there can be no assurance as to its result.
Stratasys and Desktop Metal submitted a notice filing to CFIUS on July 28, 2023, and intend to submit a notice filing to the U.S. Department of State pursuant to the ITAR, in accordance with the terms of the Merger Agreement.
The parties requested approval by the foreign direct investment regulator in Germany in accordance with the terms of the Merger Agreement on June 29, 2023. The foreign direct investment regulator in Germany granted unconditional clearance on July 27, 2023.
As of the date of this joint proxy statement/prospectus, subject to receipt of required regulatory approvals and satisfaction or waiver of the other conditions to completion of the Merger, Stratasys and Desktop Metal anticipate that the Merger will close in the fourth quarter of 2023.
For a description of the parties’ obligations with respect to regulatory approvals related to the Merger, see the section entitled “The Merger Agreement—Reasonable Best Efforts and Regulatory Approvals” beginning on page 156.
Ownership of the Combined Company after the Merger
Based on the number of Stratasys ordinary shares and Desktop Metal Class A common stock outstanding as of May 31, 2023, and the exchange ratio of 0.123, Stratasys and Desktop Metal estimate that, immediately following completion of the Merger, former Desktop Metal stockholders and holders of Desktop Metal equity awards will hold, in the aggregate, approximately 41% of the ordinary shares of the combined company, and Stratasys shareholders and equity award holders as of immediately prior to the completion of the Merger will hold, in the aggregate, approximately 59% of the ordinary shares of the combined company, on a fully-diluted basis.
Governance of the Combined Company after the Merger
Articles of Association
The amended and restated articles of association of Stratasys that are subject to approval at the Stratasys EGM pursuant to Stratasys Proposal 3 (the Stratasys articles restatement proposal) will, upon approval, be the articles of association of Stratasys after the Merger, unless thereafter amended. Most provisions of the prospective Stratasys amended and restated articles of association, referred to as the Stratasys prospective articles, may be amended by an ordinary majority of Stratasys’ shareholders present and voting at a general meeting of shareholders. The special corporate governance provisions for the combined company during the initial two-year period following completion of the Merger, which are contained in Article 86 of the Stratasys prospective articles and for which the approval by a two-thirds majority of the directors then in office is required to effect a change, may only be amended if such amendment is affirmatively approved by shareholders holding at least two-thirds of the voting power of the combined company. The full text of the proposed amended and restated articles of association of Stratasys is attached to this joint proxy statement/prospectus as Annex B.
Management; Board of Directors
The combined company will maintain Stratasys’ current dual headquarters— in Eden Prairie, Minnesota and Rehovot, Israel. Dr. Yoav Zeif, Chief Executive Officer of Stratasys, will serve as Chief Executive Officer of the combined company. Ric Fulop, Chairman and Chief Executive Officer of Desktop Metal, will serve as the non-executive Chairman of the Board of Directors of the combined company.
The Stratasys prospective articles provide that the number of directors shall be set by the Stratasys board from time to time, but shall be not less than seven (7) nor greater than eleven (11). Under the Merger Agreement, the initial members of the combined company board of directors shall consist of (subject to their election pursuant to Proposal 1 at the Stratasys EGM): five individuals designated by Stratasys (one of whom shall be Dov Ofer, as Lead Independent Director); five individuals designated by Desktop Metal (one of whom shall be Ric Fulop, as non-executive Chairman of the Board of Directors); and Stratasys’ current Chief Executive Officer, Dr. Yoav Zeif. In the case of an equality of votes of the Board of Directors, the Chairman of the Board of Directors shall not have a second or casting vote, and the proposal shall be deemed to be defeated.
Under the Merger Agreement, the combined company’s board of directors shall not, for a period of two years from the effective time of the Merger, make any change to the board’s election in May 2016 to be governed by an exemption under the Israeli Companies Law regulations that exempts Stratasys from (i) appointing “external directors”, as defined under the Israeli Companies Law, and (ii) complying with the Israeli Companies Law requirements related to the composition of the audit committee and compensation committee of the board of directors.
Under the prospective articles, any of the following decisions that would change the agreed-upon governance scheme for the combined company during the initial two year term following completion of the Merger requires approval by two-thirds of the directors then in office (excluding, in respect of (i) below, the combined company’s Chief Executive Officer as of the effective time of the Merger, and in respect of (ii) below, the Chairman of the Board as of the effective time of the Merger):
(i)	the dismissal or replacement of the Chief Executive Officer as of the effective time;
(ii)	the dismissal or replacement of the Chairman of the Board as of the effective time;
(iii)	a change in the number of directors serving on the combined company board; or
(iv)	an election by the board to once again be subject to the Israeli Companies Law requirement to appoint external directors.
During the initial two-year term following the Merger, any change to the special board approval required for any of the matters described in (i) through (iv) above may be amended only with the affirmative approval of shareholders holding at least two-thirds of the voting power of the combined company.
After the end of the initial two-year term following the Merger, the Chairman of the Board may be dismissed or removed from that position by a simple majority of the members of the board of directors who are lawfully entitled to participate in the meeting and vote thereon and present when such a board resolution is put to a vote and voting thereon.
Committees of Board of Directors
Under the Merger Agreement, the nomination and governance committee of the combined company board of directors, which will be newly formed upon completion of the Merger, will be comprised of three directors, two of whom will be designated by Stratasys and one of whom will be designated by Desktop Metal. The chairman of the nomination and governance committee will be a designee of Stratasys and shall initially be Dov Ofer.
The audit committee of the combined company board will be comprised of three directors, two of whom will be designated by Stratasys and one of whom will be designated by Desktop Metal. The chairman of the audit committee of the combined company Board will be designated by Stratasys.
The compensation committee of the combined company board will be comprised of three directors, two of whom will be designated by Desktop Metal and one of whom will be designated by Stratasys. The chairman of the compensation committee of the combined company board will be designated by Desktop Metal.
Certain exemptions from Nasdaq corporate governance requirements
As a foreign private issuer, Stratasys is eligible for exemption from certain Nasdaq corporate governance requirements that apply to U.S. domestic issuers if, among other reasons, those standards are contrary to the corresponding law, rule or regulation of a public authority exercising jurisdiction over Stratasys or contrary to generally accepted business practices in Stratasys’ home country of domicile, provided that Stratasys properly notifies Nasdaq and makes the required disclosure, except to the extent that such exemptions would be contrary to United States federal securities laws.
Upon the effectiveness of the Merger, the updated list of exemptions from Nasdaq corporate governance requirements that Stratasys expects to rely upon consists of the following:
•
Quorum: Stratasys is exempt from provisions set forth in Nasdaq Rule 5620(c), which requires each issuer (other than limited partnerships) to provide for a quorum in its by-laws for any meeting of the holders of common stock, which shall in no case be less than 33.33% of the outstanding shares of the issuer’s common voting stock. As permitted under the Israeli Companies Law, Stratasys’ articles of association provide that a quorum required for an ordinary meeting of shareholders consists of at least two shareholders present in person, by proxy or by other voting instrument, who hold at least 25% of the voting power of its ordinary shares (and in an adjourned meeting, with some exceptions, two shareholders, regardless of the voting power associated with their shares).
•
Executive Sessions of Independent Directors: Under the Israeli Companies Law, Stratasys’ independent directors (as defined under the Nasdaq Listing Rules) do not need to meet regularly in sessions at which only they are present, as is required of U.S. domestic issuers under Nasdaq Listing Rule 5605(b)(2). Instead, the various board committees described above under “Committees of Board of Directors”, which will meet from time to time, will consist solely of independent directors (under the Nasdaq definition).

•
Shareholder Approval: Pursuant to Israeli law, Stratasys will seek shareholder approval for all corporate actions requiring such approval under the requirements of the Israeli Companies Law, which are different from, or in addition to, the requirements for seeking shareholder approval under Nasdaq Listing Rule 5635.

U.S. Federal Securities Law
Pending the effectiveness of the registration statement on Form F-4, of which this joint proxy statement/prospectus forms a part, Stratasys ordinary shares issued in the Merger will not be subject to any restrictions on transfer arising under the Securities Act or the Exchange Act, except for Stratasys ordinary shares issued to any Desktop Metal stockholder who may be deemed an “affiliate” of Stratasys after the completion of the Merger. This joint proxy statement/prospectus does not cover resales of Stratasys ordinary shares received by any person upon the completion of the Merger, and no person is authorized to make any use of this joint proxy statement/prospectus in connection with any resale of Stratasys ordinary shares.
Accounting Treatment of the Merger
Stratasys and Desktop Metal prepare their respective financial statements in accordance with GAAP. The Merger will be accounted for using the acquisition method of accounting, and Stratasys will be treated as the accounting acquirer. In identifying Stratasys as the acquiring entity for accounting purposes, Stratasys and Desktop Metal took into account a number of factors as of the date of this joint proxy statement/prospectus, including the estimate of the relative voting rights of all equity instruments in the combined company, the expected composition of senior management of the combined company and the expected corporate governance structure of the combined company. No single factor was the sole determinant in the overall conclusion that Stratasys is the acquirer for accounting purposes; rather, all factors were considered in arriving at such conclusion.
Litigation Relating to the Merger
Litigation of Stratasys with Nano Dimension Ltd.
Stratasys has been named as a defendant in an action brought by its shareholder, Nano, related to Stratasys’ shareholder rights plan and the Nano Tender Offer. A summary of that litigation is provided below:
On April 25, 2023, Nano filed an urgent motion, referred to as the motion, for an interim order against Stratasys and its board members, collectively referred to as the Respondents, at the Economic Department of the Tel Aviv District Court. In the motion, Nano requested an injunction against the Respondents from any improper action or unlawful involvement in Nano’s potential tender offer for Stratasys ordinary shares, including by triggering Stratasys’ shareholder rights plan. Nano further requested any other relief as the court sees fit.
On May 7, 2023, Nano filed (within the same proceedings before the Tel-Aviv District Court) a Statement of Claim in which it seeks a declaratory relief declaring that Stratasys’ shareholder rights plan is both illegal and void as well as a court order ordering Stratasys and its directors not to intervene with, nor hinder in any way, the special tender offer it intended (as of that time) to make to acquire Stratasys ordinary shares.
On May 11, 2023, Stratasys filed its response to Nano's motion for temporary relief, stating, among other things, that Nano's claims are in bad faith and that Nano withheld material information from the court; as well as that Nano is estopped from arguing against Stratasys’ shareholder rights plan; and that the adoption of such a rights plan is both lawful and proper. A preliminary hearing on the matter was held on May 15, 2023.

On June 8, 2023, Stratasys submitted its Statement of Defense, in which Stratasys rejected all of Nano's claims, stating, among other things, that there was a substantial change of circumstance since the claim was filed due to the signing of the Merger Agreement with Desktop Metal on May 25, 2023 and the launch of the Nano Tender Offer on May 25, 2023. Neither the Merger nor the Nano Tender Offer was included in the Statement of Claim filed by Nano, rendering it irrelevant. Additionally, Stratasys argued that the shareholder rights plan is legal under Israeli law, and that due to the many flaws and unlawful conditions of the Nano Tender Offer and Nano’s conduct and circumstances, the Stratasys board is obligated to get involved and protect Stratasys and its shareholders.
Along with its Statement of Defense, Stratasys submitted a counterclaim, seeking an order restraining Nano from completing the Nano Tender Offer until a final decision on the Nano board’s composition legality is rendered and until it receives all necessary regulatory approvals (including CFIUS). Additionally, Stratasys requested that the court order Nano to amend its tender offer, to allow observers to supervise the counting of the votes and to set up a system which will allow shareholders to submit their objections.
On June 18, 2023, Nano responded to Stratasys’ Statement of Defense and filed its own Statement of Defense to Stratasys’ counterclaim. In doing so, Nano reiterated certain arguments from its claim, and asserted, among other things, that: Stratasys’ proposed Merger with Desktop Metal is a worse option for Stratasys shareholders than the Nano Tender Offer and Stratasys’ shareholders should have the full ability to choose between the two; and Nano’s conduct is irrelevant to Nano’s legal claim. Nano furthermore rejected Stratasys’ counterclaim, arguing, among other things, that: Stratasys has no standing regarding the Nano Tender Offer and its flaws; Stratasys’ counterclaim constitutes unlawful involvement of the Stratasys board in the Nano Tender Offer; and the conditions of the Nano Tender Offer are in line with the applicable laws and regulations.
On June 21, 2023, Stratasys filed its Response to Nano’s Statement of Defense in the counterclaim; the witness statements of both Nano and Stratasys as plaintiffs in the claim and counterclaim were submitted on June 28, 2023; and the witness statements of both parties as defendants in the claim and counterclaim were submitted on July 6, 2023. An evidentiary hearing took place on July 13, 2023, at the Tel Aviv District Court.
On July 18, 2023, in the context of an interim procedural decision pertaining to the schedule for summations —the Israeli court took the opportunity to express its preliminary view on the legality of shareholder rights plans. The court disclosed that it is inclined to rule that rights plans are permissible under Israeli law; that the adoption of a rights plan by a board should be subject to enhanced scrutiny; that the board would bear the burden of proving that it was informed, that it acted in good faith, that experts were consulted, and that it considered the interests of the company and its shareholders, rather than acting for the sake of entrenching itself. The preliminary decision further addressed a list of valid considerations that the board may take into account in adopting and preserving a rights plan.
On August 1, 2023, Nano announced the expiration of the Nano Tender Offer. On August 8, 2023, the Tel Aviv District Court decided to stay the proceedings until further decision otherwise.
In a separate action, on July 13, 2023, Nano filed a motion in an Israeli court pursuant to Regulation 54 of the Civil Procedure Regulations (a procedural mechanism for written motions which can also be used, in certain circumstances, for initiating an action without filing a Statement of Claim), requesting the court to order, inter alia, Stratasys to correct the agenda sent out to its shareholders in advance of a general shareholder meeting scheduled for August 8, 2023, so that it would include Nano’s individual director nominees for Stratasys’ board, and to order Stratasys to issue a new proxy statement and proxy card.
On July 28, 2023, Nano issued a press release in which it announced that it intended to withdraw its nominees for Stratasys’ board, which Nano reiterated in a press release that it issued on August 1, 2023. On August 8, 2023, the Israeli court decided to stay the proceedings until further decision.
Litigation Relating to the Merger
On June 26, 2023 and June 27, 2023, purported stockholders Harold Weber and James Bruinsslot each sent demand letters to Desktop Metal requesting certain books and records of the company related to Desktop Metal’s proposed merger with Stratasys Ltd. On June 27, 2023, June 29, 2023 and July 11, 2023, purported stockholders Donald Browning, Jeffrey D. Justice, II, Brian Warden, and Karl Cordes each sent demand letters to the Company alleging material misstatements and omissions in Desktop Metal’s public disclosures made in connection with its proposed merger with Stratasys Ltd. in violation of the Exchange Act.
On June 27, 2023 and July 13, 2023, purported stockholders El Mehdi Modar and Gerald Lovoi filed two actions in the United States District Court for the Southern District of New York (Modar v. Desktop Metal, et al., Case

No. 1:23-cv-05465, Lovoi v. Desktop Metal, et al., Case No. 1:23-cv-06035). The complaints make similar allegations to the demand letters, claiming that certain officers and directors of Desktop Metal violated Sections 14(a) and 20(a) of the Exchange Act by causing a materially incomplete and misleading registration statement to be filed with the SEC on June 20, 2023 in connection with Desktop Metal’s proposed merger with Stratasys Ltd. Desktop Metal believes these claims are without merit and intends to vigorously defend against them.
It is possible that additional lawsuits may be filed between the date of this joint proxy statement/prospectus and consummation of the Merger.
Exchange of Shares
Prior to the effective time, Stratasys will engage an exchange agent reasonably acceptable to Desktop Metal in connection with the Merger. At or prior to the effective time, Stratasys will deposit, or cause to be deposited, with the exchange agent, (i) certificates or, at Stratasys’ option, evidence in book-entry form, representing the Stratasys ordinary shares to be issued as Merger consideration and (ii) an amount of cash sufficient to fund the payment in lieu of fractional Stratasys ordinary shares payable pursuant to the terms of the Merger Agreement. All such Stratasys ordinary shares and any cash deposited with the exchange agent are referred to as the “exchange fund.”
Subject to the terms and conditions set forth in the Merger Agreement, at the effective time, each share of Desktop Metal Class A common stock issued and outstanding immediately prior to the effective time (other than shares of Desktop Metal Class A common stock owned or held (x) in treasury or otherwise owned by Desktop Metal or any of its subsidiaries or (y) by Stratasys or Merger Sub), will be converted into the right to receive 0.123 of one Stratasys ordinary share.
As promptly as practicable after the effective time, Stratasys will cause the exchange agent to mail to each holder of certificates representing shares of Desktop Metal Class A common stock, or Desktop Metal certificates, which at the effective time were converted into the right to receive the Merger consideration, a form of letter of transmittal specifying that delivery will be effected, and risk of loss and title to the Desktop Metal certificates will pass, only upon proper delivery of such certificate (or affidavits of loss in lieu thereof) to the exchange agent and will be in such form and have such provisions as Stratasys may specify subject to Desktop Metal’s reasonable approval), together with instructions thereto. Any holder of any non-certificated outstanding share of Desktop Metal Class A common stock represented by book entry, referred to as Desktop Metal book entry shares, whose shares of Desktop Metal Class A common stock were converted pursuant to the terms of the Merger Agreement into the right to receive the Merger consideration will not be required to deliver a Desktop Metal certificate (nor an affidavit of loss in lieu thereof nor an indemnity bond) or an executed letter of transmittal to the exchange agent to receive Merger consideration.
Upon (i) the surrender of the Desktop Metal certificates for cancellation to the exchange agent (together with a duly, completely and validly executed letter of transmittal, and such other documents as may reasonably be required by the exchange agent), or (ii) in the case of Desktop Metal book entry shares, the receipt of an “agent’s message” by the exchange agent, the holders of such shares of Desktop Metal Class A common stock will be entitled to receive the Merger consideration into which such shares have been converted (which may be in book-entry or uncertificated form), and any dividends or other distributions which the holder has the right to receive pursuant to the terms of the Merger Agreement. Subject to applicable law and withholding, following surrender of any Desktop Metal certificates, the holder of the Stratasys ordinary shares issued in exchange therefor will be paid the amount of dividends or other distributions which had become payable after the effective time with respect to the Stratasys ordinary shares constituting the applicable Merger consideration, without interest.
More information can be found in the section entitled “The Merger Agreement—Exchange of Shares” beginning on page 145.
Listing of Stratasys Ordinary Shares; Delisting and Deregistration of Desktop Metal Class A Common Stock
The Stratasys ordinary shares to be issued in the Merger will be listed for trading on the Nasdaq Global Select Market.
If the Merger is completed, Desktop Metal Class A common stock will be delisted from the NYSE and deregistered under the Exchange Act, and following that delisting and deregistration, Desktop Metal will no longer be required to file periodic reports with the SEC with respect to Desktop Metal Class A common stock.

THE MERGER AGREEMENT
The following summary describes certain material provisions of the Merger Agreement. This summary does not purport to be complete and may not contain all of the information about the Merger Agreement that is important to you. This summary is subject to, and qualified in its entirety by reference to, the Merger Agreement, which is annexed as Annex A to this joint proxy statement/prospectus and is incorporated by reference herein. You are urged to read the Merger Agreement carefully and in its entirety, as it is the legal document governing the Merger.
The following summary of the Merger Agreement is included in this joint proxy statement/prospectus only to provide you with information regarding the terms and conditions of the Merger Agreement, and not to provide any other factual information regarding Stratasys, Desktop Metal or their respective businesses. Accordingly, the representations and warranties and other provisions of the Merger Agreement should not be read alone, but instead should be read only in conjunction with the information provided elsewhere in this joint proxy statement/prospectus and in the documents incorporated by reference herein.
The representations, warranties and covenants contained in the Merger Agreement and described in this joint proxy statement/prospectus were made only for purposes of the Merger Agreement and as of specific dates and may be subject to more recent developments. These representations, warranties and covenants were made solely for the benefit of the parties to the Merger Agreement and may be subject to limitations agreed upon by the contracting parties, including being qualified by reference to certain information Stratasys and Desktop Metal filed with the SEC prior to the date of the Merger Agreement, as well as by confidential disclosure letters that the parties prepared and delivered in connection with the execution of the Merger Agreement, for the purposes of allocating risk between parties to the Merger Agreement instead of establishing these matters as facts, and may apply standards of materiality in a way that is different from what may be viewed as material by you or by other investors. Accordingly, these representations and warranties alone may not describe the actual state of affairs as of the date they were made or at any other time. The representations and warranties contained in the Merger Agreement do not survive the effective time of the Merger. For the foregoing reasons, neither shareholders of Stratasys nor stockholders of Desktop Metal should rely on the representations, warranties and covenants contained in the Merger Agreement as characterizations of the actual state of facts or condition of Stratasys or Desktop Metal or any of their respective subsidiaries or affiliates. Information concerning the subject matter of the representations, warranties and covenants may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in public disclosures by Stratasys and Desktop Metal. Shareholders of Stratasys and stockholders of Desktop Metal should rely only upon the information presented in this joint proxy statement/prospectus and information filed with the SEC and incorporated herein by reference in evaluating the Merger and determining their vote at the Stratasys extraordinary general meeting or Desktop Metal special meeting, as applicable.
Structure
Upon the terms and subject to the conditions set forth in the Merger Agreement, Merger Sub, a direct wholly-owned subsidiary of Stratasys, will merge with and into Desktop Metal, with Desktop Metal continuing as the surviving corporation and as a direct wholly-owned subsidiary of Stratasys.
Merger Consideration
Common Stock. Subject to the terms and conditions set forth in the Merger Agreement, at the effective time of the Merger, each share of Desktop Metal Class A common stock issued and outstanding immediately prior to the effective time (other than shares of Desktop Metal Class A common stock owned by (a) Desktop Metal as treasury stock, (b) a direct or indirect wholly-owned subsidiary of Desktop Metal or (c) Stratasys or Merger Sub, in each case, if any, immediately prior to the effective time), will be converted into the right to receive 0.123 (which is referred to as the exchange ratio) Stratasys ordinary shares. All shares of Desktop Metal Class A common stock, when converted, will no longer be outstanding and will automatically be canceled and will cease to exist, and each holder of Desktop Metal certificates and each holder of Desktop Metal book entry shares), will cease to have any rights with respect thereto, except the right to receive the Merger consideration to be issued in consideration therefor and any dividends or other distributions to which holders become entitled upon the surrender of such Desktop Metal certificate or Desktop Metal book entry shares in accordance with the terms of the Merger Agreement, in each case without interest. By virtue of the Merger, each share of common stock of Merger Sub, par value $0.0001, issued and outstanding immediately prior to the effective time will be canceled and converted into one fully paid and nonassessable share of common stock of Desktop Metal, as the surviving corporation of the Merger.

Stock Options. Pursuant to the Merger Agreement, at the effective time, each Desktop Metal Option outstanding immediately prior to the effective time will be automatically converted into an option to acquire, on substantially the same terms and conditions (including the same vesting and exercisability terms and conditions) as were applicable under the incentive award plan of Desktop Metal relating to such Desktop Metal Option immediately prior to the effective time (but otherwise subject to the terms and conditions of the Stratasys equity plans), the number of Stratasys ordinary shares determined by multiplying the number of shares of Desktop Metal Class A common stock subject to such Desktop Metal Option immediately prior to the effective time by the exchange ratio, rounding down to the nearest whole number of shares, at a per share exercise price determined by dividing the per share exercise price of such Desktop Metal Option by the exchange ratio, rounding up to the nearest whole cent.
Restricted Stock Awards. Each Desktop Metal RSA outstanding immediately prior to the effective time will automatically be converted into a grant of a restricted stock award, on substantially the same terms and conditions (including the same vesting terms and conditions) as were applicable under the incentive award plan of Desktop Metal relating to such Desktop Metal RSA immediately prior to the effective time (but otherwise subject to the terms and conditions of the Stratasys equity plans), covering a number of Stratasys ordinary shares determined by multiplying the number of shares of Desktop Metal Class A common stock covered by such Desktop Metal RSA immediately prior to the effective time by the exchange ratio, rounding down to the nearest whole number of shares.
Restricted Stock Unit Awards. Each Desktop Metal RSU Award outstanding immediately prior to the effective time will automatically be cancelled in exchange for the grant of a restricted stock unit award to receive, on substantially the same terms and conditions (including the same vesting and exercisability terms and conditions) as were applicable under the incentive award plan of Desktop Metal relating to such Desktop Metal RSU Award immediately prior to the effective time (but otherwise subject to the terms and conditions of the Stratasys equity plans), the number of Stratasys ordinary shares determined by multiplying the number of shares of Desktop Metal Class A common stock covered by such Desktop Metal RSU Award immediately prior to the effective time by the exchange ratio, rounding down to the nearest whole number of shares.
Effective Time; Closing
The closing of the Merger will occur on the date that is five business days following the satisfaction or (to the extent permitted by law) waiver of the conditions to closing set forth in the Merger Agreement (other than those conditions that by their nature are to be satisfied at the closing, but subject to the satisfaction or (to the extent permitted by law) waiver of those conditions) described under “—Conditions to the Closing of the Merger,” or at such other time and date as may be agreed in writing between the parties to the Merger Agreement. Subject to the provisions of the Merger Agreement, as soon as practicable on the closing date, Desktop Metal and Merger Sub will file with the Secretary of State of the State of Delaware a certificate of merger, executed in accordance with the relevant provisions of the DGCL. The Merger will become effective at the time that the certificate of merger has been duly filed with the Secretary of State of the State of Delaware, or at such later time as Stratasys and Desktop Metal may agree and specify in such certificate of merger.
No Issuance of Fractional Shares
No fractional Stratasys ordinary shares will be issued in connection with the Merger, and no certificates or scrip for any such fractional shares will be issued. Any holder of Desktop Metal Class A common stock who would otherwise be entitled to receive a fraction of a Stratasys ordinary share (after aggregating all fractional Stratasys ordinary shares issuable to such holder) will, in lieu of such fraction of a share and upon surrender of such holder’s Desktop Metal certificates or Desktop Metal book entry shares, be paid in cash the dollar amount (rounded to the nearest whole cent), without interest, determined by multiplying such fraction by the closing price of a Stratasys ordinary share on the last trading day before the Merger becomes effective.
Exchange of Shares
Prior to the effective time, Stratasys will engage an exchange agent reasonably acceptable to Desktop Metal in connection with the Merger. At or prior to the effective time, Stratasys will deposit, or cause to be deposited, with the exchange agent, (i) certificates or, at Stratasys’ option, evidence in book-entry form, representing the Stratasys ordinary shares to be issued as Merger consideration and (ii) an amount of cash sufficient to fund the payment of cash in lieu of fractional Stratasys ordinary shares payable pursuant to the terms of the Merger Agreement. All such Stratasys ordinary shares and any cash deposited with the exchange agent are referred to as the “exchange fund.”

As promptly as practicable after the effective time, Stratasys will cause the exchange agent to mail to each holder of Desktop Metal certificates, which at the effective time were converted into the right to receive the Merger consideration, a form of letter of transmittal specifying that delivery will be effected, and risk of loss and title to the Desktop Metal certificates will pass, only upon proper delivery of such certificate (or affidavits of loss in lieu thereof) to the exchange agent and will be in such form and have such provisions as Stratasys may specify subject to Desktop Metal’s reasonable approval), together with instructions thereto. Any holder of any Desktop Metal book entry shares whose shares of Desktop Metal Class A common stock were converted pursuant to the terms of the Merger Agreement into the right to receive the Merger consideration will not be required to deliver a Desktop Metal certificate (nor an affidavit of loss in lieu thereof nor an indemnity bond) or an executed letter of transmittal to the exchange agent to receive the Merger consideration.
Upon (i) the surrender of the Desktop Metal certificates for cancellation to the exchange agent (together with a duly, completely and validly executed letter of transmittal, and such other documents as may reasonably be required by the exchange agent), or (ii) in the case of Desktop Metal book entry shares, the receipt of an “agent’s message” by the exchange agent, the holders of such shares of Desktop Metal Class A common stock will be entitled to receive the Merger consideration into which such shares have been converted (which may be in book-entry or uncertificated form), and any dividends or other distributions which the holder has the right to receive pursuant to the terms of the Merger Agreement. Subject to applicable law and withholding, following surrender of any Desktop Metal certificates, the holder of the Stratasys ordinary shares issued in exchange therefor will be paid the amount of dividends or other distributions with a record date after the effective time with respect to the Stratasys ordinary shares constituting the applicable Merger consideration, without interest.
Termination of Exchange Fund
Any portion of the exchange fund (including any interest received) that remains undistributed to the holders of Desktop Metal Class A common stock for twelve (12) months after the effective time will be delivered to Stratasys, upon demand, and any holder of Desktop Metal Class A common stock who has not before that time complied with the terms of the Merger Agreement will thereafter look only to Stratasys for payment of its claim for Merger consideration and distributions to which such holder is entitled pursuant to the terms of the Merger Agreement, in each case without interest.
In addition, under the Merger Agreement, any portion of the exchange fund which remains unclaimed by the holders of Desktop Metal certificates or the holders of evidence of Desktop Metal book entry shares for five (5) years after the effective time (or immediately prior to such earlier date on which the exchange fund would otherwise escheat to, or become property of, any governmental authority) will become, to the extent permitted by applicable law, the property of Stratasys, free and clear of any claim or interest of any person previously entitled thereto.
Representations and Warranties
The Merger Agreement contains representations and warranties made by Stratasys, Merger Sub and Desktop Metal relating to, among other topics, the following:
•	organization, standing and power;
•	each company’s subsidiaries;
•	capitalization;
•	authority to execute and deliver the Merger Agreement and perform each party’s obligations thereunder and enforceability of the Merger Agreement;
•	absence of conflicts of the Merger Agreement with, or any default or violation under, organizational documents, material agreements and instruments or applicable law;
•	receipt of necessary authorizations;
•	required governmental filings or consents in connection with the Merger;
•	filings with the SEC and financial statements;
•	absence of undisclosed liabilities;
•	accuracy of information supplied for SEC filings;

•	absence of certain changes or events from March 31, 2023 to the date of the Merger Agreement;
•	employee benefit plans;
•	labor matters and employment law compliance;
•	litigation;
•	compliance with applicable law and applicable court orders;
•	environmental matters;
•	material contracts;
•	intellectual property matters;
•	real property matters;
•	tax matters;
•	related party transactions;
•	insurance;
•	broker fees and expenses due in connection with the Merger;
•	qualification of the Merger as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder;
•	receipt of the opinion of a financial advisor; and
•	stock ownership.
The Merger Agreement also contains representations and warranties made by Stratasys relating to, among other topics, the following:
•	due issuance of Stratasys ordinary shares to be issued in the Merger
The Merger Agreement also contains representations and warranties made by Merger Sub relating to, among other topics, the following:
•	absence of engagement in any business or activity other than activities related to its corporate organization and the execution and delivery of the Merger Agreement; and
•	the adoption of resolutions by the Board of Directors of the Merger Sub with respect to the Merger Agreement.
The representations and warranties in the Merger Agreement do not survive the closing of the Merger, subject to certain customary exceptions.
Many of the representations and warranties of Stratasys and Desktop Metal are qualified by disclosure schedules and as to “materiality” or “material adverse effect.” In addition, there are separate stand-alone conditions to the completion of the Merger that require the absence of any material adverse effect.
For purposes of the Merger Agreement, “material adverse effect” means, with respect to any person, any effect, change, event, circumstance, condition, occurrence or development that, either individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the business, properties, results of operations or financial condition of such party and its subsidiaries taken as a whole. However, a “material adverse effect” will not be deemed to include the impact of (i) changes, after the date hereof, in accounting principles generally accepted in the United States of America (which is referred to as GAAP) or applicable regulatory accounting requirements; (ii) changes, after the date of the Merger Agreement, in applicable laws, or interpretations thereof by courts or governmental entities; (iii) changes, after the date of the Merger Agreement, in global, national or regional political conditions (including the outbreak of war or acts of terrorism, or the escalation of any conflict) or in economic, market (including equity, credit and debt markets, as well as changes in interest rates) or other general industry-wide conditions affecting the industries in which such person and its subsidiaries operates; (iv) the announcement or the existence of, compliance with, pendency of or performance under, the Merger Agreement or the transactions contemplated thereby or the identity of the parties to the Merger Agreement or any of their affiliates (provided that the exception in this clause (iv) will not apply to any representation or warranty to the extent the purpose of such representation or warranty is to address the consequences resulting from the execution of or performance under the Merger Agreement or the consummation of the transactions contemplated thereby and will not apply to any covenant to use commercially reasonable efforts to operate in the ordinary course); (v) a decline in the trading price of a person’s capital stock, but not including any underlying causes thereof to the extent not otherwise excluded pursuant to subclauses (i) through (ix); (vi) any natural disaster, earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire or other similar event; (vii) any epidemic, disease outbreak or pandemic (including COVID-19 (and, for the avoidance of doubt, any loss of customers, suppliers, orders, Contracts or other business relationships resulting from, or in connection with, COVID-19 or certain specified measures taken in response thereto)), public health emergency or widespread occurrence of infectious disease or other acts of God; (viii) any action taken by a party or any of its subsidiaries at the written request of the other party to the Merger Agreement; and (ix) actions or claims made or brought by any of the current or former shareholders or stockholders of a party (or on their behalf or on behalf of such party) against a party to the Merger Agreement or any of its directors, officers or employees arising out of the Merger Agreement or the transactions contemplated thereby (including certain actions or claims set forth in the disclosure schedules); except, with respect to subclause (i) to (iii), (vi) and (vii) to the extent that such effect, change, event, circumstance, condition, occurrence or development disproportionately affects the business, properties, results of operations or financial condition of such party to the Merger Agreement and its subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its subsidiaries operate.
Conduct of Business Pending the Merger
In general, subject to certain exceptions, between the date of the Merger Agreement and the effective time (or the earlier valid termination of the Merger Agreement), each of Stratasys and Desktop Metal will, and will cause their respective subsidiaries to, use commercially reasonable efforts to (x) conduct its business in the ordinary course, consistent with past practice in all material respects and (y) preserve intact its business organization and advantageous business relationships and keep available the services of its current officers and key employees and maintain its relationships with key customers, suppliers, licensors, licensees and distributors and others having material business dealings with them.
Subject to certain exceptions, without limiting the generality of the foregoing, between the date of the Merger Agreement and the effective time (or the earlier valid termination of the Merger Agreement), each of Stratasys and Desktop Metal will not, and will not permit any of their respective subsidiaries to, do any of the following without the prior written consent of the other (which may not be unreasonably withheld, conditioned or delayed):
•	declare, set aside or pay any dividends or make other distributions;
•
split, combine, subdivide or reclassify any of its capital stock, or securities convertible into or exchangeable or exercisable for capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for its capital stock;

•
repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any of its or its affiliates’ shares of capital stock or any securities convertible into or exchangeable or exercisable for its or its subsidiaries’ capital stock;

•
except for new grants of time-based vesting Desktop Metal Options or Desktop Metal RSU Awards or time-based vesting restricted stock unit awards of Stratasys, in either case, granted pursuant to an existing equity plan in the ordinary course of business consistent with past practice, and provided that the aggregate number of ordinary shares of Stratasys or shares of Desktop Metal Class A common stock, as applicable, subject to such equity awards granted after the date of the Merger Agreement does not exceed 1.5% of the issued and outstanding Stratasys ordinary shares or shares of Desktop Metal Class A common stock, as applicable, issue, deliver, sell, grant, pledge or otherwise encumber or subject to any lien (other than certain permitted liens): any shares of capital stock of it or its subsidiaries; any securities convertible into or exchangeable or exercisable for capital stock of it or its subsidiaries; any warrants, calls, options or other rights to acquire any shares of capital stock of it or its subsidiaries; or any rights issued by it or its subsidiaries that are linked in any way to the value of it or its subsidiaries or any of their respective capital stock;

•
amend (x) (i) in the case of Desktop Metal, the certificate of incorporation or bylaws of Desktop Metal, or (ii) in the case of Stratasys, the articles of association of Stratasys, or (y) amend in any material respect the charter or organizational documents of any of its subsidiaries;

•	make any material change in financial accounting methods, principles or practices;
•
merge or consolidate with, or directly or indirectly acquire in any transaction any equity interest in or business of any person, if the aggregate amount of consideration paid or transferred by it and its subsidiaries in connection with all such transactions would exceed a total amount equal to ten percent of the aggregate cash and cash equivalents of Desktop Metal and its subsidiaries at such time;

•
sell, lease (as lessor), license, mortgage, sell and leaseback or otherwise encumber or subject to any lien (other than certain permitted liens), or otherwise dispose of any properties or assets (other than sales of products or services in the ordinary course of business consistent with past practice) or any interests therein that, individually or in the aggregate, have a fair market value (or result in aggregate proceeds), in the aggregate for all such transactions, in excess of $15 million;

•	incur or refinance any indebtedness (except indebtedness solely between such party and a wholly-owned subsidiary or between wholly-owned subsidiaries);
•
waive, release, assign, settle or compromise any claim, action or proceeding, other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (i) equal to or lesser than the amounts specifically reserved with respect thereto on the balance sheet included in its SEC documents or (ii) that do not exceed $3 million in the aggregate;

•
assign, abandon, subject to a lien (other than a permitted lien), convey title (in whole or in part), exclusively license or grant (and, in the case of Stratasys, encumber) any right or other licenses to material intellectual property rights owned or exclusively licensed to it or any of its subsidiaries, other than the abandonment of intellectual property rights or the grant of non-exclusive licenses in the ordinary course of business consistent with past practice, or enter into licenses or agreements that impose material restrictions upon it or any of its affiliates with respect to its material licensed intellectual property;

•
amend, modify, waive or terminate any material contract, in each case if such amendment, modification, waiver or termination would have an adverse effect that, individually or in the aggregate, is material to such party and its subsidiaries, taken as a whole or (ii) enter into any contract that would be a material contract if it had been entered into prior to the date of the Merger Agreement;

•
enter into any new line of business outside of its existing business or discontinue any existing line of business, in each case other than in the ordinary course of business consistent with past practice;

•	except in the ordinary course of business, make, change or revoke any material tax election, file any material amended tax return, or settle or compromise any material tax liability or refund;
•
except as required by any benefit plan or collective bargaining agreement in effect as of the date of the Merger Agreement or for actions in the ordinary course of business consistent with past practice and aligned with the annual plan presented to the Desktop Metal board of directors or Stratasys board of directors, as applicable, (i) grant or announce any cash or equity-based incentive awards, severance or termination pay, retention bonuses, transaction or change-in-control bonuses or any increase in salary, wage or other compensation, to any of its current or former employees, officers, or directors, other than in connection with certain enumerated exceptions; (ii) hire, terminate (other than for cause), or promote any employees or officers, except in the ordinary course of business consistent with past practice with respect to an employee or officer with an annual base salary and incentive compensation opportunity that does not exceed $350,000 per employee or officer; (iii) establish, adopt, enter into, amend, modify or terminate in any material respect any collective bargaining agreement or material benefit plan; (iv) take any action or agree or commit to accelerate any rights, benefits or the lapsing of any restrictions, or the funding of any payments or benefits, payable to any current or former employee, officer, or director of the applicable company or its subsidiaries; or (v) amend the terms of any outstanding equity awards, grant or announce any cash or equity-based incentive awards, severance or termination pay, retention bonuses, transaction or change-in-control bonuses or any increase in salary, wage or other compensation, to any current or former employee, officer, or director of such party or any of its subsidiaries, other than certain enumerated exceptions;

•
with respect to Desktop Metal, amend, modify, supplement or terminate its indenture or take any action that would result in a change to the conversion rate or that would cause the redemption of the indenture to be accelerated; or

•	agree to take or make any commitment to take any of the foregoing actions.
Employment Matters
The Merger Agreement provides that, for a period of one year following the effective time (or if shorter, during the period of employment), Stratasys will, or will cause its subsidiaries to, provide to each Desktop Metal employee who continues to be employed after the effective time at least the same annual base salary or wage rate, as applicable, as provided to such continuing employee immediately prior to the effective time, except that in the event there is a reduction of base salaries or wage rates that affects substantially all employees of Stratasys after the effective time, the annual base salary or wage rate of the similarly situated continuing employees may be commensurately reduced. Stratasys and Desktop Metal will cooperate in good faith in reviewing, evaluating and analyzing the benefit plans of Stratasys and Desktop Metal with a view towards developing appropriate new benefit plans (or selecting existing benefit plans), referred to as the new benefit plans, that will apply to Stratasys employees (including the Desktop Metal continuing employees) after the effective time. The new benefit plans will, to the extent permitted by applicable law, and among other things, treat similarly situated employees on a substantially equivalent basis, taking into account all relevant factors, including duties, geographic, location, tenure, qualifications and abilities, and will not discriminate between employees who were covered by Stratasys benefit plans, on the one hand, and those covered by Desktop Metal benefit plans, on the other hand, at the effective time.
The Merger Agreement also provides that, for purposes of eligibility, participation, vesting and benefit accrual (except (i) for purposes of benefit accruals under any defined benefit pension plan or retiree medical plan, (ii) to the extent such credit would result in a duplication of benefits or (iii) under any grandfathered or frozen plan), under the new benefit plans, service with or credited by Stratasys or Desktop Metal, as applicable, to each employee who continues to be employed after the effective time will be treated as service with Stratasys to the same extent such service was taken into account under the analogous Stratasys benefit plan or Desktop Metal benefit plan prior to the effective time. With respect to any new benefit plan in which any continuing employee first becomes eligible to participate on or after the effective time, Stratasys will (a) waive all preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to such employees and their eligible dependents, except to the extent such pre-existing conditions, exclusions or waiting periods would apply under the analogous Stratasys or Desktop Metal benefit plan, as applicable, and (b) provide such employees and their eligible dependents with credit for any copayments and deductibles paid prior to the effective time (or, if later, prior to the time such employee commenced participation in the new benefit plan) under a Stratasys or Desktop Metal benefit plan, as applicable (to the same extent such credit was given under the analogous Stratasys or Desktop Metal benefit plan) in satisfying any applicable deductible or out-of-pocket requirements under any new benefit plan.
Nothing in the Merger Agreement or this proxy statement/prospectus will (i) be construed as an amendment or other modification of, or the termination of, any employee benefit plan or arrangement, (ii) limit the right of Stratasys, Desktop Metal or any of their respective subsidiaries to amend, terminate or otherwise modify any employee benefit plan or arrangement, (iii) be construed to create any third party beneficiary rights in any continuing employee, or any other current or former employee or service provider or any of their respective beneficiaries, or (iv) be construed to limit the right of Stratasys, Desktop Metal or their respective subsidiaries to terminate the employment of any employee or service provider in accordance with applicable law.
Certain Additional Covenants
The Merger Agreement also contains additional covenants, including, among others, with respect to (a) access to information and confidentiality; (b) actions to be taken by Stratasys with respect to the listing on Nasdaq of the Stratasys ordinary shares to be issued in connection with the merger and actions to be taken by Stratasys and Desktop Metal regarding the delisting of Desktop Metal Class A common stock from the NYSE and deregistration of the Desktop Metal Class A common stock under the Exchange Act; (c) coordination with respect to litigation relating to the Merger; (d) public statements with respect to the transactions contemplated by the Merger Agreement; (e) the treatment of Desktop Metal’s indenture; and (f) notification of certain events between the date of the Merger Agreement and the closing of the Merger.

Shareholder/Stockholder Meeting
Each of Stratasys and Desktop Metal has agreed, to take all action necessary in accordance with (i) applicable law and (ii) (x) in the case of Stratasys, its articles of association and (y) in the case of Desktop Metal, its organizational documents, to duly call, give notice of, convene and hold a meeting of its shareholders or stockholders, as applicable, for the purpose of seeking the approval of Stratasys’ shareholders of the Stratasys Merger-related proposal or the approval of Desktop Metal’s stockholders of the Desktop Metal Merger Agreement proposal, as applicable, as soon as practicable after the Registration Statement becomes effective. Subject to the terms of the Merger Agreement, each of Stratasys and Desktop Metal has agreed, through its board, to recommend to its shareholders or stockholders, as applicable, that they give the approval of the Stratasys Merger-related proposal or approval of the Desktop Metal Merger Agreement proposal, as applicable, and to include such recommendation in this joint proxy statement/prospectus. Each of Stratasys and Desktop Metal have agreed, subject to the terms of the Merger Agreement, to use its reasonable best efforts to solicit sufficient proxies from its shareholders or stockholders, respectively, in favor of the Stratasys Merger-related proposal or Desktop Metal Merger Agreement proposal, respectively, and to take all other actions necessary or advisable to secure the approval of Stratasys’ shareholders of the Stratasys Merger-related proposal or approval of Desktop Metal’s stockholders of the Desktop Metal Merger Agreement proposal, respectively.
Each of the Stratasys board of directors and the Desktop Metal board of directors has unanimously recommended that the Stratasys shareholders and the Desktop Metal stockholders, respectively, vote “FOR” the approval of the shareholder and stockholder resolutions required for the consummation of the transactions contemplated by the Merger Agreement, including as set forth in the other proposals included in this joint proxy statement/prospectus. However, each of the board of directors of Stratasys and Desktop Metal may withhold, withdraw, qualify, modify or amend its recommendation in a manner adverse to the other party or recommend a Superior Proposal under certain specified circumstances as discussed below under “—No Solicitation” and “—Changes in Recommendation of the Board of Directors of Stratasys or Desktop Metal .”
No Solicitation
No Solicitation by Stratasys
Except as otherwise permitted by the Merger Agreement, Stratasys has agreed that it will not, and will cause its subsidiaries and its and their respective directors and officers not to, and will use reasonable best efforts to cause its other representatives not to, directly or indirectly:
•
solicit, initiate, induce, facilitate, or knowingly encourage any Acquisition Proposal with respect to Stratasys or any inquiry or proposal that may reasonably be expected to lead to such an Acquisition Proposal;

•
enter into, participate in, maintain or continue any communications or negotiations regarding, or deliver or make available to any person any non-public information with respect to, or take any other action regarding, any inquiry, expression of interest, proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal with respect to Stratasys;

•	enter into any letter of intent or any other contract, agreement, commitment or other written arrangement contemplating or otherwise relating to any Acquisition Proposal with respect to Stratasys; or
•	resolve, propose or agree to do any of the foregoing.
No Solicitation by Desktop Metal
Except as otherwise permitted by the Merger Agreement, Desktop Metal has agreed that it will not, and will cause its subsidiaries and its and their respective directors and officers not to, and will use reasonable best efforts to cause its other representatives not to, directly or indirectly:
•
solicit, initiate, induce, facilitate, or knowingly encourage any Acquisition Proposal with respect to Desktop Metal or any inquiry or proposal that may reasonably be expected to lead to such an Acquisition Proposal;

•
take any action to make the provisions of any takeover statute (including approving any transaction under, or a third party becoming an “interested stockholder” under, Section 203 of the Delaware General Corporation Law) inapplicable to any transaction contemplated by an Acquisition Proposal with respect to Desktop Metal;

•
enter into, participate in, maintain or continue any communications or negotiations regarding, or deliver or make available to any person any non-public information with respect to, or take any other action regarding, any inquiry, expression of interest, proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal with respect to Desktop Metal;

•
enter into any letter of intent or any other contract, agreement, commitment or other written arrangement contemplating or otherwise relating to any Acquisition Proposal with respect to Desktop Metal; or

•	resolve, propose or agree to do any of the foregoing.
Each of Stratasys and Desktop Metal agreed that promptly upon execution of the Merger Agreement, it would, and would cause its subsidiaries to, and would cause its and their respective directors and officers, and would use reasonable best efforts to cause its other representatives to, immediately cease and cause to be terminated all existing discussions or negotiations with any person conducted before the date of the Merger Agreement with respect to any Acquisition Proposal, or any inquiry or proposal that may reasonably be expected to lead to an Acquisition Proposal with respect to it, use reasonable best efforts to request the prompt return or destruction of all confidential information furnished with respect to discussions prior to the date of the Merger Agreement in respect of an Acquisition Proposal with respect to it, to the extent that it is entitled to have such documents returned or destroyed, and promptly terminate all physical and electronic dataroom access previously granted to any such person or its representatives.
The foregoing restrictions do not prohibit each of Stratasys and Desktop Metal, prior to obtaining the approval of Stratasys’ shareholders of the Stratasys Merger-related proposal or approval of Desktop Metal’s stockholders of the Desktop Metal Merger Agreement proposal, respectively, from furnishing information regarding itself to, or entering into discussions and negotiations with, any person if:
•
it has received from such person a bona fide written Acquisition Proposal that, after consultation with its financial advisor and outside legal counsel, its board of directors determines in good faith is, or would reasonably be expected to result in, a Superior Proposal (and such proposal has not been withdrawn);

•	such Acquisition Proposal was not solicited, initiated, induced, facilitated or knowingly encouraged in violation of the terms of the Merger Agreement;
•
its board of directors determines in good faith, after having consulted with its outside legal counsel, that failure to take such action would reasonably be expected to constitute a breach of its duties under applicable law;

•
prior to furnishing any such information or entering into such negotiations or discussions, it obtains from such person an executed confidentiality agreement containing provisions (including nondisclosure provisions and use restrictions) at least as favorable to Stratasys or Desktop Metal, respectively, as the provisions of the Mutual Confidentiality, Non-Disclosure and Standstill Agreement between Stratasys and Desktop Metal, dated as of November 5, 2022, as amended on December 12, 2022, as in effect immediately prior to the execution of the Merger Agreement, and provides a copy of the same to the other party; and

•
concurrently with furnishing any information to such person, it furnishes such information to or makes such information available in an electronic data room to the other party, to the extent such information has not been previously furnished by it to the other party or made available to the other party.

Each of Stratasys and Desktop Metal must immediately, and in any event within 24 hours of the receipt thereof (unless received on a day that is not a business day, in which case within 48 hours of the receipt thereof) advise the other party orally and in writing of any:
•	Acquisition Proposal with respect to Stratasys or Desktop Metal, respectively;
•
any inquiry, expression of interest, proposal, communication, request for access to non-public information relating to Stratasys or its subsidiaries, or Desktop Metal or its subsidiaries, respectively, or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal;

•	any other communication or notice that any person is considering making an Acquisition Proposal with respect to Stratasys or Desktop Metal, respectively.

Any such notification by Stratasys or Desktop Metal to the other party is required to include the material terms and conditions of any such Acquisition Proposal, inquiry, expression of interest, proposal, offer, notice or request (including any changes to such material terms and conditions) and a copy of, and the identity of the person making, any such Acquisition Proposal, inquiry, expression of interest, proposal, offer, notice or request. Each of Stratasys and Desktop Metal, as applicable, will:
•
keep the other party informed in all material respects and on a reasonably current basis of the status and details (including any material change to the terms and conditions thereof (including any change in price or exchange ratio)) of any Acquisition Proposal, inquiry, expression of interest, proposal, offer, notice or request;

•
provide to the other party as soon as practicable after receipt or delivery thereof (but in no event more than 24 hours of the receipt thereof) (unless received on a day that is not a business day, in which case within 48 hours of the receipt thereof) copies of all material correspondence and other written material exchanged between it or its subsidiaries, or any of their representatives, on the one hand, and any person or any of their representatives that has made an Acquisition Proposal with respect to it, inquiry, expression of interest, proposal, offer, notice or request, on the other hand, which describes any of the terms or conditions of such Acquisition Proposal; and

•	after the date of the Merger Agreement, not enter into any agreement which prohibits it from complying with its non-solicitation obligations of the Merger Agreement.
Under the Merger Agreement, Acquisition Proposal means, with respect to any person, any bona fide proposal, offer or inquiry, whether or not in writing, for any transaction or series of transactions (other than the transactions contemplated by the Merger Agreement) involving (i) the direct or indirect acquisition, exclusive license or purchase of a business or assets that constitutes 15% or more of the consolidated net revenues, net income or the assets (based on the fair market value thereof) of such person and its subsidiaries, taken as a whole, by any other person or group of persons (other than a party to the Merger Agreement or any of its subsidiaries); (ii) direct or indirect acquisition or purchase of equity securities or capital stock of such party or any of its subsidiaries whose business constitutes 15% or more of the consolidated net revenues, net income or assets of such person and its subsidiaries, taken as a whole, by any other person or group of persons (other than a party to the Merger Agreement or any of its subsidiaries), following which such person or group of persons would hold 15% or more of such class of equity securities; or (iii) merger, consolidation, restructuring, transfer of assets or other business combination, sale of shares or capital stock, tender offer, share exchange, exchange offer, recapitalization, stock repurchase program or other similar transaction that if consummated would result in any person or group of persons (other than a party to the Merger Agreement or any of its subsidiaries) beneficially owning 15% or more of any class of equity securities of such party or any of its subsidiaries whose business constitutes 15% or more of the consolidated net revenues, net income or assets of such person and its subsidiaries, taken as a whole.
Under the Merger Agreement, Superior Proposal means, with respect to any person, any bona fide written Acquisition Proposal (with references in the definition of Acquisition Proposal to 15% being deemed to be replaced with references to 50%) with respect to such party on terms which the board of directors of such party determines in good faith (after consultation with such party’s financial advisors and outside legal counsel, and after taking into account all legal, regulatory, financial and other aspects of such Acquisition Proposal and the identity of the person making such Acquisition Proposal), to be (x) more favorable from a financial point of view to such party’s shareholders or stockholders, as applicable, than the Merger and (y) reasonably likely to be irrevocably consummated (if accepted) on a timely basis in accordance with its terms and taking into account all relevant financial, legal and regulatory aspects of such Acquisition Proposal (including the identity of the person making such Acquisition Proposal).
Changes in Recommendation of the Board of Directors of Stratasys or Desktop Metal
On May 25, 2023, the Stratasys board of directors adopted a resolution recommending that the Stratasys shareholders vote to approve the transactions contemplated by the Merger Agreement, including the issuance of the Stratasys ordinary shares issuable upon Closing, and on May 24, 2023, the Desktop Metal board of directors adopted a resolution recommending that the Desktop Metal stockholders vote to adopt the Merger Agreement and approve the other transactions contemplated by the Merger Agreement.

The Merger Agreement provides that neither the board of directors of each of Stratasys or Desktop Metal, nor any committee thereof, will do any of the following, directly or indirectly:
•	withhold or withdraw or qualify, modify or amend in a manner adverse to the other party (or publicly propose to do so) its board recommendation;
•
fail to reaffirm or re-publish its board recommendation, within ten business days after the other party so requests in writing that such action be taken (or, if earlier, at least five Business Days prior to such party’s shareholder or stockholder meeting, as applicable);

•
fail to publicly announce, within ten business days after a tender offer or exchange offer relating to the Stratasys ordinary shares (in the case or Stratasys) or Desktop Metal Class A common stock (in the case of Desktop Metal) has been formally commenced or after any change in the consideration being offered thereunder, a statement disclosing that such board recommends rejection of such tender or exchange offer; or

•	publicly announce that the board of such party has recommended, adopted or approved any Acquisition Proposal with respect to such party.
Notwithstanding the foregoing restrictions or anything else in the Merger Agreement, each of the boards of directors of Stratasys or Desktop Metal may, at any time prior to obtaining the approval of Stratasys’ shareholders of the Stratasys Merger-related proposal or the approval of Desktop Metal’s stockholders of the Desktop Metal Merger Agreement proposal, respectively, effect, or cause such party to effect, as the case may be, a change in recommendation if:
•
such party has not breached its obligations under the Merger Agreement in connection with the Acquisition Proposal where, after the date of the Merger Agreement, such unsolicited, bona fide, written Acquisition Proposal is made to such party and is not withdrawn;

•
the board of directors of such party determines in its good faith judgment, after consulting with its outside financial advisor and outside legal counsel, that such Acquisition Proposal constitutes a Superior Proposal;

•
such party has provided the other party with five business days’ prior written notice advising that it intends to effect a change of recommendation and specifying, in reasonable detail, the reasons therefor, and which written notice shall include copies of all documents pertaining to such Superior Proposal;

•
such party, during such five business-day period, if requested by the other party, engages in good faith negotiations to amend the Merger Agreement in such a manner that such Acquisition Proposal that was determined to constitute a Superior Proposal no longer constitutes a Superior Proposal;

•
at the end of that five business-day period, such Acquisition Proposal has not been withdrawn and in the good faith reasonable judgment of such party’s board continues to constitute a Superior Proposal (taking into account any changes to the terms of the Merger Agreement proposed by the other party as a result of the negotiations required by the prior bullet point or otherwise); and

•
at the end of that five business-day period, such party’s board of directors determines in good faith, after having consulted with its outside legal counsel, that, in light of such Superior Proposal, a failure to change its recommendation would reasonably be expected to constitute a breach of its duties under applicable law; provided that, in the event of any material revisions to the applicable Acquisition Proposal (including any change in price or exchange ratio), such party is required to deliver a new written notice to the other party and to again comply with the foregoing requirements of the Merger Agreement with respect to such new written notice (including the five business day period referenced above).

In addition, each of the boards of directors of Stratasys and Desktop Metal may, prior to obtaining the approval by such party’s shareholders or stockholders, as applicable, of the transactions contemplated by the Merger Agreement, effect, or cause such party to effect, as the case may be, a change in recommendation if, in connection with an Intervening Event (as defined below) relating to such party, such board determines at any time prior to approval of Stratasys’ shareholders of the Stratasys Merger-related proposal or approval of Desktop Metal’s stockholders of the Desktop Metal Merger Agreement proposal, respectively, after having consulted with its outside legal counsel, in light of such Intervening Event, a failure to make a change in recommendation would reasonably be expected to constitute a breach of its duties under applicable law, provided that:
•
such party has have provided the other party with five business days’ prior written notice advising the other party that it intends to effect a change in recommendation and specifying, in reasonable detail, the reasons therefor;

•
such party, during such five business day period, if requested by the other party, must negotiate in good faith with respect to any changes or modifications to the Merger Agreement which would allow the board of such party not to make such change in recommendation; and

•
at the end of such five business day period, the board of such party determines in good faith, after having consulted with its outside legal counsel, that, taking into account any changes to the terms of the Merger Agreement proposed by the other party as a result of the negotiations required by the prior bullet or otherwise, a failure to make a change in recommendation would reasonably be expected to constitute a breach of the duties of such board under applicable law.

Under the Merger Agreement, Intervening Event means a material event or development, or material change in circumstances first occurring, arising or coming to the attention of the board of directors of Stratasys or Desktop Metal, as applicable, after the date of the Merger Agreement to the extent that such event, development or change in circumstances:
•	was neither known by the applicable board, nor reasonably foreseeable by the applicable board, as of or prior to the date of the Merger Agreement; and
•	does not relate to an Acquisition Proposal or a Superior Proposal or any inquiry or communications relating thereto.
Proxy Statement and Registration Statement
Each of Stratasys and Desktop Metal have agreed to use reasonable best efforts to cause the Registration Statement and this joint proxy statement/prospectus (which forms a part of the Registration Statement) to comply with the applicable rules and regulations promulgated by the SEC and to respond promptly to any comments of the SEC or its staff. Stratasys has agreed to use its reasonable best efforts to cause the Registration Statement to become effective under the Securities Act as soon after its filing as reasonably practicable, and promptly thereafter Stratasys and Desktop Metal have agreed to mail this joint proxy statement/prospectus to Stratasys’ shareholders and Desktop Metal’s stockholders, as applicable. Each of Stratasys and Desktop Metal have agreed to advise the other promptly after it receives any request by the SEC for amendment of this joint proxy statement/prospectus or the Registration Statement or comments thereon and responses thereto or any request by the SEC for additional information. Stratasys and Desktop Metal have agreed to jointly prepare promptly and Stratasys has agreed to file any response to such comments or requests, and each of Stratasys and Desktop Metal have agreed to permit the other party (in each case, to the extent practicable), and their respective outside counsels, to participate in all meetings and conferences with the SEC with respect to this Joint Proxy Statement or the Registration Statement. Stratasys and Desktop Metal have agreed to make all necessary filings with respect to the Merger and the transactions contemplated by the Merger Agreement under the Securities Act and the Exchange Act and applicable blue sky laws and the rules and regulations thereunder. Each party will advise the other, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Stratasys ordinary shares issuable in connection with the Merger for offering or sale in any jurisdiction. Each of Stratasys and Desktop Metal will use reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated.
If at any time prior to the effective time, any event occurs with respect to Stratasys or Desktop Metal, or any change occurs with respect to information supplied by Stratasys or Desktop Metal for inclusion in the Registration Statement or this Joint Proxy Statement, or any information relating to Stratasys or Desktop Metal, or any of their respective affiliates, officers or directors, should be discovered by Stratasys or Desktop Metal, which is required to be described or that should be set forth in an amendment or supplement to the Registration Statement or this Joint Proxy Statement, so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party with respect to which such event occurs or which discovers such information will promptly notify the other party and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by applicable law, disseminated to Stratasys’ shareholders and Desktop Metal’s stockholders.

Reasonable Best Efforts and Regulatory Approvals
Regulatory Approvals
Stratasys and Desktop Metal have agreed to cooperate with each other and, subject to the terms and limitations of the Merger Agreement, use their respective reasonable best efforts to take, cause to be taken, all actions, and do, or cause to be done, and assist and cooperate with the other parties in doing, all things necessary, proper or advisable, to consummate and make effective, as soon as reasonably possible, the Merger and the other transactions contemplated by the Merger Agreement, including using reasonable best efforts to:
(i)
make or cause to be made, in consultation and cooperation with the other and as promptly as practicable after the date of the Merger Agreement (but in no event later than 15 business days after the date of the Merger Agreement, unless otherwise agreed by counsel for the parties), any filing with the DOJ and the FTC required under the HSR Act relating to the Merger;

(ii)
prepare and file a draft CFIUS Notice, and, after receipt of confirmation reasonably acceptable to both Stratasys and Desktop Metal that CFIUS has no further comments or inquiries related to the draft CFIUS Notice, Stratasys and Desktop Metal shall, as promptly as practicable after such receipt, submit the CFIUS Notice;

(iii)
prepare and file other necessary and advisable registrations, declarations, notices, petitions, applications and filings relating to the Merger, including the notice required under 22 C.F.R. section 122.4(b) of the International Traffic in Arms Regulations, with other governmental entities under antitrust, competition, foreign direct investment, trade regulation or similar law as soon as reasonably practicable or where the ability to control timing of the registration, declaration, notice, petition, application or filing is not within the control of the submitting party, commence pre-submission consultation procedures for, any registrations, declarations, notices, petitions, applications and filings with such governmental entities (and thereafter make any other required submissions and respond as promptly as reasonably practicable to any requests for additional information or documentary material);

(iv)
obtain all consents or nonactions from any governmental entity or other person which are required to be obtained under any other antitrust, competition, foreign direct investment, trade regulation or similar law in connection with the consummation of the Merger and the other transactions contemplated hereby, including the CFIUS Approval;

(v)
seek to avoid or prevent the initiation of any investigation, inquiry, claim, action, suit, arbitration, litigation or proceeding by or before any governmental entity challenging the Merger or the consummation of the other transactions contemplated by the Merger Agreement; and

(vi)
furnish to the other all assistance, cooperation and information required for any such registration, declaration, notice or filing in order to achieve the effects set forth in the foregoing bullets (i) and (v).

Actions in Connection with Required Regulatory Approvals
Each of the parties to the Merger Agreement has agreed to use its reasonable best efforts to resolve any objection that may be asserted by any governmental entity with respect to the Merger and the other transactions contemplated by the Merger Agreement. Without limiting the generality of the foregoing, in furtherance of the parties’ reasonable best efforts, each of Desktop Metal and its subsidiaries and Stratasys and its subsidiaries, as applicable, to the extent required in order to obtain the required regulatory approvals or any necessary approvals of any other governmental entity (including the CFIUS Approval) required for the transactions contemplated hereby as promptly as reasonably practicable or to avoid certain regulatory consequences or otherwise in connection with the required regulatory approvals (including the CFIUS Approval), has agreed to:
(i)
propose, negotiate or offer to effect, or consent or commit to, any sale, leasing, licensing, transfer, disposal, divestiture or other encumbrance, or holding separate, of any assets, licenses, operations, rights, product lines, businesses or interest therein (which is referred to as a Divestiture); and

(ii)
take or agree to take any other action, agree or consent to, make any concession in respect of, or permit or suffer to exist any condition or requirement setting forth, any limitations or restrictions on freedom of actions with respect to, or its ability to retain, or make changes in, any assets, licenses, operations, rights, product lines, businesses or interest therein (which are referred to collectively as a Remedy), provided that, notwithstanding anything in the Merger Agreement to the contrary, neither Desktop Metal nor Stratasys, nor its respective subsidiaries, will be required to take any of the actions referred to above with respect to a Divestiture or Remedy unless the effectiveness thereof is conditioned on the occurrence of the effective time, and provided, further, that, notwithstanding anything in the Merger Agreement to the contrary, nothing shall require either party to, and neither party will without the consent of the other party, agree or consent to a Divestiture or Remedy that would result in or would reasonably be expected to result in a material adverse effect on the business of Stratasys and its subsidiaries (including Desktop Metal and its subsidiaries), collectively, immediately after giving effect to the Merger.
The parties to the Merger Agreement have agreed to use reasonable best efforts to:
(1)	oppose or defend against any investigation, inquiry, claim, action, suit, arbitration, litigation or proceeding by any governmental entity to prevent or enjoin the consummation of the Merger; and
(2)
overturn any regulatory order by any such governmental entity to prevent consummation of the Merger, including by defending any investigation, inquiry, claim, action, suit, arbitration, litigation or proceeding brought by any such governmental entity in order to avoid the entry of, or to have vacated, overturned, terminated or appealed any order that would otherwise have the effect of preventing or materially delaying the consummation of the Merger or the consummation of the other transactions contemplated by the Merger Agreement.

Requests from Regulatory Authorities
If either of Stratasys or Desktop Metal or any of their respective subsidiaries receives a request for information or documentary material from any governmental entity with respect to the Merger or any of the transactions contemplated by the Merger Agreement, then such party has agreed to respond promptly, as soon as reasonably practicable and after consultation with the other party (to the extent permitted under applicable law), to such request, in all cases within the amount of time allowed by the governmental entity. The parties will consult with each other in good faith prior to pulling and refiling or agreeing to pull and refile any HSR filing, the CFIUS Notice or other filing, or agreeing with any governmental entity not to consummate the merger for any period of time, or agreeing to any timing agreement with the FTC, DOJ or any other governmental entity.
Coordination and Information Sharing
Each party to the Merger Agreement has agreed to:
(i)
cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry relating to the Merger or the transactions contemplated by the Merger Agreement;

(ii)
promptly notify the other party of any material communication it or any of its affiliates (or their respective representatives) receives from any governmental entity relating to the Merger or the transactions contemplated by the Merger Agreement and keep the other parties informed as to the status of any such request, inquiry, investigation, or communication;

(iii)
subject to applicable law, and to the extent practicable, permit the other party to review in advance, and consider in good faith the other party’s comments to, any proposed material communication, filing or submission by such party to any governmental entity;

(iv)
not agree to participate in any meeting or discussion with any governmental entity in respect of any filing, investigation or inquiry concerning the Merger Agreement or the Merger or transactions contemplated by the Merger Agreement unless it consults with the other party in advance and, to the extent not prohibited by such governmental entity, gives the other party the opportunity to attend; and

(v)
furnish the other party with copies of all material correspondence, filings and written communications between them and their Affiliates and their respective representatives on one hand, and any such governmental entity or its staff on the other hand, with respect to the Merger Agreement or the Merger or the transactions contemplated by the Merger Agreement.

Materials required to be provided pursuant to the foregoing regulatory efforts and cooperation covenants may be redacted or withheld as necessary to (i) to remove references concerning the valuation of the parties, (ii) as necessary to comply with contractual arrangements; and (iii) as necessary to preserve attorney-client or other legal privilege. Each party to the Merger Agreement, as each deems advisable and necessary, may designate any competitively sensitive material provided to the other pursuant to the foregoing covenants as “outside counsel only.” Such materials and the information contained therein shall be given only to the outside counsel of the recipient unless express written permission is obtained in advance from the party that has so designated such materials.
Frustrating Actions
Desktop Metal will not, and will cause its subsidiaries not to, and Stratasys will not, and will cause its subsidiaries not to, acquire or agree to acquire, by merging with or into or consolidating with, or by purchasing part or all of the assets of or equity of, in any business or any corporation, partnership, association or other business organization or division thereof, or take any other similar action, if the entry into of an agreement relating to, or the consummation of such acquisition, merger or consolidation, or the taking of any other similar action, would reasonably be expected to (i) impose any material delay in the obtaining of, or materially increase the risk of not obtaining, the required regulatory approvals; (ii) increase, in any material respect, the risk of any governmental entity entering an order prohibiting the consummation of the Merger or the transactions contemplated by the Merger Agreement; (iii) increase the risk, in any material respect, of not being able to remove any such order on appeal or otherwise; or (iv) prevent or materially delay the consummation of the Merger or the transactions contemplated by the Merger Agreement.
Insurance and Indemnification
Stratasys has agreed that all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the effective time existing in favor of the current or former directors or officers of Desktop Metal and its subsidiaries to the fullest extent provided by their respective certificates of incorporation or bylaws (or comparable organizational documents) and any indemnification or other similar agreements of Desktop Metal or any of its subsidiaries as in effect as of the date of the Merger Agreement will survive the Merger and continue in full force and effect in accordance with their terms.
In addition, the Merger Agreement provides that, for a period of six (6) years from the effective time, Stratasys will procure that Desktop Metal, as the surviving entity in the Merger, will maintain in effect the exculpation, indemnification and advancement of expenses equivalent to the provisions of the certificate of incorporation of Desktop Metal with respect to acts or omissions occurring prior to the effective time and will not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any indemnified person.
Prior to or at the effective time, Desktop Metal will purchase a six (6)-year prepaid “tail” policy, with terms, conditions, retentions and limits of liability that are substantially equivalent to the coverage provided under Desktop Metal’s existing policies of directors’ and officers’ liability insurance and fiduciary liability insurance, with respect to matters arising on or before the effective time (including in connection with the Merger Agreement and the transactions or actions contemplated by Merger Agreement), and Stratasys shall cause such policy to be maintained in full force and effect, for its full term, and cause all obligations thereunder to be honored by Desktop Metal, as the surviving entity in the Merger; provided, however, that Desktop Metal will not pay or agree to pay, and Desktop Metal, as the surviving entity in the Merger, will not be required to pay, in the aggregate in excess of 300% of the last annual premium paid by Desktop Metal prior to the date of the Merger Agreement in respect of such “tail” policy, and if the cost of such “tail” policy would otherwise exceed such maximum amount, Desktop Metal shall purchase as much coverage as reasonably practicable up to such maximum amount.
The foregoing will survive consummation of the Merger and is intended to be for the benefit of, and will be enforceable by, each current or former director or officer of Desktop Metal, his or her heirs and his or her representatives and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.
Desktop Metal 6.0% Convertible Senior Notes due 2027
The Merger Agreement provides that, prior to the effective time, within the time periods required by the terms of the Indenture governing Desktop Metal’s 6.0% Convertible Senior Notes due 2027, which is referred to as the Desktop Metal Indenture, Desktop Metal shall take all actions required by the Desktop Metal Indenture to be performed by Desktop Metal at or prior to the effective time as a result of the consummation of the Merger, including the giving of any notices that may be required and the delivery to the trustee under the Desktop Metal Indenture of any documents or instruments required to be delivered at or prior to the effective time to the trustee as a result of the consummation of the Merger. Prior to the effective time, Desktop Metal agreed to cooperate with Stratasys by (i) executing and delivering (or causing to be executed and delivered, as applicable) at (and subject to the consummation of) the effective time one or more supplemental indentures (which may include Stratasys as a party thereto), officer’s certificates and opinions of counsel, in each case in form and substance reasonably acceptable to Stratasys, pursuant to the Desktop Metal Indenture; and (ii) cause the trustee under the Desktop Metal Indenture to execute and deliver at the effective time any such supplemental indentures and related instruments, in each case required by the terms of the Desktop Metal Indenture as a result of the consummation of the Merger.
Governance
On or prior to the effective time, subject to the approval of Stratasys’ shareholders of the Stratasys Merger-related proposal, the articles of incorporation of Stratasys will be amended and restated in the form attached to the Merger Agreement as Exhibit A.
Prior to the effective time, subject to the approval of Stratasys’ shareholders of the Stratasys Merger-related proposal, Stratasys will take all actions as may be necessary to cause:
•	the number of directors constituting the board of directors of the combined company as of the effective time to be eleven;
•
the Combined Company Board as of the effective time to be composed of five directors designated by the board of directors of Stratasys (who are referred to as Stratasys designees), five directors designated by the board of directors of Desktop Metal (who are referred to as Desktop Metal designees) and Stratasys’ Chief Executive Officer in office immediately prior to the effective time;

•
the Non-Executive Chairman of the board of directors of the combined company to be Mr. Ric Fulop (or, if he is no longer the Chairman of the board of directors of Desktop Metal immediately prior to the effective time, Stratasys and Desktop Metal shall together take such actions as are required to appoint to such role such other member of the combined company board as is designated by the board of directors of Desktop Metal);

•
the Lead Independent Director of the board of directors of the combined company to be Mr. Dov Ofer (or, if he is no longer the Chairman of the board of directors of Stratasys immediately prior to the effective time, Stratasys and Desktop Metal shall together take such actions as are required to appoint to such role such other member of the combined company board as is designated by the Board of Directors of Stratasys); and

•
the positions of Chairman of the combined company board and the Lead Independent Director of the combined company board to have the roles and responsibilities set forth in Exhibit B of the Merger Agreement.

The Nomination and Governance Committee of the board of directors of the combined company will be comprised of three members of such board, two of whom will be Stratasys designees and one of whom will be a Desktop Metal designee. The Chairman of the Nomination and Governance Committee of the board of directors of the combined company will be a Stratasys designee and will initially be Mr. Dov Ofer.
The Audit Committee of the board of directors of the combined company will be comprised of three members of such board, two of whom will be Stratasys designees and one of whom will be a Desktop Metal designee. The Chairman of the Audit Committee of the board of directors of the combined company will be a Stratasys designee.
The Compensation Committee of the board of directors of the combined company shall be comprised of three members of such board, two of whom will be Desktop Metal designees and one of whom will be a Stratasys designee. The Chairman of the Compensation Committee of the board of directors of the combined company will be a Desktop Metal designee.
Conditions to the Closing of the Merger
The respective obligations of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:
•	the approval of Stratasys’ shareholders of the Stratasys Merger-related proposal and the approval of Desktop Metal’s stockholders of the Desktop Metal Merger Agreement proposal;

•	the authorization for listing on Nasdaq of the Stratasys ordinary shares to be issued pursuant to the Merger Agreement, subject to official notice of issuance;
•
(i)  the termination or expiration of any waiting period (and any extension thereof) applicable to the Merger under the HSR Act; (ii) the expiration or termination of any agreement with the DOJ or the FTC not to consummate the Merger to which Desktop Metal and Stratasys are a party; (iii) obtaining the CFIUS Approval; and (iv) all other required regulatory approvals and certain conditions listed in Stratasys’ disclosure schedules to the Merger Agreement having been obtained or satisfied and remaining in full force and effect, or the expiration of the applicable waiting period (and any extension thereof) applicable in respect of such required regulatory approval;

•
the effectiveness of the Registration Statement of which this joint proxy statement/prospectus forms a part under the Securities Act and the absence of any stop order or proceedings seeking a stop order; and

•
the absence of any order, injunction (temporary or permanent) or decree or other similar legal restraint issued by any court or governmental entity of competent jurisdiction enjoining or preventing the consummation of the Merger being in effect and no law, order, injunction or decree having been enacted, entered, promulgated or enforced by any governmental entity of competent jurisdiction which prohibits or makes illegal consummation of the Merger.

The obligation of each of Stratasys and Merger Sub to consummate the Merger is further subject to the following conditions:
•
the representation of Desktop Metal that there has not occurred any fact, circumstance, effect, change, event or development that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect with respect to Desktop Metal or its subsidiaries being true and correct in all respects at and as of the Closing Date as if made at and as of such time or such fact, circumstance, effect, change, event or development giving rise to the breach of such representation shall not be continuing as of the Closing Date;

•
certain of the representations and warranties of Desktop Metal related to its capitalization being true and correct (other than such failures to be true and correct as are de minimis), in each case at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date);

•
certain of the representations and warranties of Desktop Metal related to organization, standing and power and brokers’ fees and expenses being true and correct in all material respects at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date);

•
certain other representations and warranties of Desktop Metal set forth in the Merger Agreement being true and correct (without giving effect to any limitation as to “materiality” or “material adverse effect” qualifiers set forth therein) at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have an material adverse effect on Desktop Metal and its subsidiaries, and Stratasys having received a certificate signed on behalf of the Chief Executive Officer or the Chief Financial Officer of Desktop Metal to such effect;

•
the performance or compliance of Desktop Metal in all material respects with the obligations and covenants required to be performed or complied with by it under the Merger Agreement at or prior to the Closing Date, and the receipt by Stratasys of a certificate signed on behalf of the Chief Executive Officer or the Chief Financial Officer of Desktop Metal to such effect;

•	the absence of any material adverse effect with respect to Desktop Metal or its subsidiaries after the date of the Merger Agreement that is continuing; and
•
the amendment, modification or termination of certain agreements set forth in the Desktop Metal disclosure schedules (which are referred to as the Identified Agreements) as provided in such disclosure schedules.

The obligations of Desktop Metal to consummate the Merger is further subject to the following conditions:
•
the representation of Stratasys that there has not occurred any fact, circumstance, effect, change, event or development that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect with respect to Stratasys or its subsidiaries being true and correct in all respects at and as of the Closing Date as if made at and as of such time or such fact, circumstance, effect, change, event or development giving rise to the breach of such representation shall not be continuing as of the Closing Date;

•
certain of the representations and warranties of Stratasys related to its subsidiaries and capitalization (in each case only with respect to Stratasys and not its subsidiaries) being true and correct (other than such failures to be true and correct as are de minimis), in each case at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date);

•
certain of the representations and warranties of Stratasys related to organization, standing and power and brokers’ fees and expenses being true and correct in all material respects at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date);

•
certain other representations and warranties of Stratasys set forth in the Merger Agreement being true and correct (without giving effect to any limitation as to “materiality” or “material adverse effect” qualifiers set forth therein) at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have an material adverse effect on Stratasys and its subsidiaries, and the receipt by Desktop Metal of a certificate signed on behalf of the Chief Executive Officer or the Chief Financial Officer of Stratasys to such effect;

•
the performance or compliance of Stratasys and Merger Sub in all material respects with the obligations and covenants required to be performed or complied with by it under the Merger Agreement at or prior to the Closing Date, and the receipt by Desktop Metal of a certificate signed on behalf of the Chief Executive Officer or the Chief Financial Officer of Stratasys to such effect; and

•	the absence of any material adverse effect with respect to Stratasys or its subsidiaries after the date of the Merger Agreement that is continuing.
Termination of the Merger Agreement
The Merger Agreement may be terminated at any time prior to the effective time, whether before or after receipt of the approval of Stratasys’ shareholders of the Stratasys Merger-related proposal or the approval of Desktop Metal’s stockholders of the Desktop Metal Merger Agreement proposal, except as specifically provided below:
•	by mutual written consent of Desktop Metal and Stratasys;
•	by either Desktop Metal or Stratasys, upon written notice to the other party if:
○
the Merger is not consummated on or before February 25, 2024 (which is referred to as the End Date), provided that each of Desktop Metal and Stratasys will be entitled to extend the End Date for up to two additional three-month periods if any of the required regulatory approvals have not been obtained at the applicable End Date but all of the other specified conditions to the closing of the Merger have been satisfied at such time (or are capable of being satisfied at the closing of the Merger);

○
(i) any governmental entity that must grant certain agreed-upon regulatory approval has denied approval of the Merger and such denial has become final and non-appealable; or (ii) any court or governmental Entity of competent jurisdiction shall have issued a final and non-appealable order, injunction or decree or other legal restraint or prohibition permanently enjoining or preventing the consummation of the Merger, provided, however, that this termination right is not available to any party if a breach by such party of its obligations under the Merger Agreement has been the principal cause of, or principally resulted in, such failure to obtain such required regulatory approval or the issuance of such order, injunction, decree or other legal restraint, as applicable; or

○
(i) the approval of Stratasys’ shareholders of the Stratasys Merger-related proposal has not been obtained following a vote taken thereon at a meeting of Stratasys shareholders (subject to valid adjournment and postponement of any such meeting) or (ii) the approval of Desktop Metal’s stockholders of the Desktop Metal Merger Agreement proposal has not been obtained following a vote taken thereon at a meeting of the Desktop Metal stockholders (subject to valid adjournment and postponement of any such meeting).

•	by Desktop Metal if:
○
Stratasys or Merger Sub breaches or fails to perform any of its covenants or agreements contained in the Merger Agreement, or if any of the representations or warranties of Stratasys or Merger Sub, as applicable, contained in the Merger Agreement fails to be true and correct, which breach or failure (A) either individually or in the aggregate with all other breaches by Stratasys or Merger Sub or failure of Stratasys’ and Merger Sub’s representations and warranties to be true, would give rise to the failure of certain closing conditions in the Merger Agreement; and (B) if reasonably capable of being cured, has not been cured prior to the earlier of 30 days (or such fewer days as remain until the End Date) after Stratasys’ receipt of written notice of such breach from Desktop Metal, and provided that Desktop Metal is not then in breach of any covenant or agreement contained in the Merger Agreement and no representation or warranty of Desktop Metal contained in the Merger Agreement then fails to be true and correct such that certain closing conditions to the Merger Agreement could not then be satisfied;

○	a change of control transaction occurs with respect to Stratasys;
○	prior to the approval of Stratasys’ shareholders of the Stratasys Merger-related proposal, if the board of directors of Stratasys or any committee thereof has made a change in recommendation;
•	by Stratasys if:
○
Desktop Metal breaches or fails to perform any of its covenants or agreements contained in the Merger Agreement, or if any of the representations or warranties of Desktop Metal contained in the Merger Agreement fails to be true and correct, which breach or failure (A) either individually or in the aggregate with all other breaches by Desktop Metal or failure of Desktop Metal’s representations and warranties to be true, would give rise to the failure of certain closing conditions in the Merger Agreement; and (B) if reasonably capable of being cured, has not been cured prior to the earlier of 30 days (or such fewer days as remain until the End Date) after Desktop Metal’s receipt of written notice of such breach from Stratasys, and provided that Stratasys is not then in breach of any covenant or agreement contained in the Merger Agreement and no representation or warranty of Stratasys contained in the Merger Agreement then fails to be true and correct such that the closing conditions to the Merger Agreement could not then be satisfied;

○	a change of control transaction occurs with respect to Desktop Metal;
○
prior to the approval of Desktop Metal’s stockholders of the Desktop Metal Merger Agreement proposal, the board of directors of Desktop Metal or any committee thereof has made a change in recommendation; or

○
Desktop Metal has received a written communication from or on behalf of the counterparty to any Identified Agreement (which may be made electronically) that it will not amend or terminate such agreement such that the relevant closing condition to the Merger Agreement would be satisfied on commercially reasonable terms, or the passage of 30 calendar days after the date Desktop Metal has requested in writing that such counterparty amend or terminate the Identified Agreement such that the relevant closing condition in the Merger Agreement would be satisfied on commercially reasonable terms without the counterparty’s engagement in substantive discussions relating to such request (which is referred to as a Rejection), provided that if Stratasys has failed to terminate the Merger Agreement under this termination right within 20 business days after Stratasys’ receipt of written notice that Desktop Metal has received such Rejection, such termination right, together with the closing condition relating to the Identified Agreements, will each be deemed to have been irrevocably waived.

Termination Fees and Expense Reimbursement
Subject to the terms and conditions of the Merger Agreement, Desktop Metal will be required to pay Stratasys a termination fee of $18.6 million (less, in the case of the first bullet, any Termination Expenses previously paid by Desktop Metal to Stratasys) if:
•
following the date of the Merger Agreement and prior to the Desktop Metal special meeting, an Acquisition Proposal (provided, that, for the purposes of this bullet, the references to fifteen percent (15%) in the definition of Acquisition Proposal will instead refer to fifty percent (50%)) for Desktop Metal has been publicly proposed or disclosed and not withdrawn at least two business days prior to the Desktop Metal stockholder meeting, the Merger Agreement is terminated by either Desktop Metal or Stratasys as a result of the failure to obtain approval of Desktop Metal’s stockholders of the Desktop Metal Merger Agreement proposal following a vote taken thereon at a meeting of the Desktop Metal stockholders (subject to valid adjournment and postponement of any such meeting) and within twelve months of such termination, Desktop Metal enters into a definitive agreement with respect to an Acquisition Proposal or otherwise consummates an Acquisition Proposal; or

•
if Stratasys terminates the Merger Agreement as a result of a change in recommendation by Desktop Metal’s board of directors or either Stratasys or Desktop Metal terminates the Merger Agreement as a result of the failure to obtain the approval of Desktop Metal stockholders of the Desktop Metal Merger Agreement proposal following a vote taken thereon at a meeting of Desktop Metal’s stockholders (subject to valid adjournment and postponement of any such meeting) and, at the time of such termination, Stratasys was entitled to terminate the Merger Agreement as a result of a change in recommendation by Desktop Metal’s board of directors.

Additionally, Desktop Metal will be required to reimburse Stratasys for Stratasys’ Termination Expenses (in an amount not to exceed $10.0 million) if the Merger Agreement is terminated by either party as a result of the failure to obtain the approval of Desktop Metal stockholders of the Desktop Metal Merger Agreement proposal following a vote taken thereon at a meeting of Desktop Metal’s stockholders (subject to valid adjournment and postponement of any such meeting) and, at the time of the termination, Desktop Metal’s board of directors has not made a change in recommendation (unless the approval of Stratasys’ shareholders of the Stratasys Merger-related proposal has not been obtained following a vote thereon, subject to valid adjournment and postponement of any meeting therefore, at the time of the termination of the Merger Agreement).
Subject to the terms and conditions of the Merger Agreement, Stratasys will be required to pay Desktop Metal a termination fee of $32.5 million (less, in the case of the first bullet, any Termination Expenses previously paid by Stratasys to Desktop Metal) if:
•
following the date of the Merger Agreement but prior to the Stratasys shareholders’ meeting, an Acquisition Proposal (provided, that, for the purposes of this bullet, the references to fifteen percent (15%) in the definition of Acquisition Proposal will instead refer to fifty percent (50%)) for Stratasys has been publicly proposed or disclosed and not withdrawn at least two business days prior to the Stratasys shareholder meeting, the Merger Agreement is terminated by either Desktop Metal or Stratasys as a result of the failure to obtain the approval of Stratasys’ shareholders of the Stratasys Merger-related proposal following a vote taken thereon at a meeting of Stratasys’ shareholders (subject to valid adjournment and postponement of any such meeting) and within twelve months of such termination, Stratasys enters into a definitive agreement with respect to an Acquisition Proposal or otherwise consummates an Acquisition Proposal; or

•
if Desktop Metal terminates the Merger Agreement as a result of a change in recommendation by Stratasys’ board of directors or either party terminates the Merger Agreement as a result of the failure to obtain the approval of Stratasys’ shareholders of the Stratasys Merger-related proposal following a vote taken thereon at a meeting of Stratasys’ shareholders (subject to valid adjournment and postponement of any such meeting) and, at the time of such termination, Desktop Metal was entitled to terminate the Merger Agreement as a result of a change in recommendation by Stratasys’ board of directors.

Additionally, Stratasys will be required to pay Desktop Metal a termination fee of $19.0 million in the event that Stratasys validly terminates the Merger Agreement in connection with a Rejection relating to the Identified Agreements, but all other specified conditions to the closing of the Merger have been satisfied or waived (or are capable of being satisfied at the closing of the Merger).

Stratasys will also be required to reimburse Desktop Metal for Desktop Metal’s Termination Expenses (in an amount not to exceed $10.0 million) if the Merger Agreement is terminated by either party as a result of the failure to obtain the approval of Stratasys’ shareholders of the Stratasys Merger-related proposal following a vote taken thereon at a meeting of Stratasys’ shareholders (subject to valid adjournment and postponement of any such meeting) and, at the time of the termination, Stratasys’ board of directors has not made a change in recommendation (unless the approval of Desktop Metal’s stockholders of the Desktop Metal Merger Agreement proposal has not been obtained following a vote thereon, subject to valid adjournment and postponement of any meeting therefore, at the time of the termination of the Merger Agreement).
Governing Law
The Merger Agreement is governed by the laws of the State of Delaware.
Third-Party Beneficiaries
The Merger Agreement is not intended to confer upon any person other than Stratasys, Merger Sub and Desktop Metal any rights remedies, other than the rights to insurance and indemnification of certain Stratasys and Desktop Metal directors and officers, as described above.
Enforcement
Stratasys, Merger Sub and Desktop Metal have agreed that irreparable damage would occur in the event that any provision of the Merger Agreement were not performed in accordance with its specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. Accordingly, prior to the termination of the Merger Agreement, each of Stratasys, Merger Sub and Desktop Metal will be entitled to an injunction or injunctions to prevent breaches of the Merger Agreement and to enforce specifically the performance of terms and provisions of the Merger Agreement as provided for therein, without proof of actual damages (and have waived any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity. The parties to the Merger Agreement have further agreed not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy for any such breach.
VOTING AND SUPPORT AGREEMENTS
As an inducement to Stratasys entering into the Merger Agreement, on May 25, 2023, (a) Ric Fulop, Desktop Metal’s Chief Executive Officer, (b) KPCB Holdings, Inc., as nominee, Kleiner Perkins Caufield & Byers XVI, LLC, KPCB XVI Founders Fund, LLC, Kleiner Perkins Caufield & Byers XVII, LLC and KPCB XVII Founders Fund, LLC, which are collectively referred to as KPCB, (c) Khaki Campbell Trust, (d) Bluebird Trust, (e) Jonah Myerberg, (f) Audra Myerberg, (g) Wen Hsieh and (h) Red Tailed Hawk Trust ((a) through (h) are collectively referred to as the Stockholders), who collectively beneficially own shares representing approximately 19% of the voting power of Desktop Metal’s Class A common stock, entered into Voting and Support Agreements with Stratasys, which are collectively referred to as the Voting Agreements, pursuant to which the Stockholders have agreed to, among other things, vote their shares (i) in favor of the approval and adoption of the Merger Agreement, (ii) against any Acquisition Proposal (as defined in the Merger Agreement), (iii) against any amendment to Desktop Metal’s certificate of incorporation or bylaws that would reasonably be expected to prevent, impede or materially delay the consummation of the Merger and (iv) against any action, agreement, transaction or proposal that would reasonably be expected to result in a material breach of any representation, warranty, covenant, agreement or other obligation of Desktop Metal under the Merger Agreement or that would reasonably be expected to prevent, impede or materially delay the consummation of the Merger, subject to the terms and conditions set forth in the Voting Agreements. The form of the Voting Agreements is attached to this joint proxy statement/prospectus as Annex E and is incorporated herein by reference.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
On May 25, 2023, Stratasys entered into the Merger Agreement with Desktop Metal and Merger Sub pursuant to which, subject to the terms and conditions of the Merger agreement, Merger Sub will merge with and into Desktop Metal, with Desktop Metal surviving the Merger as a wholly-owned subsidiary of Stratasys. The following unaudited pro forma condensed combined financial information of Stratasys and Desktop Metal is presented to illustrate the estimated effects of the Merger, which estimated effects are collectively referred to as adjustments or transaction accounting adjustments. The following unaudited pro forma condensed combined financial information of Stratasys and Desktop Metal does not give effect to any other transactions discussed in this registration statement on Form F-4 such as the proposed transaction with Stratasys being proposed by 3D Systems.
The below Unaudited Pro Forma Condensed Combined Balance Sheet as of June 30, 2023, combines the historical consolidated balance sheet of Stratasys and Desktop Metal as if the Merger had occurred on June 30, 2023. The below unaudited Pro Forma Condensed Combined Statements of Operations for the year ended December 31, 2022, and for the six months ended June 30, 2023, combine the historical results of operations of Stratasys and Desktop Metal and have been prepared to reflect the Merger as if it had occurred on January 1, 2022, the beginning of the earliest period presented. The Unaudited Pro Forma Condensed Combined Statements of Operations and Unaudited Pro Forma Condensed Combined Balance Sheet are collectively referred to as the unaudited pro forma financial information.
The unaudited pro forma financial information is based on the historical consolidated financial statements of Stratasys and Desktop Metal and should be read in conjunction with the assumptions and adjustments set forth in the accompanying explanatory notes.
The unaudited pro forma financial information for the Merger has been developed from and should be read in conjunction with the following documents which are incorporated by reference into this joint proxy statement/prospectus:
•
Audited consolidated financial statements of Stratasys as of and for the year ended December 31, 2022, included in Stratasys’ Annual Report on Form 20-F for the year ended December 31, 2022, filed with the SEC on March 3, 2023;

•
Unaudited condensed consolidated financial statements of Stratasys as of and for the six months ended June 30, 2023, included in Stratasys’ Report of Foreign Private Issuer on Form 6-K furnished to the SEC on August 9, 2023;

•	Audited consolidated financial statements of Desktop Metal included in Desktop Metal’s Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC on March 1, 2023; and
•
Unaudited condensed consolidated financial information of Desktop Metal as of and for the six months ended June 30, 2023, included in Desktop Metal's Quarterly Report on Form 10-Q filed with the SEC on August 3, 2023.

The unaudited pro forma financial information is provided for informational purposes only and is based on available information and assumptions that Stratasys believes are reasonable. It does not purport to represent what the actual consolidated results of operations or the consolidated financial position of the combined entity would have been had the Merger occurred on the dates indicated, nor is it necessarily indicative of future consolidated results of operations or consolidated financial position. The actual financial position and results of operations could differ significantly, from the pro forma amounts reflected herein due to a variety of factors, including access to additional information, changes in value not currently identified and changes in operating results following the date of the pro forma financial information.
For the purposes of developing the unaudited pro forma financial information, Stratasys allocated the estimated purchase price for the Merger with Desktop Metal using its best estimates of fair value. To the extent there are changes to the business of Desktop Metal or we obtain additional or more complete information related to the underlying assets and liabilities acquired, the assumptions and estimates herein could change significantly. The allocation of the purchase price is dependent upon certain valuations and other studies that are not yet finalized. Accordingly, the pro forma acquisition adjustments are preliminary, and subject to further adjustments, as additional information becomes available, and as additional analyses are performed. There can be no assurance that the final valuation will not result in material changes to the unaudited pro forma financial information.

In addition, the unaudited pro forma financial information does not reflect any cost savings (or the associated costs to achieve such savings), operating synergies or revenue enhancements that the combined company may achieve following the Merger between Stratasys and Desktop Metal.
Furthermore, the combined company could have additional expenses as a result of post-closing restructuring activities. The unaudited pro forma financial information does not reflect such potential expenses, which could be significant.
Upon closing of the Merger, each share of Desktop Metal Class A common stock will be converted into the right to receive 0.123 of one Stratasys ordinary shares, which is referred to as the exchange ratio. This exchange ratio will not be adjusted for changes in the market price or number of shares outstanding of either Stratasys ordinary shares or Desktop Metal Class A common stock between the date of signing the Merger Agreement and completion of the Merger.
For the purposes of this unaudited pro forma financial information, after giving effect to the exchange ratio described above, the estimated aggregate consideration to complete the Merger would have been $593.7 million. This amount was derived based on the 322.1 million shares of Desktop Metal Class A common stock outstanding (including vested equity awards) on May 25, 2023, the exchange ratio and a per share price of $14.85, which represents the closing price of Stratasys ordinary shares on August 18, 2023. The purchase price also includes the estimated fair value of $5.6 million for Desktop Metal vested equity awards held by employees and directors of Desktop Metal that will be exchanged for Stratasys equity awards.
The accounting standards require that the consideration transferred be measured at the date the Merger is completed at the then-current market price. This requirement will likely result in a total consideration that is different from the amount presented in this unaudited pro forma financial information. Based on the 322.1 million shares of Desktop Metal Class A common stock outstanding (including vested equity awards) as of May 25, 2023 and the exchange ratio, a 10% increase/(decrease) in the per share price of Stratasys ordinary shares as of August 18, 2023 would result in approximately $59 million increase/(decrease) in the total consideration for the Merger, substantially all of which Stratasys expects would be recorded as an increase/(decrease) in the amount of goodwill. The number of outstanding shares of Desktop Metal Class A common stock will change prior to the closing of the Merger due to transactions in the normal course of business, including the vesting and/or exercise of outstanding Desktop Metal equity awards. This change is not expected to have a material impact on this unaudited pro forma financial information.
Accounting treatment
The Merger will be accounted for using the acquisition method of accounting in accordance with Accounting Standards Codification (which is referred to as ASC) Topic 805, “Business Combinations” with Stratasys considered the accounting acquirer of Desktop Metal. Stratasys will record assets acquired, including identifiable intangible assets, and liabilities assumed from Desktop Metal at their respective fair values at the date of completion of the Merger. Any excess of the purchase price (as described under Note 3. Preliminary Purchase Consideration to the unaudited pro forma financial information) over the net fair value of such assets and liabilities will be recorded as goodwill.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET AT JUNE 30, 2023
June 30, 2023	Stratasys Historical	Desktop Metal Historical	Transaction Adjustments (See Sections 3 & 4)	Notes	Pro Forma Combined Company
	$ In thousands
ASSETS
Current Assets:
Cash and cash equivalents	$144,366	$121,660	$—		$266,026
Current portion of restricted cash	—	824	—		824
Short-term deposits	61,000	—	—		61,000
Short-term investments	—	5,933	—		5,933
Accounts receivable, net	156,264	41,235	—		197,499
Inventory	211,186	100,330	15,000	4(c)	326,516
Prepaid expenses and other current assets	37,650	17,041	—		54,691
Total current assets	610,466	287,023	15,000	4(c)	912,489
Other Assets:
Restricted cash, net of current portion	—	612	—		612
Property, plant and equipment, net	200,994	42,307	—		243,301
Goodwill	92,946	112,741	58,823	4(b)	264,510
Intangible assets, net	148,613	199,609	118,391	4(b)	466,613
Operating right-of-use assets	20,513	27,973	—		48,486
Long-term investments	138,624	—	—		138,624
Other non-current assets	18,269	6,833	69,600	4(e)	25,102
			(69,600)	4(e)
Total Assets	$1,230,425	$677,098	$192,214		$2,099,737

LIABILITIES AND SHAREHOLDERS' EQUITY
Accounts payable	$69,793	$25,041	$—		$94,834
Accrued expenses and other current liabilities	50,763	28,724	24,273	5(c)	103,760
Customer deposits	—	9,275	—		9,275
Convertible notes	—	—	155,199	4(d)	155,199
Accrued compensation and related benefits	29,534	—	—		29,534
Deferred revenues - short term	51,865	12,799	—		64,664
Operating lease liabilities - short term	6,842	5,931	—		12,773
Current portion of long term debt, net of Deferred financing costs	—	389	—		389
Total current liabilities	208,797	82,159	179,472		470,428
Long-term debt, net of current portion	—	187			187
Convertible notes	—	112,199	43,000	4(d)	—
			(155,199)	4(d)
Deferred revenues - long term	27,399	3,711	—		31,110
Deferred income taxes - long term	6,995	—	—		6,995
Deferred tax liability	—	8,060	—		8,060
Operating lease liabilities - long term	13,346	23,196	—		36,542
Contingent consideration - long term	26,151	—	—		26,151
Other non-current liabilities	24,510	3,127	—		27,637
Total liabilities	307,198	232,639	67,273		607,110
Equity
Ordinary shares	193	32	364	4(f)	589
Additional paid-in capital	3,073,396	1,893,548	(1,300,271)	4(f)	3,666,673
Accumulated other comprehensive loss	(12,671)	(37,798)	37,798	4(f)	(12,671)
Accumulated deficit	(2,137,691)	(1,411,323)	1,387,050	4(f)	(2,161,964)
Total equity	923,227	444,459	124,941		1,492,627
Total Liabilities and Shareholders’ Equity	$1,230,425	$677,098	$192,214		$2,099,737

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS FOR THE SIX MONTHS ENDED JUNE 30, 2023
June 30, 2023	STRATASYS Historical	DESKTOP METAL Historical	Transaction Adjustments (See Sections 3 & 4)	Notes	Pro Forma Combined Company
	$ In thousands
Revenues
Products	$210,083	$84,095	$—		$294,178
Services	99,045	10,507	—		109,552
	309,128	94,602	—		403,730
Cost of revenues
Products	108,689	82,115	(418)	5(b)	190,386
Services	68,822	7,762	—	5(b)	76,584
	177,511	89,877	(418)		266,970
Gross profit	131,617	4,725	418		136,760
Operating expenses:
Research and development, net	45,780	44,367	(1,154)	5(b)	88,993
Selling, general and administrative	136,293	61,192	(1,440)	5(b)	196,045
Total cost and expenses	182,073	105,559	(2,594)		285,038
Operating loss	(50,456)	(100,834)	3,012		(148,278)
Financial income (expenses), net	1,460	(1,920)	—		(460)
Interest and other (expense) income, net	—	(149)	4,274	5(d)	4,125
Loss before income taxes	(48,996)	(102,903)	7,286		(144,613)
Income tax benefit (expenses)	(4,500)	534	—		(3,966)
Net income (loss) before share in losses of associated companies	(53,496)	(102,369)	7,286		(148,579)
Share in losses of associated companies	(7,343)	—	—		(7,343)
Net loss	$(60,839)	$(102,369)	$7,286		$(155,922)

Net loss per share
Basic	$(0.89)	$(0.32)	—	5(f)	$(1.45)
Diluted	$(0.89)	$(0.32)	—		$(1.45)
Weighted average ordinary shares outstanding
Basic	68,107	320,383	—		107,727
Diluted	68,107	320,383	—		107,727

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2022
December 31, 2022	STRATASYS Historical	DESKTOP METAL Historical	Transaction Adjustments (See Sections 3 & 4)	Notes	Pro Forma Combined Company
	$ In thousands
Revenues
Products	$452,124	$190,248	$—		$642,372
Services	199,359	18,775	—		218,134
	651,483	209,023	—		860,506
Cost of revenues
Products	234,601	178,952	19,168	5(a),5(b)	432,721
Services	140,415	15,000	(1,000)	5(b)	154,415
	375,016	193,952	18,168		587,136
Gross profit	276,467	15,071	(18,168)		273,370
Operating expenses:
Research and development, net	92,876	96,878	(1,855)	5(b)	187,899
Selling, general and administrative	240,750	151,156	(4,200)	5(b)	387,706
Goodwill impairment	—	498,800	—		498,800
Transaction related cost	—	—	30,000	5(c)	30,000
Total cost and expenses	333,626	746,834	23,945		1,104,405
Operating loss	(57,159)	(731,763)	(42,113)		(831,035)
Financial income (expenses), net	39,136	—	—		39,136
Interest and other (expense) income, net	229	(10,078)	4,985	5(d)	(4,864)
Loss before income taxes	(17,794)	(741,841)	(37,128)		(796,763)
Income tax benefit (expenses)	(5,454)	1,498	—		(3,956)
Net income (loss) before share in losses of associated companies	(23,248)	(740,343)	(37,128)		(800,719)
Share in losses of associated companies	(5,726)	—	—		(5,726)
Net loss	$(28,974)	$(740,343)	$(37,128)		$(806,445)

Net loss per share
Basic	$(0.44)	$(2.35)	—	5(f)	$(7.60)
Diluted	$(0.44)	$(2.35)	—		$(7.60)
Weighted average ordinary shares outstanding
Basic	66,491	314,817	—		106,111
Diluted	66,491	314,817	—		106,111

1. General
On May 25, 2023, Stratasys entered into the Merger Agreement with Desktop Metal and Merger Sub. Upon the terms and subject to the conditions of the Merger Agreement, Merger Sub will merge with and into Desktop Metal, with Desktop Metal surviving the Merger as a wholly-owned subsidiary of Stratasys.
Pursuant to the Merger Agreement, at the effective time of the Merger, referred to as the effective time, each share of Desktop Metal Class A common stock issued and outstanding immediately prior to the effective time (other than any excluded shares (as defined in the section entitled “The Merger Consideration” beginning on page 90)), will be automatically converted into the right to receive 0.123 fully paid and nonassessable Stratasys ordinary shares, referred to as the Merger consideration.
On August 31, 2022, Stratasys completed the merger of MakerBot (previously, a wholly owned subsidiary) with Ultimaker, which together formed a new entity under the name Ultimaker. Stratasys recognized a net gain of $39.1 million from the deconsolidation of MakerBot and accounts for the investments in the combine entity under the equity method of accounting in a total amount of $105.6 million comprised of the assumed fair value of the MakerBot shares and additional amount invested in cash by Stratasys, representing a share of 46.5% in the new entity. Accordingly, the transaction is already reflected in the Unaudited Pro Forma Condensed Combined Balance Sheet. Amounts related to MakerBot operations for the period prior to the deconsolidation of MakerBot and the recognition of an equity method investment in Ultimaker were not material and are not adjusted in the Unaudited Pro Forma Condensed Combined Statements of Operations.
On August 8, 2022, Stratasys announced that it signed a definitive agreement to acquire the additive manufacturing materials business of Covestro AG. On April 3, 2023 Stratasys completed the acquisition of Covestro. The purchase price was approximately $46.7 million (Euro 43 million) in cash (which is subject to adjustment), as well as 317,505 newly issued Stratasys ordinary shares as the consideration for the purchased assets. Under the terms of the Covestro asset purchase agreement, Covestro may also earn up to an additional Euro 37 million of consideration, subject to the achievement of specified performance metrics, which will be payable via the issuance of additional Stratasys ordinary shares. The transaction is already reflected in the Unaudited Pro Forma Condensed Combined Balance Sheet. Amounts related to the transaction for the period prior to the acquisition were considered to be immaterial. Accordingly, they are not adjusted in the Unaudited Pro Forma Condensed Combined Statements of Operations.
The cumulative impact of the above transactions by Stratasys, which are not presented in the pro forma financial statements, was considered to be immaterial.
2. Basis of Presentation
The unaudited pro forma financial information was prepared by accounting for the Merger using the acquisition method of accounting in accordance with ASC Topic 805, “Business Combinations,” which is referred to as ASC 805, and is derived from the historical financial statements of Stratasys and Desktop Metal.
The unaudited pro forma financial information has been prepared by Stratasys in accordance with SEC Regulation S-X Article 11, as amended by SEC Final Rule Release No. 33-10786, Amendments to Financial Disclosures About Acquired and Disposed Businesses. The unaudited pro forma financial information is not necessarily indicative of what Stratasys’ consolidated statements of operations or consolidated balance sheet would have been had the Merger been completed as of the dates indicated or will be for any future periods. The unaudited pro forma financial information does not purport to project the future financial position or results of operations of Stratasys following the completion of the Merger. The unaudited pro forma financial information reflects transaction adjustments management believes are necessary to present fairly Stratasys’ pro forma results of operations and financial position following the closing of the Merger as of and for the periods indicated. The transaction adjustments are based on currently available information and assumptions management believes are, under the circumstances and given the information available at this time, reasonable, and reflective of adjustments necessary to report Stratasys’ financial condition and results of operations as if the Merger was completed.
The acquisition method of accounting uses the fair value concepts defined in ASC 820, “Fair Value Measurements and Disclosures,” which is referred to as ASC 820. Fair value is defined in ASC 820 as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” Fair value measurements can be highly subjective and can involve a high degree of estimation.

The determination of the fair value of the identifiable assets of Desktop Metal and the allocation of the estimated consideration to these identifiable assets and liabilities is preliminary and is pending finalization of various estimates, inputs and analyses. Since this unaudited pro forma financial information has been prepared based on preliminary estimates of consideration and fair values attributable to the Merger, the actual amounts eventually recorded for the purchase accounting, including the identifiable intangibles and goodwill, may differ materially from the information presented.
The initial allocation of the preliminary estimated consideration in this unaudited pro forma financial information is based upon the estimated value of the Merger consideration.
At this preliminary stage, the estimated identifiable intangible assets include developed technology, in process research & development, customer relationships and tradenames. In addition, Stratasys included an adjustment to the estimated fair value of the convertible notes issued by Desktop Metal. Goodwill represents the excess of the estimated purchase price over the estimated fair value of Desktop Metal’s identifiable assets and liabilities, including the fair value of the estimated identifiable finite assets and liabilities described above. Goodwill will not be amortized but will be subject to periodic impairment testing. The goodwill balance shown in the unaudited pro forma financial information is preliminary and subject to change as a result of the same factors affecting both the estimated consideration and the estimated fair value of identifiable assets and liabilities acquired. The goodwill balance represents the combined company’s expectations of the strategic opportunities available to it as a result of the Merger, as well as other synergies that will be derived from the Merger.
Upon consummation of the Merger and the completion of a formal valuation study, the estimated fair value of the employee equity awards replaced, and fair value of the acquired assets and liabilities will be updated, including the estimated fair value and useful lives of the identifiable intangible assets and allocation of the excess purchase price, if any, to goodwill. The calculation of goodwill and other identifiable intangible assets could be materially impacted by changing fair value measurements caused by the volatility in the current market environment. Under ASC 805, transaction costs related to the Merger are expensed in the period they are incurred. Total transaction related costs expected to be incurred by Stratasys in connection with the Merger are estimated to be approximately $30.0 million. The estimated transaction costs by Stratasys are reflected in the Unaudited Pro Forma Condensed Combined Balance Sheet as additional liability with a corresponding increase to accumulated deficit. The total transaction costs related amount is reflected as an expense in the Unaudited Condensed Combined Statement of Operations for the year ended December 31, 2022. These costs are non-recurring. No tax effect was recorded for these costs as their deductibility has not been assessed and is not expected to be material.
The unaudited pro forma financial information does not reflect the following items:
•	the impact of any potential revenues, benefits or synergies that may be achievable in connection with the Merger or related costs that may be required to achieve such revenues, benefits or synergies;
•	changes in cost structure or any restructuring activities as such changes, if any, have yet to be determined;
•
expenses related to those employees and executives who may not be retained in the same roles after the Merger, where such agreements have not been reached at the date of this joint proxy statement/prospectus. These expenses may include both cash and equity payments, and which amounts could be substantial. These amounts will be reflected once agreements are reached with those employees or executives.

Reclassifications and conforming accounting policies
Following the acquisition, the combined company will conduct a review of the accounting policies of Desktop Metal in an effort to determine if differences in accounting policies require restatement or reclassification of results of operations or reclassification of assets or liabilities to conform to Stratasys’ accounting policies and classifications. As a result of that review, the combined company may identify differences among the accounting policies of Stratasys and Desktop Metal that, when conformed, could have a material impact on this unaudited pro forma financial information. During the preparation of this unaudited pro forma financial information and based on a preliminary assessment, Stratasys was not aware of any material differences between accounting policies of Stratasys and Desktop Metal, and accordingly, this unaudited pro forma financial information assumes there are no differences in accounting policies between Stratasys and Desktop Metal.

3. Preliminary Purchase Consideration
The fair value of the Merger consideration, or the purchase price, in the unaudited pro forma financial information is estimated to be approximately $593.7 million. This amount was based on the 322.1 million shares of Desktop Metal Class A common stock outstanding on May 25, 2023 (including vested equity awards), the exchange ratio and a per share price of $14.85, which represents the closing price of Stratasys ordinary shares on August 18, 2023. The actual number of Stratasys ordinary shares issued to Desktop Metal stockholders upon closing of the Merger will be based on the actual number of shares of Desktop Metal Class A common stock outstanding when the Merger closes. In accordance with ASC 805, the fair value of equity securities issued as part of the consideration transferred will be measured on the closing date of the Merger at the then-current market price. This requirement will likely result in a per share price different from the $14.85 as of August 18, 2023 assumed in these unaudited pro forma financial information and that difference may be material, refer also below for sensitivity analysis. Under Desktop Metal’s director compensation program for non-employee directors, in the event of a change of control, the Desktop Metal RSU Awards held by non-employee directors will vest in full immediately prior to the occurrence of a change of control. Accordingly, 559,132 Desktop Metal RSU Award held by Desktop Metal’s non-employee directors will vest immediately prior to the closing of the transaction and will be converted into an assumed RSU and be settled in 68,773 Stratasys ordinary shares shortly after the closing of the transaction. Desktop Metal equity awards outstanding whether or not vested or exercisable will be converted into Stratasys equity awards after giving effect to the exchange ratio. The terms of these awards, including vesting provisions, will be consistent to those of the historical Desktop Metal equity awards. The fair value of Desktop Metal equity awards attributable to pre-combination service that will be assumed by Stratasys upon completion of the Merger will be considered part of the purchase price. Accordingly, the purchase price includes estimated fair values for Desktop Metal equity awards of $5.6 million.
The estimated preliminary purchase price is calculated as follows (all amounts in USD millions, except per share data):
Outstanding shares of Desktop Metal Class A common stock as of May 25, 2023 (shares in millions)	321.55
Desktop Metal non-employee directors RSU award	0.56
Total of Outstanding shares of Desktop Metal Class A common stock as of May 25, 2023 (shares in millions including vested equity awards)	322.11
Exchange ratio	0.123
Stratasys ordinary shares to be issued (shares in millions)	39.62
Price per share as of August 18, 2023	$14.85
Fair value of Stratasys ordinary shares to be issued ($’millions)	$588.1
Fair value of Desktop Metal equity awards attributable to pre-combination service	$5.6
Merger consideration ($’millions)	$593.7
An increase of 10% in the price of Stratasys ordinary shares would result in approximately $59 million increase in the estimated value of the consideration, and correspondingly, in the estimated value of goodwill. A decrease of 10% in the price of Stratasys ordinary shares would result in approximately $59 million decrease in the estimated value of the consideration, and correspondingly, in the estimated value of goodwill.
Merger-related Transaction Adjustments
The unaudited pro forma financial information reflects the following adjustments related to the Merger:
4. Pro Forma Unaudited Condensed Combined Balance Sheet as of June 30, 2023
The following summarizes the pro forma adjustments in connection with the Merger with Desktop Metal to give effect to the Merger as if it had occurred on June 30, 2023 for purposes of the unaudited pro forma balance sheet.

Assuming a Merger date of June 30, 2023, the following is a preliminary estimate of the assets to be acquired and the liabilities to be assumed by Stratasys in connection with the Merger with Desktop Metal, reconciled to the estimated purchase price:
Purchase consideration	Note	Amount ($ in thousands)
Fair value of total Merger consideration transferred	(3)	593,673

Recognized amount of identifiable assets acquired and liabilities assumed
Book value of net assets	4(a)	444,459
Elimination of Desktop Metal historical intangibles	4(b)	(199,609)
Elimination of Desktop Metal historical deferred tax liabilities on intangibles	4(e)	56,794
Valuation allowance of Desktop Metal historical deferred tax assets	4(e)	(56,794)
Elimination of Desktop Metal historical goodwill	4(b)	(112,741)
		132,109

Preliminary estimate of fair value adjustments of net assets acquired
Inventories step-up	4(c)	15,000
Convertible notes adjustment	4(d)	(43,000)
Intangible assets, net	4(b)	318,000
Deferred tax liabilities on intangibles	4(e)	69,900
Reversal of valuation allowance on deferred tax assets of Desktop Metal	4(e)	(69,900)
Net assets to be acquired		290,000
Goodwill	4(b)	171,564
Total Merger consideration		593,673
Upon completion of the fair value assessment following the Merger, Stratasys anticipates the finalized fair values of the net assets acquired will differ from the preliminary assessment outlined above. Generally, changes to the initial estimates of the fair value of the assets acquired and liabilities assumed within a one year measurement period from the acquisition date will be recorded as adjustments to those assets and liabilities and residual amounts will be allocated to goodwill, which could be material.
4a. Book value of net assets
Reflects the acquisition of net assets of Desktop Metal having a historical book value of $444.5 million as of June 30, 2023. With the exception of the fair value adjustments detailed below, the fair value of assets acquired and liabilities assumed is deemed to equal Desktop Metal’s historical carrying value due to either the liquid nature or short duration of the asset or liability, or based upon overall immateriality to the purchase price allocation.
Stratasys has assumed that the net book value of Desktop Metal's historical property, plant and equipment which is referred to as PP&E, and operating right of use assets and liabilities, which is referred to as ROU, approximates fair value for these assets for purposes of these unaudited pro forma financial statements. Stratasys' assumptions as to the fair value adjustment of Desktop Metal's PP&E and ROU may change as it conducts, with the assistance of a third-party appraiser, a valuation of Desktop Metal's PP&E and ROU following the completion of the Merger. There can be no assurance that these changes will not be material.

4b. Intangible assets and goodwill
	Stratasys Historical	Desktop Metal Historical	Transaction accounting adjustments	Notes	Pro forma combined
	$’000	$’000	$’000		$’000
Intangible assets	148,613	199,609	118,391	(i), (ii)	466,613
Goodwill	92,946	112,741	58,823	(iii)	264,510
i.
Reflects the elimination of the historical Desktop Metal’s intangible assets of $199.6 million and the recognition of the fair value estimate for identifiable intangible assets of $318.0 million. As part of the preliminary valuation analysis, Stratasys identified intangible assets,including developed technology, IPR&D, tradenames and customer relationships. The fair value of developed technology assets is determined primarily using the “income approach,” which requires a forecast of all of the expected future cash flows. The fair value of the tradenames assets is determined using a “Relief-from-Royalty” approach. Since all information required to perform a detailed valuation analysis of Desktop Metal’s intangible assets could not be obtained as of the date of this filing, for purposes of these unaudited pro forma condensed combined financial statements, Stratasys used certain assumptions based on publicly available transaction data for the industry to determine the fair value of the customer relationships and IPR&D.

ii.	The following table summarizes the estimated fair values of Desktop Metal’s identifiable intangible assets and their estimated useful lives. Stratasys uses a straight-line method of amortization:
Intangible Assets	Estimated fair value	Estimated useful life in years	Annual amortization expense
	$’000	(years)	$’000
Developed technology	215,000	8	26,875
Customer Relationships	72,000	10	7,200
Tradenames	17,000	10	1,700
IPR&D	14,000
Amortization expense			35,775
iii.
Reflects adjustment to eliminate Desktop Metal’s historical goodwill of $112.7 million and record goodwill resulting from the Merger of $171.6 million. The condensed combined unaudited pro forma statement of operations for the year ended December 31, 2022 include goodwill impairment at the amount of $498.8 million in respect of Desktop Metal’s historical goodwill balance. The goodwill balance recorded following the Merger is not subject to this historical impairment.

Acquired IPR&D assets are initially recognized at fair value and are classified as indefinite-lived assets until the successful completion or abandonment of the associated research and development efforts. Accordingly, during the development period after the date of the Merger with Desktop Metal, these assets will not be amortized into earnings. Instead, they will be subject to periodic impairment testing. Upon successful completion of the development process for an acquired IPR&D project, a determination as to the useful life of the asset will be made. At that point in time, the asset would then be considered a finite-lived intangible asset and amortization of the asset into earnings would commence. The impact on earnings can be significant. If an IPR&D project was not successfully developed, it may result in an impairment charge.
4c. Inventory
Reflects a preliminary fair value adjustment of $15.0 million, which has been assigned to inventories to be acquired. The pro forma fair value adjustment is based on Desktop Metal's inventories as of June 30, 2023, adjusted as follows, based on third-party appraiser estimates, using the following methods:
i.	Finished goods at estimated selling prices less the sum of costs of disposal and a reasonable profit allowance for the selling effort of a market participant;
ii.
Work in process at estimated selling prices of finished goods less the sum of costs to complete, costs of disposal, and a reasonable profit allowance for the completing and selling effort of a market participant based on profit for similar finished goods; and

Stratasys’ assumptions as to the fair value adjustment of Desktop Metal's inventories may change as it conducts, with full access to Desktop Metal's detailed data and the assistance of a third-party appraiser, a valuation of Desktop Metal's inventories at the completion of the Merger. There can be no assurance that these changes will not be material.
4d. Convertible notes
In May 2022, Desktop Metal issued an aggregate of $115.0 million principal amount of convertible senior notes due in 2027. The convertible notes accrue interest at a rate of 6.0% per annum, payable semi-annually. The convertible notes will mature on May 15, 2027, unless earlier repurchased, redeemed or converted in accordance with their terms prior to such date. Following the Merger, each convertible notes holder’s right to convert convertible notes for shares of Desktop Metal Class A common stock will be changed into a right to convert convertible notes for shares of Stratasys based on the Exchange Ratio.
The convertible notes are redeemable by the holders upon the occurrence of certain defined events. Stratasys believes the structure of the Merger does not trigger the redemption of the convertible notes.
The convertible notes are convertible, before November 15, 2026, only upon the occurrence of certain events and during specified periods. Stratasys believes the structure of the Merger triggers the ability of the holder to convert the convertible notes. Under the terms of the convertible notes, upon conversion, the convertible notes principal of $115.0 million is settled in cash and the balance of conversion value will be settled in cash or shares at the option of the combined company.
As part of the preliminary purchase price, the convertible notes book value was adjusted by $43.0 million to fair value based on market price in recent transactions in the secondary market. The preliminary fair value adjustment is subject to changes based on the market price of the convertible notes in the secondary market at the time of closing the transaction and such changes can be material. Stratasys believes, based on the current market pricing of the convertible notes in comparison to the conversion value, that the convertible note will not be converted upon the closing of the Merger, however, there can be no assurance for that. In addition, the convertible notes will become convertible at the option of the holder and as the principal of the notes is payable in cash, the convertible notes are classified into short term liability as part of the Merger related transaction adjustments.
4e. Deferred Income Taxes
Adjustments to eliminate the historical deferred income tax liability ($56,794 thousand) related to intangible assets. As these deferred tax liabilities were considered a source of taxable income their elimination resulted also in the recording of valuation allowance in respect of deferred tax assets at the same amount.
Adjustments to record the deferred income tax impact of acquisition accounting adjustments primarily related to intangible assets, step-up in inventory and change in fair value of Desktop Metal’s convertible notes. No adjustment was recorded for deferred income taxes in respect of goodwill as it is not expected to be deductible for tax purposes.
The fair value adjustments of inventory, intangible assets and convertible notes of $290.0 million resulted in the recognition of additional net deferred tax liabilities of $69.6 million. This deferred tax liability is considered a source of taxable income for the purpose of deferred tax assets created in connection with net operating losses. Accordingly, a valuation allowance in respect of deferred tax assets amounting to $69.6 million was released and a deferred tax asset for $69.6 million was recognized. The deferred tax liability is presented net of the related deferred tax assets.
The incremental deferred income tax liabilities or assets in respect of the inventory, intangible assets and convertible notes were calculated based on the income tax effect of the step-up in book basis of the net assets of Desktop Metal, excluding the amount attributable to goodwill, using an estimated statutory tax rate of 24%.
4f. Shareholders’ equity
Transaction adjustments to shareholders’ equity reflects the following:
i.
the issuance of 39.62 million Stratasys ordinary shares to Desktop Metal shareholders with a fair value of $593.7 million. Such amount includes the estimated fair value of $5.6 million of Desktop Metal equity awards exchanged for Stratasys equity awards attributable to pre-combination service;

ii.	the elimination of the historical equity balances of Desktop Metal including share capital, additional paid-in capital, accumulated deficit, accumulated other comprehensive loss and retained earnings;
iii.	the pro forma reduction in retained earnings of $24.3 million to reflect the estimated Merger related fees and expenses expected to be incurred by Stratasys upon completion of the Merger.

5. Pro Forma Unaudited Condensed Combined Pro Forma Statements of Operations Adjustments
The following summarizes the pro forma adjustments in the accompanying unaudited pro forma statements of operations in connection with the Merger with Desktop Metal to give effect to the Merger as if it had occurred on January 1, 2022 for purposes of the unaudited pro forma statements of operations:
5a. Inventory step up
Stratasys will reflect the fair value adjustment of $15.00 million of Desktop Metal's inventory as the acquired inventory is sold, which for purposes of this unaudited pro forma financial information is assumed to occur within the first year after closing.
5b. Transaction accounting adjustments to amortization
A decrease in amortization expense associated with fair value adjustments to the carrying value of intangible assets for the six months ended June 30, 2023 and the year ended December 31, 2022. See also 4b. above.
	Stratasys Historical	Desktop Metal Historical	Transaction accounting adjustments	Pro forma combined
	$’000	$’000	$’000	$’000
Amortization expense year ended December 31, 2022	37,100	38,662	(2,887)	72,875
Amortization expense six months ended June 30, 2023	13,300	20,899	(3,012)	31,187
These preliminary estimates of fair value and estimated useful lives will likely differ from final amounts Stratasys will calculate after completing a detailed valuation analysis, and the difference could have a material effect on the accompanying unaudited pro forma condensed combined financial statements. A 10% change in the valuation of intangible assets would result in a corresponding increase or decrease in the balance of goodwill and annual amortization expense of approximately $3.4 million, assuming an overall weighted average useful life of 9.36 years.
5c. Merger related costs
It has been estimated that total transaction and related costs of $30.0 million will be incurred by Stratasys in connection with the transaction, which include advisory, legal, regulatory, valuation and other professional fees. Stratasys incurred $5.7 million of these costs through June 30, 2023. As a result, an adjustment of $24.3 million has been presented in the Unaudited Pro Forma Condensed Statement of Operations within selling, general and administrative expenses and in the Unaudited Pro Forma Condensed Combined Balance Sheet within other liabilities with a corresponding adjustment to accumulated deficit. No tax effect was recorded for these costs as their deductibility has not been assessed and is not expected to be material. These non-recurring costs will not have a continuing impact on the results of the combined company.
5d. Finance expense
The adjustment to fair value of the convertible notes of $43 million will be treated as a debt premium for accounting purposes, which will be amortized into interest income using the effective interest rate method over the term of the convertible notes.
5e. Income Taxes
At this preliminary stage, no adjustment was recorded for income tax expense impact of the transaction adjustments, due to either the ability to deduct such adjustments for tax purposes or the significant net operating losses with valuation allowance of Desktop Metal, which effectively offset such expenses.
The income tax expense impact of the transaction adjustments will be determined by tax effecting the expected tax treatment of the individual elements of the transaction adjustments in the jurisdictions they are expected to be incurred in, at the estimated statutory tax rate in those jurisdictions. The tax adjustments could change based upon Stratasys’ final determination of the tax treatment of the individual items and the statutory tax rate in the jurisdictions where the fair values are expected to occur and/or as a result of any changes in legislation prior to closing.

5f. Earnings/(loss) per share
The pro forma combined basic and diluted earnings / (loss) per share for the year ended December 31, 2022 and the six months period ended June 30, 2023, are calculated as follows (in thousands, except per share data):
	Six months ended June 30, 2023	Year ended December 31, 2022
	(in $’thousands)	(in $’thousands)
Net loss attributable to the combined company(1)	(155,924)	(806,445)
Historical weighted average Stratasys shares outstanding	68,107	66,491
Desktop Metal shares converted to Stratasys shares(2)	39,620	39,620
Pro forma basic weighted average shares outstanding	107,727	106,111
Pro forma basic net loss per share	(1.45)	(7.60)
Pro forma diluted net loss per share(3)	(1.45)	(7.60)
(1)
Net loss attributable to the combined company reflects the loss as presented in the Unaudited Pro Forma Condensed Combined Statement of Operations for the combined company, including the transaction adjustments.

(2)	Represents the estimated number of Stratasys ordinary shares to be issued to Desktop Metal stockholders after giving effect to the exchange ratio.
(3)
The unaudited pro forma diluted earnings per share for the year ended December 2022 and six month ended June 30, 2023 is equal to the unaudited pro forma basic earnings per share due to the pro forma net loss for the combined company, which would cause the impact of share-based awards to be anti-dilutive.

The following equity awards were excluded from the pro forma combined diluted net loss per share computation as their inclusion would have been anti-dilutive due to the reporting of a pro forma net loss for the combined company:
	Six months ended June 30, 2023	Year ended December 31, 2022

Stratasys equity awards	3,298	5,116
Desktop Meal equity awards converted to Stratasys equity awards	17,933	17,693
Total equity awards excluded from diluted earnings/ (loss) per share computation	21,231	22,809
The weighted average number of Stratasys ordinary shares used in computing basic earnings per share has been calculated using the historical weighted average number of Stratasys ordinary shares issued and outstanding during the related periods and the number of Stratasys' shares to be issued to Desktop Metal shareholders in the transaction per the Merger Agreement. For the year ended December 31, 2022 and for the six months ended June 30, 2023, the Stratasys pro forma basic earnings per share was calculated using 106.111 million and 107.727 million, respectively weighted average shares, which reflects the 66.491 million and 68.107 million weighted average of Stratasys ordinary shares issued and outstanding for each of the respective periods and the 39.62 million of Stratasys ordinary shares to be issued to Desktop Metal shareholders per the Merger Agreement.
Historical Stock Prices
Stock Prices
Stratasys ordinary shares are currently traded on the Nasdaq under the symbol “SSYS” and Desktop Metal Class A common stock is currently listed on the NYSE under the symbol “DM”. The table below sets forth, for the periods indicated, the per share high and low sales prices for Stratasys and Desktop Metal as reported on Nasdaq and the NYSE, respectively. Numbers have been rounded to the nearest whole cent.

Annual information for the past five calendar years
	STRATASYS (in US$)		DESKTOP METAL (in US$)
	High	Low	High	Low
2022	27.89	11.07	5.26	1.15
2021	54.37	18.65	33.50	4.75
2020	23.03	12.07	24.77	9.40
2019	29.88	17.96	9.98	9.70
2018	25.73	17.35
Quarterly information for the past two years and subsequent quarters
	STRATASYS (in US$)		DESKTOP METAL (in US$)
	High	Low	High	Low
2023	21.72	11.90	2.55	1.31
Third Quarter (through August 18, 2023)	21.72	14.25	2.00	1.49
Second Quarter	18.14	13.46	2.37	1.54
First Quarter	16.55	11.90	2.55	1.31
2022	28.00	11.04	5.39	1.13
Fourth Quarter	15.21	11.04	2.89	1.13
Third Quarter	21.44	13.97	3.65	1.97
Second Quarter	26.44	15.86	5.28	1.26
First Quarter	28.00	19.56	5.39	3.25
2021	56.95	17.82	34.94	4.66
Fourth Quarter	42.83	21.06	9.69	4.66
Third Quarter	26.44	18.55	11.63	7.12
Second Quarter	28.74	17.82	15.70	10.20
First Quarter	56.95	20.35	34.94	14.02
The above table shows only historical data. The data may not provide meaningful information to Desktop Metal stockholders in determining whether to adopt the Merger Agreement. Desktop Metal stockholders are urged to obtain current market quotations for Desktop Metal Class A common stock and Stratasys ordinary shares and to review carefully the other information contained in, or incorporated by reference into, this proxy statement/prospectus, when considering whether to adopt the Merger Agreement.
The following table presents the closing price per share of Stratasys ordinary shares and of Desktop Metal Class A common stock on Nasdaq and the NYSE, respectively, on (i) May 24, 2023, the last full trading day prior to the public announcement of the signing of the definitive agreement, and (ii) August 18, 2023, the latest practicable trading day prior to the preparation of this proxy statement/prospectus. This table also shows the implied value of the Merger consideration payable for each share of Desktop Metal Class A common stock, which was calculated by multiplying the closing price of Stratasys on Nasdaq on those dates by the exchange ratio.
Date	Stratasys (in US$)	Desktop Metal (in US$)	Equivalent value of Merger consideration per share of Desktop Metal Class A common stock based on price of Stratasys on Nasdaq (in US$)
May 24, 2023	14.88	1.75	1.83
August 18, 2023	14.85	1.59	1.83
Desktop Metal stockholders will not receive the Merger consideration until the transaction is completed, which may occur a substantial period of time after the Desktop Metal special meeting, or not at all. There can be no assurance as to the trading prices of Desktop Metal Class A common stock or Stratasys ordinary shares at the time of the completion of the transaction. The market prices of Desktop Metal Class A common stock and Stratasys ordinary shares are likely to fluctuate prior to completion of the transaction and cannot be predicted. We urge you to obtain current market quotations for both Desktop Metal Class A common stock and Stratasys ordinary shares.

Dividend Policy
Stratasys currently does not expect to declare dividends on its ordinary shares and has not done so in the past. Stratasys continues to anticipate that its earnings will be used to provide working capital, to support operations and to finance the growth and development of its business. Any determination to declare or pay dividends in the future will be at the discretion of its board of directors, subject to relevant laws and dependent on several factors, including its earnings, capital requirements and overall financial condition.
Desktop Metal has not declared or paid dividends during 2022, 2021, and 2020. Declaration and payment of any dividend will be subject to the discretion of Desktop Metal’s board of directors. The time and amount of dividends will be dependent upon its financial condition, operations, cash requirements and availability, debt repayment obligations, capital expenditure needs and restrictions in its debt instruments, industry trends, the provisions of Delaware law affecting the payment of dividends to stockholders and any other factors its board of directors may consider relevant.

INTERESTS OF STRATASYS’ DIRECTORS AND EXECUTIVE OFFICERS IN THE MERGER
In considering the recommendation of the Stratasys board of directors to vote for the Stratasys Merger-related proposal, Stratasys shareholders should be aware that Stratasys’ directors and executive officers may have interests in the Merger that are different from, or in addition to, the interests of Stratasys shareholders generally and that may create potential conflicts of interest. The Stratasys board of directors was aware of these interests and considered them, among other matters, in evaluating and negotiating the Merger Agreement and approving the Merger Agreement, and in recommending to Stratasys shareholders that they vote for the Stratasys Merger-related proposal.
Management of the Combined Company
The combined company will maintain Stratasys’ current dual headquarters— in Eden Prairie, Minnesota and Rehovot, Israel. Following completion of the Merger, Dr. Yoav Zeif, the current Chief Executive Officer of Stratasys, will continue to serve as Chief Executive Officer of Stratasys.
Board of Directors of the Combined Company
Assuming the approval of the Stratasys articles restatement proposal (as part of Stratasys Proposal 1), as required under the Merger Agreement, Stratasys’ articles of association upon the effective time of the Merger will provide that the number of directors shall be set by the board from time to time, but shall be not less than seven (7) nor more than eleven (11). Under the Merger Agreement, the size of the post-Merger board will be initially set as eleven (11) directors, of whom (as provided in Stratasys Proposal 1): five individuals will be designated by Stratasys; five individuals will be designated by Desktop Metal; and the final director will be Stratasys’ current Chief Executive Officer, Dr. Yoav Zeif.
Stratasys’ board of directors is comprised of eight (8) directors as of the date of this joint proxy statement/prospectus. Of those current directors, Dov Ofer, the current Chairman of the Board of Directors of Stratasys, will continue to serve on the board following the effective time of the Merger, and will have the roles of Lead Independent Director and chairman of the nomination and governance committee of the board. In addition, each of John J. McEleney, David Reis, Michael Schoellhorn and Adina Shorr will continue on as a director of the combined company. Furthermore, as provided under the Merger Agreement, Stratasys’ current Chief Executive Officer, Dr. Yoav Zeif, will be added as the 11th member of the combined company board. Mr. S. Scott Crump, an additional current member of the Stratasys board of directors, will serve as an observer on the board of directors of the combined company.
Voting by Stratasys’ Directors and Executive Officers
At the close of business on July 31, 2023, directors and executive officers of Stratasys beneficially owned approximately 1,132,500 Stratasys ordinary shares, of which 602,541 represent actual Stratasys ordinary shares that will be held as of the August 24, 2023 record date for the Stratasys EGM and that would therefore be entitled to vote at the Stratasys EGM, representing 0.87% of the 69,021,732 Stratasys ordinary shares outstanding on July 31, 2023. Although none of the directors and executive officers has entered into any agreement obligating them to do so, Stratasys currently expects that all of its directors and executive officers will vote their shares “FOR” the Stratasys Merger-related proposal and “FOR” each of the other Stratasys proposals.
For more information regarding the security ownership of Stratasys directors and executive officers, please see Item 6 in the Stratasys 2022 Form 20-F, which was filed with the SEC on May 3, 2023, which is incorporated into this joint proxy statement/prospectus by reference.

INTERESTS OF DESKTOP METAL’S DIRECTORS AND EXECUTIVE OFFICERS IN THE MERGER
In considering the recommendation of the Desktop Metal Board with respect to the Desktop Metal Merger Agreement Proposal and the Desktop Metal Advisory Compensation Proposal, Desktop Metal stockholders should be aware that the directors and executive officers of Desktop Metal have interests in the Merger that may be different from, or in addition to, the interests of Desktop Metal stockholders generally. The members of the Desktop Metal Board were aware of and considered these interests, among other matters, in evaluating and negotiating the Merger Agreement, in approving the Merger Agreement and in determining to recommend that Desktop Metal stockholders approve the Merger proposal.
Treatment of Desktop Metal Equity Awards
Stock Options.
At the effective time of the Merger, each Desktop Metal Option outstanding immediately prior to the effective time will be automatically converted into an option to purchase a number of Stratasys ordinary shares on substantially the same terms and conditions (including the same vesting and exercisability terms and conditions) as were applicable under the incentive award plan of Desktop Metal relating to such Desktop Metal Option immediately prior to the effective time (but otherwise subject to the terms and conditions of the Stratasys equity plans), determined by multiplying the number of shares of Desktop Metal Class A common stock subject to such Desktop Metal Option immediately prior to the effective time by the exchange ratio, rounding down to the nearest whole number of shares, at a per share exercise price determined by dividing the per share exercise price of such Desktop Metal Option by the exchange ratio, rounding up to the nearest whole cent.
Restricted Stock Awards.
At the effective time of the Merger, each Desktop Metal RSA outstanding immediately prior to the effective time will automatically be converted into a restricted stock award of Stratasys, on substantially the same terms and conditions (including the same vesting terms and conditions) as were applicable under the incentive award plan of Desktop Metal relating to such Desktop Metal RSA immediately prior to the effective time (but otherwise subject to the terms and conditions of the Stratasys equity plans), covering a number of Stratasys ordinary shares determined by multiplying the number of shares of Desktop Metal Class A common stock covered by such Desktop Metal RSA immediately prior to the effective time by the exchange ratio, rounding down to the nearest whole number of shares.
Restricted Stock Unit Awards.
At the effective time of the Merger, each Desktop Metal RSU Award outstanding immediately prior to the effective time will automatically be cancelled in exchange for the grant of a restricted stock unit award to receive, on substantially the same terms and conditions (including the same vesting terms and conditions) as were applicable under the incentive award plan of Desktop Metal relating to such Desktop Metal RSU Award immediately prior to the effective time (but otherwise subject to the terms and conditions of the Stratasys equity plans), a number of Stratasys ordinary shares determined by multiplying the number of shares of Desktop Metal Class A common stock covered by such Desktop Metal RSU Award immediately prior to the effective time by the exchange ratio, rounding down to the nearest whole number of shares.
Double Trigger Accelerated Vesting of Certain Desktop Metal Equity Awards.
Pursuant to the terms of the Severance Plan described below, the Desktop Metal Options and Desktop Metal RSU Awards held by Desktop Metal’s executive officers would fully vest if the executive officer’s employment is terminated by Desktop Metal without “cause” or due to the executive officer’s resignation for “good reason,” in each case, on or within 12 months following a change of control of Desktop Metal. These “double trigger” vesting provisions applicable to Desktop Metal equity awards held by executive officers will continue to apply to such awards after such awards are assumed by Stratasys at the effective time of the Merger.
2021 Founder Restricted Stock Unit Awards.
In October 2021, Desktop Metal granted 2021 Founder Restricted Stock Unit Awards to Ric Fulop and Jonah Myerberg (the “2021 Founder Awards”) that vest upon achievement of market capitalization goals. As of July 31, 2023, no market capitalization goals have been achieved, and Desktop Metal does not anticipate any market capitalization goals to be achieved before the completion of the Merger. Accordingly, Desktop Metal expects that the 2021 Founder Awards will be forfeited upon the completion of the Merger, and there is no expected payout with respect to the awards.

Quantification of Outstanding Equity Awards for Desktop Metal’s Directors and Executive Officers
For an estimate of the amounts that would be payable to each of Desktop Metal’s named executive officers on settlement of their unvested Desktop Metal awards, see the section entitled “—Golden Parachute Compensation” below. Desktop Metal does not have any executive officers who are not named executive officers.
Under Desktop Metal’s director compensation program for non-employee directors, in the event of a change of control, the Desktop Metal RSU Awards held by non-employee directors will vest in full immediately prior to the occurrence of a change of control. Accordingly, each Desktop Metal RSU Award held by Desktop Metal’s non-employee directors will vest immediately prior to the effective time of the Merger and, at the effective time, be converted into an assumed RSU, and be settled in Stratasys ordinary shares shortly after the effective time. The value of the unvested Desktop Metal RSU Awards held by Desktop Metal’s non-employee directors as a group is $1,031,906, assuming the closing price of a share of Desktop Metal Class A common stock on the completion of the Merger is $1.88 (which represents the average closing market price of Desktop Metal Class A common stock over the first five (5) business days following the first public announcement of the transaction). The total number of Stratasys ordinary shares payable to Desktop Metal’s non-employee directors as a group with respect to their unvested Desktop Metal RSU Awards is 67,512.
The Desktop Metal Options held by Desktop Metal’s non-employee directors will, at the effective time, be converted into assumed options to purchase Stratasys ordinary shares and will continue to vest (with respect to the unvested portion of such options) to the extent that the non-employee director continues to provide services to the combined company, and will remain exercisable (to the extent vested) in accordance with their terms.
Desktop Metal Severance Plan
On May 13, 2023, Desktop Metal’s executive officers became participants in Desktop Metal’s Severance Plan.
The Severance Plan provides that if the employment of an officer designated as a “c-suite executive” is terminated by Desktop Metal without cause, or if an officer designated as a “c-suite executive” resigns for good reason, the officer will be eligible to receive: (i) continued payment of the officer’s base salary for a period of nine months; and (ii) COBRA premiums for a period of nine months.
The Severance Plan provides that if the employment of an officer designated as a “c-suite executive” employment is terminated by Desktop Metal without cause, or if an officer designated as a “c-suite executive” resigns for good reason, within 12 months following a change of control, the officer will be eligible to receive: (i) a lump sum payment equal to 12 months of the officer’s base salary; (ii) a lump sum payment equal to the officer’s target bonus; (iii) COBRA premiums for a period of 12 months; (iv) accelerated vesting of all time-based equity awards held by the officer; and (v) unless the award agreement provides for more favorable vesting terms, vesting of all performance-based equity awards held by the officer at the target level of performance. Any severance payments or benefits under the Severance Plan will be subject to a Section 280G “best net” cutback in which such payments or benefits will be reduced only to the extent it results in a better tax position for the officer.
All of Desktop Metal’s currently-serving executive officers are considered “c-suite executives” for purposes of the Severance Plan. The terms of the Severance Plan will not apply to the 2021 Founder Awards held by Mr. Fulop and Mr. Myerberg. As described above, the 2021 Founder Awards vest upon the occurrence of a change of control only to the extent the market capitalization goals have been satisfied on the date of the change of control and Desktop Metal does not anticipate any market capitalization goals to be achieved before the completion of the Merger.
All payments and benefits under the Severance Plan are contingent upon the officer’s execution and non-revocation of a release of claims in favor of the Company (which may contain, among other terms, non-competition obligations for a period of up to 12 months) and continued compliance with certain restrictive covenants. All of the named executive officers have entered into restrictive covenant agreements with Desktop Metal that generally contain 12-month post-employment non-competition and non-solicitation covenants. The Severance Plan provides that the officers are not eligible for cash severance or termination benefits from Desktop Metal under their employment agreements.
For an estimate of the value of the payments and benefits described above that would be payable to Desktop Metal’s named executive officers upon a qualifying termination in connection with the Merger, see the section entitled “—Golden Parachute Compensation” below.

No Section 280G Golden Parachute Excise Tax Gross-Ups
Neither the executives’ employment agreements, nor any other Desktop Metal plan, policy, agreement or arrangement provides any employee, officer or director with the right to a tax “gross-up” payment in connection with any “golden parachute” or other tax liability triggered in connection with the Merger.
Indemnification and Insurance
Pursuant to the terms of the Merger Agreement, Desktop Metal’s directors and executive officers will be entitled to certain ongoing indemnification and insurance coverage for a period of six years following the effective time of the Merger under directors’ and officers’ liability insurance policies from the surviving corporation. This indemnification and insurance coverage is further described in the section entitled “The Merger Agreement—Insurance and Indemnification” beginning on page 158.
Continuing Directorship
Pursuant to the Merger Agreement, following the closing of the transaction, the Board of Directors of Stratasys will consist of 11 members, five of whom will be selected by current directors of Stratasys and five of whom will be selected by current directors of Desktop Metal. The Merger Agreement provides that the Chief Executive Officer of the combined company, Dr. Yoav Zeif, will be the eleventh director and will serve as Chairman of the Stratasys Board of Directors. See the section entitled “The Merger—Governance of the Combined Company After the Merger” beginning on page 139.
Golden Parachute Compensation
This section sets forth the information required by Item 402(t) of Regulation S-K regarding the compensation of each of Desktop Metal’s named executive officers, that is based on or otherwise relates to the Merger and that will or may become payable to the named executive officers at the completion of the Merger or on a qualifying termination of employment upon or following the consummation of the Merger. This compensation is referred to as “golden parachute” compensation by the applicable SEC disclosure rules, and in this section Desktop Metal uses such term to describe the Merger-related compensation payable to the Desktop Metal named executive officers. The “golden parachute” compensation payable to these individuals is subject to a non-binding advisory vote of Desktop Metal stockholders.
The table below sets forth, for the purposes of this golden parachute disclosure, the amount of payments and benefits (on a pre-tax basis) that each of Desktop Metal’s named executive officers would receive based on the following assumptions: (i) the effective time of the Merger occurs on July 31, 2023, (ii) each named executive officer experiences a qualifying termination at such time in a manner that entitles such named executive officer to receive severance payments and benefits under Desktop Metal’s Severance Plan, (iii) the closing price of a share of Desktop Metal Class A common stock on the completion of the Merger is $1.88 (which represents the average closing market price of Desktop Metal Class A common stock over the first five business days following the first public announcement of the transaction) and (vi) each named executive officer has properly executed any required releases and complied with all requirements (including any applicable restrictive covenants) necessary in order to receive the payments and benefits. The amounts indicated below are estimates based on multiple assumptions (including the assumptions described in this paragraph) that may or may not actually occur or be accurate on the relevant date, and do not reflect certain compensation actions that may occur before completion of the transaction. Accordingly, the actual amounts received by our named executive officers may differ materially from the estimates set forth below. Additional detail regarding the named executive officers’ interests in the Merger is provided above.
Name	Cash ($)(1)	Equity ($)(2)	Benefits ($)(3)	Total ($)
Ric Fulop	1,073,000	—	24,090	1,097,090
Jason Cole	1,100,000	2,820,000	14,498	3,934,498
James Haley(4)	—	—	—	—
Jonah Myerberg	700,000	1,024,629	24,090	1,748,719
Thomas Nogueira	640,000	1,374,547	24,090	2,038,637
Arjun Aggarwal(4)	—	—	—	—
Michael Jafar(4)	—	—	—	—
(1)
The amount shown consists of a lump sum cash severance payment equal to one times the sum of the applicable named executive officer’s annual base salary and target bonus for the 2023 calendar year. Such severance payment is considered to be a “double-trigger” payment, which means that both a change of control, such as the Merger, and a qualifying termination of employment (on or within 12 months following the Merger) must occur prior to any payment being provided to such named executive officer.

(2)
The amount shown reflects the potential value that the applicable named executive officer could receive in connection with accelerated vesting and settlement of the Desktop Metal equity awards. The accelerated vesting of the Desktop Metal Options, Desktop Metal RSUs and performance-based RSU awards is considered to be a “double-trigger” benefit, because both a change of control, such as the Merger, and a qualifying termination of employment (within the 12 months following the Merger) must occur for such accelerated vesting to be provided to the named executive officer. The estimated value of the benefit with respect to each type of award is set forth in the table below:

Name	Value of Desktop Options ($)	Value of Desktop Restricted Stock Awards (S)	Value of Desktop RSU Awards (S)	Value of Desktop Performance- Based RSU Awards ($)*	Total ($)
Ric Fulop	—	—	—	—	—
Jason Cole	—	—	2,820,000	—	2,820,000
Jonah Myerberg	2,891	—	1,021,739	—	1,024,629
Thomas Nogueira	13,227	—	1,361,319	—	1,374,547
*
The 2021 Founder Awards vest upon a termination without cause or resignation for good reason following a change of control provided that the market capitalization goal applicable to the award has been achieved as of the date of the change of control. As of July 31, 2023, no market capitalization goals have been achieved, and Desktop Metal does not anticipate any market goals to be achieved before the completion of the Merger. Accordingly, Desktop Metal expects that the 2021 Founder Awards will be forfeited upon the completion of the Merger, and there is no expected payout with respect to the awards.

(3)
The amounts shown in this column represent the value of COBRA premiums for continued group health, dental and vision benefits for 12 months for the applicable named executive officer. Like the severance payments, these COBRA benefits would be considered “double-trigger” benefits.

(4)
Mr. Haley, Mr. Jafar and Mr. Aggarwal each terminated employment with Desktop Metal in 2022. Each such named executive officer’s separation was not in connection with the Merger and none of them will be entitled to any Merger-related compensation.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS OF THE MERGER
This section describes the material U.S. federal income tax considerations for holders of Desktop Metal Common Stock that exchange, pursuant to the Merger, their Desktop Metal Class A common stock for Stratasys ordinary shares. This section is limited to U.S. federal income tax consequences and does not address any other tax considerations (such as U.S. federal estate, gift or other non-income tax consequences) or any consequences arising under the tax laws of any state, local or non-U.S. jurisdiction. With respect to the tax consequences of holding Stratasys ordinary shares, this discussion is limited to holders who acquire such Stratasys ordinary shares pursuant to the Merger. This discussion applies only to Desktop Metal stockholders who hold Desktop Metal Class A common stock as a “capital asset” for U.S. federal income tax purposes (generally, property held for investment) and does not discuss all aspects of U.S. federal income taxation that might be relevant to holders in light of their particular circumstances or status, including alternative minimum tax and Medicare contribution tax consequences, or holders who are subject to special rules, including:
•	brokers and dealers or traders in securities subject to a mark-to-market method of accounting;
•	mutual funds;
•	tax-exempt organizations, qualified retirement plans, individual retirement accounts or other tax deferred accounts or governmental agencies, instrumentalities or other governmental organizations;
•	banks or other financial institutions, underwriters, insurance companies, real estate investment trusts or regulated investment companies;
•	U.S. expatriates or former citizens or long-term residents of the United States;
•
persons that own (directly, indirectly or by attribution) 5% or more (by vote or value) of the stock of Desktop Metal prior to the Merger or of Stratasys after the Merger (except as specifically addressed herein);

•
partnerships, other entities or arrangements classified as partnerships for U.S. federal income tax purposes, “S corporations” or other pass-through entities or arrangements for U.S. federal income tax purposes or beneficial owners of such entities or arrangements;

•
persons holding Desktop Metal Class A common stock or Stratasys ordinary shares as part of a straddle, hedging or conversion transaction, constructive sale or other integrated or conversion transaction or other arrangement involving more than one position;

•
persons subject to special tax accounting rules as a result of any item of income relating to Desktop Metal Class A common stock or Stratasys ordinary shares being recognized on an applicable financial statement;

•	U.S. holders (as defined below) whose functional currency is not the U.S. dollar;
•	U.S. holders that hold Desktop Metal Class A common stock or Stratasys ordinary shares in connection with a trade or business conducted outside the United States;
•	persons that hold or received Desktop Metal Class A common stock or Stratasys ordinary shares pursuant to the exercise of any employee stock option or otherwise as compensation for services;
•	grantor trusts; and
•
controlled foreign corporations, passive foreign investment companies, expatriated entities subject to Section 7874 of the Code and corporations that accumulate earnings to avoid U.S. federal income tax.

If an entity or arrangement that is classified as a partnership for U.S. federal income tax purposes owns Desktop Metal Class A common stock or Stratasys ordinary shares, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner, the status and activities of the partnership, and certain determinations made at the partner level. Partnerships owning Desktop Metal Class A common stock or Stratasys ordinary shares and partners in such partnerships should consult their tax advisors as to the particular U.S. federal income tax consequences of the Merger and of acquiring, owning and disposing of Stratasys ordinary shares.
This discussion is based on the Code, its legislative history, existing and proposed Treasury regulations promulgated under the Code (referred to as the Treasury Regulations), published rulings by the IRS and court decisions, all as in effect as of the date hereof and all of which are subject to change and differing interpretations, possibly on a retroactive basis. Any such change or differing interpretation could affect the accuracy of the statements and conclusions set forth in this discussion. This discussion is necessarily general and does not address all aspects of U.S. federal income taxation. Neither Desktop Metal nor Stratasys has sought or intends to seek any rulings from the IRS or opinions of counsel regarding the Merger, nor is the Merger conditioned on the receipt of any rulings from the IRS or opinions of counsel. There is no assurance the IRS will not take positions concerning the tax consequences of the Merger that are different from those discussed below, or that any such different positions would not be sustained by a court.
Under Section 367(a) of the Code and the Treasury Regulations thereunder, special rules (the “special 5% holder rules”) may apply to a U.S. holder, as defined below, that actually or constructively owns 5% or more, by vote or value, of the issued and outstanding stock of Stratasys immediately after the Merger. Such U.S. holders are urged to consult their tax advisors regarding the U.S. federal income tax consequences of the Merger in light of their particular circumstances.
THIS DISCUSSION IS NOT TAX ADVICE. ALL HOLDERS OF DESKTOP CLASS A COMMON STOCK SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE TAX CONSEQUENCES OF THE MERGER AND CONSIDERATIONS RELATING TO THE OWNERSHIP AND DISPOSITION OF STRATASYS ORDINARY SHARES, INCLUDING THE EFFECTS OF U.S. FEDERAL, STATE AND LOCAL AND NON-U.S. TAX LAWS.
U.S. Federal Income Tax Treatment of Stratasys
Tax Residence of Stratasys for U.S. Federal Income Tax Purposes
A corporation is generally considered for U.S. federal income tax purposes to be a tax resident in the jurisdiction of its organization or incorporation. Accordingly, under the generally applicable U.S. federal income tax rules, Stratasys, which is incorporated under the laws of Israel, would be classified as a non-U.S. corporation (and, therefore, not a U.S. tax resident) for U.S. federal income tax purposes. Section 7874 of the Code provides an exception to this general rule (more fully discussed below), under which a non-U.S. incorporated entity may, in certain circumstances, be treated as a U.S. corporation for U.S. federal income tax purposes (or may be subject to certain other adverse U.S. tax consequences). These rules are complex and there is limited guidance regarding their application.
Under Section 7874 of the Code, a corporation created or organized outside the United States (i.e., a non-U.S. corporation) will nevertheless be treated as a U.S. corporation for U.S. federal income tax purposes (and, therefore, as a U.S. tax resident subject to U.S. federal income tax on its worldwide income) if each of the following three conditions are met: (i) the non-U.S. corporation, directly or indirectly, acquires substantially all of the properties held directly or indirectly by a U.S. corporation (including through the acquisition of the outstanding shares of the U.S. corporation); (ii) the non-U.S. corporation’s “expanded affiliated group” does not have “substantial business activities” in the non-U.S. corporation’s country of organization or incorporation and tax residence (the “relevant foreign country”) relative to the expanded affiliated group’s worldwide activities (this test is referred to as the “substantial business activities test”); and (iii) after the acquisition, the percentage of the shares of the non-U.S. acquiring corporation that former shareholders of the acquired U.S. corporation hold by reason of holding shares in the U.S. acquired corporation (taking into account the receipt of the non-U.S. corporation’s shares in exchange for the U.S. corporation’s shares) is at least 80% (or in certain circumstances, which are not applicable to the Merger, 60%), by either vote or value, as determined for purposes of Section 7874 of the Code (this percentage is referred to as the “Section 7874 ownership percentage,” and this test is referred to as the “ownership test”). In order to satisfy the substantial business activities test, at least 25% of the employees (by headcount and compensation), real and tangible assets and gross income of the foreign acquiring corporation’s “expanded affiliated group” must be based, located and derived from ordinary course business transaction with unrelated customers located in the relevant foreign country.
Stratasys will indirectly acquire all of the properties of Desktop Metal through the Merger. It is unclear whether Stratasys, including its “expanded affiliated group,” will satisfy the substantial business activities test upon closing of the Merger. As a result, whether Section 7874 of the Code will apply to cause Stratasys to be treated as a U.S. corporation for U.S. federal income tax purposes following the Merger will depend upon the satisfaction of the ownership test.
Based upon the terms of the Merger, the rules for determining the Section 7874 ownership percentage, and certain factual assumptions, Desktop Metal and Stratasys currently expect the Section 7874 ownership percentage to be less than 80% after the Merger. Accordingly, Stratasys is currently not expected to be treated as a U.S. corporation for U.S. federal income tax purposes under Section 7874 of the Code as a result of the Merger. However, as discussed above, the rules for determining the Section 7874 ownership percentage under Section 7874 of the Code are complex and subject to detailed rules and regulations (the application of which is uncertain in various respects and could be impacted by changes to applicable rules and regulations under U.S. federal income tax laws, with possible retroactive effect). For example, for purposes of determining the Section 7874 ownership percentage, former Desktop Metal stockholders will be deemed to own an amount of Stratasys ordinary shares in respect to certain redemptions by Desktop Metal prior to the Merger. Such rules also disregard certain shares of the non-U.S. acquiring corporation if a threshold percentage of the corporation’s value is attributable to certain passive assets. In addition, certain acquisitions by the non-U.S. acquiring corporation of U.S. corporations over a 36-month period prior to the Merger may impact the Section 7874 ownership percentage. Further, whether the ownership test has been satisfied is subject to certain factual uncertainties and must be finally determined at the completion of the Merger, by which time there could be adverse changes to the relevant facts and circumstances. Accordingly, there can be no assurance that the IRS would not assert that Stratasys should be treated as a U.S. corporation for U.S. federal income tax purposes, or any other contrary position to those described above, or that such an assertion would not be sustained by a court.
If Stratasys were to be treated as a U.S. corporation for U.S. federal income tax purposes, Stratasys could be subject to significant adverse tax consequences, including a higher effective corporate income tax rate, and the gross amount of any dividend payments to Stratasys’ non-U.S. holders (as defined below) could be subject to a 30% U.S. withholding tax, depending on the application of any income tax treaty that might apply to reduce the withholding tax.
The remainder of this discussion assumes that Stratasys will not be treated as a U.S. corporation for U.S. federal income tax purposes under Section 7874 of the Code.
Utilization of Desktop Metal’s Tax Attributes and Certain Other Adverse Tax Consequences to Stratasys and Stratasys’ Shareholders
Following the acquisition of a U.S. corporation by a non-U.S. corporation, Section 7874 of the Code can also limit the ability of the acquired U.S. corporation and its U.S. affiliates to use certain U.S. tax attributes (including net operating losses and certain tax credits) to offset U.S. taxable income resulting from certain transactions, as well as result in certain other adverse tax consequences, even if the non-U.S. acquiring corporation is respected as a non-U.S. corporation for purposes of Section 7874 of the Code. Specifically, Section 7874 of the Code can apply in this manner if (i) the non-U.S. acquiring corporation acquires, directly or indirectly, substantially all of the properties held directly or indirectly by a U.S. corporation (including through the acquisition of the outstanding shares of the U.S. corporation), (ii) after the acquisition, the Section 7874 ownership percentage is at least 60% but is less than 80%, and (iii) the non-U.S. acquiring corporation’s “expanded affiliated group” does not meet the substantial business activities test. In such case, the non- U.S. corporation would be treated as a “surrogate foreign corporation” under Section 7874 of the Code.
Based upon the terms of the Merger, the rules for determining the Section 7874 ownership percentage and certain factual assumptions, Desktop Metal and Stratasys currently expect the Section 7874 ownership percentage to be less than 60%. Accordingly, Desktop Metal and Stratasys currently expect that the limitations and other rules described above would not apply to Desktop Metal or to Stratasys or its subsidiaries after the Merger and Stratasys would not be treated as a “surrogate foreign corporation” under Section 7874 of the Code.
The above determination, however, is subject to complex and detailed rules and regulations (the application of which is uncertain in various respects and could be impacted by future changes in applicable rules and regulations under U.S. federal income tax laws, with possible retroactive effect) and is subject to certain factual uncertainties. Whether the Section 7874 ownership percentage is less than 60% must be finally determined after completion of the Merger, by which time there could be adverse changes to the relevant facts and circumstances. Accordingly, there can be no assurance that the IRS would not assert that Stratasys is subject to the above rules or that such assertion would not be sustained by a court.
If the IRS were to successfully assert that, after the Merger, the Section 7874 ownership percentage is at least 60% but is less than 80% , significant adverse tax consequences could result for Stratasys and for certain of Stratasys’ shareholders, including, but not limited to, restrictions on the ability of Stratasys and its U.S. affiliates to use certain U.S. tax attributes with respect to “inversion gain” recognized over a 10-year period following the transaction, disqualification of dividends paid from preferential “qualified dividend income” rates, and the requirement that any U.S. corporation owned by Stratasys include as “base erosion payments” that may be subject to a minimum U.S.

federal income tax any amounts that are treated as reductions in gross income if paid to certain related foreign persons. Furthermore, certain “disqualified individuals” (including officers and directors of Desktop Metal) may be subject to an excise tax on certain stock-based compensation, currently at a rate of 20%.
The remainder of this discussion assumes that the limitations and other rules described above will not apply to Desktop Metal or Stratasys or its subsidiaries after the Merger.
Neither Desktop Metal nor Stratasys has sought nor will seek any ruling from the IRS or any opinion of counsel as to the application of Section 7874 of the Code to the Merger, and the closing of the Merger is not conditioned upon achieving, or receiving a ruling from the IRS or opinion of counsel in regards to, any particular tax treatment under Section 7874 of the Code. Neither Desktop Metal, Stratasys, nor any of their respective representatives or affiliates, is providing any assurances regarding the tax treatment of Stratasys under Section 7874 of the Code. All holders are urged to consult their tax advisors regarding the potential application of Section 7874 of the Code to the Merger.
U.S. Holders
The section applies to you if you are a U.S. holder. For purposes of this discussion, a “U.S. holder” means a beneficial owner of Desktop Metal Class A common stock or Stratasys ordinary shares that, for U.S. federal income tax purposes, is or is treated as:
•	an individual who is a citizen or resident of the United States;
•	a corporation created or organized in or under the laws of the United States, any state thereof or the District of Columbia;
•	an estate whose income is subject to U.S. federal income tax regardless of its source; or
•
a trust if (1) a U.S. court can exercise primary supervision over the trust’s administration and one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code) are authorized to control all substantial decisions of the trust; or (2) the trust has a valid election in effect under applicable Treasury Regulations to be treated as a “United States person” for U.S. federal income tax purposes.

The Merger
In General
It is intended that the Merger shall qualify for the Intended U.S. Tax Treatment. The parties to the Merger Agreement have agreed to report Merger consistently with the Intended U.S. Tax Treatment for U.S. federal income tax purposes.
The closing of the Merger is not conditioned upon the receipt of an opinion of counsel or a ruling from the IRS regarding the U.S. federal income tax treatment of the Merger, and no opinion of counsel or ruling from the IRS will be requested regarding such treatment. Accordingly, there can be no assurance that the Merger will qualify for the Intended U.S. Tax Treatment or that the IRS will not challenge the qualification of the Merger for the Intended U.S. Tax Treatment or that a court will not sustain such a challenge by the IRS.
U.S. Holders of Desktop Metal Class A Common Stock
If the Merger qualifies for the Intended U.S. Tax Treatment, a U.S. holder that exchanges shares of Desktop Metal Class A common stock in the Merger for Stratasys ordinary shares generally should not recognize any gain or loss on such exchange, except with respect to cash received in lieu of fractional shares of Stratasys ordinary shares (as discussed below), subject to Section 367(a) of the Code discussed below. In such case, assuming gain recognition is not required under Section 367(a) of the Code as described below, the aggregate adjusted tax basis of the Stratasys ordinary shares received in the Merger by a U.S. holder should be equal to the adjusted tax basis of the Desktop Metal Class A common stock surrendered in the Merger in exchange therefor (including fractional shares of Stratasys ordinary shares deemed received and exchanged for cash, as discussed below) and the holding period of the Stratasys ordinary shares (including fractional shares of Stratasys ordinary shares deemed received and exchanged for cash, as discussed below) should include the holding period during which the surrendered Desktop Metal Class A common stock were held as of the date of the Merger.
If the Merger does not qualify for the Intended U.S. Tax Treatment, a U.S. holder that exchanges Desktop Metal Class A common stock in the Merger for Stratasys ordinary shares generally would be required to recognize gain or loss equal to the difference, if any, between (i) the fair market value as of the effective time of the Merger of the Stratasys ordinary shares received by such U.S. holder (including fractional shares of Stratasys ordinary shares deemed received and exchanged for cash, as discussed below) and (ii) such U.S. holder’s adjusted tax basis in the Desktop Metal Class A common stock exchanged therefor. Such gain or loss would be capital gain or loss and generally would be long-term capital gain or loss if the U.S. holder’s holding period for such shares of Desktop Metal Class A common stock exceeds one year at the effective time of the Merger. Net short-term capital gain generally is taxed at regular ordinary income tax rates. Long-term capital gain recognized by non-corporate U.S. holders may be taxed at reduced rates. The deductibility of capital losses is subject to limitations. A U.S. holder would have an aggregate tax basis in any Stratasys ordinary shares received in the Merger that is equal to the fair market value of such Stratasys ordinary shares as of the effective time of the Merger, and the holding period of such Stratasys ordinary shares would begin on the day following the Merger.
The Stratasys ordinary shares received in the Merger (including fractional shares of Stratasys ordinary shares deemed received and exchanged for cash, as discussed below) by a U.S. holder that acquired different blocks of Desktop Metal Class A common stock at different times or at different prices will be allocated pro rata to each block of Desktop Metal Class A common stock of such U.S. holder, and the basis and holding period of such shares of Stratasys ordinary shares will be determined using a block for block approach and will depend on the basis and holding period of each block of Desktop Metal Class A common stock exchanged for such Stratasys ordinary shares.
Tax Consequences of the Merger Under Section 367(a) of the Code
Section 367(a) of the Code and the Treasury Regulations promulgated thereunder impose certain additional requirements for a U.S. holder to qualify for tax-deferral under Section 368 of the Code with respect to transactions where a U.S. holder transfers stock in a U.S. corporation to a non-U.S. corporation in exchange for stock in a non-U.S. corporation. U.S. holders of Desktop Metal Class A common stock will be deemed to transfer shares of such stock to Stratasys in exchange for Stratasys ordinary shares pursuant to the Merger, so that these requirements will apply.
In general, if the Merger qualifies for the Intended U.S. Tax Treatment, Section 367(a) of the Code may require a U.S. holder to recognize gain (but not loss) on the exchange of Desktop Metal Class A common stock for Stratasys ordinary shares (including fractional shares of Stratasys ordinary shares deemed received and exchanged for cash, as discussed below) pursuant to the Merger unless each of the following conditions is met: (i) Desktop Metal complies with certain reporting requirements; (ii) no more than 50% of both the total voting power and the total value of the stock of Stratasys is received in the exchange, in the aggregate, by “U.S. transferors” (as defined in the Treasury Regulations and computed taking into account direct, indirect and constructive ownership); (iii) no more than 50% of both the total voting power and the total value of the stock of Stratasys is owned, in the aggregate, immediately after the exchange by “U.S. persons” (as defined in the Treasury Regulations) that are either officers or directors or “five-percent target shareholders” (as defined in the Treasury Regulations and computed taking into account direct, indirect and constructive ownership) of Desktop Metal; and (iv) the “active trade or business test” as defined in Treasury Regulation Section 1.367(a)-3(c)(3) is satisfied. Additionally, the special 5% holder rules may apply to a U.S. holder that actually or constructively owns 5% or more, by vote or value, of the issued and outstanding stock of Stratasys immediately after the Merger. Such U.S. holders are urged to consult their tax advisors regarding the U.S. federal income tax consequences of the Merger in light of their particular circumstances.
The active trade or business test generally requires (A) Stratasys or any qualified subsidiary (as defined in the Treasury Regulations) or any qualified partnership (as defined in the Treasury Regulations) of Stratasys to be engaged in an “active trade or business” outside of the United States for the entire 36-month period immediately before the Merger and, at the time of the Merger, neither the transferors nor Stratasys to have an intention to substantially dispose of or discontinue such trade or business and (B) the fair market value of Stratasys to be at least equal to the fair market value of Desktop Metal, as specifically determined for purposes of Section 367(a) of the Code, as of the closing of the Merger (referred to as the fair market value requirement). Whether the fair market value requirement is met cannot be known until after the closing of the Merger. Determining the fair market value of Stratasys and Desktop Metal for purposes of the fair market value requirement may require certain adjustments to be made on account of transactions occurring at, before or in connection with the Merger. For example, acquisitions by Stratasys made outside of the ordinary course of business during the 36 months preceding the Merger will be disregarded for purposes of the fair market value requirement unless such acquisitions either (i) consist of interests in certain foreign corporations or partnerships or (ii) do not consist of assets (or, as applicable, the proceeds thereof) that at the time of the Merger produce, or are held for the production of, passive income (as defined in the Treasury Regulations) and are not undertaken with a principal purpose of satisfying the fair market value requirement. In addition, under Treasury Regulations, for purposes of determining the fair market value of Desktop Metal, certain distributions made by (or deemed made by) Desktop Metal during the 36 months preceding the Merger (including certain repurchases of Desktop Metal shares, in connection with the Merger or otherwise, that are considered to be made prior to the relevant calculation time), would generally be added back to the value of Desktop Metal.
At this time, there is significant uncertainty as to whether all of the conditions described above will be met. U.S. holders are cautioned that the application of Section 367(a) of the Code to the Merger is complex and depends on factors that cannot be determined until following the closing of the Merger, as well as the interpretation of legal authorities which are not entirely clear and are subject to change. Additionally, there is limited guidance regarding the application of these requirements to facts similar to the Merger. In addition, the applicability of the special 5% holder rules depends on the status of the particular U.S. holder. Moreover, the determination of whether Section 367(a) of the Code will apply to U.S. holders of Desktop Metal Class A common stock cannot be made until after the Merger is completed. The closing of the Merger is not conditioned upon the receipt of an opinion of counsel or a ruling from the IRS regarding the application of Section 367(a) of the Code to the Merger, and no opinion of counsel or ruling from the IRS will be requested regarding such application. Accordingly, there can be no assurance that Section 367(a) of the Code will not require U.S. holders of Desktop Metal Class A common stock that participate in the Merger to recognize taxable gain as a result of the Merger or that the IRS will not challenge any conclusions regarding the application of Section 367(a) of the Code to the Merger or that a court will not sustain such a challenge by the IRS. Neither Desktop Metal, Stratasys nor any of their respective representatives or affiliates is providing any assurances regarding the application of Section 367(a) of the Code to the Merger or any U.S. holders. All U.S. holders are urged to consult their tax advisors regarding the application of Section 367(a) of the Code to the Merger.
To the extent that a U.S. holder of Desktop Metal Class A common stock is required to recognize gain under Section 367(a) of the Code for any of the foregoing reasons, such U.S. holder generally would recognize gain (but not loss) generally in the same manner as described above under the subsection entitled “—U.S. Holders of Desktop Metal Class A Common Stock.”
Cash in Lieu of Fractional Shares
If the Merger qualifies for the Intended U.S. Tax Treatment and Section 367(a) of the Code does not apply, a U.S. holder that receives cash in lieu of a fractional share of Stratasys ordinary shares in the Merger will generally be treated as having received the fractional share pursuant to the Merger and then as having sold such fractional share for cash, and will generally recognize gain or loss equal to the difference, if any, between (i) the cash received for such fractional share and (ii) such U.S. holder’s tax basis in such fractional share (determined as described above). Such gain or loss would be capital gain or loss and generally would be long-term capital gain or loss if the U.S. holder’s holding period for such shares of Desktop Metal Class A common stock exceeds one year as of the effective time of the Merger. Net short-term capital gain generally is taxed at regular ordinary income tax rates. Long-term capital gain recognized by non-corporate U.S. holders may be taxed at reduced rates. The deductibility of capital losses is subject to limitations.
Reporting Requirements
If the Merger qualifies for the Intended U.S. Tax Treatment, each U.S. holder will be required to retain permanent records pertaining to the Merger and special reporting requirements may apply to U.S. holders who actually or constructively owned at least 5% (by vote or value) of the total outstanding stock of Desktop Metal immediately before the Merger. In addition, if the Merger qualifies under the exception provided under Section 367(a) of the Code and the Treasury Regulations thereunder, special reporting requirements may apply to a U.S. holder that actually or constructively owns 5% or more (by vote or value) of the issued and outstanding stock of Stratasys immediately after the Merger. U.S. holders are urged to consult their tax advisors regarding these requirements.
Ownership and Disposition of Stratasys Ordinary Shares
Distributions on Stratasys Ordinary Shares
Subject to the discussion below under the subsection entitled “—Passive Foreign Investment Company Rules,” the gross amount of any distribution on Stratasys ordinary shares that is made out of Stratasys’ current or accumulated earnings and profits (as determined for U.S. federal income tax purposes) generally will be taxable to a U.S. holder as ordinary dividend income on the date such distribution is actually or constructively received. Any such dividends generally will not be eligible for the dividends received deduction allowed to corporations in respect of dividends received from U.S. corporations. To the extent that the amount of the distribution exceeds Stratasys’ current and accumulated earnings and profits (as determined under U.S. federal income tax principles), such excess amount will be treated first as a non-taxable return of capital to the extent of the U.S. holder’s tax basis in its Stratasys ordinary shares, and thereafter as capital gain recognized on a sale or exchange of Stratasys ordinary shares. However, it is not expected that Stratasys will maintain calculations of its earnings and profits in accordance with U.S. federal income tax principles. U.S. holders should therefore assume that any distribution by Stratasys with respect to Stratasys ordinary shares will be reported as dividend income. U.S. holders should consult their tax advisors with respect to the appropriate U.S. federal income tax treatment of any distribution received from Stratasys.
Subject to the discussion below under the subsection entitled “—Passive Foreign Investment Company Rules,” certain dividends received by eligible non-corporate U.S. holders (including individuals) from a “qualified foreign corporation” may be eligible for reduced rates of taxation, provided that certain holding period requirements and other conditions are satisfied. For these purposes, a non-U.S. corporation will be treated as a qualified foreign corporation if it is eligible for the benefits of a comprehensive income tax treaty with the United States that meets certain requirements. There can be no assurance that Stratasys will be eligible for benefits of an applicable comprehensive income tax treaty with the United States. A non-U.S. corporation is also treated as a qualified foreign corporation with respect to dividends it pays on shares that are “readily tradable” on an established securities market in the United States. U.S. Treasury guidance indicates that shares listed on NASDAQ (which Stratasys ordinary shares are expected to be) will be considered readily tradable on an established securities market in the United States. There can be no assurance that Stratasys ordinary shares will be considered readily tradable on an established securities market in the current or future years. Further, Stratasys will not constitute a qualified foreign corporation for purposes of these rules if it is a PFIC for the taxable year in which it pays a dividend or for the preceding taxable year. See the subsection entitled “—Passive Foreign Investment Company Rules.” Further, Stratasys will not be a qualified foreign corporation for purposes of these rules if it is or becomes a “surrogate foreign corporation” for U.S. federal income tax purposes. See the subsection entitled “—Utilization of Desktop Metal’s Tax Attributes and Certain Other Adverse Tax Consequences to Stratasys and Stratasys’ Shareholders.”
Dividends paid in a currency other than U.S. dollars will be included in income in a U.S. dollar amount based on the exchange rate in effect on the date the dividend is includible in the U.S. holder’s income, whether or not the currency is converted into U.S. dollars at that time. A U.S. holder’s tax basis in the non-U.S. currency will equal the U.S. dollar amount included in income. Any gain or loss realized on a subsequent conversion or other disposition of the non-U.S. currency for a different U.S. dollar amount generally will be U.S. source ordinary income or loss. If dividends paid in a currency other than U.S. dollars are converted into U.S. dollars on the day they are received, a U.S. holder generally will not be required to recognize foreign currency gain or loss in respect of the dividend income.
Subject to certain conditions and limitations, non-refundable withholding taxes (at a rate not in excess of any applicable income tax treaty rate), if any, on dividends paid by Stratasys may be treated as foreign taxes eligible for credit against a U.S. holder’s U.S. federal income tax liability under the U.S. foreign tax credit rules. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. For purposes of calculating the U.S. foreign tax credit, dividends paid on Stratasys ordinary shares will generally be treated as income from sources outside the United States and will generally constitute passive category income. The rules governing the U.S. foreign tax credit are complex. U.S. holders should consult their tax advisors regarding the availability of the U.S. foreign tax credit under their particular circumstances.
Sale, Taxable Exchange or Other Taxable Disposition
Subject to the discussion below under the subsection entitled “—Passive Foreign Investment Company Rules,” in the event of any future sale or other taxable disposition of Stratasys ordinary shares, a U.S. holder generally will recognize capital gain or loss in an amount equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such disposition and (ii) the U.S. holder’s adjusted tax basis in the Stratasys ordinary shares so disposed of. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. holder’s holding period for the Stratasys ordinary shares so disposed of exceeds one year at the time of the disposition. Net short-term capital gain generally is taxed at regular ordinary income tax rates. Long-term capital gain recognized by non-corporate U.S. holders may be taxed at reduced rates. The deductibility of capital losses is subject to limitations.

Passive Foreign Investment Company Rules
Generally. The treatment of U.S. holders of Stratasys ordinary shares could be materially different from that described above if Stratasys is treated as a PFIC for U.S. federal income tax purposes. A non-U.S. entity treated as a corporation for U.S. federal income tax purposes generally will be a PFIC for U.S. federal income tax purposes for any taxable year if either:
•	75% or more of its gross income for such year is passive income; or
•
50% or more of the value of its assets (generally based on an average of the quarterly values of the assets) during such year is attributable to assets that produce passive income or are held for the production of passive income.

For these purposes, passive income generally includes dividends, interest, certain royalties and rents, annuities, net gains from the sale or exchange of property producing such income and net foreign currency gains. Cash is generally a passive asset. The value of goodwill is an active asset to the extent attributable to activities that produce active income.
The determination of whether a foreign corporation is a PFIC is based upon the composition of such foreign corporation’s income and assets (including, among other factors, its proportionate share of the income and assets of any other corporation in which it owns, directly or indirectly, 25% or more of the stock (by value)), and the nature of such foreign corporation’s activities. A separate determination must be made after the close of each taxable year as to whether a foreign corporation was a PFIC for that year.
If Stratasys were a PFIC for any taxable year and any subsidiary or other entity in which Stratasys owns equity interests is also a PFIC (any such entity, a “lower-tier PFIC”), a U.S. holder will be deemed to own a proportionate amount (by value) of the shares of each such lower-tier PFIC and, unless timely QEF elections (as discussed further below) are made, will be subject to U.S. federal income tax according to the excess distribution rules described below on (i) certain distributions by any lower-tier PFIC and (ii) dispositions of shares of any lower-tier PFIC, in each case, as if the U.S. holder held such shares directly, even though the U.S. holder will not receive any proceeds of those distributions or dispositions.
If Stratasys is treated as a PFIC during a U.S. holder’s holding period, it will, with respect to such U.S. holder, always be treated as a PFIC, unless (i) Stratasys ceased to be a PFIC and (ii) the U.S. holder made a “deemed sale” election under the PFIC rules. If such election is made, a U.S. holder will be deemed to have sold its Stratasys ordinary shares at their fair market value on the last day of the last taxable year in which Stratasys is classified as a PFIC, and any gain from such deemed sale would be subject to the consequences described below. After the deemed sale election, the Stratasys ordinary shares with respect to which the deemed sale election was made will not be treated as shares in a PFIC unless Stratasys subsequently becomes a PFIC.
PFIC Status of Stratasys. Based on the current and projected composition of Stratasys’ income and assets and the expected value of its assets, Stratasys does not expect to be a PFIC for its taxable year that includes the date of the completion of the Merger. However, the tests for determining PFIC status are applied annually, fundamentally factual in nature, depend on the application of complex U.S. federal income tax rules that are subject to differing interpretations and generally cannot be determined until after the close of the taxable year in question, and it is difficult to predict accurately future income and assets relevant to this determination. Such determination depends on, among other things, the composition of Stratasys’ income and assets, and the market value of its and its subsidiaries’ shares and/or assets (as applicable). Changes in the composition of Stratasys’ income or composition of Stratasys’s or any of its subsidiaries’ assets may cause Stratasys to be or become a PFIC for the taxable year that includes the Merger or in any subsequent taxable years. The application of the PFIC rules is subject to uncertainty in several respects and there can be no assurance that the IRS will not take a contrary position or that a court will not sustain such a challenge by the IRS. Therefore, no assurances can be provided that Stratasys will not be a PFIC for any taxable year.
If Stratasys is or becomes a PFIC during any year in which a U.S. holder holds Stratasys ordinary shares, there are three separate taxation regimes that could apply to such U.S. holder under the PFIC rules: (i) the excess distribution regime (which is the default regime), (ii) the qualified electing fund (referred to as QEF) regime, or (iii) the mark-to-market regime. The effect of the PFIC rules on a U.S. Holder will depend upon which of these regimes applies to such U.S. holder. However, dividends paid by a PFIC are not eligible for the lower rates of taxation applicable to qualified dividend income under any of the foregoing regimes.

Excess Distribution Regime. If a U.S. holder does not make or is not eligible to make a QEF election or a mark-to-market election, as described below, the U.S. holder will be subject to the default “excess distribution regime” under the PFIC rules with respect to (i) any gain realized on a sale or other disposition (including a pledge) of Stratasys ordinary shares, and (ii) any “excess distribution” on Stratasys ordinary shares (generally, any distributions in excess of 125% of the average of the annual distributions on Stratasys ordinary shares during the shorter of the preceding three taxable years or the U.S. holder’s holding period in such Stratasys ordinary shares). Generally, under this excess distribution regime:
•	the gain or excess distribution will be allocated ratably over the period during which the U.S. holder held the Stratasys ordinary shares;
•
the amount allocated to the current taxable year, and to any taxable year during the U.S. holder’s holding period before the first day of the first taxable year in which Stratasys became a PFIC, will be treated as ordinary income; and

•
the amount allocated to other prior taxable years not described in the preceding bullet will be subject to the highest tax rate in effect for that taxable year for individuals or corporations, as applicable, and the interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year.

The tax liability for amounts allocated to years prior to the year of disposition or excess distribution will be payable generally without regard to offsets from deductions, losses and expenses. In addition, gains (but not losses) realized on the sale of a U.S. holder’s Stratasys ordinary shares cannot be treated as capital gains, even if such Stratasys ordinary shares are held as capital assets. Further, no portion of any distribution will be treated as qualified dividend income.
QEF Regime. If a U.S. holder makes a timely QEF election with respect to its direct or indirect interest in a PFIC, such U.S. holder may avoid taxation under the excess distribution rules described above. A U.S. holder that makes a QEF election will be required to include in income each year its allocable portion of the ordinary earnings (which would be subject to tax as ordinary income) and net capital gains (which would be subject to tax at the rates applicable to long-term capital gains) of the PFIC as QEF income inclusions, even if such portion is not distributed to the U.S. holder. However, net losses (if any) of a PFIC will not pass through to its shareholders and may not be carried back or forward in computing such PFIC’s ordinary earnings and net capital gain in other taxable years. Thus, the U.S. holder may be required to report taxable income as a result of QEF income inclusions without corresponding receipts of cash. U.S. holders of Stratasys ordinary shares should not expect that they will receive cash distributions from Stratasys sufficient to cover their respective U.S. tax liability with respect to such QEF income inclusions. A valid QEF election is effective for the taxable year for which the election is made and all subsequent taxable years and may not be revoked without the consent of the IRS. The timely QEF election also allows the electing U.S. holder to: (i) generally treat any gain recognized on the disposition of its shares of the PFIC as capital gain; (ii) treat its share of the PFIC’s net capital gain, if any, as long-term capital gain instead of ordinary income; and (iii) either avoid interest charges resulting from PFIC status, or make an annual election, subject to certain limitations, to defer payment of current taxes on its undistributed QEF income inclusions, subject to an interest charge on the deferred tax computed by using the statutory rate of interest applicable to an extension of time for payment of tax.
A U.S. holder’s tax basis in Stratasys ordinary shares will be increased to reflect QEF income inclusions and will be decreased to reflect distributions of amounts previously included in income as QEF income inclusions. No portion of the QEF income inclusions attributable to ordinary income will be treated as qualified dividend income. Amounts included as QEF income inclusions with respect to direct and indirect PFICs generally will not be taxed again when distributed by such PFICs.
A U.S. holder may make a QEF election with respect to its Stratasys ordinary shares only if Stratasys provides U.S. holders on an annual basis with certain information, including a “PFIC Annual Information Statement” as described in the Treasury Regulations. There can be no assurance that Stratasys will have timely knowledge of its status as a PFIC in the future or that Stratasys will timely provide U.S. holders with the required information on an annual basis to allow U.S. holders to make and maintain a QEF election with respect to the Stratasys ordinary shares in the event Stratasys is treated as a PFIC for any taxable year. The failure to provide such information on an annual basis could prevent a U.S. holder from making a QEF election or result in the invalidation or termination of a U.S. holder’s prior QEF election. If Stratasys owns any interests in a lower-tier PFIC, a U.S. holder generally must make a separate QEF election for each lower-tier PFIC, subject to Stratasys providing the relevant tax information for each lower-tier PFIC on an annual basis.
If a U.S. holder makes a QEF election with respect to its Stratasys ordinary shares in a year after Stratasys’ first taxable year as a PFIC in which the U.S. holder held (or was deemed to hold) Stratasys ordinary shares, then notwithstanding such QEF election, the excess distribution regime discussed above, adjusted to take into account the QEF income inclusions resulting from the QEF election, will continue to apply with respect to such U.S. holder’s Stratasys ordinary shares. A U.S. holder that first makes a QEF election in a later year may avoid the continued application of the excess distribution rules to its Stratasys Ordinary shares by making a purging election under the PFIC rules. Under one type of purging election, the U.S. holder will be deemed to have sold such Stratasys ordinary shares at their fair market value and any gain recognized on such deemed sale will be treated as an excess distribution, as described above. As a result of such purging election, the U.S. holder will have additional basis (to the extent of any gain recognized on the deemed sale) and, solely for purposes of the PFIC rules, a new holding period in the Stratasys ordinary shares.
Mark-to-Market Regime. Alternatively, a U.S. holder may make an election to mark “marketable stock” in a PFIC to market on an annual basis. PFIC shares generally are marketable if they are “regularly traded” on a national securities exchange that is registered with the SEC, such as NASDAQ. It is expected that Stratasys ordinary shares will be listed on NASDAQ, but there can be no assurance that Stratasys ordinary shares will continue to be so listed or will be “regularly traded” for purposes of these rules. Pursuant to such an election, a U.S. holder of Stratasys ordinary shares would include in each year as ordinary income the excess, if any, of the fair market value of such stock over its adjusted basis at the end of the taxable year. A U.S. holder may treat as ordinary loss any excess of the adjusted basis of the Stratasys ordinary shares over its fair market value at the end of the year, but only to the extent of the net amount previously included in income as a result of the election in prior years. A U.S. holder’s adjusted tax basis in the Stratasys ordinary shares will be increased to reflect any amounts included in income, and decreased to reflect any amounts deducted, as a result of a mark-to-market election. Any gain recognized on a disposition of Stratasys ordinary shares in a taxable year in which Stratasys is a PFIC will be treated as ordinary income and any loss will be treated as ordinary loss (but only to the extent of the net amount of income previously included as a result of a mark-to-market election, and any loss in excess of such prior inclusions generally would be treated as a capital loss). A mark-to-market election applies for the taxable year in which the election was made, and for each subsequent taxable year, unless the PFIC shares cease to be marketable, the U.S. holder elects, or is required, to mark the PFIC shares to market under another Code provision or the IRS consents to the revocation of the election.
Because a mark-to-market election cannot be made for equity interests in any lower-tier PFICs, a U.S. holder that does not make the applicable QEF elections generally will continue to be subject to the excess distribution regime with respect to its indirect interest in any lower-tier PFICs as described above, even if a mark-to-market election is made for Stratasys.
If a U.S. holder does not make a mark-to-market election (or a QEF election, as discussed above) effective from the first taxable year of a U.S. holder’s holding period for the Stratasys ordinary shares in which Stratasys is a PFIC, then the U.S. holder generally will remain subject to the excess distribution regime. A U.S. holder that first makes a mark-to-market election with respect to the Stratasys ordinary shares in a later year will continue to be subject to the excess distribution regime during the taxable year for which the mark-to- market election becomes effective, including with respect to any mark-to-market gain recognized at the end of that year. In subsequent years for which a valid mark-to-mark election remains in effect, the excess distribution regime generally will not apply. A U.S. holder that is eligible to make a mark-to-market with respect to its Stratasys ordinary shares may do so by providing the appropriate information on IRS Form 8621 and timely filing that form with the U.S. Holder’s tax return for the year in which the election becomes effective.
U.S. holders are advised to consult their tax advisors to determine whether the mark-to-market tax election is available to them and the consequences resulting from such election.

PFIC Reporting Requirements. A U.S. holder that owns (or is deemed to own) shares in a PFIC during any taxable year of the U.S. holder generally is required to file an IRS Form 8621 with such U.S. holder’s U.S. federal income tax return and provide such other information as the IRS may require. Failure to file IRS Form 8621 for each applicable taxable year may result in substantial penalties and result in the U.S. holder’s taxable years being open to audit by the IRS until such forms are properly filed.
The rules dealing with PFICs and with the QEF, purging and mark-to-market elections are very complex and are affected by various factors in addition to those described above. Accordingly, U.S. holders of Stratasys ordinary shares are urged to consult their tax advisors concerning the application of the PFIC rules under their particular circumstances.
Additional Reporting Requirements
Certain U.S. holders holding specified foreign financial assets with an aggregate value in excess of the applicable dollar thresholds are required to report information to the IRS relating to such assets, subject to certain exceptions (including an exception for specified foreign financial assets held in accounts maintained by U.S. financial institutions), by attaching a complete IRS Form 8938 to their tax return, for each year in which they hold such assets. Substantial penalties apply to any failure to file IRS Form 8938, unless the failure is shown to be due to reasonable cause and not willful neglect. Also, in the event a U.S. holder does not file IRS Form 8938 or fails to report a specified foreign financial asset that is required to be reported, the statute of limitations on the assessment and collection of U.S. federal income taxes of such U.S. holder for the related taxable year may not close until three years after the date on which the required information is filed. U.S. holders should consult their tax advisors regarding the effect, if any, of these rules on the ownership and disposition of Stratasys ordinary shares.
Non-U.S. Holders
This section applies to you if you are a non-U.S. holder. For purposes of this discussion, a non-U.S. holder means a beneficial owner (other than a partnership or an entity or arrangement so characterized for U.S. federal income tax purposes) of Desktop Metal Class A common stock or Stratasys ordinary shares that is not a U.S. holder.
The Merger
The U.S. federal income tax consequences of the Merger to non-U.S. holders generally will correspond to the U.S. federal income tax consequences described under the subsection entitled “—U.S. Holders—The Merger,” above, except that Section 367(a) of the Code will not apply to any non-U.S. holder and, subject to the discussion below under the subsection entitled “—Information Reporting and Backup Withholding,” to the extent the Merger results in a taxable exchange of Desktop Metal Class A common stock for Stratasys ordinary shares, non-U.S. holders generally will not be subject to U.S. federal income tax or withholding tax on any gain realized upon the exchange of Desktop Metal Class A common stock for Stratasys ordinary shares, unless either:
•
the gain is effectively connected with the conduct by the non-U.S. holder of a trade or business within the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment or fixed base maintained by the non-U.S. holder), in which case the non-U.S. holder generally will be subject to U.S. federal income tax at the same regular U.S. federal income tax rates applicable to a comparable U.S. holder and, in the case of a non-U.S. holder that is a corporation for U.S. federal income tax purposes, also may be subject to an additional branch profits tax at a 30% rate or a lower applicable income tax treaty rate;

•
the non-U.S. holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met, in which case such non-U.S. holder generally will be subject to U.S. federal income tax at a rate of 30% on the amount by which such non-U.S. holder’s capital gains allocable to U.S. sources, including gain realized upon the exchange of Desktop Metal Class A common stock for Stratasys ordinary shares, exceed any capital losses allocable to U.S. sources, except as otherwise required by an applicable income tax treaty; or

•
Desktop Metal is or has been a “United States real property holding corporation” (referred to as a USRPHC) for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of the disposition or the non- U.S. holder’s holding period for the Desktop Metal Class A common stock, except, in the case where shares of the Desktop Metal Class A common stock are “regularly traded on an established securities market” (within the meaning of the Treasury Regulations), the non-U.S. holder has owned at all times, whether actually or based on the application of constructive ownership rules, 5% or less of the total shares of Desktop Metal Class A common stock outstanding during such period. Desktop Metal does not believe that it is currently, has been or will become a USRPHC. Because the determination of whether Desktop Metal is a USRPHC depends, however, on the fair market value of its U.S. real property interests relative to the fair market value of its non-U.S. real property interests and other business assets, there can be no assurance Desktop Metal is not currently and has not been a USRPHC or will not become one in the future.
Ownership and Disposition of Stratasys Ordinary Shares
A non-U.S. holder of Stratasys ordinary shares will not be subject to U.S. federal income tax or, subject to the discussion below under the subsection entitled “—Information Reporting and Backup Withholding,” U.S. federal withholding tax on any dividends received (or deemed received) on Stratasys ordinary shares or any gain recognized on a sale or other disposition of Stratasys ordinary shares (including, any distribution to the extent it exceeds the adjusted basis in the non-U.S. holder’s Stratasys ordinary shares) unless the dividend or gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States, and if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by the non-U.S. holder in the United States.
Dividends and gains that are effectively connected with a non-U.S. holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base in the United States) generally will be subject to U.S. federal income tax at the same regular U.S. federal income tax rates applicable to a comparable U.S. holder and, in the case of a non-U.S. holder that is a corporation for U.S. federal income tax purposes, also may be subject to an additional branch profits tax at a 30% rate or a lower applicable income tax treaty rate.
Information Reporting and Backup Withholding
Information reporting requirements may apply to dividends paid (or deemed paid) on Stratasys ordinary shares, the proceeds received on a disposition of Stratasys ordinary shares or other cash payments in respect of Stratasys ordinary shares or Desktop Metal Class A common stock, in each case unless an exemption applies. Backup withholding generally will apply to such amounts received by a U.S. holder if such U.S. holder fails to provide an accurate taxpayer identification number (generally on an IRS Form W-9 provided to the paying agent of the U.S. holder’s broker) and to certify that such U.S. Holder is not subject to backup withholding or if such U.S. holder otherwise fails to establish an exemption from backup withholding. Non-U.S. holders may be subject to backup withholding on such amounts unless the non-U.S. holder furnishes to the applicable withholding agent the required certification as to its non-U.S. status, such as by providing a valid applicable IRS Form W-8 or the non-U.S. holder otherwise establishes an exemption.
Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against the U.S. holder’s U.S. federal income tax liability, if any, and a holder may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for a refund with the IRS and furnishing any required information.
U.S. holders and non-U.S. holders should consult their tax advisors regarding the application of the U.S. information reporting and backup withholding rules.

ISRAELI TAX CONSIDERATIONS
Scope of Discussion
The following summarizes the main Israeli tax considerations for shareholders of the combined company holding Stratasys ordinary shares subsequent to the merger. This summary is based on the current provisions of tax law. To the extent that the discussion is based on new tax legislation that has not been subject to judicial or administrative interpretation, there can be no assurance that the views expressed in the discussion will be accepted by the appropriate tax authorities or the courts.
The summary does not address all of the tax consequences that may be relevant to all holders of Stratasys ordinary shares in light of each holder’s particular circumstances and specific tax treatment. For example, the summary below does not address the tax treatment of residents of Israel and traders in securities who are subject to specific tax regimes. As individual circumstances may differ, holders of Stratasys ordinary shares should consult their own tax adviser as to the Israeli or other tax consequences of the acquisition, ownership and disposition of ordinary shares. The following is not intended, and should not be construed, as legal or professional tax advice and is not exhaustive of all possible tax considerations. Each individual should consult his or her own tax or legal adviser.
Based solely upon and subject to the foregoing, the discussion in the preceding two paragraphs and the following discussion constitute the opinion of Meitar Law Offices, counsel to Stratasys, to the extent that it states a legal conclusion relating to matters of Israeli tax law, subject to the qualifications, assumptions and limitations set forth in Stratasys’ registration statement on Form F-4, of which this joint proxy statement/prospectus is a part.
Tax Consequences Regarding Disposition of Stratasys Ordinary Shares
Israeli law generally imposes a capital gains tax on the sale of any capital assets by residents of Israel, as defined for Israeli tax purposes, and on the sale of assets located in Israel, including shares of Israeli companies, by both residents and non-residents of Israel unless a specific exemption is available or unless a tax treaty between Israel and the seller’s country of residence provides otherwise. The Tax Ordinance distinguishes between “Real Capital Gain” and “Inflationary Surplus”. The Inflationary Surplus is a portion of the total capital gain which is equivalent to the increase of the relevant asset’s purchase price which is attributable to the increase in the Israeli consumer price index or, in certain circumstances, a foreign currency exchange rate, between the date of purchase and the date of sale. The Real Capital Gain is the excess of the total capital gain over the Inflationary Surplus.
Israeli resident individuals
Capital Gain
As of January 1, 2006, the tax rate applicable to Real Capital Gain derived by Israeli individuals from the sale of shares which had been purchased on or after January 1, 2003, whether or not listed on a stock exchange, is 20%, unless such shareholder claims a deduction for interest and linkage differences expenses in connection with the purchase and holding of such shares, in which case the gain will generally be taxed at a rate of 25%. Additionally, if such shareholder is considered a “Significant Shareholder” (i.e., a person who holds, directly or indirectly, alone or together with another person who collaborates with such person on a permanent basis, 10% or more of any of the company’s “means of control” (including, among other things, the right to receive profits of the company, voting rights, the right to receive the company’s liquidation proceeds and the right to appoint a director)) at the time of sale or at any time during the preceding 12-month period, such gain will be taxed at the rate of 25%. Individual shareholders dealing in securities in Israel are taxed at their marginal tax rates applicable to business income (up to 47% in 2023, in addition to excess tax, if any, as described below) unless the benefiting provisions of an applicable treaty applies.
Notwithstanding the foregoing, pursuant to the Law for Change in the Tax Burden (Legislative Amendments) (Taxes), 2011, the capital gain tax rate applicable to individuals was raised from 20% to 25% from 2012 and onwards (or from 25% to 30% if the selling individual shareholder is a Significant Shareholder at any time during the 12-month period preceding the sale andør claims a deduction for interest and linkage differences expenses in connection with the purchase and holding of such shares). With respect to assets (not shares that are listed on a stock exchange) purchased on or after January 1, 2003, the portion of the gain generated from the date of acquisition until December 31, 2011 will be subject to the previous capital gains tax rates (20% or 25%) and the portion of the gain generated from January 1, 2012 until the date of sale will be subject to the new tax rates (25% or 30%).

Dividend Income
Israeli residents who are individuals are generally subject to Israeli income tax for dividends paid on our ordinary shares (other than bonus shares or share dividends) at 25%, or 30% if the recipient of such dividend is a Significant Shareholder, at the time of distribution or at any time during the preceding 12-month period. Such dividends are generally subject to Israeli withholding tax at a rate of 25% if the shares are registered with a nominee company, as such term is used in the Israeli Securities Law, 5728-1968, (whether the recipient is a Substantial Shareholder or not). However, dividends distributed from taxable income allocated and accrued during the benefits period of an Approved Enterprise or Beneficiary Enterprise are subject to withholding tax at the rate of 15% if the dividend is distributed during the tax benefits period under the Investment Law or within 12 years after such period except with respect to an FIC, in which case the 12-year limit does not apply (and 20%with respect to Preferred Enterprise, Special Preferred Enterprise, Preferred Technology Enterprise and Special Preferred Technology Enterprise). An average rate will be set in case the dividend is distributed from mixed types of income (regular and Approved/ Beneficiary/ Preferred income).
Israeli resident corporations
Capital Gain
Under current Israeli tax legislation, the tax rate applicable to Real Capital Gain derived by Israeli resident corporations from the sale of shares of an Israeli company is the general corporate tax rate. As described in “Israeli Tax Considerations and Government Programs-General Corporate Tax Structure” in Item 4.B of the Stratasys 2022 Form 20-F, the corporate tax rate is 23% since 2018.
Dividend Income
Generally, Israeli resident corporations are exempt from Israeli corporate tax on the receipt of dividends paid on shares of Israeli resident corporations. However, dividends distributed from taxable income accrued during the benefits period of an Approved Enterprise or Beneficiary Enterprise are subject to withholding tax at the rate of 15%, if the dividend is distributed during the tax benefits period under the Investment Law or within 12 years after that period, except with respect to a FIC, in which case the 12-year limit does not apply. An average rate will be set in case the dividend is distributed from mixed types of income (regular and Approved/ Beneficiary/ Preferred income).
Non-Israeli Residents
Capital Gain
Israeli capital gains tax is imposed on the disposal of capital assets by a non-Israeli resident if such assets are either (i) located in Israel; (ii) shares or rights to shares in an Israeli resident company, or (iii) represent, directly or indirectly, rights to assets located in Israel, unless a tax treaty between Israel and the seller’s country of residence provides otherwise. As mentioned above, Real Capital Gain is generally subject to tax at the corporate tax rate (23% since 2018), if generated by a company, or at the rate of 25% (for any asset other than shares that are listed on a stock exchange - 20% with respect to the portion of the gain generated up to December 31, 2011) or 30% (for any asset other than shares that are listed on a stock exchange - 25% with respect to the portion of the gain generated up to December 31, 2011), if generated by an individual who is Significant Shareholder at the time of sale or at any time during the preceding 12-month period (or claims a deduction for interest and linkage differences expenses in connection with the purchase and holding of such shares) from the sale of assets purchased on or after January 1, 2003. Individual and corporate shareholders dealing in securities in Israel are taxed at the tax rates applicable to business income (a corporate tax rate for a corporation and a marginal tax rate of up to 47% plus Excess tax if applicable for an individual in 2023) unless contrary provisions in a relevant tax treaty apply.
Notwithstanding the foregoing, shareholders who are non-Israeli residents (individuals and corporations) should generally exempt from Israeli capital gains tax on any gains derived from the sale, exchange or disposition of shares publicly traded on the Tel Aviv Stock Exchange or on a recognized stock exchange outside of Israel, provided, among other things, that (i) such gains are not generated through a permanent establishment that the non-Israeli resident maintains in Israel; (ii) the shares were purchased after being listed on a recognized stock exchange and (iii) with respect to shares listed on a recognized stock exchange outside of Israel, such shareholders are not subject to the Israeli Income Tax Law (Inflationary Adjustments) 5745-1985. However, non-Israeli corporations will not be entitled to the foregoing exemptions if Israeli residents (a) have a controlling interest of more than 25% in such non-Israeli corporation, or (b) are the beneficiaries of or are entitled to 25% or more of the revenues or profits of such non-Israeli corporation, whether directly or indirectly. Such exemption is not applicable to a person whose gains from selling or otherwise disposing of the shares are deemed to be business income.
In addition, a sale of shares may be exempt from Israeli capital gains tax under the provisions of an applicable tax treaty. For example, under the U.S.-Israel Tax Treaty, to which we refer as the U.S.-Israel Treaty, the sale, exchange or disposition of shares of an Israeli company by a shareholder who is a U.S. resident (for purposes of the U.S.-Israel Treaty) holding the shares as a capital asset is exempt from Israeli capital gains tax unless either (i) the shareholder holds, directly or indirectly, shares representing 10% or more of the voting rights during any part of the 12-month period preceding such sale, exchange or disposition, (ii) the shareholder, if an individual, has been present in Israel for a period or periods of 183 days or more in the aggregate during the applicable taxable year, (iii) the capital gains arising from such sale are attributable to a permanent establishment of the shareholder which is maintained in Israel, (iv) the capital gain arising from such sale, exchange or disposition is attributed to real estate located in Israel, or (v) the capital gains arising from such sale, exchange or disposition is attributed to royalties on copyright or film. In any such case, the sale, exchange or disposition of such shares would be subject to Israeli tax, to the extent applicable; however, under the U.S.-Israel Treaty, a U.S. resident would be permitted to claim a credit for the Israeli tax against the U.S. federal income tax imposed with respect to the sale, exchange or disposition, subject to the limitations in U.S. laws applicable to foreign tax credits. The U.S.-Israel Treaty does not provide such credit against any U.S. state or local taxes.
In some instances where our shareholders may be liable for Israeli tax on the sale of their Ordinary Shares, the payment of the consideration may be subject to the withholding of Israeli tax at source. Shareholders may be required to demonstrate that they are exempt from tax on their capital gains in order to avoid withholding at source at the time of sale. Specifically, in transactions involving a sale of all of the shares of an Israeli resident company, in the form of a merger or otherwise, the Israel Tax Authority may require from shareholders who are not liable for Israeli tax to sign declarations in forms specified by this authority or obtain a specific exemption from the Israel Tax Authority to confirm their status as non-Israeli resident, and, in the absence of such declarations or exemptions, may require the purchaser of the shares to withhold taxes at source.
Dividend Income
Non-Israeli residents (whether individuals or corporations) are generally subject to Israeli income tax on the receipt of dividends paid on ordinary shares at the rate of 25% or 30% (if the dividend recipient is a Significant Shareholder at the time of distribution or at any time during the preceding 12-month period), 15% if the dividend is distributed from income attributed to our Approved Enterprise or Beneficiary Enterprise (and 20% with respect to Preferred Enterprise or Preferred Technology Enterprise or Special Preferred Technology Enterprise (and 4% with respect to Preferred Technology Enterprise and Special Preferred Technology Enterprise if certain conditions are met)). Such dividends are generally subject to Israeli withholding tax at a rate of 25% so long as the shares are registered with a nominee company (whether the recipient is a Significant Shareholder or not) and 15% if the dividend is distributed from income attributed to an Approved Enterprise or a Beneficiary Enterprise subject to the receipt in advance of a valid certificate from the Israeli Tax Authority, or ITA, allowing for such reduced tax rate, or such lower rate as may be provided in an applicable tax treaty (and 20% or such lower rate as may be provided in an applicable tax treaty, subject to the receipt in advance of a valid certificate from the ITA allowing for a reduced tax rate , if the dividend is distributed from income attributed to a Preferred Enterprise or 4% with respect to Preferred Technology Enterprise and Special Preferred Technology Enterprise if certain conditions are met), unless a reduced rate is provided under an applicable tax treaty (subject to the receipt in advance of a valid certificate from the Israel Tax Authority allowing for a reduced tax rate). For example, under the U.S.-Israel Treaty, the maximum rate of tax withheld at source in Israel on dividends paid to a holder of our ordinary shares who is a U.S. resident (for purposes of the U.S.-Israel Treaty) is 25%. However, generally, the maximum rate of withholding tax on dividends, not generated by our Approved Enterprise or Beneficiary Enterprise, that are paid to a U.S. corporation holding at least 10% or more of our outstanding voting capital from the start of the tax year preceding the distribution of the dividend through (and including) the distribution of the dividend, is 12.5%, provided that no more than 25% of our gross income for such preceding year consists of certain types of dividends and interest. Notwithstanding the foregoing, dividends distributed from income attributed to an Approved Enterprise or Beneficiary Enterprise or Preferred Enterprise are subject to a withholding tax rate of 15% for such U.S. corporation shareholder, provided that the condition related to our gross income for the previous year (as set forth in the previous sentence) is met. The aforementioned rates will not apply if the dividend income was generated through a permanent establishment of the

U.S. resident that is maintained in Israel. If the dividend is attributable partly to income derived from an Approved Enterprise, a Beneficiary Enterprise or Preferred Enterprise, and partly to other sources of income, the withholding rate will be a blended rate reflecting the relative portions of the two types of income. U.S. residents who are subject to Israeli withholding tax on a dividend may be entitled to a credit or deduction for United States federal income tax purposes in the amount of the taxes withheld, subject to detailed rules contained in the Code.
A non-Israeli resident who receives dividends from which tax was withheld is generally exempt from the obligation to file tax returns in Israel with respect to such income, provided that (i) such income was not generated from business conducted in Israel by the taxpayer, (ii) the taxpayer has no other taxable sources of income in Israel with respect to which a tax return is required to be filed, and (iii) the taxpayer is not obligated to pay excess tax (as further explained below).
Excess Tax
Individuals who are subject to tax in Israel (whether any such individual is an Israeli resident or non-Israeli resident) are also subject to an additional tax at a rate of 3% on annual income exceeding NIS 698,280 for 2023, which amount is linked to the annual change in the Israeli consumer price index, including, but not limited to, dividends, interest and capital gain.

COMPARISON OF STOCKHOLDERS’/SHAREHOLDERS’ RIGHTS
The following is a summary comparison of material differences between the rights of a Desktop Metal stockholder and Stratasys (or, after the Merger, combined company) shareholder arising from the differences between the laws of the State of Delaware and of the State of Israel and the governing documents of the respective companies. Desktop Metal is incorporated under the laws of the State of Delaware. Stratasys is (and, after the Merger, the combined company will be) incorporated under the laws of the State of Israel. If the Merger is completed, Desktop Metal stockholders’ shares of Desktop Metal Class A common stock will be cancelled and they will be entitled to receive Stratasys ordinary shares upon consummation of the Merger (at an exchange ratio of 0.123 Stratasys ordinary shares per share of Desktop Metal Class A common stock), which are expected to trade (as shares of the combined company) on the Nasdaq Global Select Market.
The following summary does not purport to be a complete statement of the rights of holders of Desktop Metal Class A common stock under the applicable provisions of the Delaware General Corporation Law, or the DGCL, Desktop Metal’s second amended and restated certificate of incorporation and amended and restated by-laws, or the rights of holders of Stratasys (or, after the Merger, combined company) ordinary shares under the applicable provisions of the Israeli Companies Law and Stratasys’ (or, after the Merger, the combined company’s) amended and restated articles of association which will be in effect upon completion of the Merger (assuming the approval of Stratasys Proposal 2 at the Stratasys EGM), which are referred to below as the amended articles. This summary does not furthermore purport to be a complete description of the specific provisions referred to in this summary. This summary contains a list of the material differences but is not meant to be relied upon as an exhaustive list or a detailed description of the provisions discussed and is qualified in its entirety by reference to the laws of Delaware, the U.S. and Israel, Desktop Metal’s second amended and restated certificate of incorporation and amended and restated by-laws, and Stratasys’ (after the Merger, the combined company’s) amended articles.
You are also urged to carefully read the relevant provisions of the DGCL and the Israeli Companies Law for a more complete understanding of the differences between being a stockholder of Desktop Metal and a shareholder of Stratasys. Copies of the documents referred to in this summary may be obtained as described under the section entitled “Where You Can Find More Information”.
The discussion in this section does not include a description of rights or obligations under the U.S. federal securities laws or Nasdaq listing requirements. Rights and obligations under U.S. federal securities laws generally apply equally to Desktop Metal Class A common stock and Stratasys ordinary shares. See “The Merger—Governance of the Combined Company after the Merger—Certain exemptions from Nasdaq corporate governance requirements” beginning on page 140 for a discussion of certain exemptions from Nasdaq corporate governance requirement that are available to foreign private issuers.
Summary of Material Differences Between the Rights of Stratasys Shareholders and Desktop Metals Stockholders
	Stratasys Shareholder Rights	Desktop Metal Stockholder Rights
Authorized and Outstanding Share Capital
Stratasys’ authorized capital is one class of ordinary shares, NIS 0.01 par value. Under the amended articles, the authorized share capital will consist of NIS 4,500,000, divided into 450,000,000 ordinary shares, NIS 0.01 par value.

As of the date of this joint proxy statement/prospectus, Desktop Metal is authorized to issue 550,000,000 shares of capital stock, divided into two classes consisting of: 500,000,000 shares of Class A Common Stock, par value $0.0001 per share, which is referred to as the Desktop Metal Class A common stock; and 50,000,000 shares of preferred stock, par value $0.0001 per share.

The Desktop Metal Board is authorized to provide, from time to time, for the issuance of Desktop Metal preferred stock in one or more series.

	Stratasys Shareholder Rights	Desktop Metal Stockholder Rights
Size of the Board
Under the amended articles, the number of members of the board of directors shall be between seven and eleven, as to be determined from time to time by the combined company’s board. Upon consummation of the Merger, the combined company’s board of directors will consist of eleven (11) directors. During the initial two-year term following completion of the Merger, any change to the size of the board requires approval by at least two-thirds of the directors then in office.

Under the Israeli Companies Law, a public company must generally have at least two external directors who meet certain independence and non-affiliation criteria.

Pursuant to regulations under the Companies Law, companies with shares traded on certain U.S. stock exchanges, including Nasdaq, may, subject to certain conditions (primarily that the company does not have a controlling shareholder), “opt out” of the Israeli Companies Law requirement to appoint external directors. Stratasys has made such an “opt out”. Under the amended articles, during the initial two-year term after completion of the Merger, a board decision to reverse that “opt out” requires approval by at least two-thirds of the directors then in office.

The Desktop Metal charter provides that the total number of directors of Desktop Metal will be determined from time to time by resolution the Desktop Metal Board. The Desktop Metal bylaws provide that directors need not be stockholders. The Desktop Metal Board currently has 9 members.

Election and Term of Directors
Under the amended articles, commencing as of the first annual general meeting of shareholders to be held after the one-year anniversary of the effective time, directors will be elected at each annual general meeting of shareholders by a majority of the participating votes cast by holders of shares present or represented by proxy. Directors serve until the next annual general meeting of shareholders (approximately for one-year terms).

The Desktop Metal charter provides that Desktop Metal stockholders shall elect directors for a term of three years or until his or her successor is duly elected and qualified, subject to such director’s earlier death, resignation, disqualification or removal. At all meetings of stockholders for the election of directors at which a quorum is present, a plurality of the votes cast shall be sufficient to elect directors.

Shareholder/Stockholder-Nominated Director
Any shareholder of the Company holding at least one percent (1%) of the voting rights of the Company may request to include on the agenda of a General Meeting the nomination of a person to be proposed to the shareholders for election

The Desktop Metal bylaws provide that a stockholder must give advance written notice to Desktop Metal of a director nomination. In order to make such a nomination a stockholder must satisfy certain procedural requirements including,

	Stratasys Shareholder Rights	Desktop Metal Stockholder Rights

as a director, provided that such proposal complies with the amended articles and applicable law. Unless otherwise determined by the board, such a proposal request is deemed to be a matter that is appropriate to be considered only at an annual general meeting of shareholders.

among others, providing timely notice of the nomination as well as the disclosure of certain information about both the nominating stockholder and the nominee.

The Desktop Metal bylaws do not provide stockholders holding shares of Desktop Metal Class A common stock with the ability to include director nominations in Desktop Metals’ proxy statement.

Removal of Directors
Directors may be removed from office only upon: (a) resignation; (b) the vote of holders of a majority shareholders present and voting at the applicable annual general meeting of the combined company; (c) court order is given in accordance with Section 233 of the Israeli Companies Law; (d) incapacitation or death; (e) being prevented by applicable law from serving as a director of the combined company; (f) declared bankrupt; (g) the board terminates his office according to Section 231 of the Israeli Companies Law; or (h) his period of office has terminated in accordance with the provisions of the amended articles. During the initial two-year term after completion of the Merger, the dismissal or replacement of the Chairman of the Board of Directors as of the effective time of the Merger requires approval by at least two-thirds of the directors then in office.

The Desktop Metal charter provides that, subject to the Stockholders Agreement and the rights of holders of any series of Desktop Metal preferred stock, if any, to elect directors, no director may be removed except for cause, and directors may be removed for cause only by the affirmative vote of shares representing at least two-thirds (66 and 2/3%) of the shares then entitled to vote at an election of directors.

Vacancies on the Board
In the case of a vacancy on the board, or an opening on the board due to the number of directors then serving being less than the then-current authorized size of the board set by the board from time to time, the remaining or incumbent directors then in office may (1) appoint additional director(s) in place of the director(s) whose office(s) have been vacated, or to fill an unoccupied seat within the then-authorized size of the board, as applicable, for a term of office equal to the remaining period of the term of office of the director(s) whose office(s) have been vacated or, in the case of a new opening, until the next annual general meeting, or (2) in the case of a vacated board seat, continue to act for the

The Desktop Metal charter provides that, subject to the Stockholders Agreement and the special rights of the holders of any class or series of Desktop Metal preferred stock, if any, to elect directors, newly created directorships resulting from any increase in the number of directors and any vacancies on the Desktop Metal Board resulting from death, resignation, disqualification, retirement, removal, disqualification or other cause will be filled exclusively by the affirmative vote of a majority of the remaining directors then in office, even if less than a quorum, or by a sole remaining director and shall not be filled by the stockholders.

	Stratasys Shareholder Rights	Desktop Metal Stockholder Rights

remainder of the term of the vacated director so long as their number does not fall below the seven director minimum prescribed by the amended articles. If the number of directors falls below that minimum, the board of directors must either appoint additional directors or call a shareholder meeting for the appointment of additional directors or for the election of a new board of directors

Board Quorum and Vote Requirements
The Board of Directors may prescribe the quorum required for the conduct of business. Until otherwise decided a quorum shall be constituted by the presence of a majority of the members of the board then serving in office. Except as otherwise required by the Israeli Companies Law or the amended articles, a resolution is adopted if approved by a simple majority of the directors present and voting at any meeting at which a quorum is present.

The Desktop Metal bylaws provide that the holders of a majority of all of the shares of the stock entitled to vote at a meeting, present in person, by remote communication or represented by proxy, will constitute a quorum for the meeting.

The Desktop Metal charter provides that, except as otherwise may be provided by law or by the Desktop Metal charter, each holder of Desktop Metal Class A common stock is entitled to one (1) vote for each share of Desktop Metal Class A common stock held of record by such holder as of the record date for determining stockholders entitled to vote on each matter submitted to a vote of stockholders.

The Desktop Metal charter and the Desktop Metal bylaws do not provide for cumulative voting. The Desktop Metal bylaws provide that a stockholder entitled to vote may vote in person or by proxy.

Action of the Board of Directors Without a Meeting
Actions required or permitted to be taken at a meeting of the board may be taken without a meeting in any manner permitted by applicable law, if all members of the board that are entitled to vote on the applicable matter consent thereto.

The Desktop Metal charter provides that stockholders may not take action by written consent, but may only take action at annual or special meetings of stockholders. As a result, a holder controlling a majority of capital stock would not be able to amend the bylaws or remove directors without holding a meeting of stockholders called in accordance with the bylaws. Further, the Desktop Metal charter provides that only the chairperson of the board of directors, a majority of the board of directors, the Chief Executive Officer or the President may call special meetings of stockholders, thus prohibiting a stockholder from calling a special meeting. These

	Stratasys Shareholder Rights	Desktop Metal Stockholder Rights

provisions might delay the ability of stockholders to force consideration of a proposal or for stockholders controlling a majority of capital stock to take any action, including the removal of directors.

Approval of Certain Transactions and Matters
Under the Israeli Companies Law, a merger is generally required to be approved by the shareholders and board of directors of each of the merging companies. If the share capital of the company that will not be the surviving company is divided into different classes of shares, the approval of each class is also required, unless determined otherwise by a court. A merger will not be approved if it is objected to by shareholders holding a majority of the voting rights participating and voting at the meeting, after excluding the shares held by the other party to the merger, by any person who holds 25% or more of the other party to the merger or any other person on behalf of such other party and by the relatives of and corporations controlled by these persons. Upon the request of a creditor of either party to the proposed merger, the court may delay or prevent the merger if it concludes that there exists a reasonable concern that, as a result of the merger, the surviving company will be unable to satisfy the obligations of any of the parties of the merger. In addition, a merger can be completed only after all approvals have been submitted to the Israeli Registrar of Companies, or the Registrar, and 30 days have passed from the time that shareholder resolutions were adopted in each of the merging companies and 50 days have passed from the time that a proposal for approval of the merger was filed with the Registrar.

Stockholder/ Shareholder Meetings
The annual general meeting of the combined company’s shareholders is to be held at such date and time as determined by the board of directors, but must be held each calendar year and no later than fifteen months after the last annual meeting.

The Desktop Metal charter provides that special meetings of stockholders may be called only by or at the direction of the Desktop Metal Board, the chairperson of the Desktop Metal Board, Desktop Metal’s chief executive officer or Desktop Metal’s president. Desktop Metal stockholders may not call nor request a

	Stratasys Shareholder Rights	Desktop Metal Stockholder Rights

Under the Israeli Companies Law and the amended articles, extraordinary general meetings of the combined company’s shareholders may be called by the board of directors at any time and shall be called at the request of (a) two directors, (b) one-quarter of the directors in office, (c) shareholder(s) holding at least 5% of the outstanding ordinary shares of the combined company and at least 1% of the combined company’s voting rights, or (d) shareholder(s) holding at least 5% of the combined company’s voting rights.

The chairman of the board of directors or such other person who is appointed for such purpose by the board of directors serves as chairman at a shareholders’ meeting. If within 15 minutes from the time appointed for the meeting, the designated chairman for the meeting is not present, the shareholders present at the meeting shall instead elect any shareholder to serve as chairman of the meeting.

special meeting. No business may be transacted at any special meeting of stockholders other than the business specified in the notice of such meeting.

The Desktop Metal Board may postpone, reschedule or cancel any previously scheduled special meeting of stockholders.

Stockholder/ Shareholder Quorum Requirements
The presence in person or by proxy of two or more shareholders who jointly hold 25% of the combined company’s voting rights at a general meeting of shareholders constitutes a quorum for the transaction of business at such meeting. If no quorum is present within half an hour after the time set for the meeting, whether an annual or extraordinary general meeting, the meeting shall be adjourned to one week from that date, or to such other, later date and time determined by the board of directors and indicated in the notice of the original meeting, unless such day shall fall on a statutory holiday (either in Israel or in the U.S.), in which case the meeting will be adjourned to the first business day afterwards which is not a statutory holiday. At such adjourned meeting, the presence of two or more shareholders holding any number of shares constitutes a quorum for the transaction of business, unless the original meeting was called based on the request of shareholders (as described above under “Stockholder/Shareholder Meetings”), in which case the presence of one or more shareholders holding the number of

The Desktop Metal bylaws provide that the holders of a majority of all of the shares of the stock entitled to vote at a meeting, present in person, by remote communication or represented by proxy, will constitute a quorum for the meeting.

	Stratasys Shareholder Rights	Desktop Metal Stockholder Rights
shares required for making the request constitutes a quorum at the adjourned meeting.

Notice of Meetings
Under the Israeli Companies Law and the regulations promulgated thereunder, general meetings generally require prior notice of not less than twenty-one (21) days, and for certain matters specified in the Israeli Companies Law (for example, the appointment or dismissal of directors, the approval of a merger or transactions with a controlling shareholder), not less than thirty-five (35) days. Under the amended articles, Stratasys is not required to deliver notice of general meetings of Stratasys’ shareholders or of any adjournments thereof to any shareholder, and notice by Stratasys which is published in a press release via an international wire service and furnished in a Form 6-K or 8-K to the SEC, shall be deemed to have been duly given to all of the shareholders on the date of such publication. Action may only be taken concerning any agenda item included in the notice provided to shareholders.

The Desktop Metal bylaws provide that written notice of the place, if any, date and time of the meeting, means of remote communication, if any, of each meeting of the stockholders will be given not less than ten (10) days nor more than sixty (60) days before the date on which the meeting is to be held, to each stockholder entitled to vote at such meeting. The notice of a special meeting will also state the purpose or purposes for which the meeting is called.

Advance Notice Provisions
Pursuant to the Companies Law and regulations promulgated thereunder, shareholders holding at least one percent (1%) of the combined company’s voting rights may propose any matter appropriate for deliberation at a general meeting of shareholders to be included on the agenda of such meeting, by submitting a proposal to the board of directors. Such proposal must be submitted within three (3) days or, in case the agenda for the meeting includes certain matters specified in the Israeli Companies Law, within seven (7) days following the company’s publishing notice of the meeting. In the alternative, a company may publish a preliminary notice regarding its intention to convene a general meeting of shareholders at least twenty-one (21) days prior to publishing the actual notice of the general meeting, in which case requests for adding matters to the agenda of the meeting may be submitted by shareholders within fourteen (14) days of the preliminary notice. Any proposal to

The Desktop Metal bylaws provide that a stockholder must give advance written notice to Desktop Metal of any proposal for business to be transacted at an annual meeting of the stockholders. In order to make such a proposal a stockholder must satisfy certain procedural requirements including, among others, providing timely notice of the proposal as well as the disclosure of certain information about the nominating stockholder and the proposal.

	Stratasys Shareholder Rights	Desktop Metal Stockholder Rights
add a matter to the agenda of a general meeting must further comply with the information requirements under applicable law and the combined company’s amended articles.

Action of Stockholders/ Shareholders by Written Consent	The Israeli Companies Law does not allow action of shareholders of a public company by written consent in lieu of a meeting.
The Desktop Metal charter provides that any action required or permitted to be taken by the stockholders must be effected at an annual or special meeting of the stockholders, and shall not be taken by written consent in lieu of a meeting. Any action required or permitted to be taken by the holders of any series of Desktop Metal preferred stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided by the applicable certificate of designation relating to such series of Desktop Metal preferred stock, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding shares of the relevant series of Desktop Metal preferred stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to Desktop Metal in accordance with the applicable provisions of the DGCL.

Shareholder/Stockholder Rights Plan
Stratasys currently has a limited duration shareholder rights plan that will expire at the Stratasys EGM. If Stratasys Proposal 2 is presented and approved at the Stratasys EGM, the plan will be amended to extend until July 24, 2024 (the one-year anniversary of its original expiration date) and will therefore remain in effect for the combined company (as applicable) until that date, even after completion of the Merger.
On May 26, 2023, Desktop Metal adopted a limited duration stockholder rights plan, which is scheduled to expire on the earlier of (i) July 24, 2024 and (ii) the effective date of the Merger.

Amendment of Certificate of Incorporation, Bylaws, Articles of Association
Under the Israeli Companies Law, the articles of association set forth substantially all of the provisions that under Delaware law are split between the certificate of incorporation and the bylaws of a company.

The Desktop Metal charter provides that, in addition to any affirmative vote required by law, the affirmative vote of the holders of at least two-thirds (66 and 2/3% ) of the total voting power of all outstanding shares of capital stock of Desktop Metal entitled to

	Stratasys Shareholder Rights	Desktop Metal Stockholder Rights

Other than as specifically provided in the Companies Law and in the amended articles, an amendment to the amended articles requires approval by the holders of a majority of the voting power represented at the meeting in person or by proxy and voting thereon. Any amendment relating to insurance, indemnity and exculpation will only take effect prospectively, unless otherwise provided by applicable law. During the initial two-years following completion of the Merger, the approval of two-thirds of the voting power of the shareholders of the combined company is required for an amendment to the amended articles provisions that require the approval of two-thirds of the directors then in office to change certain key provisions related to the agreed-upon governance scheme for the combined company, such as the removal of the Chairman of the Board or Chief Executive Officer of the combined company. These provisions are described in more detail under “The Merger—Governance of the Combined Company after the Merger—Management; Board of Directors.”

vote thereon, voting together as a single class, is required to amend Part B of Article IV (relating to the Desktop Metal preferred stock), Article V (relating to the Desktop Metal Board), Article VI (relating to action by the stockholders), Article VII (relating to liability of directors), Article VIII (relating to indemnification of directors and officers of the Company), Article IX (relating to forum selection) and Article X (relating to amendments).

The Desktop Metal charter provides that the Desktop Metal Board may adopt, amend or repeal the Desktop Metal bylaws. Further, the Desktop Metal bylaws may be amended, in whole or in part, by the affirmative vote of the shares representing not less than two-thirds (66 and 2/3%) of the voting power of all outstanding shares of capital stock of Desktop Metal generally entitled to vote in an election of directors, voting together as a single class.

Indemnification and Insurance of Directors, Officers and Employees
As permitted under the Companies Law, the amended articles provide that the combined company is entitled to agree in advance or retroactively to indemnify any office holder (that is, executive officer or director) for any obligation or expense imposed on him or her in consequence of any action which was performed by the office holder in his or her capacity as an office holder of the combined company, in respect of any of the following: (a) a monetary obligation imposed on the office holder in favor of another person pursuant to a judgment, including a judgment given in settlement, or a court approved settlement or arbitrator’s award; (b) reasonable litigation expenses, including legal fees, incurred by an office holder or which he is ordered to pay by a court, in proceedings filed against him or her by the combined company or on its behalf or by another person, or in a criminal charge of which he or she is acquitted, or in a criminal charge of which he or she is convicted of an offense that does not require proof of criminal intent; (c) reasonable litigation

The Desktop Metal bylaws provide that Desktop Metal will indemnify and hold harmless, to the fullest extent permitted by the DGCL as it presently exists or may hereafter be amended, any director of officer of Desktop Metal who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Desktop Metal or, while serving as a director or officer of Desktop Metal, is or was serving at the request of Desktop Metal as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise, or non-profit entity only if such proceeding was authorized in the specific case by the Desktop Metal Board.

The right to indemnification covers all liability and loss suffered and expenses

Stratasys Shareholder Rights	Desktop Metal Stockholder Rights

expenses, including legal fees, incurred by an office holder as a consequence of an investigation or proceedings carried out against the office holder by an authorized body and which concluded without the filing of an indictment against the office holder and without imposing any financial liability on the office holder as an alternative to criminal proceedings, or which ended without the filing of an indictment against the office holder but with the imposition of financial liability as an alternative to criminal proceedings, in an offense where criminal intent is not required. However, the combined company may undertake in advance to indemnify any officer holder for obligations and expenses as set out above, only provided that such undertaking is limited to events which in the board of directors’ opinion are foreseeable at the time of providing the indemnity undertaking in view of the combined company’s activities at that time, and in such amount and/or criteria as the board of directors deems reasonable in view of the combined company’s activities at that time and such events, sums and criteria shall be detailed in the undertaking instrument. The Israeli Companies Law provide that these indemnification provisions do not apply in the following cases: (a) breach of the duty of loyalty to the combined company, unless the office holder acted in good faith and had a reasonable basis for presuming that the act would not adversely affect the best interests of the combined company; (b) a breach of duty of care committed intentionally or recklessly, excluding a breach arising out of the negligent conduct of the office holder, (c) an act or omission committed with intent to derive illegal personal benefit; or (d) a fine, civil fine, monetary sanction or forfeit levied against the office holder.

The combined company may also purchase insurance to cover the liability of any office holder as a result of any of the following: (a) a breach of the duty of care to the combined company or to another person; (b) a breach of the duty of loyalty to the combined company, provided that the office holder acted in good faith and had a reasonable basis to believe that the act would not

(including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred by such person in connection with such proceeding. It also includes the right to be paid by the Company the expenses incurred in defending any proceeding in advance of its final disposition; provided, however, that such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking by the person to repay all amounts advanced if it should be ultimately determined that the person is not entitled to be indemnified for the expenses.

Such rights will continue as to an indemnitee who has ceased to be a director or officer and will inure to the benefit of his or her estate, heirs, executors, administrators, legatees and distributees.

	Stratasys Shareholder Rights	Desktop Metal Stockholder Rights

adversely affect the best interests of the combined company; and (c) a monetary obligation imposed on him or her in favor of another person in respect of an act done in his or her capacity as an office holder.

Pursuant to the Israeli Companies Law, indemnification of, exculpation of and procurement of insurance coverage for, office holders in a public company that are not directors must be approved by the audit committee, the board of directors and, if the office holder is a director or a controlling shareholder, also by the company’s shareholders.

Conflict of Interest; Fiduciary Duty
The Israeli Companies Law provides that an office holder’s fiduciary duties consist of a duty of care and a duty of loyalty. The duty of loyalty requires avoiding any conflict of interest, not competing with the company, not exploiting any business opportunity of the company in order to receive personal advantage for himself or herself or others, and revealing documents or information relating to the combined company’s affairs which the office holder has received by virtue of his or her position as an office holder.

Under the amended articles, the combined company may exempt an office holder in advance for all or any of his or her liability for damage in consequence of a breach of his or her duty of care to the combined company. Such waiver in advance shall not apply to breach of duty of care in a distribution, as defined in the Israeli Companies Law.

Under the Israeli Companies Law, approval of compensation of office holders who are not directors generally requires approval of the audit committee and board of directors.

Compensation of directors of a publicly traded company requires the approval of the audit committee, the board of directors and the company’s shareholders.

The Israeli Companies Law requires that an office holder promptly disclose any “personal interest” that he or she may have

The Desktop Metal charter provides that a director of Desktop Metal will not be personally liable to Desktop Metal or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same now exists or may hereafter be amended. The amendment, repeal or modification of such provision in Desktop Metal’s charter, or the adoption or any provision of the Desktop Metal charter inconsistent with this provision shall not adversely affect any right or protection of a director of Desktop Metal occurring prior to such amendment, repeal, modification or adoption.

Under Delaware law, Directors and officers must: (i) act in good faith, with due care, and in the best interest of the corporation and all of its stockholders; (ii) refrain from self-dealing, usurping corporate opportunities and receiving improper personal benefits; and (iii) make decisions on an informed basis, in good faith and in the honest belief that the action was taken in the best interest of the corporation and its stockholders will be protected by the “business judgment rule.”

	Stratasys Shareholder Rights	Desktop Metal Stockholder Rights

and all related material information known to him or her, in connection with any existing or proposed transaction of the company.

In the case of a transaction with an office holder or with another person in which an office holder has a “personal interest” which is not an extraordinary transaction, subject to the office holder’s disclosure of his or her interest, board approval is sufficient for the approval of the transaction. The transaction must not be adverse to the company’s interest. If the transaction is an extraordinary transaction (a transaction not in the ordinary course, or which is not on market terms, or that is likely to have a material impact on the company’s profitability, properties or obligations), it must be approved by the audit committee and the board of directors. Generally, an office holder who has a personal interest in a matter that is considered at a meeting of the board of directors or the audit committee may not be present at the meeting or vote thereon.

Under the Israeli Companies Law, a shareholder has a duty to act in good faith towards the company and the other shareholders and refrain from abusing his or her power in the company.

Under the Israeli Companies Law, the duty of loyalty requires that each director (and officer) shall act in good faith and in the best interests of the company (including, inter alia, refraining from any activity that is competitive with the business of the company and refraining from exploiting any business opportunity of the company for the purpose of gaining a personal advantage or otherwise and disclosing to the company of any information pertinent to its affairs and which came into the possession of the director or officer in his or her capacity as such).

Business Combinations; Interested Shareholder Transactions; Anti-Takeover Effects
Under the Israeli Companies Law, the acquisition of shares in a public company such as the combined company whereby the acquiring person would obtain a controlling interest (an interest of 25% or more) is not
The Desktop Metal charter and bylaws contain provisions that may delay, defer or discourage another party from acquiring control of Desktop Metal. Desktop Metal expects that these provisions will

Stratasys Shareholder Rights	Desktop Metal Stockholder Rights

permitted if the company does not already have a shareholder that has a controlling interest, and an acquisition whereby the acquiring shareholder would thereafter hold more than 45% of the voting rights in the company is not permitted if there is no other 45% shareholder in the company, in each case except by way of a tender offer in accordance with the provisions of special tender offer. These anti-takeover limitations do not apply to a purchase of shares by way of a private placement in certain circumstances provided under the Israeli Companies Law.

The Israeli Companies Law provides that an extraordinary transaction of a public company with a controlling shareholder thereof (in general defined as a person who has the ability, directly or indirectly, to direct the activities of the company, including, without limitation, the holding of at least 25% of the voting power) or of a public company with another entity in which a controlling shareholder has a personal interest, including a private placement in which a controlling shareholder has a personal interest, or payment of compensation to a controlling shareholder, requires approval of such company’s audit committee (or in the case of payment of compensation, the compensation committee), board of directors and a majority of the shares voting on the matter, provided that either (i) at least a majority of the votes of shareholders who have no personal interest in the matter, participating at the meeting vote in favor of the transaction, or (ii) the total number of objecting votes of such disinterested shareholders does not exceed 2% of the total voting rights in the company.

discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of Desktop Metal to first negotiate with the board of directors, which may result in an improvement of the terms of any such acquisition in favor of our stockholders. However, they also give the board of directors the power to discourage acquisitions that some stockholders may favor.

Section 203 of the DGCL generally prohibits a public Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder unless:

 • prior to such transaction, the corporation’s board of directors approved either the business combination or the transaction in which the stockholder became an interested stockholder;

 • upon completion of such transaction, the interested stockholder owns at least 85% of the outstanding voting stock (with certain exclusions); or

 • at the time or after the person became an interested stockholder, the business combination was approved by the corporation’s board of directors and authorized by a vote of at least 662∕3% of the outstanding voting stock of the corporation not owned by the interested stockholder.

A “business combination” includes mergers, asset sales, stock sales and other transactions resulting in a financial benefit to the stockholder. An “interested stockholder” is defined as an entity or person (other than the corporation and any direct or indirect majority-owned subsidiary of the corporation) beneficially owning 15% or more of the outstanding

	Stratasys Shareholder Rights	Desktop Metal Stockholder Rights

voting stock of the corporation, based on voting power, and any entity or person affiliated with or controlling or controlled by such an entity or person.

A Delaware corporation may opt out of Section 203. Desktop Metal has not done so.

Dissenters’ or Appraisal Rights
The Israeli Companies Law does not provide for shareholders’ appraisal rights except for the appraisal by a court under limited circumstances in connection with an acquisition by means of a tender offer for all of the shares of a publicly traded company.

Under Section 262 of the DGCL a stockholder of a Delaware corporation generally has appraisal rights in connection with certain mergers or consolidations in which the corporation is participating, subject to specified procedural requirements. The DGCL does not confer appraisal rights, however, if the corporation’s stock is either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders. Even if a corporation’s stock meets these requirements, the DGCL still provides appraisal rights if stockholders of the corporation are required to accept for their stock in certain mergers or consolidations anything other than:

• shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

• shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

• cash in lieu of fractional shares or fractional depository receipts described in the foregoing; or

• any combination of the foregoing.

In accordance with the DGCL, no appraisal rights are available to Desktop Metal stockholders in connection with the Merger.

	Stratasys Shareholder Rights	Desktop Metal Stockholder Rights
Forum Selection	The amended articles do not contain a forum selection clause.
The Desktop Metal charter provides that unless Desktop Metal consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, in the event that the Chancery Court does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) will, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action, suit or proceeding brought on behalf of Desktop Metal, (ii) any claim of breach of a fiduciary duty owed by any directors, officers, or stockholders of Desktop Metal, (iii) any claim against Desktop Metal arising under its charter, bylaws or the DGCL or (iv) any claim against Desktop Metal governed by the internal affairs doctrine. The Desktop Metal charter designates the federal district courts of the United States of America as the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended

LEGAL MATTERS
The validity of the Stratasys ordinary shares offered hereby will be passed upon for Stratasys by Meitar | Law Offices, Ramat Gan, Israel.
EXPERTS
The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Annual Report on Internal Control over Financial Reporting) incorporated in this joint proxy statement/prospectus by reference to the Annual Report on Form 20-F of Stratasys Ltd. for the year ended December 31, 2022 have been so incorporated in reliance on the report of Kesselman & Kesselman, Certified Public Accountants (Isr.), a member firm of PricewaterhouseCoopers International Limited, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
The consolidated financial statements of Desktop Metal, Inc. as of December 31, 2022 and 2021, and for each of the three years in the period ended December 31, 2022, incorporated by reference in this Prospectus, and the effectiveness of Desktop Metal, Inc.’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports which express an unqualified opinion on the financial statements and an adverse opinion on the effectiveness of Desktop Metal, Inc.’s internal control over financial reporting. Such financial statements are incorporated by reference in reliance upon the report of such firm given their authority as experts in accounting and auditing.
ENFORCEABILITY OF CIVIL LIABILITIES
Stratasys is incorporated under the laws of the State of Israel. Service of process upon Stratasys and upon its Israeli directors and officers, and any Israeli experts named in this joint proxy statement/prospectus, may be difficult to obtain within the United States. Furthermore, because a substantial percentage of Stratasys’ assets and a number of its directors are located outside the United States, any judgment obtained in the United States against Stratasys or any of its directors and officers may not be collectible within the United States.
Stratasys has irrevocably appointed Stratasys, Inc. as its agent to receive service of process in any action against Stratasys in any U.S. federal or state court arising out of the transactions describe herein or any deemed purchase or sale of securities in connection with the transactions described in this joint proxy statement/prospectus. The address of Stratasys’ agent is 7665 Commerce Way, Eden Prairie, Minnesota 55344.
Stratasys has been informed by its legal counsel in Israel, Meitar | Law Offices, that it may be difficult to initiate an action with respect to U.S. securities law in Israel. Israeli courts may refuse to hear a claim based on an alleged violation of U.S. securities laws reasoning that Israel is not the most appropriate forum to hear such a claim. In Israeli courts, the content of applicable U.S. law must be proved as a fact by expert witnesses which can be a time-consuming and costly process and certain matters of procedure may be governed by Israeli law.
Subject to certain time limitations and legal procedures, Israeli courts may enforce a U.S. judgment in a civil matter which, subject to certain exceptions, is non-appealable, including judgments based upon the civil liability provisions of the Securities Act and the Exchange Act and including a monetary or compensatory judgment in a non-civil matter, provided that:
•	the judgment was rendered by a court which was, according to the laws of the state of the court, competent to render the judgment;
•
the obligation imposed by the judgment is enforceable according to the rules relating to the enforceability of judgments in Israel and the substance of the judgment is not contrary to public policy; and

•	the judgment is executory in the state in which it was given.
Even if these conditions are met, an Israeli court will not declare a foreign civil judgment enforceable if:
•	the judgment was given in a state whose laws do not provide for the enforcement of judgments of Israeli courts (subject to exceptional cases);
•	the enforcement of the judgment is likely to prejudice the sovereignty or security of the State of Israel;
•	the judgment was obtained by fraud;
•	the opportunity given to the defendant to bring its arguments and evidence before the court was not reasonable in the opinion of the Israeli court;

•	the judgment was rendered by a court not competent to render it according to the laws of private international law as they apply in Israel;
•	the judgment is contradictory to another judgment that was given in the same matter between the same parties and that is still valid; or
•	at the time the action was brought in the foreign court, a lawsuit in the same matter and between the same parties was pending before a court or tribunal in Israel.
If a foreign judgment is enforced by an Israeli court, it generally will be payable in Israeli currency, which can then be converted into non-Israeli currency and transferred out of Israel. The usual practice in an action before an Israeli court to recover an amount in a non-Israeli currency is for the Israeli court to issue a judgment for the equivalent amount in Israeli currency at the rate of exchange in force on the date of the judgment, but the judgment debtor may make payment in foreign currency. Pending collection, the amount of the judgment of an Israeli court stated in Israeli currency ordinarily will be linked to the Israeli consumer price index plus interest at the annual statutory rate set by Israeli regulations prevailing at the time. Judgment creditors must bear the risk of unfavorable exchange rates.

OTHER MATTERS
As of the date of this joint proxy statement/prospectus, Stratasys’ and Desktop Metal’s respective boards of directors know of no matters that will be presented for consideration at the Stratasys EGM or Desktop Metal special meeting, as applicable, other than as described in this joint proxy statement/prospectus. If any other matters properly come before Stratasys shareholders at the Stratasys EGM or Desktop Metal stockholders at the Desktop Metal special meeting, or any adjournment or postponement thereof, and are voted upon, the enclosed proxy will be deemed to confer discretionary authority on the individuals that it names as proxies to vote the shares represented by the proxy as to any of these matters. The individuals named as proxies intend to vote in accordance with the recommendation of the Stratasys board of directors or Desktop Metal board of directors, as applicable.

CERTAIN BENEFICIAL OWNERS OF DESKTOP METAL CLASS A COMMON STOCK
The following tables set forth information regarding the beneficial ownership of Desktop Metal Class A common stock as of the close of business on July 31, 2023 (except as noted in the footnotes below) with respect to:
•	each person known to Desktop Metal to beneficially own more than 5% of the outstanding shares of Desktop Metal Class A common stock;
•	each member of the Desktop Metal board of directors;
•	each named executive officer of Desktop Metal; and
•	all of Desktop Metal’s executive officers and directors as a group.
The number of shares beneficially owned by each stockholder of Desktop Metal is determined under rules issued by the SEC. Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power. Applicable percentage ownership is based on 322,892,034 shares of Desktop Metal Class A common stock outstanding as of July 31, 2023. In computing the number of shares beneficially owned by an individual or entity and the percentage ownership of that person, shares of Desktop Metal Class A common stock subject to options, warrants or other rights held by such person that are currently exercisable or will become exercisable within 60 days of July 31, 2023 are considered outstanding, although these shares are not considered outstanding for purposes of computing the percentage ownership of any other person. Unless noted otherwise, the address of all listed stockholders is c/o Desktop Metal, Inc., 63 3rd Ave., Burlington, MA 01803. Each of the stockholders listed has sole voting and investment power with respect to the shares beneficially owned by the stockholder unless noted otherwise, subject to community property laws where applicable.
	Shares Beneficially Owned
Name of Beneficial Owner	Number of Shares of Class A Common Stock Beneficially Owned	Percentage Ownership of Outstanding Class A Common Stock
5% or Greater Stockholders
KPCB Holdings, Inc., as nominee(1)	17,631,665	5.46%
Entities affiliated with The Vanguard Group(2)	22,051,032	6.83%
Entities affiliated with BlackRock(3)	20,629,705	6.39%
Farhad Fred Ebrahimi and Mary Wilkie Ebrahimi(4)	25,677,391	7.95%

Named Executive Officers and Directors
Ric Fulop(5)	22,173,559	6.87%
Jason Cole(6)	32,401	*
Jonah Myerberg(7)	3,333,050	1.03%
Thomas Nogueira(8)	229,064	*
Scott Dussault(9)	60,085	*
James Eisenstein(10)	123,644	*
Dayna Grayson(11)	123,413	*
Wen Hsieh(1) (12)	17,707,118	5.48%
Jeff Immelt(13)	463,259	*
Stephen Nigro(14)	124,961	*
Steve Papa(15)	122,522	*
Bilal Zuberi(16)	75,453	*
James Haley(17)	100,000	*
Arjun Aggarwal(18)	370,786	*
Michael Jafar	—	*
Leo Hindery, Jr.(19)	15,368	*
All executive officers and directors as a group (12 persons)(20)	44,568,529	13.80%
*	less than 1%
(1)
All shares are held for convenience in the name of “KPCB Holdings, Inc., as nominee” for the accounts of such entities. Consists of 16,909,580 shares held by Kleiner Perkins Caufield & Byers XVI, LLC (“KPCB XVI”), 586,570 shares held by KPCB XVI Founders Fund, LLC (“XVI Founders”), 131,219 shares held by Kleiner Perkins Caufield & Byers XVII, LLC (“KPCB XVII”), and 4,296 shares held by

KPCB XVII Founders Fund, LLC (“XVII Founders”). The managing member of KPCB XVI and XVI Founders is KPCB XVI Associates, LLC (“KPCB XVI Associates”). Beth Seidenberg, L. John Doerr, Randy Komisar, Theodore E. Schlein and Wen Hsieh, the managing members of KPCB XVI Associates, exercise shared voting and dispositive control over the shares held by KPCB XVI and XVI Founders. Such managing members disclaim beneficial ownership of all shares held by KPCB XVI and XVI Founders except to the extent of their pecuniary interest therein. The managing member of KPCB XVII and XVII Founders is KPCB XVII Associates, LLC (“KPCB XVII Associates”). Beth Seidenberg, Ilya Fushman, Mamoon Hamid, Theodore E. Schlein and Wen Hsieh, the managing members of KPCB XVII Associates, exercise shared voting and dispositive control over the shares held by KPCB XVII and XVII Founders. Such managing members disclaim beneficial ownership of all shares held by KPCB XVII and XVII Founders except to the extent of their pecuniary interest therein. The principal business address for all entities and individuals affiliated with Kleiner Perkins Caufield & Byers is c/o Kleiner Perkins Caufield & Byers, LLC, 2750 Sand Hill Road, Menlo Park, CA 94025.
(2)
This information is based solely on information reported on a Schedule 13G filed on February 9, 2023 by The Vanguard Group – 23-1945930. According to the report, The Vanguard Group – 23-1945930 has sole voting power with respect to no shares of Class A common stock, shared voting power with respect to 169,093 shares of Class A common stock, sole dispositive power with respect to 21,662,640 shares of Class A common stock and shared dispositive power with respect to 388,392 shares of Class A common stock. The business address of The Vanguard Group – 23-1945930 is 100 Vanguard Blvd., Malvern, PA 09355.

(3)
This information is based solely on information reported on a Schedule 13G filed on February 3, 2023 by BlackRock, Inc.. According to the report, BlackRock Inc, has sole voting power with respect to 20,029,443 shares of Class A common stock, shared voting power with respect to no shares of Class A common stock, sole dispositive power with respect to 20,629,705 shares of Class A common stock and shared dispositive power with respect to no shares of Class A common stock. The business address of BlackRock is 55 East 52nd Street, New York, NY 10055.

(4)
This information is based solely on information reported on a Schedule 13D/A filed on July 24, 2023 by Farhad Fred Ebrahimi and Mary Wilkie Ebrahimi. According to the report, Farhad Fred Ebrahimi and Mary Wilkie Ebrahimi have sole voting power with respect to no shares of Class A common stock, shared voting power with respect to 25,677,391 shares of Class A common stock, sole dispositive power with respect to no shares of Class A common stock and shared dispositive power with respect to 25,677,391 shares of Class A common stock. The business address of Farhad Fred Ebrahimi and Mary Wilkie Ebrahimi is 191 University Blvd, Suite 246, Denver, Colorado 80206.

(5)
Consists of (a) 20,286,778 shares of Class A common stock held directly by Mr. Fulop, (b) 628,927 shares of Class A common stock held by Bluebird Trust, (c) 628,927 shares of Class A common stock held by Khaki Campbell Trust, and (d) 628,927 shares of Class A common stock held by Red Tailed Hawk Trust. The trustee of the Bluebird Trust, Khaki Campbell Trust and Red Tailed Hawk Trust is Steve Papa. Voting and investment power over the shares held of record by the trusts is exercised by Mr. Fulop and his wife.

(6)	Consists of 32,401 shares of Class A common stock.
(7)
Consists of (a) 2,289,664 shares of Class A common stock held directly by Mr. Myerberg, (b) 1,017,274 shares of Class A common stock held by his spouse, (c) 26,112 shares of Class A common stock subject to options held by Mr. Myerberg that are exercisable within 60 days of July 31, 2023.

(8)
Consists of (a) 54,401 shares of Class A common stock, (b) 157,444 shares of Class A common stock subject to options held by Mr. Nogueira that are exercisable within 60 days of July 31, 2023 and (c) 17,219 shares of Class A common stock subject to restricted stock units held by Mr. Nogueira that vest within 60 days of July 31, 2023.

(9)	Consists of 60,085 shares of Class A common stock.
(10)	Consists of 123,413 shares of Class A common stock.
(11)	Consists of (a) 16,259 shares of Class A common stock and (b) 47,069 shares of Class A common stock subject to options held by Ms. Grayson that are exercisable within 60 days of July 31, 2023.
(12)	Consists of 75,453 shares of Class A common stock.
(13)	Consists of (a) 115,210 shares of Class A common stock and (b) 348,049 shares of Class A common stock subject to options held by Mr. Immelt that are exercisable within 60 days of July 31, 2023.
(14)
Consists of (a) 121,145 shares of Class A common stock held by Mr. Nigro and (b) 3,816 shares of Class A common stock subject to options held by Mr. Nigro that are exercisable within 60 days of July 31, 2023.

(15)	Consists of (a) 75,453 shares of Class A common stock and (b) 47,069 shares of Class A common stock subject to options held by Mr. Papa that are exercisable within 60 days of July 31, 2023.
(16)	Consists of 75,453 shares of Class A common stock.
(17)	Consists of 100,000 shares of Class A common stock.
(18)	Consists of (a) 10,525 shares of Class A common stock and (b) 360,261 shares of Class A common stock subject to options held by Mr. Aggarwal that are exercisable within 60 days of July 31, 2023.
(19)	Consists of 15,368 shares of Class A common stock.
(20)
Consists of (a) 43,921,751 shares of Class A common stock, (b) 625,743 shares of Class A common stock subject to options that are exercisable within 60 days of July 31, 2023, and (c) 21,035 shares of Class A common stock subject to restricted stock units that vest within 60 days of July 31, 2023.

STOCKHOLDER PROPOSALS
Desktop Metal
Desktop Metal currently does not expect to hold its 2024 annual meeting of stockholders except to the extent required by applicable law and the rules of the NYSE.
Desktop Metal’s stockholders who intend to have a proposal considered for inclusion in Desktop Metal’s proxy materials for presentation at its 2024 annual meeting of stockholders pursuant to Rule 14a-8 under the Exchange Act must submit the proposal to Desktop Metal’s Secretary at its office at 63 3rd Avenue, Burlington, MA 01803 in writing not later than December 27, 2023.
Desktop Metal’s stockholders intending to present a proposal at Desktop Metal’s 2024 annual meeting of stockholders, but not to include the proposal in its proxy statement, or to nominate a person for election as a director, must comply with the requirements set forth in Desktop Metal’s bylaws. Desktop Metal’s bylaws require, among other things, that the Secretary of Desktop Metal receive written notice from the stockholder of record of their intent to present such proposal or nomination not less than 90 days nor more than 120 days prior to the one-year anniversary of the preceding year’s annual meeting. Therefore, Desktop Metal must receive notice of such a proposal or nomination for Desktop Metal’s 2024 annual meeting of stockholders no earlier than February 9, 2024 and no later than March 10, 2024. The notice must contain the information required by the bylaws, a copy of which is available upon request to Desktop Metal’s Secretary.
Desktop Metal reserves the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these or other applicable requirements.
In addition to satisfying the foregoing requirements under the Desktop Metal’s bylaws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than Desktop Metal’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than April 9, 2024.
HOUSEHOLDING OF PROXY MATERIALS
SEC rules permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and notices with respect to two (2) or more stockholders sharing the same address by delivering a single proxy statement or a single notice addressed to those stockholders. This process, which is commonly referred to as “householding,” provides cost savings for companies. Some brokers household proxy materials, delivering a single proxy statement or notice to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If you are a Desktop Metal stockholder and, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement or notice, or if your household is receiving multiple copies of these documents and you wish to request that future deliveries be limited to a single copy, please notify your broker. You can also request prompt delivery of a copy of this joint proxy statement/prospectus by contacting Broadridge Financial Solutions, Inc. at 1-866-540-7095, or in writing at Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717.
WHERE YOU CAN FIND MORE INFORMATION
Desktop Metal files annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. Stratasys files or furnishes annual reports, current reports and other information with the SEC under the Exchange Act. As Stratasys is a “foreign private issuer,” under the rules adopted under the Exchange Act it is exempt from certain of the requirements of the Exchange Act, including the proxy and information provisions of Section 14 of the Exchange Act and the reporting and liability provisions applicable to officers, directors and significant stockholders under Section 16 of the Exchange Act. You may obtain copies of these reports, statements and other information at the website maintained by the SEC at http://www.sec.gov. The information contained on the SEC’s website is not incorporated by reference into this joint proxy statement/prospectus.
In addition, you may obtain, without charge, copies of the documents Stratasys files with the SEC, including the registration statement on Form F-4, of which this joint proxy statement/prospectus forms a part, by going to Stratasys’ Internet website at www.Stratasys.com, and you may obtain copies, without charge, of the documents Desktop Metal files with the SEC by going to Desktop Metal’s Internet website at www.DesktopMetal.com. The information contained in those websites is not incorporated by reference in, or in any way part of, this joint proxy statement/prospectus and you should not rely on such information in deciding whether to approve the Stratasys Merger-related proposal and other Stratasys proposals (in the case of Stratasys shareholders) or the Desktop Metal Merger Agreement proposal (in the case of Desktop Metal stockholders) unless such information is included in this joint proxy statement/prospectus or has been incorporated by reference into this joint proxy statement/prospectus as provided below.
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
The SEC allows Stratasys and Desktop Metal to “incorporate by reference” into this joint proxy statement/prospectus documents Stratasys and Desktop Metal file with the SEC including certain information required to be included in the registration statement on Form F-4 of which this joint proxy statement/prospectus forms a part. This means that Stratasys and Desktop Metal can disclose important information to you by referring you to those documents. This joint proxy statement/prospectus incorporates by reference the following documents that Stratasys and Desktop Metal have previously filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):
Stratasys (SEC File No. 001-35751):
•	Annual Report on Form 20-F for the year ended December 31, 2022 filed with the SEC on March 3, 2023;
•
Reports of Foreign Private Issuer on Form 6-K furnished to the SEC on April 5, 2023 (excluding Exhibit 99.1 thereto), May 1, 2023, May 16, 2023 (only the second Form 6-K furnished to the SEC on that date), May 25, 2023 (excluding Exhibits 99.1 and 99.2 thereto), May 26, 2023, July 5, 2023, July 12, 2023 (including Exhibits 99.1 and 99.2, but excluding Exhibit 99.3, thereto), July 21, 2023, August 9, 2023 (only the second Form 6-K furnished to the SEC on that date), August 14, 2023 and August 21, 2023; and

•
The description of Stratasys ordinary shares contained in “Item 1. Description of Registrant’s Securities to be Registered” in Stratasys’ registration statement on Form 8-A, filed with the Commission on December 3, 2012, as updated by Exhibit 2.2 to Stratasys’ Annual Report on Form 20-F for the year ended December 31, 2022, filed with the SEC on March 3, 2023, including any amendment or reports filed for the purpose of updating such description.

Desktop Metal (SEC File No. 001-38835):
•	Annual Report on Form 10-K for the fiscal year ended December 31, 2022 filed with the SEC On March 1, 2023;
•	Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2023 and June 30, 2023, filed with the SEC on May 10, 2023 and August 3, 2023, respectively;
•
Current Report on Form 8-K/A filed with the SEC on February 2, 2023 (with respect to Item 2.05 only) and Current Reports on Form 8-K (excluding any information and exhibits furnished under Item 2.02 or 7.01 thereof) filed with the SEC on February 15, 2023, May 18, 2023, May 26, 2023, May 30, 2023, and June 12, 2023;

•	Definitive Proxy Statement on Schedule 14A filed with the SEC on April 25, 2023; and
•
The description of Desktop Metal, Inc.’s Class A common stock contained in Desktop Metal’s Registration Statement on Form 8-A, filed with the SEC on March 13, 2019, including any amendments or reports filed with the SEC for the purpose of updating such description, and the description of the preferred stock purchase rights to purchase shares of Desktop Metal, Inc’s Class A common stock contained in its Registration Statement on Form 8-A filed with the SEC on May 30, 2023, including any amendments or reports filed with the SEC for the purpose of updating such description.

The documents listed above contain important information about Stratasys’ and Desktop Metal’s respective businesses and financial performance. All documents filed by Stratasys pursuant to Sections 13(a), 13(c) or 15(d) of the Exchange Act and by Desktop Metal under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, in each case from the date of this joint proxy statement/prospectus to the date of termination of the offering made hereby, will also be deemed to be incorporated by reference into this joint proxy statement/prospectus other than the portions of those documents not deemed to be filed. These documents include periodic reports, such as Annual Reports on Form 10-K and 20-F, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K (excluding any information furnished pursuant to Item 2.02 or Item 7.01 of any current report on Form 8-K under the Exchange Act), proxy statements and, to the extent, if any, Stratasys designates therein that they are so incorporated, any Report of Foreign Private Issuer on Form 6-K that Stratasys furnishes to the SEC.
Stratasys and Desktop Metal also incorporate by reference the Merger Agreement attached to this joint proxy statement/prospectus as Annex A.
Statements contained in this joint proxy statement/prospectus, or in any document incorporated by reference into this joint proxy statement/prospectus regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to the full text of that contract or other document filed as an exhibit with the SEC. Any statement contained in a document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this joint proxy statement/prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this joint proxy statement/prospectus.
You may obtain a copy of this joint proxy statement/prospectus or any of the documents incorporated by reference into this joint proxy statement/prospectus, without charge, by requesting them in writing or by telephone from the appropriate company:
Stratasys shareholders may request a copy of such documents by contacting:	Desktop Metal stockholders may request a copy of such documents by contacting:

Stratasys Ltd. c/o Stratasys, Inc. 7665 Commerce Way Eden Prairie, Minnesota 55344 Attention: Investor Relations Email: Yonah.Lloyd@stratasys.com Telephone: 1-800-801-6491	Desktop Metal, Inc. Desktop Metal, Inc. 63 3rd Avenue Burlington, Massachusetts 01803 Attention: Investor Relations Email: jaygentzkow@desktopmetal.com Telephone: (978) 224-1244
If you would like to request documents, please do so no later than September 14, 2023, to receive them before the Stratasys EGM or the Desktop Metal special meeting, as applicable. If you request any copies of documents, Stratasys or Desktop Metal, as applicable, will mail them to you by first class mail, or another equally prompt means, within one (1) business day of such request.
This joint proxy statement/prospectus does not constitute the solicitation of a proxy in any jurisdiction or from any person to whom or from whom it is unlawful to make such proxy solicitation in that jurisdiction. You should rely only on the information contained or incorporated by reference into this joint proxy statement/prospectus to vote your Stratasys ordinary shares at the Stratasys EGM or your Desktop Metal Class A common stock at the Desktop Metal special meeting, as applicable. Neither Stratasys nor Desktop Metal has authorized anyone to provide you with information that is different from what is contained in this joint proxy statement/prospectus. This joint proxy statement/prospectus is dated [   ], 2023. You should not assume that the information contained in this joint proxy statement/prospectus is accurate as of any date other than that date, and the mailing of this joint proxy statement/prospectus to stockholders does not create any implication to the contrary.

Annex A
AGREEMENT AND PLAN OF MERGER

by and among

STRATASYS LTD.,

TETRIS SUB INC.,

and

DESKTOP METAL, INC.

Dated as of May 25, 2023

A-ccxxv

A-ccxxvi

EXHIBITS
Exhibit A	Sun Amended Articles of Association

Exhibit B	Duties of Chairman and Lead Independent Director

Exhibit C	Intended U.S. Tax Treatment Cooperation

Exhibit D	Form of Ironman Rights Plan

Exhibit E	Amendment to Sun Rights Plan

Exhibit F	Form of Residency Declaration
A-ccxxvii

AGREEMENT AND PLAN OF MERGER
THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is dated as of May 25, 2023, among Desktop Metal, Inc., a Delaware corporation (“Ironman”), Stratasys Ltd., an Israeli company (“Sun”), and Tetris Sub Inc., a Delaware corporation and a direct wholly owned subsidiary of Sun (“Merger Sub” and together with Ironman and Sun, the “parties”).
WHEREAS, Sun and Ironman desire to combine the businesses of Sun and Ironman, upon the terms and subject to the conditions set forth in this Agreement, through the merger of Merger Sub with and into Ironman, with Ironman as the surviving corporation in the Merger as a direct wholly owned subsidiary of Sun (the “Merger”);
WHEREAS, the board of directors of Sun (the “Sun Board”) has unanimously (a) determined that this Agreement and the transactions contemplated hereby, including the issuance by Sun of the Merger Consideration, are advisable, fair to and in the best interests of Sun and its shareholders and has approved and adopted this Agreement and the Merger; (b) directed that the approval of the Merger and the issuance of the Merger Consideration and the consummation of the other transactions contemplated by this Agreement, be submitted to the shareholders of Sun for their approval; and (c) resolved to recommend that the shareholders of Sun vote in favor of the approval of the Merger and the issuance of the Merger Consideration on the terms and subject to the conditions set forth in this Agreement;
WHEREAS, the board of directors of Merger Sub has determined that the Merger and this Agreement are advisable, fair to and in the best interests of Merger Sub and its stockholder and has approved and adopted this Agreement and the Merger;
WHEREAS, the board of directors of Ironman (the “Ironman Board”) has unanimously (a) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable, fair to and in the best interests of Ironman and its stockholders and has approved and declared advisable this Agreement and the Merger; (b) directed that this Agreement be submitted to the stockholders of Ironman for their adoption; and (c) resolved to recommend that the stockholders of Ironman vote in favor of the adoption of this Agreement at the Ironman Stockholders’ Meeting;
WHEREAS, as a condition and an inducement to the willingness of Sun to enter into this Agreement and to consummate the Merger, in connection with the execution of this Agreement certain stockholders of Ironman have executed voting agreements pursuant to which, among other things, each such stockholder has agreed to vote in favor of the Ironman Stockholder Approval;
WHEREAS, for U.S. federal income tax purposes, Sun, Merger Sub and Ironman intend that (a) the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the United States Internal Revenue Code of 1986, as amended (the “Code”), and the United States Treasury regulations (“Treasury Regulations”) promulgated thereunder, (b) this Agreement be and is adopted as a “plan of reorganization” within the meaning of Sections 354 and 361 of the Code and Treasury Regulations Sections 1.368-2(g) and 1.368-3 (together with clause (a), the “Intended U.S. Tax Treatment”), and (c) the Merger shall qualify for the exception provided under Treasury Regulations Section 1.367(a)-3(c) (other than with respect to an Excepted Stockholder); and
WHEREAS, the parties desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the consummation of the Merger.
NOW, THEREFORE, in consideration of the foregoing and the representations, warranties and covenants herein and intending to be legally bound, the parties hereto agree as follows:
Article I

THE MERGER
Section 1.1. The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), at the Effective Time, Merger Sub shall be merged with and into Ironman pursuant to the Merger. At the Effective Time, the separate corporate existence of Merger Sub shall cease and Ironman shall continue as the surviving entity in the Merger (the “Surviving Corporation”).
Section 1.2. Closing. The closing (the “Closing”) of the Merger shall take place at the offices of Wachtell, Lipton, Rosen & Katz (or through electronic exchange of signatures) at 8:00 am, Eastern time, on the date that is the fifth (5th) Business Day following the satisfaction or (to the extent permitted by Law) waiver of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by Law) waiver of those conditions), or at such other place, time and date as shall be agreed in writing between the parties. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.
Section 1.3. Effective Time. Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, Ironman and Merger Sub shall file with the Secretary of State of the State of Delaware the certificate of merger relating to the Merger (the “Certificate of Merger”), executed in accordance with the relevant provisions of the DGCL. The Merger shall become effective at the time that the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware, or at such later time as Sun and Ironman may agree and specify in the Certificate of Merger (the time the Merger becomes effective being the “Effective Time”).
Section 1.4. Effects. The Merger shall have the effects set forth in this Agreement and the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time the separate corporate existence of Merger Sub shall cease, all the property, rights, privileges, immunities, powers and franchises of Ironman and Merger Sub shall be vested in the Surviving Corporation, and all debts, liabilities and duties of Ironman and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.
Section 1.5. Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the parties, or the holder of any shares of Capital Stock of Merger Sub or Ironman:
(a) Conversion of Ironman Common Stock. Subject to Section 2.2, each share of Ironman Common Stock issued and outstanding immediately prior to the Effective Time (except as otherwise provided in this Section 1.5) shall be automatically converted into the right to receive 0.123 (“Exchange Ratio”) fully paid and nonassessable Sun Ordinary Shares (such Sun Ordinary Shares being the “Merger Consideration”). All shares of Ironman Common Stock, when converted, shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Ironman Common Stock (the “Ironman Certificates”) and each holder of a non-certificated outstanding share of Ironman Common Stock represented by book entry (“Ironman Book Entry Shares”), shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration to be issued in consideration therefor and any dividends or other distributions to which holders become entitled upon the surrender of such Ironman Certificate or Ironman Book Entry Shares in accordance with Article II, in each case without interest. Notwithstanding the foregoing, if between the date of this Agreement and the Effective Time the outstanding Sun Ordinary Shares or Ironman Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, or any additional Capital Stock is issued upon any exercise of rights under any shareholder rights plan, as applicable, or any similar event shall have occurred, then the Exchange Ratio and any other number or amount contained herein which is based upon the number of Sun Ordinary Shares or shares of Ironman Common Stock, as the case may be, will be appropriately adjusted, without duplication, to provide to the holders of Sun Ordinary Shares and Ironman Common Stock the same economic effect as contemplated by this Agreement prior to such event (provided that this Section 1.5(a) shall not be construed to permit Sun or Ironman or any of their respective Subsidiaries to take any action with respect to its Capital Stock or otherwise that is prohibited by the terms of this Agreement).
(b) Cancellation of Preferred Stock, Treasury Stock and Sun-Owned Stock. Each (i) share of Ironman Preferred Stock; (ii) share of Ironman Common Stock that is owned by Ironman as treasury stock; (iii) share of Ironman Common Stock owned by a direct or indirect wholly-owned Ironman Subsidiary; and (iv) share of Ironman Common Stock that is owned by Sun or Merger Sub, in each case, if any, immediately prior to the Effective Time, shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor.
(c) Merger Sub Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the parties or any of their respective shareholders or stockholders, each share of common stock, par value $0.0001 of Merger Sub, issued and outstanding immediately prior to the Effective Time, and all rights in respect thereof, shall forthwith be canceled and cease to exist and be converted into one fully paid and nonassessable share of common stock of the Surviving Corporation, which shall constitute the only outstanding shares of Capital Stock of the Surviving Corporation.
(d) Fractional Shares. No fractional Sun Ordinary Shares shall be issued in connection with the Merger, and no certificates or scrip for any such fractional shares shall be issued. Any holder of Ironman Common Stock who would otherwise be entitled to receive a fraction of a Sun Ordinary Share (after aggregating all fractional Sun Ordinary Shares issuable to such holder) shall, in lieu of such fraction of a share and upon surrender of such holder’s Ironman Certificate or Ironman Book Entry Shares, be paid in cash the dollar amount (rounded to the nearest whole cent), without interest, determined by multiplying such fraction by the closing price of a share of Sun Ordinary Shares on the last trading day before the Merger becomes effective.
Section 1.6. Option and Equity Award Plans.
(a) As of the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof:
(i) Each Ironman Stock Option outstanding immediately prior to the Effective Time shall automatically be converted into an option (an “Assumed Option”) to acquire, on substantially the same terms and conditions (including the same vesting and exercisability terms and conditions) as were applicable under the Ironman Incentive Award Plans to such Ironman Stock Option immediately prior to the Effective Time (but otherwise subject to the terms and conditions of the Sun Equity Plans), the number of Sun Ordinary Shares under the Assumed Option determined by multiplying the number of shares of Ironman Common Stock subject to such Ironman Stock Option immediately prior to the Effective Time by the Exchange Ratio, rounding down to the nearest whole number of shares, at a per share exercise price determined by dividing the per share exercise price of such Ironman Stock Option by the Exchange Ratio, rounding up to the nearest whole cent; provided, that the conversion of the Ironman Stock Options will be made in a manner consistent with Treasury Regulations Section 1.424-1, such that the conversion will not constitute a “modification” of such Ironman Stock Option for purposes of Section 409A or Section 424 of the Code;
(ii) Each Ironman RSA outstanding immediately prior to the Effective Time shall automatically be converted into a grant of a restricted stock award (an “Assumed RSA”) to receive, on substantially the same terms and conditions (including the same vesting terms and conditions) as were applicable under the Ironman Incentive Award Plans to such Ironman RSA immediately prior to the Effective Time (but otherwise subject to the terms and conditions of the Sun Equity Plans), the number of Sun Ordinary Shares under the Assumed RSA determined by multiplying the number of shares of Ironman Common Stock covered by such Ironman RSA immediately prior to the Effective Time by the Exchange Ratio, rounding down to the nearest whole number of shares;
(iii) Each Ironman RSU Award outstanding immediately prior to the Effective Time shall automatically be cancelled in exchange for the grant of a restricted stock unit award (an “Assumed RSU Award”, and together with the Assumed Options and the Assumed RSAs, the “Assumed Awards”) to receive, on substantially the same terms and conditions (including the same vesting and exercisability terms and conditions) as were applicable under the Ironman Incentive Award Plans to such Ironman RSU Award immediately prior to the Effective Time (but otherwise subject to the terms and conditions of the Sun Equity Plans), the number of Sun Ordinary Shares under the Assumed RSU Award determined by multiplying the number of shares of Ironman Common Stock covered by such Ironman RSU Award immediately prior to the Effective Time by the Exchange Ratio, rounding down to the nearest whole number of shares; and
(iv) Prior to the Effective Time, the Ironman Board (or, if appropriate, any committee thereof) shall adopt such resolutions and take such other actions as are necessary, including without limitation providing any required notices and obtaining any required consents (if any), to effectuate the provisions of this Section 1.6(a).
(b) Sun shall take all corporate action and shall make all necessary filings with any Governmental Entity (as defined below) necessary for the assumption of the Assumed Awards pursuant to Section 1.6(a), including reserving for issuance a sufficient number of Sun Ordinary Shares for delivery upon exercise or settlement of the Assumed Awards. In addition, Sun shall file with the Securities and Exchange Commission (the “SEC”) as soon as reasonably practicable (and in any event within five Business Days) following the Effective Time a registration statement on Form S-8 (or such other applicable form, including Form S-3) with respect to the Assumed Awards and the Sun Ordinary Shares underlying such Assumed Awards, and shall maintain the effectiveness of such registration statement for so long as such awards remain outstanding and such registration of the Sun Ordinary Shares issuable thereunder continues to be required.
Section 1.7. Governing Documents; Name. (a) At the Effective Time, the certificate of incorporation of the Surviving Corporation and the bylaws of the Surviving Corporation shall be amended and restated in their entirety substantially in the form of Merger Sub’s certificate of incorporation and bylaws as in effect immediately prior to the Effective Time, or as otherwise to be mutually agreed upon between Sun and Ironman, in each case until thereafter amended in accordance with their respective terms and with applicable Law; and (b) Sun shall take all action necessary to ensure that, subject to the Sun Shareholder Approval, at the Effective Time the Articles of Association of Sun shall be the articles of association set forth on Exhibit A (the “Sun Amended Articles of Association”).
Section 1.8. Directors and Officers of Surviving Corporation. Except as may be otherwise agreed in writing between Sun and Ironman, the directors of the Surviving Corporation as of the Effective Time shall be the directors of Merger Sub immediately prior to the Effective Time, until such director’s successor is elected and qualified or such director’s earlier death, resignation or removal, in each case in accordance with the bylaws of the Surviving Corporation. The officers of Merger Sub immediately prior to the Effective Time shall be, as of the Effective Time, the officers of the Surviving Corporation, in each case until such officer’s successor is elected and qualified or such officer’s earlier death, resignation, retirement, disqualification or removal, in each case in accordance with the bylaws of the Surviving Corporation.
Section 1.9. Plan of Reorganization. This Agreement is intended to be, and by being signed by Ironman, Sun and Merger Sub is, adopted as a “plan of reorganization” within the meaning of Sections 354 and 361 of the Code and Treasury Regulations Sections 1.368-2(g) and 1.368-3.
Article II

EXCHANGE OF SHARES
Section 2.1. Exchange Agent and Exchange Fund. Prior to the Effective Time, Sun shall engage a bank or trust company designated by Sun and reasonably acceptable to Ironman, to act as exchange agent in connection with the Merger (the “Exchange Agent”). At or prior to the Effective Time, Sun shall deposit, or cause to be deposited, with the Exchange Agent, for exchange in accordance with this Article II through the Exchange Agent, certificates or, at Sun’s option, evidence in book-entry form, representing the Sun Ordinary Shares to be issued as Merger Consideration and an amount of cash sufficient to fund the payment of cash in lieu of fractional Sun Ordinary Shares that may be payable pursuant to Section 1.5(d). All such Sun Ordinary Shares and any cash deposited with the Exchange Agent are hereinafter referred to as the “Exchange Fund”.
Section 2.2. Exchange of Shares, Certificates and Book-Entry Shares.
(a) Procedures for Surrender.
(i) Ironman Certificates. As promptly as practicable after the Effective Time, Sun shall cause the Exchange Agent to mail to each holder of record of Ironman Certificates, which at the Effective Time were converted into the right to receive the Merger Consideration, a form of letter of transmittal (the “Letter of Transmittal”) (which shall specify that delivery shall be effected, and risk of loss and title to the Ironman Certificates shall pass, only upon delivery of the same (or affidavits of loss in lieu thereof) to the Exchange Agent and shall be in such form and have such other provisions as Sun may specify subject to Ironman’s reasonable approval), together with instructions thereto.
(ii) Ironman Book-Entry Shares. Any holder of any Ironman Book Entry Shares whose shares of Ironman Common Stock were converted pursuant to Section 1.5(a) into the right to receive the Merger Consideration shall not be required to deliver an Ironman Certificate (nor an affidavit of loss in lieu thereof nor an indemnity bond) or an executed Letter of Transmittal to the Exchange Agent to receive the Merger Consideration. In lieu thereof, each registered holder of one or more Ironman Book Entry Shares shall automatically upon the Effective Time be entitled to receive, and Sun shall cause the Exchange Agent to pay and deliver as promptly as practicable after the Effective Time, the Merger Consideration pursuant to the provisions of Article I and this Article II, and any amounts that such holder has the right to receive in respect of dividends or other distributions on shares of Sun Ordinary Shares in accordance with Section 2.2(c), for each share of Ironman Common Stock formerly represented by such Ironman Book Entry Share.
(b) Merger Consideration Received in Connection with Exchange. Upon (i) the surrender of the Ironman Certificates for cancellation to the Exchange Agent, or (ii) in the case of Ironman Book Entry Shares, the receipt of an “agent’s message” by the Exchange Agent, and in the case of Ironman Certificates together with the Letter of Transmittal, duly, completely and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such shares shall be entitled to receive in exchange therefor the Merger Consideration into which such shares of Ironman Common Stock have been converted pursuant to Section 1.5(a) (which may be in book-entry or uncertificated form), and in respect of any dividend or other distributions which the holder has the right to receive pursuant to Section 2.2(c), such dividend or distributions. In the event of a transfer of ownership of Ironman Common Stock which is not registered in the transfer records of Ironman, the proper number of Sun Ordinary Shares pursuant to Section 1.5(a) which the holder has the right to receive pursuant thereto and any dividends or other distributions which the holder has the right to receive pursuant to Section 2.2(c) may be issued to a transferee if the Ironman Certificate representing such Ironman Common Stock (or, in case of Ironman Book Entry Shares, proper evidence of such transfer), as the case may be, is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer and other similar Taxes have been paid. Until surrendered as contemplated by this Section 2.2(b), each share of Ironman Common Stock (including any Ironman Certificate with respect thereto) shall be deemed at any time from and after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration which the holder of such share of Ironman Common Stock was entitled to receive in respect of such shares pursuant to Section 1.5(a) and any dividends or other distributions pursuant to Section 2.2(c). No interest shall be paid or shall accrue on any cash payable upon surrender of any Ironman Certificate or in respect of Ironman Book Entry Shares.
(c) Dividends and Distributions With Respect to Sun Ordinary Shares. No dividends or other distributions declared or made with respect to Sun Ordinary Shares with a record date after the Effective Time shall be paid to the holder of any unsurrendered Ironman Certificates with respect to the Sun Ordinary Shares issuable upon surrender thereof until the surrender of such Ironman Certificates in accordance with this Article II. Subject to applicable Law and Section 2.2(g), following surrender of any such Ironman Certificates there shall be paid to the holder of the Sun Ordinary Shares issued in exchange therefor, without interest, the amount of dividends or other distributions with a record date after the Effective Time which theretofore had become payable with respect to the Sun Ordinary Shares constituting the applicable Merger Consideration.
(d) No Further Ownership Rights in Ironman Common Stock. The Sun Ordinary Shares issued in accordance with the terms of this Article II upon conversion of any shares of Ironman Common Stock (including any cash paid pursuant to Section 1.5(d)) shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to such shares of Ironman Common Stock. If, after the Effective Time, any Ironman Certificates formerly representing shares of Ironman Common Stock or any Ironman Book Entry Shares are presented to Sun or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Article II.
(e) Termination of Exchange Fund. Any portion of the Exchange Fund (including any interest received with respect thereto) that remains undistributed to the holders of Ironman Common Stock for twelve (12) months after the Effective Time shall be delivered to Sun, upon demand, and any holder of Ironman Common Stock who has not theretofore complied with this Article II shall thereafter look only to Sun for payment of its claim for Merger Consideration, and distributions to which such holder is entitled pursuant to this Article II, in each case without any interest thereon.
(f) No Liability. None of Ironman, Sun, Merger Sub or the Exchange Agent shall be liable to any Person in respect of any portion of the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any portion of the Exchange Fund which remains unclaimed by the holders of Ironman Certificates or the holders of evidence of Ironman Book Entry Shares for five (5) years after the Effective Time (or immediately prior to such earlier date on which the Exchange Fund would otherwise escheat to, or become the property of, any Governmental Entity), shall, to the extent permitted by applicable Law, become the property of Sun, free and clear of all claims or interest of any Person previously entitled thereto.
(g) Withholding Rights.
(i) Each of the Surviving Corporation, Sun and the Exchange Agent and each of their respective Affiliates (each, a “Payor”) shall (i) be entitled to deduct and withhold (or cause to be deducted and withheld) from any payment payable pursuant to this Agreement (whether in cash, Capital Stock or otherwise) such amounts as are required to be deducted and withheld under applicable Tax Law and (ii) duly pay over to the appropriate Governmental Entity any amounts so deducted and withheld. To the extent that amounts are so withheld and remitted to the applicable Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. Each of the parties shall provide the other parties with prompt notice of any withholding it believes is required (other than withholding in respect of compensatory payments, and backup withholding). In the event that Payor receives a demand from the ITA to withhold any amount out of the amount held by such Payor for distribution to a particular payee, such Payor (i) shall promptly after receipt of such demand notify such payee of such matter and provide such payee with a reasonable period (which, in no event, shall be less than thirty (30) days, unless otherwise required in writing by the ITA or any applicable Tax Law) to attempt to delay such requirement or extend the period for complying with such requirement which shall be as evidenced by a written certificate, ruling or confirmation from the ITA, unless otherwise required in writing by the ITA or any applicable Tax Law. The parties shall cooperate in good faith and use commercially reasonable efforts to eliminate or reduce any such deduction or withholding (including through the request and provision of any statements, forms or other documents to reduce or eliminate any such deduction or withholding). Upon the written request of any Person with respect to which amounts were deducted or withheld, the Payor shall use commercially reasonable efforts to provide such Person with a copy of documentary evidence of remittance of such amounts.
(ii) Notwithstanding the provisions of clause (a) above, with respect to Israeli Taxes, a Payor shall be entitled to deduct and withhold (or cause to be deducted and withheld) from any amount payable pursuant to this Agreement; provided that, no tax shall be deducted or withheld from any payment to (1) a holder of Ironman Common Stock which holds less than 5% of the outstanding Ironman Stock, (2) a 5% or greater holder of the outstanding Ironman Common Stock as of 20 days prior to the Closing (the “Cut-Off Date”), subject to the delivery of the Residency Declaration (each, a “Payee”).
(iii) Notwithstanding the foregoing, the consideration payable to each Payee, who is 5% or greater holder of the outstanding Ironman Common Stock as of the Cut-Off Date, shall be retained by the Exchange Agent for the benefit of each such Payee until the first to occur of (x) (A) if such Payee indicates that such holder is an Israeli tax resident, upon delivery of a Valid Certificate, or (B) upon delivery of the Residency Declaration (and if a Payee has delivered such documentation prior to the Effective Time, then delivery of such documentation shall be deemed to have been made as of the Effective Time), and (y) to the date that is 180 days from the Closing Date (the “Withholding Drop Date”).
(iv) No Payor shall make any payments to any Payee or withhold any amounts for Israeli Taxes from the payments deliverable pursuant to this Agreement until such time as either the applicable documentation has been delivered pursuant to the immediately preceding subsection (iii)(x) or the occurrence of the Withholding Drop Date (and if a Payee indicates that it is an Israeli tax resident and timely delivers a Valid Certificate to the Payor, then the deduction and withholding of any Israeli Taxes shall be made only in accordance with the provisions of such Valid Certificate, and the balance of the payment that is not withheld shall be transferred to such Payee concurrently therewith subject to any non-Israeli withholding which is applicable to the payment (if any)). If any Payee that confirmed that it is an Israeli tax resident in the applicable documentation delivered to the Exchange Agent pursuant to subsection (iii)(x) or is a 5% or greater holder of the outstanding Ironman Common Stock as of the Cut-Off Date that has failed to make the Residency Declaration or, with respect to Israeli tax residents, has failed to provide the Payor with a Valid Certificate at least three (3) Business Days prior to the Withholding Drop Date, then the amount to be withheld from such Payee’s portion of Merger Consideration shall be calculated according to the applicable withholding rate in accordance with applicable Law.
(v) If a Payee confirms that it is an Israeli Tax resident in the applicable documentation delivered to the Exchange Agent pursuant to subsection (iii)(x)(A), or holds at least five percent (5%) of the outstanding Ironman Common Stock as of the Cut-Off Date and failed to provide the Exchange Agent with the Residency Declaration (and with respect to a Payee who is an Israeli tax resident, a Valid Certificate), the Payee shall provide to the Exchange Agent an amount in cash sufficient to satisfy such Israeli Taxes prior to the Withholding Drop Date. In the event that the Payee fails to provide the Exchange Agent with the full amount necessary to satisfy such Israeli Taxes no later than three Business Days before the Withholding Drop Date, the Exchange Agent shall be entitled to sell the Payee’s retained Sun Ordinary Shares, on behalf of and for the benefit of the Payee, on the open market to a Person other than Sun or any Affiliate of Sun, to the extent necessary to satisfy the full amount due with regards to such Israeli Taxes. Any cash proceeds from any such sale in excess of the amount of Israeli Taxes due with respect to such Payee, net of any expenses, shall be delivered to the applicable Payee and the Israeli Taxes shall be remitted to the ITA. For the avoidance of doubt, to the extent the Exchange Agent sells any Payee’s Sun Ordinary Shares, (i) the Exchange Agent shall be acting on behalf of and for the benefit of such Payee, solely as an agent of the Payee, for administrative convenience, (ii) the Payee shall be treated as the seller, and prior to the sale, the beneficial owner of such of Sun Ordinary Shares for all Tax purposes, including Tax reporting, and (iii) the Payee shall be responsible for, and hold the Exchange Agent and each of its respective representatives and Affiliates, harmless from, any Taxes arising as a result of the sale of such Payee’s Sun Ordinary Shares. Any costs or expenses incurred by the Exchange Agent in connection with any such sale shall be borne by, and deducted from the payment to, the applicable Payee.
(h) Lost Certificates. If any Ironman Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Ironman Certificate to be lost, stolen or destroyed (including a customary indemnity in respect thereof), the Exchange Agent shall issue, in exchange for such lost, stolen or destroyed Ironman Certificate, the Merger Consideration and any dividends and distributions deliverable in respect thereof pursuant to this Agreement.
(i) No Subsequent Transfers of Ironman Common Stock. After the Effective Time, there shall be no transfers on the stock transfer books of Ironman of the shares of Ironman Common Stock that were issued and outstanding immediately prior to the Effective Time.
Article III

REPRESENTATIONS AND WARRANTIES OF IRONMAN
Ironman represents and warrants to Sun that the statements contained in this Article III are true and correct except to the extent disclosed in (i) any Ironman SEC Documents filed or furnished with the SEC during the three (3) year period prior to the date of this Agreement and publicly available prior to the date of this Agreement (including exhibits and other information incorporated by reference therein, but excluding, in each case, any predictive, cautionary or forward looking disclosures including those contained under the captions “risk factors,” “forward looking statements” or any similar precautionary sections and any other disclosures contained therein that are predictive, cautionary or forward looking in nature); or (ii) the disclosure schedules delivered by Ironman to Sun at or before the execution and delivery by Ironman of this Agreement (the “Ironman Disclosure Schedules”) with such disclosure qualifying the representation or warranty only to the extent it makes reference to a specific section or sub-section of this Article III, or that it is reasonably apparent on the face of the disclosure that such disclosure qualifies or applies to another section or sub-section of this Article III.
Section 3.1. Organization, Standing and Power. Each of Ironman and each Ironman Subsidiary is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized (in the case of good standing, to the extent such jurisdiction recognizes such concept), except, in the case of the Ironman Subsidiaries, where the failure to be so organized, existing or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have an Ironman Material Adverse Effect. Each of Ironman and the Ironman Subsidiaries has all requisite power and authority and possesses all governmental franchises, licenses, permits, authorizations, variances, exemptions, orders and approvals (collectively, “Permits”) necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted (the “Ironman Permits”), except where the failure to have such power or authority or to possess Ironman Permits, individually or in the aggregate, has not had and would not reasonably be expected to have an Ironman Material Adverse Effect. Each of Ironman and the Ironman Subsidiaries is duly qualified or licensed to do business in each jurisdiction where the nature of its business or the ownership or leasing of its properties make such qualification necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, has not had and would not reasonably be expected to have an Ironman Material Adverse Effect. Ironman has delivered or made available to Sun, prior to execution of this Agreement, a true and complete copy of the Certificate of Incorporation of Ironman, in effect as of the date of this Agreement (the “Ironman Certificate of Incorporation”) and the amended and restated by-laws of Ironman in effect as of the date of this Agreement. Such Ironman Certificate of Incorporation and by-laws are in full force and effect and Ironman is not, and has not been, in material violation of any of the provisions of the Ironman Certificate of Incorporation or such by-laws.
Section 3.2. Ironman Subsidiaries. Section 3.2 of the Ironman Disclosure Schedule sets forth the name and jurisdiction of organization of each Ironman Subsidiary and the name of all holders of all Capital Stock of each Ironman Subsidiary. The outstanding shares of Capital Stock in each Ironman Subsidiary have been validly issued and are fully paid and nonassessable and are owned by Ironman, by another Ironman Subsidiary or by Ironman and another Ironman Subsidiary, free and clear of all material pledges, liens, charges, mortgages, deeds of trust, rights of first offer or first refusal, options, encumbrances and security interests of any kind or nature whatsoever (collectively, with covenants, conditions, restrictions, easements, encroachments, title retention agreements or other third party rights or title defects of any kind or nature whatsoever, “Liens”), other than Permitted Liens, and free of any other material restriction (including any restriction on the right to vote, sell or otherwise dispose of such Capital Stock, voting securities or other equity interests), except for restrictions imposed by applicable securities laws.
Section 3.3. Capitalization.
(a) As of the date of this Agreement, the authorized capital stock of Ironman consists of: (i) 500,000,000 shares of Class A common stock, $0.0001 par value per share (the “Ironman Common Stock”), of which 321,554,751 shares of Ironman Common Stock were issued and outstanding as of the date of this Agreement (including 29,339 shares of Ironman Common Stock that were subject to restricted stock awards under the Ironman Incentive Award Plans (“Ironman RSAs”)); and (ii) 50,000,000 shares of preferred stock, $0.0001 par value per share (the “Ironman Preferred Stock”), of which no shares of Ironman Preferred Stock were issued and outstanding as of the date of this Agreement.
(b) As of the date of this Agreement: (i) 6,636,623 shares of Ironman Common Stock are subject to issuance pursuant to outstanding options to purchase Ironman Common Stock under the Ironman Incentive Award Plans (the “Ironman Stock Options”); (ii) 22,990,164 shares of Ironman Common Stock are subject to restricted stock unit awards under the Ironman Incentive Award Plans (the “Ironman RSU Awards”, and, together with the Ironman Stock Options and the Ironman RSAs, the “Ironman Equity Awards”); (iii) 31,307,202 shares of Ironman Common Stock are reserved for future Ironman Equity Awards under the Ironman Incentive Award Plans; and (iv) there were outstanding $115,000,000 aggregate principal amount of Ironman Convertible Notes (with a Conversion Rate as of the date of this Agreement equal to 601.5038 shares of Ironman Common Stock per thousand dollar principal amount). Ironman has delivered or made available to Sun or its counsel copies of the Ironman Incentive Award Plans covering all of the Ironman Equity Awards outstanding as of the date of this Agreement, and the forms of stock option agreement, restricted stock award or restricted stock unit grant agreement, as applicable, evidencing such Ironman Equity Awards.
(c) Except as described in Section 3.3(a) and for options, rights, securities, instruments, obligations and plans referred to in Section 3.3(b), as of the date of this Agreement, there is no: (i) issued or outstanding Capital Stock of Ironman, (ii) outstanding subscription, option, call, warrant or right to acquire any shares of the Capital Stock of Ironman or any Ironman Subsidiary; or (iii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the Capital Stock of Ironman or an Ironman Subsidiary; or (iv) stockholder rights plan (or similar plan commonly referred to as a “poison pill”), or under which Ironman or an Ironman Subsidiary is or may become obligated to sell or otherwise issue any shares of its Capital Stock or any other securities.
(d) There are no voting trusts or other Contracts to which Ironman or any Ironman Subsidiary is a party or, to the Knowledge of Ironman to which any other Person is a party, with respect to the voting or registration of any shares of, or other equity interest in, Ironman or any Ironman Subsidiary.
Section 3.4. Authority; Execution and Delivery; Enforceability.
(a) Ironman has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger and the transactions contemplated by this Agreement, subject to the receipt of the Ironman Stockholder Approval. The Ironman Board at a meeting duly called and held in compliance with the requirements of the DGCL and the Ironman Certificate of Incorporation and the bylaws of Ironman, has adopted resolutions, by unanimous vote of all directors (i) approving the execution, delivery and performance of this Agreement; (ii) determining that entering into this Agreement is in the best interests of Ironman and its stockholders; (iii) declaring this Agreement and the transactions contemplated by this Agreement advisable; and (iv) recommending that Ironman’s stockholders vote in favor of the adoption of this Agreement and directing that such adoption be submitted to Ironman’s stockholders at the Ironman Stockholders’ Meeting. As of the date of this Agreement, such resolutions have not been amended or withdrawn. Except for the Ironman Stockholder Approval, no other corporate proceedings on the part of Ironman are necessary to authorize, adopt or approve, as applicable, this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement (except for the filing of the appropriate merger documents as required by the DGCL). Ironman has duly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by Sun and Merger Sub, this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.
(b) The affirmative votes of the holders of a majority of the outstanding shares of Ironman Common Stock as of the record date for the Ironman Stockholders’ Meeting, represented at a stockholder meeting of Ironman in person or by proxy and voting thereon, approving the adoption of this Agreement (the “Ironman Stockholder Approval”), is the only vote of the holders of any class or series of Ironman’s Capital Stock necessary to approve and adopt this Agreement, the Merger and the consummation of the other transactions contemplated hereby.
Section 3.5. No Conflicts; Consents.
(a) The execution and delivery by Ironman of this Agreement does not, and the performance by it of its obligations hereunder and the consummation of the Merger and the other transactions contemplated by this Agreement will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a requirement to obtain any consent, approval, clearance, waiver, Permit or order (“Consent”) or a right of payment, termination, cancellation or acceleration of any obligation, any obligation to make or to enable any third party to make, an offer to purchase or redeem any Indebtedness or Capital Stock or any loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Ironman or any Ironman Subsidiary, or give any Person the ability to materially delay or impede the ability of Ironman to consummate the Merger, under, any provision of (i) the Ironman Certificate of Incorporation, the Ironman bylaws or the comparable charter or organizational documents of any Ironman Subsidiary (assuming that the Ironman Stockholder Approval is obtained); (ii) any contract, lease, license, indenture, note, bond, agreement, concession, franchise or other instrument, whether oral or in writing, (a “Contract”) to which Ironman or any Ironman Subsidiary is a party or by which any of their respective properties or assets is bound and which would be considered an Ironman Material Contract or that would otherwise reasonably be expected to be material to Ironman and the Ironman Subsidiaries, taken as a whole; or (iii) subject to the filings and other matters referred to in Section 3.5(b), any judgment, order or decree (“Judgment”) or statute, law (including common law), ordinance, rule or regulation (“Law”), in each case, applicable to Ironman or any Ironman Subsidiary or their respective properties or assets (assuming that the Ironman Stockholder Approval is obtained); except for such Contracts, Judgments or Laws that would not reasonably be expected to have an Ironman Material Adverse Effect.
(b) No Consent of or from, or registration, declaration, notice or filing made to or with any federal, national, state, provincial or local, whether domestic or foreign, government or any court of competent jurisdiction, administrative agency or commission or other governmental or regulatory authority or instrumentality, whether domestic, foreign or supranational (a “Governmental Entity”) is required to be obtained or made by or with respect to Ironman or any Ironman Subsidiary in connection with the execution and delivery of this Agreement or its performance of its obligations hereunder or the consummation of the Merger and the other transactions contemplated by this Agreement, other than (i) (A) the filing with the SEC of the Joint Proxy Statement; and (B) the filing with the SEC of such reports under, and such other compliance with, the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations thereunder, as may be required in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement; (ii) compliance with and filings under the HSR Act, the DPA and such other compliance, Consents, registrations, declarations, notices or filings as are required to be observed, made or obtained under any foreign antitrust, competition, investment, trade regulation or similar Laws, including submission of the notice required under 22 C.F.R. section 122.4(b) of the International Traffic in Arms Regulations; (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of the other jurisdictions in which Ironman and Sun are qualified to do business; (iv) such Consents, registrations, declarations, notices or filings as are required to be made or obtained under the securities or “blue sky” laws of various states in connection with the issuance of the Merger Consideration; (v) such filings with NASDAQ and the NYSE as are required in connection with the Merger and the other transactions contemplated hereby; and (vi) such other Consents the absence of which would not, individually or in the aggregate, have had and would not reasonably be expected to have an Ironman Material Adverse Effect or prevent or materially delay the consummation of the Merger.

Section 3.6. SEC Documents; Undisclosed Liabilities.
(a) Since December 9, 2020, Ironman has filed or furnished all forms, statements, schedules, documents and reports required to be filed or furnished by it with the SEC, together with all certifications required pursuant to SOX (such forms, statements, schedules, documents and reports, the “Ironman SEC Documents”).
(b) Each of the Ironman SEC Documents (i) at the time filed (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) or the time at which it became effective, as the case may be, complied as to form in all material respects with the requirements of SOX and the Exchange Act or the Securities Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Ironman SEC Document; and (ii) did not at the time it was filed (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) or at the time at which it became effective, as the case may be, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of Ironman included in the Ironman SEC Documents complied, at the time they were filed, as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented in all material respects the consolidated financial position of Ironman and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown (subject, in the case of unaudited statements, to normal year-end audit adjustments). As of the date of this Agreement, (i) there are no outstanding unresolved comments with respect to Ironman or the Ironman SEC Documents filed with the SEC noted in comment letters or, to the Knowledge of Ironman, other correspondence received by Ironman or its attorneys from the SEC; and (ii) to the Knowledge of Ironman, there are no pending formal or informal investigations of Ironman by the SEC. Ironman is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the NYSE.
(c) Except (i) as reflected or reserved against in Ironman’s consolidated balance sheet as of March 31, 2023 (or the notes thereto) as included in the Ironman SEC Documents; (ii) for liabilities and obligations incurred in the ordinary course of business consistent with past practice since March 31, 2023 or in connection with or contemplated by this Agreement; and (iii) for liabilities and obligations that, individually or in the aggregate, have not had or would not reasonably be expected to be material to Ironman and the Ironman Subsidiaries, taken as a whole, neither Ironman nor any Ironman Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, due or to become due, contingent or otherwise).
(d) Neither Ironman nor any of the Ironman Subsidiaries is a party to, or has any commitment to become a party to, (i) any joint venture, off-balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among Ironman and any of the Ironman Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or (ii) any “off-balance-sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, Ironman or any of the Ironman Subsidiaries in Ironman’s or such Ironman Subsidiary’s published financial statements or the Ironman SEC Document.
(e) Since March 31, 2023, none of Ironman, Ironman’s independent accountants, or the Ironman Board (or the audit committee of the Ironman Board) has received any oral or written notification of any (i) “significant deficiency” in the internal controls over financial reporting of Ironman, (ii) “material weakness” in the internal controls over financial reporting of Ironman or (iii) fraud, whether or not material, that involves management or other employees of Ironman who have a significant role in the internal controls over financial reporting of Ironman, and except as expressly described in the Ironman SEC Documents, there is no such, and as of March 31, 2023 there was no such, “significant deficiency” or “material weakness”. For purposes of this Agreement, the terms “significant deficiency” and “material weakness” shall have the meanings assigned to them in Auditing Standard No. 5 of the Public Company Accounting Oversight Board, as in effect on the date of this Agreement.

(f) Ironman maintains a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and includes those policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of Ironman’s assets; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that Ironman’s receipts and expenditures are being made only in accordance with authorizations of Ironman’s management and directors; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of Ironman’s assets that could have a material effect on Ironman’s financial statements. Except as described in the Ironman SEC Documents, (1) as of March 31, 2023, there were no material weaknesses in Ironman’s internal control over financial reporting (whether or not remediated) and (2) since March 31, 2023, there has been no change in Ironman’s internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, Ironman’s internal control over financial reporting.
(g) The “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) utilized by Ironman are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by Ironman in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such information required to be disclosed is accumulated and communicated to the management of Ironman, as appropriate, to allow timely decisions regarding required disclosure and to enable the chief executive officer and chief financial officer of Ironman to make the certifications required under the Exchange Act with respect to such reports.
(h) Ironman has made available to Sun or its advisors true and complete copies of all written comment letters from the staff of the SEC since December 9, 2020 relating to the Ironman SEC Documents and all written responses of Ironman thereto through the date of this Agreement other than with respect to requests for confidential treatment. To the Knowledge of Ironman, as of the date of this Agreement, there are no SEC inquiries or investigations, other governmental inquiries or investigations or internal investigations pending or threatened, in each case regarding any accounting practices of Ironman.
Section 3.7. Information Supplied. None of the information supplied or to be supplied by Ironman for inclusion or incorporation by reference in the Form F-4 or the Joint Proxy Statement will, with respect to the Form F-4 at the time the Form F-4 or any amendment or supplement thereto is declared effective under the Securities Act and with respect to the Joint Proxy Statement at the time of filing and at the time of the filing and at the time of the Ironman Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.
Section 3.8. Absence of Certain Changes or Events.
(a) Since March 31, 2023 through the date of this Agreement, there has not occurred any fact, circumstance, effect, change, event or development that, individually or in the aggregate, has had or would reasonably be expected to have an Ironman Material Adverse Effect.
(b) Since March 31, 2023 through the date of this Agreement, except to the extent it relates to the events giving rise to and the discussion and negotiation of this Agreement and the transaction contemplated by this Agreement, each of Ironman and the Ironman Subsidiaries has conducted its respective business in the ordinary course consistent with past practice, in all material respects.
(c) Since March 31, 2023 through the date of this Agreement, neither Ironman nor any of the Ironman Subsidiaries has taken any action, except as set forth in Section 3.8(c) of the Ironman Disclosure Schedule, that, if taken after the date hereof, would constitute a breach of, or require the consent of Sun under Section 5.1(b).
Section 3.9. Employee Benefit Plans.
(a) Section 3.9(a) of the Ironman Disclosure Schedule sets forth a complete and accurate list of each material Ironman Benefit Plan. For the purposes of this Agreement, “Ironman Benefit Plan” means each employee benefit plan (as defined in Section 3(3) of ERISA), whether or not subject to ERISA, and whether or not for employees or service providers in the United States or outside of the United States, and each bonus, stock, stock option or other equity based compensation arrangement or plan, incentive, deferred compensation, retirement or supplemental retirement, severance, employment, change-in-control, profit sharing, provident funds (including pension funds, managers’ insurance policies, further education funds or other similar funds), vacation, cafeteria, dependent care, medical care, employee assistance program, education or tuition assistance programs, and each insurance and other similar fringe or employee benefit plan, policy, program, agreement or arrangement, in each case, for the benefit of current or former employees or service providers (or any dependent or beneficiary thereof) of Ironman or any Ironman Subsidiary or any of their ERISA Affiliates and with respect to which Ironman or any Ironman Subsidiary has or may have any obligation or liability (whether actual or contingent), but excluding any plan, program, agreement, contract, policy or arrangement sponsored by a Governmental Entity. Notwithstanding the foregoing, Section 3.9(a) of the Ironman Disclosure Schedule need not identify an employment agreement or offer letter if such employment agreement or offer letter (x) relates to an employee whose annual base salary does not exceed $350,000 or (y) (A) relates to an employee working outside the United States, and (B) does not provide any severance or notice period in excess of 90 days or such longer period as may be required by applicable Law. With respect to each material Ironman Benefit Plan, Ironman has made available to Sun or its advisors (other than Ironman SEC Documents) correct and complete copies of, in each case, to the extent applicable, (i) summary plan descriptions, summaries of material modifications, and/or amendments related to such plans and any related trust agreement, (ii) the most recent financial statement and actuarial valuation, (iii) all material, non-routine filings and correspondence in the past three (3) years with any Governmental Entity, (iv) all material non-routine related agreements, insurance contracts and other agreements which implement each such Ironman Benefit Plan, and (v) all material, non-routine records, notices and filings concerning Governmental Entity audits or investigations.
(b) Each of the Ironman Benefit Plans has, in all material respects, been operated, administered and funded in accordance with its terms and in compliance with applicable Law, including ERISA, the Code and, in each case, the regulations thereunder. No liability under Title IV of ERISA has been incurred by Ironman, the Ironman Subsidiaries or any of their respective ERISA Affiliates that has not been satisfied in full, and to the Knowledge of Ironman, no condition exists that is likely to cause Ironman, any Ironman Subsidiary or any of their ERISA Affiliates to incur any such liability. Except as has not had and does not constitute an Ironman Material Adverse Effect, all contributions or other amounts payable by Ironman or the Ironman Subsidiaries pursuant to each Ironman Benefit Plan in respect of current or prior plan years have been timely paid or accrued in accordance with GAAP or applicable international accounting standards. There are no pending, or to the Knowledge of Ironman, threatened material claims, actions, investigations or audits (other than routine claims for benefits) by, on behalf of or against any of the Ironman Benefit Plans or any trusts related thereto.
(c) No Ironman Benefit Plan is, and neither Ironman, an Ironman Subsidiary nor any ERISA Affiliate thereof contributes to, has within the previous six (6) years contributed to, presently contributes to or has any liability or obligation, whether fixed or contingent, with respect to (i) a multiemployer plan, as defined in Section 3(37) of ERISA, (ii) a single employer plan or other pension plan that is subject to Title IV of ERISA or Section 302 of ERISA or Section 412 of the Code, (iii) voluntary employee benefit association under Section 501(a)(9) of the Code, or (iv) a multiple employer plan, as described in Section 413(c) of the Code. No Ironman Benefit Plan is a multiple employer welfare arrangement, as defined in Section 3(40) of ERISA. Ironman, the Ironman Subsidiaries and each of their ERISA Affiliates are in compliance with the applicable requirements of Section 4980B of the Code and any similar state law in all material respects. Ironman and the Ironman Subsidiaries are in compliance with the applicable requirements of the Patient Protection and Affordable Care Act of 2010 in all material respects.
(d) No Ironman Benefit Plan provides health or welfare benefits coverage, including life insurance or medical benefits (whether or not insured), with respect to current or former service providers beyond their retirement or other termination of service, other than coverage mandated by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or other Law, the full cost of which is borne by the applicable service provider or such service provider’s dependents or beneficiaries.
(e) (i) Each of the Ironman Benefit Plans that is intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter or may rely on a preapproved plan opinion letter as to its qualification and (ii) to the Knowledge of Ironman, there are no existing circumstances or any events that have occurred that would reasonably be expected to materially and adversely affect the qualified status of any such plan. Each such favorable determination letter or opinion letter has been provided or made available to Sun or its advisors.

(f) Except as set forth in Section 3.9(f) of the Ironman Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the Merger or the other transaction contemplated by this Agreement (either alone or in conjunction with any other event), will or would reasonably be expected to (i) result in any material payment (including severance and unemployment compensation, forgiveness of Indebtedness or otherwise) or benefit becoming due to any current or former service provider of Ironman or an Ironman Subsidiary under any Ironman Benefit Plan or otherwise; (ii) materially increase any benefits or the compensation otherwise payable under any Ironman Benefit Plan; (iii) result in any acceleration of the time of payment, funding or vesting of any such compensation or benefits or any forgiveness of Indebtedness; (iv) result in any breach or violation of, or default under or limit Ironman’s or any Ironman Subsidiary’s right to amend, modify, terminate or transfer the assets of, any Ironman Benefit Plan or (v) result in any payment (whether in cash or property or the vesting of property) to any “disqualified individual” (as such term is defined in Treasury Regulations Section 1.280G-1) that would, individually or in combination with any other such payment, constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).
(g) Each Ironman Benefit Plan has been maintained and operated in documentary and operational compliance with Section 409A of the Code and applicable guidance thereunder or an available exemption therefrom.
(h) Neither Ironman nor any Ironman Subsidiary is a party to, and does not have any material obligation under any Ironman Benefit Plan to compensate any Person for excise Taxes payable pursuant to Section 4999 of the Code or for additional Taxes payable pursuant to Section 409A of the Code.
(i) Except as would not, individually or in the aggregate, reasonably be excepted to constitute an Ironman Material Adverse Effect, each Ironman Benefit Plan, if any, which is maintained outside of the United States (an “Ironman Foreign Benefit Plan”) (i) has been operated in conformance with the applicable statutes or governmental regulations and rulings relating to such plans in the jurisdictions in which such Ironman Foreign Benefit Plan is present or operates and, to the extent relevant, the United States, (ii) that is intended to qualify for special tax treatment meet all requirements for such treatment and (iii) that is intended to be funded or book-reserved are fully funded or book reserved, as appropriate, based upon reasonable actuarial assumptions. Except as set forth in Section 3.9(i) of the Ironman Disclosure Schedule or as required by Law, no Ironman Foreign Benefit Plan is a defined benefit pension, superannuation, seniority premium, termination indemnity, provident fund, gratuity, long-service, jubilee or similar plan or arrangement.
Section 3.10. Labor Matters.
(a) Neither Ironman nor any Ironman Subsidiary is a party to, or bound by, any collective bargaining agreement, union memoranda of understanding, or other Contract with a labor or trade union, works council, labor organization or similar body involving any of its employees or employee representatives (a “Collective Bargaining Agreement”). Neither Ironman nor any Ironman Subsidiary is, nor has it during the last three (3) years been, subject to a strike or work stoppage and to the Knowledge of Ironman, there is no pending strike or work stoppage involving Ironman or any Ironman Subsidiary. There are no labor organizations representing, and to the Knowledge of Ironman there are no labor organizations purporting to represent or seeking to represent, any of Ironman’s or any Ironman Subsidiary’s employees. There are no, and during the last three (3) years there have been no, organizational campaigns, petitions, or other unionization activities with respect to the formation of a collective bargaining unit made or, to the Knowledge of Ironman, threatened involving employees of Ironman or any Ironman Subsidiary.
(b) Ironman and each Ironman Subsidiary is, and during the last three (3) years has been, in compliance with all applicable Laws relating to employment, including labor, employment, termination of employment, fringe benefits, immigration, fair employment practices, terms and conditions of employment, workers’ compensation, occupational safety, plant closings, mass layoffs, worker classification, harassment, discrimination, retaliation, payment of social security, exempt and non-exempt status, remote work, restrictive covenants, compensation and benefits, wages and hours of work, overtime, working during rest days, notices to employees, COVID-19 Measures, engagement of service providers, enforcement of labor laws, in each case except where such non-compliance has not had, and would not reasonably be expected to have, individually or in the aggregate, an Ironman Material Adverse Effect.
(c) No current or former employee, consultant, or independent contractor of Ironman or any Ironman Subsidiary has violated any confidentiality or proprietary information agreement or any restrictive covenant agreements, except for such violations that have not had, and would not reasonably be expected to have, individually or in the aggregate, an Ironman Material Adverse Effect. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, an Ironman Material Adverse Effect, there are no proceedings pending, and as of the date of this Agreement neither Ironman nor any Ironman Subsidiary intends to bring any proceedings, against any current or former employee, consultant, or independent contractor of Ironman or any Ironman Subsidiary for alleged violations of any confidentiality or proprietary information agreement or any restrictive covenant agreements.
(d) During the last three (3) years, no written allegations of harassment, discrimination, sexual assault or sexual misconduct have been made against Ironman or, to Ironman’s Knowledge, any of the Ironman Subsidiaries or involving any current or former management-level employee of Ironman or any of the Ironman Subsidiaries, and neither Ironman nor any of the Ironman Subsidiaries have entered into any settlement agreements as a result of any written allegations of harassment, discrimination, sexual assault or sexual misconduct with any current or former management-level employee.
Section 3.11. Litigation. There are no claims, actions, suits, proceedings or investigations pending or, to the Knowledge of Ironman, threatened against Ironman or any Ironman Subsidiary, or any properties or assets of Ironman or any Ironman Subsidiary, before or by any court, arbitrator or administrative, governmental or regulatory authority or body, domestic or foreign, and, in the case of any such claims for damages, seek damages, in each case (or in any group of related claims, actions, suits, proceedings or investigations, or that arise from similar matters or circumstances), in excess of $1,000,000, or that seeks to prevent or restrict any part of the operation by Ironman of its business or use of its assets or that in any manner seeks to prevent, enjoin, alter, or materially delay the Merger or any of the other transactions contemplated hereby, other than claims, actions, suits, proceedings or investigations covered by one or more insurance policies as to which the insurer or insurers have indicated their intentions in writing to defend and pay in the aggregate damages up to the amount claimed.
Section 3.12. Compliance with Applicable Laws.
(a) Ironman and the Ironman Subsidiaries are in compliance in all material respects with all applicable Laws and Ironman Permits, including all applicable rules, regulations, directives or policies of any Governmental Entity. No action, demand or investigation by or before any Governmental Entity is pending or, to the Knowledge or Ironman, threatened alleging that Ironman or an Ironman Subsidiary is not in material compliance with any applicable Law or Ironman Permit or which challenges or questions the validity of any rights of the holder of any Ironman Permit.
(b) Ironman is, and for the last five (5) years has been, in compliance with and has not been and is not in violation of any applicable International Trade Law, Sanctions or Anti-Corruption Law except, in each case, where such violation, or failure to be in compliance, is not material to Ironman and the Ironman Subsidiaries, taken as a whole. Neither Ironman nor any Ironman Subsidiary has received any actual or threatened order, notice, or other communication from any Governmental Entity of any actual or potential material violation or material failure to comply with any International Trade Law, Sanctions or Anti-Corruption Law.
(c) Without limiting the generality of the foregoing, neither Ironman, the Ironman Subsidiaries, nor, to Ironman’s Knowledge, any of Ironman’s or Ironman Subsidiaries’ respective directors, officers or employees acting on behalf of Ironman or any Ironman Subsidiary, respectively, is a Sanctioned Person. To the Knowledge of Ironman, neither Ironman, the Ironman Subsidiaries, nor any of Ironman’s or the Ironman Subsidiaries’ respective directors, officers or employees acting on behalf of Ironman or any Ironman Subsidiary, respectively, or (ii) is or has been, in the past five (5) years, engaged in dealings or transactions, direct or indirect, in or involving Sanctioned Countries or Sanctioned Persons.
(d) For the past five (5) years, none of Ironman, an Ironman Subsidiary, any of their respective directors and officers, nor to the Knowledge of Ironman, any other stockholder, employee, agent or other Person acting on behalf of Ironman or an Ironman Subsidiary (i) has used any corporate or other funds for unlawful contributions, payments, gifts or entertainment; made any unlawful expenditures relating to political activity to government officials or others or established or maintained any unlawful or unrecorded funds; (ii) made any direct or indirect unlawful payment to any foreign or public or domestic government official or employee from corporate funds in violation of Anti-Corruption Laws; or (iii) has accepted or received any unlawful contributions, payments, gifts or expenditures.

(e) Ironman and each Ironman Subsidiary maintain and enforce policies and procedures reasonably designed to promote compliance with International Trade Laws, Sanctions and Anti-Corruption Laws.
Section 3.13. Environmental Matters. Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have an Ironman Material Adverse Effect:
(a) Ironman and the Ironman Subsidiaries are now, and have been in the last three (3) years, in compliance with all Environmental Laws, and neither Ironman nor any Ironman Subsidiary has received any written communication from a Person that alleges that Ironman or any Ironman Subsidiary is in violation of, or has liability or obligations under, any Environmental Law or any Permit issued pursuant to Environmental Law;
(b) Ironman and the Ironman Subsidiaries have obtained and are in compliance with all Permits required to be obtained pursuant to any Environmental Law applicable to Ironman, the Ironman Subsidiaries and the real properties of Ironman and all such Permits are valid, in good standing and will not, to Ironman’s Knowledge, be subject to modification or revocation as a result of the transactions contemplated by this Agreement;
(c) there are no Environmental Claims pending or, to the Knowledge of Ironman, threatened against Ironman or any of the Ironman Subsidiaries, nor is Ironman or any of the Ironman Subsidiaries aware of any basis for such Environmental Claim;
(d) To Ironman’s Knowledge, there have been no Releases of any Hazardous Material that could reasonably be expected to form the basis of any Environmental Claim against (i) Ironman or any of the Ironman Subsidiaries, or (ii) against any Person whose liabilities for such Environmental Claims Ironman or any of the Ironman Subsidiaries has, or may have, retained or assumed, either contractually or by operation of Law; and
(e) neither Ironman nor any of the Ironman Subsidiaries has retained or assumed, either contractually or by operation of law, any liabilities or obligations that could reasonably be expected to form the basis of any Environmental Claim against Ironman or any of the Ironman Subsidiaries.
Section 3.14. Contracts.
(a) Section 3.14(a) of the Ironman Disclosure Schedule sets forth, as of the date of this Agreement, a true and complete list, and Ironman has made available to Sun prior to the date of this Agreement true and complete copies (including all material amendments, modifications, extensions, renewals, schedules, exhibits or ancillary agreements with respect thereto), of:
(i) each Contract that would be required to be filed by Ironman as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act;
(ii) each Contract to which Ironman or any of the Ironman Subsidiaries is a party involving expected annual revenues or expected annual expenditures in excess of $5,000,000 in 2023;
(iii) each Contract to which Ironman or any of the Ironman Subsidiaries is a party that restricts in any material respect the ability of Ironman or any of the Ironman Subsidiaries (A) to compete or engage in any line of business or with any Person in any geographical area, (B) to sell, supply or distribute any material Ironman Offering, use or enforce any material Intellectual Property Rights owned by or exclusively licensed to Ironman or any Ironman Subsidiary, (C) to solicit any (potential or actual) customer or supplier, or (D) that otherwise has the effect of materially restricting Ironman, the Ironman Subsidiaries or any of their respective affiliates (including Sun and its affiliates after the Effective Time) from the development, marketing or distribution of Ironman Offerings, in each case, in any geographic area;
(iv) each Contract to which Ironman or any of the Ironman Subsidiaries is a party that is material and obligates Ironman or an Ironman Subsidiary to conduct business with any third party on a preferential or exclusive basis, or that includes “most favored nation” or similar provisions;
(v) (A) each loan and credit agreement, Contract, note, debenture, bond, indenture, mortgage, security agreement, pledge, or other similar agreement pursuant to which any Indebtedness of Ironman or any of the Ironman Subsidiaries in excess of $5,000,000 is outstanding or may be incurred, other than any such agreement between or among Ironman and one or more wholly owned Ironman Subsidiaries and (B) each Contract governing or amending, modifying, supplementing or otherwise relating to the Ironman Indenture (including any hedging obligations entered into in connection therewith);

(vi) each partnership, joint venture or similar Contract to which Ironman or any of the Ironman Subsidiaries is a party relating to the formation, creation, operation, management or control of any partnership or joint venture or to the ownership of any equity interest in any entity or business enterprise other than the wholly owned Ironman Subsidiaries;
(vii) each Contract to which Ironman or any of the Ironman Subsidiaries is a party that contains covenants, indemnities or other continuing obligations (including “earnout” or other contingent payment obligations) that would reasonably be expected to result in the making by Ironman or any Ironman Subsidiary of future payments in excess of $5,000,000;
(viii) each Contract pursuant to which Ironman or the Ironman Subsidiaries receives from any third party a license or similar right to any Intellectual Property Right material to Ironman and the Ironman Subsidiaries taken as a whole, and that are not (A) non-exclusive licenses granted in the ordinary course of business; (B) Contracts under which open source technology is licensed; or (C) Contracts with current or former employees and service providers that were entered into in the ordinary course of business;
(ix) each Contract with a Governmental Entity to which Ironman or an Ironman Subsidiary is a party, and pursuant to which Ironman or an Ironman Subsidiary has any material future obligation other than the provision of Ironman Offerings in the ordinary course of business consistent with past practice; and
(x) each Contract that gives any Person the right to acquire any material assets of Ironman or any Ironman Subsidiary (excluding ordinary course commitments to purchase Ironman products) after the date hereof.
Each agreement, understanding or undertaking of the type described in this Section 3.14(a) is referred to herein as an “Ironman Material Contract”.
(b) Except for matters which, individually or in the aggregate, have not had and would not reasonably be expected to have an Ironman Material Adverse Effect, (i) each Ironman Material Contract (including, for purposes of this Section 3.14(b), any Contract entered into after the date of this Agreement that would have been an Ironman Material Contract if such Contract existed on the date of this Agreement) is a valid, binding and legally enforceable obligation of Ironman or one of the Ironman Subsidiaries, as the case may be, and, to the Knowledge of Ironman, of the other parties thereto, except, in each case, as enforcement may be limited by bankruptcy, insolvency, reorganization or similar Laws affecting creditors’ rights generally and by general principles of equity; (ii) each such Ironman Material Contract is in full force and effect; (iii) none of Ironman or any of the Ironman Subsidiaries is (with or without notice or lapse of time, or both) in breach or default under any such Ironman Material Contract and, to the Knowledge of Ironman, no other party to any such Ironman Material Contract is (with or without notice or lapse of time, or both) in breach or default thereunder; (iv) to the Knowledge of Ironman, each other party to an Ironman Material Contract has performed all material obligations required to be performed by it under such Ironman Material Contract; and (v) no party to any Ironman Material Contract has given Ironman or any of the Ironman Subsidiaries notice (whether written or oral) of its intention to cancel, terminate, change the scope of rights under or fail to renew any Ironman Material Contract and neither Ironman nor any of the Ironman Subsidiaries, nor, to the Knowledge of Ironman, any other party to any Ironman Material Contract, has repudiated (whether orally or in writing) any material provision thereof. No Ironman Material Contract can be reasonably expected to prevent or materially delay the consummation of the Merger or any of the other transactions contemplated by this Agreement.
Section 3.15. Intellectual Property.
(a) Section 3.15(a) of the Ironman Disclosure Schedule sets forth a true, correct and complete list of all (i) Patents; (ii) Mark registrations and pending applications for Mark registrations; and (iii) material unregistered Marks included in the Owned Ironman IP.
(b) Except as has not been and would not reasonably be expected to have a Material Adverse Effect with respect to Ironman, (i) Ironman, or the applicable Ironman Subsidiary, is the sole and exclusive owner of all right, title and interest in and to the Owned Ironman IP, free and clear of all Liens (other than Permitted Liens); and (ii) the material Ironman Licensed IP is validly licensed to Ironman or the applicable Ironman Subsidiary pursuant to written, valid agreements. Neither the execution and delivery of this Agreement nor the consummation of the Merger or the other transaction contemplated by this Agreement will result in the termination or invalidity of any agreements pursuant to which the material Ironman Licensed IP is licensed to Ironman or the applicable Ironman Subsidiary.
(c) The Ironman Offerings and Owned Ironman IP do not infringe, misappropriate, dilute or otherwise violate (and did not in the past infringe, misappropriate, dilute or otherwise violate) any Intellectual Property Right of any Person, except as has not been and would not reasonably be expected to have a Material Adverse Effect. Neither Ironman, nor any Ironman Subsidiary, has received any written notice of, and there are no proceedings pending or, to the Knowledge of Ironman, threatened that relate to (i) any alleged invalidity with respect to any of the Owned Ironman IP; or (ii) any alleged infringement or misappropriation of any Intellectual Property Rights of any third party by Ironman or any Ironman Subsidiary.
(d) Ironman and the Ironman Subsidiaries have taken commercially reasonable measures to protect the confidentiality of any Owned Ironman IP that Ironman or the applicable Ironman Subsidiary considers to be a material trade secret. No prior or current employee or officer or any prior or current consultant or contractor of Ironman or any Ironman Subsidiary has asserted, or to the Knowledge of Ironman has claimed, any ownership in any Owned Ironman IP.
(e) Section 3.15(e) of the Ironman Disclosure Schedule lists all Contracts, licenses or other arrangements in effect as of the date of this Agreement under which Ironman or an Ironman Subsidiary has licensed, granted or conveyed to any third party any right, title or interest in or to any of Owned Ironman IP (other than non-exclusive licenses granted to customers in the ordinary course of business) to a competitor of Ironman or any Ironman Subsidiary.
(f) Except as set forth in Section 3.15(d), none of Ironman nor any Ironman Subsidiary is obligated to pay to any Person any material royalties, fees, commissions or other amounts for the use by Ironman or the Ironman Subsidiaries of any Intellectual Property Rights.
(g) No Ironman Intellectual Property Right is subject to any Contract containing any covenant or other provision that limits or restricts in any material manner, taken as a whole the ability of Ironman (i) to make, use, import, sell, offer for sale or promote any Ironman Offerings anywhere in the world; or (ii) to use, exploit, assert or enforce any of the material Ironman Intellectual Property Rights anywhere in the world.
(h) To the Knowledge of Ironman, no third party is challenging the right, title or interest of Ironman or an Ironman Subsidiary in, to or under, any Ironman Intellectual Property Rights, or the validity, enforceability or claim construction of any Patent included in the Registered Ironman Intellectual Property Rights. To the Knowledge of Ironman, there is no undisclosed opposition, cancellation, proceeding, or objection involving a third party, pending with regard to any of the Registered Ironman Intellectual Property Rights. Each of the officers, employees, contractors or consultants of Ironman or the Ironman Subsidiaries involved in the creation of their respective Intellectual Property Rights has executed and delivered to Ironman or the applicable Ironman Subsidiary an agreement regarding the protection of proprietary information. All current and former officers and employees of, and consultants and independent contractors to, Ironman or the Ironman Subsidiaries who have contributed to the creation or development of any material Ironman Intellectual Property Rights has executed a valid and enforceable written agreement with the Ironman or the applicable Ironman Subsidiary that assigns to Ironman or the applicable Ironman Subsidiary all rights, title and interest in and to any and all such Intellectual Property Rights and, to the extent applicable, irrevocably waives such Person’s moral rights in such Intellectual Property Rights.
(i) The registration of any Registered Ironman Intellectual Property Right is subsisting and in full force and effect, and all necessary registration, maintenance and renewal fees currently due in connection with the same have been made and to the Knowledge of Sun all necessary documents, recordations and certificates in connection with the same have been filed with the relevant patent, copyright, trademark or other authorities in the United States or other jurisdictions, as the case may be, for the purposes of maintaining and renewing such right, except where the failure to take any such action (i) was deemed unnecessary in the ordinary course of business; or (ii) would not be material to Ironman’s business. No registration or application for any such

Registered Ironman Intellectual Property Right is subject to any payments, maintenance fees, or taxes or filings or actions falling due, including without limitation the filing of an affidavit of use, renewal, response to an official action, or other action required to maintain, perfect, preserve, or renew such Registered Ironman Intellectual Property Rights which has not been made.
(j) Ironman and the Ironman Subsidiaries are in material compliance with the terms and conditions of all licenses for the Open Source Software. Except as set forth in Section 3.15(j) of the Ironman Disclosure Schedule, Ironman and the Ironman Subsidiaries have not used Open Source Software in the Ironman Offerings in a manner that requires, that other Software incorporated into, derived from or distributed with such Open Source Software be (1) disclosed or distributed in source code form, (2) be licensed for the purpose of making derivative works, or (3) be redistributable at no charge.
(k) Except as would not, individually or in the aggregate, reasonably be expected to have an Ironman Material Adverse Effect, each of Ironman and the Ironman Subsidiaries is in compliance, and has for the past three (3) years complied, with all applicable Ironman Data Protection Requirements. To the Knowledge of Ironman, the information technology assets and equipment of each of Ironman and the Ironman Subsidiaries (collectively, “Ironman IT Systems”) are adequate for, and operate and perform in all material respects as required in connection with the operation of the businesses of each of Ironman and the Ironman Subsidiaries as currently conducted. Each of Ironman and the Ironman Subsidiaries has, for the past (3) years, taken commercially reasonable steps designed to ensure that all Personal Data, Ironman Business Data, and Ironman IT Systems maintained by or on behalf of each of Ironman and the Ironman Subsidiaries are protected against loss and unauthorized access, use, modification or disclosure, and, to the Knowledge of Ironman, there have been no material incidents regarding the same that would require notification of individuals, law enforcement, or any Governmental Entity under any applicable Data Protection Law, or that would reasonably be expected to have, individually or in the aggregate, an Ironman Material Adverse Effect. In the past three (3) years, neither Ironman nor any of the Ironman Subsidiaries, has received written communication from any Governmental Entity that alleges that Ironman or any of the Ironman Subsidiaries is not in compliance with any Data Protection Laws, except as would not reasonably be expected to have, individually or in the aggregate, an Ironman Material Adverse Effect.
Section 3.16. Real Property. Except as would not reasonably be expected to have, either individually or in the aggregate, an Ironman Material Adverse Effect, Ironman and the Ironman Subsidiaries (a) have marketable and valid title to all the real property reflected in the latest audited balance sheet included in the Ironman SEC Documents as being owned by Ironman or an Ironman Subsidiary or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business) (the “Ironman Owned Properties”), free and clear of all material Liens, except Permitted Liens; and (b) have valid leasehold estates in all material real property leased, subleased, licensed or otherwise occupied by Ironman or the Ironman Subsidiaries as reflected in the latest audited statements included in such Ironman SEC Documents or acquired after the date thereof (except for leases that have expired by their terms since the date thereof or have been terminated by Ironman or its Subsidiary) (such leasehold estates, collectively with the Ironman Owned Properties, the “Ironman Real Property”), free and clear of all material Liens, except for Permitted Liens, and no event or condition exists which constitutes or, after notice or lapse of time or both, would reasonably be expected to constitute, a material breach or default on the part of Ironman or any of the Ironman Subsidiaries, or to the knowledge of Ironman, any other party thereto, of or under any such lease, except where such breach or default, either individually or in the aggregate, would not reasonably be expected to have an Ironman Material Adverse Effect. There are no pending or, to the knowledge of Ironman, threatened condemnation proceedings against the Ironman Real Property, except as would not, individually or in the aggregate, reasonably be expected to have an Ironman Material Adverse Effect.
Section 3.17. Tax.
(a) Except as has not had, and would not reasonably be expected to have, an Ironman Material Adverse Effect, individually or in the aggregate:
(i) Each of Ironman and the Ironman Subsidiaries has timely filed, or has caused to be timely filed on its behalf, all Tax Returns required to be filed by it, and all such Tax Returns are true, complete and accurate and prepared in compliance in all respects with all applicable Laws. All Taxes (whether or not shown to be due on such Tax Returns) have been timely paid.

(ii) Each of Ironman and the Ironman Subsidiaries has (A) timely withheld and paid to the appropriate Tax authority all amounts required to have been withheld and paid in connection with amounts paid or owing to any employee, individual independent contractor, other service providers, equity interest holder or other third-party and (B) otherwise complied with all applicable law relating to the withholding, collection, and remittance of Taxes (including information reporting requirements).
(iii) No deficiency with respect to any Taxes has been proposed, asserted or assessed by a Governmental Entity against Ironman or any of the Ironman Subsidiaries, and no requests for waivers of the time to assess any such Taxes are pending.
(iv) There is no audit, proceeding or investigation now pending against or with respect to Ironman or any of the Ironman Subsidiaries in respect of any Tax or Tax asset and neither Ironman nor any of the Ironman Subsidiaries has received any written notice of any proposed audit, proceeding or investigation with regard to any such Tax or Tax asset.
(v) No “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Law), private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into by, or issued by any Tax authority with respect to any of, Ironman or the Ironman Subsidiaries which agreement or ruling would be effective after the Closing Date.
(vi) There are no Liens for Taxes (other than for current Taxes not yet due and payable) on the assets of Ironman or any of the Ironman Subsidiaries.
(vii) Neither Ironman nor any Ironman Subsidiary has entered into or has been a “material advisor” with respect to any transactions that are or would be part of any “reportable transaction” or that could give rise to any list maintenance obligation under Sections 6011, 6111, or 6112 of the Code (or any similar provision under any state or local Law) or the Treasury Regulations thereunder.
(viii) During the two (2) year period ending on the date of this Agreement, neither Ironman nor any Ironman Subsidiary was a distributing corporation or a controlled corporation in a transaction purported or intended to be governed by Section 355 of the Code.
(ix) Neither Ironman nor any Ironman Subsidiary (i) has been a member of an affiliated group filing a consolidated, combined, affiliated, unitary or similar Tax Return (other than a group the common parent of which was Ironman or any Ironman Subsidiary) or (ii) has any liability for the Taxes of any Person (other than Ironman or any Ironman Subsidiary) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law) or as a transferee or successor.
(x) In the past three (3) years, no written claims have been made by any Tax authority in a jurisdiction where Ironman or any Ironman Subsidiary does not file a Tax Return that Ironman or such Ironman Subsidiary is or may be subject to Taxation by that jurisdiction with respect to Taxes that would be the subject of such Tax Return, which claims have not been resolved or withdrawn.
(xi) Neither Ironman nor any Ironman Subsidiary is a party to any Tax allocation, Tax sharing or Tax indemnity or similar agreements (other than (i) one that is included in a commercial Contract entered into in the ordinary course of business that is not primarily related to Taxes, or (ii) one the only parties to which are Ironman or other Ironman Subsidiaries).
(xii) Ironman is, and has always been, treated as a corporation for U.S. federal income tax purposes. Section 3.17(a)(xii) of the Ironman Disclosure Schedule sets forth all elections made by Ironman or any Ironman Subsidiary pursuant to Treasury Regulations Section 301.7701-3.
(xiii) Neither Ironman nor any of the Ironman Subsidiaries has taken advantage of any relief or Tax deferral provisions or any carryback of net operating losses or similar Tax items related to COVID-19 for Tax purposes whether federal, state, local or foreign, including the CARES Act.
(xiv) The most recent financial statements contained in the Ironman SEC Documents reflect an adequate reserve for all Taxes payable by Ironman and the Ironman Subsidiaries (excluding any reserve for deferred Taxes to reflect timing differences between book and Tax items) for all Taxable periods and portions thereof through the date of such financial statements.

(xv) Ironman and each Ironman Subsidiary is a Tax resident only in its jurisdiction of formation. Ironman and each Ironman Subsidiary is and has always been a non-Israeli resident company that has no activities, assets or a permanent establishment (within the meaning of an applicable Tax treaty) in Israel, and its activities are, and have always been controlled and managed outside of Israel. None of Ironman’s directors, officers, managers and general managers is an Israeli resident. To the Knowledge of Ironman, no more than 25% of the total number of all issued and outstanding shares of Ironman, in the aggregate, are held by any Persons who are Israeli residents for Tax purposes.
(b) No Ironman Subsidiary which was not created or organized in the United States such that such entity would be taxable in the United States as a domestic entity pursuant to United States Treasury Regulations Section 301.7701-5(a) (each, a “non-U.S. Ironman Subsidiary”) is or has ever been a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code or is treated as a U.S. corporation under Section 7874(b) of the Code. Each non-U.S. Ironman Subsidiary is, and has been since formation, a Tax resident only in its jurisdiction of incorporation for Tax purposes and is not and has not been treated as having a permanent establishment (within the meaning of an applicable Tax treaty), branch or taxable presence in any jurisdiction other than its jurisdiction of incorporation.
(c) Neither Ironman nor any Ironman Subsidiary has taken any action or agreed to take any action, or is aware of any fact or circumstance, that could reasonably be expected to cause Sun to be treated as (i) a Tax resident of any jurisdiction other than Israel following the Merger, (ii) a “domestic corporation” (as such term is defined in Section 7701 of the Code) as a result of the application of Section 7874(b) of the Code or (iii) a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code after the Closing Date.
(d) None of the outstanding options or warrants (if any) to purchase or acquire Ironman Common Stock (i) were issued by Ironman (or any current or former Ironman Affiliate) with an exercise price that was less than the fair value of the underlying Ironman Common Stock (or Subsidiary shares) for which the options or warrants were exercisable at the time such options or warrants were issued, (ii) are, or have ever been, properly treated as stock for U.S. federal income tax purposes, or (iii) were issued with terms such that a holder of such warrants could be reasonably expected to be economically compelled to exercise such warrants.
Section 3.18. Related Party Transactions. As of the date of this Agreement, there are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions, between Ironman or any Ironman Subsidiary, on the one hand, and any current or former director or “executive officer” (as defined in Rule 3b-7 under the Exchange Act) of Ironman or any Ironman Subsidiary or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) five percent (5%) or more of the outstanding Ironman Common Stock (or an affiliate, “associate” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any of the foregoing) on the other hand, of the type required to be reported in any Ironman SEC Document pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act that have not been so disclosed.
Section 3.19. Insurance. Except as would not reasonably be expected to have, individually or in the aggregate, an Ironman Material Adverse Effect, as of the date hereof, (a) all current, material insurance policies of Ironman and the Ironman Subsidiaries are in full force and effect and are valid and enforceable and cover against the risks as are customary in all material respects for companies of similar size in the same or similar lines of business and (b) all premiums due thereunder have been paid. Neither Ironman nor any of the Ironman Subsidiaries has received notice of cancellation or termination with respect to any material third party insurance policies or Contracts (other than in connection with normal renewals of any such insurance policies or Contracts) where such cancellation or termination would reasonably be expected to have, individually or in the aggregate, an Ironman Material Adverse Effect.
Section 3.20. Brokers’ Fees and Expenses. Except as set forth on Section 3.20 of the Ironman Disclosure Schedule, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Ironman.
Section 3.21. Reorganization. Neither Ironman nor any of the Ironman Subsidiaries has taken any action or agreed to take any action, or is aware of any fact or circumstance, that could reasonably be expected to impede or prevent the transactions contemplated hereby, including the Merger and the exchange of Ironman Common Stock by the holders thereof for Sun Ordinary Shares, from qualifying for (a) the Intended U.S. Tax Treatment or (b) the exception provided under Treasury Regulations Section 1.367(a)-3(c) (other than with respect to an Excepted Stockholder).
Section 3.22. Opinion of Financial Advisor. Ironman has received the opinion of Stifel, Nicolaus & Company Incorporated, the financial advisor of Ironman, in writing or orally (in which case such opinion will be subsequently confirmed in writing) to the effect that, as of the date of such opinion, and subject to the assumptions, qualifications, limitations and other matters set forth in the written opinion, the Exchange Ratio is fair, from a financial point of view, to the holders of Ironman Common Stock (other than Ironman, any direct or indirect wholly-owned Ironman Subsidiary, or Sun or Merger Sub).
Section 3.23. Stock Ownership. As of the date of this Agreement, neither Ironman nor any Ironman Subsidiary beneficially owns (within the meaning of Section 13 of the Exchange Act and the rules and regulations promulgated thereunder) any shares of Capital Stock of Sun. None of Ironman or any of their respective “affiliates” or “associates” (as such term is defined in Section 203 of the DGCL (“Section 203”)) is, and was not at any time within the three (3) year period preceding the date hereof, an “interested stockholder” of Sun as such term is defined in Section 203. Assuming the accuracy of Sun’s representations and warranties set forth in Section 4.25, the Ironman Board has taken all action necessary to render inapplicable to this Agreement and the transactions contemplated hereby any Takeover Statute or any takeover or anti-takeover provision in the Ironman Certificate of Incorporation.
Section 3.24. No Other Representations or Warranties. Except for the representations and warranties made by Sun in Article IV, Ironman acknowledges that none of Sun, the Sun Subsidiaries or any other Person on behalf of Sun makes any other express or implied representation or warranty in connection with the transactions contemplated by this Agreement. In particular, without limiting the foregoing acknowledgement and disclaimer, neither Sun, Merger Sub, nor any other Person makes or has made any representation or warranty to Ironman or any of its Affiliates or Representatives with respect to (a) any financial projection, forecast, estimate, budget or prospective information relating to Sun, Merger Sub, any Sun Subsidiary or their respective businesses; or (b) except for the representations and warranties made by Sun in Article IV, any oral or written information presented to Ironman or any of its Affiliates or Representatives in the course of their due diligence investigation of Sun and Merger Sub, the negotiation of this Agreement or in the course of the transactions contemplated hereby.
Article IV

REPRESENTATIONS AND WARRANTIES OF SUN AND MERGER SUB
Sun represents and warrants to Ironman that the statements contained in this Article IV are true and correct except to the extent disclosed in (i) any Sun SEC Documents filed or furnished with the SEC during the three (3) year period prior to the date of this Agreement and publicly available prior to the date of this Agreement (including exhibits and other information incorporated by reference therein, but excluding, in each case, any predictive, cautionary or forward looking disclosures including those contained under the captions “risk factors,” “forward looking statements” or any similar precautionary sections and any other disclosures contained therein that are predictive, cautionary or forward looking in nature); or (ii) the disclosure schedules delivered by Sun to Ironman at or before the execution and delivery by Sun of this Agreement (the “Sun Disclosure Schedules”) with such disclosure qualifying the representation or warranty only to the extent it makes reference to a specific section or sub-section of this Article IV, or that it is reasonably apparent on the face of the disclosure that such disclosure qualifies or applies to another section or sub-section of this Article IV.
Section 4.1. Organization, Standing and Power. Each of Sun and each Sun Subsidiary is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized (in the case of good standing, to the extent such jurisdiction recognizes such concept), except, in the case of the Sun Subsidiaries, where the failure to be so organized, existing or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Sun Material Adverse Effect. Each of Sun and the Sun Subsidiaries has all requisite power and authority and possesses all Permits necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted (the “Sun Permits”), except where the failure to have such power or authority or to possess Sun Permits, individually or in the aggregate, has not had and would not reasonably be expected to have a Sun Material Adverse Effect. Each of Sun and the Sun Subsidiaries is duly qualified or licensed to do business in each jurisdiction where the nature of its business or the ownership or leasing of its properties make such qualification necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, has not had and would not reasonably be expected to have a Sun Material Adverse Effect. Sun has delivered or made available to Ironman, prior to execution of this Agreement, a true and complete copy of the articles of association of Sun (the “Current Sun Articles”) and the memorandum of association of Sun, in each case in effect as of the date of this Agreement. Such Current Sun Articles and memorandum of association of Sun are in full force and effect and Sun is not, and has not been, in violation of any of the provisions of its Current Sun Articles. Sun is not a “breaching company” as such term is defined under the Israeli Companies Law, and no Sun Subsidiary which is incorporated under the Laws of Israel, is a “breaching company” as such term is defined under the Israeli Companies Law to the extent that such status of a Sun Subsidiary would not reasonably be expected to have a Sun Material Adverse Effect.
Section 4.2. Issuance of Sun Shares; Merger Sub. All of the Sun Ordinary Shares to be issued in the Merger pursuant to this Agreement and delivered pursuant hereto will, at such times, be duly authorized, validly issued, fully paid and non-assessable and free of preemptive rights. Merger Sub has been formed solely for the purpose of executing and delivering this Agreement and consummating the transactions contemplated hereby. Merger Sub has not engaged in any business or activity other than activities related to its corporate organization and the execution and delivery of this Agreement and the other agreements and instruments contemplated hereby and has no assets or liabilities except as necessary for such purpose.
Section 4.3. Sun Subsidiaries. Section 4.3 of the Sun Disclosure Schedule sets forth the name and jurisdiction of organization of each Sun Subsidiary and the name of all holders of all Capital Stock of each Sun Subsidiary. The outstanding shares of Capital Stock in each Sun Subsidiary have been validly issued and are fully paid and nonassessable and are owned by Sun, by another Sun Subsidiary or by Sun and another Sun Subsidiary, free and clear of all material Liens, other than Permitted Liens, and free of any other material restriction (including any restriction on the right to vote, sell or otherwise dispose of such Capital Stock, voting securities or other equity interests), except for restrictions imposed by applicable securities laws.
Section 4.4. Capitalization.
(a) As of the date of this Agreement, the authorized capital stock of Sun consists of: (i) 180,000,000 ordinary shares, with a nominal amount of NIS 0.01 each (the “Sun Ordinary Shares”), of which 67,086,000 Sun Ordinary Shares were issued and outstanding as of the date of this Agreement.
(b) As of the date of this Agreement: (i) 1,613,068 Sun Ordinary Shares are subject to issuance pursuant to outstanding options under the Stratasys Ltd. 2012 Omnibus Equity Incentive Plan, as amended and the Stratasys Ltd. 2022 Share Incentive Plan, as amended, respectively (the “Sun Options” and the “Sun Equity Plans”, as applicable); (ii) 4,033,336 Sun Ordinary Shares are subject to restricted stock units under the Sun Equity Plans (the “Sun RSUs”, and together with the Sun Options, the “Sun Equity Awards”); (iii) 5,646,394 Sun Ordinary Shares are reserved for future Sun Equity Awards under the Sun Equity Plans; (iv) 249,570 Sun Ordinary Shares are reserved for issuance upon exercise of purchase rights under the Stratasys Ltd. 2021 Employee Share Purchase Plan (the “Sun ESPP”); and (v) a maximum of 5,200,000 Sun Ordinary Shares could be delivered pursuant to the Sun ESPP upon exercise of the outstanding purchase rights, based on the closing price of a Sun Ordinary Share at the beginning of the Offering Period (as defined in the Sun ESPP) in effect on the date of this Agreement and the Sun ESPP participants’ elections as of the date of this Agreement. Sun has delivered or made available to Ironman or its counsel copies of the Sun Equity Plans covering all of the Sun Equity Awards outstanding as of the date of this Agreement, the Sun ESPP, and the forms of stock option agreement or restricted stock unit grant agreement, as applicable, evidencing such Sun Equity Awards. All Sun Equity Awards were validly granted and properly and duly approved by Sun.
(c) Except as described in Section 4.4(a) and for options, rights, securities, instruments, obligations and plans referred to in Section 4.4(b), and except for the rights issued under the Sun Rights Plan, as of the date of this Agreement, there is no: (i) issued or outstanding Capital Stock of Sun; (ii) outstanding subscription, option, call, warrant or right to acquire any shares of the capital stock of Sun or any Sun Subsidiary; or (iii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock of Sun or a Sun Subsidiary, or under which Sun or a Sun Subsidiary is or may become obligated to sell or otherwise issue any shares of its Capital Stock or any other securities.

(d) The authorized capital stock of Merger Sub consists of 100,000 shares of common stock, par value $0.0001 per share, 10,000 of which are issued and outstanding as of the date of this Agreement and held by Sun. All of the outstanding shares of Merger Sub common stock have been duly authorized and validly issued, and are fully paid and nonassessable.
(e) There are no voting trusts or other Contracts to which Sun or any Sun Subsidiary is a party or, to the Knowledge of Sun to which any other Person is a party, with respect to the voting or registration of any shares of, or other equity interest in, Sun or any Sun Subsidiary.
Section 4.5. Authority; Execution and Delivery; Enforceability.
(a) Sun and Merger Sub have all requisite corporate power and authority to execute and deliver this Agreement, to perform their obligations hereunder and to consummate the Merger and the transactions contemplated by this Agreement, subject to the receipt of the Sun Shareholders Approval. The Sun Board (or, if appropriate, any committee thereof), at a meeting duly called and held in compliance with the requirements of Israeli Companies Law and the Current Sun Articles, has adopted resolutions, by unanimous vote of all directors (i) approving the execution, delivery and performance of this Agreement and the consummation of the Merger upon the terms and subject to the conditions contained herein; (ii) recommending that Sun Amended Articles of Association be approved by Sun’s shareholders as the articles of association of Sun; (iii) determining that entering into this Agreement is in the best interests of Sun and its shareholders; (iv) declaring this Agreement and the transactions contemplated by this Agreement advisable; (v) recommending that Sun’s shareholders vote in favor of the matters detailed in the definition of Sun Shareholder Approval and directing that such matters be submitted to Sun’s shareholders for approval at the Sun Shareholders’ Meeting; and (vi) approving the filing of the Form F-4. As of the date of this Agreement, such resolutions have not been amended or withdrawn. Except for the Sun Shareholder Approval, no other corporate proceedings on the part of Sun are necessary to authorize, adopt or approve, as applicable, this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement (except for the filing of the appropriate merger documents as required by the DGCL). Sun and Merger Sub have duly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by Ironman, this Agreement constitutes its legal, valid and binding obligation, enforceable against each of them in accordance with its terms.
(b) The affirmative votes of the holders of a majority of the outstanding Sun Ordinary Shares as of the record date for the Sun Shareholders’ Meeting, represented at a general meeting of Sun in person or by proxy and voting thereon, approving (i) an increase of the authorized share capital of Sun (by such amount as is at least sufficient to permit the issuance of the Sun Ordinary Shares issuable upon consummation of the Merger); (ii) the adoption of the Sun Amended Articles of Association as the articles of association of Sun with effect from immediately prior to the Effective Time; (iii) the directors and officers insurance policy to be procured (or extended) by Sun for the benefit of the members of the Combined Company Board as well as indemnification agreements with respect to Ironman Designees (to the extent not otherwise covered thereby); (iv) appointing the persons designated pursuant to Section 6.12(b) as members of the Combined Company Board, and (v) the issuance of the Sun Ordinary Shares issuable upon consummation of the Merger (collectively, the “Sun Shareholder Approval”), are the only votes of the holders of any class or series of Sun’s Capital Stock necessary to approve this Agreement, the Merger and the consummation of the other transactions contemplated hereby.
Section 4.6. No Conflicts; Consents.
(a) The execution and delivery by Sun of this Agreement does not, and the performance by it of its obligations hereunder and the consummation of the Merger and the other transactions contemplated by this Agreement will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a requirement to obtain any Consent or a right of payment, termination, cancellation or acceleration of any obligation, any obligation to make or to enable any third party to make, an offer to purchase or redeem any Indebtedness or Capital Stock or any loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Sun or any Sun Subsidiary, or give any Person the ability to materially delay or impede the ability of Sun to consummate the Merger, under, any provision of (i) the Current Sun Articles or the comparable charter or organizational documents of any Sun Subsidiary (assuming that the Sun Shareholder Approval is obtained); (ii) any Contract to which Sun or any Sun Subsidiary is a party or by which any of their respective properties or assets is bound and which would be considered a Sun Material Contract or that would otherwise reasonably be expected to be material to Sun and the Sun

Subsidiaries, taken as a whole; or (iii) subject to the filings and other matters referred to in Section 4.6(b), any Judgment or Law, in each case, applicable to Sun or any Sun Subsidiary or their respective properties or assets (assuming that the Sun Shareholder Approval is obtained), except for such Judgments or Laws that would not reasonably be expected to have a Sun Material Adverse Effect.
(b) No Consent of or from, or registration, declaration, notice or filing made to or with any Governmental Entity is required to be obtained or made by or with respect to Sun or any Sun Subsidiary in connection with the execution and delivery of this Agreement or its performance of its obligations hereunder or the consummation of the Merger and the other transactions contemplated by this Agreement, other than (i) (A) the filing with the SEC and declaration of effectiveness under the Securities Act, of the registration statement on Form F-4 in connection with the issuance by Sun of the Merger Consideration (the “Form F-4”); and (B) the filing with the SEC of such reports under, and such other compliance with, the Exchange Act, and the Securities Act, and the rules and regulations thereunder, as may be required in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement; (ii) compliance with and filings under the HSR Act, the DPA and such other compliance, Consents, registrations, declarations, notices or filings as are required to be observed, made or obtained under any foreign antitrust, competition, investment, trade regulation or similar Laws, including submission of the notice required under 22 C.F.R. section 122.4(b) of the International Traffic in Arms Regulations; (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of the other jurisdictions in which Sun and Ironman are qualified to do business; (iv) such Consents, registrations, declarations, notices or filings as are required to be made or obtained under the securities or “blue sky” laws of various states in connection with the issuance of the Merger Consideration; (v) such filings with NASDAQ and the NYSE as are required in connection with the Merger, the listing of the Merger Consideration and the other transactions contemplated hereby; and (vi) such other Consents the absence of which would not, individually or in the aggregate, have had and would not reasonably be expected to have a Sun Material Adverse Effect or prevent or materially delay the consummation of the Merger, and (vii) such other notices or filings required under the Israeli Companies Law with respect to the consummation of the Merger, including the issuance of the Merger Consideration, the adoption of the Sun Amended Articles of Association as the articles of association of Sun with effect from immediately prior to the Effective Time and the appointment of the persons designated pursuant to Section 6.12(b) as members of the Combined Company Board.
Section 4.7. SEC Documents; Undisclosed Liabilities.
(a) During the past three (3) years, Sun has filed or furnished all forms, statements, schedules, documents and reports required to be filed or furnished by it with the SEC (such forms, statements, schedules, documents and reports, the “Sun SEC Documents”).
(b) Each of the Sun SEC Documents (i) at the time filed (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) or the time at which it became effective, as the case may be, complied as to form in all material respects with the requirements of SOX and the Exchange Act or the Securities Act or the Israeli Securities Law (where applicable), as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Sun SEC Document; and (ii) did not at the time it was filed (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) or at the time at which it became effective, as the case may be, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of Sun included in the Sun SEC Documents complied, at the time they were filed, as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented in all material respects the consolidated financial position of Sun and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown (subject, in the case of unaudited statements, to normal year-end audit adjustments). As of the date of this Agreement, (i) there are no outstanding unresolved comments with respect to Sun or the Sun SEC Documents filed with the SEC or ISA noted in comment letters or, to the Knowledge of Sun, other correspondence received by Sun or its attorneys from the SEC or ISA and (ii) to the Knowledge of Sun, there are no pending formal or informal investigations of Sun by the SEC or ISA. Sun is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of NASDAQ.
(c) Except (i) as reflected or reserved against in Sun’s consolidated balance sheet as of March 31, 2023 (or the notes thereto) as included in the Sun SEC Documents; (ii) for liabilities and obligations incurred in the ordinary course of business consistent with past practice since March 31, 2023 or in connection with or contemplated by this Agreement; and (iii) for liabilities and obligations that, individually or in the aggregate, have not had or would not reasonably be expected to be material to Sun and the Sun Subsidiaries, taken as a whole, neither Sun nor any Sun Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, due or to become due, contingent or otherwise).
(d) Neither Sun nor any of the Sun Subsidiaries is a party to, or has any commitment to become a party to, (i) any joint venture, off-balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among Sun and any of the Sun Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or (ii) any “off-balance-sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, Sun or any of the Sun Subsidiaries in Sun’s or such Sun Subsidiary’s published financial statements or the Sun SEC Document.
(e) Since March 31, 2023, none of Sun, Sun’s independent accountants, or the Sun Board (or the audit committee of the Sun Board) has received any oral or written notification of any (i) “significant deficiency” in the internal controls over financial reporting of Sun, (ii) “material weakness” in the internal controls over financial reporting of Sun or (iii) fraud, whether or not material, that involves management or other employees of Sun who have a significant role in the internal controls over financial reporting of Sun. For purposes of this Agreement, the terms “significant deficiency” and “material weakness” shall have the meanings assigned to them in Auditing Standard No. 5 of the Public Company Accounting Oversight Board, as in effect on the date of this Agreement.
(f) Sun maintains a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and includes those policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of Sun’s assets; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that Sun’s receipts and expenditures are being made only in accordance with authorizations of Sun’s management and directors; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of Sun’s assets that could have a material effect on Sun’s financial statements. Except as described in the Sun SEC Documents, (1) as of March 31, 2023, there were no material weaknesses in Sun’s internal control over financial reporting (whether or not remediated) and (2) since March 31, 2023, there has been no change in Sun’s internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, Sun’s internal control over financial reporting.
(g) The “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) utilized by Sun are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by Sun in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such information required to be disclosed is accumulated and communicated to the management of Sun, as appropriate, to allow timely decisions regarding required disclosure and to enable the chief executive officer and chief financial officer of Sun to make the certifications required under the Exchange Act with respect to such reports.
(h) Sun has made available to Ironman or its advisors true and complete copies of all written comment letters from the staff of the SEC during the last three (3) years prior to the date of this Agreement relating to the Sun SEC Documents and all written responses of Sun thereto through the date of this Agreement other than with respect to requests for confidential treatment. To the Knowledge of Sun, as of the date of this Agreement, there are no SEC inquiries or investigations, other governmental inquiries or investigations or internal investigations pending or threatened, in each case regarding any accounting practices of Sun.
Section 4.8. Information Supplied. None of the information supplied or to be supplied by Sun for inclusion or incorporation by reference in the Form F-4 or the Joint Proxy Statement will, with respect to the Form F-4 at the time the Form F-4 or any amendment or supplement thereto is declared effective under the Securities Act and with respect to the Joint Proxy Statement at the time of the filing and at the time of the Sun Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. The Form F-4 will comply as to form in all material respects with the requirements of the Securities Act and the rules and regulations thereunder, except that no representation is made by Sun with respect to statements made or incorporated by reference therein based on information supplied by Ironman for inclusion or incorporation by reference therein. The NASDAQ listing application will comply as to form in all material respects with the requirements of NASDAQ, except that no representation is made by Sun with respect to statements made or incorporated by reference therein based on information supplied by Ironman for inclusion or incorporation by reference therein.
Section 4.9. Absence of Certain Changes or Events.
(a) Since March 31, 2023 through the date of this Agreement, there has not occurred any fact, circumstance, effect, change, event or development that, individually or in the aggregate, has had or would reasonably be expected to have a Sun Material Adverse Effect.
(b) Since March 31, 2023 through the date of this Agreement, except to the extent it relates to the events giving rise to and the discussion and negotiation of this Agreement and the transaction contemplated by this Agreement, each of Sun and the Sun Subsidiaries has conducted its respective business in the ordinary course consistent with past practice, in all material respects.
(c) Since March 31, 2023 through the date of this Agreement, neither Sun nor any of the Sun Subsidiaries has taken any action, except as set forth in Section 4.9(c) of the Sun Disclosure Schedule, that, if taken after the date hereof, would constitute a breach of, or require the consent of Ironman under, Section 5.2(b).
Section 4.10. Employee Benefit Plans.
(a) Section 4.10(a) of the Sun Disclosure Schedule sets forth a complete and accurate list of each material Sun Benefit Plan. For the purposes of this Agreement, “Sun Benefit Plan” means each employee benefit plan (as defined in Section 3(3) of ERISA), whether or not subject to ERISA, and whether or not for employees or service providers in the United States or outside of the United States, and each bonus, stock, stock option or other equity based compensation arrangement or plan, incentive, deferred compensation, retirement or supplemental retirement, severance, employment, change-in-control, profit sharing, provident funds (including pension funds, managers’ insurance policies, further education funds or other similar funds), vacation, cafeteria, dependent care, medical care, employee assistance program, education or tuition assistance programs, and each insurance and other similar fringe or employee benefit plan, policy, program, agreement or arrangement, in each case, for the benefit of current or former employees or service providers (or any dependent or beneficiary thereof) of Sun or any Sun Subsidiary or any of their ERISA Affiliates and with respect to which Sun or any Sun Subsidiary has or may have any obligation or liability (whether actual or contingent), but excluding any plan, program, agreement, contract, policy or arrangement sponsored by a Governmental Entity. Notwithstanding the foregoing, Section 4.10(a) of the Sun Disclosure Schedule need not identify an employment agreement or offer letter if such employment agreement or offer letter (x) relates to an employee whose annual base salary does not exceed $350,000 or (y) (A) relates to an employee working outside the United States, and (B) does not provide any severance or notice period in excess of 90 days or such longer period as may be required by applicable Law. With respect to each material Sun Benefit Plan, Sun has made available to Ironman or its advisors (other than Sun SEC Documents) correct and complete copies of, in each case, to the extent applicable, (i) summary plan descriptions, summaries of material modifications, and/or amendments related to such plans and any related trust agreement, (ii) the most recent financial statement and actuarial valuation, (iii) all material, non-routine filings and correspondence in the past three (3) years with any Governmental Entity, (iv) all material non-routine related agreements, insurance contracts and other agreements which implement each such Sun Benefit Plan and (v) all material, non-routine records, notices and filings concerning any Governmental Entity audits or investigations.

(b) Each of the Sun Benefit Plans has, in all material respects, been operated, administered and funded in accordance with its terms and in compliance with applicable Law, including ERISA, the Code and, in each case, the regulations thereunder. No liability under Title IV of ERISA has been incurred by Sun, the Sun Subsidiaries or any of their respective ERISA Affiliates that has not been satisfied in full, and to the Knowledge of Sun, no condition exists that is likely to cause Sun, any Sun Subsidiary or any of their ERISA Affiliates to incur any such liability. Except as has not had and does not constitute a Sun Material Adverse Effect, all contributions or other amounts payable by Sun or the Sun Subsidiaries pursuant to each Sun Benefit Plan in respect of current or prior plan years have been timely paid or accrued in accordance with GAAP or applicable international accounting standards. There are no pending, or to the Knowledge of Sun, threatened material claims, actions, investigations or audits (other than routine claims for benefits) by, on behalf of or against any of the Sun Benefit Plans or any trusts related thereto.
(c) No Sun Benefit Plan is, and neither Sun, a Sun Subsidiary nor any ERISA Affiliate thereof contributes to, within the previous six (6) years contributed to, presently contributes to or has any liability or obligation, whether fixed or contingent, with respect to (i) a multiemployer plan, as defined in Section 3(37) of ERISA, (ii) a single employer plan or other pension plan that is subject to Title IV of ERISA or Section 302 of ERISA or Section 412 of the Code, (iii) voluntary employee benefit association under Section 501(a)(9) of the Code, or (iv) multiple employer plan, as described in Section 413(c) of the Code. No Sun Benefit Plan is a multiple employer welfare arrangement as defined in Section 3(40) of ERISA. Sun, the Sun Subsidiaries and each of their ERISA Affiliates are in compliance with the applicable requirements of Section 4980B of the Code and any similar state law in all material respects. Sun and the Sun Subsidiaries are in compliance with the applicable requirements of the Patient Protection and Affordable Care Act of 2010, as amended, in all material respects.
(d) No Sun Benefit Plan provides health or welfare benefits coverage, including life insurance or medical benefits (whether or not insured), with respect to current or former service providers beyond their retirement or other termination of service, other than coverage mandated by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or other Law, the full cost of which is borne by the applicable service provider or such service provider’s dependents or beneficiaries.
(e) (i) Each of the Sun Benefit Plans that is intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter or may rely on a preapproved opinion letter as to its qualification and (ii) to the Knowledge of Sun, there are no existing circumstances or any events that have occurred that would reasonably be expected to materially and adversely affect the qualified status of any such plan. Each such favorable determination letter or opinion letter has been provided or made available to Ironman or its advisors.
(f) Except as set forth in Section 4.10(f) of the Sun Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the Merger or the other transaction contemplated by this Agreement (either alone or in conjunction with any other event), will or would reasonably be expected to (i) result in any payment (including severance and unemployment compensation, forgiveness of Indebtedness or otherwise) or benefit becoming due to any current or former service provider of Sun or a Sun Subsidiary under any Sun Benefit Plan or otherwise; (ii) increase any benefits or the compensation otherwise payable under any Sun Benefit Plan; (iii) result in any acceleration of the time of payment, funding or vesting of any such compensation or benefits or any forgiveness of Indebtedness; (iv) result in any breach or violation of, or default under or limit Sun’s or any Sun Subsidiary’s right to amend, modify, terminate or transfer the assets of, any Sun Benefit Plan or (v) result in any payment (whether in cash or property or the vesting of property) to any “disqualified individual” (as such term is defined in Treasury Regulations Section 1.280G-1) that would, individually or in combination with any other such payment, constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).
(g) Each Sun Benefit Plan has been maintained and operated in documentary and operational compliance with Section 409A of the Code and applicable guidance thereunder or an available exemption therefrom.
(h) Neither Sun nor any Sun Subsidiary is a party to, and does not have any material obligation under any Sun Benefit Plan to compensate any Person for excise Taxes payable pursuant to Section 4999 of the Code or for additional Taxes payable pursuant to Section 409A of the Code.
(i) Except as would not, individually or in the aggregate, reasonably be expected to constitute a Sun Material Adverse Effect, each Sun Benefit Plan, if any, which is maintained outside of the United States (a “Sun

Foreign Benefit Plan”) (i) has been operated in conformance with the applicable statutes or governmental regulations and rulings relating to such plans in the jurisdictions in which such Sun Foreign Benefit Plan is present or operates and, to the extent relevant, the United States, (ii) that is intended to qualify for special tax treatment meet all requirements for such treatment and (iii) that is intended to be funded or book-reserved are fully funded or book reserved, as appropriate, based upon reasonable actuarial assumptions. Except as set forth in Section 4.10(i) of the Sun Disclosure Schedule or as required by Law, no Sun Foreign Benefit Plan is a defined benefit pension, superannuation, seniority premium, termination indemnity, provident fund, gratuity, long-service, jubilee or similar plan or arrangement.
(j) Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Sun Material Adverse Effect, with respect to all Sun Foreign Benefit Plans operated in the State of Israel (A) all contributions to managers insurance and/or pension funds, as required under applicable agreements or by Law, have been duly made; (B) all allocations required to be made under Section 14 of the Israeli Severance Pay Law – 1963 have been duly made; (C) all actual or contingent obligations of Sun or any Sun Subsidiary to provide severance pay to employees employed in Israel and required under Law or by agreement to be funded have been satisfied or fully funded, and all other severance obligations have been properly accrued on the consolidated financial statements of Sun included in the Sun SEC Document; and (D) all amounts that Sun or any Sun Subsidiary is legally or contractually required either (1) to deduct from the salaries of any employee employed in Israel and/or to transfer or pay to or for such employees’ pension fund, provident fund, managers’ insurance, life insurance, disability insurance, continuing education fund (to the extent required) or other similar fund or (2) to withhold from such employees’ salaries and to pay any Governmental Entity as required by Law have been duly deducted, transferred, paid and withheld, and neither Sun nor any Sun Subsidiary has any outstanding obligations to make any such deduction, transfer, withholding or payment.
Section 4.11. Labor Matters.
(a) Neither Sun nor any Sun Subsidiary is a party to, or bound by, any Collective Bargaining Agreement. Except for extension orders, which generally apply to all employees in Israel, no extension orders apply to Sun and no employee of Sun benefits from any such extension orders. Neither Sun nor any Sun Subsidiary is, nor has it during the last three (3) years been, subject to a strike or work stoppage and to the Knowledge of Sun, there is no pending strike or work stoppage involving Sun or any Sun Subsidiary. There are no labor organizations representing, and to the Knowledge of Sun there are no labor organizations purporting to represent or seeking to represent, any of Sun’s or any Sun Subsidiary’s employees. There are no, and during the last three (3) years there have been no, organizational campaigns, petitions, or other unionization activities with respect to the formation of a collective bargaining unit made or, to the Knowledge of Sun, threatened involving employees of Sun or any Sun Subsidiary.
(b) Sun and each Sun Subsidiary is, and during the last three (3) years has been, in compliance with all applicable Laws relating to employment, including labor, employment, termination of employment, fringe benefits, immigration, fair employment practices, terms and conditions of employment, workers’ compensation, occupational safety, plant closings, mass layoffs, worker classification, harassment, discrimination, retaliation, payment of social security, exempt and non-exempt status, remote work, restrictive covenants, compensation and benefits, wages and hours of work, overtime, working during rest days, notices to employees, COVID-19 Measures, engagement of service providers, enforcement of labor laws, obligations to provide statutory severance pay under the Israeli Severance Pay Law-1963 and vacation pursuant to the Israeli Annual Leave Law-1951, and the Worker Adjustment and Retraining Notification Act of 1988, as amended, in each case except where such non-compliance has not had, and would not reasonably be expected to have, individually or in the aggregate, a Sun Material Adverse Effect.
(c) No current or former employee, consultant, or independent contractor of Sun or any Sun Subsidiary has violated any confidentiality or proprietary information agreement or any restrictive covenant agreements, except for such violations that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Sun Material Adverse Effect. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Sun Material Adverse Effect, there are no proceedings pending, and as of the date of this Agreement neither Sun nor any Sun Subsidiary intends to bring any proceedings, against any current or former employee, consultant, or independent contractor of Sun or any Sun Subsidiary for alleged violations of any confidentiality or proprietary information agreement or any restrictive covenant agreements.

(d) During the last three (3) years, no written material allegations of harassment, discrimination, sexual assault or sexual misconduct have been made against Sun or, to Sun’s Knowledge, any of the Sun Subsidiaries or involving any current or former management-level employee of Sun or any of the Sun Subsidiaries, and neither Sun nor any of the Sun Subsidiaries have entered into any settlement agreements as a result of any written allegations of harassment, discrimination, sexual assault or sexual misconduct with any current or former management-level employee.
Section 4.12. Litigation. Except as set forth in Section 4.12 of Sun Disclosure Schedules, there are no claims, actions, suits, proceedings or investigations pending or, to the Knowledge of Sun, threatened against Sun or any Sun Subsidiary, or any properties or assets of Sun or any Sun Subsidiary, before or by any court, arbitrator or administrative, governmental or regulatory authority or body, domestic or foreign, and, in the case of any such claims for damages, seek damages, in each case (or in any group of related claims, actions, suits, proceedings or investigations, or that arise from similar matters or circumstances), in excess of $1,000,000, or that seeks to prevent or restrict any part of the operation by Sun of its business or use of its assets or that in any manner seeks to prevent, enjoin, alter, or materially delay the Merger or any of the other transactions contemplated hereby, other than claims, actions, suits, proceedings or investigations covered by one or more insurance policies as to which the insurer or insurers have indicated their intentions in writing to defend and pay in the aggregate damages up to the amount claimed.
Section 4.13. Compliance with Applicable Laws.
(a) Sun and the Sun Subsidiaries are in compliance in all material respects with all applicable Laws and Sun Permits, including all applicable rules, regulations, directives or policies of any Governmental Entity. No action, demand or investigation by or before any Governmental Entity is pending or, to the Knowledge of Sun, threatened alleging that Sun or a Sun Subsidiary is not in material compliance with any applicable Law or Sun Permit or which challenges or questions the validity of any rights of the holder of any Sun Permit.
(b) Sun is, and for the past five (5) years has been, in compliance with and has not been and is not in violation of any International Trade Law, Sanctions or Anti-Corruption Law except, in each case, where such violation, or failure to be in compliance, is not material to Sun and the Sun Subsidiaries, taken as a whole. Neither Sun nor any Sun Subsidiary has received any actual or threatened order, notice, or other communication from any Governmental Entity of any actual or potential material violation or material failure to comply with any International Trade Law, Sanctions or Anti-Corruption Law.
(c) Without limiting the generality of the foregoing, neither Sun, the Sun Subsidiaries, nor, to Sun’s Knowledge, any of Sun’s or the Sun Subsidiaries’ respective directors, officers or employees acting on behalf of Sun or any Sun Subsidiary, respectively, is a Sanctioned Person. To the Knowledge of Sun, neither Sun, the Sun Subsidiaries, nor any of Sun’s or the Sun Subsidiaries’ respective directors, officers or employees acting on behalf of Sun or any Sun Subsidiary, respectively, is or has been, in the past five (5) years, engaged in dealings or transactions in or involving Sanctioned Countries or Sanctioned Persons.
(d) For the past five (5) years, none of Sun, a Sun Subsidiary, any of their respective directors and officers, nor to the Knowledge of Sun, any other stockholder, employee, agent or other Person acting on behalf of Sun or a Sun Subsidiary (i) has used any corporate or other funds for unlawful contributions, payments, gifts or entertainment; made any unlawful expenditures relating to political activity to government officials or others or established or maintained any unlawful or unrecorded funds; (ii) made any direct or indirect unlawful payment to any foreign or public or domestic government official or employee from corporate funds in violation of Anti-Corruption Laws; or (iii) has accepted or received any unlawful contributions, payments, gifts or expenditures.
(e) Sun and each Sun Subsidiary maintain and enforce policies and procedures reasonably designed to promote compliance with International Trade Laws, Sanctions, and Anti-Corruption Laws.
Section 4.14. Environmental Matters. Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Sun Material Adverse Effect:
(a) Sun and the Sun Subsidiaries are now, and have been in the last three (3) years, in compliance with all Environmental Laws, and neither Sun nor any Sun Subsidiary has received any written communication from a Person that alleges that Sun or any Sun Subsidiary is in violation of, or has liability or obligations under, any Environmental Law or any Permit issued pursuant to Environmental Law;

(b) Sun and the Sun Subsidiaries have obtained and are in compliance with all Permits required to be obtained pursuant to any Environmental Law applicable to Sun, the Sun Subsidiaries and the real properties of Sun and all such Permits are valid, in good standing and will not, to Sun’s Knowledge, be subject to modification or revocation as a result of the transactions contemplated by this Agreement;
(c) there are no Environmental Claims pending or, to the Knowledge of Sun, threatened against Sun or any of the Sun Subsidiaries, nor is Sun or any of the Sun Subsidiaries aware of any basis for such Environmental Claim;
(d) to Sun’s Knowledge, there have been no Releases of any Hazardous Material that could reasonably be expected to form the basis of any Environmental Claim against (i) Sun or any of the Sun Subsidiaries, or (ii) against any Person whose liabilities for such Environmental Claims Sun or any of the Sun Subsidiaries has, or may have, retained or assumed, either contractually or by operation of Law; and
(e) neither Sun nor any of the Sun Subsidiaries has retained or assumed, either contractually or by operation of law, any liabilities or obligations that could reasonably be expected to form the basis of any Environmental Claim against Sun or any of the Sun Subsidiaries.
Section 4.15. Contracts.
(a) Section 4.15(a) of the Sun Disclosure Schedule sets forth, as of the date of this Agreement, a true and complete list, and Sun has made available to Ironman prior to the date of this Agreement true and complete copies (including all material amendments, modifications, extensions, renewals, schedules, exhibits or ancillary agreements with respect thereto), of:
(i) each Contract that would be required to be filed by Sun as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act;
(ii) each Contract to which Sun or any of the Sun Subsidiaries is a party involving expected annual revenues or expected annual expenditures in excess of $5,000,000 in 2023;
(iii) each Contract to which Sun or any of the Sun Subsidiaries is a party that restricts in any material respect the ability of Sun or any of the Sun Subsidiaries (A) to compete or engage in any line of business or with any Person in any geographical area, (B) to sell, supply or distribute any material Sun Offering use or enforce any material Intellectual Property Rights owned by or exclusively licensed to Sun or any Sun Subsidiary, (C) to solicit any (potential or actual) customer or supplier, or (D) that otherwise has the effect of materially restricting Sun, the Sun Subsidiaries or any of their respective affiliates from the development, marketing or distribution of Sun Offerings, in each case, in any geographic area;
(iv) each Contract to which Sun or any of the Sun Subsidiaries is a party that is material and obligates Sun or a Sun Subsidiary to conduct business with any third party on a preferential or exclusive basis, or that includes “most favored nation” or similar provisions;
(v) each loan and credit agreement, Contract, note, debenture, bond, indenture, mortgage, security agreement, pledge, or other similar agreement pursuant to which any Indebtedness of Sun or any of the Sun Subsidiaries in excess of $5,000,000 is outstanding or may be incurred, other than any such agreement between or among Sun and one or more wholly owned Sun Subsidiaries;
(vi) each partnership, joint venture or similar Contract to which Sun or any of the Sun Subsidiaries is a party relating to the formation, creation, operation, management or control of any partnership or joint venture or to the ownership of any equity interest in any entity or business enterprise other than the wholly owned Sun Subsidiaries;
(vii) each Contract relating to which Sun or any of the Sun Subsidiaries is a party that contains covenants, indemnities or other obligations (including “earnout” or other contingent payment obligations) that would reasonably be expected to result in the making by Sun or any Sun Subsidiary of future payments in excess of $5,000,000;
(viii) each Contract pursuant to which Sun or the Sun Subsidiaries receives from any third party a license or similar right to any Intellectual Property Right material to Sun and the Sun Subsidiaries taken as a whole, and that are not (A) non-exclusive licenses granted in the ordinary course of business; or (B) Contracts under which open source technology is licensed; or (C) Contracts with current or former employees and service providers that were entered into in the ordinary course of business;
(ix) each Contract with a Governmental Entity to which Sun or a Sun Subsidiary is a party, and pursuant to which Sun or a Sun Subsidiary has any material future obligation other than the provision of Sun Offerings in the ordinary course of business consistent with past practice; and
(x) each Contract that gives any Person the right to acquire any material assets of Sun or any Sun Subsidiary (excluding ordinary course commitments to purchase Sun products) after the date hereof.
Each agreement, understanding or undertaking of the type described in this Section 4.15(a) is referred to herein as a “Sun Material Contract”.
(b) Except for matters which, individually or in the aggregate, have not had and would not reasonably be expected to have a Sun Material Adverse Effect, (i) each Sun Material Contract (including, for purposes of this Section 4.15(b), any Contract entered into after the date of this Agreement that would have been a Sun Material Contract if such Contract existed on the date of this Agreement) is a valid, binding and legally enforceable obligation of Sun or one of the Sun Subsidiaries, as the case may be, and, to the Knowledge of Sun, of the other parties thereto, except, in each case, as enforcement may be limited by bankruptcy, insolvency, reorganization or similar Laws affecting creditors’ rights generally and by general principles of equity; (ii) each such Sun Material Contract is in full force and effect; (iii) none of Sun or any of the Sun Subsidiaries is (with or without notice or lapse of time, or both) in breach or default under any such Sun Material Contract and, to the Knowledge of Sun, no other party to any such Sun Material Contract is (with or without notice or lapse of time, or both) in breach or default thereunder; (iv) to the Knowledge of Sun, each other party to a Sun Material Contract has performed all material obligations required to be performed by it under such Sun Material Contract; and (v) no party to any Sun Material Contract has given Sun or any of the Sun Subsidiaries notice (whether written or oral) of its intention to cancel, terminate, change the scope of rights under or fail to renew any Sun Material Contract and neither Sun nor any of the Sun Subsidiaries, nor, to the Knowledge of Sun, any other party to any Sun Material Contract, has repudiated (whether orally or in writing) any material provision thereof. No Sun Material Contract can be reasonably expected to prevent or materially delay the consummation of the Merger or any of the other transactions contemplated by this Agreement.
Section 4.16. Intellectual Property.
(a) Section 4.16(a) of the Sun Disclosure Schedule sets forth a true, correct and complete list of all (i) Patents; (ii) Mark registrations and pending applications for Mark registrations; and (iii) material unregistered Marks included in the Owned Sun IP.
(b) Except as has not been and would not reasonably be expected to have a Material Adverse Effect with respect to Sun, (i) Sun, or the applicable Sun Subsidiary, is the sole and exclusive owner of all right, title and interest in and to the Owned Sun IP, free and clear of all Liens (other than Permitted Liens); and (ii) the material Sun Licensed IP is validly licensed to Sun or the applicable Sun Subsidiary pursuant to written, valid agreements. Neither the execution and delivery of this Agreement nor the consummation of the Merger or the other transaction contemplated by this Agreement will result in the termination or invalidity of any agreements pursuant to which the material Sun Licensed IP is licensed to Sun or the applicable Sun Subsidiary.
(c) The Sun Offerings and Owned Sun IP do not infringe, misappropriate, dilute or otherwise violate (and did not in the past infringe, misappropriate, dilute or otherwise violate) any Intellectual Property Rights of any Person, except as has not been and would not reasonably be expected to have a Material Adverse Effect. Neither Sun, nor any Sun Subsidiary, has received any written notice of and there are no proceedings pending or, to the Knowledge of Sun, threatened that relate to (i) any alleged invalidity with respect to any of the Owned Sun IP; or (ii) any alleged infringement or misappropriation of any Intellectual Property Rights of any third party by Sun or any Sun Subsidiary.
(d) Sun and the Sun Subsidiaries have taken commercially reasonable measures to protect the confidentiality of any Owned Sun IP that Sun or the applicable Sun Subsidiary considers to be a material trade secret. No prior or current employee or officer or any prior or current consultant or contractor of Sun or any Sun Subsidiary has asserted, or to the Knowledge of Sun has claimed, any ownership in any Owned Sun IP.

(e) Section 4.16(e) of the Sun Disclosure Schedule lists all Contracts, licenses or other arrangements in effect as of the date of this Agreement under which Sun or a Sun Subsidiary has licensed, granted or conveyed to any third party any right, title or interest in or to any of Owned Sun IP (other than non-exclusive licenses granted to customers in the ordinary course of business) to a competitor of Sun or any Sun Subsidiary.
(f) Except as set forth in Section 4.16(f), none of Sun nor any Sun Subsidiary is obligated to pay to any Person any material royalties, fees, commissions or other amounts for the use by Sun or the Sun Subsidiaries of any Intellectual Property Rights.
(g) No Sun Intellectual Property Right is subject to any Contract containing any covenant or other provision that limits or restricts in any material manner, taken as a whole, the ability of Sun (i) to make, use, import, sell, offer for sale or promote any Sun offerings anywhere in the world; or (ii) to use, exploit, assert or enforce any of the material Sun Intellectual Property Rights anywhere in the world.
(h) To the Knowledge of Sun, no third party is challenging the right, title or interest of Sun or a Sun Subsidiary in, to or under, any Sun Intellectual Property Rights, or the validity, enforceability or claim construction of any Patent included in the Registered Sun Intellectual Property Rights. To the Knowledge of Sun, there is no undisclosed opposition, cancellation, proceeding, or objection involving a third party, pending with regard to any of the Registered Sun Intellectual Property Rights. Each of the officers, employees, contractors or consultants of Sun or the Sun Subsidiaries involved in the creation of their respective Intellectual Property Rights has executed and delivered to Sun or the applicable Sun Subsidiary an agreement regarding the protection of proprietary information. All current and former officers and employees of, and consultants and independent contractors to, Sun or the Sun Subsidiaries who have contributed to the creation or development of any material Sun Intellectual Property Rights has executed a valid and enforceable written agreement with the Sun or the applicable Sun Subsidiary that assigns to Sun or the applicable Sun Subsidiary all rights, title and interest in and to any and all such Intellectual Property Rights and, to the extent applicable, irrevocably waives such Person’s moral rights in such Intellectual Property Rights.
(i) The registration of any Registered Sun Intellectual Property Right is subsisting and in full force and effect, and all necessary registration, maintenance and renewal fees currently due in connection with the same have been made and to the Knowledge of Sun all necessary documents, recordations and certificates in connection with the same have been filed with the relevant patent, copyright, trademark or other authorities in the United States or other jurisdictions, as the case may be, for the purposes of maintaining and renewing such right, except where the failure to take any such action (i) was deemed unnecessary in the ordinary course of business; or (ii) would not be material to Sun’s business. No registration or application for any such Registered Sun Intellectual Property Right is subject to any payments, maintenance fees, or taxes or filings or actions falling due, including without limitation the filing of an affidavit of use, renewal, response to an official action, or other action required to maintain, perfect, preserve, or renew such Registered Sun Intellectual Property Rights which has not been made.
(j) Sun and the Sun Subsidiaries are in material compliance with the terms and conditions of all licenses for the Open Source Software. Except as set forth in Section 4.16(j) of the Sun Disclosure Schedule, Sun and the Sun Subsidiaries have not used Open Source Software in the Sun Offerings in a manner that requires, that other Software incorporated into, derived from or distributed with such Open Source Software be (1) disclosed or distributed in source code form, (2) be licensed for the purpose of making derivative works, or (3) be redistributable at no charge.
(k) Except as would not, individually or in the aggregate, reasonably be expected to have a Sun Material Adverse Effect, each of Sun and the Sun Subsidiaries is in compliance, and has for the past three (3) years complied, with all applicable Sun Data Protection Requirements. To the Knowledge of Sun, the information technology assets and equipment of each of Sun and the Sun Subsidiaries (collectively, “Sun IT Systems”) are adequate for, and operate and perform in all material respects as required in connection with the operation of the businesses of each of Sun and the Sun Subsidiaries as currently conducted. Each of Sun and the Sun Subsidiaries has, for the past three (3) years, taken commercially reasonable steps designed to ensure that all Personal Data, Sun Business Data, and Sun IT Systems maintained by or on behalf of each of Sun and the Sun Subsidiaries are protected against loss and unauthorized access, use, modification or disclosure, and, to the Knowledge of Sun, there have been no material incidents regarding the same that would require notification of individuals, law enforcement, or any Governmental Entity under any applicable Data Protection Law, or that would reasonably be expected to have, individually or in the aggregate, a Sun Material Adverse Effect. In the past three (3) years, neither Sun nor any of the Sun Subsidiaries, has received written communication from any Governmental Entity that alleges that Sun or any of the Sun Subsidiaries is not in compliance with any Data Protection Laws, except as would not reasonably be expected to have, individually or in the aggregate, a Sun Material Adverse Effect.
Section 4.17. Real Property. Except as would not reasonably be expected to have, either individually or in the aggregate, a Sun Material Adverse Effect, Sun and each of the Sun Subsidiaries (a) have marketable and valid title to all the real property reflected in the latest audited balance sheet included in the Sun SEC Documents as being owned by Sun or a Sun Subsidiary or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business) (the “Sun Owned Properties”), free and clear of all material Liens, except Permitted Liens; and (b) have valid leasehold estates in all material real property leased, subleased, licensed or otherwise occupied by Sun or the Sun Subsidiaries as reflected in the latest audited statements included in such Sun SEC Documents or acquired after the date thereof (except for leases that have expired by their terms since the date thereof or have been terminated by Sun or its Subsidiary) (such leasehold estates, collectively with the Sun Owned Properties, the “Sun Real Property”), free and clear of all material Liens, except for Permitted Liens, and no event or condition exists which constitutes or, after notice or lapse of time or both, would reasonably be expected to constitute, a material breach or default on the part of Sun or any of the Sun Subsidiaries, or to the knowledge of Sun, any other party thereto, of or under any such lease, except where such breach or default, either individually or in the aggregate, would not reasonably be expected to have a Sun Material Adverse Effect. There are no pending or, to the knowledge of Sun, threatened condemnation proceedings against the Sun Real Property, except as would not, individually or in the aggregate, reasonably be expected to have a Sun Material Adverse Effect.
Section 4.18. Tax.
(a) Except as has not had, and would not reasonably be expected to have, a Sun Material Adverse Effect, individually or in the aggregate:
(i) Each of Sun and the Sun Subsidiaries has timely filed, or has caused to be timely filed on its behalf, all Tax Returns required to be filed by it, and all such Tax Returns are true, complete and accurate and prepared in compliance in all respects with all applicable Laws. All Taxes (whether or not shown to be due on such Tax Returns) have been timely paid.
(ii) Each of Sun and the Sun Subsidiaries has (A) timely withheld and paid to the appropriate Tax authority all amounts required to have been withheld and paid in connection with amounts paid or owing to any employee, individual independent contractor, other service providers, equity interest holder or other third-party and (B) otherwise complied with all applicable law relating to the withholding, collection, and remittance of Taxes (including information reporting requirements).
(iii) No deficiency with respect to any Taxes has been proposed, asserted or assessed by a Governmental Entity against Sun or any of the Sun Subsidiaries, and no requests for waivers of the time to assess any such Taxes are pending.
(iv) There is no audit, proceeding or investigation now pending against or with respect to Sun or any of the Sun Subsidiaries in respect of any Tax or Tax asset and neither Sun nor any of the Sun Subsidiaries has received any written notice of any proposed audit, proceeding or investigation with regard to any such Tax or Tax asset.
(v) No “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Law), private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into by, or issued by any Tax authority with respect to any of Sun or the Sun Subsidiaries which agreement or ruling would be effective after the Closing Date.
(vi) There are no Liens for Taxes (other than for current Taxes not yet due and payable) on the assets of Sun or any of the Sun Subsidiaries.
(vii) Neither Sun nor any Sun Subsidiary has entered into or has been a “material advisor” with respect to any transactions that are or would be part of any “reportable transaction” or that could give rise to any list maintenance obligation under Sections 6011, 6111, or 6112 of the Code (or any similar provision under any state or local Law) or the Treasury Regulations thereunder.

(viii) During the two (2) year period ending on the date of this Agreement, neither Sun nor any Sun Subsidiary was a distributing corporation or a controlled corporation in a transaction purported or intended to be governed by Section 355 of the Code.
(ix) Neither Sun nor any Sun Subsidiary (i) has been a member of an affiliated group filing a consolidated, combined, affiliated, unitary or similar Tax Return (other than a group the common parent of which was Sun or any Sun Subsidiary) or (ii) has any liability for the Taxes of any Person (other than Sun or any Sun Subsidiary) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law) or as a transferee or successor.
(x) In the past three (3) years, no written claims have ever been made by any Tax authority in a jurisdiction where Sun or any Sun Subsidiary does not file a Tax Return that Sun or such Sun Subsidiary is or may be subject to Taxation by that jurisdiction with respect to Taxes that would be the subject of such Tax Return, which claims have not been resolved or withdrawn.
(xi) Neither Sun nor any Sun Subsidiary is a party to any Tax allocation, Tax sharing or Tax indemnity or similar agreements (other than (i) one that is included in a Contract entered into in the ordinary course of business that is not primarily related to Taxes, or (ii) one the only parties to which are Sun or other Sun Subsidiaries).
(xii) Sun is, and has always been, a per se corporation as defined in Treasury Regulations Section 301.7701-2(b)(8)(i). Section 4.18(a)(xii) of the Sun Disclosure Schedule sets forth all elections made by Sun or any Sun Subsidiary pursuant to Treasury Regulations Section 301.7701-3.
(xiii) Each of Sun and the Sun Subsidiaries is, and has been since formation, a Tax resident only in is jurisdiction of incorporation for Tax purposes and is not and has not been treated as having a permanent establishment (within the meaning of an applicable Tax treaty), branch or taxable presence in any jurisdiction other than its jurisdiction of incorporation. Sun is, and has been since formation, treated as a foreign corporation for U.S. federal income tax purposes.
(xiv) Neither Sun nor any of the Sun Subsidiaries has taken advantage of any relief or Tax deferral provisions or any carryback of net operating losses or similar Tax items related to COVID-19 for Tax purposes whether federal, state, local or foreign, including the CARES Act.
(xv) The most recent financial statements contained in the Sun SEC Documents reflect an adequate reserve for all Taxes payable by Sun and the Sun Subsidiaries (excluding any reserve for deferred Taxes to reflect timing differences between book and Tax items) for all Taxable periods and portions thereof through the date of such financial statements.
(b) Neither Sun nor any Sun Subsidiary (i) is or has ever been a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code or is treated as a U.S. corporation under Section 7874(b) of the Code; or (ii) was created or organized in the United States such that such entity would be taxable in the United States as a domestic entity pursuant to United States Treasury Regulations Section 301.7701-5(a).
(c) Neither Sun nor any Sun Subsidiary has taken any action or agreed to take any action, or is aware of any fact or circumstance, that could reasonably be expected to cause Sun to be treated as (i) a Tax resident of any jurisdiction other than Israel following the Merger, (ii) a “domestic corporation” (as such term is defined in Section 7701 of the Code) as a result of the application of Section 7874(b) of the Code or (iii) a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code after the Closing Date.
Section 4.19. Related Party Transactions. As of the date of this Agreement, there are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions, between Sun or any Sun Subsidiary, on the one hand, and any current or former director, “executive officer” (as defined in Rule 3b-7 under the Exchange Act) or “office holder” (as defined in the Israeli Companies Law) of Sun or any Sun Subsidiary or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) five percent (5%) or more of the outstanding Sun Ordinary Shares (or an affiliate, “associate” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any of the foregoing) on the other hand, of the type required to be reported in any Sun SEC Document pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act that have not been so disclosed. Without derogating from the foregoing, all of the transactions or series of related transactions, agreements, arrangements or understandings between Sun and any current or former “office holder” (as defined in the Israeli Companies Law), and all amendments, supplements or other changes thereto, in each case as were effected in the three year period prior to the date of this Agreement, were duly approved in accordance with any applicable Law.
Section 4.20. Insurance. Except as would not reasonably be expected to have, individually or in the aggregate, a Sun Material Adverse Effect, as of the date hereof, (a) all current, material insurance policies of Sun and the Sun Subsidiaries are in full force and effect and are valid and enforceable and cover against the risks as are customary in all material respects for companies of similar size in the same or similar lines of business; and (b) all premiums due thereunder have been paid. Neither Sun nor any of the Sun Subsidiaries has received notice of cancellation or termination with respect to any material third party insurance policies or Contracts (other than in connection with normal renewals of any such insurance policies or Contracts) where such cancellation or termination would reasonably be expected to have, individually or in the aggregate, a Sun Material Adverse Effect.
Section 4.21. Brokers’ Fees and Expenses. Except as set forth on Section 4.21 of the Sun Disclosure Schedule, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Sun.
Section 4.22. Reorganization. Neither Sun nor any of the Sun Subsidiaries (including Merger Sub) has taken any action or agreed to take any action, or is aware of any fact or circumstance, that could reasonably be expected to impede or prevent the transactions contemplated hereby, including the Merger and the exchange of Ironman Common Stock by the holders thereof for Sun Ordinary Shares, from qualifying for (a) the Intended U.S. Tax Treatment or (b) the exception provided under Treasury Regulations Section 1.367(a)-3(c) (other than with respect to an Excepted Stockholder).
Section 4.23. Merger Sub Board Recommendations. The Board of Directors of Merger Sub has duly adopted resolutions (i) determining that this Agreement and transactions contemplated hereby, including the Merger, are fair to, and in the best interests of, Sun as the sole stockholder of Merger Sub; (ii) approving and declaring advisable this Agreement and the transactions contemplated hereby, including the Merger, on the terms and subject to the conditions set forth in this Agreement; (iii) directing that this Agreement be submitted to Sun as the sole stockholder of Merger Sub for its adoption; and (iv) recommending that Sun as the sole stockholder of Merger Sub adopt this Agreement.
Section 4.24. Opinion of Financial Advisor. Sun has received the opinion of J.P. Morgan Securities LLC in writing or orally (in which case such opinion will be subsequently confirmed in writing) to the effect that, as of the date of such opinion and based upon and subject to the various assumptions, qualifications, limitations and other matters described in such written opinion, the Exchange Ratio is fair, from a financial point of view, to Sun.
Section 4.25. Stock Ownership. As of the date of this Agreement, neither Sun nor Merger Sub beneficially owns (within the meaning of Section 13 of the Exchange Act and the rules and regulations promulgated thereunder) any shares of Capital Stock of Ironman. None of Sun, Merger Sub or any of their respective “affiliates” or “associates” (as such term is defined in Section 203) is, and was not at any time within the three (3) year period preceding the date hereof, an “interested stockholder” of Ironman as such term is defined in Section 203. Assuming the accuracy of Ironman’s a representations and warranties set forth Section 3.22, the Sun Board has taken all action necessary to render inapplicable to this Agreement and the transactions contemplated hereby any Takeover Statute or any takeover or anti-takeover provision in the Current Sun Articles, except as set forth in Section 4.25 of the Sun Disclosure Schedule. The Sun Board has taken any action necessary under the terms thereof to render the Sun Rights Plan inapplicable to the Merger and this Agreement and the transactions contemplated hereby.
Section 4.26. No Other Representations or Warranties. Except for the representations and warranties made by Ironman in Article III, Sun acknowledges that none of Ironman, the Ironman Subsidiaries or any other Person on behalf of Ironman makes any other express or implied representation or warranty in connection with the transactions contemplated by this Agreement. In particular, without limiting the foregoing acknowledgement and disclaimer, neither Ironman, nor any other Person makes or has made any representation or warranty to Sun or any of its Affiliates or Representatives with respect to (a) any financial projection, forecast, estimate, budget or prospective information relating to Ironman, any Ironman Subsidiary or their respective businesses; or (b) except for the representations and warranties made by Ironman in Article III, any oral or written information presented to Sun or any of its Affiliates or Representatives in the course of their due diligence investigation of Ironman, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

Article V

COVENANTS RELATING TO CONDUCT OF BUSINESS
Section 5.1. Conduct of Business by Ironman.
(a) Ordinary Course Conduct. Except (A) as set forth on Section 5.1(a) of the Ironman Disclosure Schedule or otherwise expressly permitted or expressly contemplated by this Agreement; (B) such actions, inactions or activities as are determined in good faith by the Ironman Board as being reasonably necessary in order to comply with any COVID-19 Measures; (C) as required by applicable Law; or (D) with the prior written consent of Sun (which shall not be unreasonably withheld, conditioned or delayed), from the date of this Agreement to the first to occur of the Effective Time and the date of the valid termination of this Agreement (the “Pre-Closing Period”), Ironman shall, and shall cause each Ironman Subsidiary to, use commercially reasonable efforts to (x) conduct its business in the ordinary course consistent with past practice in all material respects; and (y) preserve intact its business organization and advantageous business relationships and keep available the services of its current officers and key employees and maintain its relationships with key customers, suppliers, licensors, licensees, distributors and others having material business dealings with them.
(b) Specific Matters. In addition, and without limiting the generality of Section 5.1(a), except (A) as set forth on Section 5.1(b) of the Ironman Disclosure Schedule or otherwise expressly permitted or expressly contemplated by this Agreement, including but not limited to the actions included in the Ironman Stockholder Approval; (B) as required by applicable Law; or (C) with the prior written consent of Sun (which shall not be unreasonably withheld, conditioned or delayed), during the Pre-Closing Period, Ironman shall not, and shall not permit any of the Ironman Subsidiaries to, do any of the following:
(i) (A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, shares or property or any combination thereof) in respect of, any of its shares, other equity interests or voting securities (or any other Capital Stock), other than dividends and distributions by a direct or indirect wholly owned Subsidiary of Ironman to Ironman or another direct or indirect wholly owned Ironman Subsidiary; (B) split, combine, subdivide or reclassify any of its shares of Capital Stock, or securities convertible into or exchangeable or exercisable for its Capital Stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for its Capital Stock, or (C) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any shares of its or its Affiliates’ Capital Stock or any securities convertible into or exchangeable or exercisable for shares of Capital Stock of Ironman or any Ironman Subsidiary, except for acquisitions, or deemed acquisitions, of Ironman Common Stock effected in connection with (1) the net-exercise payment of the exercise price of Ironman Stock Options, (2) required tax withholding in connection with the exercise, vesting or settlement of Ironman Equity Awards, (3) forfeitures of Ironman Equity Awards, and (4) repurchases of Ironman Common Stock held by its employees that are subject to a repurchase right in favor of Ironman upon termination of employment;
(ii) except, as applicable, for or with respect to new grants of Ironman Equity Awards consisting only of time-based vesting Ironman Stock Options or Ironman RSU Awards that are granted pursuant to the Ironman Incentive Award Plans in the ordinary course of business consistent with past practice, provided that the aggregate number of shares of Ironman Common Stock subject to such Ironman Equity Awards granted following the date of this Agreement not exceed 1.5% of the issued and outstanding shares of Ironman Common Stock as of the date of this Agreement (“Permitted Ironman Equity Awards”), issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien (other than Permitted Liens) (A) any shares of Capital Stock of Ironman or any Ironman Subsidiary (other than the issuance of shares of Ironman Common Stock upon the exercise, vesting or settlement of Ironman Equity Awards, as applicable, outstanding at the close of business on the date of this Agreement and in accordance with their terms in effect or with respect to Permitted Ironman Equity Awards); (B) any securities convertible into or exchangeable or exercisable for shares of Capital Stock of Ironman or any Ironman Subsidiary; (C) any warrants, calls, options or other rights to acquire any shares of Capital Stock of Ironman or any Ironman Subsidiary; (D) any rights issued by Ironman or any Ironman Subsidiary that are linked in any way to the value of Ironman, an Ironman Subsidiary, or any of their respective Capital Stock; and provided that Ironman shall provide written notice to Sun not less than five (5) Business Days prior to the grant of any Permitted Ironman Equity Awards;

(iii) amend the Ironman Certificate of Incorporation or Ironman’s bylaws, or amend in any material respect the charter or organizational documents of any Ironman Subsidiary;
(iv) make any material change in financial accounting methods, principles or practices, by Ironman or any Ironman Subsidiary, except insofar as may have been required by a change in GAAP (after the date of this Agreement);
(v) merge or consolidate with, or directly or indirectly acquire in any transaction any equity interest in or business of, any Person if the aggregate amount of the consideration paid or transferred by Ironman and the Ironman Subsidiaries in connection with all such transactions would exceed a total amount equal to 10% of the aggregate cash and cash equivalents of Ironman and the Ironman Subsidiaries at such time;
(vi) sell, lease (as lessor), license, mortgage, sell and leaseback or otherwise encumber or subject to any Lien (other than Permitted Liens), or otherwise dispose of any properties or assets (other than sales of products or services in the ordinary course of business consistent with past practice) or any interests therein that, individually or in the aggregate, have a fair market value (or result in aggregate proceeds), in the aggregate for all such transactions, in excess of $15,000,000;
(vii) incur or refinance any Indebtedness, except for (A) any Indebtedness solely between Ironman and any wholly-owned Ironman Subsidiary or between wholly-owned Ironman Subsidiaries, or (B) increases of Indebtedness incurred in the ordinary course of business consistent with past practice under any of Ironman or an Ironman Subsidiary’s existing credit facilities as of the date hereof;
(viii) waive, release, assign, settle or compromise any claim, action or proceeding, other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (A) equal to or lesser than the amounts specifically reserved with respect thereto on the balance sheet included in Ironman SEC Documents; or (B) that do not exceed $3,000,000 in the aggregate;
(ix) (A) assign, abandon, subject to a Lien (other than a Permitted Lien), convey title (in whole or in part), exclusively license or grant any right or other licenses to material Intellectual Property Rights owned or exclusively licensed to Ironman or any Ironman Subsidiary, other than abandonment of Intellectual Property Rights or the grant of non-exclusive licenses in the ordinary course of business consistent with past practice; or (B) enter into licenses or agreements that impose material restrictions upon Ironman or any of its Affiliates with respect to material Ironman Licensed IP;
(x) (A) amend, modify, waive or terminate any Ironman Material Contract, in each case if such amendment, modification, waiver or termination would have an adverse effect that, individually or in the aggregate, is material to Ironman and the Ironman Subsidiaries, taken as a whole; or (B) enter into any Contract that would be an ironman Material Contract if it had been entered into prior to the date hereof (other than (x) any Contract described in Section 3.14(a)(ii) to the extent entered into in the ordinary course of business consistent with past practice, (y) any Contract for the purchase or sale of products or services of the Company entered into in the ordinary course of business consistent with past practice and (z) purchase orders, invoices, statements of work and non-disclosure or similar agreements entered into in the ordinary course of business consistent with past practice);
(xi) enter into any new line of business outside of its existing business or discontinue any existing line of business, in each case other than in the ordinary course of business consistent with past practice;
(xii) except in the ordinary course of business, make, change or revoke any material Tax election, file any material amended Tax Return, or settle or compromise any material Tax liability or refund;
(xiii) except (x) as required by any Ironman Benefit Plan or Collective Bargaining Agreement, in each case as in effect on the date hereof or (y) for actions in the ordinary course of business consistent with past practice and aligned with the annual plan presented to the Ironman Board, (A) grant or announce any cash or equity-based incentive awards, severance or termination pay, retention bonuses, transaction or change-in-control bonuses or any increase in salary, wage or other compensation, to any current or former employee, officer, or director of Ironman or any Ironman Subsidiary, other than (1) Permitted Ironman Equity Awards, (2) payment of cash incentive compensation for completed performance periods based on actual achievement of applicable performance goals, (3) annual increases in base compensation, or (4) increases in cash compensation opportunity as a result of a promotion or title change not prohibited by clause (B) hereof, in any case, in the ordinary course of business and consistent with past practice; (B) hire, terminate (other than for cause), or promote any employees or officers, except in the ordinary course of business consistent with past practice with respect to employees or officers with an annual base salary that does not exceed $350,000 per employee or officer; (C) establish, adopt, enter into, amend, modify or terminate in any material respect any Collective Bargaining Agreement or material Ironman Benefit Plan (other than annual modifications to any Ironman Benefit Plan that is a health or welfare benefit plan in the ordinary course of business consistent with past practice); (D) take any action or agree or commit to (whether conditionally or otherwise) accelerate any rights, benefits or the lapsing of any restrictions, or the funding of any payments or benefits, payable to any current or former employee, officer, or director of Ironman or any Ironman Subsidiary; or (E) amend the terms of any outstanding Ironman Equity Awards;
(xiv) amend, modify, supplement or terminate the Ironman Indenture or take any action that would result in a change to the Conversion Rate (other than as contemplated by Section 6.18) or that would cause the redemption of the Ironman Indenture to be accelerated; or
(xv) agree to take or make any commitment to take any of the actions prohibited by this Section 5.1(b).
(c) Control of Operations. Nothing contained in this Agreement shall give Sun, directly or indirectly, the right to control or direct the operations of Ironman and the Ironman Subsidiaries prior to the Effective Time in violation of antitrust law, and any consent that would be required under Section 5.1(a) or (b) shall not be required if obtaining such consent would violate antitrust law.
Section 5.2. Conduct of Business by Sun.
(a) Ordinary Course Conduct. Except (A) as set forth on Section 5.2(a) of the Sun Disclosure Schedule or otherwise expressly permitted or expressly contemplated by this Agreement; (B) such actions, inactions or activities as are determined in good faith by the Sun Board as being reasonably necessary in order to comply with any COVID-19 Measures; (C) as required by applicable Law; or (D) with the prior written consent of Ironman (which shall not be unreasonably withheld, conditioned or delayed), during the Pre-Closing Period, Sun shall, and shall cause each Sun Subsidiary to, use commercially reasonable efforts to (x) conduct its business in the ordinary course consistent with past practice in all material respects and (y) preserve intact its business organization and advantageous business relationships and keep available the services of its current officers and key employees and maintain its relationships with key customers, suppliers, licensors, licensees, distributors and others having material business dealings with them.
(b) Specific Matters. In addition, and without limiting the generality of Section 5.2(a), except (A) as set forth on Section 5.2(b) of the Sun Disclosure Schedule or otherwise expressly permitted or expressly contemplated by this Agreement, including but not limited to the actions included in the Sun Shareholder Approval; (B) as required by applicable Law; or (C) with the prior written consent of Ironman (which shall not be unreasonably withheld, conditioned or delayed), during the Pre-Closing Period, Sun shall not, and shall not permit any of the Sun Subsidiaries to, do any of the following:
(i) (A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property or any combination thereof) in respect of, any of its capital stock, other equity interests or voting securities (or any other Capital Stock), other than dividends and distributions by a direct or indirect wholly owned Subsidiary of Sun to Sun or another direct or indirect wholly owned Sun Subsidiary; (B) split, combine, subdivide or reclassify any of its Capital Stock or securities convertible into or exchangeable or exercisable for its Capital Stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for its Capital Stock, or (C) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any shares of its or its Affiliates’ Capital Stock or any securities convertible into or exchangeable or exercisable for shares of Capital Stock of Sun or its Affiliates, except for acquisitions, or deemed acquisitions, of Sun Ordinary Shares effected in connection with (1) the net-exercise payment of the exercise price of Sun Options; (2) required tax withholding in connection with the exercise, vesting or settlement of Sun Equity Awards; (3) forfeitures of Sun Equity Awards; (4) repurchases of Sun Ordinary Shares held by its employees that are subject to a repurchase right in favor of Sun upon termination of employment; and (5) the exercise of rights under, or redemption of, the Sun Rights Plan;

(ii) except, as applicable, for or with respect to new grants of Sun Equity Awards consisting only of time-based vesting Sun Equity Awards that are granted pursuant to the Sun Equity Plans in the ordinary course of business consistent with past practice, provided that the aggregate number of Sun Ordinary Shares subject to such Sun Equity Awards granted following the date of this Agreement not exceed 1.5% of the issued and outstanding shares of Sun Ordinary Shares as of the date of this Agreement (“Permitted Sun Equity Awards”), issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien (other than Permitted Liens) (A) any Sun Ordinary Shares or any other shares of Capital Stock of Sun or any Sun Subsidiary (other than the issuance of shares of Sun Ordinary Shares upon the exercise, vesting or settlement of Sun Equity Awards, as applicable, outstanding at the close of business on the date of this Agreement and in accordance with their terms in effect or with respect to Permitted Sun Equity Awards); (B) any securities convertible into or exchangeable or exercisable for shares of Capital Stock of Sun or any Sun Subsidiary; (C) any warrants, calls, options or other rights to acquire any shares of Capital Stock of Sun or any Sun Subsidiary; (D) any rights issued by Sun or any Sun Subsidiary that are linked in any way to the value of Sun, a Sun Subsidiary, or any of their respective Capital Stock; and provided that Ironman shall provide written notice to Sun not less than five (5) Business Days prior to the grant of any Permitted Ironman Equity Awards;
(iii) Except as contemplated by Section 6.12(a), amend the Current Sun Articles, or amend in any material respect the charter or organizational documents of any Sun Subsidiary;
(iv) make any material change in financial accounting methods, principles or practices, by Sun or any Sun Subsidiary, except insofar as may have been required by a change in GAAP (after the date of this Agreement);
(v) merge or consolidate with, or directly or indirectly acquire in any transaction any equity interest in or business of any Person if the aggregate amount of the consideration paid or transferred by Sun and the Sun Subsidiaries in connection with all such transactions would exceed a total amount equal to 10% of the aggregate cash and cash equivalents of Ironman and the Ironman Subsidiaries at such time;
(vi) sell, lease (as lessor), license, mortgage, sell and leaseback or otherwise encumber or subject to any Lien (other than Permitted Liens), or otherwise dispose of any properties or assets (other than sales of products or services in the ordinary course of business consistent with past practice) or any interests therein that, individually or in the aggregate, have a fair market value (or result in aggregate proceeds), in the aggregate for all such transactions, in excess of $15,000,000;
(vii) incur or refinance any Indebtedness, except (A) for any Indebtedness solely between Sun and any wholly-owned Sun Subsidiary or between wholly-owned Sun Subsidiaries, or (B) increases of Indebtedness incurred in the ordinary course of business consistent with past practice under any of Ironman or an Ironman Subsidiary’s existing credit facilities as of the date hereof;
(viii) waive, release, assign, settle or compromise any claim, action or proceeding, other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (A) equal to or lesser than the amounts specifically reserved with respect thereto on the balance sheet included in the Sun SEC Documents; or (B) that do not exceed $3,000,000 in the aggregate;
(ix) (A) assign, abandon, encumber, subject to a Lien (other than a Permitted Lien), convey title (in whole or in part), exclusively license or grant any right or other licenses to material Intellectual Property Rights owned or exclusively licensed to Sun or any Sun Subsidiary, other than abandonment of Intellectual Property Rights or the grant of non-exclusive licenses in the ordinary course of business consistent with past practice, or (B) enter into licenses or agreements that impose material restrictions upon Sun or any of its Affiliates with respect to material Sun Licensed IP;
(x) (A) amend, modify, waive or terminate any Sun Material Contract, in each case, if such amendment, modification, waiver or termination would have an adverse effect that, individually or in the aggregate, is material to Sun and the Sun Subsidiaries, taken as a whole; or (B) enter into any Contract that would be a Sun Material Contract if it had been entered into prior to the date hereof (other than (x) any Contract described in Section 4.15(a)(ii), to the extent entered into in the ordinary course of business consistent with past practice, (y) any Contract for the purchase or sale of products or services of the Company entered into in the ordinary course of business consistent with past practice and (z) purchase orders, invoices, statements of work and non-disclosure or similar agreements entered into in the ordinary course of business consistent with past practice);
(xi) enter into any new line of business outside of its existing business or discontinue any existing line of business, in each case other than in the ordinary course of business consistent with past practice;
(xii) except in the ordinary course of business, make, change or revoke any material Tax election, file any material amended Tax Return, or settle or compromise any material Tax liability or refund;
(xiii) except (x) as required by any Sun Benefit Plan or Collective Bargaining Agreement, in each case as in effect on the date hereof or (y) for actions in the ordinary course of business consistent with past practice and aligned with the annual plan presented to the Sun Board, (A) grant or announce any cash or equity-based incentive awards, severance or termination pay, retention bonuses, transaction or change-in-control bonuses or any increase in salary, wage or other compensation, to any current or former employee, officer, or director of Sun or any Sun Subsidiary, other than (1) Permitted Sun Equity Awards, (2) payment of cash incentive compensation for completed performance periods based on actual achievement of applicable performance goals, (3) annual increases in base compensation, or (4) increases in compensation as a result of a promotion or title change not prohibited by clause (B) hereof, in any case, in the ordinary course of business and consistent with past practice; (B) hire, terminate (other than for cause), or promote any employees or officers, except in the ordinary course of business consistent with past practice with respect to employees or officers with an annual base salary that does not exceed $350,000 per employee or officer; (C) establish, adopt, enter into, amend, modify or terminate in any material respect any Collective Bargaining Agreement or material Sun Benefit Plan (other than annual modifications to any Sun Benefit Plan that is a health or welfare benefit plan in the ordinary course of business consistent with past practice); (D) take any action or agree or commit to (whether conditionally or otherwise) accelerate any rights, benefits or the lapsing of any restrictions, or the funding of any payments or benefits, payable to any current or former employee, officer, or director of Sun or any Sun Subsidiary; or (E) amend the terms of any outstanding Sun Equity Award;
(xiv) or agree to take or make any commitment to take any of the actions prohibited by this Section 5.2(b).
(c) Control of Operations. Nothing contained in this Agreement shall give Ironman, directly or indirectly, the right to control or direct the operations of Sun and the Sun Subsidiaries prior to the Effective Time in violation of antitrust law, and any consent that would be required under Section 5.2(a) or (b) shall not be required if obtaining such consent would violate antitrust law.
Section 5.3. Employment Matters.
(a) For a period of one (1) year following the Effective Time (or if shorter, during the period of employment), Sun shall, or shall cause the Sun Subsidiaries (including the Surviving Corporation and its Subsidiaries) to provide to each employee of Ironman and the Ironman Subsidiaries as of immediately prior to the Effective Time who continues to be employed by Sun and the Sun Subsidiaries (including the Surviving Corporation and its Subsidiaries) after the Effective Time (each, a “Continuing Ironman Employee”) at least the same annual base salary or wage rate, as applicable, as provided to such Ironman Continuing Employee immediately prior to the Effective Time; provided, that, in the event there is a reduction in base salaries or wage rates that affect substantially all employees of Sun and its Subsidiaries (including the Surviving Corporation and its Subsidiaries) after the Effective Time, the annual base salary or wage rate of similarly situated Continuing Ironman Employees may be commensurately reduced. In order to further an orderly transition and integration, and subject to applicable law, Sun and Ironman shall cooperate in good faith in reviewing, evaluating and analyzing the Sun Benefit Plans and Ironman Benefit Plans with a view towards developing appropriate new benefit plans, or selecting the Sun Benefit Plans or Ironman Benefit Plans, as applicable, that will apply with respect to employees of Sun and the Sun Subsidiaries (including the Surviving Corporation and its Subsidiaries) after the Effective Time (collectively, the “New Benefit Plans”), which New Benefit Plans will, to the extent permitted by applicable law, and among other things, (i) treat similarly situated employees on a substantially equivalent basis, taking into account all relevant factors, including duties, geographic location, tenure, qualifications and abilities, and (ii) not discriminate between employees who were covered by Sun Benefit Plans, on the one hand, and those covered by Ironman Benefit Plans, on the other hand, at the Effective Time.
(b) For purposes of eligibility, participation, vesting and benefit accrual (except (i) for purposes of benefit accrual under any defined benefit pension plan or retiree medical plan, (ii) to the extent that such credit would result in a duplication of benefits, or (iii) under any plan that is grandfathered or frozen) under the Sun Benefit Plans, Ironman Benefit Plans and the New Benefit Plans, service with or credited by Sun and the Sun Subsidiaries or any of their respective predecessors to an employee of Sun and the Sun Subsidiaries as of immediately prior to the Effective Time who continues to be employed by Sun and the Sun Subsidiaries (including the Surviving Corporation and its Subsidiaries) after the Effective Time (each, a “Continuing Sun Employee”) and service with or credited by Ironman and the Ironman Subsidiaries or any of their respective predecessors to a Continuing Ironman Employee shall be treated as service with Sun to the same extent that such service was taken into account under the analogous Sun Benefit Plan or Ironman Benefit Plan prior to the Effective Time.
(c) With respect to any Ironman Benefit Plan, Sun Benefit Plan or New Benefit Plan in which any Continuing Sun Employee or Continuing Ironman Employee first becomes eligible to participate on or after the Effective Time, and in which such employees did not participate prior to the Effective Time, Sun shall: (i) waive all preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to such employees and their eligible dependents, except to the extent such pre-existing conditions, exclusions or waiting periods would apply under the analogous Sun Benefit Plan or Ironman Benefit Plan, as the case may be, and (ii) provide each such employee and his or her eligible dependents with credit for any co-payments and deductibles paid prior to the Effective Time (or, if later, prior to the time such employee commenced participation in the New Benefit Plan) under a Sun Benefit Plan or Ironman Benefit Plan (to the same extent that such credit was given under the analogous Sun Benefit Plan or Ironman Benefit Plan) in satisfying any applicable deductible or out-of-pocket requirements under any Ironman Benefit Plan, Sun Benefit Plan or New Benefit Plan in which such employee first become eligible to participate after the Effective Time.
(d) Nothing in this Section 5.3 shall (i) be construed as an amendment or other modification of, or the termination of, any Ironman Benefit Plan, Sun Benefit Plan or other employee benefit plan or arrangement, (ii) limit the right of Sun, Ironman or any of their respective subsidiaries to amend, terminate or otherwise modify any Ironman Benefit Plan, Sun Benefit Plan or other employee benefit plan or arrangement, (iii) be construed to create any third party beneficiary rights in any Sun Continuing Employee, Ironman Continuing Employee, or any other current or former employee or service provider or any of their respective beneficiaries, or (iv) be construed to limit the right of Sun or the Sun Subsidiaries or Ironman or the Ironman Subsidiaries to terminate the employment of any Sun Continuing Employee, Ironman Continuing Employee, or any other employee or service provider, in each case, in accordance with applicable law.
Section 5.4. Rights Plans.
(a) Within one (1) Business Day after the date of this Agreement, Ironman shall enter into a rights agreement with its transfer agent in the form attached hereto as Exhibit D.
(b) On or prior to the date of this Agreement, Sun has adopted and approved the amendment to the Sun Rights Plan in the form attached hereto as Exhibit E.
Article VI

ADDITIONAL AGREEMENTS
Section 6.1. No Solicitation.
(a) No Solicitation by Sun. Except as otherwise permitted by this Agreement, Sun shall not and shall cause its Subsidiaries and its and their respective directors and officers not to, and shall use reasonable best efforts to cause its other Representatives not to, directly or indirectly, (i) solicit, initiate, induce, facilitate, or knowingly encourage any Acquisition Proposal with respect to Sun or any inquiry or proposal that may reasonably be expected to lead to such an Acquisition Proposal; (ii) enter into, participate in, maintain or continue any communications or negotiations regarding, or deliver or make available to any Person any non-public information with respect to, or take any other action regarding, any inquiry, expression of interest, proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal with respect to Sun; (iii) enter into any letter of intent or any other contract, agreement, commitment or other written arrangement contemplating or otherwise relating to any Acquisition Proposal with respect to Sun; or (iv) resolve, propose or agree to do any of the foregoing. Promptly upon the execution of this Agreement, Sun shall, and shall cause the Sun Subsidiaries to, and shall cause its and their respective directors and officers to, and shall use reasonable best efforts to cause its other Representatives to, immediately cease and cause to be terminated all existing discussions or negotiations with any Person conducted heretofore with respect to any Acquisition Proposal, or any inquiry or proposal that may reasonably be expected to lead to an Acquisition Proposal with respect to Sun, use reasonable best efforts to request the prompt return or destruction of all confidential information furnished with respect to discussions prior to the date hereof in respect of an Acquisition Proposal with respect to Sun to the extent that Sun is entitled to have such documents returned or destroyed, promptly terminate all physical and electronic dataroom access previously granted to any such Person or its Representatives. Notwithstanding the foregoing provisions of this Section 6.1(a), prior to obtaining the Sun Shareholder Approval, this Section 6.1(a) shall not prohibit Sun from furnishing information regarding Sun to, or entering into discussions and negotiations with, any Person if (A) Sun shall have received from such Person a bona fide written Acquisition Proposal that, after consultation with its financial advisor and outside legal counsel, the Sun Board determines in good faith is, or would reasonably be expected to result in, a Superior Proposal (and such proposal has not been withdrawn); (B) such Acquisition Proposal was not solicited, initiated, induced, facilitated or knowingly encouraged in violation of this Section 6.1(a) (after giving effect to this sentence) or Section 6.3(a); (C) the Sun Board determines in good faith, after having consulted with its outside legal counsel, that failure to take such action would reasonably be expected to constitute a breach of the duties of the Sun Board under applicable law; (D) prior to furnishing any such information or entering into such negotiations or discussions Sun obtains from such Person an executed confidentiality agreement containing provisions (including nondisclosure provisions and use restrictions) at least as favorable to Sun as the provisions of the Confidentiality Agreement as in effect immediately prior to the execution of this Agreement, and provides a copy of the same to Ironman; and (E) concurrently with furnishing any information to such Person, to the extent such information has not been previously furnished by Sun to Ironman or made available to Ironman, Sun concurrently furnishes such information to or makes such information available in an electronic data room to Ironman.
(b) Notice of Acquisition Proposals to Sun. In addition to the obligations of Sun set forth in Section 6.1(a), Sun shall immediately, and in any event within twenty-four hours of the receipt thereof (unless received on a day that is not a Business Day, in which case within forty-eight hours of the receipt thereof), advise Ironman orally and in writing of any (i) Acquisition Proposal with respect to Sun; (ii) any inquiry, expression of interest, proposal, communication, request for access to non-public information relating to Sun or the Sun Subsidiaries, or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal; (iii) any other communication or notice that any Person is considering making an Acquisition Proposal with respect to Sun. Such notification shall include the material terms and conditions of any such Acquisition Proposal, inquiry, expression of interest, proposal, offer, notice or request (including any changes to such material terms and conditions) and a copy of, and the identity of the person making, any such Acquisition Proposal, inquiry, expression of interest, proposal, offer, notice or request. Sun shall (A) keep Ironman informed in all material respects and on a reasonably current basis of the status and details (including any material change to the terms and conditions thereof (including any change in price or exchange ratio)) of any Acquisition Proposal, inquiry, expression of interest, proposal, offer, notice or request; and (B) provide to Ironman as soon as practicable after receipt or delivery thereof (but in no event more than 24 hours) of the receipt thereof (unless received on a day that is not a Business Day, in which case within forty-eight hours of the receipt thereof) copies of all material correspondence and other written material exchanged between Sun or any Sun Subsidiary or any of their Representatives, on the one hand, and any Person or any of their Representatives that has made an Acquisition Proposal with respect to Sun, inquiry, expression of interest, proposal, offer, notice or request, on the other hand, which describes any of the terms or conditions of such Acquisition Proposal. Sun agrees that it shall not, after the date hereof, enter into any agreement which prohibits it from complying with its obligations under this Section 6.1.
(c) No Solicitation by Ironman. Except as otherwise permitted by this Agreement, Ironman shall not and shall cause its Subsidiaries and its and their respective directors and officers not to, and shall use reasonable best efforts to cause its other Representatives not to, directly or indirectly, (i) solicit, initiate, induce, facilitate, or knowingly encourage any Acquisition Proposal with respect to Ironman or any inquiry or proposal that may reasonably be expected to lead to such an Acquisition Proposal; (ii) take any action to make the provisions of any Takeover Statute (including approving any transaction under, or a third party becoming an “interested stockholder” under, Section 203 of the DGCL) inapplicable to any transaction contemplated by an Acquisition Proposal with respect to Ironman; (iii) enter into, participate in, maintain or continue any communications or negotiations regarding, or deliver or make available to any Person any non-public information with respect to, or take any other action regarding, any inquiry, expression of interest, proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal with respect to Ironman, (iv) enter into any letter of intent or any other contract, agreement, commitment or other written arrangement contemplating or otherwise relating to any Acquisition Proposal with respect to Ironman; or (v) resolve, propose or agree to do any of the foregoing. Promptly upon the execution of this Agreement, Ironman shall and shall cause the Ironman Subsidiaries to, and shall cause its and their respective directors and officers to, and shall use reasonable best efforts to cause its other Representatives to, immediately cease and cause to be terminated all existing discussions or negotiations with any Person conducted heretofore with respect to any Acquisition Proposal, or any inquiry or proposal that may reasonably be expected to lead to an Acquisition Proposal with respect to Ironman, use reasonable best efforts to request the prompt return or destruction of all confidential information furnished with respect to discussions prior to the date hereof in respect of an Acquisition Proposal with respect to Ironman to the extent that Ironman is entitled to have such documents returned or destroyed, promptly terminate all physical and electronic dataroom access previously granted to any such Person or its Representatives. Notwithstanding the foregoing provisions of this Section 6.1(c), prior to obtaining the Ironman Stockholder Approval, this Section 6.1(c) shall not prohibit Ironman from furnishing information regarding Ironman to, or entering into discussions and negotiations with, any Person if (A) Ironman shall have received from such Person a bona fide written Acquisition Proposal that, after consultation with its financial advisor and outside legal counsel, the Ironman Board determines in good faith is, or would reasonably be expected to result in, a Superior Proposal (and such proposal has not been withdrawn); (B) such Acquisition Proposal was not solicited, initiated, induced, facilitated or knowingly encouraged in violation of this Section 6.1(c) (after giving effect to this sentence) or Section 6.3(b); (C) the Ironman Board determines in good faith, after having consulted with its outside legal counsel, that failure to take such action would reasonably be expected to constitute a breach of the duties of the Ironman Board under applicable law; (D) prior to furnishing any such information or entering into such negotiations or discussions Ironman obtains from such Person an executed confidentiality agreement containing provisions (including nondisclosure provisions and use restrictions) at least as favorable to Ironman as the provisions of the Confidentiality Agreement as in effect immediately prior to the execution of this Agreement, and provides a copy of the same to Sun; and (E) concurrently with furnishing any information to such Person, to the extent such information has not been previously furnished by Ironman to Sun or made available to Sun, Ironman concurrently furnishes such information to or makes such information available in an electronic data room to Sun.
(d) Notice of Acquisition Proposals to Ironman. In addition to the obligations of Ironman set forth in Section 6.1(d), Ironman shall immediately, and in any event within twenty-four hours of the receipt thereof (unless received on a day that is not a Business Day, in which case within forty-eight hours of the receipt thereof), advise Sun orally and in writing of any (i) Acquisition Proposal with respect to Ironman; (ii) any inquiry, expression of interest, proposal, communication, request for access to non-public information relating to Ironman or the Ironman Subsidiaries, or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal; (iii) any other communication or notice that any Person is considering making an Acquisition Proposal with respect to Ironman. Such notification shall include the material terms and conditions of any such Acquisition Proposal, inquiry, expression of interest, proposal, offer, notice or request (including any changes to such material terms and conditions) a copy of, and the identity of the person making, any such Acquisition Proposal, inquiry, expression of interest, proposal, offer, notice or request. Ironman shall (A) keep Sun informed in all material respects and on a reasonably current basis of the status and details (including any material change to the terms and conditions thereof (including any change in price or exchange ratio)) of any Acquisition Proposal, inquiry, expression of interest, proposal, offer, notice or request and (B) provide to Sun as soon as practicable after receipt or delivery thereof (but in no event more than 24 hours) of the receipt thereof (unless received on a day that is not a Business Day, in which case within forty-eight hours of the receipt thereof) copies of all material correspondence and other written material exchanged between Ironman or any Ironman Subsidiary or any of their Representatives, on the one hand, and any Person or any of their Representatives that has made an Acquisition Proposal with respect to Ironman, inquiry, expression of interest, proposal, offer, notice or request, on the other hand, which describes any of the terms or conditions of such Acquisition Proposal. Ironman agrees that it shall not, after the date hereof, enter into any agreement which prohibits it from complying with its obligations under this Section 6.1.
Section 6.2. Preparation of the Registration Statement and the Joint Proxy Statement; Stock Exchange and Delisting.
(a) Sun and Ironman will promptly furnish to the other party such data and information relating to it, its respective Subsidiaries and the holders of its Capital Stock, as Sun or Ironman, as applicable, may reasonably request for the purpose of including such data and information in the Registration Statement or the Joint Proxy Statement, and, in each case, any amendments or supplements thereto.
(b) Sun and Ironman shall promptly prepare, and Sun shall file with the SEC, a registration statement on Form F-4 (together with any supplements or amendments thereto, the “Registration Statement”) to register the Sun Ordinary Shares to be issued as the Merger Consideration with the SEC as promptly as practicable and in any event no later than 45 days following the date hereof. The Registration Statement shall include a joint proxy statement to be used for the Sun Shareholders’ Meeting and Ironman Stockholders’ Meeting and a prospectus with respect to the issuance of Sun Ordinary Shares pursuant to the Merger (the “Joint Proxy Statement”). Sun and Ironman shall otherwise comply in all material respects with the notice requirements applicable to Sun in respect of the Sun Shareholders’ Meeting pursuant to the Israeli Companies Law and the regulations promulgated thereunder and the Current Sun Articles, and applicable to Ironman in respect of the Ironman Stockholders’ Meeting pursuant to the DGCL, the Ironman Certificate of Incorporation and Ironman’s bylaws, as applicable. Sun and Ironman shall each use reasonable best efforts to cause the Registration Statement and the Joint Proxy Statement to comply with the applicable rules and regulations promulgated by the SEC and to respond promptly to any comments of the SEC or its staff. Sun shall use its reasonable best efforts to cause the Registration Statement to become effective under the Securities Act as soon after such filing as reasonably practicable, and promptly thereafter Sun and Ironman shall mail the Joint Proxy Statement to Sun’s shareholders and Ironman’s stockholders, as applicable. Each of Sun and Ironman will advise the other promptly after it receives any request by the SEC for amendment of the Joint Proxy Statement or the Registration Statement or comments thereon and responses thereto or any request by the SEC for additional information, and Sun and Ironman shall jointly prepare promptly and Sun shall file any response to such comments or requests, and each of Sun and Ironman agrees to permit the other (in each case, to the extent practicable), and their respective outside counsels, to participate in all meetings and conferences with the SEC with respect to the Joint Proxy Statement or the Registration Statement. Notwithstanding the foregoing, prior to filing the Registration Statement (or any amendment or supplement thereto) or mailing the Joint Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, each of Sun and Ironman will (A) provide the other with a reasonable opportunity to review and comment on such document or response (including the proposed final version of such document or response); and (B) include in such document or response all comments reasonably and promptly proposed by the other. The foregoing obligations of (x) Sun in clauses (A) and (B) shall not apply in connection with and to the extent relating to any disclosure regarding a Sun Change of Recommendation made in compliance with the terms of Section 6.4(b), and (y) Ironman in clauses (A) and (B) shall not apply in connection with and to the extent relating to any disclosure regarding an Ironman Change of Recommendation made in compliance with the terms of Section 6.4(d).
(c) Sun and Ironman shall make all necessary filings with respect to the Merger and the other transactions contemplated by this Agreement under the Securities Act and the Exchange Act and applicable blue sky laws and the rules and regulations thereunder. Each party shall advise the other, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Sun Ordinary Shares issuable in connection with the Merger for offering or sale in any jurisdiction. Each of Sun and Ironman will use reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated.
(d) If at any time prior to the Effective Time, any event occurs with respect to Sun or Ironman, or any change occurs with respect to information supplied by Sun or Ironman for inclusion in the Registration Statement or Joint Proxy Statement, or any information relating to Sun or Ironman, or any of their respective Affiliates, officers or directors, should be discovered by Sun or Ironman, which is required to be described or that should be set forth in an amendment or supplement to the Registration Statement or the Joint Proxy

Statement, so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party with respect to which such event occurs or which discovers such information shall promptly notify the other party and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by applicable Law, disseminated to Sun’s shareholders and the Ironman’s stockholders.
(e) Sun shall use its reasonable best efforts to cause the Sun Ordinary Shares to be issued in the Merger to be approved for listing on NASDAQ, subject to official notice of issuance, prior to the Effective Time. Ironman shall cooperate with Sun and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of the NYSE to enable the delisting of the Ironman Common Stock from the NYSE and the deregistration of the same under the Exchange Act as promptly as practicable after the Effective Time.
Section 6.3. Stockholders/Shareholders Meetings.
(a) Convening the Sun Shareholders’ Meeting. Sun shall take all action necessary in accordance with applicable Law and the Current Sun Articles to duly call, give notice of, convene and hold an extraordinary general meeting of its shareholders for the purpose of seeking the Sun Shareholder Approval as herein provided as soon as practicable after the Registration Statement becomes effective (the “Sun Shareholders’ Meeting”). Subject to Section 6.4(b), Sun shall, through the Sun Board, recommend to the Sun shareholders that they give the Sun Shareholder Approval and shall include such recommendation in the Joint Proxy Statement (the recommendation of the Sun Board that Sun’s shareholders vote to give the Sun Shareholder Approval being referred to as the “Sun Board Recommendation”), and Sun shall, subject to Section 6.4(b), use its reasonable best efforts to solicit sufficient proxies from the Sun shareholders in favor of the Sun Shareholder Approval and to take all other actions necessary or advisable to secure the Sun Shareholder Approval. Notwithstanding anything to the contrary contained in this Agreement, Sun may after consultation with Ironman, adjourn or postpone the Sun Shareholders Meeting only: (A) to ensure that any supplement or amendment to the Joint Proxy Statement that is required by applicable Law is timely provided to Sun’s shareholders; (B) if as of the time for which the Sun Shareholders’ Meeting is originally scheduled there are insufficient Sun Ordinary Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business to be conducted at the Sun Shareholders’ Meeting; or (C) if additional time is required to solicit proxies in order to obtain the Sun Shareholder Approval; provided that (1) no single adjournment shall be for more than 30 days unless otherwise required by applicable Law; and (2) all such adjournments together shall not cause the date of the Sun Shareholders’ Meeting to be held less than ten (10) Business Days prior to the End Date.
(b) Convening the Ironman Stockholders’ Meeting. Ironman shall take all action necessary in accordance with applicable Law and its organizational documents to duly call, give notice of, convene a meeting of its stockholders for the purpose of seeking the Ironman Stockholder Approval as herein provided as soon as practicable after the Registration Statement becomes effective (the “Ironman Stockholders’ Meeting”). Subject to Section 6.4(b), Ironman shall, through the Ironman Board, recommend to the Ironman stockholders that they give the Ironman Stockholder Approval and shall include such recommendation in the Joint Proxy Statement (the recommendation of the Ironman Board that Ironman’s stockholders vote to give the Ironman Stockholder Approval being referred to as the “Ironman Board Recommendation”), and Ironman shall, subject to Section 6.4(b), use its reasonable best efforts to solicit sufficient proxies from the Ironman stockholders in favor of the adoption of this Agreement and to take all other actions necessary or advisable to secure the Ironman Stockholder Approval. Notwithstanding anything to the contrary contained in this Agreement, Ironman may after consultation with Sun, adjourn or postpone the Ironman Stockholders’ Meeting only: (A) to ensure that any supplement or amendment to the Joint Proxy Statement that is required by applicable Law is timely provided to Ironman’s stockholders; (B) if as of the time for which the Ironman Stockholders’ Meeting is originally scheduled there are insufficient shares of Ironman Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business to be conducted at the Ironman Stockholders’ Meeting; or (C) if additional time is required to solicit proxies in order to obtain the Ironman Stockholder Approval; provided that (1) no single adjournment shall be for more than 30 days unless otherwise required by applicable Law, and (2) all such adjournments together shall not cause the date of the Ironman Stockholders’ Meeting to be held less than ten (10) Business Days prior to the End Date.

(c) Timing of the Sun Shareholders’ Meeting and the Ironman Stockholders’ Meeting. Sun and Ironman shall use their respective reasonable best efforts to call the Sun Shareholders’ Meeting and the Ironman Stockholders’ Meeting for the same date and as soon as practicable after the date of this Agreement (but after the Registration Statement is declared effective).
Section 6.4. Change in Recommendation.
(a) Sun Change in Recommendation. Subject to the other provisions of this Section 6.4, neither the Sun Board nor any committee thereof shall, directly or indirectly: (i) withhold or withdraw or qualify, modify or amend in a manner adverse to Ironman (or publicly propose to do so) the Sun Board Recommendation; (ii) fail to reaffirm or re-publish the Sun Board Recommendation within ten Business Days after Ironman requests in writing that such action be taken (or, if earlier, at least five Business Days prior to the Sun Shareholders’ Meeting); (iii) fail to publicly announce, within ten Business Days after a tender offer or exchange offer relating to the Sun Ordinary Shares shall have been formally commenced or after any change in the consideration being offered thereunder, a statement disclosing that the Sun Board recommends rejection of such tender or exchange offer; (iv) publicly announce that the Sun Board has recommended, adopted or approved any Acquisition Proposal with respect to Sun (each of the foregoing actions described in clauses “(i)” to “(iv)” being referred to as a “Sun Change in Recommendation”).
(b) Sun Superior Proposal; Intervening Event. Notwithstanding anything to the contrary contained in Section 6.4(a) or elsewhere in this Agreement, at any time prior to obtaining the Sun Shareholder Approval, the Sun Board may effect, or cause Sun to effect, as the case may be, a Sun Change in Recommendation if:
(i) (A) Sun has not breached its obligations under Section 6.1(a) and Section 6.1(b) in connection with the Acquisition Proposal referred to in the following clause “(B)”; (B) after the date of this Agreement, an unsolicited, bona fide, written Acquisition Proposal is made to Sun and is not withdrawn; (C) the Sun Board determines in its good faith judgment, after consulting with its outside financial advisor and outside legal counsel, that such Acquisition Proposal constitutes a Superior Proposal; (D) Sun shall have provided Ironman with five Business Days’ prior written notice advising Ironman that it intends to effect a Sun Change of Recommendation and specifying, in reasonable detail, the reasons therefor, and which written notice shall include copies of all documents pertaining to such Superior Proposal; (E) during such five Business Day period, if requested by Ironman, Sun engages in good faith negotiations with Ironman to amend this Agreement in such a manner that such Acquisition Proposal that was determined to constitute a Superior Proposal no longer constitutes a Superior Proposal; (F) at the end of such five Business Day period, such Acquisition Proposal has not been withdrawn and in the good faith reasonable judgment of the Sun Board continues to constitute a Superior Proposal (taking into account any changes to the terms of this Agreement proposed by Ironman as a result of the negotiations required by clause “(E)” or otherwise); and (G) at the end of such five Business Day period, the Sun Board determines in good faith, after having consulted with its outside legal counsel, that, in light of such Superior Proposal, a failure to make a Sun Change in Recommendation would reasonably be expected to constitute a breach of the duties of the Sun Board under applicable Law; provided, that in the event of any material revisions to the applicable Acquisition Proposal (including any change in price or exchange ratio), Sun shall be required to deliver a new written notice to Ironman and to again comply with the requirements of this Section 6.4(b)(i) with respect to such new written notice (including the five Business Day period referenced above); or
(ii) in connection with an Intervening Event relating to Sun, the Sun Board determines at any time prior to the Sun Shareholder Approval, after having consulted with its outside legal counsel, that, in light of such Intervening Event, a failure to make a Sun Change in Recommendation would reasonably be expected to constitute a breach of the duties of the Sun Board under applicable Law, provided that: (A) Sun shall have provided Ironman with five Business Days’ prior written notice advising Ironman that it intends to effect a Sun Change of Recommendation and specifying, in reasonable detail, the reasons therefor; (B) during such five Business Day period, if requested by Ironman, Sun shall negotiate in good faith with respect to any changes or modifications to this Agreement which would allow the Sun Board not to make such Sun Change in Recommendation; and (C) at the end of such five Business Day period, the Sun Board determines in good faith, after having consulted with its outside legal counsel, that, taking into account any changes to the terms of this Agreement proposed by Ironman as a result of the negotiations required by clause “(B)” or otherwise, a failure to make a Sun Change in Recommendation would reasonably be expected to constitute a breach of the duties of the Sun Board under applicable Law.

(c) Nothing in this Agreement shall prohibit Sun or the Sun Board from (i) disclosing to the Sun shareholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act; (ii) making any “stop, look and listen” communication to the Sun shareholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act; or (iii) making any disclosure to the Sun shareholders required by applicable Law or stock exchange rule or listing agreement, which actions, in the case of clauses (i)-(iii), shall not constitute or be deemed to constitute a Sun Change of Recommendation so long as any such disclosure (x) includes an express reaffirmation of the Sun Board Recommendation, without any amendment, withdrawal, alteration, modification or qualification thereof; and (y) does not include any statement that constitutes, and does not otherwise constitute, a Sun Change in Recommendation.
(d) Ironman Change in Recommendation. Subject to the other provisions of this Section 6.4, neither the Ironman Board nor any committee thereof shall, directly or indirectly: (i) withhold or withdraw or qualify, modify or amend in a manner adverse to Sun (or publicly propose to do so), the Ironman Board Recommendation; (ii) fail to reaffirm or re-publish the Ironman Board Recommendation within ten Business Days after Sun requests in writing that such action be taken (or, if earlier, at least five Business Days prior to the Ironman Stockholders’ Meeting); (iii) fail to publicly announce, within ten Business Days after a tender offer or exchange offer relating to the Ironman Common Stock shall have been formally commenced or after any change in the consideration being offered thereunder, a statement disclosing that the Ironman Board recommends rejection of such tender or exchange offer; (iv) publicly announce that the Ironman Board has recommended, adopted or approved any Acquisition Proposal with respect to Ironman (each of the foregoing actions described in clauses “(i)” to “(iv)” being referred to as an “Ironman Change in Recommendation”).
(e) Ironman Superior Proposal; Intervening Event. Notwithstanding anything to the contrary contained in Section 6.4(d) or elsewhere in this Agreement, at any time prior to obtaining the Ironman Stockholder Approval, the Ironman Board may effect, or cause Ironman to effect, as the case may be, an Ironman Change in Recommendation if:
(i) (A) Ironman has not breached its obligations under Section 6.1(c) and Section 6.1(d) in connection with the Acquisition Proposal referred to in the following clause “(B)”; (B) after the date of this Agreement, an unsolicited, bona fide, written Acquisition Proposal is made to Ironman and is not withdrawn; (C) the Ironman Board determines in its good faith judgment, after consulting with its outside financial advisor and outside legal counsel, that such Acquisition Proposal constitutes a Superior Proposal; (D) Ironman shall have provided Sun with five Business Days’ prior written notice advising Sun that it intends to effect an Ironman Change of Recommendation and specifying, in reasonable detail, the reasons therefor, and which written notice shall include copies of all documents pertaining to such Superior Proposal; (E) during such five Business Day period, if requested by Sun, Ironman engages in good faith negotiations with Sun to amend this Agreement in such a manner that the Acquisition Proposal that was determined to constitute a Superior Proposal no longer constitutes a Superior Proposal; (F) at the end of such five Business Day period, such Acquisition Proposal has not been withdrawn and in the good faith reasonable judgment of the Ironman Board continues to constitute a Superior Proposal (taking into account any changes to the terms of this Agreement proposed by Sun as a result of the negotiations required by clause “(E)” or otherwise); and (G) at the end of such five Business Day period, the Ironman Board determines in good faith, after having consulted with its outside legal counsel, that, in light of such Superior Proposal, a failure to make an Ironman Change in Recommendation would reasonably be expected to constitute a breach of the duties of the Ironman Board under applicable Law; provided, that in the event of any material revisions to the applicable Acquisition Proposal (including any change in price or exchange ratio), Ironman shall be required to deliver a new written notice to Sun and to again comply with the requirements of this Section 6.4(e)(i) with respect to such new written notice (including the five Business Day period referenced above); or
(ii) in connection with an Intervening Event relating to Ironman, the Ironman Board determines at any time prior to the Ironman Stockholder Approval, after having consulted with its outside legal counsel, that, in light of such Intervening Event, a failure to make an Ironman Change in Recommendation would reasonably be expected to constitute a breach of the duties of the Ironman Board under applicable Law, provided that: (A) Ironman shall have provided Sun with five Business Days’ prior written notice advising Sun that it intends to effect an Ironman Change of Recommendation and specifying, in reasonable detail, the reasons therefor; (B) during such five Business Day period, if requested by Sun, Ironman shall negotiate in good faith with respect to any changes or modifications to this Agreement which would allow the Ironman Board not to make such Ironman Change in Recommendation; and (C) at the end of such five Business Day period, the Ironman Board determines in good faith, after having consulted with its outside legal counsel, that, taking into account any changes to the terms of this Agreement proposed by Sun as a result of the negotiations required by clause “(B)” or otherwise, a failure to make an Ironman Change in Recommendation would reasonably be expected to constitute a breach of the duties of the Ironman Board under applicable Law.
(f) Nothing in this Agreement shall prohibit Ironman or the Ironman Board from (i) disclosing to the Ironman stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act; (ii) making any “stop, look and listen” communication to the Ironman stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act; or (iii) making any disclosure to Ironman stockholders required by applicable Law or stock exchange rule or listing agreement, which actions, in the case of clauses (i)-(iii), shall not constitute or be deemed to constitute an Ironman Change of Recommendation so long as any such disclosure (x) includes an express reaffirmation of the Ironman Board Recommendation, without any amendment, withdrawal, alteration, modification or qualification thereof; and (y) does not include any statement that constitutes, and does not otherwise constitute, an Ironman Change in Recommendation.
Section 6.5. Access to Information; Confidentiality. Subject to applicable Law, during the Pre-Closing Period and upon reasonable prior notice, each of Sun and Ironman shall, and shall cause each of its respective Subsidiaries to, afford to the other party and to the Representatives of such other party reasonable access to all their respective properties, books, contracts, commitments, personnel and records and, during such period, each of Sun and Ironman shall, and shall cause each of its respective Subsidiaries to, furnish promptly to the other party (a) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of Federal or state securities Laws other than those publicly available in the SEC’s EDGAR (or successor) system; and (b) all other information concerning its business, properties and personnel as such other party may reasonably request; provided, however, that (i) either party may withhold any document or information that (A) is subject to the terms of a confidentiality agreement with a third party in effect as of the date of this Agreement (provided that the withholding party shall use its commercially reasonable efforts to obtain the required consent of such third party to such access or disclosure); or (B) is subject to any attorney-client, attorney work product or other similar privilege (provided that the withholding party shall use its reasonable best efforts to allow for such access or disclosure (or as much of it as possible) in a manner that does not result in a loss of such attorney-client, attorney work product or other similar privilege); and (ii) if, in the reasonable judgment of Sun or Ironman, as the case may be, any Law (including antitrust Laws) applicable to Sun or Ironman, as the case may be, requires such party or its Affiliates to restrict or prohibit access to any such properties or information, such party or its Affiliates may so restrict or prohibit such access, including by designating such information as “Clean Team Only” or “Outside Counsel Only” pursuant to the Clean Team Confidentiality Agreement, dated as of May 15, 2023. If any material is withheld by such party pursuant to the proviso to the preceding sentence, such party shall inform the other party as to the general nature of what is being withheld and each party shall use reasonable best efforts to enter into an alternative arrangement, including a “clean-team” agreement, pursuant to which such information may be shared without violating such applicable Law. All information exchanged pursuant to this Section 6.5 shall be subject to the Mutual Confidentiality, Non-Disclosure and Standstill Agreement between Sun and Ironman and dated as of November 5, 2022, as amended on December 12, 2022 (the “Confidentiality Agreement”).
Section 6.6. Notification of Changes. Ironman and Sun shall as promptly as reasonably practicable notify the other orally and in writing of any change or event that, individually or in the aggregate, with all past changes and events since the date of this Agreement either (i) has had or would reasonably be expected to have an Ironman Material Adverse Effect or a Sun Material Adverse Effect, as applicable; or (ii) that would reasonably be expected to cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein that would be reasonably expected to cause any of the conditions to the other party’s obligations set forth in Article VII to be incapable of being satisfied, or to materially delay or impede the ability of such notifying party to consummate the Merger; provided, however, that any failure to give such notice pursuant to this Section 6.6 shall not in and of itself cause the failure to satisfy any of the conditions to the other party’s obligations set forth in Article VI unless the underlying breach would independently result in the failure of such condition to be satisfied, and provided further that no such notification shall cure any breach of, non-compliance with, any of the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

Section 6.7. Required Actions.
(a) Regulatory Approvals. The parties shall cooperate with each other and, subject to Section 6.1 and Section 6.4, use their respective reasonable best efforts to take, or cause to be taken, all actions, and do, or cause to be done, and assist and cooperate with the other parties in doing, all things necessary, proper or advisable, subject to the limitations in this Section 6.7, to consummate and make effective, as soon as reasonably possible, the Merger and the other transactions contemplated by this Agreement, including using reasonable best efforts to (i) make or cause to be made, in consultation and cooperation with the other and as promptly as practicable after the date of this Agreement (but in no event later than 15 Business Days after the date of this Agreement, unless otherwise agreed by counsel for the parties), any filing with the United States Department of Justice (“DOJ”) and the United States Federal Trade Commission (“FTC”) required under the HSR Act relating to the Merger; (ii) prepare and file a draft CFIUS Notice, and, after receipt of confirmation reasonably acceptable to both Sun and Ironman that CFIUS has no further comments or inquiries related to the draft CFIUS Notice, Sun and Ironman shall, as promptly as practicable after such receipt, submit the CFIUS Notice; (iii) prepare and file other necessary and advisable registrations, declarations, notices, petitions, applications and filings relating to the Merger, including the notice required under 22 C.F.R. section 122.4(b) of the International Traffic in Arms Regulations, with other Governmental Entities under antitrust, competition, foreign direct investment, trade regulation or similar Law as soon as reasonably practicable or where the ability to control timing of the registration, declaration, notice, petition, application or filing is not within the control of the submitting party, commence pre-submission consultation procedures for, any registrations, declarations, notices, petitions, applications and filings with such Governmental Entities (and thereafter make any other required submissions and respond as promptly as reasonably practicable to any requests for additional information or documentary material); (iv) obtain all Consents or nonactions from any Governmental Entity or other Person which are required to be obtained under any other antitrust, competition, foreign direct investment, trade regulation or similar Law in connection with the consummation of the Merger and the other transactions contemplated hereby, including the CFIUS Approval (collectively, the “Required Regulatory Approvals”); (v) seek to avoid or prevent the initiation of any investigation, inquiry, claim, action, suit, arbitration, litigation or proceeding by or before any Governmental Entity challenging the Merger or the consummation of the other transactions contemplated by this Agreement; and (vi) furnish to the other all assistance, cooperation and information required for any such registration, declaration, notice or filing in order to achieve the effects set forth in the foregoing sub-clauses (i) and (v).
(b) Actions in Connection with Required Regulatory Approvals. Each of the parties shall use its reasonable best efforts to resolve any objection that may be asserted by any Governmental Entity with respect to the Merger and the other transactions contemplated by this Agreement. Without limiting the generality of the foregoing, in furtherance of the parties’ reasonable best efforts, each of Ironman and the Ironman Subsidiaries and Sun and the Sun Subsidiaries, as applicable, to the extent required in order to obtain the Required Regulatory Approvals or any necessary approvals of any other Governmental Entity (including the CFIUS Approval) required for the transactions contemplated hereby as promptly as reasonably practicable or to avoid the consequences in Section 6.7(a)(iv) or otherwise in connection with the Required Regulatory Approvals (including the CFIUS Approval), shall (i) propose, negotiate or offer to effect, or consent or commit to, any sale, leasing, licensing, transfer, disposal, divestiture or other encumbrance, or holding separate, of any assets, licenses, operations, rights, product lines, businesses or interest therein (collectively, a “Divestiture”); and (ii) take or agree to take any other action, agree or consent to, make any concession in respect of, or permit or suffer to exist any condition or requirement setting forth, any limitations or restrictions on freedom of actions with respect to, or its ability to retain, or make changes in, any assets, licenses, operations, rights, product lines, businesses or interest therein (collectively, a “Remedy”), provided that, notwithstanding anything in this Agreement to the contrary, neither party nor its Subsidiaries shall be required to take any of the actions referred to above with respect to a Divestiture or Remedy unless the effectiveness thereof is conditioned on the occurrence of the Effective Time, and provided, further, that, notwithstanding anything in this Agreement to the contrary, nothing shall require either party to, and neither party shall without the consent of the other party, agree or consent to a Divestiture or Remedy that would result in or would reasonably be expected to result in a material adverse effect on the business of Sun and the Sun Subsidiaries (including Ironman and the Ironman Subsidiaries), collectively, immediately after giving effect to the Merger. The parties agree to use reasonable best efforts to: (1) oppose or defend against any investigation, inquiry, claim, action, suit, arbitration, litigation or proceeding by any Governmental Entity to prevent or enjoin the consummation of the Merger; and (2) overturn any regulatory order by any such Governmental Entity to prevent consummation of the Merger, including by defending any investigation, inquiry, claim, action, suit, arbitration, litigation or proceeding brought by any such Governmental Entity in order to avoid the entry of, or to have vacated, overturned, terminated or appealed any order that would otherwise have the effect of preventing or materially delaying the consummation of the Merger or the consummation of the other transactions contemplated by this Agreement.
(c) Requests from Regulatory Authorities. If either of the parties or any of their respective Subsidiaries receives a request for information or documentary material from any Governmental Entity with respect to the Merger or any of the transactions contemplated by this Agreement, then such party shall respond promptly, as soon as reasonably practicable and after consultation with the other party (to the extent permitted under applicable Law), to such request, in all cases within the amount of time allowed by the Governmental Entity. The parties shall consult with each other in good faith prior to pulling and refiling or agreeing to pull and refile any HSR filing, the CFIUS Notice or other filing, or agreeing with any Governmental Entity not to consummate the merger for any period of time, or agreeing to any timing agreement with the FTC, DOJ or any other Governmental Entity.
(d) Coordination and Information Sharing. Each party shall (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry relating to the Merger or the transactions contemplated by this Agreement; (ii) promptly notify the other party of any material communication it or any of its Affiliates (or their respective Representatives) receives from any Governmental Entity relating to the Merger or the transactions contemplated by this Agreement and keep the other parties informed as to the status of any such request, inquiry, investigation, or communication; (iii) subject to applicable Law, and to the extent practicable, permit the other party to review in advance, and consider in good faith the other party’s comments to, any proposed material communication, filing or submission by such party to any Governmental Entity; (iv) not agree to participate in any meeting or discussion with any Governmental Entity in respect of any filing, investigation or inquiry concerning this Agreement or the Merger or transactions contemplated by this Agreement unless it consults with the other party in advance and, to the extent not prohibited by such Governmental Entity, gives the other party the opportunity to attend; and (v) furnish the other party with copies of all material correspondence, filings and written communications between them and their Affiliates and their respective Representatives on one hand, and any such Governmental Entity or its staff on the other hand, with respect to this Agreement or the Merger or the transactions contemplated by this Agreement. Materials required to be provided pursuant to this Section 6.7 may be redacted or withheld as necessary to (i) to remove references concerning the valuation of the parties, (ii) as necessary to comply with contractual arrangements; and (iii) as necessary to preserve attorney-client or other legal privilege. Each party, as each deems advisable and necessary, may designate any competitively sensitive material provided to the other under this Section 6.7 as “outside counsel only.” Such materials and the information contained therein shall be given only to the outside counsel of the recipient unless express written permission is obtained in advance from the party that has so designated such materials.
(e) Frustrating Actions. Ironman shall not, and shall cause the Ironman Subsidiaries not to, and Sun shall not, and shall cause the Sun Subsidiaries not to, acquire or agree to acquire, by merging with or into or consolidating with, or by purchasing part or all of the assets of or equity of, in any business or any corporation, partnership, association or other business organization or division thereof, or take any other similar action, if the entry into of an agreement relating to, or the consummation of such acquisition, merger or consolidation, or the taking of any other similar action, would reasonably be expected to (i) impose any material delay in the obtaining of, or materially increase the risk of not obtaining, the Required Regulatory Approvals; (ii) increase, in any material respect, the risk of any Governmental Entity entering an order prohibiting the consummation of the Merger or the transactions contemplated by this Agreement; (iii) increase the risk, in any material respect, of not being able to remove any such order on appeal or otherwise; or (iv) prevent or materially delay the consummation of the Merger or the transactions contemplated by this Agreement.
Section 6.8. Takeover Laws. Ironman and the Ironman Board, and Sun and the Sun Board, shall use their respective reasonable best efforts (a) to ensure that no potentially applicable takeover laws of any state, including any “moratorium,” “control share,” “fair price,” “takeover” or “interested stockholder” law (a “Takeover Statute”) is or becomes applicable to this Agreement or any transaction contemplated by this Agreement; and (b) if any Takeover

Statute becomes applicable to this Agreement or any transaction contemplated by this Agreement, to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of any Takeover Statute on the Merger.
Section 6.9. Indemnification, Exculpation and Insurance.
(a) Sun agrees that all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors or officers of Ironman and the Ironman Subsidiaries to the fullest extent provided by their respective certificates of incorporation or bylaws (or comparable organizational documents) and any indemnification or other similar agreements of Ironman or any of the Ironman Subsidiaries as in effect as of the date of this Agreement shall survive the Merger and shall continue in full force and effect in accordance with their terms.
(b) In the event that subsequent to the Merger the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, the Surviving Corporation shall cause proper provision to be made so that the successors and assigns of the Surviving Corporation assume the obligations set forth in this Section 6.9.
(c) For a period of six (6) years from the Effective Time, Sun shall procure that the Surviving Corporation shall maintain in effect the exculpation, indemnification and advancement of expenses equivalent to the provisions of the Ironman Certificate of Incorporation with respect to acts or omissions occurring prior to the Effective Time and shall not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any indemnified Person.
(d) Prior to or at the Effective Time, Ironman shall purchase a six (6)-year prepaid “tail” policy, with terms, conditions, retentions and limits of liability that are substantially equivalent to the coverage provided under Ironman’s existing policies of directors’ and officers’ liability insurance and fiduciary liability insurance, with respect to matters arising on or before the Effective Time (including in connection with this Agreement and the transactions or actions contemplated by this Agreement), and Sun shall cause such policy to be maintained in full force and effect, for its full term, and cause all obligations thereunder to be honored by the Surviving Corporation; provided, however that Ironman shall not pay or agree to pay, and the Surviving Corporation shall not be required to pay, in the aggregate in excess of 300% of the last annual premium paid by Ironman prior to the date of this Agreement in respect of such “tail” policy, and if the cost of such “tail” policy would otherwise exceed such maximum amount, Ironman shall purchase as much coverage as reasonably practicable up to such maximum amount.
(e) The provisions of this Section 6.9 shall survive consummation of the Merger and are intended to be for the benefit of, and will be enforceable by, each current or former director or officer of Ironman, his or her heirs and his or her representatives and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.
Section 6.10. Transaction Litigation. Sun and Ironman shall give each other prompt notice of any shareholder or stockholder litigation or claims commenced on or after the date of this Agreement against such party or its directors or officers relating to the Merger and the other transactions contemplated by this Agreement (“Transaction Litigation”), and shall (a) give the other party the opportunity to participate (at such other’s party’s expense) in the defense or settlement of any Transaction Litigation, (ii) give each other the right to review and comment on all filings or responses to be made by such party in connection with any Transaction Litigation, and will in good faith take such comments into account, and (iii) not agree to settle any Transaction Litigation without the other party’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. In addition, Sun and Ironman agree to keep each other reasonably informed on a current basis with respect to any other shareholder or stockholder litigation or claims against either party or its directors or officers that are reasonably likely to affect the Merger and the other transactions contemplated by this Agreement (including the timing of the Closing).
Section 6.11. Section 16 Matters. The Sun Board shall, prior to the Effective Time, approve the issuance of Sun Ordinary Shares in connection with the Merger with respect to any employees of Ironman who, as a result of their relationship with Ironman as of or following the Effective Time, are subject or will become subject to the reporting requirements of Section 16 of the Exchange Act to the extent necessary for such issuance to be an exempt acquisition pursuant to SEC Rule 16b-3. Prior to the Effective Time, the Ironman Board shall approve the disposition of Ironman equity securities (including derivative securities) in connection with the Merger by those directors and officers of Ironman subject to the reporting requirements of Section 16 of the Exchange Act to the extent necessary for such disposition to be an exempt disposition pursuant to SEC Rule 16b-3.
Section 6.12. Certain Corporate Governance and Other Matters.
(a) Amendment of Sun Current Articles. On or prior to the Effective Time, subject to the Sun Shareholder Approval, the Current Sun Articles shall be amended and restated in the form attached hereto as Exhibit A.
(b) Board of Directors. Prior to the Effective Time, subject to the Sun Shareholder Approval, Sun shall take all actions as may be necessary to cause (i) the number of directors constituting the Sun Board as of the Effective Time (the “Combined Company Board”) to be eleven; (ii) the Combined Company Board as of the Effective Time to be composed of (A) five directors designated by the Sun Board (“Sun Designees”), as shall be notified to Ironman no later than 21 days after the execution of this Agreement; (B) five directors designated by the Ironman Board (“Ironman Designees”), as shall be notified to Ironman no later than 21 days after the execution of this Agreement; and (C) the Chief Executive Officer of Sun in office immediately prior to the Effective Time; (iii) the Non-Executive Chairman of the Combined Company Board to be Ric Fulop (or, if he is no longer the Chairman of the Ironman Board immediately prior to the Effective Time, Sun and Ironman shall together take such actions as are required to appoint to such role such other member of the Combined Company Board as is designated by the Ironman Board); (iv) the Lead Independent Director of the Combined Company Board to be Dov Ofer (or, if he is no longer the Chairman of the Sun Board immediately prior to the Effective Time, Sun and Ironman shall together take such actions as are required to appoint to such role such other member of the Combined Company Board as is designated by the Sun Board); and (v) the positions of Chairman of the Combined Company Board and the Lead Independent Director of the Combined Company Board shall have the roles and responsibilities set forth in Exhibit B.
(c) Committees of the Combined Company Board.
(i) The Nomination and Governance Committee of the Combined Company Board shall be comprised of three members of the Combined Company Board, two of whom shall be Sun Designees and one of whom shall be an Ironman Designee. The Chairman of the Nomination and Governance Committee of the Combined Company Board shall be a Sun Designee and shall initially be Dov Ofer.
(ii) The Audit Committee of the Combined Company Board shall be comprised of three members of the Combined Company Board, two of whom shall be Sun Designees and one of whom shall be an Ironman Designee. The Chairman of the Audit Committee of the Combined Company Board shall be a Sun Designee.
(iii) The Compensation Committee of the Combined Company Board shall be comprised of three members of the Combined Company Board, two of whom shall be Ironman Designees and one of whom shall be a Sun Designee. The Chairman of the Compensation Committee of the Combined Company Board shall be an Ironman Designee.
(iv) For the purposes of the agreements under this Section 6.12(c), Sun’s board of directors shall not, for a period of two years from the Effective Time, make any change to its election to be governed by an exemption under the Israeli Companies Law regulations that exempts Sun from appointing “external directors” (as defined in the Israeli Companies Law) and from complying with the Israeli Companies Law requirements related to the composition of the audit committee and compensation committee of Sun’s board of directors, as approved by Sun’s board of directors in May 2016.
(d) Chief Executive Officer. Prior to the Effective Time, Sun and Ironman shall take all corporate actions as may be necessary to cause, as of the Effective Time, Yoav Zeif to continue in office as the Chief Executive Officer of Sun.
Section 6.13. Extension of Standstill. During the period commencing on the date of this Agreement and continuing until the earlier of the Effective Time and the termination of this Agreement in accordance with its terms, each of Sun and Ironman agrees that it will not, otherwise than pursuant to the Merger on the terms provided in this Agreement (a) in any manner acquire, agree to acquire or make any proposal or offer to acquire, directly or indirectly, any securities or property of the other; (b) propose or offer to enter into, directly or indirectly, any merger or business combination involving the other or to purchase, directly or indirectly, a material portion of the assets of the other; (c) directly or indirectly, “solicit”, or participate or join with any person in the “solicitation” of any “proxies” (as such terms are defined in the U.S. Securities Act of 1933) to vote, to seek to advise or to influence any person with respect to the voting of any voting securities of the other, except with respect to the Merger, the obtaining of the Sun Shareholder Approval and the Ironman Stockholder Approval, and as otherwise contemplated by this Agreement; (d) otherwise act alone or in concert with others to seek to control, to influence or to change the management, the board of directors or the policies of the other party; (e) make any public or private disclosure of any consideration, intention, plan or arrangement inconsistent with any of the foregoing; or (f) advise, assist or encourage any of the foregoing or work in concert with others in respect of the foregoing.
Section 6.14. Public Announcements. Except with respect to a Sun Change in Recommendation or an Ironman Change in Recommendation (or matters related thereto), Sun and Ironman shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as such party may reasonably conclude may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange; provided that each party may make statements without such consultation that are consistent with previous press releases, public disclosures or public statements made by either party in compliance with this Section 6.14. Sun and Ironman agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties.
Section 6.15. Certain Tax Matters.
(a) Each of Ironman and Sun shall, and shall cause its respective Subsidiaries to, (i) file all Tax Returns consistent with, and take no position inconsistent with (whether in audits, Tax Returns or otherwise), the transactions contemplated hereby, including the Merger and the exchange of Ironman Common Stock by the holders thereof for Sun Ordinary Shares, qualifying for the Intended U.S. Tax Treatment and for the exception provided under Treasury Regulations Section 1.367(a)-3(c) (other than with respect to any Excepted Stockholder) (including, for the avoidance of doubt, by complying with the tax reporting obligations of Treasury Regulations Section 1.367(a)-3(c)(6) in connection with the Merger), (ii) not take any action, or knowingly fail to take any action, which action or failure to act prevents or impedes, or would reasonably be expected to prevent or impede, such qualification as set forth in clause (i) above, and (iii) reasonably cooperate with each other to document and support such qualification as set forth in clause (i) above, including by taking the actions described in Exhibit C.
(b) Sun acknowledges that any 5% Shareholder may enter into (and cause to be filed with the U.S. Internal Revenue Service (“IRS”)) a GRA. Upon the written request of any 5% Shareholder made following the Closing Date, Sun shall (i) furnish to such 5% Shareholder such information as such 5% Shareholder reasonably requests in connection with such 5% Shareholder’s preparation of a GRA and any necessary Tax forms with respect thereto during the period in which such GRA is in place under Treasury Regulations Section 1.367(a)-8, and (ii) provide such 5% Shareholder with the information reasonably requested by such 5% Shareholder for purposes of such 5% Shareholder’s Tax compliance during the period in which such GRA is in place under Treasury Regulations Section 1.367(a)-8, including for purposes of determining whether there has been a gain “triggering event” (within the meaning of Treasury Regulations Section 1.367(a)-8) under the terms of such 5% Shareholder’s GRA.
(c) For the avoidance of doubt, this Section 6.15 concerns covenants and agreements which by their terms contemplate performance after the Effective Time. Accordingly, these provisions shall survive the Effective Time, and shall not be terminated pursuant to Section 9.4.
Section 6.16. Ironman Convertible Notes. Prior to the Effective Time, within the time periods required by the terms of the Ironman Indenture, Ironman shall, and shall cause its Representatives to, take all actions required by the Ironman Indenture to be performed by Ironman at or prior to the Effective Time as a result of the consummation of the Merger and the transactions contemplated hereby, including the giving of any notices that may be required and the delivery to the trustee thereunder of any documents or instruments required to be delivered at or prior to the Effective Time to the trustee by the Ironman Indenture as a result of the consummation of the Merger or the transactions contemplated hereby; provided, that Ironman shall deliver a draft of any such notice or other document to Sun at least five (5) Business Days prior to delivering or entering into such notice or other document in accordance with the terms of the Ironman Indenture. Without limiting the generality of the foregoing, prior to the Effective Time, Ironman agrees to cooperate with Sun by (i) executing and delivering (or causing to be executed and delivered, as applicable) at (and subject to the consummation of) the Effective Time one or more supplemental indentures (which may include Sun as a party thereto), officer’s certificates and opinions of counsel, in each case in form and substance reasonably acceptable to Sun, pursuant to the Ironman Indenture; and (ii) cause the trustee under the Ironman Indenture to execute and deliver at the Effective Time any such supplemental indentures and related instruments, in each case required by the terms of the Ironman Indenture as a result of the consummation of the Merger.
Article VII

CONDITIONS PRECEDENT
Section 7.1. Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:
(a) Stockholder and Shareholder Approvals. The Sun Shareholder Approval and the Ironman Stockholder Approval shall have been obtained.
(b) Listing. The Sun Ordinary Shares to be issued pursuant to this Agreement shall have been authorized for listing on NASDAQ, subject to official notice of issuance.
(c) Regulatory Approvals. (i) Any waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired; (ii) any agreement with the DOJ or the FTC not to consummate the Merger to which Ironman and Sun are a party shall have expired or been terminated; (iii) the CFIUS Approval shall have been obtained; and (iv) all other Required Regulatory Approvals and conditions listed in Section 7.1(c) of the Sun Disclosure Schedules shall have been obtained or satisfied and shall remain in full force and effect, or the applicable waiting period (and any extension thereof) applicable in respect of such Required Regulatory Approval shall have expired.
(d) Form F-4. The Form F-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order.
(e) No Injunctions or Restraints; Illegality. No order, injunction (temporary or permanent) or decree or other similar legal restraint issued by any court or Governmental Entity of competent jurisdiction enjoining or preventing the consummation of the Merger shall be in effect. No Law, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity of competent jurisdiction which prohibits or makes illegal consummation of the Merger.
Section 7.2. Conditions to Obligation of Sun and Merger Sub. The obligation of each of Sun and Merger Sub to consummate the Merger is further subject to the following conditions:
(a) Representations and Warranties. (i) The representations and warranties of Ironman set forth in Section 3.8(a) shall be true and correct in all respects at and as of the Closing Date as if made at and as of such time or such fact, circumstance, effect, change, event or development giving rise to the breach of Section 3.8(a) shall not be continuing as of the Closing Date; (ii) the representations and warranties of Ironman set forth in Section 3.3(a), the first sentence of Section 3.3(b) and Section 3.3(c) (in each case only with respect to Ironman and not its Subsidiaries) shall be true and correct (other than such failures to be true and correct as are de minimis), in each case at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date); (iii) the representations and warranties of Ironman set forth in Section 3.1 and Section 3.20 shall be true and correct in all material respects at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date) and (iv) all other representations and warranties of Ironman set forth in Article III shall be true and correct (without giving effect to any limitation as to “materiality” or “Ironman Material Adverse Effect” set forth therein) at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have an Ironman Material Adverse Effect. Sun shall have received a certificate signed on behalf of the Chief Executive Officer or the Chief Financial Officer of Ironman to such effect.

(b) Performance of Obligations of Ironman. Ironman shall have performed or complied in all material respects with the obligations and covenants required to be performed or complied with by it under this Agreement at or prior to the Closing Date, and Sun shall have received a certificate signed on behalf of the Chief Executive Officer or the Chief Financial Officer of Ironman to such effect.
(c) No Ironman Material Adverse Effect. No Ironman Material Adverse Effect shall have occurred since the date of this Agreement that is continuing.
(d) Amendments. Each Contract set forth on Section 7.2 of the Ironman Disclosure Schedule (the “Identified Agreements”) shall have been amended, modified or terminated as provided in Section 7.2 of the Ironman Disclosure Schedule.
Section 7.3. Conditions to Obligation of Ironman. The obligations of Ironman to consummate the Merger is further subject to the following conditions:
(a) Representations and Warranties. (i) The representations and warranties of Sun set forth in Section 4.9(a) shall be true and correct in all respects at and as of the Closing Date as if made at and as of such time or such fact, circumstance, effect, change, event or development giving rise to the breach of Section 4.9(a) shall not be continuing as of the Closing Date; (ii) the representations and warranties of Sun set forth in Section 4.3, Section 4.4(a), the first sentence of Section 4.4(b) and Section 4.4(c) (in each case only with respect to Sun and not its Subsidiaries) shall be true and correct (other than such failures to be true and correct as are de minimis), in each case at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date); (iii) the representations and warranties of Sun set forth in Section 4.1 and Section 4.21 shall be true and correct in all material respects at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date) and (iv) all other representations and warranties of Sun set forth in Article IV shall be true and correct (without giving effect to any limitation as to “materiality” or “Sun Material Adverse Effect” set forth therein) at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have an Sun Material Adverse Effect. Ironman shall have received a certificate signed on behalf of the Chief Executive Officer or the Chief Financial Officer of Sun to such effect.
(b) Performance of Obligations of Sun and Merger Sub. Sun and Merger Sub shall have performed or complied in all material respects with the obligations and covenants required to be performed or complied with by them under this Agreement at or prior to the Closing Date, and Ironman shall have received a certificate signed on behalf of the Chief Executive Officer or the Chief Financial Officer of Sun to such effect.
(c) No Sun Material Adverse Effect. No Sun Material Adverse Effect shall have occurred since the date of this Agreement that is continuing.
Article VIII

TERMINATION, FEES AND EXPENSES, AMENDMENT AND WAIVER
Section 8.1. Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of the Sun Shareholders Approval or the Ironman Stockholder Approval, except as specifically provided below:
(a) by mutual written consent of Ironman and Sun;
(b) by either Ironman or Sun, upon written notice to the other party:
(i) if the Merger is not consummated on or before February 25, 2024 (the “End Date”); provided that if by February 25, 2024, any of the conditions set forth in Section 7.1(c) shall not have been satisfied but all of the other conditions to the consummation of the Merger set forth in Article VII (other than Section 7.2(d)) shall have been satisfied (or, in the case of any conditions that by their nature are to be satisfied at the Closing, shall be capable of being satisfied), then either Ironman or Sun may extend the End Date by written notice to the other party to May 25, 2024; provided, further, that if by May 25, 2024, any of the conditions set forth in Section 7.1(c) shall not have been satisfied but all of the other conditions to the consummation of the Merger set forth in Article VII (other than Section 7.2(d)) shall have been satisfied

(or, in the case of any conditions that by their nature are to be satisfied at the Closing, shall be capable of being satisfied), then either Ironman or Sun may further extend the End Date by written notice to the other party to August 25, 2024 (upon any extension in accordance with this Section 8.1(b)(i), references to the End Date in this Agreement shall mean the End Date as so extended); provided, however, that the right to terminate this Agreement under this Section 8.1(b)(i) shall not be available to any party if a breach by such party of its obligations under this Agreement has been the principal cause of, or principally resulted in, such failure of the Merger to occur on or before the End Date;
(ii) if (A) any Governmental Entity that must grant a Required Regulatory Approval listed in Section 7.1(c) of the Sun Disclosure Schedules has denied approval of the Merger and such denial has become final and non-appealable; or (B) any court or Governmental Entity of competent jurisdiction shall have issued a final and non-appealable order, injunction or decree or other legal restraint or prohibition permanently enjoining or preventing the consummation of the Merger, provided, however, that the right to terminate this Agreement under this Section 8.1(b)(ii) shall not be available to any party if a breach by such party of its obligations under this Agreement has been the principal cause of, or principally resulted in, such failure to obtain such Required Regulatory Approval or the issuance of such order, injunction, decree or other legal restraint, as applicable;
(iii) if (A) the Sun Shareholder Approval shall not have been obtained following a vote taken thereon at the Sun Shareholders’ Meeting (unless such Sun Shareholders’ Meeting has been validly adjourned or postponed, in which case at the final adjournment or postponement thereof); or (B) the Ironman Stockholder Approval shall not have been obtained following a vote taken thereon at the Ironman Stockholder Meeting (unless such Ironman Stockholder Meeting has been validly adjourned or postponed, in which case at the final adjournment or postponement thereof);
(c) by Ironman, if Sun or Merger Sub breaches or fails to perform any of its covenants or agreements contained in this Agreement, or if any of the representations or warranties of Sun or Merger Sub contained herein fails to be true and correct, which breach or failure (A) either individually or in the aggregate with all other breaches by Sun or Merger Sub or failure of Sun’s and Merger Sub’s representations and warranties to be true, would give rise to the failure of a condition set forth in Section 7.3(a) or Section 7.3(b), as the case may be; and (B) if reasonably capable of being cured, has not been cured prior to the earlier of 30 days (or such fewer days as remain until the End Date) after Sun’s receipt of written notice of such breach from Ironman, and provided that Ironman is not then in breach of any covenant or agreement contained in this Agreement and no representation or warranty of Ironman contained herein then fails to be true and correct such that the conditions set forth in Section 7.2(a) or Section 7.2(b), as the case may be, could not then be satisfied;
(d) by Sun, if Ironman breaches or fails to perform any of its covenants or agreements contained in this Agreement, or if any of the representations or warranties of Ironman contained herein fails to be true and correct, which breach or failure (A) either individually or in the aggregate with all other breaches by Ironman or failure of Ironman’s representations and warranties to be true, would give rise to the failure of a condition set forth in Section 7.2(a) or Section 7.2(b), as the case may be, and (B) if reasonably capable of being cured, has not been cured prior to the earlier of 30 days (or such fewer days as remain until the End Date) after Ironman’s receipt of written notice of such breach from Sun, and provided that Sun is not then in breach of any covenant or agreement contained in this Agreement and no representation or warranty of Sun contained herein then fails to be true and correct such that the conditions set forth in Section 7.3(a) or Section 7.3(b), as the case may be, could not then be satisfied;
(e) by Ironman, if a Change of Control Transaction occurs with respect to Sun;
(f) by Sun, if a Change of Control Transaction occurs with respect to Ironman;
(g) by Ironman, prior to the Sun Shareholder Approval, if the Sun Board or any committee thereof shall have made a Sun Change in Recommendation;
(h) by Sun, prior to the Ironman Stockholder Approval, if the Ironman Board or any committee thereof shall have made an Ironman Change in Recommendation; or

(i) by Sun, if Ironman shall have received a Rejection; provided, that if Sun shall have failed to terminate this Agreement under this clause (i) within twenty (20) Business Days after Sun’s receipt of written notice that Ironman has received such Rejection, the termination right set forth in this clause (i) and the condition set forth in Section 7.2(d) shall be deemed to have been irrevocably waived, notwithstanding the provisions of Section 8.5;
Section 8.2. Effect of Termination. In the event of termination of this Agreement by either Ironman or Sun as provided in Section 8.1, this Agreement shall forthwith become void and have no effect (other than the last sentence of Section 6.5, Section 6.13, Section 8.3, this Section 8.2 and Section 8.3, which provisions shall survive such termination) without any liability or obligation on the part of Ironman, Sun or Merger Sub or any of their respective Subsidiaries, except in the case of a Willful Breach (which for the avoidance of doubt shall not be released by this Section 8.2).
Section 8.3. Fees and Expenses.
(a) In the event that, (i) following the date of this Agreement and prior to the Sun Shareholders’ Meeting, an Acquisition Proposal with respect to Sun is publicly proposed or disclosed (and not withdrawn at least two Business Days prior to the Sun Shareholders’ Meeting), (ii) this Agreement is terminated by Ironman or Sun pursuant to Section 8.1(b)(iii)(A), and (iii) within twelve (12) months of such termination, an Acquisition Proposal with respect to Sun is consummated or a definitive agreement providing for an Acquisition Proposal with respect to Sun is entered into, then Sun shall pay to Ironman, by wire transfer of same-day funds, the Sun Termination Fee (less any Termination Expenses previously paid by Sun to Ironman) on or prior to the date that is the earlier of (x) the date such Acquisition Proposal is consummated and (y) the date of entry of such definitive agreement (provided that for these purposes the references to fifteen percent (15%) in the definition of Acquisition Proposal shall instead refer to fifty percent (50%)). For purposes of this Agreement, “Sun Termination Fee” shall mean, with respect to a termination in the circumstances set forth in Section 8.3(b)(x), a cash fee equal to $19,000,000 or, with respect to a termination in the circumstances set forth in the first sentence of this Section 8.3(a) or the circumstances set forth in Section 8.3(b)(y), a cash fee equal to $32,500,000.
(b) In the event that this Agreement is terminated (x) by Sun pursuant to Section 8.1(b)(i) if at the time of such termination any of the conditions set forth in Section 7.2(d) shall not have been satisfied or waived but all of the other conditions to the consummation of the Merger set forth in Article VII (other than those conditions set forth in Section 7.3) shall have been satisfied (or, in the case of any conditions that by their nature are to be satisfied at the Closing, shall be capable of being satisfied) or by Sun pursuant to Section 8.1(i) or (y) by Ironman pursuant to Section 8.1(g), or is terminated by Ironman or Sun pursuant to Section 8.1(b)(iii)(A) at such time as Ironman was entitled to terminate this Agreement pursuant to Section 8.1(g), then Sun shall pay Ironman, by wire transfer of same-day funds, the Sun Termination Fee within five (5) Business Days of the date of such termination.
(c) In the event that this Agreement is terminated by Ironman or Sun pursuant to Section 8.1(b)(iii)(A) (and at such time Ironman is not entitled to terminate this Agreement pursuant to Section 8.1(g)), then Sun shall pay Ironman, by wire transfer of same-day funds, Termination Expenses within five (5) Business Days of the date such termination; provided that no Termination Expenses shall be payable by Sun in the event that the Ironman Stockholder Approval shall not have been obtained following a vote taken thereon at the Ironman Stockholders’ Meeting (unless such Ironman Stockholders’ Meeting has been validly adjourned or postponed, in which case at the final adjournment or postponement thereof).
(d) In the event that this Agreement is terminated by Ironman or Sun pursuant to Section 8.1(b)(iii)(B) (and at such time Sun is not entitled to terminate this Agreement pursuant to Section 8.1(h)), then Ironman shall pay Sun, by wire transfer of same-day funds, Termination Expenses within five (5) Business Days of the date such termination; provided that no Termination Expenses shall be payable by Ironman in the event that the Sun Shareholder Approval shall not have been obtained following a vote taken thereon at the Sun Shareholders’ Meeting (unless such Sun Shareholders’ Meeting has been validly adjourned or postponed, in which case at the final adjournment or postponement thereof).
(e) In the event that this Agreement is terminated by Sun pursuant to Section 8.1(h), or is terminated by Ironman or Sun pursuant to Section 8.1(b)(iii)(B) at such time as Sun was entitled to terminate this Agreement pursuant to Section 8.1(h), then Ironman shall pay Sun, by wire transfer of same-day funds, the Ironman

Termination Fee within five (5) Business Days of the date of termination. For purposes of this Agreement, “Ironman Termination Fee” shall mean a cash fee equal to $18,600,000 and “Termination Fee” shall mean the Sun Termination Fee or the Ironman Termination Fee, as applicable.
(f) In the event that, (i) following the date of this Agreement and prior to the Ironman Stockholders’ Meeting, an Acquisition Proposal with respect to Ironman is publicly proposed or disclosed (and not withdrawn at least two Business Days prior to the Ironman Stockholders’ Meeting), (ii) this Agreement is terminated by Ironman or Sun pursuant to Section 8.1(b)(iii)(B), and (iii) within twelve (12) months of such termination, an Acquisition Proposal with respect to Ironman is consummated or a definitive agreement providing for an Acquisition Proposal with respect to Ironman is entered into, then Ironman shall pay to Sun, by wire transfer of same-day funds, the Ironman Termination Fee (less any Termination Expenses previously paid by Ironman to Sun) on or prior to the date that is the earlier of (x) the date such Acquisition Proposal is consummated and (y) the date of entry of such definitive agreement (provided that for these purposes the references to fifteen percent (15%) in the definition of Acquisition Proposal shall instead refer to fifty percent (50%)).
(g) Except in the case of a Willful Breach by Ironman or Sun, as the case may be which shall each be subject to Section 8.2, following the termination of this Agreement in accordance with its terms, the payment of the applicable Termination Fee (or, if applicable, the Termination Expenses) to the extent required pursuant to this Section 8.3 by Ironman or Sun, in circumstances in which it is due pursuant to the terms of this Agreement, together with any amounts payable pursuant to Section 8.3 in connection therewith, shall be the sole and exclusive remedy of the other party under this Agreement. Notwithstanding anything to the contrary herein, but without limiting the right of any party to recover liabilities or damages to the extent permitted herein, in no event shall either Ironman or Sun be required to pay any Termination Fee or the Termination Expenses, as applicable, more than once.
(h) Ironman and Sun acknowledge and agree that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement and, in order to obtain such payment, the party owed such payment commences a suit, action or other proceeding that results in a judgment in its favor for such payment, the party owing such payment shall pay to the party owed such payment its costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, action or other proceeding, together with interest on the amount of such payment from the date such payment was required to be made until the date of payment at the prime rate, as reported in The Wall Street Journal, in effect on the date such payment was required to be made.
(i) Each party further acknowledges that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the parties hereto would not enter into this Agreement. Each party further acknowledges that the Termination Fees or the Termination Expenses, as applicable, is not a penalty, but rather is liquidated damages in a reasonable amount that will compensate the applicable party in the circumstances in which the applicable Termination Fee or Termination Expenses is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated by this Agreement.
Section 8.4. Amendment. This Agreement may be amended or modified by written agreement of each of the parties at any time before or after receipt of the Sun Shareholder Approval or the Ironman Stockholder Approval; provided, however, that (a) after receipt of the Sun Shareholders Approval, no amendment or modification shall be made that by applicable Law or in accordance with the rules of any relevant stock exchange requires further approval by the shareholders of Sun without the further approval of such shareholders, and (b) after receipt of the Ironman Stockholder Approval, no amendment or modification shall be made that by applicable Law or in accordance with the rules of any relevant stock exchange requires further approval by the stockholders of Ironman without the further approval of such stockholders. This Agreement may not be amended or modified except by an instrument in writing signed on behalf of each of the parties.
Section 8.5. Extension; Waiver. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement, (c) waive compliance with any covenants and agreements contained in this Agreement or (d) waive the satisfaction of any of the conditions contained in this Agreement. No extension or waiver by Sun shall require the approval of the shareholders of Sun unless such approval is required by Law or in accordance with the rules of any relevant stock exchange and no extension or waiver by Ironman shall require the approval of the stockholders of Ironman unless such approval is required by Law or in accordance with the rules of any relevant stock exchange. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.
Article IX

MISCELLANEOUS
Section 9.1. Transaction Expenses. Except as provided below or in the circumstances in which any Termination Fee or the Termination Expenses are payable, all fees and expenses incurred in connection with the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not such transactions are consummated. Notwithstanding the foregoing, Sun and Ironman each shall pay 50% of (i) any fees and expenses (excluding each party’s internal costs and fees and expenses of attorneys, accountants and financial and other advisors) incurred in respect of the printing, filing and mailing of the Registration Statement and the Joint Proxy Statement; and (ii) any and all filing fees due in connection with the filings required by or under the HSR Act, the DPA and any other antitrust, competition, investment, trade regulation or similar Law.
Section 9.2. Definitions. For purposes of this Agreement:
“5% Shareholder” means any holder of Ironman Common Stock that, following the Effective Time, is a direct or indirect holder of Sun Ordinary Shares who is also a “five-percent transferee shareholder” (within the meaning of Treasury Regulations Section 1.367(a)-3(c)(5)(ii)) of Sun.
“Acquisition Proposal” means any bona fide proposal, offer or inquiry, whether or not in writing, for any transaction or series of transactions (other than the transactions contemplated by this Agreement) involving (i) the direct or indirect acquisition, exclusive license or purchase of a business or assets that constitutes fifteen percent (15%) or more of the consolidated net revenues, net income or the assets (based on the fair market value thereof) of such party and its Subsidiaries, taken as a whole, by any Person or group of Persons (other than a party hereto or any of its Subsidiaries); (ii) direct or indirect acquisition or purchase of equity securities or capital stock of such party or any of its Subsidiaries whose business constitutes fifteen percent (15%) or more of the consolidated net revenues, net income or assets of such party and its Subsidiaries, taken as a whole, by any Person or group of Persons (other than a party hereto or any of its Subsidiaries), following which such Person or group of Persons would hold fifteen percent (15%) or more of such class of equity securities; or (iii) merger, consolidation, restructuring, transfer of assets or other business combination, sale of shares or Capital Stock, tender offer, share exchange, exchange offer, recapitalization, stock repurchase program or other similar transaction that if consummated would result in any Person or group of Persons (other than a party hereto or any of its Subsidiaries) beneficially owning fifteen percent (15%) or more of any class of equity securities of such party or any of its Subsidiaries whose business constitutes fifteen percent (15%) or more of the consolidated net revenues, net income or assets of such party and its Subsidiaries, taken as a whole.
“Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.
“Anti-Corruption Law” means U.S. Foreign Corrupt Practices Act of 1977, the U.K. Bribery Act 2010, and similar anti-bribery and anti-corruption laws applicable to the parties and their Subsidiaries.
“Business Day” means any day other than (i) a Saturday or a Sunday or (ii) a day on which banking and savings and loan institutions are authorized or required by Law to be closed in New York City, United States, or Tel Aviv, Israel.
“Capital Stock” means any and all shares, interests, voting securities, participations, rights or other equivalents, however designated, and including common or preferred securities.
“CFIUS” means the Committee on Foreign Investment in the United States and each member agency thereof, acting in such capacity.
“CFIUS Approval” means (a) written notification of CFIUS’s determination that the transactions contemplated by this Agreement do not constitute a “covered transaction” under the DPA, (b) written notification that CFIUS has completed its review or investigation of the transactions contemplated by this Agreement and determined that there are no unresolved national security concerns with respect to the transactions contemplated by this Agreement and all action under the DPA has been concluded, or (c) CFIUS has reported the transactions contemplated by this Agreement to the President of the United States and either (i) the President of the United States has made a decision not to suspend or prohibit such transactions, or (ii) the President of the United States has not taken any action within 15 days from the date he received the report from CFIUS.
“CFIUS Notice” means a joint notice and all accompanying materials with respect to the transactions contemplated by this Agreement prepared by the parties and submitted to CFIUS in accordance with the requirements of the DPA.
“Change of Control Transaction” means, with respect to Sun or Ironman, as applicable, a transaction or series of transactions (other than the transactions contemplated by this Agreement) that results in any Person or group (as defined in the Exchange Act) beneficially owning more than fifty percent (50%) of the combined voting power of the then outstanding voting securities of such party entitled to vote generally in the election of directors.
“control,” “controlled” and “controlling” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.
“Conversion Rate” has the meaning ascribed to such term in the Ironman Indenture as in effect on the date hereof.
“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof or related or associated epidemics, pandemic or disease outbreaks.
“COVID-19 Measures” means any quarantine, ‘shelter in place’, ‘stay at home’, social distancing, or similar requirements of any Governmental Entity, in connection with or in response to COVID-19 and any mutations or variations thereof.
“Data Protection Laws” means any applicable Laws relating to the Processing of data, data privacy, data security, data breach notification, and the cross-border transfer of Personal Data.
“DPA” means Section 721 of the Defense Production Act of 1950, as amended, and all implementing regulations issued and effective thereunder.
“Environmental Claim” means any administrative, regulatory or judicial actions, suits, orders, demands, directives, claims, liens, investigations, proceedings or written or oral notices of noncompliance, violation, liability or obligation, by or from any Person alleging liability of whatever kind or nature arising out of, based on or resulting from (a) the presence or Release of, or exposure to, any Hazardous Materials at any location; or (b) any Environmental Law or any Permit issued pursuant to Environmental Law.
“Environmental Laws” means any and all international, federal, state, local or foreign Laws, statutes, ordinances, regulations, treaties, policies, guidance, rules, judgments, orders, writs, court decisions or rule of common law, stipulations, injunctions, consent decrees, permits, restrictions and licenses, which (a) regulate or relate to the protection or clean up of the environment; the use, treatment, storage, transportation, handling, disposal or Release of Hazardous Materials, the preservation or protection of soils, subsoils, waterways, groundwater, drinking water, air, wildlife, plants or other natural resources; or the health and safety of persons or property, including without limitation protection of the occupational health and safety of employees; or (b) impose liability or responsibility with respect to any of the foregoing, in effect at any time.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” means, with respect to any Person, any entity (whether or not incorporated) other than such Person that, together with such Person, is required to be treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.
“Excepted Stockholder” means any 5% Shareholder that does not enter into a five (5) year gain recognition agreement in the form provided in Treasury Regulations Section 1.367(a)-8(c).
“GRA” means a “gain recognition agreement” in the form provided in Treasury Regulations Section 1.367(a)-8(c).
“Hazardous Materials” means any pollutant, chemical, substance and any toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical, or chemical compound, or hazardous substance, material or waste, whether solid, liquid or gas, that is subject to regulation, control or remediation under any Environmental Laws, including without limitation, any quantity of asbestos in any form, urea formaldehyde, polychlorinated biphenyls, per- and polyfluoroalkyl substances, toxic mold, radon gas, crude oil or any fraction thereof, all forms of natural gas, petroleum products or by-products or derivatives.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
“Indebtedness” means, with respect to any Person, without duplication, (i) all obligations, including any applicable penalties (including with respect to any prepayment thereof), interest and premiums, of such Person for borrowed money, or with respect to deposits or advances of any kind to such Person; (ii) all obligations of such Person evidenced by bonds, debentures, indentures, notes or similar instruments; (iii) all capitalized lease obligations of such Person or obligations of such Person to pay the deferred and unpaid purchase price of property and equipment; (iv) all obligations of such Person for the deferred purchase price of property (other than trade payables or accruals in the ordinary course of business consistent with past practice); (v) all obligations of such Person pursuant to securitization or factoring programs or arrangements; (vi) all guarantees and arrangements having the economic effect of a guarantee of such Person of any Indebtedness of any other Person; (vii) all obligations or undertakings of such Person to maintain or cause to be maintained the financial position or covenants of others or to purchase the obligations or property of others; (viii) net cash payment obligations of such Person under swaps, options, derivatives and other hedging agreements or arrangements that will be payable upon termination thereof (assuming they were terminated on the date of determination); or (ix) letters of credit, bank guarantees, and other similar contractual obligations entered into by or on behalf of such Person.
“Intellectual Property Right” means intellectual property rights of any kind or nature recognized in any applicable jurisdiction worldwide, including all U.S. and foreign (i) patents and pending patent applications, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, and extensions thereof (“Patents”); (ii) trademarks, trademark applications, registered trademarks, service marks, service mark applications, registered service marks, trade dress, logos, trade names and corporate names and the goodwill associated therewith (“Marks”); (iii) copyrights; mask works, works of authorship and moral rights and any registrations, applications, renewals, extensions and reversions of any of the foregoing; (iv) all rights in Software and Technology; (v) trade secrets and all other confidential information, know-how, inventions, proprietary processes, formulae, models, and methodologies; (vi) registrations and applications for registration for the foregoing; and (vii) URL and domain name registrations.
“International Trade Law” means (a) all applicable trade, export control, import, and anti-boycott laws and regulations imposed, administered, or enforced by the U.S. government, including, but not limited to, the U.S. Export Administration Act, the U.S. Export Administration Regulations (15 C.F.R. Parts 730-774), the U.S. Arms Export Control Act (22 U.S.C. § 1778), the Export Control Reform Act of 2018 (50 U.S.C. §§ 4801-4861), the International Traffic in Arms Regulations (22 C.F.R. Parts 120–130), the International Emergency Economic Powers Act (50 U.S.C. §§ 1701–1706), the Israeli Trading with the Enemy Act, the U.S. customs laws and regulations and the Foreign Trade Regulations (15 C.F.R. Part 30), (b) the Israeli Penal Law, the Israeli Control of Products and Services Declaration (Engagement of Encryption), 1974, as amended; the Israeli Defense Export Control Law, 2007; the Israeli Order of Import and Export (Supervision of Export of Dual Use Goods, Services and Technologies), 2006; the Law on the Struggle Against Iran’s Nuclear Program, 5772-2012 the Prevention of Distribution and Financing of Weapons of Mass Destruction Law, 5778-2018 and any additional economic sanctions programs which may be administered by the Israeli Department of Treasury and Ministry of Defense and any regulations or orders issued thereunder, and (c) other applicable trade, export control, import, and antiboycott laws and regulations imposed, administered or enforced by any other country, except to the extent inconsistent with U.S. law.
“Intervening Event” means any material event or development, or material change in circumstances first occurring, arising or coming to the attention of the Sun Board or Ironman Board, as applicable, after the date of this Agreement to the extent that such event, development or change in circumstances (i) was neither known by the Sun Board or the Ironman Board, as applicable, and was not reasonably foreseeable by the Sun Board or the Ironman Board, as applicable, as of or prior to the date of this Agreement; and (ii) does not relate to an Acquisition Proposal or a Superior Proposal or any inquiry or communications relating thereto.

“Ironman Business Data” means any and all business information and data (whether of employees, contractors, consultants, customers, consumers, vendors, suppliers, service providers or other persons and whether in electronic or any other form or medium) Processed by the Ironman IT Systems or otherwise in the course of the conduct of the business of each of Ironman and its Subsidiaries.
“Ironman Convertible Notes” means the 6.0% Convertible Senior Notes due 2027 issued by Ironman pursuant to the Ironman Indenture.
“Ironman Data Protection Requirements” means all applicable (i) Data Protection Laws; (ii) Ironman Privacy Policies; and (iii) the terms of any agreements to which each of Ironman and its Subsidiaries is bound relating to the Processing of Personal Data.
“Ironman Incentive Award Plan” means the Desktop Metal, Inc. 2020 Incentive Award Plan, as amended, the Make Composites, Inc. 2018 Equity Incentive Plan, as amended, and the Desktop Metal, Inc. 2015 Stock Incentive Plan, as amended.
“Ironman Indenture” means that certain Indenture between Ironman and U.S. Bank Trust Company, National Association, and dated as of May 13, 2022.
“Ironman Intellectual Property Rights” means any Intellectual Property Rights that are owned, used or practiced, or held for use or practice, by Ironman or the Ironman Subsidiaries, including any Intellectual Property Rights incorporated into, embodied in or otherwise used or practiced, or held for use or practice, in connection with (or planned by Ironman or any Ironman Subsidiary to be incorporated into or otherwise used or practiced, or held for use or practice, in connection with) any Ironman Offerings.
“Ironman Licensed IP” means all Ironman Intellectual Property Rights that are not Owned Ironman IP.
“Ironman Material Adverse Effect” means a Material Adverse Effect with respect to Ironman and the Ironman Subsidiaries, taken as a whole.
“Ironman Offerings” means any material products or services marketed, offered, licensed, provided, sold, distributed or otherwise made available by or on behalf of Ironman or any of the Ironman Subsidiaries, and any products or services currently being developed (or already developed) by or for the Ironman or any of the Ironman Subsidiaries.
“Ironman Privacy Policies” means all published, posted, and internal agreements and policies relating to each of Ironman and its Subsidiaries’ Processing of Personal Data.
“Ironman Subsidiary” means each Subsidiary of Ironman.
“Israeli Companies Law” means the Israeli Companies Law, 5759-1999, as amended from time to time, including the regulations promulgated thereunder, or any other law that may come in its stead, including all amendments made thereto.
“Israeli Securities Law” means the Securities Law, 5728-1968.
“ITA” means the Israeli Tax Authority.
“ITO” means the Israeli Tax Ordinance.
“Knowledge” of any Person that is not an individual means, with respect to any matter in question, the actual knowledge of any executive officer of such Person, after making due inquiry.
“Material Adverse Effect” means, with respect to any Person, any effect, change, event, circumstance, condition, occurrence or development that, either individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the business, properties, results of operations or financial condition of such Person and its Subsidiaries taken as a whole; provided, however, that Material Adverse Effect shall not be deemed to include the impact of (i) changes, after the date hereof, in GAAP or applicable regulatory accounting requirements; (ii) changes, after the date hereof, in applicable Laws, or interpretations thereof by courts or Governmental Entities; (iii) changes, after the date hereof, in global, national or regional political conditions (including the outbreak of war or acts of terrorism, or the escalation of any conflict) or in economic, market (including equity, credit and debt markets, as well as changes in interest rates) or other general industry-wide conditions affecting the industries in which such party and its Subsidiaries operates; (iv) the announcement or the existence of, compliance with, pendency of or performance under, this Agreement or the transactions contemplated hereby or the identity of the parties to this Agreement or any of their Affiliates (provided that the exception in this clause (iv) shall not apply to any representation or warranty to the extent the purpose of such representation or warranty is to address the consequences resulting from the execution of or performance under this Agreement or the consummation of the transactions contemplated hereby and shall not apply to any covenant to use commercially reasonable efforts to operate in the ordinary course); (v) a decline in the trading price of a party’s Capital Stock, but not including any underlying causes thereof to the extent not otherwise excluded pursuant to subclauses (i) through (ix); (vi) any natural disaster, earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire or other similar event; (vii) any epidemic, disease outbreak or pandemic (including COVID-19 (and, for the avoidance of doubt, any loss of customers, suppliers, orders, Contracts or other business relationships resulting from, or in connection with, COVID-19 or any COVID-19 Measures)), public health emergency or widespread occurrence of infectious disease or other acts of God; (viii) any action taken by a party or any of its Subsidiaries at the written request of the other party; and (ix) actions or claims made or brought by any of the current or former shareholders or stockholders of a party (or on their behalf or on behalf of such party) against a party or any of its directors, officers or employees arising out of this Agreement or the transactions contemplated hereby (including for the avoidance of doubt any actions or claims set forth on Section 4.12 of the Sun Disclosure Schedule); except, with respect to subclause (i) to (iii), (vi) and (vii) to the extent that such effect, change, event, circumstance, condition, occurrence or development disproportionately affects the business, properties, results of operations or financial condition of such party and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its Subsidiaries operate.
“Open Source Software” means any software that contains or is derived in any manner (in whole or in part) from any software, code or libraries that are distributed as free software or as open source software or under any licensing or distribution models similar to open source, including but not limited to any software licensed under or subject to terms that require source code to be provided or made available to subsequent licensees or sublicensees (regardless of whether the license restricts source code from being distributed in modified form) or which may impose any other obligation or restriction with respect to a Person’s Intellectual Property Rights, including, without limitation, any software licensed under or subject to the Artistic License, the Mozilla Public License, the GNU Affero GPL, the GNU GPL, the GNU LGPL, any other license that is defined as an “Open Source License” by the Open Source Initiative, and any similar license or distribution model.
“Owned Ironman IP” means all Registered Ironman Intellectual Property Rights and all other Ironman Intellectual Property Rights owned or purported to be owned by, or subject to an obligation to be assigned to, Ironman or any Ironman Subsidiary.
“Owned Sun IP” means all Registered Sun Intellectual Property Rights and all other Sun Intellectual Property Rights owned or purported to be owned by, or subject to an obligation to be assigned to, Sun or any Sun Subsidiary.
“Permitted Liens” means (i) Liens for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP have been established in the latest financial statements of Sun included in the Sun SEC Documents or Ironman included in the Ironman SEC Documents, as the case may be; (ii) statutory Liens in favor of vendors, carriers, warehousemen, repairmen, mechanics, workmen, materialmen, construction or similar Liens arising by operation of Law; (iii) Liens affecting the interest of the grantor of any easements benefiting owned real property and Liens of record attaching to real property, fixtures or leasehold improvements, which do not materially impair the use of the real property in the operation of the business thereon; (iv) Liens for Indebtedness existing as of the date hereof (which indebtedness is described in the Sun SEC Documents or Ironman SEC Documents, as the case may be), including Liens required from time to time pursuant to the terms of the documents governing such Indebtedness; (v) Liens that, individually or in the aggregate, do not or would not reasonably be expected to materially interfere with the ability of a party and its Subsidiaries to conduct their business as presently conducted; and (vi) with respect to any Intellectual Property Right, any outbound non-exclusive license.
“Person” means any natural person, firm, corporation, partnership, company, limited liability company, trust, joint venture, association, Governmental Entity or other entity or group (as defined in the Exchange Act).
“Personal Data” means (a) information related to an identified or identifiable individual and (b) any other, similar information or data, each to the extent defined as “personal data,” “personal information,” “personally identifiable information” or similar terms by Data Protection Laws.

“Process” (and the corollary terms “Processed” and “Processing”) shall mean, with respect to data, the collection, use, storage, transfer, disclosure, disposal, or other processing of such data.
“Registered Ironman Intellectual Property Rights” means (i) all issued Patents, pending Patent applications, Mark registrations, applications for Mark registrations, copyright registrations, applications for copyright registrations, industrial design registrations, applications for industrial design registrations and Domain Name registrations owned or purported to be owned, by Ironman or any Ironman Subsidiary, and (ii) any other applications, registrations, recordings and filings filed by or on behalf of the Ironman or any Ironman Subsidiary (or otherwise authorized by or in the name of the Ironman or any Ironman Subsidiary) with respect to any Intellectual Property Rights if Ironman.
“Registered Sun Intellectual Property Rights” means (i) all issued Patents, pending Patent applications, Mark registrations, applications for Mark registrations, copyright registrations, applications for copyright registrations, industrial design registrations, applications for industrial design registrations and Domain Name registrations owned or purported to be owned, by Sun or any Sun Subsidiary; and (ii) any other applications, registrations, recordings and filings filed by or on behalf of the Sun or any Sun Subsidiary (or otherwise authorized by or in the name of the Sun or any Sun Subsidiary) with respect to any Intellectual Property Rights of Sun.
“Rejection” means (i) a written communication from or on behalf of the counterparty to any Identified Agreement (which may be made electronically) that it will not amend or terminate the Identified Agreement such that the condition in Section 7.2(d) would be satisfied on commercially reasonable terms or (ii) the passage of 30 calendar days after the date Ironman has requested in writing that such counterparty amend or terminate such Identified Agreement such that the condition in Section 7.2(d) would be satisfied on commercially reasonable terms without the counterparty’s engagement in substantive discussions relating to such request.
“Release” means any actual or threatened release, spill, emission, leaking, dumping, injection, pumping, pouring, abandonment, discarding, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or within any building, structure, facility or fixture.
“Representatives” means any directors, officers, employees, investment bankers, accountants, attorneys and other advisors, agents, debt financing sources and other representatives of a Person.
“Residency Declaration” means a declaration in the form attached hereto as Exhibit F.
“Sanctioned Country” means, at any time, a country or territory that is itself the target of comprehensive Sanctions (as of the date of this Agreement, Cuba, Iran, North Korea, Syria, the Crimea region of Ukraine, the so-called Donetsk People’s Republic, and the so-called Luhansk People’s Republic).
“Sanctioned Person” means (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”) or the U.S. Department of State, the United Nations Security Council, the European Union, any Member State of the European Union, or the United Kingdom; (b) any Person operating, organized, or resident in a Sanctioned Country; (c) the government of a Sanctioned Country or the Government of Venezuela; or (d) any Person 50% or more owned or controlled by any such Person or Persons or acting for or on behalf of such Person or Persons.
“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union member state or the United Kingdom.
“Software” means all (a) computer programs and other software, including software implementations of algorithms, models, and methodologies, whether in source code, object code or other form, including libraries, subroutines and other components thereof; (b) computerized databases and other computerized compilations and collections of data or information, including all data and information included in such databases, compilations or collections; (c) screens, user interfaces, command structures, report formats, templates, menus, buttons and icons; (d) descriptions, flow-charts, architectures, development tools, and other materials used to design, plan, organize and develop any of the foregoing; and (e) all documentation, including development, diagnostic, support, user and training documentation related to any of the foregoing.

“Source Code” means computer software in a form which a program’s design, logic, structuring and processing methods may be read by a trained human being, including without limitation, all source code, scripts, data definition, flow charts, file layouts, program narratives and program listings.
“SOX” means the Sarbanes-Oxley Act of 2002, as amended.
“Subsidiary” means with respect to any Person, an entity of which such Person directly or indirectly owns, beneficially or of record, (a) an amount of voting securities or other interests in such entity that is sufficient to enable such Person to elect a majority of such entity’s board of directors or other governing body, or otherwise to control the management of such entity; or (b) a majority of the outstanding equity or financial interests of such entity.
“Sun Business Data” means any and all business information and data (whether of employees, contractors, consultants, customers, consumers, vendors, suppliers, service providers or other persons and whether in electronic or any other form or medium) Processed by the Sun IT Systems or otherwise in the course of the conduct of the business of each of Sun and its Subsidiaries.
“Sun Data Protection Requirements” means all applicable (i) Data Protection Laws; (ii) Sun Privacy Policies; and (iii) the terms of any agreements to which each of Sun and its Subsidiaries is bound relating to the Processing of Personal Data.
“Sun Intellectual Property Rights” means any Intellectual Property Rights that are owned, used or practiced, or held for use or practice, by Sun or Sun Subsidiaries, including any Intellectual Property Rights incorporated into, embodied in or otherwise used or practiced, or held for use or practice, in connection with (or planned by Sun or any Sun Subsidiary to be incorporated into or otherwise used or practiced, or held for use or practice, in connection with) any Sun Offerings.
“Sun Licensed IP” means all Sun Intellectual Property Rights that are not Owned Sun IP.
“Sun Material Adverse Effect” means a Material Adverse Effect with respect to Sun and the Sun Subsidiaries, taken as a whole.
“Sun Offerings” means any material products or services marketed, offered, licensed, provided, sold, distributed or otherwise made available by or on behalf of Sun or any of the Sun Subsidiaries, and any products or services currently being developed (or already developed) by or for Sun or any of Sun Subsidiaries.
“Sun Privacy Policies” means all published, posted, and internal agreements and policies relating to each of Sun and its Subsidiaries’ Processing of Personal Data.
“Sun Rights Plan” means that certain Rights Agreement entered into between Sun and Continental Stock Transfer & Trust Company, dated July 25, 2022 (as it may be amended or modified from time to time) and the rights distributed to Sun shareholders thereunder.
“Sun Subsidiary” means each Subsidiary of Sun.
“Superior Proposal” means, with respect to a party hereto, any bona fide written Acquisition Proposal (with references in the definition thereof to fifteen percent (15%) being deemed to be replaced with references to fifty percent (50%)) with respect to such party on terms which the board of directors of such party determines in good faith (after consultation with such party’s financial advisors and outside legal counsel, and after taking into account all legal, regulatory, financial and other aspects of such Acquisition Proposal and the identity of the Person making such Acquisition Proposal), to be (x) more favorable from a financial point of view to such party’s shareholders or stockholders, as applicable, than the Merger and (y) reasonably likely to be irrevocably consummated (if accepted) on a timely basis in accordance with its terms and taking into account all relevant financial, legal and regulatory aspects of such Acquisition Proposal (including the identity of the Person making such Acquisition Proposal).
“Tax” or “Taxes” means all federal, state, local or foreign income, gross receipts, property, sales, use, license, excise, franchise, employment, unemployment, payroll, premium, withholding, alternative or added minimum, ad valorem, transfer or excise taxes, customs, tariffs, imposts, levies, duties, Israeli value added tax, fees or other like assessments or charges imposed by a Governmental Entity, together with all interest, penalties and additions imposed by such Governmental Entity with respect to such amounts.

“Tax Return” means all Tax returns, declarations, statements, reports, schedules, forms and information returns, and any amended Tax return, in each case, relating to Taxes and which is filed or required to be filed by a Governmental Entity.
“Technology” means all Software, content, websites, technical data, subroutines, tools, materials, invention disclosures, improvements, apparatus, creations, works of authorship and other similar materials, and all recordings, graphs, drawings, reports, analyses, documentation, user manuals and other writings, and other tangible embodiments of the foregoing, in any form whether or not specifically listed herein.
“Termination Expenses” means reasonable, documented out-of-pocket fees and expenses, not to exceed $10,000,000 in the aggregate, incurred or paid by or on behalf of the party receiving payment thereof and its Subsidiaries in connection with the transactions contemplated by this Agreement, or related to the authorization, preparation, negotiation, execution and performance of this Agreement, in each case including documented fees and expenses of law firms, commercial banks, investment banking firms, financing sources, accountants, experts and consultants to such party and its Subsidiaries.
“Valid Certificate” means, in respect of a Payor, a valid certificate or ruling issued by the ITA in form and substance reasonably acceptable to the Surviving Corporation, Sun and the Exchange Agent: (a) exempting such Payor from the duty to withhold Israeli Taxes with respect to the applicable payment, (b) determining the applicable rate of Israeli Taxes to be withheld from the applicable payment or (c) providing any other instructions regarding the payment or withholding with respect to the applicable payment.
“Willful Breach” or “Willfully Breached” means a material breach of this Agreement as a result of a deliberate action taken or deliberate failure to act that the breaching party intentionally takes (or fails to take) and actually knows would, or would reasonably be expected to, be or cause a breach of this Agreement.
Section 9.3. Interpretation. Where specific language is used to clarify by example a general statement contained herein (such as by using the word “including”), such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates. When a reference is made in this Agreement to an Article, a Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Whenever required by the context, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa. The words “include” and “including,” and other words of similar import when used herein shall not be deemed to be terms of limitation but rather shall be deemed to be followed in each case by the words “without limitation”. The word “if” and other words of similar import when used herein shall be deemed in each case to be followed by the phrase “and only if”. The words “herein,” “hereto,” and “hereby” and other words of similar import in this Agreement shall be deemed in each case to refer to this Agreement as a whole and not to any particular Article, Section or other subdivision of this Agreement. Any reference herein to “dollars” or “$” shall mean United States dollars. The words “as of the date of this Agreement” and words of similar import shall be deemed in each case to refer to the date of this Agreement as set forth in the Preamble hereto. The term “or” is not exclusive. The word “extent” and the phrase “to the extent” shall mean the degree to which a subject or other thing extends and such word or phrase shall not mean simply “if”. Any reference to any particular Code section or any other Law will be interpreted to include any revision of or successor to that section regardless of how it is numbered or classified and any reference herein to a Governmental Entity shall be deemed to include reference to any successor thereto. Any reference to a document being “provided” or “made available” to a party or its advisers, shall mean that such document had been included at least one Business Day prior to the date of this Agreement in the Datasite virtual data room established by the applicable party, and to which access to the other party and its advisers had been granted at least one Business Day prior to the date of this Agreement, or in the Ironman SEC Documents or the Sun SEC Documents filed publicly at least one Business Day prior to the date of this Agreement, as applicable.
Section 9.4. Nonsurvival of Representations and Warranties. None of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements or other provisions, shall survive the Closing, and all such representations, warranties, covenants, obligations or other agreements, including all such rights, shall terminate and expire upon the occurrence of the Effective Time (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing and (b) this Article IX.
Section 9.5. Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (i) when delivered or sent if delivered in person or sent by email (without receiving a failure of delivery message in return) or, to the extent not delivered on a Business Day during business hours, on the next Business Day, (ii) on the fifth Business Day after dispatch by registered or certified mail, or (iii) on the next Business Day if transmitted by national overnight courier, in each case as follows (or at such other address for a party as shall be specified by like notice):
(a) if to Ironman, to:

Desktop Metal, Inc.
63 3rd Avenue
Burlington, Massachusetts 01803
Email: meg.broderick@desktopmetal.com
Attention: Meg Broderick

with copies, not constituting notice, to:

Latham & Watkins LLP
811 Main Street, Suite 3700
Houston, Texas 77002
E-mail: ryan.maierson@lw.com and daniel.hoffman@lw.com
Attention: Ryan Maierson and Daniel Hoffman

and

Shibolet & Co.
4 Yitzhak Sadeh St.
Tel Aviv 6777504
Israel
E-mail: l.aviram@shibolet.com and maya@shibolet.com
Attention: Lior Aviram and Maya Koubi Bara-nes

(b) if to Sun or Merger Sub, to:

Stratasys Ltd.
1 Holtzman St. Science Park
P.O. Box 2496
Rehovot 7670401
Israel
Email: vered.benjacob@stratasys.com
Attention: Vered Ben Jacob, Adv. Chief Legal Officer

with copies, not constituting notice, to:

Meitar Law Offices
Abba Hillel Silver Road 16
Ramat Gan 5250608
Israel
Email: dchertok@meitar.com and jonathana@meitar.com
Attention: J. David Chertok, Adv. and Jonathan Atha, Adv.

and

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Email: AOEmmerich@wlrk.com and VSapezhnikov@wlrk.com
Attention: Adam O. Emmerich and Viktor Sapezhnikov
Section 9.6. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as either the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party or such party waives its rights under this Section 9.6 with respect thereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.
Section 9.7. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in .pdf format, including using generally recognized e-signature technology (e.g., DocuSign or Adobe Sign) shall be sufficient to bind the parties to the terms and conditions of this Agreement.
Section 9.8. Entire Agreement; No Third-Party Beneficiaries. This Agreement, taken together with the Ironman Disclosure Schedules and the Sun Disclosure Schedules, the voting agreements contemplated hereby, the exhibits hereto and the Confidentiality Agreement, (a) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the Merger and the other transactions contemplated by this Agreement; and (b) except for Section 6.9, is not intended to confer upon any Person other than the parties any rights or remedies.
Section 9.9. Governing Law. This Agreement, and all claims, causes of action (whether in contract, tort or statute) or other matter that may directly or indirectly result from, arise out of, be in connection with or relating to this Agreement or the other agreements delivered in connection herewith, or the execution or performance of this Agreement or such other agreements, or the transactions contemplated by this Agreement (the “Relevant Matters”) shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to conflicts of laws principles that would result in the application of the Law of any other state; provided however, that any determination to be made with respect to corporate matters of Sun, including without limitation, the duties of the Sun Board (including for the purposes of Section 6.1 or Section 6.4), shall be determined in accordance with the Laws of the State of Israel.
Section 9.10. Forum. Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks jurisdiction, the Federal court of the United States of America sitting in Delaware, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Relevant Matter or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding, except in the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks jurisdiction, the Federal court of the United States of America sitting in Delaware, and any appellate court from any thereof; (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks jurisdiction, the Federal court of the United States of America sitting in Delaware, and any appellate court from any thereof; (iii) waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any such action or proceeding in such courts; and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in such courts. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law. Each party to this Agreement irrevocably consents to service of process inside or outside the territorial jurisdiction of the courts referred to in this Section 9.10 in the manner provided for notices in Section 9.5. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by applicable Law.
Section 9.11. Specific Performance. The parties acknowledge and agree that irreparable damage would occur in the event that any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that, prior to the termination of this Agreement pursuant to Section 8.1, the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the performance of terms and provisions of this Agreement as provided for herein, without proof of actual damages (and each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity. The parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy for any such breach.
Section 9.12. Waiver of Jury Trial. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.
Section 9.13. Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise by any of the parties without the prior written consent of the other parties. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.
Section 9.14. Headings. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
[Signature page next]

IN WITNESS WHEREOF, the parties hereunder have duly executed this Agreement as of the date first written above.
DESKTOP METAL, INC.

By:	/s/ Ric Fulop
Name:	Ric Fulop
Title:	Chief Executive Officer
STRATASYS LTD.
By:	/s/ Yoav Zeif	By:	/s/ Eitan Zamir
Name:	Yoav Zeif	Name:	Eitan Zamir
Title:	Chief Executive Officer	Title:	Chief Financial Officer
TETRIS SUB INC.
By:	/s/ Yoav Zeif	By:	/s/ Eitan Zamir
Name:	Yoav Zeif	Name:	Eitan Zamir
Title:	President	Title:	Treasurer and Secretary

EXHIBIT A

ARTICLES OF ASSOCIATION

OF

STRATASYS LTD.

A COMPANY LIMITED BY SHARES

UNDER THE COMPANIES LAW - 1999
1.	INTERPRETATION.
1.1.	In these Articles, unless the context requires another meaning the words in the first column of the following table shall have the meanings set opposite them in the second column:
“Articles”	these Articles of Association, as amended from time to time by a Resolution (as defined below);

“Auditors”	the auditors of the Company;

“Board of Directors” or the “Board”	all of the directors of the Company holding office pursuant to these Articles, including alternates, substitutes or proxies;

“Chief Executive Officer”	chief executive officer of the Company;

“Chairman of the Board of Directors”	as defined in Article 79;

“Companies Law” or the “Law”	the Companies Law, 5759-1999, of the State of Israel, as amended from time to time, or any other law which may come in its stead, including all amendments made thereto;

“Company”	Stratasys Ltd;

“Effective Time”	the closing of the Merger as defined in the Merger Agreement, at which time these Articles shall first become effective;

“General Meeting”	any annual or extraordinary meeting of the shareholders of the Company;

“Incapacitated Person”
according to the meaning thereof under the Legal Capacity and Guardianship Law, 5722-1962, of the State of Israel, as amended from time to time, including a minor who has not yet attained the age of 18 years, a person unsound of mind and a bankrupt in respect of whom no rehabilitation has been granted;

“Initial Term”	the period commencing at the Effective Time and ending on the second anniversary thereof;

“Ironman”	Ironman Corporation, a Delaware corporation;

A-A-1

“Merger”
the merger of Ironman with and into Ironman Merger Corp, a Delaware corporation and wholly owned indirect subsidiary of the Company (“Merger Sub”) pursuant to the General Corporation Law of the State of Delaware and pursuant to which Ironman will become a wholly owned indirect subsidiary of the Company;

“Merger Agreement”	the Agreement and Plan of Merger dated May 25, 2023, among the Company, Merger Sub and Ironman;

“Month” or “Year”	according to the Gregorian calendar;

“NIS”	New Israeli Shekels;

“Office”	the registered office of the Company at that time;

“Office Holder”	as defined in the Companies Law;

“Person”	includes an individual, corporation, company, cooperative society, partnership, trust of any kind or any other body of persons, whether incorporated or otherwise;

“Register”	the Register of Shareholders administered in accordance with Section 127 of the Law;

“Resolution”
a resolution of shareholders of the Company, including a resolution approving a merger, which, except as required under the Law or these Articles, shall be adopted by a majority of voting power present and voting at the applicable General Meeting, in person or by proxy;

“U.S. Rules”
the rules of the NASDAQ Stock Market (or other stock exchange on which the Company’s shares are then listed) and the U.S. securities rules and regulations applicable to the Company, as amended from time to time;

“writing”	handwriting, typewriting, photography, telex, email or any other legible form of writing.
1.2.	Words and expressions defined in the Memorandum of Association of the Company shall have the meanings in these Articles as ascribed to them therein.
1.3.
Subject to the provisions of this Article 1, in these Articles, unless the context necessitates another meaning, terms and expressions which have been defined in the Companies Law shall have the meanings ascribed to them therein.

1.4.
Words in the singular shall also include the plural, and vice versa. Words in the masculine shall include the feminine and vice versa, and words which refer to persons shall also include corporations, and vice versa.

1.5.	The captions to articles in these Articles are intended for the convenience of the reader only, and no use shall be made thereof in the interpretation of these Articles.
A-A-2

LIMITED LIABILITY
2.
The Company is a limited liability company and each shareholder’s obligations for the Company’s obligations shall be limited to the payment of the nominal value of the shares held by such shareholder, subject to the provisions of the Companies Law.

THE COMPANY’S OBJECTIVES
3.
The Company’s objectives are to conduct all types of business as are permitted by law. The Company may donate a reasonable amount of money for any purpose that the Board of Directors finds appropriate, even if the donation is not for business considerations or for the purpose of achieving profits for the Company.

THE BUSINESS
4.
Any branch or type of business that the Company is authorized to engage in, either expressly or implied, may be commenced or engaged in by the Board of Directors at all or any time as it deems fit. The Board of Directors, at its own discretion, shall be entitled to cease the conduct of any such branch or type of business, whether or not the actual conduct thereof has commenced.

REGISTERED OFFICE
5.	The registered office shall be at such place as is decided from time to time by the Board of Directors.
SHARE CAPITAL
6.
The share capital of the Company consists of NIS 4,500,000 divided into 450,000,000 Ordinary Shares, of a nominal value of NIS 0.01 each (the “Ordinary Shares”). The powers, preferences, rights, restrictions, and other matters relating to the Ordinary Shares are as set forth in the Articles.

7.	RIGHTS ATTACHING TO THE ORDINARY SHARES.
7.1.
The Ordinary Shares in respect of which all calls have been fully paid shall confer on the holders thereof the right to attend and to vote at General Meetings of the Company, both ordinary as well as extraordinary meetings. At General Meetings of the Company every holder of an Ordinary Share in respect of which all of the calls on such share have been paid in full, who is personally present or represented by proxy, shall have one (1) vote in respect of such Ordinary Share held by him, without reference to the nominal value thereof.

7.2.
The Ordinary Shares shall confer on a holder thereof the right to receive a dividend, to participate in a distribution of bonus shares and to participate in the distribution of the assets of the Company upon its winding-up, pro rata to the nominal amount paid up on the shares or credited as paid up in respect thereof, and without reference to any premium which may have been paid in respect thereof.

7.3.	Except as may be expressly provided in these Articles, all Ordinary Shares shall rank pari passu in all respects.
8.	INTENTIONALLY OMITTED
9.	MODIFICATION OF CLASS RIGHTS.
9.1.
Subject to applicable law, if at any time the share capital of the Company is divided into different classes of shares and unless the terms of issue of such class of shares otherwise stipulate, the rights attaching to any class of shares (including rights prescribed in the terms of issue of the shares) may be altered, modified or canceled, by a Resolution passed at a separate General Meeting of the shareholders of that class.

9.2.
The provisions contained in these Articles with regard to General Meetings shall apply, mutatis mutandis as the case may be, to every such General Meeting of the holders of each class of the Company’s shares.

9.3.
The special rights conferred on the holders of shares or any class of shares which have been issued, including without limitation shares issued with preferential rights or other special rights, shall not be deemed to have been altered by the creation or issue of additional shares ranking pari passu with them, unless otherwise stipulated in the conditions of issue of such shares.

A-A-3

10.	ISSUANCE OF PREFERRED SHARES
Without prejudice to the special rights conferred on the holders of other shares or debentures of the Company, the Company may issue shares having preferred or deferred rights, subject to the provisions of any applicable law, from time to time, or may issue shares having special rights in regard to the distribution of dividends, voting rights, rights on winding-up or in connection with any other matters, as the Company may from time to time decide.
11.	UNISSUED SHARE CAPITAL
The unissued shares in the capital of the Company shall be under the control of the Board of Directors, which shall be entitled to allot or otherwise grant the same to such persons under such restrictions and conditions as it shall deem fit, whether for consideration or otherwise, and whether for consideration in cash or for consideration which is not in cash, above their nominal value or at a discount, all on such conditions, in such manner and at such times as the Board of Directors shall deem fit, subject to the provisions of the Law. The Board of Directors shall be entitled, inter alia, to differentiate between shareholders with regard to the amounts of calls in respect of the allotment of shares (to the extent that there are calls) and with regard to the time for payment thereof. The Board of Directors may also issue options or warrants for the purchase of shares of the Company and prescribe the manner of the exercise of such options or warrants, including the time and price for such exercise and any other provision which is relevant to the method for distributing the issued shares of the Company amongst the purchasers thereof.
The Board of Directors shall be entitled to prescribe the times for the issue of shares of the Company and the conditions therefor and any other matter which may arise in connection with the issue thereof.
12.
In every case of a rights offering the Board of Directors shall be entitled, in its discretion, to resolve any problems and difficulties arising or that are likely to arise in regard to fractions of rights, and without prejudice to the generality of the foregoing, the Board of Directors shall be entitled to specify that no shares shall be allotted in respect of fractions of rights, or that fractions of rights shall be sold and the (net) proceeds shall be paid to the persons entitled to the fractions of rights, or, in accordance with a decision by the Board of Directors, to the benefit of the Company.

INCREASE OF AND ALTERATIONS TO CAPITAL
13.
The Company may, from time to time, by a Resolution, increase its share capital by way of the creation of new shares, whether or not all the existing shares have been issued up to the date of the Resolution, whether or not it has been decided to issue same, and whether or not calls have been made on all the issued shares.

14.
The increase of capital shall be in such amount and divided into shares of such nominal value, and with such restrictions and conditions and with such rights and privileges as the Resolution dealing with the creation of the shares prescribes, subject to the special rights of an existing class of shares, and if no provisions are contained in the Resolution, then as the Board of Directors shall prescribe.

15.
Unless otherwise stated in the Resolution approving the increase of the share capital, the new shares shall be subject to those provisions in regard to issue, allotment, alteration of rights, payment of calls, liens, forfeiture, transfer, transmission and other provisions which apply to the shares of the Company.

16.	By Resolution, the Company may, subject to any applicable provisions of the Law:
16.1.	consolidate its existing share capital, or any part thereof, into shares of a larger denomination than the existing shares:
16.2.
sub-divide its share capital, in whole or in part, into shares of a smaller denomination than the nominal value of the existing shares and without prejudice to the foregoing, one or more of the shares so created may be granted any preferred or deferred rights or any special rights with regard to dividends, participation in assets upon winding-up, voting and so forth, subject to the provisions of these Articles;

16.3.	reduce its share capital; or
16.4.	cancel any shares which on the date of passing of the Resolution have not been issued and to reduce its share capital by the amount of such shares.
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17.
In the event that the Company shall adopt any of the Resolutions described in Article 16 above, the Board of Directors shall be entitled to prescribe arrangements necessary in order to resolve any difficulty arising or that is likely to arise in connection with such Resolutions, including in the event of a consolidation, in which it shall be entitled to prescribe which shares shall be consolidated into a particular class of shares, and may cause the transfer of fractional shares by certain shareholders of the Company to other shareholders thereof so as to most expediently preclude or remove any fractional shareholdings, and cause the transferees of such fractional shares to pay the transferors thereof the fair value thereof, and the Board of Directors is hereby authorized to act in connection with such transfer, as agent for the transferors and transferees of any such fractional shares, with full power of substitution, for the purposes of implementing the provisions of this Article 17.

SHARE CERTIFICATES
18.
To the extent shares are certificated, share certificates evidencing title to the shares of the Company shall be issued under the seal or rubber stamp of the Company, and together with the signatures of two members of the Board of Directors, or one director together with the Chief Executive Officer. The Board of Directors shall be entitled to decide that the signatures be effected in any mechanical or electronic form, provided that the signature shall be effected under the supervision of the Board of Directors in such manner as it prescribes.

19.	Every shareholder shall be entitled, free of charge, to one certificate in respect of all the shares of a single class registered in his name in the Register.
20.
The Board of Directors shall not refuse a request by a shareholder to obtain several certificates in place of one certificate, unless such request is, in the opinion of the Board of Directors, unreasonable. Where a shareholder has sold or transferred some of his shares, he shall be entitled, free of charge, to receive a certificate in respect of his remaining shares, provided that the previous certificate is delivered to the Company before the issuance of a new certificate.

21.	Every share certificate shall specify the number of the shares in respect of which such certificate is issued and also the amounts which have been paid up in respect of each share.
22.
No person shall be recognized by the Company as having any right to a share unless he is the registered owner of the shares in the Register. The Company shall not be bound by and shall not recognize any right or privilege pursuant to the laws of equity, or a fiduciary relationship or a chose in action, future or partial, in any share, or a right or privilege to a fraction of a share, or (unless these Articles otherwise direct) any other right in respect of a share, except the absolute right to the share as a whole, where same is vested in the owner registered in the Register.

23.
A share certificate registered in the names of two or more persons shall be delivered to one of the joint holders, and the Company shall not be obliged to issue more than one certificate to all the joint holders of shares and the delivery of such certificate to one of the joint holders shall be deemed to be delivery to all of them.

24.
If a share certificate should be lost, destroyed or defaced, the Board of Directors shall be entitled to issue a new certificate in its place, provided that the certificate is delivered to it and destroyed by it, or it is proved to the satisfaction of the Board of Directors that the certificate was lost or destroyed and security has been received to its satisfaction in respect of any possible damages and after payment of such amount as the Board of Directors shall prescribe.

CALLS ON SHARES
25.
The Board of Directors may from time to time, in its discretion, make calls on shareholders in respect of amounts which are still unpaid in respect of the shares held by each of the shareholders (including premiums), and the terms of issue which do not prescribe that same be paid at fixed times, and every shareholder shall be obliged to pay the amount of the call made on him, at such time and at such place as stipulated by the Board of Directors.

26.
In respect of any such call, prior notice of at least 14 (fourteen) business days shall be given, stating to whom the amount called is to be paid, the time for payment and the place thereof, provided that prior to the due date for payment of such call, the Board of Directors may, by written notice to the shareholders to which the call was made, cancel the call or extend the date of payment thereof.

27.
If according to the terms of issue of any share, or otherwise, any amount is required to be paid at a fixed time or in installments at fixed times, whether the payment is made on account of the share capital in respect of the

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share or in form of a premium, every such payment or every such installment shall be paid as if it was a call duly made by the Board of Directors, in respect of which notice was duly given, and all the provisions contained in these Articles in regard to calls shall apply to such amount or to such installment.
28.	Joint holders of a share shall be jointly and severally liable for the payment of all installments and calls due in respect of such share.
29.
In the event that a call or installment due on account of a share is not paid on or before the date fixed for payment thereof, the holder of the share, or the person to whom the share has been allotted, shall be obliged to pay linkage differentials and interest on the amount of the call or the installment, at such rate as shall be determined by the Board of Directors, commencing from the date fixed for the payment thereof and until the date of actual payment. The Board of Directors may, however, waive the payment of the linkage differentials or the interest or part thereof.

30.
A shareholder shall not be entitled (i) to receive a dividend or (ii) to exercise any right as a shareholder, including but not limited to, the right to attend and vote at a General Meeting of any type and to transfer the shares to another; unless he has paid all the calls payable from time to time and which apply to any of his shares, whether he holds same alone or jointly with another, plus linkage differentials, interest and expenses, if any.

31.
The Board of Directors may, if it deems fit, accept payment from a shareholder wishing to advance the payment of all moneys which remain unpaid on account of his shares, or part thereof which are over and above the amounts which have actually been called, and the Board of Directors shall be entitled to pay such shareholder linkage differentials and interest in respect of the amounts paid in advance, or that portion thereof which exceeds the amount called for the time being on account of the shares in respect of which the advance payment is made, at such rate as is agreed upon between the Board of Directors and the shareholder, with this being in addition to dividends payable (if any) on the paid-up portion of the share in respect of which the advance payment is made.

The Board of Directors may, at any time, repay the amount paid in advance as aforesaid, in whole or in part, in its sole discretion.
FORFEITURE AND LIEN
32.
If a shareholder fails to make payment of any call or other installment on or before the date fixed for the payment thereof, the Board of Directors may, at any time thereafter and for as long as the part of the call or installment remains unpaid, serve on him a notice demanding that he make payment thereof, together with the linkage differentials and interest at such rate as is specified by the Board of Directors and all the expenses incurred by the Company in consequence of such non-payment.

33.
The notice shall specify a further date, which shall be at least 14 business days after the date of the delivery of the notice, and a place or places at which such call or installment is to be paid, together with linkage differentials and interest and expenses as aforesaid. The notice shall further state that, if the amount is not paid on or before the date specified, and at the place mentioned in such notice, the shares in respect of which the call was made, or the installment is due, shall be liable to forfeiture.

34.
If the demands contained in such notice are not complied with the Board of Directors may treat the shares in respect of which the notice referred to in Articles 32 and 33 was given as forfeited. Such forfeiture shall include all dividends, bonus shares and other benefits which have been declared in respect of the forfeited shares which have not actually been paid prior to the forfeiture.

35.
Any share so forfeited or waived shall be deemed to be the property of the Company and the Board of Directors shall be entitled, subject to the provisions of these Articles and the Law, to sell, re-allot or otherwise dispose thereof, as it deems fit, whether the amount paid previously in respect of that share is credited, in whole or in part.

36.	The Board of Directors may, at any time before any share forfeited as aforesaid is sold or re-allotted or otherwise dispose of, cancel the forfeiture on such conditions as it deems fit.
37.
Any person whose shares have been forfeited shall cease to be a shareholder in respect of the forfeited shares, but shall, nonetheless remain liable for the payment to the Company of all calls, installments, linkage differentials, interest and expenses due on account of or in respect of such shares on the date of forfeiture, in

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respect of the forfeited shares, together with interest on such amounts reckoned from the date of forfeiture until the date of payment, at such rate as the Board of Directors shall from time to time specify. However, his liability shall cease after the Company has received all the amounts called in respect of the shares. The Board of Directors shall be entitled to collect the moneys which have been forfeited, or part thereof, as it shall deem fit, but it shall not be obliged to do so.
38.
The provisions of these Articles in regard to forfeiture shall also apply to cases of non-payment of any amount, which, according to the terms of issue of the share, or which under the conditions of allotment the due date for payment of which fell on a fixed date, whether this be on account of the nominal value of the share or in the form of a premium, as if such amount was payable pursuant to a call duly made and notified.

39.
The Company shall have a first and paramount lien over all the shares which have not been fully paid up and which are registered in the name of any shareholder (whether individually or jointly with others) and also over the proceeds of the sale thereof, as security for the debts and obligations of such shareholder to the Company and his contractual engagements with it, either individually or together with others. This right of lien shall apply whether or not the due date for payment of such debts or the fulfillment or performance of such obligations has arrived, and no rights in equity shall be created in respect of any share, over which there is a lien as aforesaid. The aforesaid lien shall apply to all dividends or benefits which may be declared, from time to time, on such shares, unless the Board of Directors shall decide otherwise.

40.
In order to foreclose on such lien, the Board of Directors may sell the shares under lien at such time and in such manner as, it shall deem fit, but no share may be sold unless the period referred to below has elapsed and written notice has been given to the shareholder, his trustee, liquidator, receiver, the executors of his estate, or anyone who acquires a right to shares in consequence of the bankruptcy of a shareholder, as the case may be, stating that the Company intends to sell the shares, if he or they should fail to pay the aforesaid debts, or fail to discharge or fulfill the aforesaid obligations within 14 business days from the date of the delivery of the notice.

41.
The net proceeds of any such sale of shares, as contemplated by Article 40 above, after deduction of the expenses of the sale, shall serve for the discharge of the debts of such shareholder or for performance of such shareholder’s obligations (including debts, undertaking and contractual engagements, the due date for the payment or performance of which has arrived) and the surplus, if any, shall be paid to the shareholder, his trustee, liquidator, receiver, guardians, or the executors of his estate, or to his successors- in-title.

42.
In every case of a sale following forfeiture or waiver, or for purposes of executing a lien by exercising all of the powers conferred above, the Board of Directors shall be entitled to appoint a person to sign an instrument of transfer of the shares sold, and to arrange for the registration of the name of the buyer in the Register in respect of the shares sold.

43.
An affidavit signed by the Chairman of the Board of Directors that a particular share of the Company was forfeited, waived or sold by the Company by virtue of a lien, shall serve as conclusive evidence of the facts contained therein as against any person claiming a right in the share. The purchaser of a share who relies on such affidavit shall not be obliged to investigate whether the sale, re-allotment or transfer, or the amount of consideration and the manner of application of the proceeds of the sale, were lawfully effected, and after his name has been registered in the Register he shall have a full right of title to the share and such right shall not be adversely affected by a defect or invalidity which occurred in the forfeiture, waiver, sale, re-allotment or transfer of the share.

TRANSFER AND TRANSMISSION OF SHARES
44.
No transfer of shares shall be registered unless a proper instrument of transfer is delivered to the Company or to such other place specified for this purpose by the Board of Directors. Subject to the provisions of these Articles, an instrument of transfer of a share in the Company shall be signed by the transferor and the transferee. The transferor shall be deemed to remain the holder of the share up until the time the name of the transferee is registered in the Register in respect of the transferred share.

45.
Insofar as the circumstances permit, the instrument of transfer of a share shall be drawn up in the form set out below, or in any other form that the Board of Directors may approve (the “Deed of Transfer”).

I    , I.D.    of    (the “Transferor”), in consideration for an amount of NIS    (in words) paid to me by    I.D.    of    (hereinafter: the “Transferee”), hereby transfer to the Transferee      shares of nominal value NIS    each, marked with the numbers    to    (inclusive) of
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a company known as Stratasys Ltd., to be held by the Transferee, and his successors-in title, under all the same conditions under which I held the same prior to the signing of this instrument, and I, the Transferee, hereby agree to accept the aforementioned share in accordance with the above mentioned conditions.
In witness whereof we have hereunto signed this    day of   20  .
Transferor       Transferee
Witnesses to Signature
46.
The Company may close the transfer registers and the Register for such period of time as the Board of Directors shall deem fit, provided that such period of time shall not in total exceed 30 (thirty) days each year.

47.
Every instrument of transfer shall be submitted to the Office or to such other place as the Board of Directors shall prescribe, for purposes of registration, together with the share certificates to be transferred, or if no such certificate was issued, together with a letter of allotment of the shares to be transferred, and/or such other proof as the Board of Directors may demand in regard to the transferor’s right of title or his right to transfer the shares. The Board of Directors shall have the right to refuse to recognize an assignment of shares until appropriate security under the circumstances has been provided, as shall be determined by the Board of Directors in a specific case or from time to time in general. Instruments of transfer which serve as the basis for transfers that are registered shall remain with the Company.

48.
The executors of the will or administrator of a deceased shareholder’s estate (such shareholder not being one of a joint owners of a share) or, in the absence of an administrator of the estate or executor of the will, shall be entitled to demand that the Company recognize them as owners of rights in the share. The provisions of Article 47 above shall apply, mutatis mutandis, also in regard to this Article.

49.
In the case of a share registered in the names of two or more Persons, the Company shall recognize only the surviving owners as Persons having rights in the share. However, the aforementioned shall not be construed as releasing the estate of a deceased joint shareholder from any and all undertakings in respect of the shares. Any Person who shall become an owner of shares following the death of a shareholder shall be entitled to be registered as owner of such shares after having presented to an officer of the Company to be designated by the Chief Executive Officer an inheritance order or probation order or order of appointment of an administrator of estate and any other proof as required - if these are sufficient in the opinion of such officer - testifying to such Person’s right to appear as shareholder in accordance with these Articles, and which shall testify to his title to such shares. The provisions of Article 47 above shall apply, mutatis mutandis, also in regard to this Article.

50.
The receiver or liquidator of a shareholder who is a company or the trustee in bankruptcy or the official receiver of a shareholder who is bankrupt, upon presenting appropriate proof to the satisfaction of an officer of the Company to be designated by the Chief Executive Officer that he has the right to appear in this capacity and which testifies to his title, may, with the consent of the Board of Directors (the Board of Directors shall not be obligated to give such consent) be registered as the owner of such shares. Furthermore, he may assign such shares in accordance with the rules prescribed in these Articles. The provisions of Article 47 above shall apply, mutatis mutandis, also in regard to this Article.

51.
A Person entitled to be registered as a shareholder following assignment pursuant to this Article shall be entitled, if approved by the Board of Directors and to the extent and under the conditions prescribed by the Board of Directors, to dividends and any other monies paid in respect of the shares, and shall be entitled to give the Company confirmation of the payments; however, he shall not be entitled to be present or to vote at any General Meeting of the Company or, subject to the provisions of these Articles, to make use of any rights of shareholders, until he has been registered as owner of such shares in the Register.

GENERAL MEETING
52.
An annual General Meeting shall be held once in every year, not later than 15 (fifteen) months after the last annual General Meeting, at such time and at such place as the Board of Directors shall determine. All other meetings of the Company’s shareholders shall be called extraordinary meetings.

53.	The Board of Directors may call an extraordinary General Meeting whenever it sees fit to do so.
54.	The Board of Directors shall be obliged to call an extraordinary General Meeting upon a request in writing in accordance with the Law.
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55.
The Company shall provide prior notice in regard to the holding of an annual meeting or an extraordinary meeting in accordance with the requirements of these Articles, the Law and the regulations promulgated thereunder. Subject to the provisions of the Law and the regulations promulgated thereunder, in counting the number of days of prior notice given, the day of publication of notice shall not be counted, but the day of the meeting shall be counted. The notice shall specify those items and contain such information as shall be required by the Companies Law, the regulations promulgated thereunder and any other applicable law and regulations. Subject to Article 64 below, in the event that the Company has established that an adjourned meeting shall be held on such date which is later than the date provided for in Section 78(b) of the Law, such later date shall be included in the notice. The Company may add additional places for shareholders to review the full text of the proposed resolutions, including an internet site. The notice shall be provided in the manner prescribed below under the heading “Notices” in Articles 128 to 131 below.

56.
56.1
Any shareholder or shareholders of the Company holding at least one percent (1%) of the voting rights of the Company (the “Proposing Shareholder(s)”) may request, subject to the Companies Law, that the Board of Directors include a matter on the agenda of a General Meeting to be held in the future, provided that the Board determines that the matter is appropriate to be considered at a General Meeting (a “Proposal Request”). In order for the Board of Directors to consider a Proposal Request and whether to include the matter stated therein in the agenda of a General Meeting, notice of the Proposal Request must be timely delivered, and the Proposal Request must comply with the requirements of these Articles (including this Article 56) and any applicable law and stock exchange rules and regulations. The Proposal Request must be in writing, signed by all of the Proposing Shareholders making such request, delivered, either in person or by certified mail, postage prepaid, and received by the Secretary (or, in the absence thereof by the Chief Executive Officer) of the Company. To be considered timely, a Proposal Request must be received within the time periods prescribed by applicable law. The announcement of an adjournment or postponement of a General Meeting shall not commence a new time period (or extend any time period) for the delivery of a Proposal Request as described above. In addition to any information required to be included in accordance with applicable law, a Proposal Request must include the following: (i) the name, address, telephone number, fax number and email address of the Proposing Shareholder (or each Proposing Shareholder, as the case may be) and, if an entity, the name(s) of the person(s) that controls or manages such entity; (ii) the number of shares held by the Proposing Shareholder(s), directly or indirectly (and, if any of such shares are held indirectly, an explanation of how they are held and by whom), which shall be in such number no less than as is required to qualify as a Proposing Shareholder, accompanied by evidence satisfactory to the Company of the record holding of such shares by the Proposing Shareholder(s) as of the date of the Proposal Request, and a representation that the Proposing Shareholder(s) intends to appear in person or by proxy at the meeting; (iii) the matter requested to be included on the agenda of a General Meeting, all information related to such matter, the reason that such matter is proposed to be brought before the General Meeting, the complete text of the resolution that the Proposing Shareholder proposes to be voted upon at the General Meeting and, if the Proposing Shareholder wishes to have a position statement in support of the Proposal Request, a copy of such position statement that complies with the requirement of applicable law (if any), (iv) a description of all arrangements or understandings between the Proposing Shareholders and any other Person(s) (naming such Person or Persons) in connection with the matter that is requested to be included on the agenda and a declaration signed by all Proposing Shareholder(s) of whether any of them has a personal interest in the matter and, if so, a description in reasonable detail of such personal interest; (v) a description of all Derivative Transactions (as defined below) by each Proposing Shareholder(s) during the previous twelve (12) month period, including the date of the transactions and the class, series and number of securities involved in, and the material economic terms of, such Derivative Transactions; and (vi) a declaration that all of the information that is required under the Companies Law and any other applicable law and stock exchange rules and regulations to be provided to the Company in connection with such matter, if any, has been provided to the Company. The Board of Directors, may, in its discretion, to the extent it deems necessary, request that the Proposing Shareholder(s) provide additional information necessary so as to include a matter in the agenda of a General Meeting, as the Board of Directors may reasonably require.

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A “Derivative Transaction” means any agreement, arrangement, interest or understanding entered into by, or on behalf or for the benefit of, any Proposing Shareholder or any of its affiliates or associates, whether of record or beneficial: (1) the value of which is derived in whole or in part from the value of any class or series of shares or other securities of the Company, (2) which otherwise provides any direct or indirect opportunity to gain or share in any gain derived from a change in the value of securities of the Company, (3) the effect or intent of which is to mitigate loss, manage risk or benefit from security value or price changes, or (4) which provides the right to vote or increase or decrease the voting power of, such Proposing Shareholder, or any of its affiliates or associates, with respect to any shares or other securities of the Company, which agreement, arrangement, interest or understanding may include, without limitation, any option, warrant, debt position, note, bond, convertible security, swap, stock appreciation right, short position, profit interest, hedge, right to dividends, voting agreement, performance-related fee or arrangement to borrow or lend shares (whether or not subject to payment, settlement, exercise or conversion in any such class or series), and any proportionate interest of such Proposing Shareholder in the securities of the Company held by any general or limited partnership, or any limited liability company, of which such Proposing Shareholder is, directly or indirectly, a general partner or managing member.

56.2
The information required pursuant to this Article shall be updated as of (i) the record date of the General Meeting, (ii) five business days before the General Meeting and (iii) three business days before the General Meeting, and any adjournment or postponement thereof.

PROCEEDINGS AT GENERAL MEETING
57.
No business shall be conducted at a General Meeting unless a quorum is present, and no resolution shall be passed unless a quorum is present at the time the resolution is voted on. Except in cases where it is otherwise stipulated, a quorum shall be constituted when there are personally present, or represented by proxy, at least 2 (two) shareholders who hold, in the aggregate, at least twenty-five percent (25%) of the voting rights in the Company. A proxy may be deemed to be 2 (two) or more shareholders pursuant to the number of shareholders he represents.

58.
If within half an hour from the time appointed for the meeting, a quorum is not present, without there being an obligation to notify the shareholders to that effect, the meeting shall be adjourned to the same day, in the following week, at the same hour and at the same place or to a later time and date if so specified in the notice of the meeting, unless such day shall fall on a statutory holiday (either in Israel or in the U.S.), in which case the meeting will be adjourned to the first business day afterwards which is not a statutory holiday.

If the original meeting was convened upon requisition under Section 63 of the Law, one or more shareholders, present in person or by proxy, and holding the number of shares required for making such requisition, shall constitute a quorum at the adjourned meeting, but in any other case any two (2) shareholders present in person or by proxy, shall constitute a quorum at the adjourned meeting.
59.
The Chairman of the Board of Directors, or any other Person appointed for this purpose by the Board of Directors, shall preside at every General Meeting. If within 15 (fifteen) minutes from the time appointed for the meeting, the designated chairman for the meeting shall not be present, the shareholders present at the meeting shall elect one of their number to serve as chairman of the meeting.

60.
Resolutions at the General Meeting shall be passed in accordance with the definition of “Resolution” set forth in Article 1.1 above, unless otherwise required by Law or these Articles. Every vote at a General Meeting shall be conducted according to the number of votes to which each shareholder is entitled on the basis of the number of Ordinary Shares held by him which confer on him a right to vote at the General Meeting.

61.
Where a poll has been demanded, the chairman of the meeting shall accede to the demand. Where the chairman of the meeting held a poll, such poll shall be held in such manner, at such time and at such place as the chairman of the meeting directs, either immediately or after an interval or postponement, or in any other way, and the results of the vote shall be deemed to be the resolution at the meeting at which the poll was demanded. A person demanding a poll may withdraw his demand prior to the poll being held.

62.	A demand for the holding of a poll shall not prevent the continued business of the meeting on all other questions apart of the question in respect of which a poll was demanded.
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63.
The announcement by the chairman of the meeting that a Resolution has been passed unanimously or by a particular majority, or has been rejected, and a note recorded to that effect in the Company’s minute book, shall serve as prima facie proof of such fact.

64.
The chairman of a General Meeting may adjourn the meeting from time to time and from place to place if approved by a consent of the holders of a majority of the voting power represented in person or by proxy and voting on the question of adjournment (and shall if so directed by the meeting), but at an adjourned meeting no other matters shall be considered or decided apart from the matters which were on the agenda of the meeting at which it was decided on the adjournment and in respect of which no Resolution was taken. The Company shall not deliver nor shall it be required to give notice in regard to the adjournment or in regard to the matters on the agenda of the adjourned meeting, unless the adjourned meeting is to be held more than 30 (thirty) days after the date of the original meeting, in which case a notice shall be published by the Company.

VOTES OF SHAREHOLDERS
65.	The voting rights of every shareholder entitled to vote at a General Meeting shall be as set forth in Article 7 of these Articles or to any other article herein governing voting rights.
66.
In the case of joint shareholders, the vote of the senior joint holder, given personally or by proxy, shall be accepted, to the exclusion of the vote of the remaining joint shareholders, and for these purposes the senior of the joint shareholders shall be the Person amongst the joint holders whose name appears first in the Register.

67.
A shareholder who is an Incapacitated Person may vote solely through his guardian or other person who fulfills the function of such guardian and who was appointed by a court, and any guardian or other person as aforesaid shall be entitled to vote by way of a proxy, or in such manner as the court directs.

68.
Any corporation which is a shareholder of the Company shall be entitled, by way of resolution of its directors or another organ which manages said corporation, to appoint such person which it deems fit, whether or not he is a shareholder of the Company, to act as its representative at any General Meeting of the Company or at a meeting of a class of shares in the Company which such corporation is entitled to attend and to vote thereat, and the appointed as aforesaid shall be entitled, on behalf of the corporation whom he represents, to exercise all of the same powers and authorities which the corporation itself could have exercised had it been a natural person holding shares of the Company.

69.
Every shareholder of the Company who is entitled to attend and vote at a General Meeting of the Company, shall be entitled to appoint a proxy. A proxy can be appointed by more than one shareholder, and he can vote in different ways on behalf of each principal.

The instrument appointing a proxy shall be in writing signed by the Person making the appointment or by his authorized representative, and if the Person making the appointment is a corporation, the power of attorney shall be signed in the manner in which the corporation signs on documents which bind it, and a certificate of an attorney with regard to the authority of the signatories to bind the corporation shall be attached thereto. The proxy need not be a shareholder of the Company.
70.
The instrument appointing a proxy, or a copy thereof certified by an attorney, shall be lodged at the Office, or at such other place as the Board of Directors shall specify, not less than forty-eight (48) hours prior to the meeting at which the proxy intends to vote on the strength of such instrument of proxy. Notwithstanding the above, the chairman of the meeting shall have the right to waive the time requirement provided above with respect to all instruments of proxies and to accept any and all instruments of proxy until the beginning of a General Meeting. A document appointing a proxy shall be valid for every adjourned meeting of the meeting to which the document relates.

71.
Every instrument appointing a proxy, whether for a meeting specifically indicated, or otherwise, shall, as far as circumstances permit, be in the following form, or in any other form approved by the Board of Directors:

I    of    being a shareholder holding voting shares in Stratasys Ltd., hereby appoint Mr./Ms.    of    or failing him/her, Mr./Ms.    or    , or failing him/her, Mr./Ms.    of    , to vote in my name, place and stead at the (ordinary/extraordinary) General Meeting of the Company to be held on the    of    20  , and at any adjourned meeting thereof.
In witness whereof I have hereto set my hand on the   day of
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72.	No shareholder shall be entitled to vote at a General Meeting unless he has paid all of the calls and all of the amounts due from him, for the time being, in respect of his shares.
73.
A vote given in accordance with the instructions contained in an instrument appointing a proxy shall be valid notwithstanding the death or bankruptcy of the appointer, or the revocation of the proxy, or the transfer of the shares in respect of which the vote was given as aforesaid, unless notice in writing of the death, revocation or transfer is received at the Office of the Company, or by the chairman of the General Meeting, prior to such vote.

74.
Subject to the Law, an instrument appointing a proxy shall be deemed revoked (i) upon receipt by the Company or the chairman of the meeting, subsequent to receipt by the Company of such instrument, of written notice signed by the person signing such instrument or by the Shareholder appointing such proxy canceling the appointment thereunder (or the authority pursuant to which such instrument was signed) or of an instrument appointing a different proxy, provided such notice of cancellation or instrument appointing a different proxy were so received at the place and within the time for delivery of the instrument revoked thereby as referred to in Article 70 hereof, or (ii) if the appointing shareholder is present in person at the meeting for which such instrument of proxy was delivered, upon receipt by the Chairman of such meeting of written notice from such shareholder of the revocation of such appointment, or if and when such shareholder votes at such meeting. A vote cast in accordance with an instrument appointing a proxy shall be valid notwithstanding the revocation or purported cancellation of the appointment, or the presence in person or vote of the appointing shareholder at a meeting for which it was rendered, unless such instrument of appointment was deemed revoked in accordance with the foregoing provisions of this Article 74 at or prior to the time such vote was cast.

THE BOARD OF DIRECTORS
75.
75.1.
The number of directors of the Company (including External Directors to the extent appointed pursuant to Article 80A below) shall be between seven (7) and eleven (11), as determined from time to time by the Board of Directors. Any director shall be eligible for re-election upon termination of his or her term of office.

75.2.
Prior to every annual General Meeting of the Company commencing as of the first annual General Meeting to be held after the first anniversary of the Effective Time, the Board of Directors of the Company shall resolve by a majority vote the names of the persons to be proposed to the shareholders of the Company for election as directors of the Company at such annual General Meeting, for a term that lasts until the next annual General Meeting (the “Nominees”).

75.3
Any Proposing Shareholder requesting to include on the agenda of a General Meeting a nomination of a Person to be proposed to the Shareholders for election as director (such person, an “Alternate Nominee”), may so request provided that it complies with this Article 75.3 and Article 56 and applicable law. Unless otherwise determined by the Board, a Proposal Request relating to Alternate Nominee is deemed to be a matter that is appropriate to be considered only at an annual General Meeting. In addition to any information required to be included in accordance with applicable law, such a Proposal Request shall include information required pursuant to Article 56, and shall also set forth: (i) the name, address, telephone number, fax number and email address of the Alternate Nominee and all citizenships and residencies of the Alternate Nominee; (ii) a description of all arrangements, relations or understandings between the Proposing Shareholder(s) or any of its affiliates and each Alternate Nominee; (iii) a declaration signed by the Alternate Nominee that he or she consents to be named in the Company’s notices and proxy materials relating to the General Meeting, if provided or published, and, if elected, to serve on the Board of Directors and to be named in the Company’s disclosures and filings, (iv) a declaration signed by each Alternate Nominee as required under the Companies Law and any other applicable law and stock exchange rules and regulations for the appointment of such an Alternate Nominee and an undertaking that all of the information that is required under law and stock exchange rules and regulations to be provided to the Company in connection with such an appointment has been provided (including, information in respect of the Alternate Nominee as would be provided in response to the applicable disclosure requirements under Form 20-F, Form 10-K, Schedule 14A or any other applicable form or schedule prescribed by the U.S. Securities and Exchange Commission (the “SEC”); (v) a declaration made by the Alternate Nominee of whether he or she meets the criteria for an independent director under the rules of the stock exchange on which the Company’s ordinary shares are then listed for trading, the Companies Law and/or under any applicable law, regulation or stock exchange

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rules, and if not, then an explanation of why not; and (vi) any other information required at the time of submission of the Proposal Request by applicable law, regulations or stock exchange rules. In addition, the Proposing Shareholder shall promptly provide any other information reasonably requested by the Company. The Board of Directors may refuse to acknowledge the nomination of any person not made in compliance with the foregoing. The Company shall be entitled to publish any information provided by a Proposing Shareholder pursuant to this Article 75.3 and Article 56, and the Proposing Shareholder shall be responsible for the accuracy and completeness thereof.
75.4
One or more Nominees or Alternate Nominees shall be elected by a Resolution at every annual General Meeting, for a term of office that shall conclude at the end of the first annual General Meeting held after the date of his or her election and upon the election and qualification of his or her successor, unless his or her office is vacated in accordance with Articles 77 or Article 80 below.

75.5.
If at the annual General Meeting no Nominee or Alternate Nominee is elected, the directors then in office shall continue to hold office until the convening of a General Meeting at which Nominees or Alternate Nominees are elected.

76.
The directors in their capacity as such shall be entitled to receive remuneration as shall be determined in compliance with the Law and the regulations promulgated thereunder. The conditions (including remuneration) of the terms of office of members of the Board of Directors shall be decided by the Board of Directors, but the same shall be valid only if ratified in the manner required under the Law. The remuneration of directors may be fixed as an overall payment or other consideration and/or as a payment or other consideration in respect of attendance at meetings of the Board of Directors. In addition to his or her remuneration, each director shall be entitled to be reimbursed, retroactively or in advance, in respect of his or her reasonable expenses connected with performing his or her functions and services as a director. Such entitlement shall be determined in accordance with, and shall be subject to, a specific resolution or policy adopted by the Board of Directors regarding such matter.

77.
77.1.	Subject to the provisions of the Law and subject to Article 80 below, the office of a director shall be vacated in any one of the following events:
77.1.1.	if he resigns his office by way of a letter signed by him, submitted to the Office of the Company;
77.1.2.	if he is declared bankrupt;
77.1.3.	if he becomes an Incapacitated Person;
77.1.4.	upon his death;
77.1.5.	if he is prevented by applicable law from serving as a director of the Company;
77.1.6.	if the Board terminates his office according to Section 231 of the Law;
77.1.7.	if a court order is given in accordance with Section 233 of the Law;
77.1.8.	if he is removed from office by a Resolution at an annual General Meeting of the Company; or
77.1.9.	if his period of office has terminated in accordance with the provisions of these Articles.
77.2.
If the office of a member of the Board of Directors is vacated (except for an External Director, if applicable), or if the number of directors then serving is less than the maximum number of directors then authorized to serve as determined by the Board of Directors from time to time under Article 75.1 above, the remaining or incumbent members of the Board of Directors shall be entitled to appoint additional director(s) in place of the director(s) whose office(s) have been vacated, or to fill an unoccupied seat within the then-authorized size of the Board of Directors, as applicable, for a term of office equal to the remaining period of the term of office of the director(s) whose office(s) have been vacated or the full or partial term of the director seat(s) that is/are then unoccupied, and, in the case of the vacation of a seat, the remaining members of the Board of Directors shall be entitled to act for all purposes for a term of office equivalent to the remaining period of the term of office of the director whose office has been vacated, for as long as their number does not fall below the minimum authorized number of directors,

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as prescribed in Article 75.1 above. Should their number fall below the aforesaid minimum, the remaining directors shall not be entitled to act, except for the appointment of additional directors, or for the purpose of calling a General Meeting for the appointment of additional directors, or for the purpose of calling a General Meeting for the appointment of a new Board of Directors.
OTHER PROVISIONS REGARDING DIRECTORS
78.
78.1.
Subject to any mandatory provisions of applicable law, a director shall not be disqualified by virtue of his office from holding another office in the Company or in any other company in which the Company is a shareholder or in which it has any other form of interest, or of entering into a contract with the Company, either as seller or buyer or otherwise. Likewise, no contract made by the Company or on its behalf in which a director has any form of interest may be nullified and a director shall not be obliged to account to the Company for any profit deriving from such office, or resulting from such contract, merely by virtue of the fact that he serves as a director or by reason of the fiduciary relationship thereby created, but such director shall be obliged to disclose to the Board of Directors the nature of any such interest at the first opportunity.

A general notice to the effect that a director is a shareholder or has any other form of interest in a particular firm or a particular company and that he must be deemed to have an interest in any business with such firm or company shall be deemed to be adequate disclosure for purposes of this Article in relation to such director, and after such general notice has been given, such director shall not be obliged to give special notice in relation to any particular business with such firm or such company.
78.2.
Subject to the provisions of the Law and these Articles, the Company shall be entitled to enter into a transaction in which an Office Holder of the Company has a personal interest, directly or indirectly, and may enter into any contract or otherwise transact any business with any third party in which contract or business an Office Holder has a personal interest, directly or indirectly.

79.
Subject to Article 86, the Board of Directors shall elect one (1) or more of its members to serve as Chairman of the Board of Directors, provided that, subject to the provisions of Section 121(c) of the Law, the Chief Executive Officer of the Company shall not serve as Chairman of the Board of Directors. Notwithstanding anything to the contrary herein, the office of Chairman of the Board of Directors shall be vacated in each of the cases mentioned in Articles 77.1 above and Article 80 below. The Board of Directors may also elect (i)(a) member(s) to serve as Vice Chairman, who shall have such duties and authorities as the Board of Directors may assign to him or her, and (ii) a member to serve as Lead Independent Director, who shall have such duties and authorities as the Board of Directors may assign to him or her.

80.
Subject to the provisions of Articles 75 and 77, the Company may, in a General Meeting, by a Resolution, dismiss any director prior to the end of his or her term of office, and it shall be entitled, by a Resolution, to appoint another individual in his or her place as a director of the Company. The individual so appointed shall hold such office only for that period of time during which the director whom he or she replaces would have held office.

80A.
If at any time, the Company shall be required to appoint independent or external directors such as a public director or directors of any other type as may be required by Law (“External Directors”) such directors shall serve on the Board according to the number required by law. External Directors will be appointed and removed pursuant to and shall be governed by the relevant provisions of the law which applies to External Directors. If permitted by Law, External Directors will be appointed by the Board. External Directors will be chosen and appointed, and term will expire, in accordance with the Law.

CHIEF EXECUTIVE OFFICER
81.
81.1.
Subject to Article 86, the Board of Directors shall, from time to time, appoint a Chief Executive Officer and subject to the provisions of the Law delineate his or her powers and authorities and his or her remuneration. Subject to the provisions of any contract between the Chief Executive Officer and the Company, the Board of Directors may dismiss or replace him or her at any time they deem fit.

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81.2.	The Chief Executive Officer need not be a shareholder of the Company.
81.3.
Subject to the provisions of any contract between the Chief Executive Officer and the Company, all of the provisions with regard to appointment, resignation and removal of directors from office shall apply to the Chief Executive Officer if he or she is also a director, as apply to all other directors. Upon the termination of his or her service as Chief Executive Officer, the Chief Executive Officer’s service on the Board of Directors shall automatically terminate. Subject to the provisions of the Companies Law, the Board of Directors shall be entitled from time to time to delegate to the Chief Executive Officer for the time being such of the powers they have pursuant to these Articles as they deem appropriate, and they shall be entitled to grant such powers for such period and for such purposes and on such conditions and with such restrictions as they deem expedient, and they shall be entitled to grant such powers without renouncing the powers and authorities of the Board of Directors in such regard, and they may, from time to time, revoke, annul and alter such delegated powers and authorities, in whole or in part.

81.4.
Subject to the provisions of the Law, the remuneration of the Chief Executive Officer shall be fixed from time to time by the Board of Directors together with any committees of the Board of Directors (each, a “Committee of Directors”) as may be prescribed by the Law) and it may be in the form of a fixed salary or commissions or a participation in profits, or in any other manner which may be decided by the Board of Directors (and approved by any relevant Committee(s) of Directors and, to the extent required under applicable law, shareholders).

PROCEEDINGS OF THE BOARD OF DIRECTORS
82.
82.1.	The Board of Directors shall convene for a meeting at least once every fiscal quarter.
82.2.
The Board of Directors may meet in order to exercise its powers pursuant to Section 92 of the Law, including without limitation to supervise the Company’s affairs, and it may, subject to the provisions of the Law, adjourn its meetings and regulate its proceedings and operations as it deems fit. It may also prescribe the quorum required for the conduct of business. Until otherwise decided a quorum shall be constituted if a majority of the directors holding office for the time being are present.

82.3.
Should a director or directors be barred from being present and voting at a meeting of the Board of Directors by virtue of the contents of Section 278 of the Law, the quorum shall be a majority of the directors entitled to be present and to vote at the meeting of the Board of Directors.

83.
Any director or the Auditors, in the event stipulated in Section 169 of the Law, may, at any time, demand the convening of a meeting of the Board of Directors. The Chairman of the Board shall be obliged, on such demand, to call such meeting on the date requested by the director or Chief Executive Officer soliciting such a meeting, provided that proper notice pursuant to Article 84 is given.

84.
Every director shall be entitled to receive notice of meetings of the Board of Directors, and such notice may be in writing or by facsimile, telegram or electronic mail, sent to the last address (whether physical or electronic) or facsimile number given by the director for purposes of receiving notices, provided that the notice shall be given at least a reasonable amount of time prior to the meeting and in no event less than 48 (forty eight) hours prior notice, unless the urgency of the matter(s) to be discussed at the meeting reasonably require(s) a shorter notice period.

85.	Every meeting of the Board of Directors at which a quorum is present shall have all the powers and authorities vested for the time being in the Board of Directors.
86.
Subject to the provisions of these Articles, a resolution proposed at any meeting of the Board of Directors shall be deemed adopted if approved by a simple majority of the members of the Board of Directors who are lawfully entitled to participate in the meeting and vote thereon and present when such resolution is put to a vote and voting thereon, provided that notwithstanding anything in these Articles to the contrary, during the period between the Effective Time and the end of the Initial Term, the following actions shall require a resolution of the Board of Directors approved by at least two-thirds of the directors then in office (excluding, in respect of clause (i), the Company’s Chief Executive Officer as of the Effective Time, and in respect of clause (ii), the Chairman of the Board of Directors as of the Effective Time ): (i) the dismissal or replacement of the Company’s Chief Executive Officer as of the Effective Time, (ii) the dismissal or replacement of the Chairman of the Board

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of Directors as of the Effective Time; (iii) a change in the number of members serving on the Board of Directors; and (iv) the election or opting-in to assume obligations concerning the appointment of External Directors. After the end of the Initial Term, the Chairman of the Board of Directors shall continue in his position until his dismissal or replacement by a simple majority of the members of the Board of Directors who are lawfully entitled to participate in the meeting and vote thereon and present when such resolution is put to a vote and voting thereon. In the case of an equality of votes of the Board of Directors, the Chairman of the Board of Directors shall not have a second or casting vote, and the proposal shall be deemed to be defeated.
If the Chairman of the Board of Directors is not present within 30 (thirty) minutes after the time appointed for the meeting, the directors present shall elect one of their members to preside at such meeting.
87.	The Board of Directors may adopt resolutions, without convening a meeting of the Board of Directors, in any manner permitted by the Law.
88.
The Board of Directors may hold meetings by use of any means of communication, on condition that all participating directors can hear each other at the same time. In the case of a resolution passed by way of a telephone call or any such other means of communication, a copy of the text of the resolution shall be sent, as soon as possible thereafter, to the directors.

GENERAL POWERS OF THE BOARD OF DIRECTORS
89.
The supervision of the Company’s affairs shall be in the hands of the Board of Directors, which shall be entitled to exercise all of the powers and authorities and to perform any act and deed which the Company is entitled to exercise and to perform in accordance with its Memorandum of Association and these Articles or according to law, and in respect of which there is no provision or requirement in these Articles, or in the Law or/and in the U.S. Rules, that same be exercised or done by the shareholders in a General Meeting or by a Committee of Directors.

90.
The Board of Directors may, as it deems fit and subject to any applicable law, delegate to a Committee of Directors certain of its powers and authorities, in whole or in part to the fullest extent provided by any applicable law. The curtailment or revocation of the powers and authorities of a Committee of Directors by the Board of Directors shall not invalidate a prior act of such Committee of Directors or an act taken in accordance with its instructions, which would have been valid had the powers and authorities of the Committee of Directors not been altered or revoked by the Board of Directors. Subject to applicable law, a Committee of Directors may be comprised of one (1) director or of several directors, and in the case of a Committee of Directors that is appointed to advise the Board of Directors only, persons who are not directors may be appointed to it. The powers of any chairman of a Committee of Directors with respect to the operation of such committee shall be the same as the Chairman of the Board of Directors hereunder and under the Law, mutatis mutandis.

91.
The meetings and proceedings of every such Committee of Directors which is comprised of two (2) or more members shall be conducted in accordance with the provisions contained in these Articles in regard to the conduct of meetings and proceedings of the Board of Directors to the extent that the same are suitable for such committee, and so long as no provisions have been adopted in replacement thereof by the Board of Directors.

92.	Reserved.
RATIFICATION OF ACTIONS
93.
Subject to the Law, all acts taken in good faith by the Board of Directors and/or a Committee of Directors or by an individual acting as a member thereof shall be valid even if it is subsequently discovered that there was a defect in the appointment of the Board of Directors, the Committee of Directors or the member, as the case may be, or that the members, or one of them, was/were disqualified from being appointed as a director/s or to a Committee of Directors.

94.
94.1.
The Board of Directors or any Committee of Directors may ratify any act the performance of which at the time of the ratification was within the scope of the authority of the Board of Directors or the relevant Committee of Directors.

94.2.	The General Meeting shall be entitled to ratify any act taken by the Board of Directors and/or any Committee of Directors without authority or which was tainted by some other defect.
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94.3.	From the time of the ratification, every act ratified as aforesaid, shall be treated as though lawfully performed from the outset.
95.	The Board of Directors may, from time to time, in its absolute discretion, borrow or secure any amounts of money required by the Company for the conduct of its business.
96.
The Board of Directors shall be entitled to raise or secure the repayment of an amount obtained by them, in such way and on such conditions and times as they deem fit. The Board of Directors shall be entitled to issue documents of undertaking, such as options, debentures or debenture stock, whether linked or redeemable, convertible debentures or debentures convertible into other securities, or debentures which carry a right to purchase shares or to purchase other securities, or any mortgage, pledge, collateral or other charge over the property of the Company and its undertaking, in whole or in part, whether present or future, including the uncalled share capital or the share capital which has been called but not yet paid.

The deeds of undertaking, debentures of various types or other forms of collateral security may be issued at a discount, at a premium or otherwise and with such preferential or deferred or other rights, as the Board of Directors shall, from time to time, decide.
SIGNING POWERS
97.
Subject to any other resolution on the subject passed by the Board of Directors, the Company shall be bound only pursuant to a document in writing bearing its seal or its rubber stamp or its printed name, and the signature of whomever may be authorized by the Board of Directors, which shall be entitled to empower any person, either alone or jointly with another, even if he is not a shareholder of the Company or a director, to sign and act in the name and on behalf of the Company.

98.
The Board of Directors shall be entitled to prescribe separate signing power in regard to different businesses of the Company and in respect of the limit of the amounts in respect of which various persons shall be authorized to sign.

SECRETARY, OFFICE-HOLDERS, CLERKS AND REPRESENTATIVES
99.
The Board of Directors shall be entitled, from time to time, to appoint, or to delegate to the Chief Executive Officer, either alone or together with other persons designated by the Board of Directors, the ability to appoint Office Holders (other than directors), a Secretary for the Company, employees and agents to such permanent, temporary or special positions, and to specify and change their titles, authorities and duties, and may set, or delegate to the Chief Executive Officer, either alone or together with other persons designated by the Board of Directors, the ability to set salaries, bonuses and other compensation of any employee or agent who is not an Office Holder. Salaries, bonuses and compensation of Office Holders who are not directors shall be determined and approved by the Chief Executive Officer, and/or in such other manner as may be required from time to time under the Law. The Board of Directors, or the Chief Executive Officer, either alone or together with other persons designated by the Board of Directors (in the case of any Office Holder, employee or agent appointed thereby), shall be entitled at any time, in its, his, her, or their (as applicable) sole and absolute discretion, to terminate the services of one of more of the foregoing persons (in the case of a director, however, subject to compliance with Article 77 above).

100.
The Board of Directors and the Chief Executive Officer may from time to time and at any time empower any person to serve as representative of the Company for such purposes and with such powers and authorities, instructions and discretions for such period and subject to such conditions as the Board of Directors (or the Chief Executive Officer, as the case may be) shall deem appropriate. The Board of Directors may (or the Chief Executive Officer, as the case may be) grant such person, inter alia, the power to transfer the authority, powers and discretions vested in him, in whole or in part. The Board of Directors may (or the Chief Executive Officer, as the case may be), from time to time, revoke, annul, vary or change any such power or authority, or all such powers or authorities collectively.

DIVIDENDS, BONUS SHARES, FUNDS AND CAPITALIZATION OF FUNDS AND PROFITS
101.
The Board of Directors may, prior to recommending any dividend, set aside out of the profits of the Company such amounts as it deems fit for a reserve fund for extraordinary purposes or for the equalization of dividends or for special dividends, or for the repair, improvement, maintenance or replacement of the property of the Company, or for any other purpose, as the Board of Directors, in its sole and absolute discretion, shall deem expedient.

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102.
The Board of Directors shall be entitled to invest the amounts set aside as aforesaid in Article 101 above in any investments whatsoever, as it may deem fit, and from time to time deal with such investments and vary same, and make use thereof, as it deems fit, and it may divide the reserve fund into special funds in such manner as it deems fit, and may utilize a fund or part thereof for the business of the Company, without being obliged to keep same separate from the remaining assets of the Company.

103.	Unless otherwise permitted by the Law, no dividends shall be paid other than out of the Profits of the Company as such term is defined in the Law.
104.	The Board of Directors may decide on the payment of a dividend or on the distribution of bonus shares.
105.
A dividend in cash or bonus shares shall be paid or distributed, as the case may be, equally to the holders of the Ordinary Shares registered in the Register, pro rata to the nominal amount of capital paid up or credited as paid up on the shares, without reference to any premium which may have been paid thereon. However an amount paid on account of a share prior to the payment thereof having been called, or prior to the due date for payment thereof, and on which the Company is paying interest, shall not be taken into account for purposes of this Article as an amount paid-up on account of the share.

106.
Unless other instructions are given, it shall be permissible to pay any dividend by way of a check or payment order to be sent by post to the registered address of the shareholder or the Person entitled thereto, or in the case of joint shareholders being registered, to the shareholder whose name stands first in the Register in relation to the joint shareholding. Every such check shall be made in favor of the person to whom it is sent. A receipt by the person whose name, on the date of declaration of the dividend, was registered in the Register as the owner of the shares, or in the case of joint holders, by one of the joint holders, shall serve as a discharge with regard to all the payments made in connection with such share.

The directors shall be entitled to invest any dividend which has not been claimed for a period of one (1) year after having been declared, or to make use thereof in any other way for the benefit of the Company until such time as it is claimed. The Company shall not be obliged to pay interest or linkage in respect of an unclaimed dividend.
107.
Unless otherwise specified in the terms of issue of shares or of securities convertible into, or which grant a right to purchase, shares, any shares that are fully paid-up or credited as paid-up shall at any time confer on their holders the right to participate in the full dividends and in any other distribution for which the determining date for the right to receive the same is the date at which the aforesaid shares were fully paid- up or credited as fully paid-up, as the case may be, or subsequent to such date.

108.	A dividend or other beneficial rights in respect of shares shall not bear interest.
109.
The Board of Directors shall be entitled to deduct from any dividend or other beneficial rights, all amounts of money which the holder of the share in respect of which the dividend is payable or in respect of which the other beneficial rights were given, may owe to the Company in respect of such share, whether or not the due date for payment thereof has arrived.

110.
The Board of Directors shall be entitled to retain any dividend or bonus shares or other beneficial rights in respect of a share in relation to which the Company has a lien, and to utilize any such amount or the proceeds received from the sale of any bonus shares or other beneficial rights, for the discharge of the debts or liabilities in respect of which the Company has a lien.

111.
The Board of Directors may decide that a dividend is to be paid in whole or in part, by way of a distribution of assets of the Company in kind, including by way of debentures or debenture stock of the Company, or shares or debentures or debenture stock of any other company, or in any other way.

112.
112.1.
The Board of Directors may, at any time and from time to time, decide that any portion of the amounts standing for the time being to the credit of any capital fund (including a fund created as a result of a revaluation of the assets of the Company), or which are held by the Company as Profits available for distribution, shall be capitalized for distribution subject to and in accordance with the provisions of the Law and of these Articles, amongst those shareholders who are entitled thereto and pro rata to their entitlement under these Articles, provided that the same shall not be paid in cash but shall serve for the

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payment up in full either at par or with a premium as prescribed by the Company, of shares which have not yet been issued or of debentures of the Company which shall be allotted and distributed amongst the shareholders in the aforesaid ratio as fully paid-up shares or debentures.
112.2.
The Board of Directors shall be entitled to distribute bonus shares and to decide that the bonus shares shall be of the same class which confers on the shareholders or the Persons entitled thereto the right to participate in the distribution of bonus shares, or may decide that the bonus shares shall be of a uniform class to be distributed to each of the shareholders or Persons entitled to shares as aforesaid, without reference to the class of shares conferring the right to participate in the distribution on the holders of the shares or the Persons entitled thereto as aforesaid.

113.
113.1.
In every case that the Company issues bonus shares by way of a capitalization of profits or funds at a time at which securities issued by the Company are in circulation and confer on the holders thereof rights to convert the same into shares in the share capital of the Company, or options to purchase shares in the share capital of the Company (such rights of conversion or options shall henceforth be referred to as the “Rights”), the Board of Directors shall be entitled (in a case that the Rights or part thereof shall not be otherwise adjusted in accordance with the terms of their issue) to transfer to a special fund designated for the distribution of bonus shares in the future (to be called by any name that the Board of Directors may decide on and which shall henceforth be referred to as the “Special Fund”) an amount equivalent to the nominal amount of the share capital to which some or all of the Rights holders would have been entitled as a result of the issue of bonus shares, had they exercised their Rights prior to the determining date for the right to receive bonus shares, including rights to fractions of bonus shares, and in the case of a second or additional distribution of bonus shares in respect of which the Company acts pursuant to this Article, including entitlement stemming from a previous distribution of bonus shares.

113.2.
In the case of the allotment of shares by the Company as a consequence of the exercise of entitlement by the owners of shares in those cases in which the Board of Directors has made a transfer to the Special Fund in respect of the Rights pursuant to Article 113.1 above, the Board of Directors shall allot to each such shareholder, in addition to the shares to which he is entitled by virtue of having exercised his rights, such number of fully paid-up shares the nominal value of which is equivalent to the amount transferred to the Special Fund in respect of his rights, by way of a capitalization to be effected by the Board of Directors of an appropriate amount out of the Special Fund. The Board of Directors shall be entitled to decide on the manner of dealing with rights to fractions of shares in its sole discretion.

113.3.
If after any transfer to the Special Fund has been made the Rights should lapse, or the period should end for the exercise of Rights in respect of which the transfer was effected without such Rights being exercised, then any amount which was transferred to the Special Fund in respect of the aforesaid unexercised Rights shall be released from the Special Fund, and the Company may deal with the amount so released in any manner it would have been entitled to deal therewith had such amount not been transferred to the Special Fund.

114.	For the implementation of any resolution regarding a distribution of shares or debentures by way of a capitalization of profits as aforesaid, the Board of Directors may:
114.1.
Resolve any difficulty which arises or may arise in regard to the distribution in such manner as it deems fit and may take all of the steps that it deems expedient in order to overcome such difficulty.

114.2.
Issue certificates in respect of fractions of shares, or decide that fractions of less than an amount to be decided by the Board of Directors shall not be taken into account for purposes of adjusting the rights of the shareholders or may sell the fractions of shares and pay the proceeds (net) to the Persons entitled thereto.

114.3.
Sign, or appoint a Person to sign, on behalf of the shareholders on any contract or other document which may be required for purposes of giving effect to the distribution, and, in particular, shall be entitled to sign or appoint a Person who shall be entitled to appoint and submit a contract as referred to in Sections 291 and 292 of the Law.

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114.4.	Make any arrangement or other scheme which is required in the opinion of the Board of Directors in order to facilitate the distribution.
115.
The Board of Directors shall be entitled, as it deems appropriate and expedient, to appoint trustees or nominees for those registered shareholders who have failed to notify the Company of a change of their address and who have not applied to the Company in order to receive dividends, shares or debentures out of capital, or other benefits during the aforesaid period. Such trustees or nominees shall be appointed for the use, collection or receipt of dividends, shares or debentures out of capital and rights to subscribe for shares which have not yet been issued and which are offered to the shareholders but they shall not be entitled to transfer the shares in respect of which they were appointed, or to vote on the basis of holding such shares. In all of the terms and conditions governing such trusts and the appointment of such nominees it shall be stipulated by the Company that upon the first demand by a beneficial holder of a share being held by the trustee or nominee, such trustee or nominee shall be obliged to return to such shareholder the share in question and/or all of those rights held by it on the shareholder’s behalf (all as the case may be). Any act or arrangement effected by any such nominees or trustee and any agreement between the Board of Directors and a nominee or trustee shall be valid and binding in all respects.

116.
The Board of Directors may from time to time prescribe the manner for payment of dividends or the distribution of bonus shares and the arrangement connected therewith. Without derogating from the generality of the foregoing, the Board of Directors shall be entitled to pay any dividends or moneys in respect of shares by sending a check via the mails to the address of the holder of registered shares according to the address registered in the register of shareholders of the Company. Any dispatch of a check as aforesaid shall be done at the risk of the shareholder.

In those cases in which the Board of Directors specifies the payment of a dividend, distribution of shares or debentures out of capital, or the grant of a right to subscribe for shares which have not yet been issued and which are offered to the shareholders against the delivery of an appropriate coupon attached to any share certificate, such payment, distribution or grant of right to subscribe against a suitable coupon to the holder of such coupon, shall constitute a discharge of the Company’s debt in respect of such operation as against any person claiming a right to such payment, distribution or grant of right to subscribe, as the case may be.
117.
If two (2) or more Persons are registered as joint holders of a share, each of them shall be entitled to give a valid receipt in respect of any dividend, share or debenture out of capital, or other moneys, or benefits, paid or granted in respect of such share.

BOOKS OF THE COMPANY
118.
The Board of Directors shall comply with all the provisions of the Law in regard to the recording of charges and the keeping and maintaining of a register of directors, register of shareholders and register of charges.

119.
Any book, register and record that the Company is obliged to keep in accordance with the Law or pursuant to these Articles shall be recorded in a regular book, or by technical, mechanical or other means, as the Board of Directors shall decide.

120.
Subject to and in accordance with the provisions of Sections 138 to 139, inclusive, of the Law, the Company may cause supplementary registers to be kept in any place outside Israel as the Board of Directors may think fit, and, subject to all applicable requirements of law, the Board of Directors may from time to time adopt such rules and procedures as it may think fit in connection with the keeping of such branch registers.

BOOKS OF ACCOUNT
121.
The Board of Directors shall keep proper books of account in accordance with the provisions of the Law. The books of account shall be kept at the Office, or at such other place or places as the Board of Directors shall deem expedient, and shall at all times be open to the inspection of members of the Board of Directors. A shareholder of the Company who is not a member of the Board of Directors shall not have the right to inspect any books or accounts or documents of the Company, unless such right has been expressly granted to him by the Law, or if he has been permitted to do so by the Board of Directors or by the shareholders based on a Resolution adopted at a General Meeting.

122.	The Board of Directors shall from time to time arrange and submit to the General Meeting a balance sheet and statement of income of the Company.
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A copy of the balance sheet and the statement of income shall be delivered to the shareholders registered in the Register in the manner prescribed in regard to the giving of notices, at least seven days prior to the meeting.
The provisions of this Article shall not make it obligatory to send a copy of the aforesaid documents to a shareholder whose address is unknown to the Company, or to more than one joint holder of a share. Any shareholder to whom a copy of the aforesaid documents is not sent, and also a person who produces to the Company a certificate from a bank to the effect that shares of the Company are held for him at such bank, shall be entitled to request to receive copies of such documents at the Office of the Company.
123.	At least once each year the accounts of the Company and the correctness of the statement of income and the balance sheet shall be audited and confirmed by an independent auditor or auditors.
124.
The Company shall, in an annual General Meeting, appoint an independent auditor or auditors who shall hold such position until the next annual General Meeting, and their appointment, remuneration and rights and duties shall be subject to the provisions of the Law, provided, however, that in exercising its authority to fix the remuneration of the Auditor(s), the shareholders in an annual General Meeting may, by a Resolution, act (and in the absence of any action in connection therewith shall be deemed to have so acted) to authorize the Board of Directors to fix such remuneration subject to such criteria or standards, if any, as may be provided in such Resolution, and if no such criteria or standards are so provided, such remuneration shall be fixed in an amount commensurate with both the volume and nature of the services rendered by the Auditor(s). By an act appointing such Auditors, the Company may appoint the auditor(s) to serve for a period of up to the end of completion of the audit of the yearly financial statements for the three (3) year period then ended.

125.
The Auditors shall be entitled to receive notices of every General Meeting of the Company and to attend such meetings and to express their opinions on all matters pertaining to their function as the Auditors of the Company.

126.
Subject to the provisions of the Law and the U.S. Rules, any act carried out by the Auditors of the Company shall be valid as against any person doing business in good faith with the Company, notwithstanding any defect in the appointment or qualification of the Auditors.

127.
For as long as the Company is a Public Company, as defined in the Law, it shall appoint an internal auditor possessing the authorities set forth in the Law. The internal auditor of the Company shall present all of its proposed work plans to the Audit Committee of Directors, which shall have the authority to approve them, subject to any modifications in its discretion.

NOTICES
128.
128.1.
The Company may serve any written notice or other document on a shareholder by way of delivery by hand, by facsimile transmission or by dispatch by prepaid registered mail to his address as recorded in the Register, or if there is no such recorded address, to the address given by him, her or it to the Company for the sending of notices.

128.2.
Any shareholder may serve any written notice or other document on the Company by way of delivery by hand at the Office, by facsimile transmission to the Company or by dispatch by prepaid registered mail to the Company at the Office.

128.3.
Any notice or document which is delivered or sent to a shareholder in accordance with these Articles shall be deemed to have been duly delivered and sent in respect of the shares held by him (whether in respect of shares held by him alone or jointly with others), notwithstanding the fact that such shareholder has died or been declared bankrupt at such time (whether or not the Company knew of his death or bankruptcy), and shall be deemed to be sufficient delivery or dispatch to heirs, trustees, administrators or transferees and any other persons (if any) who have a right in the shares.

128.4.	Any such notice or other document shall be deemed to have been served:
128.4.1.	in the case of mailing, 48 hours after it has been posted, or when actually received by the addressee if sooner than 48 hours after it has been posted;
128.4.2.	in the case of overnight air courier, on the next day following the day sent, with receipt confirmed by the courier, or when actually received by the addressee if sooner;
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128.4.3.	in the case of personal delivery, when actually tendered in person to such shareholder;
128.4.4.
in the case of facsimile or other electronic transmission (including email), the next day following the date on which the sender receives automatic electronic confirmation by the recipient’s facsimile machine or computer or other device that such notice was received by the addressee; or

128.4.5.
in the case a notice is, in fact, received by the addressee, when received, notwithstanding that it was defectively addressed or failed, in some other respect, to comply with the provisions of this Article 128.

129.
Any shareholder whose address is not described in the Register, and who shall not have designated in writing an address for the receipt of notices, shall not be entitled to receive any notice from the Company. In the case of joint holders of a share, the Company shall be entitled to deliver a notice by dispatch to the joint holder whose name stands first in the Register in respect of such share.

130.
Notwithstanding anything to the contrary contained herein, notice by the Company of a General Meeting, containing the information required by applicable law and these Articles to be set forth therein, that is published, within the time otherwise required for giving notice of such meeting, in a press release via an international wire service and furnished in a Report of Foreign Private Issuer on Form 6-K or Current Report on Form 8-K (or an equivalent form subsequently adopted by the SEC) to the SEC shall be deemed to be notice of such meeting duly given, for the purposes of these Articles, to any Shareholder whose address as registered in the Register of Shareholders (or as designated in writing for the receipt of notices and other documents) is located either inside or outside the State of Israel, if the Company’s shares are then listed for trading on a national securities exchange in the United States or quoted in an over-the-counter market in the United States.

131.
Whenever it is necessary to give notice of a particular number of days or a notice for another period, the day of delivery shall be counted in the number of calendar days or the period, unless otherwise specified.

INSURANCE, INDEMNITY AND EXCULPATION
132.
Subject to the provisions of the Law, the Company shall be entitled to enter into a contract to insure all or part of the liability of an Office Holder of the Company, imposed on him in consequence of an act which he has performed by virtue of being an Office Holder, in respect of any of the following:

132.1.	The breach of a duty of care to the Company or to any other Person;
132.2.
The breach of a fiduciary duty to the Company, provided that the Office Holder acted in good faith and had reasonable grounds for believing that the action would not adversely affect the best interests of the Company;

132.3.	A pecuniary liability imposed on him in favor of any other person in respect of an act done in his capacity as an Office Holder.
133.
Subject to the provisions of the Law, the Company shall be entitled to indemnify an Office Holder of the Company, to the fullest extent permitted by the Law. Subject to the provisions of the Law, including the receipt of all approvals as required therein or under any applicable law, the Company may resolve retroactively to indemnify an Office Holder with respect to the following liabilities and expenses, provided, in each of the below cases, that such liabilities or expenses were incurred by such Office Holder in such Office Holder’s capacity as an Office Holder of the Company:

133.1.
a monetary liability imposed on him in favor of a third party in any judgment, including any settlement confirmed as judgment and an arbitrator’s award which has been confirmed by the court, in respect of an act performed by the Office Holder by virtue of the Office Holder being an Office Holder of the Company; provided, however, that: (a) any indemnification undertaking with respect to the foregoing shall be limited (i) to events which, in the opinion of the Board of Directors, are foreseeable in light of the Company’s actual operations at the time of the granting of the indemnification undertaking and (ii) to an amount or by criteria determined by the Board of Directors to be reasonable in the given circumstances; and (b) the events that in the opinion of the Board of Directors are foreseeable in light of the Company’s actual operations at the time of the granting of the indemnification undertaking are listed in the indemnification undertaking together with the amount or criteria determined by the Board of Directors to be reasonable in the given circumstances;

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133.2.
reasonable litigation expenses, including legal fees, paid for by the Office Holder, in an investigation or proceeding conducted against such Office Holder by an agency authorized to conduct such investigation or proceeding, and which investigation or proceeding: (i) concluded without the filing of an indictment against such Office Holder and without there having been a monetary liability imposed against such Office Holder in lieu of a criminal proceeding; (ii) concluded without the filing of an indictment against such Office Holder but with there having been a monetary liability imposed against such Office Holder in lieu of a criminal proceeding for an offense that does not require proof of criminal intent; or (iii) involves financial sanction; and

133.3.
reasonable litigation expenses, including legal fees, paid for by the Office Holder, or which the Office Holder is obligated to pay under a court order, in a proceeding brought against the Office Holder by the Company, or on its behalf, or by a third party, or in a criminal proceeding in which the Office Holder is found innocent, or in a criminal proceeding in which the Office Holder was convicted of an offense that does not require proof of criminal intent.

133.4.	For purposes of Article 133.2 above:
133.4.1.
the “conclusion of a proceeding without the filing of an indictment” regarding a matter in which a criminal proceeding was initiated, means the closing of a file pursuant to Section 62 of the Israeli Criminal Procedure Law [Consolidated Version], 5742-1982 (the “Criminal Procedure Law”) or a stay of process by Israel’s Attorney General pursuant to Section 231 of the Criminal Procedure Law; and

133.4.2.
a “monetary liability imposed…in lieu of a criminal proceeding” means a monetary obligation imposed by law as an alternative to a criminal proceeding, including, without limitation, an administrative fine pursuant to the Israeli Administrative Offenses Law, 5746-1982, a fine for committing an offense categorized as a finable offense pursuant to the provisions of the Criminal Procedure Law, or a penalty.

133.5.
The Company may undertake to indemnify an Office Holder as aforesaid: (i) prospectively, provided that the undertaking is limited to categories of events which in the opinion of the Board of Directors can be foreseen when the undertaking to indemnify is given, and to an amount set by the Board of Directors as reasonable under the circumstances, and (ii) retroactively.

134.
Subject to the provisions of the Companies Law including the receipt of all approvals as required therein or under any applicable law, the Company may, to the maximum extent permitted by law, exempt and release, in advance, any Office Holder from any liability for damages arising out of a breach of a duty of care towards the Company.

135.
135.1.
Any amendment to the Companies Law adversely affecting the right of any Office Holder to be indemnified or insured pursuant to Articles 132 to 134 and any amendments to Articles 132 to 134 shall be prospective in effect, and shall not affect the Company’s obligation or ability to indemnify or insure an Office Holder for any act or omission occurring prior to such amendment, unless otherwise provided by applicable law.

135.2.
The provisions of Articles 132 to 134 are not intended, and shall not be interpreted so as to restrict the Company, in any manner, in respect of the procurement of insurance and/or in respect of indemnification and/or exculpation, in favor of any person who is not an Office Holder, including, without limitation, any employee, agent, consultant or contractor of the Company who is not an Office Holder; and/or any Office Holder to the extent that such insurance and/or indemnification is not specifically prohibited under law.

WINDING-UP AND REORGANIZATION
136.
Should the Company be wound up and the assets of the Company made available for distribution among shareholders be insufficient to repay all of the Company’s paid-up capital, such assets shall be divided in a manner whereby the losses shall, as far as possible, be borne by the shareholders pro rata to the nominal value of the paid-up capital on the shares held by each of them, and, if at the time of the winding-up, the property of the Company available for distribution among the shareholders should exceed the amount sufficient for the repayment of the full nominal value of the paid-up capital at the time of commencement of the winding-up, the surplus shall be distributed to the

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shareholders pro rata to the paid-up capital held by each of them. In furtherance of the foregoing, the holders of Ordinary Shares shall be entitled to share equally, on a per share basis, all assets of the Company of whatever kind available for distribution to the holders of Ordinary Shares upon such winding up.
137.
Upon the sale of the Company’s assets, the directors may, or in the case of a liquidation, the liquidators may, if authorized to do so by a Resolution of the Company, accept fully or partly paid-up shares, or securities of another company, Israeli or non-Israeli, whether in existence at such time or about to be formed, in order to purchase the property of the Company, or part thereof, and to the extent permitted under the Law, the directors may (or in the case of a liquidation, the liquidators may) distribute the aforesaid shares or securities or any other property of the Company among the shareholders without realizing the same, or may deposit the same in the hands of trustees for the shareholders, and the General Meeting by a Resolution may decide, subject to the provisions of the Law, on the distribution or allotment of cash, shares or other securities, or the property of the Company and on the valuation of the aforesaid securities or property at such price and in such manner as the shareholders at such General Meeting shall decide, and all of the shareholders shall be obliged to accept any valuation or distribution determined as aforesaid and to waive their rights in this regard, except, in a case in which the Company is about to be wound-up and is in the process of liquidation, for those legal rights (if any) which, according to the provisions of the Law, may not be changed or modified.

TRANSACTIONS WITH OFFICE HOLDERS
138.
Subject to the Companies Law and these Articles, a transaction between the Company and an Office Holder, and a transaction between the Company and another entity in which an Office Holder of the Company has a personal interest, in each case, which is not an Extraordinary Transaction (as defined by the Companies Law), shall require only approval by the Board or a Committee. Such authorization, as well as the actual approval, may be for a particular transaction or more generally for specific type of transactions under a related party transactions policy approved by the Board or the applicable Committee.

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Exhibit B to Agreement and Plan of Merger
Charter for Duties and Responsibilities of Chairperson and Lead Independent Director
Chairperson of the Board of Directors
The Board of Directors will generally annually elect one of its members to serve as the chairperson of the Board of Directors of the Company, provided however that the chairperson named by [Ironman] in the Agreement and Plan of Merger among the Company, its merger subsidiary and [Ironman], dated May 25, 2023 (the “Merger Agreement”), shall serve as the initial chairperson commencing with the closing of thereof (the “Closing”). The chairperson is generally expected to serve for more than one year. Until the second anniversary of the Closing, the chairperson may be removed or replaced at any time with or without cause by at least a 2/3 majority vote of the Board of Directors (excluding the chairperson), as further specified in the Company's Articles of Association; after the second anniversary of the Closing, the chairperson may be removed or replaced at any time with or without cause by a simple majority vote of the Board of Directors.
The specific duties and responsibilities of the chairperson shall be pursuant to the Israeli Companies Law, as more specifically set forth in the Company's Articles of Association, as amended from time to time and as set forth below. For the sake of clarity, the chairperson shall not have a casting vote.
Without derogating from the generality of the foregoing, the duties and responsibilities of the Chairperson shall include the following:
Approve Board Information, Agendas and Schedules
•	Determine all information sent to the Board of Directors, including the quality, quantity, appropriateness and timeliness of such information.
•	Set meeting agendas for the Board of Directors.
•	Set the frequency of Board of Directors meetings and meeting schedules, assuring there is sufficient time for discussion of all agenda items.
Recommend Director Candidates
•	Interview all Director candidates and make recommendations to the Nominating and Corporate Governance Committee.
Shareholder Communication
•	Be available, when appropriate, for consultation and direct communication with shareholders.
Retain Advisors and Consultants
•	Has the authority to retain outside advisors and consultants who report directly to the Board of Directors on Board-wide issues.
Advisors
•	To the extent requested by the Chairperson and where appropriate, the Company’s counsel shall provide advice and counsel to the Chairperson in fulfilling the Chairperson's duties.
Charter Review
•	After the initial two-year term referred to above, the Chairperson shall review this Charter and recommend to the Board of Directors for approval any modifications or changes, on an annual basis.
Lead Independent Director
The Board of Directors will generally annually elect an independent director to serve in a lead capacity. The Lead Independent Director is generally expected to serve for more than one year.
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For purposes of this Charter, “independent” means meeting the requirements for independent directors under the Nasdaq Stock Market Listing Rule 5605(a)(2) and Rule 10A-3 under the Securities Exchange Act of 1934, as amended.
The Lead Independent Director coordinates the activities of the other independent Directors and performs such other duties and responsibilities as the Board of Directors may determine.
The specific duties and responsibilities of the Lead Independent Director are as follows:
Executive Sessions
•	Preside at all meetings of the Board of Directors at which the Chairperson is not present, including executive sessions of the independent Directors.
Call Meetings of Independent Directors
•	Has the authority to call meetings of the independent Directors.
Chairperson Liaison
•	If and as needed, serve as the principal liaison between the Chairperson and the independent Directors.
Approve Board Information, Agendas and Schedules
Exercise approval authority over:
•	All information sent to the Board of Directors, including the quality, quantity, appropriateness and timeliness of such information.
•	Meeting agendas for the Board of Directors.
•	The frequency of Board of Directors meetings and meeting schedules, assuring there is sufficient time for discussion of all agenda items.
Recommend Committee Membership and Chair
•
Recommend to the Nominating and Corporate Governance Committee and to the Chairperson, selection for the membership and chairperson position for each Board committee, subject to any qualification requirements set forth in any applicable law (including the Israeli Companies Law).

Recommend Director Candidates
•
Interview all Director candidates and make recommendations to the Nominating and Corporate Governance Committee, subject to any qualification requirements set forth in any applicable law (including the Israeli Companies Law).

Shareholder Communication
•	Be available, when appropriate, for consultation and direct communication with shareholders.
Retain Advisors and Consultants
•	Has the authority to retain outside advisors and consultants who report directly to the Board of Directors on Board-wide issues.
Advisors
•
To the extent requested by the Lead Independent Director and where appropriate, the Company’s counsel shall provide advice and counsel to the Lead Independent Director in fulfilling the Lead Independent Director's duties.

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Charter Review
•
After the initial two-year term referred to above, the Lead Independent Director, in consultation with the independent Directors, shall review this Charter and recommend to the Board of Directors for approval any modifications or changes, on an annual basis.

This Charter and the duties and responsibilities of the chairperson and the Lead Independent Director shall be subject to the Israeli Companies Law.
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Exhibit C
Intended U.S. Tax Treatment Cooperation
In the event the SEC requests any tax opinion in connection with the Joint Proxy Statement and Registration Statement on the Form F-4, each of Ironman and Sun shall execute and deliver to Latham & Watkins LLP tax representation letters containing such customary representations and warranties as are requested by and shall be reasonably satisfactory in form and substance to such counsel and reasonably necessary or appropriate to enable such counsel to render any such opinion. With respect to any such SEC request, Ironman and Sun shall use commercially reasonable efforts to cause Latham & Watkins LLP to deliver any such requested opinion as may be determined by Latham & Watkins LLP to be responsive to such SEC request. Such opinion shall be based on the facts, representations, assumptions and exclusions set forth in such opinion, and in rendering such opinion, Latham & Watkins LLP shall be entitled to rely upon customary assumptions and the tax representation letters referred to in this Exhibit C. Notwithstanding the foregoing, or anything to the contrary in the Agreement, Latham & Watkins LLP shall not be required to provide any opinion regarding the application of Sections 367 and/or 7874 of Code to the transactions contemplated by the Agreement, or the qualification of such transactions under the foregoing Sections of the Code.
Ironman and Sun, respectively, shall use their respective commercially reasonable efforts not to take or cause to be taken any action that would cause to be untrue (or fail to take or cause not to be taken any commercially reasonable action which inaction would cause to be untrue) any of the representations included in the tax representation letters described in this Exhibit C.
Notwithstanding anything to the contrary in the Agreement, to the extent of any conflict between Section 6.2(b) of the Agreement and either Section 6.15 of the Agreement or this Exhibit C, Section 6.15 of the Agreement or this Exhibit C (as applicable) shall control.
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Exhibit D
Desktop Metal, Inc.

and
Continental Stock Transfer & Trust Company

as Rights Agent

Rights Agreement

Dated as of May [•], 2023

RIGHTS AGREEMENT
Rights Agreement, dated as of May [•], 2023 (this “Agreement”), between Desktop Metal, Inc., a Delaware corporation (the “Company”), and Continental Stock Transfer & Trust Company, as Rights Agent (the “Rights Agent”).
RECITALS
WHEREAS, the Company entered into that certain Agreement and Plan of Merger (as it may be amended from time to time, the “Merger Agreement”) by and among the Company, Stratasys Ltd., an Israeli company (“Sun”), and Tetris Sub Inc., a Delaware corporation and a direct wholly owned subsidiary of Sun (“Merger Sub”) pursuant to which the Company and Sun will combine the businesses of the Company and Sun;
WHEREAS, in connection with the execution of the Merger Agreement and in accordance with the terms of the Merger Agreement, the Board of Directors (the “Board”) of the Company deems it is advisable and in the best interests of the Company and its stockholders to adopt this Agreement; and
WHEREAS, on May [•], 2023, the Board adopted this Agreement, and has authorized and declared a dividend of one preferred stock purchase right (a “Right”) for each share of Common Stock (as defined in Section 1.6) of the Company outstanding at the close of business on June 9, 2023 (the “Record Date”) and has authorized and directed the issuance of one Right (subject to adjustment as provided herein) with respect to each share of Common Stock that shall become outstanding between the Record Date and the earliest of the Distribution Date and the Expiration Date (as such terms are defined in Sections 3.1 and 7.1, respectively), each Right initially representing the right to purchase one one-thousandth (subject to adjustment) of a share of Series A Junior Participating Preferred Stock, par value $0.0001 per share (the “Series A Preferred”), of the Company having the rights, powers and preferences set forth in the form of Certificate of Designations of Series A Junior Participating Preferred Stock attached hereto as Exhibit A (as amended from time to time), upon the terms and subject to the conditions hereinafter set forth; provided, however, that Rights may be issued with respect to Common Stock that shall become outstanding after the Distribution Date and prior to the Expiration Date in accordance with Section 22.
NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:
Section 1. Certain Definitions. For purposes of this Agreement, the following terms have the meanings indicated:
1.1. “Acquiring Person” shall mean any Person who or which, together with all Related Persons of such Person, shall be the Beneficial Owner of 15% or more of the Common Stock then outstanding, but shall not include (i) an Exempt Person or (ii) any Existing Holder, unless and until such time as such Existing Holder shall, after the first public announcement of this Agreement, (x) become the Beneficial Owner of one or more additional shares of Common Stock (other than pursuant to a dividend or distribution paid or made by the Company on the outstanding Common Stock in Common Stock or pursuant to a split or subdivision of the outstanding Common Stock), unless upon acquiring such Beneficial Ownership, such Existing Holder does not Beneficially Own 15% or more of the Common Stock then outstanding or (y) become the Beneficial Owner of any share of Common Stock pursuant to clauses 1.3.1 through 1.3.4 of the definition of Beneficial Ownership below that such Person Beneficially Owned as of the first public announcement of this Agreement pursuant to clause 1.3.5 of the definition of Beneficial Ownership below, unless (a) such Beneficial Ownership is acquired pursuant to the express terms of a written agreement as it existed at the time of the first public announcement of this Agreement or (b) upon acquiring such Beneficial Ownership, such Existing Holder does not Beneficially Own pursuant to clauses 1.3.1 through 1.3.4 of the definition of Beneficially Ownership 15% or more of the Common Stock then outstanding. Notwithstanding the foregoing, no Person shall become an “Acquiring Person” as the result of an acquisition of Common Stock by the Company which, by reducing the number of shares outstanding, increases the proportionate number of shares Beneficially Owned by such Person to 15% or more of the Common Stock then outstanding; provided, however, that if a Person shall become the Beneficial Owner of 15% or more of the Common Stock then outstanding solely by reason of share purchases by the Company and shall, after such share purchases by the Company, become the Beneficial Owner of one or more additional shares of Common Stock (other than pursuant to a dividend or distribution paid or made by the Company on the outstanding Common Stock in Common Stock or pursuant to a split or subdivision of the outstanding Common Stock), then such Person shall be deemed to be an “Acquiring Person” unless, upon becoming the Beneficial Owner of such additional Common Stock, such Person does not Beneficially Own 15% or more of the Common Stock then outstanding. Notwithstanding the foregoing, if the Board determines in good faith that a Person who would otherwise be an “Acquiring Person,” as defined pursuant to the foregoing
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provisions of this Section 1.1, has become such inadvertently (including, without limitation, because (A) such Person was unaware that it Beneficially Owned a percentage of Common Stock that would otherwise cause such Person to be an “Acquiring Person” or (B) such Person was aware of the extent of its Beneficial Ownership of Common Stock but had no actual knowledge of the consequences of such Beneficial Ownership under this Agreement) and had no intention of changing or influencing control of the Company, then such Person shall not be deemed to be or have become an “Acquiring Person” at any time for any purposes of this Agreement unless and until such Person shall have failed to divest as promptly as practicable (as determined, in good faith, by the Board) a sufficient number of shares of Common Stock so that such Person would no longer be an Acquiring Person, as defined pursuant to the foregoing provisions of this Section 1.1. For all purposes of this Agreement, any calculation of the number of shares of Common Stock outstanding at any particular time, including for purposes of determining the particular percentage of such outstanding Common Stock of which any Person is the Beneficial Owner, shall include the number of shares of Common Stock not outstanding at the time of such calculation that such Person is otherwise deemed to Beneficially Own for purposes of this Agreement. The number of shares of Common Stock not outstanding that such Person is otherwise deemed to Beneficially Own for purposes of this Agreement shall be deemed to be outstanding for the purpose of computing the percentage of the outstanding number of shares of Common Stock owned by such Person but shall not be deemed to be outstanding for the purpose of computing the percentage of outstanding Common Stock owned by any other Person. Notwithstanding anything in this Agreement to the contrary, none of Sun, Merger Sub or any of their respective Affiliates or Associates (collectively, the “Sun Group”) shall be deemed to be an Acquiring Person, either individually or collectively, by virtue of or as a result of (i) the approval, adoption, execution, delivery and, if applicable, any amendment, of the Merger Agreement or the voting agreements contemplated thereby, (ii) the acquisition or the right to acquire beneficial ownership of the Common Stock as a result of the execution and entry of the Merger Agreement by the parties thereto, (iii) the execution of and entry into the voting agreements contemplated by the Merger Agreement by the respective parties thereto, or (iv) the public announcement and consummation of the Merger or any of the other transactions contemplated by the Merger Agreement or the voting agreements contemplated thereby (the “Permitted Events”).
1.2. “Affiliate” and “Associate” shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as in effect on the date of this Agreement.
1.3. A Person shall be deemed the “Beneficial Owner” of and shall be deemed to “Beneficially Own” or have “Beneficial Ownership” of any securities:
1.3.1. which such Person or any of such Person’s Related Persons, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares: (A) voting power, which includes the power to vote, or to direct the voting of, such security (except that a Person shall not be deemed to be the Beneficial Owner of any security under this clause (A) if such voting power arises solely from a revocable proxy or consent given to such Person in response to a public proxy or consent solicitation made pursuant to, and in accordance with, Section 14(a) of the Exchange Act by means of a solicitation statement filed on Schedule 14A), and/or (B) investment power, which includes the power to dispose, or to direct the disposition of, such security;
1.3.2. which such Person or any of such Person’s Related Persons, directly or indirectly, has the Right to Acquire; provided, however, that a Person shall not be deemed the Beneficial Owner of, or to Beneficially Own, (x) securities tendered pursuant to a tender or exchange offer made by or on behalf of such Person or any of such Person’s Related Persons, until such tendered securities are accepted for purchase or exchange, (y) securities which such Person or any of such Person’s Related Persons, has a Right to Acquire upon the exercise of Rights at any time prior to the time that any Person becomes an Acquiring Person, or (z) securities issuable upon the exercise of Rights from and after the time that any Person becomes an Acquiring Person if such Rights were acquired by such Person or any of such Person’s Related Persons prior to the Distribution Date or pursuant to Section 3.1 or Section 22 (“Original Rights”) or pursuant to Section 11.9 or Section 11.15 with respect to an adjustment to Original Rights;
1.3.3. which are Beneficially Owned, directly or indirectly, by any other Person (or any Affiliate or Associate thereof) with whom such Person or any of such Person’s Related Persons, has an agreement, arrangement or understanding to act together for the purpose of acquiring, holding, voting or disposing of any securities of the Company (except that a Person shall not be deemed to be the Beneficial Owner of any
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security under this Section 1.3.3 if such voting power arises solely from a revocable proxy or consent given to such Person in response to a public proxy or consent solicitation made pursuant to, and in accordance with, Section 14(a) of the Exchange Act by means of a solicitation statement filed on Schedule 14A); or
1.3.4. which such Person would otherwise be deemed to be the beneficial owner pursuant to Rule 13d-3 or 13d-5 under the Exchange Act.
No Person shall be deemed to be the “Beneficial Owner” of, to have “Beneficial Ownership” of or to “Beneficially Own” any securities which such Person or any of such Person’s Related Persons would otherwise be deemed to “Beneficially Own” pursuant to this Section 1.3 solely as a result of any merger or other acquisition agreement between the Company and such Person (or one or more of such Person’s Related Persons) or the consummation of any transactions contemplated thereby, or any tender, voting or support agreement entered into by such Person (or one or more of such Person’s Related Persons) in connection therewith or the consummation of any transactions contemplated thereby, if, prior to such Person becoming an Acquiring Person, the Board has approved such merger or other acquisition agreement, or such tender, voting or support agreement.
No Person who is an officer, director or employee of an Exempt Person shall be deemed, solely by reason of such Person’s status or authority as such, to be the “Beneficial Owner” of, to have “Beneficial Ownership” of or to “Beneficially Own” any securities that are “Beneficially Owned” (as defined in this Section 1.3), including, without limitation, in a fiduciary capacity, by an Exempt Person or by any other such officer, director or employee of an Exempt Person.
Notwithstanding anything in this Section 1.3 or this Agreement to the contrary, Sun and Merger Sub, either individually or together, shall not be, and shall not be deemed to be, a ‘Beneficial Owner’ of, or to ‘Beneficially Own,’ any securities solely by virtue of, or as a result of, any Permitted Event.
1.4. “Business Day” shall mean any day other than a Saturday, Sunday, or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.
1.5. “close of business” on any given date shall mean 5:00 p.m., New York time, on such date; provided, however, that if such date is not a Business Day it shall mean 5:00 p.m., New York time, on the next succeeding Business Day.
1.6. “Common Stock” when used with reference to the Company shall mean the Class A Common Stock, par value $0.0001 per share, of the Company. “Common Stock” when used with reference to any Person other than the Company shall mean the capital stock with the greatest voting power, or the equity securities or other equity interest having power to control or direct the management of, such other Person or, if such Person is a Subsidiary of another Person, the Person or Persons which ultimately control such first-mentioned Person, and which has issued and outstanding such capital stock, equity securities or equity interest.
1.7. “Effective Time” has the meaning ascribed to such term in the Merger Agreement.
1.8. “Exempt Person” shall mean the Company, any Subsidiary of the Company, in each case including, without limitation, the officers and members of the board of directors thereof acting in their fiduciary capacities, or any employee benefit plan of the Company or of any Subsidiary of the Company or any entity or trustee holding (or acting in a fiduciary capacity in respect of) shares of capital stock of the Company for or pursuant to the terms of any such plan, or for the purpose of funding other employee benefits for employees of the Company or any Subsidiary of the Company.
1.9. “Existing Holder” shall mean any Person who, immediately prior to the first public announcement of the adoption of this Agreement, is the Beneficial Owner of 15% or more of the Common Stock then outstanding, together with any Affiliates and Associates of such Person.
1.10. “Merger” has the meaning ascribed to such term in the Merger Agreement.
1.11. “Person” shall mean any individual, partnership, joint venture, limited liability company, firm, corporation, unincorporated association or organization, trust or other entity, and shall include any successor (by merger or otherwise) of any such Person.
1.12. “Related Person” shall mean, as to any Person, any Affiliates or Associates of such Person.
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1.13. “Right to Acquire” shall mean a legal, equitable or contractual right to acquire (whether directly or indirectly and whether exercisable immediately, or only after the passage of time, compliance with regulatory requirements, fulfillment of a condition or otherwise), pursuant to any agreement, arrangement or understanding, whether or not in writing (excluding customary agreements entered into in good faith with and between an underwriter and selling group members in connection with a firm commitment underwriting registered under the Securities Act of 1933, as amended (the “Securities Act”)), or upon the exercise of any option, warrant or right, through conversion of a security, pursuant to the power to revoke a trust, discretionary account or similar arrangement, pursuant to the power to terminate a repurchase or similar so- called “stock borrowing” agreement or arrangement, or pursuant to the automatic termination of a trust, discretionary account or similar arrangement.
1.14. “Stock Acquisition Date” shall mean the first date of public announcement (which, for purposes of this definition, shall include, without limitation, the filing of a report pursuant to Section 13(d) of the Exchange Act or pursuant to a comparable successor statute) by the Company or an Acquiring Person that an Acquiring Person has become such or that discloses information which reveals the existence of an Acquiring Person or such earlier date as a majority of the Board shall become aware of the existence of an Acquiring Person.
1.15. “Subsidiary” of any Person shall mean any partnership, joint venture, limited liability company, firm, corporation, unincorporated association, trust or other entity of which a majority of the voting power of the voting equity securities or equity interests is owned, of record or beneficially, directly or indirectly, by such Person.
1.16. A “Trigger Event” shall be deemed to have occurred upon any Person becoming an Acquiring Person.
1.17. The following terms shall have the meanings defined for such terms in the Sections set forth below:
Term	Section
Adjustment Shares	11.1.2
Agreement	Preamble
Board	Recitals
Book Entry Shares	3.1
common stock equivalent	11.1.3
Company	Preamble
current per share market price	11.4.1
Current Value	11.1.3
Distribution Date	3.1
equivalent preferred stock	11.2
Exchange Act	1.2
Exchange Consideration	27.1
Expiration Date	7.1
Final Expiration Date	7.1
Merger Agreement	Recitals
Merger Sub	Recitals
NYSE	9
Original Rights	1.3.2
Permitted Events	1.1
Principal Party	13.2
Purchase Price	4
Record Date	Recitals
Redemption Date	7.1
Redemption Price	23.1
Right	Recitals
Right Certificate	3.1
Rights Agent	Preamble
Securities Act	1.12
Security	11.4.1
Series A Preferred	Recitals
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Term	Section
Spread	11.1.3
Substitution Period	11.1.3
Summary of Rights	3.2
Sun	Recitals
Trading Day	11.4.1
Trust	27.1
Trust Agreement	27.1
Section 2. Appointment of Rights Agent. The Company hereby appoints the Rights Agent to act as rights agent for the Company and the holders of the Rights (who, in accordance with Section 3, shall prior to the Distribution Date also be the holders of the Common Stock) in accordance with the terms and conditions hereof, and the Rights Agent hereby accepts such appointment. The Company may from time to time appoint such co-Rights Agents as it may deem necessary or desirable. In the event the Company appoints one or more co-Rights Agents, the respective duties of the Rights Agent and any co-Rights Agent shall be as the Company shall determine. Contemporaneously with such appointment, if any, the Company shall notify the Rights Agent thereof.
Section 3. Issuance of Right Certificates.
3.1. Rights Evidenced by Stock Certificates. Until the earlier of (i) the close of business on the tenth (10th) Business Day after the Stock Acquisition Date or (ii) the close of business on the tenth (10th) Business Day after the date of the commencement of, or first public announcement of the intent of any Person (other than an Exempt Person) to commence, a tender or exchange offer the consummation of which would result in any Person becoming an Acquiring Person (the earlier of (i) and (ii) being herein referred to as the “Distribution Date”), (x) the Rights (unless earlier expired, redeemed or terminated) will be evidenced (subject to the provisions of Section 3.2) by the certificates representing the Common Stock registered in the names of the holders thereof or, in the case of uncertificated shares of Common Stock registered in book entry form (“Book Entry Shares”), by notation in book entry (which certificates for Common Stock and Book Entry Shares shall also be deemed to be Right Certificates) and not by separate certificates, and (y) the Rights (and the right to receive certificates therefor) will be transferable only in connection with the transfer of the underlying Common Stock. The preceding sentence notwithstanding, prior to the occurrence of a Distribution Date specified as a result of an event described in clause (ii) (or such later Distribution Date as the Board may select pursuant to this sentence), the Board may postpone, one or more times, the Distribution Date which would occur as a result of an event described in clause (ii) beyond the date set forth in such clause (ii). As soon as practicable after the Distribution Date, the Company will prepare and execute, the Rights Agent will countersign and the Company (or, if requested, the Rights Agent) will send, by first-class, postage-prepaid mail, to each record holder of Common Stock as of the close of business on the Distribution Date (other than any Acquiring Person or any Related Person of an Acquiring Person), at the address of such holder shown on the records of the Company or the transfer agent or registrar for the Common Stock, one or more certificates for Rights, in substantially the form of Exhibit B hereto (a “Right Certificate”), evidencing one Right (subject to adjustment as provided herein) for each share of Common Stock so held. As of and after the Distribution Date, the Rights will be evidenced solely by such Right Certificates.
3.2. Summary of Rights. On the Record Date or as soon as practicable thereafter, the Company will send or cause to be sent a copy of a Summary of Rights to Purchase Series A Preferred, in substantially the form attached hereto as Exhibit C (the “Summary of Rights”), by first-class, postage-prepaid mail, to each record holder of Common Stock as of the close of business on the Record Date (other than any Acquiring Person or any Related Person of any Acquiring Person) at the address of such holder shown on the records of the Company or the transfer agent or registrar for the Common Stock. Any failure to send a copy of the Summary of Rights shall not invalidate the Rights or affect their transfer with the Common Stock. With respect to certificates representing Common Stock and Book Entry Shares outstanding as of the close of business on the Record Date, until the Distribution Date (or the earlier Expiration Date), the Rights will be evidenced by such certificates for Common Stock registered in the names of the holders thereof or Book Entry Shares, as applicable, together with a copy of the Summary of Rights and the registered holders of the Common Stock shall also be registered holders of the associated Rights. Until the Distribution Date (or the earlier Expiration Date), the surrender for
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transfer of any certificate for Common Stock or Book Entry Shares outstanding at the close of business on the Record Date, with or without a copy of the Summary of Rights, shall also constitute the transfer of the Rights associated with the Common Stock represented thereby and the Book Entry Shares, as applicable.
3.3. New Certificates and Uncertificated Shares After Record Date. Certificates for Common Stock that become outstanding (whether upon issuance out of authorized but unissued Common Stock, disposition out of treasury or transfer or exchange of outstanding Common Stock or otherwise) after the Record Date but prior to the earliest of the Distribution Date or the Expiration Date, or in certain circumstances provided in Section 22 hereof, after the Distribution Date, shall have impressed, printed, stamped, written or otherwise affixed onto them a legend in substantially the following form:
This certificate also evidences and entitles the holder hereof to certain rights as set forth in a Rights Agreement between Desktop Metal, Inc. (the “Company”) and Continental Stock Transfer & Trust Company, as Rights Agent, dated as of May [•], 2023, as the same may be amended from time to time (the “Agreement”), the terms of which are hereby incorporated herein by reference and a copy of which is on file at the principal executive offices of the Company. Under certain circumstances, as set forth in the Agreement, such Rights (as defined in the Agreement) will be evidenced by separate certificates and will no longer be evidenced by this certificate. The Company will mail to the holder of this certificate a copy of the Agreement without charge after receipt of a written request therefor. As described in the Agreement, Rights which are owned by, transferred to or have been owned by Acquiring Persons (as defined in the Agreement) or any Related Person (as defined in the Agreement) of any Acquiring Person shall become null and void and will no longer be transferable.

With respect to any Book Entry Shares, such legend shall be included in a notice to the record holder of such shares in accordance with applicable law. Until the Distribution Date (or the earlier Expiration Date), the Rights associated with the Common Stock represented by such certificates and such Book Entry Shares shall be evidenced solely by such certificates or the Book Entry Shares alone, and the surrender for transfer of any such certificates or Book Entry Shares, except as otherwise provided herein, shall also constitute the transfer of the Rights associated with the Common Stock represented thereby. In the event that the Company purchases or otherwise acquires any Common Stock after the Record Date but prior to the Distribution Date, any Rights associated with such Common Stock shall be deemed canceled and retired so that the Company shall not be entitled to exercise any Rights associated with the Common Stock that are no longer outstanding.
Notwithstanding this Section 3.3, neither the omission of the legend required hereby, nor the failure to provide the notice thereof, shall affect the enforceability of any part of this Agreement or the rights of any holder of the Rights.
Section 4. Form of Right Certificates. The Right Certificates (and the forms of election to purchase shares and assignment, including the certifications therein, to be printed on the reverse thereof) shall each be substantially in the form set forth in Exhibit B hereto and may have such marks of identification or designation and such legends, summaries or endorsements printed thereon as the Company may deem appropriate and as are not inconsistent with the provisions of this Agreement, or as may be required to comply with any applicable law or with any rule or regulation made pursuant thereto or with any rule or regulation of any stock exchange or trading system on which the Rights may from time to time be listed or quoted, or to conform to usage. Subject to the terms and conditions hereof, the Right Certificates, whenever issued, shall be dated as of the Record Date, and shall show the date of countersignature by the Rights Agent, and on their face shall entitle the holders thereof to purchase such number of one-thousandths of a share of Series A Preferred as shall be set forth therein at the price per one one-thousandth of a share of Series A Preferred set forth therein (the “Purchase Price”), but the number of such one- thousandths of a share of Series A Preferred and the Purchase Price shall be subject to adjustment as provided herein.
Section 5. Countersignature and Registration. The Right Certificates shall be executed on behalf of the Company by the Chief Executive Officer, the President, the Treasurer, the Secretary and any Vice President of the Company, either manually or by facsimile signature, and shall have affixed thereto the Company’s seal or a facsimile thereof which shall be attested by the Secretary or any Assistant Secretary of the Company or by such officers as the Board may designate, either manually or by facsimile signature. The Right Certificates shall be countersigned, either manually or by facsimile signature, by an authorized signatory of the Rights Agent, but it shall not be necessary for the same signatory to countersign all of the Right Certificates hereunder. No Right Certificate shall be valid for any
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purpose unless so countersigned. In case any officer of the Company who shall have signed any of the Right Certificates shall cease to be such officer of the Company before countersignature by the Rights Agent and issuance and delivery by the Company, such Right Certificates, nevertheless, may be countersigned by the Rights Agent, and issued and delivered by the Company with the same force and effect as though the Person who signed such Right Certificates had not ceased to be such officer of the Company; and any Right Certificate may be signed on behalf of the Company by any Person who, at the actual date of the execution of such Right Certificate, shall be a proper officer of the Company to sign such Right Certificate, although at the date of the execution of this Agreement any such Person was not such an officer.
Following the Distribution Date, the Rights Agent will keep or cause to be kept, at its principal office, books for registration and transfer of the Right Certificates issued hereunder. Such books shall show the names and addresses of the respective holders of the Right Certificates, the number of Rights evidenced on its face by each of the Right Certificates, the certificate number of each of the Right Certificates and the date of each of the Right Certificates.
Section 6. Transfer, Split Up, Combination and Exchange of Right Certificates; Mutilated, Destroyed, Lost or Stolen Right Certificates. Subject to the provisions of this Agreement, including but not limited to Section 11.1.2 and Section 14, at any time after the close of business on the Distribution Date, and at or prior to the close of business on the Expiration Date, any Right Certificate or Right Certificates (other than Right Certificates representing Rights that have become void pursuant to Section 11.1.2 or that have been exchanged pursuant to Section 27) may be transferred, split up, combined or exchanged for another Right Certificate or Right Certificates, entitling the registered holder to purchase a like number of one-thousandths of a share of Series A Preferred as the Right Certificate or Right Certificates surrendered then entitled such holder to purchase. Any registered holder desiring to transfer, split up, combine or exchange any Right Certificate shall make such request in writing delivered to the Rights Agent, and shall surrender, together with any required form of assignment and certificate duly executed and properly completed, the Right Certificate or Right Certificates to be transferred, split up or combined or exchanged at the office of the Rights Agent designated for such purpose. Neither the Rights Agent nor the Company shall be obligated to take any action whatsoever with respect to the transfer of any such surrendered Right Certificate or Right Certificates until the registered holder shall have properly completed and duly executed the certificate contained in the form of assignment on the reverse side of such Right Certificate or Right Certificates and shall have provided such additional evidence of the identity of the Beneficial Owner (or former Beneficial Owner) thereof or any Related Person of such registered holder or such Beneficial Owner (or such former Beneficial Owner), in each case, as the Company shall reasonably request. Thereupon, the Rights Agent shall countersign and deliver to the Person entitled thereto a Right Certificate or Right Certificates, as the case may be, as so requested. The Company may require payment from the holders of Right Certificates of a sum sufficient to cover any tax or governmental charge that may be imposed in connection with any transfer, split up or combination or exchange of such Right Certificates.
Subject to the provisions of Section 11.1.2, at any time after the Distribution Date and prior to the Expiration Date, upon receipt by the Company and the Rights Agent of evidence reasonably satisfactory to them of the loss, theft, destruction or mutilation of a Right Certificate, and, in case of loss, theft or destruction, of indemnity or security reasonably satisfactory to them, and, at the Company’s request, reimbursement to the Company and the Rights Agent of all reasonable expenses incidental thereto, and upon surrender to the Rights Agent and cancellation of the Right Certificate if mutilated, the Company will make and deliver a new Right Certificate of like tenor to the Rights Agent for countersignature and delivery to the registered owner in lieu of the Right Certificate so lost, stolen, destroyed or mutilated.
Section 7. Exercise of Rights; Purchase Price; Expiration Date of Rights.
7.1. Exercise of Rights. Subject to Section 11.1.2 and except as otherwise provided herein, the registered holder of any Right Certificate may exercise the Rights evidenced thereby in whole or in part at any time after the Distribution Date upon surrender of the Right Certificate, with the form of election to purchase and certification on the reverse side thereof properly completed and duly executed, to the Rights Agent at the office of the Rights Agent designated for such purpose, together with payment of the aggregate Purchase Price for the total number of one-thousandths of a share of Series A Preferred (or other securities, cash or other assets) as to which the Rights are exercised, at or prior to the time (the “Expiration Date”) that is the earliest of (i) the close of business on July 24, 2024 (the “Final Expiration Date”), (ii) the time at which the Rights are redeemed as provided in Section 23 (the “Redemption Date”), (iii) the closing of any merger or other acquisition transaction involving the Company pursuant to an agreement of the type described in Section 13.3 at which time the Rights are deemed terminated, (iv) the time at which the Rights are exchanged as provided in Section 27, or (v) the time immediately prior to the Effective Time (but subject to the occurrence of the Effective Time).
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7.2. Purchase. The Purchase Price for each one one-thousandth of a share of Series A Preferred pursuant to the exercise of a Right shall be initially $[EXERCISE PRICE], shall be subject to adjustment from time to time as provided in Sections 11, 13 and 26 and shall be payable in lawful money of the United States of America in accordance with Section 7.3.
7.3. Payment Procedures. Except as otherwise provided herein, upon receipt of a Right Certificate representing exercisable Rights, with the form of election to purchase and certification properly completed and duly executed, accompanied by payment of the aggregate Purchase Price for the total number of one-thousandths of a share of Series A Preferred to be purchased and an amount equal to any applicable tax or charge required to be paid by the holder of such Right Certificate in accordance with Section 9, in cash or by certified or cashier’s check or money order payable to the order of the Company, the Rights Agent shall thereupon promptly (i)(A) requisition from any transfer agent of the Series A Preferred (or make available, if the Rights Agent is the transfer agent) certificates for the number of shares of Series A Preferred to be purchased and the Company hereby irrevocably authorizes its transfer agent to comply with all such requests, or (B) if the Company shall have elected to deposit the total number of shares of Series A Preferred issuable upon exercise of the Rights hereunder with a depositary agent, requisition from such depositary agent depositary receipts representing interests in such number of one-thousandths of a share of Series A Preferred as are to be purchased (in which case certificates for the Series A Preferred represented by such receipts shall be deposited by the transfer agent with the depositary agent) and the Company hereby directs such depositary agent to comply with all such requests; (ii) when appropriate, requisition from the Company the amount of cash to be paid in lieu of the issuance of fractional shares in accordance with Section 14 or otherwise in accordance with Section 11.1.3; (iii) promptly after receipt of such certificates or depositary receipts, cause the same to be delivered to the registered holder of such Right Certificate, or upon the order of the registered holder of such Right Certificate, registered in such name or names as may be designated by such holder and (iv) when appropriate, after receipt, promptly deliver such cash to the registered holder of such Right Certificate, or upon the order of the registered holder of such Right Certificate, to such other Person as designated by such holder. In the event that the Company is obligated to issue other securities of the Company, pay cash and/or distribute other property pursuant to Section 11.1.3, the Company will make all arrangements necessary so that such other securities, cash and/or other property are available for distribution by the Rights Agent, if and when appropriate.
7.4. Partial Exercise. In case the registered holder of any Right Certificate shall exercise less than all the Rights evidenced thereby, a new Right Certificate evidencing Rights equivalent to the Rights remaining unexercised shall be issued by the Rights Agent and delivered to the registered holder of such Right Certificate or to his or her duly authorized assigns, subject to the provisions of Section 14.
7.5. Full Information Concerning Ownership. Notwithstanding anything in this Agreement to the contrary, neither the Rights Agent nor the Company shall be obligated to undertake any action with respect to a registered holder of Rights upon the occurrence of any purported transfer or exercise of Rights pursuant to Section 6 or as set forth in this Section 7 unless the certification contained in the form of election to purchase set forth on the reverse side of the Right Certificate surrendered for such exercise shall have been properly completed and duly executed by the registered holder thereof and the Company shall have been provided with such additional evidence of the identity of the Beneficial Owner (or former Beneficial Owner) thereof or any Related Person of such registered holder or such Beneficial Owner (or such former Beneficial Owner), in each case, as the Company shall reasonably request.
Section 8. Cancellation and Destruction of Right Certificates. All Right Certificates surrendered for the purpose of exercise, transfer, split up, combination or exchange shall, if surrendered to the Company or to any of its agents, be delivered to the Rights Agent for cancellation or in canceled form, or, if surrendered to the Rights Agent, shall be canceled by it, and no Right Certificates shall be issued in lieu thereof except as expressly permitted by any of the provisions of this Agreement. The Company shall deliver to the Rights Agent for cancellation and retirement, and the Rights Agent shall so cancel and retire, any other Right Certificate purchased or acquired by the Company otherwise than upon the exercise thereof. Subject to applicable law and regulation, the Rights Agent shall maintain in a retrievable database electronic records or physical records of all cancelled or destroyed Rights Certificates which have been cancelled or destroyed by the Rights Agent. The Rights Agent shall maintain such electronic records or physical records for the time period required by applicable law and regulation. Upon written request of the Company (and at the expense of the Company), the Rights Agent shall provide to the Company or its designee copies of such electronic records or physical records relating to Rights Certificates cancelled or destroyed by the Rights Agent.
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Section 9. Reservation and Availability of Capital Stock. The Company covenants and agrees that, from and after the Distribution Date, it will cause to be reserved and kept available out of its authorized and unissued Series A Preferred (and, following the occurrence of a Trigger Event, out of its authorized and unissued Common Stock or other securities or out of its shares held in its treasury) the number of shares of Series A Preferred (and, following the occurrence of a Trigger Event, Common Stock and/or other securities) that will be sufficient to permit the exercise in full of all outstanding Rights.
So long as the Series A Preferred (and, following the occurrence of a Trigger Event, Common Stock and/or other securities) issuable upon the exercise of Rights may be listed on the New York Stock Exchange (“NYSE”) or any other national securities exchange or traded in the over-the-counter market, the Company shall use its best efforts to cause, from and after such time as the Rights become exercisable, all shares reserved for such issuance to be listed or admitted to trading on the NYSE or such other exchange or market upon official notice of issuance upon such exercise.
The Company covenants and agrees that it will take all such action as may be necessary to ensure that all Series A Preferred (and, following the occurrence of a Trigger Event, Common Stock and/or other securities) delivered upon exercise of Rights shall, at the time of delivery of the certificates for such shares (subject to payment of the Purchase Price), be duly and validly authorized and issued and fully paid and nonassessable shares.
From and after such time as the Rights become exercisable, the Company shall use its best efforts, if then necessary, to permit the issuance of Series A Preferred upon the exercise of Rights, to register and qualify such Series A Preferred under the Securities Act and any applicable state securities or “Blue Sky” laws (to the extent exemptions therefrom are not available), cause such registration statement and qualifications to become effective as soon as possible after such filing and keep such registration and qualifications effective until the earlier of the date as of which the Rights are no longer exercisable for such securities and the Expiration Date. The Company may temporarily suspend, from time to time for a period of time not to exceed one hundred twenty (120) days in any particular instance, the exercisability of the Rights in order to prepare and file a registration statement under the Securities Act and permit it to become effective or in order to prepare and file any supplement or amendment to such registration statement that the Board determines to be necessary and appropriate under applicable law. Upon any such suspension, the Company shall issue a public announcement stating that the exercisability of the Rights has been temporarily suspended, as well as a public announcement at such time as the suspension is no longer in effect. Notwithstanding any provision of this Agreement to the contrary, the Rights shall not be exercisable in any jurisdiction unless the requisite qualification or exemption in such jurisdiction shall have been obtained and until a registration statement under the Securities Act (if required) shall have been declared effective.
The Company further covenants and agrees that it will pay when due and payable any and all taxes and charges which may be payable in respect of the issuance or delivery of the Right Certificates or of any Series A Preferred (or Common Stock and/or other securities, as the case may be) upon the exercise of Rights. The Company shall not, however, be required to pay any tax or charge which may be payable in respect of any transfer or delivery of Right Certificates to a Person other than, or the issuance or delivery of certificates for the Series A Preferred (or Common Stock and/or other securities, as the case may be) in a name other than that of, the registered holder of the Right Certificate evidencing Rights surrendered for exercise or to issue or deliver any certificates for Series A Preferred (or Common Stock and/or other securities, as the case may be) in a name other than that of the registered holder upon the exercise of any Rights until any such tax or charge shall have been paid (any such tax or charge being payable by the registered holder of such Right Certificate at the time of surrender) or until it has been established to the Company’s satisfaction that no such tax or charge is due.
Section 10. Series A Preferred Record Date. Each Person in whose name any certificate for Series A Preferred (or Common Stock and/or other securities, as the case may be) is issued upon the exercise of Rights shall for all purposes be deemed to have become the holder of record of the Series A Preferred (or Common Stock and/or other securities, as the case may be) represented thereby on, and such certificate shall be dated, the date upon which the Right Certificate evidencing such Rights was duly surrendered and payment of the Purchase Price (and any applicable taxes or charges) was made; provided, however, that if the date of such surrender and payment is a date upon which the Series A Preferred (or Common Stock and/or other securities, as the case may be) transfer books of the Company are closed, such Person shall be deemed to have become the record holder of such shares (fractional or otherwise) on, and such certificate shall be dated, the next succeeding Business Day on which the Series A Preferred (or Common Stock and/or other securities, as the case may be) transfer books of the Company are open. Prior to the exercise of the Rights evidenced thereby (or an exchange pursuant to Section 27), the holder of a Right Certificate
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shall not be entitled to any rights of a holder of Series A Preferred (or Common Stock or other securities, as the case may be) for which the Rights shall be exercisable, including, without limitation, the right to vote or to receive dividends or other distributions, and shall not be entitled to receive any notice of any proceedings of the Company, except as provided herein.
Section 11. Adjustment of Purchase Price, Number of Shares or Number of Rights. The Purchase Price, the number of shares of Series A Preferred or other securities or property purchasable upon exercise of each Right and the number of Rights outstanding are subject to adjustment from time to time as provided in this Section 11.
11.1. Post-Execution Events.
11.1.1. Corporate Dividends, Reclassifications, Etc. In the event the Company shall, at any time after the date of this Agreement, (A) declare and pay a dividend on the Series A Preferred payable in Series A Preferred, (B) subdivide the outstanding Series A Preferred, (C) combine the outstanding Series A Preferred into a smaller number of shares of Series A Preferred or (D) issue any shares of its capital stock in a reclassification of the Series A Preferred (including any such reclassification in connection with a consolidation or merger in which the Company is the continuing or surviving corporation), except as otherwise provided in this Section 11.1.1, the Purchase Price in effect at the time of the record date for such dividend or of the effective date of such subdivision, combination or reclassification, and the number and kind of shares of capital stock issuable on such date, shall be proportionately adjusted so that the holder of any Right exercised after such time shall be entitled to receive the aggregate number and kind of shares of capital stock which, if such Right had been exercised immediately prior to such date and at a time when the Series A Preferred transfer books of the Company were open, such holder would have owned upon such exercise and been entitled to receive by virtue of such dividend, subdivision, combination or reclassification; provided, however, that in no event shall the consideration to be paid upon the exercise of one Right be less than the aggregate par value of the shares of capital stock of the Company issuable upon exercise of one Right. If an event occurs which would require an adjustment under both Section 11.1.1 and Section 11.1.2, the adjustment provided for in this Section 11.1.1 shall be in addition to, and shall be made prior to, the adjustment required pursuant to, Section 11.1.2.
11.1.2. Acquiring Person Events; Triggering Events. Subject to Section 27, in the event that a Trigger Event occurs, then, from and after the first occurrence of such event, each holder of a Right, except as provided below, shall thereafter have a right to receive, upon exercise thereof at a price per Right equal to the then current Purchase Price multiplied by the number of one-thousandths of a share of Series A Preferred for which a Right is then exercisable (without giving effect to this Section 11.1.2), in accordance with the terms of this Agreement and in lieu of Series A Preferred, such number of shares of Common Stock as shall equal the result obtained by (x) multiplying the then current Purchase Price by the number of one-thousandths of a share of Series A Preferred for which a Right is then exercisable (without giving effect to this Section 11.1.2) and (y) dividing that product by 50% of the current per share market price of the Common Stock (determined pursuant to Section 11.4) on the first of the date of the occurrence of, or the date of the first public announcement of, a Trigger Event (the “Adjustment Shares”); provided that the Purchase Price and the number of Adjustment Shares shall thereafter be subject to further adjustment as appropriate in accordance with Section 11.6. Notwithstanding the foregoing, upon and after the occurrence of a Trigger Event, any Rights that are or were acquired or Beneficially Owned by (1) any Acquiring Person or any Related Person of such Acquiring Person, (2) a transferee of any Acquiring Person (or of any Related Person of such Acquiring Person) who becomes a transferee after the Acquiring Person becomes such, or (3) a transferee of any Acquiring Person (or of any Related Person of such Acquiring Person) who becomes a transferee prior to or concurrently with the Acquiring Person becoming such and receives such Rights pursuant to either (A) a transfer (whether or not for consideration) from the Acquiring Person to holders of equity interests in such Acquiring Person or to any Person with whom the Acquiring Person has any continuing agreement, arrangement or understanding regarding the transferred Rights or (B) a transfer which the Board has determined is part of a plan, arrangement or understanding which has as a primary purpose or effect avoidance of this Section 11.1.2, and subsequent transferees, shall become void without any further action, and any holder (whether or not such holder is an Acquiring Person or a Related Person of an Acquiring Person) of such Rights shall thereafter have no right to exercise such Rights under any provision of this Agreement or otherwise. From and after the Trigger Event, no Right Certificate shall be
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issued pursuant to Section 3 or Section 6 that represents Rights that are or have become void pursuant to the provisions of this paragraph, and any Right Certificate delivered to the Rights Agent that represents Rights that are or have become void pursuant to the provisions of this paragraph shall be canceled.
The Company shall use all reasonable efforts to ensure that the provisions of this Section 11.1.2 are complied with, but shall have no liability to any holder of Right Certificates or any other Person as a result of its failure to make any determinations with respect to any Acquiring Person or its Related Persons or transferees hereunder.
From and after the occurrence of an event specified in Section 13.1, any Rights that theretofore have not been exercised pursuant to this Section 11.1.2 shall thereafter be exercisable only in accordance with Section 13 and not pursuant to this Section 11.1.2.
11.1.3. Insufficient Shares. The Company may at its option substitute for Common Stock issuable upon the exercise of Rights in accordance with the foregoing Section 11.1.2 a number of shares of Series A Preferred or fraction thereof such that the then current per share market price of one share of Series A Preferred multiplied by such number or fraction is equal to the then current per share market price of one share of Common Stock. In the event that upon the occurrence of a Trigger Event there shall not be sufficient Common Stock authorized but unissued, or held by the Company as treasury shares, to permit the exercise in full of the Rights in accordance with the foregoing Section 11.1.2, the Company shall take all such action as may be necessary to authorize additional Common Stock for issuance upon exercise of the Rights, provided, however, that if the Company determines that it is unable to cause the authorization of a sufficient number of additional shares of Common Stock, then, in the event the Rights become exercisable, the Company, with respect to each Right and to the extent necessary and permitted by applicable law and any agreements or instruments in effect on the date hereof to which it is a party, shall: (A) determine the excess of (1) the value of the Adjustment Shares issuable upon the exercise of a Right (the “Current Value”), over (2) the Purchase Price (such excess, the “Spread”) and (B) with respect to each Right (other than Rights which have become void pursuant to Section 11.1.2), make adequate provision to substitute for the Adjustment Shares, upon payment of the applicable Purchase Price, (1) cash, (2) a reduction in the Purchase Price, (3) Series A Preferred,(4) other equity securities of the Company (including, without limitation, shares, or fractions of shares, of preferred stock which, by virtue of having dividend, voting and liquidation rights substantially comparable to those of the Common Stock, the Board has deemed in good faith to have substantially the same value as the Common Stock) (each such share of preferred stock or fractions of shares of preferred stock constituting a “common stock equivalent”)), (5) debt securities of the Company, (6) other assets or (7) any combination of the foregoing having an aggregate value equal to the Current Value, where such aggregate value has been determined by the Board based upon the advice of a nationally recognized investment banking firm selected in good faith by the Board; provided, however, that if the Company shall not have made adequate provision to deliver value pursuant to clause (B) above within thirty (30) days following the occurrence of a Trigger Event, then the Company shall be obligated to deliver, to the extent necessary and permitted by applicable law and any agreements or instruments in effect on the date hereof to which it is a party, upon the surrender for exercise of a Right and without requiring payment of the Purchase Price, Common Stock (to the extent available) and then, if necessary, such number or fractions of Series A Preferred (to the extent available) and then, if necessary, cash, which shares and/or cash have an aggregate value equal to the Spread. If, upon the occurrence of a Trigger Event, the Board shall determine in good faith that it is likely that sufficient additional shares of Common Stock could be authorized for issuance upon exercise in full of the Rights, then, if the Board so elects, the thirty (30) day period set forth above, may be extended to the extent necessary, but not more than one hundred twenty (120) days following the occurrence of a Trigger Event, in order that the Company may seek stockholder approval for the authorization of such additional shares (such thirty (30) day period, as it may be extended, is herein called the “Substitution Period”). To the extent that the Company determines that some actions need be taken pursuant to the second and/or third sentences of this Section 11.1.3, the Company (x) shall provide that such action shall apply uniformly to all outstanding Rights, and (y) may suspend the exercisability of the Rights until the expiration of the Substitution Period in order to seek any authorization of additional shares and/or to decide the appropriate form of distribution to be made pursuant to such first sentence and to determine the value thereof. In the event of any such suspension, the Company shall issue a public announcement stating that the exercisability of the Rights has been temporarily suspended as well as a public announcement at such time as the
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suspension is no longer in effect. For purposes of this Section 11.1.3, the value of a share of Common Stock shall be the then current per share market price (as determined pursuant to Section 11.4) on the date of the occurrence of a Trigger Event and the value of any “common stock equivalent” shall be deemed to have the same value as the Common Stock on such date. The Board may, but shall not be required to, establish procedures to allocate the right to receive Common Stock upon the exercise of the Rights among holders of Rights pursuant to this Section 11.1.3.
11.2. Dilutive Rights Offering. In case the Company shall fix a record date for the issuance of rights, options or warrants to all holders of Series A Preferred entitling them (for a period expiring within forty-five (45) calendar days after such record date) to subscribe for or purchase Series A Preferred (or securities having the same rights, privileges and preferences as the Series A Preferred (“equivalent preferred stock”)) or securities convertible into Series A Preferred or equivalent preferred stock at a price per share of Series A Preferred or per share of equivalent preferred stock (or having a conversion or exercise price per share, if a security convertible into or exercisable for Series A Preferred or equivalent preferred stock) less than the then current per share market price of the Series A Preferred (as determined pursuant to Section 11.4) on such record date, the Purchase Price to be in effect after such record date shall be determined by multiplying the Purchase Price in effect immediately prior to such record date by a fraction, the numerator of which shall be the number of shares of Series A Preferred and shares of equivalent preferred stock outstanding on such record date plus the number of shares of Series A Preferred and shares of equivalent preferred stock which the aggregate offering price of the total number of shares of Series A Preferred and/or shares of equivalent preferred stock to be offered (and/or the aggregate initial conversion price of the convertible securities so to be offered) would purchase at such current per share market price and the denominator of which shall be the number of shares of Series A Preferred and shares of equivalent preferred stock outstanding on such record date plus the number of additional Series A Preferred and/or shares of equivalent preferred stock to be offered for subscription or purchase (or into which the convertible securities so to be offered are initially convertible); provided, however, that in no event shall the consideration to be paid upon the exercise of one Right be less than the aggregate par value of the shares of capital stock of the Company issuable upon exercise of one Right. In case such subscription price may be paid in a consideration part or all of which shall be in a form other than cash, the value of such consideration shall be as determined in good faith by the Board, whose determination shall be described in a statement filed with the Rights Agent and shall be binding on the Rights Agent and the holders of the Rights. Series A Preferred and shares of equivalent preferred stock owned by or held for the account of the Company or any Subsidiary of the Company shall not be deemed outstanding for the purpose of any such computation. Such adjustments shall be made successively whenever such a record date is fixed; and in the event that such rights or warrants are not so issued, the Purchase Price shall be adjusted to be the Purchase Price which would then be in effect if such record date had not been fixed.
11.3. Distributions. In case the Company shall fix a record date for the making of a distribution to all holders of the Series A Preferred (including any such distribution made in connection with a consolidation or merger in which the Company is the continuing or surviving corporation) of evidences of indebtedness, cash, securities or assets (other than a regular periodic cash dividend at a rate not in excess of 125% of the rate of the last regular periodic cash dividend theretofore paid or, in case regular periodic cash dividends have not theretofore been paid, at a rate not in excess of 50% of the average net income per share of the Company for the four quarters ended immediately prior to the payment of such dividend, or a dividend payable in Series A Preferred (which dividend, for purposes of this Agreement, shall be subject to the provisions of Section 11.1.1(A))) or convertible securities, or subscription rights or warrants (excluding those referred to in Section 11.2), the Purchase Price to be in effect after such record date shall be determined by multiplying the Purchase Price in effect immediately prior to such record date by a fraction, the numerator of which shall be the then current per share market price of the Series A Preferred (as determined pursuant to Section 11.4) on such record date, less the fair market value (as determined in good faith by the Board, whose determination shall be described in a statement filed with the Rights Agent and shall be binding on the Rights Agent) of the portion of the cash, assets, securities or evidences of indebtedness so to be distributed or of such subscription rights or warrants applicable to one share of Series A Preferred and the denominator of which shall be such current per share market price of the Series A Preferred (as determined pursuant to Section 11.4); provided, however, that in no event shall the consideration to be paid upon the exercise of one Right be less than the aggregate par value
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of the shares of capital stock of the Company to be issued upon exercise of one Right. Such adjustments shall be made successively whenever such a record date is fixed; and in the event that such distribution is not so made, the Purchase Price shall again be adjusted to be the Purchase Price that would then be in effect if such record date had not been fixed.
11.4. Current Per Share Market Value.
11.4.1. General. For the purpose of any computation hereunder, the “current per share market price” of any security (a “Security” for the purpose of this Section 11.4.1) on any date shall be deemed to be the average of the daily closing prices per share of such Security for the thirty (30) consecutive Trading Days (as such term is hereinafter defined) immediately prior to, but not including, such date; provided, however, that in the event that the then current per share market price of the Security is determined during any period following the announcement by the issuer of such Security of (i) a dividend or distribution on such Security payable in shares of such Security or securities convertible into such shares or (ii) any subdivision, combination or reclassification of such Security, and prior to the expiration of thirty (30) Trading Days after the ex-dividend date for such dividend or distribution, or the record date for such subdivision, combination or reclassification, then, and in each such case, the “current per share market price” shall be appropriately adjusted to reflect the then current market price per share equivalent of such Security. The closing price for each day shall be the last sale price, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the NYSE or, if the Security is not listed or admitted to trading on the NYSE, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which the Security is listed or admitted to trading or, if the Security is not listed or admitted to trading on any national securities exchange, the last quoted price or, if on such date the Security is not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported thereby or such other system then in use, or, if on any such date the Security is not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the Security selected by the Board. If on any such date no such market maker is making a market in the Security, the fair value of the Security on such date as determined in good faith by the Board shall be used. The term “Trading Day” shall mean a day on which the principal national securities exchange on which the Security is listed or admitted to trading is open for the transaction of business or, if the Security is not listed or admitted to trading on any national securities exchange, a Business Day. If the Security is not publicly held or not so listed or traded, or if on any such date the Security is not so quoted and no such market maker is making a market in the Security, “current per share market price” shall mean the fair value per share as determined in good faith by the Board or, if at the time of such determination there is an Acquiring Person, by a nationally recognized investment banking firm selected by the Board, which shall have the duty to make such determination in a reasonable and objective manner, whose determination shall be described in a statement filed with the Rights Agent and shall be conclusive for all purposes.
11.4.2. Series A Preferred. Notwithstanding Section 11.4.1, for the purpose of any computation hereunder, the “current per share market price” of the Series A Preferred shall be determined in the same manner as set forth above in Section 11.4.1 (other than the last sentence thereof). If the current per share market price of the Series A Preferred cannot be determined in the manner described in Section 11.4.1, the “current per share market price” of the Series A Preferred shall be conclusively deemed to be an amount equal to 1,000 (as such number may be appropriately adjusted for such events as stock splits, stock dividends and recapitalizations with respect to the Common Stock occurring after the date of this Agreement) multiplied by the current per share market price of the Common Stock (as determined pursuant to Section 11.4.1). If neither the Common Stock nor the Series A Preferred are publicly held or so listed or traded, or if on any such date neither the Common Stock nor the Series A Preferred are so quoted and no such market maker is making a market in either the Common Stock or the Series A Preferred, “current per share market price” of the Series A Preferred shall mean the fair value per share as determined in good faith by the Board, or, if at the time of such determination there is an Acquiring Person, by a nationally recognized investment banking firm selected by the Board, which shall have the duty to make such determination in a reasonable and objective manner, which determination shall be described in a statement
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filed with the Rights Agent and shall be conclusive for all purposes. For purposes of this Agreement, the “current per share market price” of one one-thousandth of a share of Series A Preferred shall be equal to the “current per share market price” of one share of Series A Preferred divided by 1,000.
11.5. Insignificant Changes. No adjustment in the Purchase Price shall be required unless such adjustment would require an increase or decrease of at least 1% in the Purchase Price. Any adjustments which by reason of this Section 11.5 are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this Section 11 shall be made to the nearest cent or to the nearest one-hundred thousandth of a share of Series A Preferred or the nearest ten-thousandth of a share of Common Stock or other share or security, as the case may be.
11.6. Shares Other Than Series A Preferred. If as a result of an adjustment made pursuant to Section 11.1, the holder of any Right thereafter exercised shall become entitled to receive any shares of capital stock of the Company other than Series A Preferred, thereafter the number of such other shares so receivable upon exercise of any Right shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Series A Preferred contained in Sections 11.1, 11.2, 11.3, 11.5, 11.8, 11.9 and 11.13, and the provisions of Sections 7, 9, 10, 13 and 14 with respect to the Series A Preferred shall apply on like terms to any such other shares.
11.7. Rights Issued Subsequent to Adjustment. All Rights originally issued by the Company subsequent to any adjustment made to the Purchase Price hereunder shall evidence the right to purchase, at the adjusted Purchase Price, the number of one-thousandths of a share of Series A Preferred and shares of other capital stock or other securities, assets or cash of the Company, if any, purchasable from time to time hereunder upon exercise of the Rights, all subject to further adjustment as provided herein.
11.8. Effect of Adjustments on Existing Rights. Unless the Company shall have exercised its election as provided in Section 11.9, upon each adjustment of the Purchase Price as a result of the calculations made in Sections 11.2 and 11.3, each Right outstanding immediately prior to the making of such adjustment shall thereafter evidence the right to purchase, at the adjusted Purchase Price, that number of one-thousandths of a share of Series A Preferred (calculated to the nearest one-hundred thousandth of a share of Series A Preferred) obtained by (i) multiplying (x) the number of one-thousandths of a share of Series A Preferred covered by a Right immediately prior to this adjustment by (y) the Purchase Price in effect immediately prior to such adjustment of the Purchase Price and (ii) dividing the product so obtained by the Purchase Price in effect immediately after such adjustment of the Purchase Price.
11.9. Adjustment in Number of Rights. The Company may elect on or after the date of any adjustment of the Purchase Price to adjust the number of Rights, in substitution for any adjustment in the number of one-thousandths of a share of Series A Preferred issuable upon the exercise of a Right. Each of the Rights outstanding after such adjustment of the number of Rights shall be exercisable for the number of one-thousandths of a share of Series A Preferred for which a Right was exercisable immediately prior to such adjustment. Each Right held of record prior to such adjustment of the number of Rights shall become that number of Rights (calculated to the nearest ten-thousandth) obtained by dividing the Purchase Price in effect immediately prior to adjustment of the Purchase Price by the Purchase Price in effect immediately after adjustment of the Purchase Price. The Company shall make a public announcement of its election to adjust the number of Rights, indicating the record date for the adjustment, and, if known at the time, the amount of the adjustment to be made. This record date may be the date on which the Purchase Price is adjusted or any day thereafter, but, if the Right Certificates have been issued, shall be at least ten (10) days later than the date of the public announcement. If Right Certificates have been issued, upon each adjustment of the number of Rights pursuant to this Section 11.9, the Company may, as promptly as practicable, cause to be distributed to holders of record of Right Certificates on such record date Right Certificates evidencing, subject to Section 14, the additional Rights to which such holders shall be entitled as a result of such adjustment, or, at the option of the Company, shall cause to be distributed to such holders of record in substitution and replacement for the Right Certificates held by such holders prior to the date of adjustment, and upon surrender thereof, if required by the Company, new Right Certificates evidencing all the Rights to which such holders shall be entitled after such adjustment. Right Certificates so to be distributed shall be issued, executed and countersigned in the manner provided for herein (and may bear, at the option of the Company, the adjusted Purchase Price) and shall be registered in the names of the holders of record of Right Certificates on the record date specified in the public announcement.
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11.10. Right Certificates Unchanged. Irrespective of any adjustment or change in the Purchase Price or the number of one-thousandths of a share of Series A Preferred issuable upon the exercise of the Rights, the Right Certificates theretofore and thereafter issued may continue to express the Purchase Price per share and the number of one-thousandths of a share of Series A Preferred which were expressed in the initial Right Certificates issued hereunder.
11.11. Par Value Limitations. Before taking any action that would cause an adjustment reducing the Purchase Price below one one-thousandth of the then par value, if any, of the Series A Preferred or other shares of capital stock issuable upon exercise of the Rights, the Company shall take any corporate action which may, in the opinion of its counsel, be necessary in order that the Company may validly and legally issue fully paid and nonassessable Series A Preferred or other such shares at such adjusted Purchase Price.
11.12. Deferred Issuance. In any case in which this Section 11 shall require that an adjustment in the Purchase Price be made effective as of a record date for a specified event, the Company may elect to defer until the occurrence of such event the issuance to the holder of any Right exercised after such record date of that number of shares of Series A Preferred and shares of other capital stock or securities of the Company, if any, issuable upon such exercise over and above the Series A Preferred and shares of other capital stock or other securities, assets or cash of the Company, if any, issuable upon such exercise on the basis of the Purchase Price in effect prior to such adjustment; provided, however, that the Company shall deliver to such holder a due bill or other appropriate instrument evidencing such holder’s right to receive such additional shares upon the occurrence of the event requiring such adjustment.
11.13. Reduction in Purchase Price. Anything in this Section 11 to the contrary notwithstanding, the Company shall be entitled to make such reductions in the Purchase Price, in addition to those adjustments expressly required by this Section 11, as and to the extent that it in its sole discretion shall determine to be advisable in order that any consolidation or subdivision of the Series A Preferred, issuance wholly for cash of any of the Series A Preferred at less than the current market price, issuance wholly for cash of Series A Preferred or securities which by their terms are convertible into or exchangeable for Series A Preferred, dividends on Series A Preferred payable in Series A Preferred or issuance of rights, options or warrants referred to hereinabove in this Section 11, hereafter made by the Company to holders of its Series A Preferred shall not be taxable to such stockholders.
11.14. Company Not to Diminish Benefits of Rights. The Company covenants and agrees that after the earlier of the Stock Acquisition Date or Distribution Date it will not, except as permitted by Section 23, Section 26 or Section 27, take (or permit any Subsidiary to take) any action if at the time such action is taken it is reasonably foreseeable that such action will substantially diminish or otherwise eliminate the benefits intended to be afforded by the Rights.
11.15. Adjustment of Rights Associated with Common Stock. Notwithstanding anything contained in this Agreement to the contrary, in the event that the Company shall at any time after the date hereof and prior to the Distribution Date (i) declare or pay any dividend on the outstanding Common Stock payable in shares of Common Stock, (ii) effect a subdivision or consolidation of the outstanding Common Stock (by reclassification or otherwise than by the payment of dividends payable in shares of Common Stock), or (iii) combine the outstanding Common Stock into a greater or lesser number of shares of Common Stock, then in any such case, the number of Rights associated with each share of Common Stock then outstanding, or issued or delivered thereafter but prior to the Distribution Date or in accordance with Section 22 shall be proportionately adjusted so that the number of Rights thereafter associated with each share of Common Stock following any such event shall equal the result obtained by multiplying the number of Rights associated with each share of Common Stock immediately prior to such event by a fraction, the numerator of which shall be the total number of shares of Common Stock outstanding immediately prior to the occurrence of the event and the denominator of which shall be the total number of shares of Common Stock outstanding immediately following the occurrence of such event. The adjustments provided for in this Section 11.15 shall be made successively whenever such a dividend is declared or paid or such a subdivision, combination or consolidation is effected.
Section 12. Certificate of Adjusted Purchase Price or Number of Shares. Whenever an adjustment is made as provided in Sections 11 or 13, the Company shall (a) promptly prepare a certificate setting forth such adjustment, and a brief statement of the facts accounting for such adjustment, (b) promptly file with the Rights Agent and with each transfer agent for the Common Stock or the Series A Preferred a copy of such certificate and (c) mail a brief summary
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thereof to each holder of a Right Certificate (or if before the Distribution Date, to each holder of a certificate representing shares of Common Stock or Book Entry Shares in respect thereof) in accordance with Section 25. The Rights Agent shall be fully protected in relying on any such certificate and on any adjustment or statement therein contained and shall not be deemed to have knowledge of any such adjustment unless and until it shall have received such certificate.
Section 13. Consolidation, Merger or Sale or Transfer of Assets or Earning Power.
13.1. Certain Transactions. In the event that, from and after the first occurrence of a Trigger Event, directly or indirectly, (A) the Company shall consolidate with, or merge with and into, any other Person and the Company shall not be the continuing or surviving corporation, (B) any Person shall consolidate with the Company, or merge with and into the Company and the Company shall be the continuing or surviving corporation of such merger and, in connection with such merger, all or part of the Common Stock shall be changed into or exchanged for stock or other securities of the Company or any other Person or cash or any other property, or (C) the Company shall sell, exchange, mortgage or otherwise transfer (or one or more of its Subsidiaries shall sell, exchange, mortgage or otherwise transfer), in one or more transactions, assets or earning power aggregating 50% or more of the assets or earning power of the Company and its Subsidiaries (taken as a whole) to any other Person or Persons (other than the Company or one or more wholly- owned Subsidiaries of the Company in one or more transactions each of which complies with Section 11.14), then, and in each such case, proper provision shall be made so that (i) each holder of a Right (other than Rights which have become void pursuant to Section 11.1.2) shall thereafter have the right to receive, upon the exercise thereof at a price per Right equal to the then current Purchase Price multiplied by the number of one-thousandths of a share of Series A Preferred for which a Right was exercisable immediately prior to the first occurrence of a Trigger Event (as subsequently adjusted pursuant to Sections 11.1.1, 11.2, 11.3, 11.8, 11.9 and 11.12), in accordance with the terms of this Agreement and in lieu of Series A Preferred or Common Stock, such number of validly authorized and issued, fully paid, non-assessable and freely tradable Common Stock of the Principal Party (as such term is hereinafter defined) not subject to any liens, encumbrances, rights of first refusal or other adverse claims, as shall be equal to the result obtained by (x) multiplying the then current Purchase Price by the number of one-thousandths of a share of Series A Preferred for which a Right was exercisable immediately prior to the first occurrence of a Trigger Event (as subsequently adjusted pursuant to Sections 11.1.1, 11.2, 11.3, 11.8, 11.9 and 11.12) and (y) dividing that product by 50% of the then current per share market price of the Common Stock of such Principal Party (determined pursuant to Section 11.4) on the date of consummation of such consolidation, merger, sale or transfer; provided that the price per Right so payable and the number of shares of Common Stock of such Principal Party so receivable upon exercise of a Right shall thereafter be subject to further adjustment as appropriate in accordance with Section 11.6 to reflect any events covered thereby occurring in respect of the Common Stock of such Principal Party after the occurrence of such consolidation, merger, sale or transfer; (ii) such Principal Party shall thereafter be liable for, and shall assume, by virtue of such consolidation, merger, sale or transfer, all of the obligations and duties of the Company pursuant to this Agreement; (iii) the term “Company” shall thereafter be deemed to refer to such Principal Party; and (iv) such Principal Party shall take such steps (including, but not limited to, the reservation of a sufficient number of shares of its Common Stock in accordance with Section 9) in connection with such consummation as may be necessary to assure that the provisions hereof shall thereafter be applicable, as nearly as reasonably may be, in relation to its Common Stock thereafter deliverable upon the exercise of the Rights; provided that, upon the subsequent occurrence of any consolidation, merger, sale or transfer of assets or other extraordinary transaction in respect of such Principal Party, each holder of a Right shall thereupon be entitled to receive, upon exercise of a Right and payment of the Purchase Price as provided in this Section 13.1, such cash, shares, rights, warrants and other property which such holder would have been entitled to receive had such holder, at the time of such transaction, owned the Common Stock of the Principal Party receivable upon the exercise of a Right pursuant to this Section 13.1, and such Principal Party shall take such steps (including, but not limited to, reservation of shares of stock) as may be necessary to permit the subsequent exercise of the Rights in accordance with the terms hereof for such cash, shares, rights, warrants and other property. The Company shall not consummate any such consolidation, merger, sale or transfer unless prior thereto the Company and such Principal Party shall have executed and delivered to the Rights Agent a supplemental agreement confirming that the requirements of this Section 13.1 and Section 13.2 shall promptly be performed in accordance with their terms and that such consolidation, merger, sale or transfer of assets shall not result in a default by the Principal Party under this
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Agreement as the same shall have been assumed by the Principal Party pursuant to this Section 13.1 and Section 13.2 and providing that, as soon as practicable after executing such agreement pursuant to this Section 13, the Principal Party, at its own expense, shall:
(1) prepare and file a registration statement under the Securities Act, if necessary, with respect to the Rights and the securities purchasable upon exercise of the Rights on an appropriate form, use its best efforts to cause such registration statement to become effective as soon as practicable after such filing and use its best efforts to cause such registration statement to remain effective (with a prospectus at all times meeting the requirements of the Securities Act) until the Expiration Date and similarly comply with applicable state securities laws;
(2) use its best efforts, if the Common Stock of the Principal Party shall be listed or admitted to trading on the NYSE or on another national securities exchange, to list or admit to trading (or continue the listing of) the Rights and the securities purchasable upon exercise of the Rights on the NYSE or such securities exchange;
(3) deliver to holders of the Rights historical financial statements for the Principal Party which comply in all respects with the requirements for registration on Form 10 (or any successor form) under the Exchange Act; and
(4) obtain waivers of any rights of first refusal or preemptive rights in respect of the Common Stock of the Principal Party subject to purchase upon exercise of outstanding Rights.
In case the Principal Party has a provision in any of its authorized securities or in its articles or certificate of incorporation or by-laws or other instrument governing its corporate affairs, which provision would have the effect of (i) causing such Principal Party to issue (other than to holders of Rights pursuant to this Section 13), in connection with, or as a consequence of, the consummation of a transaction referred to in this Section 13, Common Stock or common stock equivalents of such Principal Party at less than the then current market price per share thereof (determined pursuant to Section 11.4) or securities exercisable for, or convertible into, Common Stock or common stock equivalents of such Principal Party at less than such then current market price (other than to holders of Rights pursuant to this Section 13), or (ii) providing for any special payment, taxes, charges or similar provision in connection with the issuance of the Common Stock of such Principal Party pursuant to the provision of Section 13, then, in such event, the Company hereby agrees with each holder of Rights that it shall not consummate any such transaction unless prior thereto the Company and such Principal Party shall have executed and delivered to the Rights Agent a supplemental agreement providing that the provision in question of such Principal Party shall have been canceled, waived or amended, or that the authorized securities shall be redeemed, so that the applicable provision will have no effect in connection with, or as a consequence of, the consummation of the proposed transaction.
The Company covenants and agrees that it shall not, at any time after the Trigger Event, enter into any transaction of the type described in clauses (A) through (C) of this Section 13.1 if (i) at the time of or immediately after such consolidation, merger, sale, transfer or other transaction there are any rights, warrants or other instruments or securities outstanding or agreements in effect which would substantially diminish or otherwise eliminate the benefits intended to be afforded by the Rights, (ii) prior to, simultaneously with or immediately after such consolidation, merger, sale, transfer or other transaction, the stockholders of the Person who constitutes, or would constitute, the Principal Party for purposes of Section 13.2 shall have received a distribution of Rights previously owned by such Person or any of its Related Persons or (iii) the form or nature of organization of the Principal Party would preclude or limit the exercisability of the Rights. The provisions of this Section 13 shall similarly apply to successive transactions of the type described in clauses (A) through (C) of this Section 13.1.
13.2. Principal Party. “Principal Party” shall mean:
(i) in the case of any transaction described in clauses (A) or (B) of the first sentence of Section 13.1: (i) the Person that is the issuer of the securities into which the Common Stock is converted in such merger or consolidation, or, if there is more than one such issuer, the issuer the Common Stock of which has the greatest aggregate market value of shares outstanding, or (ii) if no securities are so issued, (x) the Person that is the other party to the merger, if such Person survives said merger, or, if there is more than one such
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Person, the Person the Common Stock of which has the greatest aggregate market value of shares outstanding or (y) if the Person that is the other party to the merger does not survive the merger, the Person that does survive the merger (including the Company if it survives) or (z) the Person resulting from the consolidation; and
(ii) in the case of any transaction described in clause (C) of the first sentence in Section 13.1, the Person that is the party receiving the greatest portion of the assets or earning power transferred pursuant to such transaction or transactions, or, if each Person that is a party to such transaction or transactions receives the same portion of the assets or earning power so transferred or if the Person receiving the greatest portion of the assets or earning power cannot be determined, whichever of such Persons is the issuer of Common Stock having the greatest aggregate market value of shares outstanding; provided, however, that in any such case described in the foregoing clause (i) or (ii) of this Section 13.2, if the shares of Common Stock of such Person are not at such time or have not been continuously over the preceding twelve (12) month period registered under Section 12 of the Exchange Act, then (1) if such Person is a direct or indirect Subsidiary of another Person the shares of Common Stock of which are and have been so registered, the term “Principal Party” shall refer to such other Person, or (2) if such Person is a Subsidiary, directly or indirectly, of more than one Person, the shares of Common Stock of all of which are and have been so registered, the term “Principal Party” shall refer to whichever of such Persons is the issuer of Common Stock having the greatest aggregate market value of shares outstanding, or (3) if such Person is owned, directly or indirectly, by a joint venture formed by two or more Persons that are not owned, directly or indirectly, by the same Person, the rules set forth in clauses (1) and (2) above shall apply to each of the owners having an interest in the venture as if the Person owned by the joint venture was a Subsidiary of both or all of such joint venturers, and the Principal Party in each such case shall bear the obligations set forth in this Section 13 in the same ratio as its interest in such Person bears to the total of such interests.
13.3. Approved Acquisitions. Notwithstanding anything contained herein to the contrary, upon the consummation of any merger or other acquisition transaction of the type described in clause (A), (B) or (C) of Section 13.1 involving the Company pursuant to a merger or other acquisition agreement between the Company and any Person (or one or more of such Person’s Affiliates or Associates) which agreement has been approved by the Board prior to any Person becoming an Acquiring Person, this Agreement and the rights of holders of Rights hereunder shall be terminated in accordance with Section 7.1.
Section 14. Fractional Rights and Fractional Shares.
14.1. Cash in Lieu of Fractional Rights. The Company shall not be required to issue fractions of Rights or to distribute Right Certificates which evidence fractional Rights (except prior to the Distribution Date in accordance with Section 11.15). In lieu of such fractional Rights, there shall be paid to the registered holders of the Right Certificates with regard to which such fractional Rights would otherwise be issuable an amount in cash equal to the same fraction of the current market value of a whole Right. For the purposes of this Section 14.1, the current market value of a whole Right shall be the closing price of the Rights for the Trading Day immediately prior to the date on which such fractional Rights would have been otherwise issuable. The closing price for any day shall be the last sale price, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the NYSE or, if the Rights are not listed or admitted to trading on the NYSE, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which the Rights are listed or admitted to trading or, if the Rights are not listed or admitted to trading on any national securities exchange, the last quoted price or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the NYSE or such other system then in use or, if on any such date the Rights are not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the Rights selected by the Board. If on any such date no such market maker is making a market in the Rights, the current market value of the Rights on such date shall be the fair value of the Rights as determined in good faith by the Board, or, if at the time of such determination there is an Acquiring Person, by a nationally recognized investment banking firm selected by the Board, which shall have the duty to make such determination in a reasonable and objective manner, which determination shall be described in a statement filed with the Rights Agent and shall be conclusive for all purposes.
14.2. Cash in Lieu of Fractional Shares of Series A Preferred. The Company shall not be required to issue fractions of shares of Series A Preferred (other than fractions which are integral multiples of one one-thousandth
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of a share of Series A Preferred) upon exercise or exchange of the Rights or to distribute certificates which evidence fractional shares of Series A Preferred (other than fractions which are integral multiples of one one-thousandth of a share of Series A Preferred). Interests in fractions of shares of Series A Preferred in integral multiples of one one-thousandth of a share of Series A Preferred may, at the election of the Company, be evidenced by depositary receipts, pursuant to an appropriate agreement between the Company and a depositary selected by it; provided, that such agreement shall provide that the holders of such depositary receipts shall have all the rights, privileges and preferences to which they are entitled as Beneficial Owners of the Series A Preferred represented by such depositary receipts. In lieu of fractional shares of Series A Preferred that are not integral multiples of one one-thousandth of a share of Series A Preferred, the Company shall pay to the registered holders of Right Certificates at the time such Rights are exercised or exchanged as herein provided an amount in cash equal to the same fraction of the current per share market price of one share of Series A Preferred (as determined in accordance with Section 14.1) for the Trading Day immediately prior to the date of such exercise or exchange.
14.3. Cash in Lieu of Fractional Shares of Common Stock. The Company shall not be required to issue fractions of shares of Common Stock or to distribute certificates which evidence fractional shares of Common Stock upon the exercise or exchange of Rights. In lieu of such fractional shares of Common Stock, the Company shall pay to the registered holders of the Right Certificates with regard to which such fractional shares of Common Stock would otherwise be issuable an amount in cash equal to the same fraction of the current market value of a whole share of Common Stock (as determined in accordance with Section 14.1) for the Trading Day immediately prior to the date of such exercise or exchange.
14.4. Waiver of Right to Receive Fractional Rights or Shares. The holder of a Right by the acceptance of the Rights expressly waives his right to receive any fractional Rights or any fractional shares upon exercise or exchange of a Right, except as permitted by this Section 14.
Section 15. Rights of Action. All rights of action in respect of this Agreement, except the rights of action given to the Rights Agent under Section 18, are vested in the respective registered holders of the Right Certificates (and, prior to the Distribution Date, the registered holders of the Common Stock); and any registered holder of any Right Certificate (or, prior to the Distribution Date, of the Common Stock), without the consent of the Rights Agent or of the holder of any other Right Certificate (or, prior to the Distribution Date, of the Common Stock), may, in his own behalf and for his own benefit, enforce this Agreement, and may institute and maintain any suit, action or proceeding against the Company to enforce this Agreement, or otherwise enforce or act in respect of his right to exercise the Rights evidenced by such Right Certificate (or, prior to the Distribution Date, such Common Stock) in the manner provided in such Right Certificate and in this Agreement. Without limiting the foregoing or any remedies available to the holders of Rights, it is specifically acknowledged that the holders of Rights would not have an adequate remedy at law for any breach of this Agreement and shall be entitled to specific performance of the obligations under, and injunctive relief against actual or threatened violations of, the obligations of any Person (including, without limitation, the Company) subject to this Agreement.
Section 16. Agreement of Right Holders. Every holder of a Right by accepting the same consents and agrees with the Company and the Rights Agent and with every other holder of a Right that:
(a) prior to the Distribution Date, the Rights will not be evidenced by a Right Certificate and will be transferable only in connection with the transfer of the Common Stock;
(b) as of and after the Distribution Date, the Right Certificates are transferable only on the registry books of the Rights Agent if surrendered at the office of the Rights Agent designated for such purpose, duly endorsed or accompanied by a proper instrument of transfer with all required certifications completed; and
(c) the Company and the Rights Agent may deem and treat the Person in whose name the Right Certificate (or, prior to the Distribution Date, the associated Common Stock certificate or Book Entry Share) is registered as the absolute owner thereof and of the Rights evidenced thereby (notwithstanding any notations of ownership or writing on the Right Certificates or the associated Common Stock certificate or Book Entry Share made by anyone other than the Company or the Rights Agent) for all purposes whatsoever, and neither the Company nor the Rights Agent shall be affected by any notice to the contrary.
Section 17. Right Certificate Holder Not Deemed a Stockholder. No holder, as such, of any Right Certificate shall be entitled to vote, receive dividends or be deemed for any purpose the holder of the Series A Preferred or any other securities of the Company which may at any time be issuable on the exercise of the Rights represented thereby,
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nor shall anything contained herein or in any Right Certificate be construed to confer upon the holder of any Right Certificate, as such, any of the rights of a stockholder of the Company or any right to vote for the election of directors or upon any matter submitted to stockholders at any meeting thereof, or to give or withhold consent to any corporate action, or to receive notice of meetings or other actions affecting stockholders (except as provided in Section 24), or to receive dividends or subscription rights, or otherwise, until the Right or Rights evidenced by such Right Certificate shall have been exercised in accordance with the provisions hereof.
Section 18. Concerning the Rights Agent. The Company agrees to pay to the Rights Agent reasonable compensation for all services rendered by it hereunder in accordance with a fee schedule to be mutually agreed upon and, from time to time, on demand of the Rights Agent, its reasonable expenses and counsel fees and other disbursements incurred in the administration and execution of this Agreement and the exercise and performance of its duties hereunder. The Company also agrees to indemnify the Rights Agent for, and to hold it harmless against, any loss, liability, or expense, incurred without negligence, bad faith or willful misconduct on the part of the Rights Agent, for anything done or omitted by the Rights Agent in connection with the acceptance and administration of this Agreement, including the costs and expenses of defending against any claim of liability arising therefrom, directly or indirectly.
The Rights Agent shall be protected and shall incur no liability for or in respect of any action taken, suffered or omitted by it in connection with its administration of this Agreement in reliance upon any Right Certificate or certificate for the Series A Preferred or the Common Stock or for other securities of the Company, instrument of assignment or transfer, power of attorney, endorsement, affidavit, letter, notice, instruction, direction, consent, certificate, statement, or other paper or document believed by it to be genuine and to be signed, executed and, where necessary, verified or acknowledged, by the proper Person or Persons.
Section 19. Merger or Consolidation or Change of Name of Rights Agent. Any corporation or limited liability company or other entity into which the Rights Agent or any successor Rights Agent may be merged or with which it may be consolidated, or any corporation or limited liability company or other entity resulting from any merger or consolidation to which the Rights Agent or any successor Rights Agent shall be a party, or any corporation or limited liability company succeeding to the corporate trust or stock transfer business of the Rights Agent or any successor Rights Agent, shall be the successor to the Rights Agent under this Agreement without the execution or filing of any paper or any further act on the part of any of the parties hereto, provided that such corporation or limited liability company or other entity would be eligible for appointment as a successor Rights Agent under the provisions of Section 21. In case at the time such successor Rights Agent shall succeed to the agency created by this Agreement, any of the Right Certificates shall have been countersigned but not delivered, any such successor Rights Agent may adopt the countersignature of the predecessor Rights Agent and deliver such Right Certificates so countersigned; and in case at that time any of the Right Certificates shall not have been countersigned, any successor Rights Agent may countersign such Right Certificates either in the name of the predecessor Rights Agent or in the name of the successor Rights Agent; and in all such cases such Right Certificates shall have the full force provided in the Right Certificates and in this Agreement.
In case at any time the name of the Rights Agent shall be changed and at such time any of the Right Certificates shall have been countersigned but not delivered, the Rights Agent may adopt the countersignature under its prior name and deliver Right Certificates so countersigned; and in case at that time any of the Right Certificates shall not have been countersigned, the Rights Agent may countersign such Right Certificates either in its prior name or in its changed name; and in all such cases such Right Certificates shall have the full force provided in the Right Certificates and in this Agreement.
Section 20. Duties of Rights Agent. The Rights Agent undertakes the duties and obligations imposed by this Agreement upon the following terms and conditions, by all of which the Company and the holders of Right Certificates, by their acceptance thereof, shall be bound:
20.1. Legal Counsel. The Rights Agent may consult with legal counsel selected by it (who may be legal counsel for the Company), and the opinion of such counsel shall be full and complete authorization and protection to the Rights Agent as to any action taken or omitted by it in good faith and in accordance with such opinion.
20.2. Certificates as to Facts or Matters. Whenever in the performance of its duties under this Agreement the Rights Agent shall deem it necessary or desirable that any fact or matter be proved or established by the Company prior to taking or suffering any action hereunder, such fact or matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively proved and established by a
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certificate signed by any one of the Chief Executive Officer, the President, the Treasurer, the Secretary or any Vice President of the Company and delivered to the Rights Agent; and such certificate shall be full authorization to the Rights Agent for any action taken or suffered in good faith by it under the provisions of this Agreement in reliance upon such certificate.
20.3. Standard of Care. The Rights Agent shall be liable hereunder only for its own negligence, bad faith or willful misconduct.
20.4. Reliance on Agreement and Right Certificates. The Rights Agent shall not be liable for or by reason of any of the statements of fact or recitals contained in this Agreement or in the Right Certificates (except as to its countersignature thereof) or be required to verify the same, but all such statements and recitals are and shall be deemed to have been made by the Company only.
20.5. No Responsibility as to Certain Matters. The Rights Agent shall not be under any responsibility in respect of the validity of this Agreement or the execution and delivery hereof (except the due execution hereof by the Rights Agent) or in respect of the validity or execution of any Right Certificate (except its countersignature thereof); nor shall it be responsible for any breach by the Company of any covenant or condition contained in this Agreement or in any Right Certificate; nor shall it be responsible for any change in the exercisability of the Rights (including the Rights becoming void pursuant to Section 11.1.2) or any adjustment required under the provisions of Sections 3, 11, 13, 23 or 27 or responsible for the manner, method or amount of any such adjustment or the ascertaining of the existence of facts that would require any such adjustment (except with respect to the exercise of Rights evidenced by Right Certificates after actual notice of any such change or adjustment); nor shall it by any act hereunder be deemed to make any representation or warranty as to the authorization or reservation of any Series A Preferred or other securities to be issued pursuant to this Agreement or any Right Certificate or as to whether any Series A Preferred or other securities will, when so issued, be validly authorized and issued, fully paid and nonassessable.
20.6. Further Assurance by Company. The Company agrees that it will perform, execute, acknowledge and deliver or cause to be performed, executed, acknowledged and delivered all such further and other acts, instruments and assurances as may reasonably be required by the Rights Agent for the carrying out or performing by the Rights Agent of the provisions of this Agreement.
20.7. Authorized Company Officers. The Rights Agent is hereby authorized and directed to accept instructions with respect to the performance of its duties hereunder from any one of the Chief Executive Officer, the President, the Treasurer, the Secretary or any Vice President of the Company, and to apply to such officers for advice or instructions in connection with its duties under this Agreement, and it shall not be liable for any action taken or suffered to be taken by it in good faith in accordance with instructions of any such officer or for any delay in acting while waiting for these instructions. Any application by the Rights Agent for written instructions from the Company may, at the option of the Rights Agent, set forth in writing any action proposed to be taken or omitted by the Rights Agent with respect to its duties or obligations under this Agreement and the date on and/or after which such action shall be taken or such omission shall be effective. The Rights Agent shall not be liable to the Company for any action taken by, or omission of, the Rights Agent in accordance with a proposal included in any such application on or after the date specified therein (which date shall not be less than three (3) Business Days after the date any such officer actually receives such application, unless any such officer shall have consented in writing to an earlier date) unless, prior to taking of any such action (or the effective date in the case of omission), the Rights Agent shall have received written instructions in response to such application specifying the action to be taken or omitted.
20.8. Freedom to Trade in Company Securities. The Rights Agent and any stockholder, director, officer or employee of the Rights Agent may buy, sell or deal in any of the Rights or other securities of the Company or become pecuniarily interested in any transaction in which the Company may be interested, or contract with or lend money to the Company or otherwise act as fully and freely as though it were not Rights Agent under this Agreement. Nothing herein shall preclude the Rights Agent from acting in any other capacity for the Company or for any other legal entity.
20.9. Reliance on Attorneys and Agents. The Rights Agent may execute and exercise any of the rights or powers hereby vested in it or perform any duty hereunder either itself or by or through its attorneys or agents,
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and the Rights Agent shall not be answerable or accountable for any act, omission, default, neglect or misconduct of any such attorneys or agents or for any loss to the Company resulting from any such act, omission, default, neglect or misconduct, provided that reasonable care was exercised in the selection and continued employment thereof.
20.10. Incomplete Certificate. If, with respect to any Right Certificate surrendered to the Rights Agent for exercise or transfer, the certificate contained in the form of assignment or the form of election to purchase set forth on the reverse thereof, as the case may be, has not been completed to certify the holder is not an Acquiring Person (or a Related Person of an Acquiring Person), the Rights Agent shall not take any further action with respect to such requested exercise or transfer without first consulting with the Company.
20.11. Rights Holders List. At any time and from time to time after the Distribution Date, upon the request of the Company, the Rights Agent shall promptly deliver to the Company a list, as of the most recent practicable date (or as of such earlier date as may be specified by the Company), of the holders of record of Rights.
Section 21. Change of Rights Agent. The Rights Agent or any successor Rights Agent may resign and be discharged from its duties under this Agreement upon thirty (30) days’ notice in writing mailed to the Company and to each transfer agent of the Common Stock and/or Series A Preferred, as applicable, by registered or certified mail. Following the Distribution Date, the Company shall promptly notify the holders of the Right Certificates by first-class mail of any such resignation. The Company may remove the Rights Agent or any successor Rights Agent upon thirty (30) days’ notice in writing, mailed to the Rights Agent or successor Rights Agent, as the case may be, and to each transfer agent of the Common Stock and/or Series A Preferred, as applicable, by registered or certified mail, and to the holders of the Right Certificates by first-class mail. If the Rights Agent shall resign or be removed or shall otherwise become incapable of acting, the resigning, removed, or incapacitated Rights Agent shall remit to the Company, or to any successor Rights Agent designated by the Company, all books, records, funds, certificates or other documents or instruments of any kind then in its possession which were acquired by such resigning, removed or incapacitated Rights Agent in connection with its services as Rights Agent hereunder, and shall thereafter be discharged from all duties and obligations hereunder. Following notice of such removal, resignation or incapacity, the Company shall appoint a successor to such Rights Agent. If the Company shall fail to make such appointment within a period of thirty (30) days after giving notice of such removal or after it has been notified in writing of such resignation or incapacity by the resigning or incapacitated Rights Agent or by the holder of a Right Certificate (who shall, with such notice, submit his Right Certificate for inspection by the Company), then the registered holder of any Right Certificate may apply to any court of competent jurisdiction for the appointment of a new Rights Agent. Any successor Rights Agent, whether appointed by the Company or by such a court, shall be a corporation organized and doing business under the laws of the State of New York or the State of Delaware (or any other state of the United States so long as such corporation is authorized to do business as a banking institution in the State of New York or the State of Delaware) in good standing, having an office in the State of New York or the State of Delaware, which is authorized under such laws to exercise stock transfer or corporate trust powers and is subject to supervision or examination by Federal or state authority and which has at the time of its appointment as Rights Agent a combined capital and surplus of at least $100 million. After appointment, the successor Rights Agent shall be vested with the same powers, rights, duties and responsibilities as if it had been originally named as Rights Agent without further act or deed; but the predecessor Rights Agent shall deliver and transfer to the successor Rights Agent any property at the time held by it hereunder, and execute and deliver any further assurance, conveyance, act or deed necessary for the purpose. Not later than the effective date of any such appointment the Company shall file notice thereof in writing with the predecessor Rights Agent and each transfer agent of the Common Stock and/or Series A Preferred, as applicable, and, following the Distribution Date, mail a notice thereof in writing to the registered holders of the Right Certificates. Failure to give any notice provided for in this Section 21, however, or any defect therein, shall not affect the legality or validity of the resignation or removal of the Rights Agent or the appointment of the successor Rights Agent, as the case may be.
Section 22. Issuance of New Right Certificates. Notwithstanding any of the provisions of this Agreement or of the Rights to the contrary, the Company may, at its option, issue new Right Certificates evidencing Rights in such form as may be approved by its Board to reflect any adjustment or change in the Purchase Price and the number or kind or class of shares or other securities or property purchasable under the Right Certificates made in accordance with the provisions of this Agreement. In addition, in connection with the issuance or sale of Common Stock following the Distribution Date and prior to the Expiration Date, the Company shall, with respect to Common Stock so issued or sold pursuant to the exercise of stock options or under any employee plan or arrangement, granted or
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awarded, or upon exercise, conversion or exchange of securities heretofore or hereinafter issued by the Company, in each case existing prior to the Distribution Date, issue Right Certificates representing the appropriate number of Rights in connection with such issuance or sale; provided, however, that (i) no such Right Certificate shall be issued if, and to the extent that, the Company shall be advised by counsel that such issuance would create a significant risk of material adverse tax consequences to the Company or the Person to whom such Right Certificate would be issued and (ii) no such Right Certificate shall be issued if, and to the extent that, appropriate adjustment shall otherwise have been made in lieu of the issuance thereof.
Section 23. Redemption.
23.1. Right to Redeem. The Board may, at its option, at any time prior to a Trigger Event, redeem all but not less than all of the then outstanding Rights at a redemption price of $0.0001 per Right, appropriately adjusted to reflect any stock split, stock dividend, recapitalization or similar transaction occurring after the date hereof (such redemption price being hereinafter referred to as the “Redemption Price”), and the Company may, at its option, pay the Redemption Price in Common Stock (based on the “current per share market price,” determined pursuant to Section 11.4, of the Common Stock at the time of redemption), cash or any other form of consideration deemed appropriate by the Board. The redemption of the Rights by the Board may be made effective at such time, on such basis and subject to such conditions as the Board in its sole discretion may establish.
23.2. Redemption Procedures. Immediately upon the action of the Board ordering the redemption of the Rights (or at such later time as the Board may establish for the effectiveness of such redemption), and without any further action and without any notice, the right to exercise the Rights will terminate and the only right thereafter of the holders of Rights shall be to receive the Redemption Price for each Right so held. The Company shall promptly give public notice of such redemption; provided, however, that the failure to give, or any defect in, any such notice shall not affect the validity of such redemption. The Company shall promptly give, or cause the Rights Agent to give, notice of such redemption to the holders of the then outstanding Rights by mailing such notice to all such holders at their last addresses as they appear upon the registry books of the Rights Agent or, prior to the Distribution Date, on the registry books of the transfer agent for the Common Stock. Any notice which is mailed in the manner herein provided shall be deemed given, whether or not the holder receives the notice. Each such notice of redemption shall state the method by which the payment of the Redemption Price will be made. The failure to give notice required by this Section 23.2 or any defect therein shall not affect the validity of the action taken by the Company. Neither the Company nor any of its Affiliates or Associates may redeem, acquire or purchase for value any Rights at any time in any manner other than that specifically set forth in this Section 23 or in Section 27, and other than in connection with the purchase, acquisition or redemption of Common Stock prior to the Distribution Date.
Section 24. Notice of Certain Events. In case the Company shall propose at any time after the earlier of the Stock Acquisition Date and the Distribution Date (a) to pay any dividend payable in stock of any class to the holders of Series A Preferred or to make any other distribution to the holders of Series A Preferred (other than a regular periodic cash dividend at a rate not in excess of 125% of the rate of the last regular periodic cash dividend theretofore paid or, in case regular periodic cash dividends have not theretofore been paid, at a rate not in excess of 50% of the average net income per share of the Company for the four quarters ended immediately prior to the payment of such dividends, or a stock dividend on, or a subdivision, combination or reclassification of the Common Stock), or (b) to offer to the holders of Series A Preferred rights or warrants to subscribe for or to purchase any additional Series A Preferred or shares of stock of any class or any other securities, rights or options, or (c) to effect any reclassification of its Series A Preferred (other than a reclassification involving only the subdivision of outstanding Series A Preferred), or (d) to effect any consolidation or merger into or with, or to effect any sale or other transfer (or to permit one or more of its Subsidiaries to effect any sale or other transfer), in one or more transactions, of 50% or more of the assets or earning power of the Company and its Subsidiaries (taken as a whole) to, any other Person (other than pursuant to a merger or other acquisition agreement of the type excluded from the definition of “Beneficial Ownership” in Section 1.3), or (e) to effect the liquidation, dissolution or winding up of the Company, or (f) to declare or pay any dividend on the Common Stock payable in Common Stock or to effect a subdivision, combination or consolidation of the Common Stock (by reclassification or otherwise than by payment of dividends in Common Stock), then, in each such case, the Company shall give to the Rights Agent and to each holder of a Right Certificate, in accordance with Section 25, a notice of such proposed action, which shall specify the record date for the purposes of such stock dividend, distribution of rights or warrants, or the date on which such reclassification, consolidation, merger, sale, transfer, liquidation, dissolution, or winding up is to take place and the date of participation therein by the holders
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of the Series A Preferred and/or Common Stock, if any such date is to be fixed, and such notice shall be so given in the case of any action covered by clause (a) or (b) above at least ten (10) days prior to the record date for determining holders of the Series A Preferred for purposes of such action, and in the case of any such other action, at least ten (10) days prior to the date of the taking of such proposed action or the date of participation therein by the holders of the Series A Preferred and/or Common Stock, whichever shall be the earlier.
In case any event set forth in Section 11.1.2 or Section 13 shall occur, then, in any such case, (i) the Company shall as soon as practicable thereafter give to the Rights Agent and to each holder of a Right Certificate, in accordance with Section 25, a notice of the occurrence of such event, which notice shall describe the event and the consequences of the event to holders of Rights under Section 11.1.2 and Section 13, and (ii) all references in this Section 24 to Series A Preferred shall be deemed thereafter to refer to Common Stock and/or, if appropriate, other securities.
Section 25. Notices. Notices or demands authorized by this Agreement to be given or made by the Rights Agent or by the holder of any Right Certificate to or on the Company shall be sufficiently given or made if sent by overnight delivery service or first-class mail, postage prepaid, addressed (until another address is filed in writing with the Rights Agent) as follows:
Desktop Metal, Inc. 63 3rd Avenue Burlington, MA 01803 Attention: General Counsel
Subject to the provisions of Section 21 and Section 24, any notice or demand authorized by this Agreement to be given or made by the Company or by the holder of any Right Certificate to or on the Rights Agent shall be sufficiently given or made if sent by overnight delivery service or first- class mail, postage prepaid, addressed (until another address is filed in writing with the Company) as follows:
Continental Stock Transfer & Trust Company 1 State Street, 30th Floor New York, NY 10004-1561 Attention: Legal Department Email: Compliance@continentalstock.com
Notices or demands authorized by this Agreement to be given or made by the Company or the Rights Agent to the holder of any Right Certificate (or, prior to the Distribution Date, to the holder of any certificate representing Common Stock or of any Book Entry Shares) shall be sufficiently given or made if sent by first-class mail, postage prepaid, addressed to such holder at the address of such holder as shown on the registry books of the Company or the transfer agent or registrar for the Common Stock; provided that prior to the Distribution Date a filing by the Company with the Securities and Exchange Commission shall constitute sufficient notice to the holders of securities of the Company, including the Rights, for purposes of this Agreement and no other notice need be given.
Section 26. Supplements and Amendments. For so long as the Rights are then redeemable, the Company may in its sole and absolute discretion, and the Rights Agent shall, if the Company so directs, supplement or amend any provision of this Agreement in any respect without the approval of any holders of Rights or Common Stock. From and after the time that the Rights are no longer redeemable, the Company may, and the Rights Agent shall, if the Company so directs, from time to time supplement or amend this Agreement without the approval of any holders of Rights (i) to cure any ambiguity or to correct or supplement any provision contained herein which may be defective or inconsistent with any other provisions herein or (ii) to make any other changes or provisions in regard to matters or questions arising hereunder which the Company may deem necessary or desirable, including but not limited to extending the Final Expiration Date; provided, however, that no such supplement or amendment shall adversely affect the interests of the holders of Rights as such (other than an Acquiring Person or a Related Person of an Acquiring Person), and no such supplement or amendment may cause the Rights again to become redeemable or cause this Agreement again to become amendable as to an Acquiring Person or a Related Person of an Acquiring Person, other than in accordance with this sentence; provided further, that the right of the Board to extend the Distribution Date shall not require any amendment or supplement hereunder. Upon the delivery of a certificate from an appropriate officer of the Company which states that the proposed supplement or amendment is in compliance with the terms of this Section 26, the Rights Agent shall execute such supplement or amendment; provided that any supplement or
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amendment that does not amend Sections 18, 19, 20 or 21 hereof or this Section 26 or any other Section of this Agreement in a manner adverse to the Rights Agent shall become effective immediately upon execution by the Company, whether or not also executed by the Rights Agent. The Company shall promptly provide the Rights Agent with written notice of such supplement or amendment.
Section 27. Exchange.
27.1. Exchange of Common Stock for Rights. The Board may, at its option, at any time after the occurrence of a Trigger Event, exchange Common Stock for all or part of the then outstanding and exercisable Rights (which shall not include Rights that have become void pursuant to the provisions of Section 11.1.2) by exchanging at an exchange ratio of one share of Common Stock per Right, appropriately adjusted to reflect any stock split, stock dividend or similar transaction occurring after the date hereof (such amount per Right being hereinafter referred to as the “Exchange Consideration”). Notwithstanding the foregoing, the Board shall not be empowered to effect such exchange at any time after any Acquiring Person shall have become the Beneficial Owner of 50% or more of the Common Stock then outstanding. From and after the occurrence of an event specified in Section 13.1, any Rights that theretofore have not been exchanged pursuant to this Section 27.1 shall thereafter be exercisable only in accordance with Section 13 and may not be exchanged pursuant to this Section 27.1. The exchange of the Rights by the Board may be made effective at such time, on such basis and with such conditions as the Board in its sole discretion may establish. Without limiting the foregoing, prior to effecting an exchange pursuant to this Section 27, the Board may direct the Company to enter into a Trust Agreement in such form and with such terms as the Board shall then approve (the “Trust Agreement”). If the Board so directs, the Company shall enter into the Trust Agreement and shall issue to the trust created by such agreement (the “Trust”) all of the Common Stock issuable pursuant to the exchange (or any portion thereof that has not theretofore been issued in connection with the exchange). From and after the time at which such shares are issued to the Trust, all stockholders then entitled to receive shares pursuant to the exchange shall be entitled to receive such shares (and any dividends or distributions made thereon after the date on which such shares are deposited in the Trust) only from the Trust and solely upon compliance with the relevant terms and provisions of the Trust Agreement. Any Common Stock or Series A Preferred issued at the direction of the Board in connection herewith shall be validly issued, fully paid and nonassessable Common Stock or Series A Preferred (as the case may be), and the Company shall be deemed to have received as consideration for such issuance a benefit having a value that is at least equal to the aggregate par value of the shares so issued.
27.2. Exchange Procedures. Immediately upon the effectiveness of the action of the Board ordering the exchange for any Rights pursuant to Section 27.1 and without any further action and without any notice, the right to exercise such Rights shall terminate and the only right thereafter of a holder of such Rights shall be to receive the Exchange Consideration. The Company shall promptly give public notice of any such exchange; provided, however, that the failure to give, or any defect in, such notice shall not affect the validity of such exchange. The Company promptly shall mail a notice of any such exchange to all of the holders of such Rights at their last addresses as they appear upon the registry books of the Rights Agent. Any notice which is mailed in the manner herein provided shall be deemed given, whether or not the holder receives the notice. Each such notice of exchange shall state the method by which the exchange of the Common Stock for Rights will be effected and, in the event of any partial exchange, the number of Rights which will be exchanged. Any partial exchange shall be effected pro rata based on the number of Rights (other than the Rights that have become void pursuant to the provisions of Section 11.1.2) held by each holder of Rights.
27.3. Insufficient Shares. The Company may at its option substitute, for each share of Common Stock that would otherwise be issuable upon exchange of a Right, (i) a number of shares of Series A Preferred or fraction thereof (or equivalent preferred stock, as such term is defined in Section 11.2), (ii) cash, (iii) other equity securities of the Company or common stock equivalents, as such term is defined in Section 11.1.3), (iv) debt securities of the Company, (v) other assets or (vi) any combination of the foregoing, in each case having an aggregate value equal to the current per share market price of one share of Common Stock (determined pursuant to Section 11.4) as of the date of such exchange. In the event that there shall not be sufficient shares of Common Stock issued but not outstanding or authorized but unissued and otherwise available for issuance to permit an exchange of Rights for Common Stock as contemplated in accordance with this Section 27, the Company shall substitute to the extent of such insufficiency, for each share of Common Stock that would otherwise be issuable
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upon exchange of a Right, consideration of any type described in Section 11.1.3(B)(1)-(7), which consideration shall have an aggregate current per share market price (determined pursuant to Section 11.4 hereof) equal to the current per share market price of one share of Common Stock (determined pursuant to Section 11.4 hereof) as of the date of such exchange.
Section 28. Successors. All the covenants and provisions of this Agreement by or for the benefit of the Company or the Rights Agent shall bind and inure to the benefit of their respective successors and assigns hereunder.
Section 29. Benefits of this Agreement. Nothing in this Agreement shall be construed to give to any Person or corporation other than the Company, the Rights Agent and the registered holders of the Right Certificates (and, prior to the Distribution Date, the Common Stock) any legal or equitable right, remedy or claim under this Agreement; but this Agreement shall be for the sole and exclusive benefit of the Company, the Rights Agent and the registered holders of the Right Certificates (and, prior to the Distribution Date, the Common Stock).
Section 30. Determination and Actions by the Board or Committee Thereof. The Board, or a duly authorized committee thereof, shall have the exclusive power and authority to administer this Agreement and to exercise the rights and powers specifically granted to the Board or to the Company, or as may be necessary or advisable in the administration of this Agreement, including, without limitation, the right and power to (i) interpret the provisions of this Agreement and (ii) make all determinations deemed necessary or advisable for the administration of this Agreement (including, without limitation, a determination to redeem or not redeem the Rights or amend this Agreement). In administering this Agreement and exercising the rights and powers specifically granted to the Board and to the Company hereunder, and in interpreting this Agreement and making any determination hereunder, the Board, or a duly authorized committee thereof, may consider any and all facts, circumstances or information it deems to be necessary, useful or appropriate. All such actions, calculations, interpretations and determinations that are done or made by the Board, or a duly authorized committee thereof, in good faith shall be final, conclusive and binding on the Company, the Rights Agent, the holders of the Rights, as such, and all other parties to the fullest extent permitted by applicable law.
Section 31. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.
Section 32. Governing Law. This Agreement and each Right Certificate issued hereunder shall be deemed to be a contract made under the internal laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.
Section 33. Counterparts. This Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. A signature to this Agreement transmitted electronically shall have the same authority, effect and enforceability as an original signature.
Section 34. Descriptive Headings. Descriptive headings of the several Sections of this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.
Section 35. Termination Upon Expiration Date. Notwithstanding anything to the contrary in this Agreement, upon the Expiration Date and without any further action by the Rights Agent, the Company, Sun, Merger Sub or any current or former holder of Rights, (i) this Agreement, the Rights, and any right to exercise the Rights provided for hereunder shall terminate and be void and of no further force or effect, and (ii) the Rights outstanding immediately prior to the Expiration Date shall expire in their entirety and the holders of such Rights shall not be entitled to any benefits, payments, rights or other interests under this Agreement, including, without limitation, the right to purchase or otherwise acquire Series A Preferred or any other securities of the Company. The Company will notify in writing the Rights Agent of the occurrence of the Effective Time. The Rights Agent will not be deemed to have knowledge of the Effective Time unless and until it has received such written notice.
Section 36. Exception for Merger Agreement. Notwithstanding anything to the contrary in this Agreement, none of the execution, delivery or performance of the Merger Agreement or the voting agreements contemplated thereby, or the public announcement or the consummation of the Merger or any of the other transactions contemplated by the Merger Agreement or the voting agreements contemplated thereby, shall result in a Stock Acquisition Date or
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Distribution Date or in any way permit any Rights to be exercised pursuant to Section 7, Section 11.1.2 or Section 13, or otherwise for consideration or exchanged pursuant to Section 27. Nothing in this Agreement shall be construed to give any holder of Rights or any other Person any legal or equitable rights, remedy or claim under this Agreement in connection with the execution, delivery or performance of the Merger Agreement or the voting agreements contemplated thereby, or the Merger or any of the other transactions contemplated by the Merger Agreement or the voting agreements contemplated thereby.
[Signature Page Follows]
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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, as of the day and year first above written.
DESKTOP METAL, INC.

By
Name:
Title:

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

By
Name:
Title:
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EXHIBIT A
FORM OF
CERTIFICATE OF DESIGNATIONS

of

SERIES A JUNIOR PARTICIPATING PREFERRED STOCK

of

DESKTOP METAL, INC.

(Pursuant to Section 151 of the
Delaware General Corporation Law)
Desktop Metal, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (hereinafter called the “Corporation”), hereby certifies that the following resolution was adopted by the Board of Directors of the Corporation (hereinafter called the “Board of Directors” or the “Board”) as required by Section 151 of the General Corporation Law at a meeting duly called and held on May [ • ], 2023.
RESOLVED, that pursuant to the authority expressly granted to and vested in the Board in accordance with the provisions of the Second Amended and Restated Certificate of Incorporation of the Corporation, the Board hereby creates a series of Preferred Stock, par value $0.0001 per share (the “Preferred Stock”), of the Corporation and hereby states the designation and number of shares, and fixes the relative rights, powers and preferences, and qualifications, limitations and restrictions thereof as follows:
Section 1. Designation and Amount. The shares of such series shall be designated as “Series A Junior Participating Preferred Stock” (the “Series A Preferred”) and the number of shares constituting the Series A Preferred shall be 500,000. Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, that no decrease shall reduce the number of shares of Series A Preferred to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Corporation convertible into Series A Preferred.
Section 2. Dividends and Distributions.
(A) Subject to the prior and superior rights of the holders of any shares of any class or series of stock of this Corporation ranking prior and superior to the Series A Preferred with respect to dividends, the holders of shares of Series A Preferred, in preference to the holders of Class A Common Stock, par value $0.0001 per share (the “Common Stock”), of the Corporation, and of any other stock ranking junior to the Series A Preferred, shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the first day of March, June, September and December in each year (each such date being referred to herein as a “Quarterly Dividend Payment Date”), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series A Preferred, in an amount per share (rounded to the nearest cent) equal to the greater of (a) $1.00 or (b) subject to the provision for adjustment hereinafter set forth, 1,000 times the aggregate per share amount of all cash dividends, and 1,000 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions, other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock since the immediately preceding Quarterly Dividend Payment Date or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series A Preferred. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision, combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount to which holders of shares of Series A Preferred were entitled immediately prior to such event under clause (b) of the preceding sentence shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common
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Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.
(B) The Corporation shall declare a dividend or distribution on the Series A Preferred as provided in paragraph (A) of this Section 2 immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock); provided that, in the event no dividend or distribution shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $1.00 per share on the Series A Preferred shall nevertheless be payable when, as and if declared by the Board of Directors, in accordance with paragraph (A) above on such subsequent Quarterly Dividend Payment Date.
(C) Dividends shall begin to accrue and be cumulative on outstanding shares of Series A Preferred from the Quarterly Dividend Payment Date next preceding the date of issue of such shares, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series A Preferred entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series A Preferred in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series A Preferred entitled to receive payment of a dividend or distribution declared thereon, which record date shall be not more than sixty (60) days prior to the date fixed for the payment thereof.
Section 3. Voting Rights. The holders of shares of Series A Preferred shall have the following voting rights:
(A) Subject to the provision for adjustment hereinafter set forth, each share of Series A Preferred shall entitle the holder thereof to 1,000 votes on all matters submitted to a vote of the shareholders of the Corporation. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision, combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the number of votes per share to which holders of shares of Series A Preferred were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.
(B) Except as otherwise provided herein, in any other Certificate of Designations creating a series of Preferred Stock or any similar stock, or by law, the holders of shares of Series A Preferred and the holders of shares of Common Stock and any other capital stock of the Corporation having general voting rights shall vote together as one class on all matters submitted to a vote of shareholders of the Corporation.
(C) Except as set forth herein, or as otherwise provided by law, holders of Series A Preferred shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.
(D) If, at the time of any annual meeting of stockholders for the election of directors, the equivalent of six quarterly dividends (whether or not consecutive) payable on any share or shares of Series A Preferred are in default, the number of directors constituting the Board of Directors of the Corporation shall be increased by two. In addition to voting together with the holders of Common Stock for the election of other directors of the Corporation, the holders of record of the Series A Preferred, voting separately as a class to the exclusion of the holders of Common Stock, shall be entitled at such meeting of stockholders (and at each subsequent annual meeting of stockholders), unless all dividends in arrears on the Series A Preferred have been paid or declared and set apart for payment prior thereto, to vote for the election of two directors of the Corporation, the holders of any Series A Preferred being entitled to cast a number of votes per share of Series A Preferred as is specified in paragraph (A) of this Section 3. Each such additional director shall serve until the next annual meeting of stockholders for the election of directors, or until his successor shall be elected and shall qualify, or until his right to hold such office terminates pursuant to the provisions of this Section 3(D). Until the default in payments of
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all dividends which permitted the election of said directors shall cease to exist, any director who shall have been so elected pursuant to the provisions of this Section 3(D) may be removed at any time, without cause, only by the affirmative vote of the holders of the shares of Series A Preferred at the time entitled to cast a majority of the votes entitled to be cast for the election of any such director at a special meeting of such holders called for that purpose, and any vacancy thereby created may be filled by the vote of such holders. If and when such default shall cease to exist, the holders of the Series A Preferred shall be divested of the foregoing special voting rights, subject to revesting in the event of each and every subsequent like default in payments of dividends. Upon the termination of the foregoing special voting rights, the terms of office of all persons who may have been elected directors pursuant to said special voting rights shall forthwith terminate, and the number of directors constituting the Board of Directors shall be reduced by two. The voting rights granted by this Section 3(D) shall be in addition to any other voting rights granted to the holders of the Series A Preferred in this Section 3.
Section 4. Certain Restrictions.
(A) Whenever quarterly dividends or other dividends or distributions payable on the Series A Preferred as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series A Preferred outstanding shall have been paid in full, the Corporation shall not:
(i) declare or pay dividends, or make any other distributions, on any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred;
(ii) declare or pay dividends, or make any other distributions, on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred, except dividends paid ratably on the Series A Preferred and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;
(iii) redeem or purchase or otherwise acquire for consideration shares of any stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred, provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such junior stock in exchange for shares of any stock of the Corporation ranking junior (both as to dividends and upon dissolution, liquidation or winding up) to the Series A Preferred; or
(iv) redeem or purchase or otherwise acquire for consideration any shares of Series A Preferred, or any shares of stock ranking on a parity with the Series A Preferred, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.
(B) The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under paragraph (A) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.
Section 5. Reacquired Shares. Any shares of Series A Preferred purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock subject to the conditions and restrictions on issuance set forth herein, in the Second Amended and Restated Certificate of Incorporation of the Corporation or in any other Certificate of Designations creating a series of Preferred Stock or any similar stock or as otherwise required by law.
Section 6. Liquidation, Dissolution or Winding Up.
(A) Upon any liquidation, dissolution or winding up of the Corporation, voluntary or otherwise no distribution shall be made (i) to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred unless, prior thereto, the holders of Series A Preferred shall have received an amount per share (the “Series A Preferred Liquidation Preference”) equal to $1,000 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment, provided that the holders of shares of Series A Preferred shall be
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entitled to receive an aggregate amount per share, subject to the provision for adjustment hereinafter set forth, equal to 1,000 times the aggregate amount to be distributed per share to holders of Common Stock, or (ii) to the holders of shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred, except distributions made ratably on the Series A Preferred and all such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision, combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the aggregate amount to which holders of Series A Preferred were entitled immediately prior to such event under the proviso in clause (i) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that are outstanding immediately prior to such event.
(B) In the event, however, that there are not sufficient assets available to permit payment in full of the Series A Preferred Liquidation Preference and the liquidation preferences of all other classes and series of stock of the Corporation, if any, that rank on a parity with the Series A Preferred in respect thereof, then the assets available for such distribution shall be distributed ratably to the holders of the Series A Preferred and the holders of such parity shares in proportion to their respective liquidation preferences.
(C) Neither the merger or consolidation of the Corporation into or with another corporation nor the merger or consolidation of any other corporation into or with the Corporation shall be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this Section 6.
Section 7. Consolidation, Merger, etc. In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case each share of Series A Preferred shall at the same time be similarly exchanged or changed into an amount per share, subject to the provision for adjustment hereinafter set forth, equal to 1,000 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision, combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series A Preferred shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.
Section 8. No Redemption. The Series A Preferred shall not be redeemable by the Corporation.
Section 9. Rank. The Series A Preferred shall rank, with respect to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up, junior to all series of any other class of the Corporation’s Preferred Stock, except to the extent that any such other series specifically provides that it shall rank on a parity with or junior to the Series A Preferred.
Section 10. Amendment. At any time any shares of Series A Preferred are outstanding, the Second Amended and Restated Certificate of Incorporation of the Corporation shall not be further amended in any manner which would materially alter or change the powers, preferences or special rights of the Series A Preferred so as to affect them adversely without the affirmative vote of the holders of at least two-thirds of the outstanding shares of Series A Preferred, voting separately as a single class.
Section 11. Fractional Shares. Series A Preferred may be issued in fractions of a share that shall entitle the holder, in proportion to such holder’s fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series A Preferred.
*    *    *
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EXHIBIT B
[Form of Right Certificate]
Certificate No. R-	Rights
NOT EXERCISABLE AFTER JULY 24, 2024 OR EARLIER IF NOTICE OF REDEMPTION OR EXCHANGE IS GIVEN OR IF THE COMPANY IS MERGED OR ACQUIRED PURSUANT TO AN AGREEMENT OF THE TYPE DESCRIBED IN SECTION 13.3 OF THE AGREEMENT. THE RIGHTS ARE SUBJECT TO REDEMPTION AT $0.0001 PER RIGHT, AND TO EXCHANGE ON THE TERMS SET FORTH IN THE AGREEMENT. UNDER CERTAIN CIRCUMSTANCES (SPECIFIED IN SECTION 11.1.2 OF THE AGREEMENT), RIGHTS BENEFICIALLY OWNED BY OR TRANSFERRED TO AN ACQUIRING PERSON (AS DEFINED IN THE AGREEMENT), OR ANY SUBSEQUENT HOLDER OF SUCH RIGHTS, WILL BECOME NULL AND VOID AND WILL NO LONGER BE TRANSFERABLE.
Right Certificate
DESKTOP METAL, INC.
This certifies that      , or registered assigns, is the registered owner of the number of Rights set forth above, each of which entitles the owner thereof, subject to the terms, provisions and conditions of the Rights Agreement, dated as of May [ • ], 2023, as the same may be amended from time to time (the “Agreement”), between Desktop Metal, Inc., a Delaware corporation (the “Company”), and Continental Stock Transfer & Trust Company, as Rights Agent (the “Rights Agent”), to purchase from the Company at any time after the Distribution Date and prior to 5:00 P.M. (New York time) on July 24, 2024, at the offices of the Rights Agent, or its successors as Rights Agent, designated for such purpose, one one-thousandth of a fully paid, nonassessable share of Series A Junior Participating Preferred Stock, par value $0.0001 per share (the “Series A Preferred”), of the Company, at a purchase price of $[EXERCISE PRICE] per one one-thousandth of a share of Series A Preferred, subject to adjustment (the “Purchase Price”), upon presentation and surrender of this Right Certificate with the Form of Election to Purchase and certification duly executed. The number of Rights evidenced by this Right Certificate (and the number of one-thousandths of a share of Series A Preferred which may be purchased upon exercise thereof) set forth above, and the Purchase Price set forth above, are the number and Purchase Price as of May [ • ], 2023, based on the Series A Preferred as constituted at such date. Capitalized terms used in this Right Certificate without definition shall have the meanings ascribed to them in the Agreement. As provided in the Agreement, the Purchase Price and the number of shares of Series A Preferred which may be purchased upon the exercise of the Rights evidenced by this Right Certificate are subject to modification and adjustment upon the happening of certain events.
This Right Certificate is subject to all of the terms, provisions and conditions of the Agreement, which terms, provisions and conditions are hereby incorporated herein by reference and made a part hereof and to which Agreement reference is hereby made for a full description of the rights, limitations of rights, obligations, duties and immunities hereunder of the Rights Agent, the Company and the holders of the Right Certificates. Copies of the Agreement are on file at the principal offices of the Company and the Rights Agent.
This Right Certificate, with or without other Right Certificates, upon surrender at the offices of the Rights Agent designated for such purpose, may be exchanged for another Right Certificate or Right Certificates of like tenor and date evidencing Rights entitling the holder to purchase a like aggregate number of one-thousandths of a share of Series A Preferred as the Rights evidenced by the Right Certificate or Right Certificates surrendered shall have entitled such holder to purchase. If this Right Certificate shall be exercised in part, the holder shall be entitled to receive upon surrender hereof another Right Certificate or Right Certificates for the number of whole Rights not exercised.
Subject to the provisions of the Agreement, the Board may, at its option, (i) redeem the Rights evidenced by this Right Certificate at a redemption price of $0.0001 per Right or (ii) exchange Common Stock for the Rights evidenced by this Certificate, in whole or in part.
No fractional Series A Preferred will be issued upon the exercise of any Right or Rights evidenced hereby (other than fractions of Series A Preferred which are integral multiples of one one-thousandth of a share of Series A Preferred, which may, at the election of the Company, be evidenced by depository receipts), but in lieu thereof a cash payment will be made, as provided in the Agreement.
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No holder of this Right Certificate, as such, shall be entitled to vote or receive dividends or be deemed for any purpose the holder of the Series A Preferred or of any other securities of the Company which may at any time be issuable on the exercise hereof, nor shall anything contained in the Agreement or herein be construed to confer upon the holder hereof, as such, any of the rights of a stockholder of the Company or any right to vote for the election of directors or upon any matter submitted to stockholders at any meeting thereof, or to give or withhold consent to any corporate action, or to receive notice of meetings or other actions affecting stockholders (except as provided in the Agreement), or to receive dividends or subscription rights, or otherwise, until the Right or Rights evidenced by this Right Certificate shall have been exercised as provided in the Agreement.
If any term, provision, covenant or restriction of the Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of the Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.
This Right Certificate shall not be valid or binding for any purpose until it shall have been countersigned by the Rights Agent.
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WITNESS the facsimile signature of the proper officers of the Company and its corporate seal.
Dated as of    , 202 .
Attest:		DESKTOP METAL, INC.

By		By
	Title:		Title:

Countersigned:

CONTINENTAL STOCK TRANSFER & TRUST COMPANY, as Rights Agent

By
Authorized Signature
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Form of Reverse Side of Right Certificate

FORM OF ASSIGNMENT

(To be executed by the registered holder if such holder
desires to transfer the Right Certificate.)
FOR VALUE RECEIVED
hereby sells, assigns and transfers unto

(Please print name and address
of transferee)
Rights evidenced by this Right Certificate, together with all right, title and interest therein, and does hereby irrevocably constitute and appoint       Attorney, to transfer the within Right Certificate on the books of the within-named Company, with full power of substitution.
Dated:

Signature

Signature Medallion Guaranteed:

Signatures must be guaranteed by an “eligible guarantor institution” as defined in Rule 17Ad-15 promulgated under the Securities Exchange Act of 1934, as amended, which is a member of a recognized Medallion Signature Guarantee Program.
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The undersigned hereby certifies that:
(1) the Rights evidenced by this Right Certificate are not Beneficially Owned by and are not being assigned to an Acquiring Person or a Related Person of an Acquiring Person; and
(2) after due inquiry and to the best knowledge of the undersigned, the undersigned did not acquire the Rights evidenced by this Right Certificate from any Person who is, was or subsequently became an Acquiring Person or a Related Person of an Acquiring Person.
Dated:

Signature
A-D-B-5

FORM OF ELECTION TO PURCHASE
(To be executed if holder desires to
exercise the Right Certificate.)
To: Desktop Metal, Inc.
The undersigned hereby irrevocably elects to exercise       Rights represented by this Right Certificate to purchase the Series A Preferred issuable upon the exercise of such Rights (or such other securities or property of the Company or of any other Person which may be issuable upon the exercise of the Rights) and requests that certificates for such stock (or such other securities or property of the Company or of any other Person which may be issuable upon the exercise of the Rights) be issued in the name of (or to, as the case may be):

(Please print name and address)

If such number of Rights shall not be all the Rights evidenced by this Right Certificate, a new Right Certificate for the balance remaining of such Rights shall be registered in the name of and delivered to:
Please insert social security
or other identifying number

(Please print name and address)

Dated:

Signature
Signature Medallion Guaranteed:

Signatures must be guaranteed by an “eligible guarantor institution” as defined in Rule 17Ad-15 promulgated under the Securities Exchange Act of 1934, as amended, which is a member of a recognized Medallion Signature Guarantee Program.
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The undersigned hereby certifies that:
(1) the Rights evidenced by this Right Certificate are not Beneficially Owned by and are not being assigned to an Acquiring Person or a Related Person of an Acquiring Person; and
(2) after due inquiry and to the best knowledge of the undersigned, the undersigned did not acquire the Rights evidenced by this Right Certificate from any Person who is, was or subsequently became an Acquiring Person or a Related Person of an Acquiring Person.
Dated:

Signature
A-D-B-7

NOTICE
The signature in the foregoing Form of Assignment and Form of Election to Purchase must conform to the name as written upon the face of this Right Certificate in every particular, without alteration or enlargement or any change whatsoever.
In the event the certification set forth above in the Form of Assignment or Form of Election to Purchase is not completed, the Company will deem the Beneficial Owner of the Rights evidenced by this Right Certificate to be an Acquiring Person or a Related Person of an Acquiring Person and such Assignment or Election to Purchase will not be honored.
A-D-B-8

EXHIBIT C
As described in the Rights Agreement, Rights which are
held by or have been held by an Acquiring Person or any Related Persons of an Acquiring Person (as such terms are defined in the Rights Agreement) and certain transferees thereof shall become null and void and will no longer be transferable.
SUMMARY OF RIGHTS TO PURCHASE
PREFERRED STOCK
On May [ • ], 2023 the Board of Directors of Desktop Metal, Inc. (the “Company”) declared a dividend of one preferred stock purchase right (a “Right”) for each share of Class A Common Stock, par value $0.0001 (the “Common Stock”), of the Company outstanding at the close of business on June 9, 2023 (the “Record Date”). As long as the Rights are attached to the Common Stock, the Company will issue one Right (subject to adjustment) with each new share of Common Stock so that all such shares will have attached Rights. When exercisable, each Right will entitle the registered holder to purchase from the Company one one-thousandth of a share of Series A Junior Participating Preferred Stock (the “Series A Preferred”) of the Company at a price of $[EXERCISE PRICE] per one one-thousandth of a share of Series A Preferred, subject to certain anti-dilution adjustments (the “Purchase Price”). The description and terms of the Rights are set forth in a Rights Agreement, dated as of May [ • ], 2023, as the same may be amended from time to time (the “Agreement”), between the Company and Continental Stock Transfer & Trust Company, as Rights Agent (the “Rights Agent”). The Agreement was adopted in connection with the proposed combination of the businesses of the Company and Stratasys Ltd., an Israeli company (“Sun”), pursuant to that certain Agreement and Plan of Merger (as it may be amended from time to time, the “Merger Agreement”) by and among the Company, Sun, and Tetris Sub Inc., a Delaware corporation and a direct wholly owned subsidiary of Sun (“Merger Sub”).
Until the earlier to occur of (i) the close of business on the tenth (10th) business day following a public announcement that a person or group of affiliated or associated persons has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the Common Stock (an “Acquiring Person”) or (ii) the close of business on the tenth (10th) business day (or such later date as may be determined by action of the Board of Directors prior to such time as any person or group of affiliated persons becomes an Acquiring Person) following the commencement or announcement of an intention to make a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 15% or more of the Common Stock (the earlier of (i) and (ii) being called the “Distribution Date”), the Rights will be evidenced, with respect to any of the Common Stock certificates outstanding as of the Record Date, by such Common Stock certificates or, with respect to any uncertificated Common Stock registered in book entry form, by notation in book entry, in either case together with a copy of this Summary of Rights. The Agreement provides that any person who beneficially owned 15% or more of the Common Stock immediately prior to the first public announcement of the adoption of the Agreement, together with any affiliates and associates of that person (each an “Existing Holder”), shall not be deemed to be an “Acquiring Person” for purposes of the Agreement unless the Existing Holder becomes the beneficial owner of one or more additional shares of Common Stock (other than pursuant to a dividend or distribution paid or made by the Company on the outstanding Common Stock in Common Stock or pursuant to a split or subdivision of the outstanding Common Stock). However, if upon acquiring beneficial ownership of one or more additional shares of Common Stock, the Existing Holder does not beneficially own 15% or more of the Common Stock then outstanding, the Existing Holder shall not be deemed to be an “Acquiring Person” for purposes of the Agreement.
The Agreement provides that neither Sun or Merger Sub, or any of their respective affiliates or associates, either individually or collectively, shall be deemed to be an “Acquiring Person” as a result of (i) the approval, adoption, execution, delivery and, if applicable, any amendment, of the Merger Agreement or the voting agreements contemplated thereby, (ii) the acquisition or the right to acquire beneficial ownership of the common stock of the Company as a result of execution of the Merger Agreement, (iii) the execution of and entry into the voting agreements contemplated by the Merger Agreement by the parties thereto, or (iv) the public announcement and consummation of the Merger (as defined in the Merger Agreement) or the other transactions contemplated by the Merger Agreement or the voting agreements contemplated thereby. Further, the Agreement provides that none of the execution, delivery or performance of the Merger Agreement or the voting agreements contemplated thereby, or the consummation of the Merger or any of the other transactions contemplated by the Merger Agreement or the voting agreements contemplated thereby, will result in a Stock Acquisition Date (as defined in the Agreement) or Distribution Date (as defined in the Agreement) or permit any Rights to be exercised or exchanged pursuant to the Agreement.
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The Agreement provides that until the Distribution Date (or earlier redemption, exchange, termination or expiration of the Rights), the Rights will be transferred with and only with the Common Stock. Until the Distribution Date (or earlier redemption, exchange, termination or expiration of the Rights), new Common Stock certificates issued after the close of business on the Record Date upon transfer or new issuance of the Common Stock will contain a notation incorporating the Agreement by reference, and the Company will deliver a notice to that effect upon the transfer or new issuance of book entry shares. Until the Distribution Date (or earlier redemption, exchange, termination or expiration of the Rights), the surrender for transfer of any certificates for Common Stock or any book entry shares, with or without such notation, notice or a copy of this Summary of Rights, will also constitute the transfer of the Rights associated with the Common Stock represented by such certificate or the book entry shares. As soon as practicable following the Distribution Date, separate certificates evidencing the Rights (“Right Certificates”) will be mailed to holders of record of the Common Stock as of the close of business on the Distribution Date and such separate Right Certificates alone will evidence the Rights.
The Rights are not exercisable until the Distribution Date. The Rights will expire upon the earlier of immediately prior to the Effective Time (as defined in the Merger Agreement) of the Merger and July 24, 2024, subject to the Company’s right to extend such date (the “Final Expiration Date”), unless earlier redeemed or exchanged by the Company or terminated.
Each share of Series A Preferred purchasable upon exercise of the Rights will be entitled, when, as and if declared, to a minimum preferential quarterly dividend payment of $1.00 per share or, if greater, an aggregate dividend of 1,000 times the dividend, if any, declared per share of Common Stock. In the event of liquidation, dissolution or winding up of the Company, the holders of the Series A Preferred will be entitled to a minimum preferential liquidation payment of $1,000 per share (plus any accrued but unpaid dividends), provided that such holders of the Series A Preferred will be entitled to an aggregate payment of 1,000 times the payment made per share of Common Stock. Each share of Series A Preferred will have 1,000 votes and will vote together with the Common Stock. Finally, in the event of any merger, consolidation or other transaction in which shares of Common Stock are exchanged, each share of Series A Preferred will be entitled to receive 1,000 times the amount received per share of Common Stock. Series A Preferred will not be redeemable. These rights are protected by customary antidilution provisions. Because of the nature of the Series A Preferred’s dividend, liquidation and voting rights, the value of one one-thousandth of a share of Series A Preferred purchasable upon exercise of each Right should approximate the value of one share of Common Stock.
The Purchase Price payable, and the number of shares of Series A Preferred or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of the Series A Preferred, (ii) upon the grant to holders of the Series A Preferred of certain rights or warrants to subscribe for or purchase Series A Preferred or convertible securities at less than the current market price of the Series A Preferred or (iii) upon the distribution to holders of the Series A Preferred of evidences of indebtedness, cash, securities or assets (excluding regular periodic cash dividends at a rate not in excess of 125% of the rate of the last regular periodic cash dividend theretofore paid or, in case regular periodic cash dividends have not theretofore been paid, at a rate not in excess of 50% of the average net income per share of the Company for the four quarters ended immediately prior to the payment of such dividend, or dividends payable in Series A Preferred (which dividends will be subject to the adjustment described in clause (i) above)) or of subscription rights or warrants (other than those referred to above).
In the event that a Person becomes an Acquiring Person or if the Company were the surviving corporation in a merger with an Acquiring Person or any affiliate or associate of an Acquiring Person and shares of the Common Stock were not changed or exchanged, each holder of a Right, other than Rights that are or were acquired or beneficially owned by the Acquiring Person (which Rights will thereafter be void), will thereafter have the right to receive upon exercise that number of shares of Common Stock having a market value of two times the then current Purchase Price of the Right. In the event that, after a Person has become an Acquiring Person, the Company were acquired in a merger or other business combination transaction or more than 50% of its assets or earning power were sold, proper provision shall be made so that each holder of a Right shall thereafter have the right to receive, upon the exercise thereof at the then current Purchase Price of the Right, that number of shares of common stock of the acquiring company which at the time of such transaction would have a market value of two times the then current Purchase Price of the Right.
At any time after a Person becomes an Acquiring Person and prior to the earlier of one of the events described in the last sentence of the previous paragraph or the acquisition by such Acquiring Person of 50% or more of the then
A-D-C-2

outstanding Common Stock, the Board of Directors may cause the Company to exchange the Rights (other than Rights owned by an Acquiring Person which will have become void), in whole or in part, for shares of Common Stock at an exchange rate of one share of Common Stock per Right (subject to adjustment).
No adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in such Purchase Price. No fractional Series A Preferred or Common Stock will be issued (other than fractions of Series A Preferred which are integral multiples of one one-thousandth of a share of Series A Preferred, which may, at the election of the Company, be evidenced by depository receipts), and in lieu thereof, a payment in cash will be made based on the market price of the Series A Preferred or Common Stock on the last trading date prior to the date of exercise.
The Rights may be redeemed in whole, but not in part, at a price of $0.0001 per Right (the “Redemption Price”) by the Board of Directors at any time prior to the time that an Acquiring Person has become such. The redemption of the Rights may be made effective at such time, on such basis and with such conditions as the Board of Directors in its sole discretion may establish. Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.
Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company beyond those as an existing stockholder, including, without limitation, the right to vote or to receive dividends.
Any of the provisions of the Agreement may be amended by the Board of Directors, or a duly authorized committee thereof, for so long as the Rights are then redeemable, and after the Rights are no longer redeemable, the Company may amend or supplement the Agreement in any manner that does not adversely affect the interests of the holders of the Rights (other than an Acquiring Person or any affiliate or associate of an Acquiring Person).
A copy of the Agreement has been filed with the Securities and Exchange Commission as an Exhibit to a Current Report on Form 8-K. A copy of the Agreement is available free of charge from the Company. This summary description of the Rights does not purport to be complete and is qualified in its entirety by reference to the Agreement, which is incorporated herein by reference.
A-D-C-3

Exhibit E
FIRST AMENDMENT
TO
RIGHTS AGREEMENT
THIS FIRST AMENDMENT TO RIGHTS AGREEMENT (this “Amendment”), dated as of May [ • ], 2023, by and between STRATASYS LTD., an Israeli company (the “Company”), and CONTINENTAL STOCK TRANSFER & TRUST COMPANY, a New York corporation, as rights agent (the “Rights Agent”), amends the Rights Agreement, dated as of July 25, 2022, between the Company and the Rights Agent (the “Agreement”). Capitalized terms used herein and not otherwise defined shall have the meaning ascribed to such term in the Agreement.
WHEREAS, the Company and the Rights Agent have executed and entered into the Agreement;
WHEREAS, Section 28 of the Agreement provides, among other things, that the Company may from time to time, and the Rights Agent shall, if directed by the Company, supplement or amend this Agreement without the approval of any holders of Right Certificates to make any other provisions with respect to the Rights which the Company may deem necessary or desirable (provided, among other things, that, from and after such time as any Person becomes an Acquiring Person, certain conditions must be met);
WHEREAS, to the knowledge of the Company, no Person has become an Acquiring Person;
WHEREAS, the Board of Directors of the Company deems it is advisable and in the best interests of the Company and its shareholders to amend certain provisions of the Agreement as set forth herein;
WHEREAS, the Company has provided an Officer’s Certificate in compliance with the terms of Section 28 of the Agreement, attached hereto as Exhibit A; and
WHEREAS, pursuant to and in accordance with Section 28 of the Agreement, the Company desires to amend the Agreement as set forth below.
NOW, THEREFORE, in consideration of the foregoing and the mutual agreements set forth herein, and intending to be legally bound, there parties hereto amend the Agreement is hereby amended as follows:
1.	Amendments.
(a)	The following is added as a new definition in Section 1 of the Agreement:
“Merger Agreement” shall mean that certain Agreement and Plan of Merger, dated as of May [ • ], 2023, by and among the Company, Tetris Sub Inc., and Desktop Metal, Inc.
(b)	Paragraph (a) of Section 7 of the Agreement is amended in its entirety to read as follows:
(a) The registered holder of any Right Certificate may exercise the Rights evidenced thereby (except as otherwise provided herein), in whole or in part, at any time after the Issuance Date, upon surrender of the Right Certificate, with the form of election to purchase on the reverse side thereof properly completed and duly executed, to the Rights Agent at the principal office of the Rights Agent, together with payment of the Purchase Price for each Ordinary Share as to which the Rights are exercised, at or prior to the earliest of (i) the later of (x) the Close of Business on July 24, 2023 and (y) the conclusion of the Sun Shareholders’ Meeting (as defined in the Merger Agreement) (unless such Sun Shareholders’ Meeting has been validly adjourned or postponed, in which case at the final adjournment or postponement thereof) or, if earlier, such time as the Merger Agreement shall have been terminated in accordance with its terms (such later date, the “Final Expiration Date”), (ii) the time at which the Rights are redeemed as provided in Section 23 hereof (the “Redemption Date”), or (iii) the time at which such Rights are exchanged as provided in Section 24 hereof.
(c)	Exhibit A to the Agreement is amended as follows:
i)	The following is added on page A-1 following the phrase “provisions and conditions of the Agreement, dated as of July 25, 2022” and prior to the parenthetical for the defined term, “Agreement”:
as may be amended from time to time
A-D-E-1

ii)	The reference to “July 24, 2023” on page A-1 is removed and replaced with “the Final Expiration Date (as such term is defined in the Agreement)”.
(d)	Exhibit B to the Agreement is amended as follows:
i)	The first sentence of the second paragraph on page B-1 is to be removed and replaced with the following:
Our Board adopted the Rights Agreement, dated July 25, 2022 (as it may be amended from time to time, the “Rights Agreement”), to protect shareholders from coercive or otherwise unfair takeover tactics.
ii)	The text following the heading “Expiration” on page B-2 is to be removed and replaced with:
The Rights Agreement will expire on the later of (1) July 24, 2023 and (2) the conclusion of the Sun Shareholders’ Meeting (as defined in the Agreement and Plan of Merger, dated as of May [•], 2023, by and among the Company, Tetris Sub Inc., and Desktop Metal, Inc. (the “Merger Agreement”) (unless such Sun Shareholders’ Meeting has been validly adjourned or postponed, in which case at the final adjournment or postponement thereof) or such time as the Merger Agreement shall have been terminated in accordance with its terms (or earlier to the extent provided in the Rights Agreement).
2.
Effect of this Amendment. It is the intent of the parties that this Amendment constitutes an amendment of the Agreement as contemplated by Section 28 thereof. This Amendment shall be deemed effective as of the date hereof as if executed by both parties hereto on such date. Except as expressly provided in this Amendment, the terms of the Agreement remain in full force and effect.

3.
Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute one and the same instrument.

4.
Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of Israel and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts to be made and performed entirely within such state, other than with respect to the duties and rights of the Rights Agent under Sections 18-21 hereunder which shall be governed by and construed in accordance with the laws of the State of New York.

5.
Severability. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, illegal or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

6.	Descriptive Headings. The captions herein are included for convenience of reference only, do not constitute a part of this Amendment and shall be ignored in the construction and interpretation hereof.
7.
Further Assurances. Each of the parties to this Amendment will cooperate and take such action as may be reasonably requested by the other party in order to carry out the provisions and purposes of this Amendment, the Agreement and any transactions contemplated hereunder and thereunder.

[Signature Page Follows]
A-D-E-2

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date set forth above.
STRATASYS LTD.

By:
Name:
Title:
CONTINENTAL STOCK TRANSFER & TRUST COMPANY

By:
Name:
Title:
[Signature Page to First Amendment to Rights Agreement]
A-D-E-3

EXHIBIT A

OFFICER’S CERTIFICATE

May [•], 2023
Pursuant to Section 28 of the Rights Agreement, dated as of July 25, 2022 (the “Rights Agreement”), by and between Stratasys Ltd., an Israeli company (the “Company”), and Continental Stock Transfer & Trust Company, a New York corporation, as rights agent (the “Rights Agent”), the undersigned officer of the Company does hereby certify that the First Amendment to Rights Agreement, to be entered into as of the date hereof by and between the Company and the Rights Agent, is in compliance with the terms of Section 28 of the Rights Agreement.
A-D-E-4

IN WITNESS WHEREOF, the undersigned hereby executes this Officer’s Certificate as of the date first above written.
By:
Name:
Title:
[Signature Page to Officer Certificate]
A-D-E-5

EXHIBIT F

DECLARATION OF STATUS FOR ISRAELI INCOME TAX PURPOSES

(This declaration should be completed only by Non-Israeli Residents and Israeli Broker)
You are receiving this form - the “Declaration of Status for Israeli Income Tax Purposes”.
By completing this form in a manner that would substantiate your eligibility for an exemption from Israeli withholding tax, you will allow paying agent, Israeli withholding tax agent, your broker or any other withholding agent, or their authorized representatives to exempt you from Israeli withholding tax.
PART I	Identification and details of Shareholder (including Eligible Israeli Brokers)
1. Name:	2. Type of Shareholder (more than one box may be applicable):
(please print full name)	☐ Corporation (or Limited Liability Company)	☐ Bank
	☐ Individual	☐ Broker
	☐ Trust	☐ Financial Institution
☐ Partnership
☐ Other:

3. For individuals only:	4. For all other Shareholders
Date of birth: / /	Country of incorporation or organization:
month / day / year
Country of residence:	Registration number of corporation (if applicable):
Countries of citizenship (name all citizenships):
Taxpayer Identification or Social Security No. (if applicable):	Country of residence:
5. Permanent Address (state, city, zip or postal code, street, house number, apartment number):
6. Mailing Address (if different from above):	7. Contact Details:
Name:
Capacity:
Telephone Number
(country code, area code and number):
8. I hold the Shares of the Company (mark X in the appropriate place):
☐ directly, as a Registered Holder
☐ Through a Broker. If you marked this box, please state the name of your Broker:
PART II	Declaration by Non-Israeli Residents ► Eligible Israeli Brokers should not complete this Part II
A. To be completed only by Individuals. I hereby declare that: (if the statement is correct, mark X in the following boxes)
A.1 ☐	I am NOT and at the date of purchase of my Shares was not a “resident of Israel” for tax purposes as defined under Israeli law, which means, among other things, that:
	•	The State of Israel is not my permanent place of residence,
	•	The State of Israel is neither my place of residence nor that of my family (for this purpose “family” shall mean spouse and children under the age of 18),
	•	My ordinary or permanent place of activity is NOT in the State of Israel and I do NOT have a permanent establishment in the State of Israel,
	•	I do NOT engage in an occupation in the State of Israel,
	•	I do NOT own a business or part of a business in the State of Israel,
A-D-F-1

	•	I am NOT insured by the Israeli National Insurance Institution,
	•	I was NOT present (nor am I planning to be present) in Israel for 183 days or more during this tax year,
•
I was NOT present (nor am I planning to be present) in Israel for 30 days or more during this tax year, and the total period of my presence in Israel during this tax year and the two previous tax years is less than 425 days in total.

A.2 ☐	I acquired the Shares on or after 1.1.2009.

B. To be completed by Corporations (except Partnerships and Trusts). I hereby declare that: (if correct, mark X in the following boxes)

B.1 ☐	The corporation is NOT and at the date of purchase of its Shares was not a “resident of Israel” for tax purposes as defined under Israeli law, which means, among other things, that:
	•	The corporation is NOT registered with the Registrar of Companies in Israel,
	•	The corporation is NOT registered with the Registrar of “Amutot” (non profit organizations) in Israel,
	•	The control of the corporation is NOT located in Israel,
	•	The management of the corporation is NOT located in Israel,
	•	The corporation does NOT have a permanent establishment in Israel, and
•
No Israeli resident holds, directly or indirectly via shares or through a trust or in any other manner or with another who is an Israeli resident, 25% or more of any “means of control” in the corporation as specified below:

○ The right to participate in profits;
○ The right to appoint a director;
○ The right to vote;
○ The right to share in the assets of the corporation at the time of its liquidation; and
○ The right to direct the manner of exercising one of the rights specified above.

B.2 ☐	The corporation acquired the Shares on or after 1.1.2009

C. To be completed by Partnerships. I hereby declare that: (if correct, mark X in the following boxes)

C.1 ☐	The partnership is NOT and at the date of purchase of its Shares was not a “resident of Israel” for tax purposes as defined under Israeli law, which means, among other things, that:
	•	The partnership is NOT registered with the Registrar of Partnerships in Israel,
	•	The control of the partnership is NOT located in Israel,
	•	The management of the partnership is NOT located in Israel,
	•	The partnership does NOT have a permanent establishment in Israel,
	•	NO Israeli resident holds, directly or indirectly via shares or through a trust or in any other manner or with another who is an Israeli resident, 25% or more of the rights in the partnership, and
	•	NO direct partner in the partnership is an Israeli resident.
C.2 ☐	The partnership acquired the Shares on or after on or after 1.1.2009

D. To be completed by Trusts. I hereby declare that: (if correct, mark X in the following boxes)

D.1 ☐	The trust is NOT and at the date of purchase of its Shares was not a “resident of Israel” for tax purposes as defined under Israeli law, which means, among other things, that:
	•	The trust is NOT registered in Israel,
	•	The settlor of the trust is NOT an Israeli resident,
	•	The beneficiaries of the trust are NOT Israeli residents, and
	•	The trustee of the trust is NOT an Israeli resident.
D.2 ☐	The trust acquired the Shares on or after 1.1.2009
A-D-F-2

PART III Declaration by Israeli Bank, Broker or Financial Institution ► Non-Israeli Residents should not complete this Part III

I hereby declare that: (if correct, mark X in the following box)
☐
I am a bank, broker or financial institution that is a “resident of Israel” within the meaning of that term in Section 1 of the Ordinance , I am holding the Shares solely on behalf of beneficial shareholder(s) and I am subject to the provisions of the Ordinance and the regulations promulgated thereunder relating to the withholding of Israeli tax, including with respect to the cash payment (if any) made by me to such beneficial shareholder(s) with respect to Shares in connection with the Intel Tender Offer.

PART IV Certification. By signing this form, I also declare that:

•	I understood this form and completed it correctly and pursuant to the instructions.
•	I provided accurate, full and complete details in this form.
•	I am aware that providing false details constitutes criminal offense.
A-D-F-3

SIGN HERE ►

Signature of Shareholder	Date	Capacity in which acting (or Individual authorized to sign On your behalf)
A-D-F-4

Annex B
ARTICLES OF ASSOCIATION

OF

STRATASYS LTD.

A COMPANY LIMITED BY SHARES

UNDER THE COMPANIES LAW - 1999
1.	INTERPRETATION.
1.1.	In these Articles, unless the context requires another meaning the words in the first column of the following table shall have the meanings set opposite them in the second column:
“Articles”	these Articles of Association, as amended from time to time by a Resolution (as defined below);

“Auditors”	the auditors of the Company;

“Board of Directors” or the “Board”	all of the directors of the Company holding office pursuant to these Articles, including alternates, substitutes or proxies;

“Chief Executive Officer”	chief executive officer of the Company;

“Chairman of the Board of Directors”	as defined in Article 79;

“Companies Law” or the “Law”	the Companies Law, 5759-1999, of the State of Israel, as amended from time to time, or any other law which may come in its stead, including all amendments made thereto;

“Company”	Stratasys Ltd;

“Effective Time”	the closing of the Merger as defined in the Merger Agreement, at which time these Articles shall first become effective;

“General Meeting”	any annual or extraordinary meeting of the shareholders of the Company;

“Incapacitated Person”
according to the meaning thereof under the Legal Capacity and Guardianship Law, 5722-1962, of the State of Israel, as amended from time to time, including a minor who has not yet attained the age of 18 years, a person unsound of mind and a bankrupt in respect of whom no rehabilitation has been granted;

“Initial Term”	the period commencing at the Effective Time and ending on the second anniversary thereof;

“Ironman”	Ironman Corporation, a Delaware corporation;

“Merger”
the merger of Ironman with and into Ironman Merger Corp, a Delaware corporation and wholly owned indirect subsidiary of the Company (“Merger Sub”) pursuant to the General Corporation Law of the State of Delaware and pursuant to which Ironman will become a wholly owned indirect subsidiary of the Company;

“Merger Agreement”	the Agreement and Plan of Merger dated May 25, 2023, among the Company, Merger Sub and Ironman;

“Month” or “Year”	according to the Gregorian calendar;

“NIS”	New Israeli Shekels;

“Office”	the registered office of the Company at that time;

“Office Holder”	as defined in the Companies Law;

“Person”	includes an individual, corporation, company, cooperative society, partnership, trust of any kind or any other body of persons, whether incorporated or otherwise;

“Register”	the Register of Shareholders administered in accordance with Section 127 of the Law;

“Resolution”
a resolution of shareholders of the Company, including a resolution approving a merger, which, except as required under the Law or these Articles, shall be adopted by a majority of voting power present and voting at the applicable General Meeting, in person or by proxy;

“U.S. Rules”
the rules of the NASDAQ Stock Market (or other stock exchange on which the Company’s shares are then listed) and the U.S. securities rules and regulations applicable to the Company, as amended from time to time;

“writing”	handwriting, typewriting, photography, telex, email or any other legible form of writing.
1.2.	Words and expressions defined in the Memorandum of Association of the Company shall have the meanings in these Articles as ascribed to them therein.
1.3.
Subject to the provisions of this Article 1, in these Articles, unless the context necessitates another meaning, terms and expressions which have been defined in the Companies Law shall have the meanings ascribed to them therein.

1.4.
Words in the singular shall also include the plural, and vice versa. Words in the masculine shall include the feminine and vice versa, and words which refer to persons shall also include corporations, and vice versa.

1.5.	The captions to articles in these Articles are intended for the convenience of the reader only, and no use shall be made thereof in the interpretation of these Articles.

LIMITED LIABILITY
2.
The Company is a limited liability company and each shareholder’s obligations for the Company’s obligations shall be limited to the payment of the nominal value of the shares held by such shareholder, subject to the provisions of the Companies Law.

THE COMPANY’S OBJECTIVES
3.
The Company’s objectives are to conduct all types of business as are permitted by law. The Company may donate a reasonable amount of money for any purpose that the Board of Directors finds appropriate, even if the donation is not for business considerations or for the purpose of achieving profits for the Company.

THE BUSINESS
4.
Any branch or type of business that the Company is authorized to engage in, either expressly or implied, may be commenced or engaged in by the Board of Directors at all or any time as it deems fit. The Board of Directors, at its own discretion, shall be entitled to cease the conduct of any such branch or type of business, whether or not the actual conduct thereof has commenced.

REGISTERED OFFICE
5.	The registered office shall be at such place as is decided from time to time by the Board of Directors.
SHARE CAPITAL
6.
The share capital of the Company consists of NIS 4,500,000 divided into 450,000,000 Ordinary Shares, of a nominal value of NIS 0.01 each (the “Ordinary Shares”). The powers, preferences, rights, restrictions, and other matters relating to the Ordinary Shares are as set forth in the Articles.

7.	RIGHTS ATTACHING TO THE ORDINARY SHARES.
7.1.
The Ordinary Shares in respect of which all calls have been fully paid shall confer on the holders thereof the right to attend and to vote at General Meetings of the Company, both ordinary as well as extraordinary meetings. At General Meetings of the Company every holder of an Ordinary Share in respect of which all of the calls on such share have been paid in full, who is personally present or represented by proxy, shall have one (1) vote in respect of such Ordinary Share held by him, without reference to the nominal value thereof.

7.2.
The Ordinary Shares shall confer on a holder thereof the right to receive a dividend, to participate in a distribution of bonus shares and to participate in the distribution of the assets of the Company upon its winding-up, pro rata to the nominal amount paid up on the shares or credited as paid up in respect thereof, and without reference to any premium which may have been paid in respect thereof.

7.3.	Except as may be expressly provided in these Articles, all Ordinary Shares shall rank pari passu in all respects.
8.	INTENTIONALLY OMITTED
9.	MODIFICATION OF CLASS RIGHTS.
9.1.
Subject to applicable law, if at any time the share capital of the Company is divided into different classes of shares and unless the terms of issue of such class of shares otherwise stipulate, the rights attaching to any class of shares (including rights prescribed in the terms of issue of the shares) may be altered, modified or canceled, by a Resolution passed at a separate General Meeting of the shareholders of that class.

9.2.
The provisions contained in these Articles with regard to General Meetings shall apply, mutatis mutandis as the case may be, to every such General Meeting of the holders of each class of the Company’s shares.

9.3.
The special rights conferred on the holders of shares or any class of shares which have been issued, including without limitation shares issued with preferential rights or other special rights, shall not be deemed to have been altered by the creation or issue of additional shares ranking pari passu with them, unless otherwise stipulated in the conditions of issue of such shares.

10.	ISSUANCE OF PREFERRED SHARES
Without prejudice to the special rights conferred on the holders of other shares or debentures of the Company, the Company may issue shares having preferred or deferred rights, subject to the provisions of any applicable law, from time to time, or may issue shares having special rights in regard to the distribution of dividends, voting rights, rights on winding-up or in connection with any other matters, as the Company may from time to time decide.
11.	UNISSUED SHARE CAPITAL
The unissued shares in the capital of the Company shall be under the control of the Board of Directors, which shall be entitled to allot or otherwise grant the same to such persons under such restrictions and conditions as it shall deem fit, whether for consideration or otherwise, and whether for consideration in cash or for consideration which is not in cash, above their nominal value or at a discount, all on such conditions, in such manner and at such times as the Board of Directors shall deem fit, subject to the provisions of the Law. The Board of Directors shall be entitled, inter alia, to differentiate between shareholders with regard to the amounts of calls in respect of the allotment of shares (to the extent that there are calls) and with regard to the time for payment thereof. The Board of Directors may also issue options or warrants for the purchase of shares of the Company and prescribe the manner of the exercise of such options or warrants, including the time and price for such exercise and any other provision which is relevant to the method for distributing the issued shares of the Company amongst the purchasers thereof.
The Board of Directors shall be entitled to prescribe the times for the issue of shares of the Company and the conditions therefor and any other matter which may arise in connection with the issue thereof.
12.
In every case of a rights offering the Board of Directors shall be entitled, in its discretion, to resolve any problems and difficulties arising or that are likely to arise in regard to fractions of rights, and without prejudice to the generality of the foregoing, the Board of Directors shall be entitled to specify that no shares shall be allotted in respect of fractions of rights, or that fractions of rights shall be sold and the (net) proceeds shall be paid to the persons entitled to the fractions of rights, or, in accordance with a decision by the Board of Directors, to the benefit of the Company.

INCREASE OF AND ALTERATIONS TO CAPITAL
13.
The Company may, from time to time, by a Resolution, increase its share capital by way of the creation of new shares, whether or not all the existing shares have been issued up to the date of the Resolution, whether or not it has been decided to issue same, and whether or not calls have been made on all the issued shares.

14.
The increase of capital shall be in such amount and divided into shares of such nominal value, and with such restrictions and conditions and with such rights and privileges as the Resolution dealing with the creation of the shares prescribes, subject to the special rights of an existing class of shares, and if no provisions are contained in the Resolution, then as the Board of Directors shall prescribe.

15.
Unless otherwise stated in the Resolution approving the increase of the share capital, the new shares shall be subject to those provisions in regard to issue, allotment, alteration of rights, payment of calls, liens, forfeiture, transfer, transmission and other provisions which apply to the shares of the Company.

16.	By Resolution, the Company may, subject to any applicable provisions of the Law:
16.1.	consolidate its existing share capital, or any part thereof, into shares of a larger denomination than the existing shares:
16.2.
sub-divide its share capital, in whole or in part, into shares of a smaller denomination than the nominal value of the existing shares and without prejudice to the foregoing, one or more of the shares so created may be granted any preferred or deferred rights or any special rights with regard to dividends, participation in assets upon winding-up, voting and so forth, subject to the provisions of these Articles;

16.3.	reduce its share capital; or
16.4.	cancel any shares which on the date of passing of the Resolution have not been issued and to reduce its share capital by the amount of such shares.

17.
In the event that the Company shall adopt any of the Resolutions described in Article 16 above, the Board of Directors shall be entitled to prescribe arrangements necessary in order to resolve any difficulty arising or that is likely to arise in connection with such Resolutions, including in the event of a consolidation, in which it shall be entitled to prescribe which shares shall be consolidated into a particular class of shares, and may cause the transfer of fractional shares by certain shareholders of the Company to other shareholders thereof so as to most expediently preclude or remove any fractional shareholdings, and cause the transferees of such fractional shares to pay the transferors thereof the fair value thereof, and the Board of Directors is hereby authorized to act in connection with such transfer, as agent for the transferors and transferees of any such fractional shares, with full power of substitution, for the purposes of implementing the provisions of this Article 17.

SHARE CERTIFICATES
18.
To the extent shares are certificated, share certificates evidencing title to the shares of the Company shall be issued under the seal or rubber stamp of the Company, and together with the signatures of two members of the Board of Directors, or one director together with the Chief Executive Officer. The Board of Directors shall be entitled to decide that the signatures be effected in any mechanical or electronic form, provided that the signature shall be effected under the supervision of the Board of Directors in such manner as it prescribes.

19.	Every shareholder shall be entitled, free of charge, to one certificate in respect of all the shares of a single class registered in his name in the Register.
20.
The Board of Directors shall not refuse a request by a shareholder to obtain several certificates in place of one certificate, unless such request is, in the opinion of the Board of Directors, unreasonable. Where a shareholder has sold or transferred some of his shares, he shall be entitled, free of charge, to receive a certificate in respect of his remaining shares, provided that the previous certificate is delivered to the Company before the issuance of a new certificate.

21.	Every share certificate shall specify the number of the shares in respect of which such certificate is issued and also the amounts which have been paid up in respect of each share.
22.
No person shall be recognized by the Company as having any right to a share unless he is the registered owner of the shares in the Register. The Company shall not be bound by and shall not recognize any right or privilege pursuant to the laws of equity, or a fiduciary relationship or a chose in action, future or partial, in any share, or a right or privilege to a fraction of a share, or (unless these Articles otherwise direct) any other right in respect of a share, except the absolute right to the share as a whole, where same is vested in the owner registered in the Register.

23.
A share certificate registered in the names of two or more persons shall be delivered to one of the joint holders, and the Company shall not be obliged to issue more than one certificate to all the joint holders of shares and the delivery of such certificate to one of the joint holders shall be deemed to be delivery to all of them.

24.
If a share certificate should be lost, destroyed or defaced, the Board of Directors shall be entitled to issue a new certificate in its place, provided that the certificate is delivered to it and destroyed by it, or it is proved to the satisfaction of the Board of Directors that the certificate was lost or destroyed and security has been received to its satisfaction in respect of any possible damages and after payment of such amount as the Board of Directors shall prescribe.

CALLS ON SHARES
25.
The Board of Directors may from time to time, in its discretion, make calls on shareholders in respect of amounts which are still unpaid in respect of the shares held by each of the shareholders (including premiums), and the terms of issue which do not prescribe that same be paid at fixed times, and every shareholder shall be obliged to pay the amount of the call made on him, at such time and at such place as stipulated by the Board of Directors.

26.
In respect of any such call, prior notice of at least 14 (fourteen) business days shall be given, stating to whom the amount called is to be paid, the time for payment and the place thereof, provided that prior to the due date for payment of such call, the Board of Directors may, by written notice to the shareholders to which the call was made, cancel the call or extend the date of payment thereof.

27.
If according to the terms of issue of any share, or otherwise, any amount is required to be paid at a fixed time or in installments at fixed times, whether the payment is made on account of the share capital in respect of the share or in form of a premium, every such payment or every such installment shall be paid as if it was a call duly made by the Board of Directors, in respect of which notice was duly given, and all the provisions contained in these Articles in regard to calls shall apply to such amount or to such installment.
28.	Joint holders of a share shall be jointly and severally liable for the payment of all installments and calls due in respect of such share.
29.
In the event that a call or installment due on account of a share is not paid on or before the date fixed for payment thereof, the holder of the share, or the person to whom the share has been allotted, shall be obliged to pay linkage differentials and interest on the amount of the call or the installment, at such rate as shall be determined by the Board of Directors, commencing from the date fixed for the payment thereof and until the date of actual payment. The Board of Directors may, however, waive the payment of the linkage differentials or the interest or part thereof.

30.
A shareholder shall not be entitled (i) to receive a dividend or (ii) to exercise any right as a shareholder, including but not limited to, the right to attend and vote at a General Meeting of any type and to transfer the shares to another; unless he has paid all the calls payable from time to time and which apply to any of his shares, whether he holds same alone or jointly with another, plus linkage differentials, interest and expenses, if any.

31.
The Board of Directors may, if it deems fit, accept payment from a shareholder wishing to advance the payment of all moneys which remain unpaid on account of his shares, or part thereof which are over and above the amounts which have actually been called, and the Board of Directors shall be entitled to pay such shareholder linkage differentials and interest in respect of the amounts paid in advance, or that portion thereof which exceeds the amount called for the time being on account of the shares in respect of which the advance payment is made, at such rate as is agreed upon between the Board of Directors and the shareholder, with this being in addition to dividends payable (if any) on the paid-up portion of the share in respect of which the advance payment is made.

The Board of Directors may, at any time, repay the amount paid in advance as aforesaid, in whole or in part, in its sole discretion.
FORFEITURE AND LIEN
32.
If a shareholder fails to make payment of any call or other installment on or before the date fixed for the payment thereof, the Board of Directors may, at any time thereafter and for as long as the part of the call or installment remains unpaid, serve on him a notice demanding that he make payment thereof, together with the linkage differentials and interest at such rate as is specified by the Board of Directors and all the expenses incurred by the Company in consequence of such non-payment.

33.
The notice shall specify a further date, which shall be at least 14 business days after the date of the delivery of the notice, and a place or places at which such call or installment is to be paid, together with linkage differentials and interest and expenses as aforesaid. The notice shall further state that, if the amount is not paid on or before the date specified, and at the place mentioned in such notice, the shares in respect of which the call was made, or the installment is due, shall be liable to forfeiture.

34.
If the demands contained in such notice are not complied with the Board of Directors may treat the shares in respect of which the notice referred to in Articles 32 and 33 was given as forfeited. Such forfeiture shall include all dividends, bonus shares and other benefits which have been declared in respect of the forfeited shares which have not actually been paid prior to the forfeiture.

35.
Any share so forfeited or waived shall be deemed to be the property of the Company and the Board of Directors shall be entitled, subject to the provisions of these Articles and the Law, to sell, re-allot or otherwise dispose thereof, as it deems fit, whether the amount paid previously in respect of that share is credited, in whole or in part.

36.	The Board of Directors may, at any time before any share forfeited as aforesaid is sold or re-allotted or otherwise dispose of, cancel the forfeiture on such conditions as it deems fit.
37.
Any person whose shares have been forfeited shall cease to be a shareholder in respect of the forfeited shares, but shall, nonetheless remain liable for the payment to the Company of all calls, installments, linkage differentials, interest and expenses due on account of or in respect of such shares on the date of forfeiture, in respect of the forfeited shares, together with interest on such amounts reckoned from the date of forfeiture until the date of payment, at such rate as the Board of Directors shall from time to time specify. However, his liability shall cease after the Company has received all the amounts called in respect of the shares. The Board of Directors shall be entitled to collect the moneys which have been forfeited, or part thereof, as it shall deem fit, but it shall not be obliged to do so.
38.
The provisions of these Articles in regard to forfeiture shall also apply to cases of non-payment of any amount, which, according to the terms of issue of the share, or which under the conditions of allotment the due date for payment of which fell on a fixed date, whether this be on account of the nominal value of the share or in the form of a premium, as if such amount was payable pursuant to a call duly made and notified.

39.
The Company shall have a first and paramount lien over all the shares which have not been fully paid up and which are registered in the name of any shareholder (whether individually or jointly with others) and also over the proceeds of the sale thereof, as security for the debts and obligations of such shareholder to the Company and his contractual engagements with it, either individually or together with others. This right of lien shall apply whether or not the due date for payment of such debts or the fulfillment or performance of such obligations has arrived, and no rights in equity shall be created in respect of any share, over which there is a lien as aforesaid. The aforesaid lien shall apply to all dividends or benefits which may be declared, from time to time, on such shares, unless the Board of Directors shall decide otherwise.

40.
In order to foreclose on such lien, the Board of Directors may sell the shares under lien at such time and in such manner as, it shall deem fit, but no share may be sold unless the period referred to below has elapsed and written notice has been given to the shareholder, his trustee, liquidator, receiver, the executors of his estate, or anyone who acquires a right to shares in consequence of the bankruptcy of a shareholder, as the case may be, stating that the Company intends to sell the shares, if he or they should fail to pay the aforesaid debts, or fail to discharge or fulfill the aforesaid obligations within 14 business days from the date of the delivery of the notice.

41.
The net proceeds of any such sale of shares, as contemplated by Article 40 above, after deduction of the expenses of the sale, shall serve for the discharge of the debts of such shareholder or for performance of such shareholder’s obligations (including debts, undertaking and contractual engagements, the due date for the payment or performance of which has arrived) and the surplus, if any, shall be paid to the shareholder, his trustee, liquidator, receiver, guardians, or the executors of his estate, or to his successors- in-title.

42.
In every case of a sale following forfeiture or waiver, or for purposes of executing a lien by exercising all of the powers conferred above, the Board of Directors shall be entitled to appoint a person to sign an instrument of transfer of the shares sold, and to arrange for the registration of the name of the buyer in the Register in respect of the shares sold.

43.
An affidavit signed by the Chairman of the Board of Directors that a particular share of the Company was forfeited, waived or sold by the Company by virtue of a lien, shall serve as conclusive evidence of the facts contained therein as against any person claiming a right in the share. The purchaser of a share who relies on such affidavit shall not be obliged to investigate whether the sale, re-allotment or transfer, or the amount of consideration and the manner of application of the proceeds of the sale, were lawfully effected, and after his name has been registered in the Register he shall have a full right of title to the share and such right shall not be adversely affected by a defect or invalidity which occurred in the forfeiture, waiver, sale, re-allotment or transfer of the share.

TRANSFER AND TRANSMISSION OF SHARES
44.
No transfer of shares shall be registered unless a proper instrument of transfer is delivered to the Company or to such other place specified for this purpose by the Board of Directors. Subject to the provisions of these Articles, an instrument of transfer of a share in the Company shall be signed by the transferor and the transferee. The transferor shall be deemed to remain the holder of the share up until the time the name of the transferee is registered in the Register in respect of the transferred share.

45.
Insofar as the circumstances permit, the instrument of transfer of a share shall be drawn up in the form set out below, or in any other form that the Board of Directors may approve (the “Deed of Transfer”).

I    , I.D.    of    (the “Transferor”), in consideration for an amount of NIS    (in words) paid to me by    I.D.    of    (hereinafter: the “Transferee”), hereby transfer to the Transferee      shares of nominal value NIS    each, marked with the numbers    to    (inclusive) of

a company known as Stratasys Ltd., to be held by the Transferee, and his successors-in title, under all the same conditions under which I held the same prior to the signing of this instrument, and I, the Transferee, hereby agree to accept the aforementioned share in accordance with the above mentioned conditions.
In witness whereof we have hereunto signed this    day of   20  .
Transferor       Transferee
Witnesses to Signature
46.
The Company may close the transfer registers and the Register for such period of time as the Board of Directors shall deem fit, provided that such period of time shall not in total exceed 30 (thirty) days each year.

47.
Every instrument of transfer shall be submitted to the Office or to such other place as the Board of Directors shall prescribe, for purposes of registration, together with the share certificates to be transferred, or if no such certificate was issued, together with a letter of allotment of the shares to be transferred, and/or such other proof as the Board of Directors may demand in regard to the transferor’s right of title or his right to transfer the shares. The Board of Directors shall have the right to refuse to recognize an assignment of shares until appropriate security under the circumstances has been provided, as shall be determined by the Board of Directors in a specific case or from time to time in general. Instruments of transfer which serve as the basis for transfers that are registered shall remain with the Company.

48.
The executors of the will or administrator of a deceased shareholder’s estate (such shareholder not being one of a joint owners of a share) or, in the absence of an administrator of the estate or executor of the will, shall be entitled to demand that the Company recognize them as owners of rights in the share. The provisions of Article 47 above shall apply, mutatis mutandis, also in regard to this Article.

49.
In the case of a share registered in the names of two or more Persons, the Company shall recognize only the surviving owners as Persons having rights in the share. However, the aforementioned shall not be construed as releasing the estate of a deceased joint shareholder from any and all undertakings in respect of the shares. Any Person who shall become an owner of shares following the death of a shareholder shall be entitled to be registered as owner of such shares after having presented to an officer of the Company to be designated by the Chief Executive Officer an inheritance order or probation order or order of appointment of an administrator of estate and any other proof as required - if these are sufficient in the opinion of such officer - testifying to such Person’s right to appear as shareholder in accordance with these Articles, and which shall testify to his title to such shares. The provisions of Article 47 above shall apply, mutatis mutandis, also in regard to this Article.

50.
The receiver or liquidator of a shareholder who is a company or the trustee in bankruptcy or the official receiver of a shareholder who is bankrupt, upon presenting appropriate proof to the satisfaction of an officer of the Company to be designated by the Chief Executive Officer that he has the right to appear in this capacity and which testifies to his title, may, with the consent of the Board of Directors (the Board of Directors shall not be obligated to give such consent) be registered as the owner of such shares. Furthermore, he may assign such shares in accordance with the rules prescribed in these Articles. The provisions of Article 47 above shall apply, mutatis mutandis, also in regard to this Article.

51.
A Person entitled to be registered as a shareholder following assignment pursuant to this Article shall be entitled, if approved by the Board of Directors and to the extent and under the conditions prescribed by the Board of Directors, to dividends and any other monies paid in respect of the shares, and shall be entitled to give the Company confirmation of the payments; however, he shall not be entitled to be present or to vote at any General Meeting of the Company or, subject to the provisions of these Articles, to make use of any rights of shareholders, until he has been registered as owner of such shares in the Register.

GENERAL MEETING
52.
An annual General Meeting shall be held once in every year, not later than 15 (fifteen) months after the last annual General Meeting, at such time and at such place as the Board of Directors shall determine. All other meetings of the Company’s shareholders shall be called extraordinary meetings.

53.	The Board of Directors may call an extraordinary General Meeting whenever it sees fit to do so.
54.	The Board of Directors shall be obliged to call an extraordinary General Meeting upon a request in writing in accordance with the Law.

55.
The Company shall provide prior notice in regard to the holding of an annual meeting or an extraordinary meeting in accordance with the requirements of these Articles, the Law and the regulations promulgated thereunder. Subject to the provisions of the Law and the regulations promulgated thereunder, in counting the number of days of prior notice given, the day of publication of notice shall not be counted, but the day of the meeting shall be counted. The notice shall specify those items and contain such information as shall be required by the Companies Law, the regulations promulgated thereunder and any other applicable law and regulations. Subject to Article 64 below, in the event that the Company has established that an adjourned meeting shall be held on such date which is later than the date provided for in Section 78(b) of the Law, such later date shall be included in the notice. The Company may add additional places for shareholders to review the full text of the proposed resolutions, including an internet site. The notice shall be provided in the manner prescribed below under the heading “Notices” in Articles 128 to 131 below.

56.
56.1
Any shareholder or shareholders of the Company holding at least one percent (1%) of the voting rights of the Company (the “Proposing Shareholder(s)”) may request, subject to the Companies Law, that the Board of Directors include a matter on the agenda of a General Meeting to be held in the future, provided that the Board determines that the matter is appropriate to be considered at a General Meeting (a “Proposal Request”). In order for the Board of Directors to consider a Proposal Request and whether to include the matter stated therein in the agenda of a General Meeting, notice of the Proposal Request must be timely delivered, and the Proposal Request must comply with the requirements of these Articles (including this Article 56) and any applicable law and stock exchange rules and regulations. The Proposal Request must be in writing, signed by all of the Proposing Shareholders making such request, delivered, either in person or by certified mail, postage prepaid, and received by the Secretary (or, in the absence thereof by the Chief Executive Officer) of the Company. To be considered timely, a Proposal Request must be received within the time periods prescribed by applicable law. The announcement of an adjournment or postponement of a General Meeting shall not commence a new time period (or extend any time period) for the delivery of a Proposal Request as described above. In addition to any information required to be included in accordance with applicable law, a Proposal Request must include the following: (i) the name, address, telephone number, fax number and email address of the Proposing Shareholder (or each Proposing Shareholder, as the case may be) and, if an entity, the name(s) of the person(s) that controls or manages such entity; (ii) the number of shares held by the Proposing Shareholder(s), directly or indirectly (and, if any of such shares are held indirectly, an explanation of how they are held and by whom), which shall be in such number no less than as is required to qualify as a Proposing Shareholder, accompanied by evidence satisfactory to the Company of the record holding of such shares by the Proposing Shareholder(s) as of the date of the Proposal Request, and a representation that the Proposing Shareholder(s) intends to appear in person or by proxy at the meeting; (iii) the matter requested to be included on the agenda of a General Meeting, all information related to such matter, the reason that such matter is proposed to be brought before the General Meeting, the complete text of the resolution that the Proposing Shareholder proposes to be voted upon at the General Meeting and, if the Proposing Shareholder wishes to have a position statement in support of the Proposal Request, a copy of such position statement that complies with the requirement of applicable law (if any), (iv) a description of all arrangements or understandings between the Proposing Shareholders and any other Person(s) (naming such Person or Persons) in connection with the matter that is requested to be included on the agenda and a declaration signed by all Proposing Shareholder(s) of whether any of them has a personal interest in the matter and, if so, a description in reasonable detail of such personal interest; (v) a description of all Derivative Transactions (as defined below) by each Proposing Shareholder(s) during the previous twelve (12) month period, including the date of the transactions and the class, series and number of securities involved in, and the material economic terms of, such Derivative Transactions; and (vi) a declaration that all of the information that is required under the Companies Law and any other applicable law and stock exchange rules and regulations to be provided to the Company in connection with such matter, if any, has been provided to the Company. The Board of Directors, may, in its discretion, to the extent it deems necessary, request that the Proposing Shareholder(s) provide additional information necessary so as to include a matter in the agenda of a General Meeting, as the Board of Directors may reasonably require.

A “Derivative Transaction” means any agreement, arrangement, interest or understanding entered into by, or on behalf or for the benefit of, any Proposing Shareholder or any of its affiliates or associates, whether of record or beneficial: (1) the value of which is derived in whole or in part from the value of any class or series of shares or other securities of the Company, (2) which otherwise provides any direct or indirect opportunity to gain or share in any gain derived from a change in the value of securities of the Company, (3) the effect or intent of which is to mitigate loss, manage risk or benefit from security value or price changes, or (4) which provides the right to vote or increase or decrease the voting power of, such Proposing Shareholder, or any of its affiliates or associates, with respect to any shares or other securities of the Company, which agreement, arrangement, interest or understanding may include, without limitation, any option, warrant, debt position, note, bond, convertible security, swap, stock appreciation right, short position, profit interest, hedge, right to dividends, voting agreement, performance-related fee or arrangement to borrow or lend shares (whether or not subject to payment, settlement, exercise or conversion in any such class or series), and any proportionate interest of such Proposing Shareholder in the securities of the Company held by any general or limited partnership, or any limited liability company, of which such Proposing Shareholder is, directly or indirectly, a general partner or managing member.

56.2
The information required pursuant to this Article shall be updated as of (i) the record date of the General Meeting, (ii) five business days before the General Meeting and (iii) three business days before the General Meeting, and any adjournment or postponement thereof.

PROCEEDINGS AT GENERAL MEETING
57.
No business shall be conducted at a General Meeting unless a quorum is present, and no resolution shall be passed unless a quorum is present at the time the resolution is voted on. Except in cases where it is otherwise stipulated, a quorum shall be constituted when there are personally present, or represented by proxy, at least 2 (two) shareholders who hold, in the aggregate, at least twenty-five percent (25%) of the voting rights in the Company. A proxy may be deemed to be 2 (two) or more shareholders pursuant to the number of shareholders he represents.

58.
If within half an hour from the time appointed for the meeting, a quorum is not present, without there being an obligation to notify the shareholders to that effect, the meeting shall be adjourned to the same day, in the following week, at the same hour and at the same place or to a later time and date if so specified in the notice of the meeting, unless such day shall fall on a statutory holiday (either in Israel or in the U.S.), in which case the meeting will be adjourned to the first business day afterwards which is not a statutory holiday.

If the original meeting was convened upon requisition under Section 63 of the Law, one or more shareholders, present in person or by proxy, and holding the number of shares required for making such requisition, shall constitute a quorum at the adjourned meeting, but in any other case any two (2) shareholders present in person or by proxy, shall constitute a quorum at the adjourned meeting.
59.
The Chairman of the Board of Directors, or any other Person appointed for this purpose by the Board of Directors, shall preside at every General Meeting. If within 15 (fifteen) minutes from the time appointed for the meeting, the designated chairman for the meeting shall not be present, the shareholders present at the meeting shall elect one of their number to serve as chairman of the meeting.

60.
Resolutions at the General Meeting shall be passed in accordance with the definition of “Resolution” set forth in Article 1.1 above, unless otherwise required by Law or these Articles. Every vote at a General Meeting shall be conducted according to the number of votes to which each shareholder is entitled on the basis of the number of Ordinary Shares held by him which confer on him a right to vote at the General Meeting.

61.
Where a poll has been demanded, the chairman of the meeting shall accede to the demand. Where the chairman of the meeting held a poll, such poll shall be held in such manner, at such time and at such place as the chairman of the meeting directs, either immediately or after an interval or postponement, or in any other way, and the results of the vote shall be deemed to be the resolution at the meeting at which the poll was demanded. A person demanding a poll may withdraw his demand prior to the poll being held.

62.	A demand for the holding of a poll shall not prevent the continued business of the meeting on all other questions apart of the question in respect of which a poll was demanded.

63.
The announcement by the chairman of the meeting that a Resolution has been passed unanimously or by a particular majority, or has been rejected, and a note recorded to that effect in the Company’s minute book, shall serve as prima facie proof of such fact.

64.
The chairman of a General Meeting may adjourn the meeting from time to time and from place to place if approved by a consent of the holders of a majority of the voting power represented in person or by proxy and voting on the question of adjournment (and shall if so directed by the meeting), but at an adjourned meeting no other matters shall be considered or decided apart from the matters which were on the agenda of the meeting at which it was decided on the adjournment and in respect of which no Resolution was taken. The Company shall not deliver nor shall it be required to give notice in regard to the adjournment or in regard to the matters on the agenda of the adjourned meeting, unless the adjourned meeting is to be held more than 30 (thirty) days after the date of the original meeting, in which case a notice shall be published by the Company.

VOTES OF SHAREHOLDERS
65.	The voting rights of every shareholder entitled to vote at a General Meeting shall be as set forth in Article 7 of these Articles or to any other article herein governing voting rights.
66.
In the case of joint shareholders, the vote of the senior joint holder, given personally or by proxy, shall be accepted, to the exclusion of the vote of the remaining joint shareholders, and for these purposes the senior of the joint shareholders shall be the Person amongst the joint holders whose name appears first in the Register.

67.
A shareholder who is an Incapacitated Person may vote solely through his guardian or other person who fulfills the function of such guardian and who was appointed by a court, and any guardian or other person as aforesaid shall be entitled to vote by way of a proxy, or in such manner as the court directs.

68.
Any corporation which is a shareholder of the Company shall be entitled, by way of resolution of its directors or another organ which manages said corporation, to appoint such person which it deems fit, whether or not he is a shareholder of the Company, to act as its representative at any General Meeting of the Company or at a meeting of a class of shares in the Company which such corporation is entitled to attend and to vote thereat, and the appointed as aforesaid shall be entitled, on behalf of the corporation whom he represents, to exercise all of the same powers and authorities which the corporation itself could have exercised had it been a natural person holding shares of the Company.

69.
Every shareholder of the Company who is entitled to attend and vote at a General Meeting of the Company, shall be entitled to appoint a proxy. A proxy can be appointed by more than one shareholder, and he can vote in different ways on behalf of each principal.

The instrument appointing a proxy shall be in writing signed by the Person making the appointment or by his authorized representative, and if the Person making the appointment is a corporation, the power of attorney shall be signed in the manner in which the corporation signs on documents which bind it, and a certificate of an attorney with regard to the authority of the signatories to bind the corporation shall be attached thereto. The proxy need not be a shareholder of the Company.
70.
The instrument appointing a proxy, or a copy thereof certified by an attorney, shall be lodged at the Office, or at such other place as the Board of Directors shall specify, not less than forty-eight (48) hours prior to the meeting at which the proxy intends to vote on the strength of such instrument of proxy. Notwithstanding the above, the chairman of the meeting shall have the right to waive the time requirement provided above with respect to all instruments of proxies and to accept any and all instruments of proxy until the beginning of a General Meeting. A document appointing a proxy shall be valid for every adjourned meeting of the meeting to which the document relates.

71.
Every instrument appointing a proxy, whether for a meeting specifically indicated, or otherwise, shall, as far as circumstances permit, be in the following form, or in any other form approved by the Board of Directors:

I    of    being a shareholder holding voting shares in Stratasys Ltd., hereby appoint Mr./Ms.    of    or failing him/her, Mr./Ms.    or    , or failing him/her, Mr./Ms.    of    , to vote in my name, place and stead at the (ordinary/extraordinary) General Meeting of the Company to be held on the    of    20  , and at any adjourned meeting thereof.
In witness whereof I have hereto set my hand on the   day of

72.	No shareholder shall be entitled to vote at a General Meeting unless he has paid all of the calls and all of the amounts due from him, for the time being, in respect of his shares.
73.
A vote given in accordance with the instructions contained in an instrument appointing a proxy shall be valid notwithstanding the death or bankruptcy of the appointer, or the revocation of the proxy, or the transfer of the shares in respect of which the vote was given as aforesaid, unless notice in writing of the death, revocation or transfer is received at the Office of the Company, or by the chairman of the General Meeting, prior to such vote.

74.
Subject to the Law, an instrument appointing a proxy shall be deemed revoked (i) upon receipt by the Company or the chairman of the meeting, subsequent to receipt by the Company of such instrument, of written notice signed by the person signing such instrument or by the Shareholder appointing such proxy canceling the appointment thereunder (or the authority pursuant to which such instrument was signed) or of an instrument appointing a different proxy, provided such notice of cancellation or instrument appointing a different proxy were so received at the place and within the time for delivery of the instrument revoked thereby as referred to in Article 70 hereof, or (ii) if the appointing shareholder is present in person at the meeting for which such instrument of proxy was delivered, upon receipt by the Chairman of such meeting of written notice from such shareholder of the revocation of such appointment, or if and when such shareholder votes at such meeting. A vote cast in accordance with an instrument appointing a proxy shall be valid notwithstanding the revocation or purported cancellation of the appointment, or the presence in person or vote of the appointing shareholder at a meeting for which it was rendered, unless such instrument of appointment was deemed revoked in accordance with the foregoing provisions of this Article 74 at or prior to the time such vote was cast.

THE BOARD OF DIRECTORS
75.
75.1.
The number of directors of the Company (including External Directors to the extent appointed pursuant to Article 80A below) shall be between seven (7) and eleven (11), as determined from time to time by the Board of Directors. Any director shall be eligible for re-election upon termination of his or her term of office.

75.2.
Prior to every annual General Meeting of the Company commencing as of the first annual General Meeting to be held after the first anniversary of the Effective Time, the Board of Directors of the Company shall resolve by a majority vote the names of the persons to be proposed to the shareholders of the Company for election as directors of the Company at such annual General Meeting, for a term that lasts until the next annual General Meeting (the “Nominees”).

75.3
Any Proposing Shareholder requesting to include on the agenda of a General Meeting a nomination of a Person to be proposed to the Shareholders for election as director (such person, an “Alternate Nominee”), may so request provided that it complies with this Article 75.3 and Article 56 and applicable law. Unless otherwise determined by the Board, a Proposal Request relating to Alternate Nominee is deemed to be a matter that is appropriate to be considered only at an annual General Meeting. In addition to any information required to be included in accordance with applicable law, such a Proposal Request shall include information required pursuant to Article 56, and shall also set forth: (i) the name, address, telephone number, fax number and email address of the Alternate Nominee and all citizenships and residencies of the Alternate Nominee; (ii) a description of all arrangements, relations or understandings between the Proposing Shareholder(s) or any of its affiliates and each Alternate Nominee; (iii) a declaration signed by the Alternate Nominee that he or she consents to be named in the Company’s notices and proxy materials relating to the General Meeting, if provided or published, and, if elected, to serve on the Board of Directors and to be named in the Company’s disclosures and filings, (iv) a declaration signed by each Alternate Nominee as required under the Companies Law and any other applicable law and stock exchange rules and regulations for the appointment of such an Alternate Nominee and an undertaking that all of the information that is required under law and stock exchange rules and regulations to be provided to the Company in connection with such an appointment has been provided (including, information in respect of the Alternate Nominee as would be provided in response to the applicable disclosure requirements under Form 20-F, Form 10-K, Schedule 14A or any other applicable form or schedule prescribed by the U.S. Securities and Exchange Commission (the “SEC”); (v) a declaration made by the Alternate Nominee of whether he or she meets the criteria for an independent director under the rules of the stock exchange on which the Company’s ordinary shares are then listed for trading, the Companies Law and/or under any applicable law, regulation or stock exchange rules, and if not, then an explanation of why not; and (vi) any other information required at the time of submission of the Proposal Request by applicable law, regulations or stock exchange rules. In addition, the Proposing Shareholder shall promptly provide any other information reasonably requested by the Company. The Board of Directors may refuse to acknowledge the nomination of any person not made in compliance with the foregoing. The Company shall be entitled to publish any information provided by a Proposing Shareholder pursuant to this Article 75.3 and Article 56, and the Proposing Shareholder shall be responsible for the accuracy and completeness thereof.
75.4
One or more Nominees or Alternate Nominees shall be elected by a Resolution at every annual General Meeting, for a term of office that shall conclude at the end of the first annual General Meeting held after the date of his or her election and upon the election and qualification of his or her successor, unless his or her office is vacated in accordance with Articles 77 or Article 80 below.

75.5.
If at the annual General Meeting no Nominee or Alternate Nominee is elected, the directors then in office shall continue to hold office until the convening of a General Meeting at which Nominees or Alternate Nominees are elected.

76.
The directors in their capacity as such shall be entitled to receive remuneration as shall be determined in compliance with the Law and the regulations promulgated thereunder. The conditions (including remuneration) of the terms of office of members of the Board of Directors shall be decided by the Board of Directors, but the same shall be valid only if ratified in the manner required under the Law. The remuneration of directors may be fixed as an overall payment or other consideration and/or as a payment or other consideration in respect of attendance at meetings of the Board of Directors. In addition to his or her remuneration, each director shall be entitled to be reimbursed, retroactively or in advance, in respect of his or her reasonable expenses connected with performing his or her functions and services as a director. Such entitlement shall be determined in accordance with, and shall be subject to, a specific resolution or policy adopted by the Board of Directors regarding such matter.

77.
77.1.	Subject to the provisions of the Law and subject to Article 80 below, the office of a director shall be vacated in any one of the following events:
77.1.1.	if he resigns his office by way of a letter signed by him, submitted to the Office of the Company;
77.1.2.	if he is declared bankrupt;
77.1.3.	if he becomes an Incapacitated Person;
77.1.4.	upon his death;
77.1.5.	if he is prevented by applicable law from serving as a director of the Company;
77.1.6.	if the Board terminates his office according to Section 231 of the Law;
77.1.7.	if a court order is given in accordance with Section 233 of the Law;
77.1.8.	if he is removed from office by a Resolution at an annual General Meeting of the Company; or
77.1.9.	if his period of office has terminated in accordance with the provisions of these Articles.
77.2.
If the office of a member of the Board of Directors is vacated (except for an External Director, if applicable), or if the number of directors then serving is less than the maximum number of directors then authorized to serve as determined by the Board of Directors from time to time under Article 75.1 above, the remaining or incumbent members of the Board of Directors shall be entitled to appoint additional director(s) in place of the director(s) whose office(s) have been vacated, or to fill an unoccupied seat within the then-authorized size of the Board of Directors, as applicable, for a term of office equal to the remaining period of the term of office of the director(s) whose office(s) have been vacated or the full or partial term of the director seat(s) that is/are then unoccupied, and, in the case of the vacation of a seat, the remaining members of the Board of Directors shall be entitled to act for all purposes for a term of office equivalent to the remaining period of the term of office of the director whose office has been vacated, for as long as their number does not fall below the minimum authorized number of directors, as prescribed in Article 75.1 above. Should their number fall below the aforesaid minimum, the remaining directors shall not be entitled to act, except for the appointment of additional directors, or for the purpose of calling a General Meeting for the appointment of additional directors, or for the purpose of calling a General Meeting for the appointment of a new Board of Directors.
OTHER PROVISIONS REGARDING DIRECTORS
78.
78.1.
Subject to any mandatory provisions of applicable law, a director shall not be disqualified by virtue of his office from holding another office in the Company or in any other company in which the Company is a shareholder or in which it has any other form of interest, or of entering into a contract with the Company, either as seller or buyer or otherwise. Likewise, no contract made by the Company or on its behalf in which a director has any form of interest may be nullified and a director shall not be obliged to account to the Company for any profit deriving from such office, or resulting from such contract, merely by virtue of the fact that he serves as a director or by reason of the fiduciary relationship thereby created, but such director shall be obliged to disclose to the Board of Directors the nature of any such interest at the first opportunity.

A general notice to the effect that a director is a shareholder or has any other form of interest in a particular firm or a particular company and that he must be deemed to have an interest in any business with such firm or company shall be deemed to be adequate disclosure for purposes of this Article in relation to such director, and after such general notice has been given, such director shall not be obliged to give special notice in relation to any particular business with such firm or such company.
78.2.
Subject to the provisions of the Law and these Articles, the Company shall be entitled to enter into a transaction in which an Office Holder of the Company has a personal interest, directly or indirectly, and may enter into any contract or otherwise transact any business with any third party in which contract or business an Office Holder has a personal interest, directly or indirectly.

79.
Subject to Article 86, the Board of Directors shall elect one (1) or more of its members to serve as Chairman of the Board of Directors, provided that, subject to the provisions of Section 121(c) of the Law, the Chief Executive Officer of the Company shall not serve as Chairman of the Board of Directors. Notwithstanding anything to the contrary herein, the office of Chairman of the Board of Directors shall be vacated in each of the cases mentioned in Articles 77.1 above and Article 80 below. The Board of Directors may also elect (i)(a) member(s) to serve as Vice Chairman, who shall have such duties and authorities as the Board of Directors may assign to him or her, and (ii) a member to serve as Lead Independent Director, who shall have such duties and authorities as the Board of Directors may assign to him or her.

80.
Subject to the provisions of Articles 75 and 77, the Company may, in a General Meeting, by a Resolution, dismiss any director prior to the end of his or her term of office, and it shall be entitled, by a Resolution, to appoint another individual in his or her place as a director of the Company. The individual so appointed shall hold such office only for that period of time during which the director whom he or she replaces would have held office.

80A.
If at any time, the Company shall be required to appoint independent or external directors such as a public director or directors of any other type as may be required by Law (“External Directors”) such directors shall serve on the Board according to the number required by law. External Directors will be appointed and removed pursuant to and shall be governed by the relevant provisions of the law which applies to External Directors. If permitted by Law, External Directors will be appointed by the Board. External Directors will be chosen and appointed, and term will expire, in accordance with the Law.

CHIEF EXECUTIVE OFFICER
81.
81.1.
Subject to Article 86, the Board of Directors shall, from time to time, appoint a Chief Executive Officer and subject to the provisions of the Law delineate his or her powers and authorities and his or her remuneration. Subject to the provisions of any contract between the Chief Executive Officer and the Company, the Board of Directors may dismiss or replace him or her at any time they deem fit.

81.2.	The Chief Executive Officer need not be a shareholder of the Company.
81.3.
Subject to the provisions of any contract between the Chief Executive Officer and the Company, all of the provisions with regard to appointment, resignation and removal of directors from office shall apply to the Chief Executive Officer if he or she is also a director, as apply to all other directors. Upon the termination of his or her service as Chief Executive Officer, the Chief Executive Officer’s service on the Board of Directors shall automatically terminate. Subject to the provisions of the Companies Law, the Board of Directors shall be entitled from time to time to delegate to the Chief Executive Officer for the time being such of the powers they have pursuant to these Articles as they deem appropriate, and they shall be entitled to grant such powers for such period and for such purposes and on such conditions and with such restrictions as they deem expedient, and they shall be entitled to grant such powers without renouncing the powers and authorities of the Board of Directors in such regard, and they may, from time to time, revoke, annul and alter such delegated powers and authorities, in whole or in part.

81.4.
Subject to the provisions of the Law, the remuneration of the Chief Executive Officer shall be fixed from time to time by the Board of Directors together with any committees of the Board of Directors (each, a “Committee of Directors”) as may be prescribed by the Law) and it may be in the form of a fixed salary or commissions or a participation in profits, or in any other manner which may be decided by the Board of Directors (and approved by any relevant Committee(s) of Directors and, to the extent required under applicable law, shareholders).

PROCEEDINGS OF THE BOARD OF DIRECTORS
82.
82.1.	The Board of Directors shall convene for a meeting at least once every fiscal quarter.
82.2.
The Board of Directors may meet in order to exercise its powers pursuant to Section 92 of the Law, including without limitation to supervise the Company’s affairs, and it may, subject to the provisions of the Law, adjourn its meetings and regulate its proceedings and operations as it deems fit. It may also prescribe the quorum required for the conduct of business. Until otherwise decided a quorum shall be constituted if a majority of the directors holding office for the time being are present.

82.3.
Should a director or directors be barred from being present and voting at a meeting of the Board of Directors by virtue of the contents of Section 278 of the Law, the quorum shall be a majority of the directors entitled to be present and to vote at the meeting of the Board of Directors.

83.
Any director or the Auditors, in the event stipulated in Section 169 of the Law, may, at any time, demand the convening of a meeting of the Board of Directors. The Chairman of the Board shall be obliged, on such demand, to call such meeting on the date requested by the director or Chief Executive Officer soliciting such a meeting, provided that proper notice pursuant to Article 84 is given.

84.
Every director shall be entitled to receive notice of meetings of the Board of Directors, and such notice may be in writing or by facsimile, telegram or electronic mail, sent to the last address (whether physical or electronic) or facsimile number given by the director for purposes of receiving notices, provided that the notice shall be given at least a reasonable amount of time prior to the meeting and in no event less than 48 (forty eight) hours prior notice, unless the urgency of the matter(s) to be discussed at the meeting reasonably require(s) a shorter notice period.

85.	Every meeting of the Board of Directors at which a quorum is present shall have all the powers and authorities vested for the time being in the Board of Directors.
86.
Subject to the provisions of these Articles, a resolution proposed at any meeting of the Board of Directors shall be deemed adopted if approved by a simple majority of the members of the Board of Directors who are lawfully entitled to participate in the meeting and vote thereon and present when such resolution is put to a vote and voting thereon, provided that notwithstanding anything in these Articles to the contrary, during the period between the Effective Time and the end of the Initial Term, the following actions shall require a resolution of the Board of Directors approved by at least two-thirds of the directors then in office (excluding, in respect of clause (i), the Company’s Chief Executive Officer as of the Effective Time, and in respect of clause (ii), the Chairman of the Board of Directors as of the Effective Time ): (i) the dismissal or replacement of the Company’s Chief Executive Officer as of the Effective Time, (ii) the dismissal or replacement of the Chairman of the Board of Directors as of the Effective Time; (iii) a change in the number of members serving on the Board of Directors; and (iv) the election or opting-in to assume obligations concerning the appointment of External Directors. After the end of the Initial Term, the Chairman of the Board of Directors shall continue in his position until his dismissal or replacement by a simple majority of the members of the Board of Directors who are lawfully entitled to participate in the meeting and vote thereon and present when such resolution is put to a vote and voting thereon. In the case of an equality of votes of the Board of Directors, the Chairman of the Board of Directors shall not have a second or casting vote, and the proposal shall be deemed to be defeated.
If the Chairman of the Board of Directors is not present within 30 (thirty) minutes after the time appointed for the meeting, the directors present shall elect one of their members to preside at such meeting.
87.	The Board of Directors may adopt resolutions, without convening a meeting of the Board of Directors, in any manner permitted by the Law.
88.
The Board of Directors may hold meetings by use of any means of communication, on condition that all participating directors can hear each other at the same time. In the case of a resolution passed by way of a telephone call or any such other means of communication, a copy of the text of the resolution shall be sent, as soon as possible thereafter, to the directors.

GENERAL POWERS OF THE BOARD OF DIRECTORS
89.
The supervision of the Company’s affairs shall be in the hands of the Board of Directors, which shall be entitled to exercise all of the powers and authorities and to perform any act and deed which the Company is entitled to exercise and to perform in accordance with its Memorandum of Association and these Articles or according to law, and in respect of which there is no provision or requirement in these Articles, or in the Law or/and in the U.S. Rules, that same be exercised or done by the shareholders in a General Meeting or by a Committee of Directors.

90.
The Board of Directors may, as it deems fit and subject to any applicable law, delegate to a Committee of Directors certain of its powers and authorities, in whole or in part to the fullest extent provided by any applicable law. The curtailment or revocation of the powers and authorities of a Committee of Directors by the Board of Directors shall not invalidate a prior act of such Committee of Directors or an act taken in accordance with its instructions, which would have been valid had the powers and authorities of the Committee of Directors not been altered or revoked by the Board of Directors. Subject to applicable law, a Committee of Directors may be comprised of one (1) director or of several directors, and in the case of a Committee of Directors that is appointed to advise the Board of Directors only, persons who are not directors may be appointed to it. The powers of any chairman of a Committee of Directors with respect to the operation of such committee shall be the same as the Chairman of the Board of Directors hereunder and under the Law, mutatis mutandis.

91.
The meetings and proceedings of every such Committee of Directors which is comprised of two (2) or more members shall be conducted in accordance with the provisions contained in these Articles in regard to the conduct of meetings and proceedings of the Board of Directors to the extent that the same are suitable for such committee, and so long as no provisions have been adopted in replacement thereof by the Board of Directors.

92.	Reserved.
RATIFICATION OF ACTIONS
93.
Subject to the Law, all acts taken in good faith by the Board of Directors and/or a Committee of Directors or by an individual acting as a member thereof shall be valid even if it is subsequently discovered that there was a defect in the appointment of the Board of Directors, the Committee of Directors or the member, as the case may be, or that the members, or one of them, was/were disqualified from being appointed as a director/s or to a Committee of Directors.

94.
94.1.
The Board of Directors or any Committee of Directors may ratify any act the performance of which at the time of the ratification was within the scope of the authority of the Board of Directors or the relevant Committee of Directors.

94.2.	The General Meeting shall be entitled to ratify any act taken by the Board of Directors and/or any Committee of Directors without authority or which was tainted by some other defect.

94.3.	From the time of the ratification, every act ratified as aforesaid, shall be treated as though lawfully performed from the outset.
95.	The Board of Directors may, from time to time, in its absolute discretion, borrow or secure any amounts of money required by the Company for the conduct of its business.
96.
The Board of Directors shall be entitled to raise or secure the repayment of an amount obtained by them, in such way and on such conditions and times as they deem fit. The Board of Directors shall be entitled to issue documents of undertaking, such as options, debentures or debenture stock, whether linked or redeemable, convertible debentures or debentures convertible into other securities, or debentures which carry a right to purchase shares or to purchase other securities, or any mortgage, pledge, collateral or other charge over the property of the Company and its undertaking, in whole or in part, whether present or future, including the uncalled share capital or the share capital which has been called but not yet paid.

The deeds of undertaking, debentures of various types or other forms of collateral security may be issued at a discount, at a premium or otherwise and with such preferential or deferred or other rights, as the Board of Directors shall, from time to time, decide.
SIGNING POWERS
97.
Subject to any other resolution on the subject passed by the Board of Directors, the Company shall be bound only pursuant to a document in writing bearing its seal or its rubber stamp or its printed name, and the signature of whomever may be authorized by the Board of Directors, which shall be entitled to empower any person, either alone or jointly with another, even if he is not a shareholder of the Company or a director, to sign and act in the name and on behalf of the Company.

98.
The Board of Directors shall be entitled to prescribe separate signing power in regard to different businesses of the Company and in respect of the limit of the amounts in respect of which various persons shall be authorized to sign.

SECRETARY, OFFICE-HOLDERS, CLERKS AND REPRESENTATIVES
99.
The Board of Directors shall be entitled, from time to time, to appoint, or to delegate to the Chief Executive Officer, either alone or together with other persons designated by the Board of Directors, the ability to appoint Office Holders (other than directors), a Secretary for the Company, employees and agents to such permanent, temporary or special positions, and to specify and change their titles, authorities and duties, and may set, or delegate to the Chief Executive Officer, either alone or together with other persons designated by the Board of Directors, the ability to set salaries, bonuses and other compensation of any employee or agent who is not an Office Holder. Salaries, bonuses and compensation of Office Holders who are not directors shall be determined and approved by the Chief Executive Officer, and/or in such other manner as may be required from time to time under the Law. The Board of Directors, or the Chief Executive Officer, either alone or together with other persons designated by the Board of Directors (in the case of any Office Holder, employee or agent appointed thereby), shall be entitled at any time, in its, his, her, or their (as applicable) sole and absolute discretion, to terminate the services of one of more of the foregoing persons (in the case of a director, however, subject to compliance with Article 77 above).

100.
The Board of Directors and the Chief Executive Officer may from time to time and at any time empower any person to serve as representative of the Company for such purposes and with such powers and authorities, instructions and discretions for such period and subject to such conditions as the Board of Directors (or the Chief Executive Officer, as the case may be) shall deem appropriate. The Board of Directors may (or the Chief Executive Officer, as the case may be) grant such person, inter alia, the power to transfer the authority, powers and discretions vested in him, in whole or in part. The Board of Directors may (or the Chief Executive Officer, as the case may be), from time to time, revoke, annul, vary or change any such power or authority, or all such powers or authorities collectively.

DIVIDENDS, BONUS SHARES, FUNDS AND CAPITALIZATION OF FUNDS AND PROFITS
101.
The Board of Directors may, prior to recommending any dividend, set aside out of the profits of the Company such amounts as it deems fit for a reserve fund for extraordinary purposes or for the equalization of dividends or for special dividends, or for the repair, improvement, maintenance or replacement of the property of the Company, or for any other purpose, as the Board of Directors, in its sole and absolute discretion, shall deem expedient.

102.
The Board of Directors shall be entitled to invest the amounts set aside as aforesaid in Article 101 above in any investments whatsoever, as it may deem fit, and from time to time deal with such investments and vary same, and make use thereof, as it deems fit, and it may divide the reserve fund into special funds in such manner as it deems fit, and may utilize a fund or part thereof for the business of the Company, without being obliged to keep same separate from the remaining assets of the Company.

103.	Unless otherwise permitted by the Law, no dividends shall be paid other than out of the Profits of the Company as such term is defined in the Law.
104.	The Board of Directors may decide on the payment of a dividend or on the distribution of bonus shares.
105.
A dividend in cash or bonus shares shall be paid or distributed, as the case may be, equally to the holders of the Ordinary Shares registered in the Register, pro rata to the nominal amount of capital paid up or credited as paid up on the shares, without reference to any premium which may have been paid thereon. However an amount paid on account of a share prior to the payment thereof having been called, or prior to the due date for payment thereof, and on which the Company is paying interest, shall not be taken into account for purposes of this Article as an amount paid-up on account of the share.

106.
Unless other instructions are given, it shall be permissible to pay any dividend by way of a check or payment order to be sent by post to the registered address of the shareholder or the Person entitled thereto, or in the case of joint shareholders being registered, to the shareholder whose name stands first in the Register in relation to the joint shareholding. Every such check shall be made in favor of the person to whom it is sent. A receipt by the person whose name, on the date of declaration of the dividend, was registered in the Register as the owner of the shares, or in the case of joint holders, by one of the joint holders, shall serve as a discharge with regard to all the payments made in connection with such share.

The directors shall be entitled to invest any dividend which has not been claimed for a period of one (1) year after having been declared, or to make use thereof in any other way for the benefit of the Company until such time as it is claimed. The Company shall not be obliged to pay interest or linkage in respect of an unclaimed dividend.
107.
Unless otherwise specified in the terms of issue of shares or of securities convertible into, or which grant a right to purchase, shares, any shares that are fully paid-up or credited as paid-up shall at any time confer on their holders the right to participate in the full dividends and in any other distribution for which the determining date for the right to receive the same is the date at which the aforesaid shares were fully paid- up or credited as fully paid-up, as the case may be, or subsequent to such date.

108.	A dividend or other beneficial rights in respect of shares shall not bear interest.
109.
The Board of Directors shall be entitled to deduct from any dividend or other beneficial rights, all amounts of money which the holder of the share in respect of which the dividend is payable or in respect of which the other beneficial rights were given, may owe to the Company in respect of such share, whether or not the due date for payment thereof has arrived.

110.
The Board of Directors shall be entitled to retain any dividend or bonus shares or other beneficial rights in respect of a share in relation to which the Company has a lien, and to utilize any such amount or the proceeds received from the sale of any bonus shares or other beneficial rights, for the discharge of the debts or liabilities in respect of which the Company has a lien.

111.
The Board of Directors may decide that a dividend is to be paid in whole or in part, by way of a distribution of assets of the Company in kind, including by way of debentures or debenture stock of the Company, or shares or debentures or debenture stock of any other company, or in any other way.

112.
112.1.
The Board of Directors may, at any time and from time to time, decide that any portion of the amounts standing for the time being to the credit of any capital fund (including a fund created as a result of a revaluation of the assets of the Company), or which are held by the Company as Profits available for distribution, shall be capitalized for distribution subject to and in accordance with the provisions of the Law and of these Articles, amongst those shareholders who are entitled thereto and pro rata to their entitlement under these Articles, provided that the same shall not be paid in cash but shall serve for the payment up in full either at par or with a premium as prescribed by the Company, of shares which have not yet been issued or of debentures of the Company which shall be allotted and distributed amongst the shareholders in the aforesaid ratio as fully paid-up shares or debentures.
112.2.
The Board of Directors shall be entitled to distribute bonus shares and to decide that the bonus shares shall be of the same class which confers on the shareholders or the Persons entitled thereto the right to participate in the distribution of bonus shares, or may decide that the bonus shares shall be of a uniform class to be distributed to each of the shareholders or Persons entitled to shares as aforesaid, without reference to the class of shares conferring the right to participate in the distribution on the holders of the shares or the Persons entitled thereto as aforesaid.

113.
113.1.
In every case that the Company issues bonus shares by way of a capitalization of profits or funds at a time at which securities issued by the Company are in circulation and confer on the holders thereof rights to convert the same into shares in the share capital of the Company, or options to purchase shares in the share capital of the Company (such rights of conversion or options shall henceforth be referred to as the “Rights”), the Board of Directors shall be entitled (in a case that the Rights or part thereof shall not be otherwise adjusted in accordance with the terms of their issue) to transfer to a special fund designated for the distribution of bonus shares in the future (to be called by any name that the Board of Directors may decide on and which shall henceforth be referred to as the “Special Fund”) an amount equivalent to the nominal amount of the share capital to which some or all of the Rights holders would have been entitled as a result of the issue of bonus shares, had they exercised their Rights prior to the determining date for the right to receive bonus shares, including rights to fractions of bonus shares, and in the case of a second or additional distribution of bonus shares in respect of which the Company acts pursuant to this Article, including entitlement stemming from a previous distribution of bonus shares.

113.2.
In the case of the allotment of shares by the Company as a consequence of the exercise of entitlement by the owners of shares in those cases in which the Board of Directors has made a transfer to the Special Fund in respect of the Rights pursuant to Article 113.1 above, the Board of Directors shall allot to each such shareholder, in addition to the shares to which he is entitled by virtue of having exercised his rights, such number of fully paid-up shares the nominal value of which is equivalent to the amount transferred to the Special Fund in respect of his rights, by way of a capitalization to be effected by the Board of Directors of an appropriate amount out of the Special Fund. The Board of Directors shall be entitled to decide on the manner of dealing with rights to fractions of shares in its sole discretion.

113.3.
If after any transfer to the Special Fund has been made the Rights should lapse, or the period should end for the exercise of Rights in respect of which the transfer was effected without such Rights being exercised, then any amount which was transferred to the Special Fund in respect of the aforesaid unexercised Rights shall be released from the Special Fund, and the Company may deal with the amount so released in any manner it would have been entitled to deal therewith had such amount not been transferred to the Special Fund.

114.	For the implementation of any resolution regarding a distribution of shares or debentures by way of a capitalization of profits as aforesaid, the Board of Directors may:
114.1.
Resolve any difficulty which arises or may arise in regard to the distribution in such manner as it deems fit and may take all of the steps that it deems expedient in order to overcome such difficulty.

114.2.
Issue certificates in respect of fractions of shares, or decide that fractions of less than an amount to be decided by the Board of Directors shall not be taken into account for purposes of adjusting the rights of the shareholders or may sell the fractions of shares and pay the proceeds (net) to the Persons entitled thereto.

114.3.
Sign, or appoint a Person to sign, on behalf of the shareholders on any contract or other document which may be required for purposes of giving effect to the distribution, and, in particular, shall be entitled to sign or appoint a Person who shall be entitled to appoint and submit a contract as referred to in Sections 291 and 292 of the Law.

114.4.	Make any arrangement or other scheme which is required in the opinion of the Board of Directors in order to facilitate the distribution.
115.
The Board of Directors shall be entitled, as it deems appropriate and expedient, to appoint trustees or nominees for those registered shareholders who have failed to notify the Company of a change of their address and who have not applied to the Company in order to receive dividends, shares or debentures out of capital, or other benefits during the aforesaid period. Such trustees or nominees shall be appointed for the use, collection or receipt of dividends, shares or debentures out of capital and rights to subscribe for shares which have not yet been issued and which are offered to the shareholders but they shall not be entitled to transfer the shares in respect of which they were appointed, or to vote on the basis of holding such shares. In all of the terms and conditions governing such trusts and the appointment of such nominees it shall be stipulated by the Company that upon the first demand by a beneficial holder of a share being held by the trustee or nominee, such trustee or nominee shall be obliged to return to such shareholder the share in question and/or all of those rights held by it on the shareholder’s behalf (all as the case may be). Any act or arrangement effected by any such nominees or trustee and any agreement between the Board of Directors and a nominee or trustee shall be valid and binding in all respects.

116.
The Board of Directors may from time to time prescribe the manner for payment of dividends or the distribution of bonus shares and the arrangement connected therewith. Without derogating from the generality of the foregoing, the Board of Directors shall be entitled to pay any dividends or moneys in respect of shares by sending a check via the mails to the address of the holder of registered shares according to the address registered in the register of shareholders of the Company. Any dispatch of a check as aforesaid shall be done at the risk of the shareholder.

In those cases in which the Board of Directors specifies the payment of a dividend, distribution of shares or debentures out of capital, or the grant of a right to subscribe for shares which have not yet been issued and which are offered to the shareholders against the delivery of an appropriate coupon attached to any share certificate, such payment, distribution or grant of right to subscribe against a suitable coupon to the holder of such coupon, shall constitute a discharge of the Company’s debt in respect of such operation as against any person claiming a right to such payment, distribution or grant of right to subscribe, as the case may be.
117.
If two (2) or more Persons are registered as joint holders of a share, each of them shall be entitled to give a valid receipt in respect of any dividend, share or debenture out of capital, or other moneys, or benefits, paid or granted in respect of such share.

BOOKS OF THE COMPANY
118.
The Board of Directors shall comply with all the provisions of the Law in regard to the recording of charges and the keeping and maintaining of a register of directors, register of shareholders and register of charges.

119.
Any book, register and record that the Company is obliged to keep in accordance with the Law or pursuant to these Articles shall be recorded in a regular book, or by technical, mechanical or other means, as the Board of Directors shall decide.

120.
Subject to and in accordance with the provisions of Sections 138 to 139, inclusive, of the Law, the Company may cause supplementary registers to be kept in any place outside Israel as the Board of Directors may think fit, and, subject to all applicable requirements of law, the Board of Directors may from time to time adopt such rules and procedures as it may think fit in connection with the keeping of such branch registers.

BOOKS OF ACCOUNT
121.
The Board of Directors shall keep proper books of account in accordance with the provisions of the Law. The books of account shall be kept at the Office, or at such other place or places as the Board of Directors shall deem expedient, and shall at all times be open to the inspection of members of the Board of Directors. A shareholder of the Company who is not a member of the Board of Directors shall not have the right to inspect any books or accounts or documents of the Company, unless such right has been expressly granted to him by the Law, or if he has been permitted to do so by the Board of Directors or by the shareholders based on a Resolution adopted at a General Meeting.

122.	The Board of Directors shall from time to time arrange and submit to the General Meeting a balance sheet and statement of income of the Company.

A copy of the balance sheet and the statement of income shall be delivered to the shareholders registered in the Register in the manner prescribed in regard to the giving of notices, at least seven days prior to the meeting.
The provisions of this Article shall not make it obligatory to send a copy of the aforesaid documents to a shareholder whose address is unknown to the Company, or to more than one joint holder of a share. Any shareholder to whom a copy of the aforesaid documents is not sent, and also a person who produces to the Company a certificate from a bank to the effect that shares of the Company are held for him at such bank, shall be entitled to request to receive copies of such documents at the Office of the Company.
123.	At least once each year the accounts of the Company and the correctness of the statement of income and the balance sheet shall be audited and confirmed by an independent auditor or auditors.
124.
The Company shall, in an annual General Meeting, appoint an independent auditor or auditors who shall hold such position until the next annual General Meeting, and their appointment, remuneration and rights and duties shall be subject to the provisions of the Law, provided, however, that in exercising its authority to fix the remuneration of the Auditor(s), the shareholders in an annual General Meeting may, by a Resolution, act (and in the absence of any action in connection therewith shall be deemed to have so acted) to authorize the Board of Directors to fix such remuneration subject to such criteria or standards, if any, as may be provided in such Resolution, and if no such criteria or standards are so provided, such remuneration shall be fixed in an amount commensurate with both the volume and nature of the services rendered by the Auditor(s). By an act appointing such Auditors, the Company may appoint the auditor(s) to serve for a period of up to the end of completion of the audit of the yearly financial statements for the three (3) year period then ended.

125.
The Auditors shall be entitled to receive notices of every General Meeting of the Company and to attend such meetings and to express their opinions on all matters pertaining to their function as the Auditors of the Company.

126.
Subject to the provisions of the Law and the U.S. Rules, any act carried out by the Auditors of the Company shall be valid as against any person doing business in good faith with the Company, notwithstanding any defect in the appointment or qualification of the Auditors.

127.
For as long as the Company is a Public Company, as defined in the Law, it shall appoint an internal auditor possessing the authorities set forth in the Law. The internal auditor of the Company shall present all of its proposed work plans to the Audit Committee of Directors, which shall have the authority to approve them, subject to any modifications in its discretion.

NOTICES
128.
128.1.
The Company may serve any written notice or other document on a shareholder by way of delivery by hand, by facsimile transmission or by dispatch by prepaid registered mail to his address as recorded in the Register, or if there is no such recorded address, to the address given by him, her or it to the Company for the sending of notices.

128.2.
Any shareholder may serve any written notice or other document on the Company by way of delivery by hand at the Office, by facsimile transmission to the Company or by dispatch by prepaid registered mail to the Company at the Office.

128.3.
Any notice or document which is delivered or sent to a shareholder in accordance with these Articles shall be deemed to have been duly delivered and sent in respect of the shares held by him (whether in respect of shares held by him alone or jointly with others), notwithstanding the fact that such shareholder has died or been declared bankrupt at such time (whether or not the Company knew of his death or bankruptcy), and shall be deemed to be sufficient delivery or dispatch to heirs, trustees, administrators or transferees and any other persons (if any) who have a right in the shares.

128.4.	Any such notice or other document shall be deemed to have been served:
128.4.1.	in the case of mailing, 48 hours after it has been posted, or when actually received by the addressee if sooner than 48 hours after it has been posted;
128.4.2.	in the case of overnight air courier, on the next day following the day sent, with receipt confirmed by the courier, or when actually received by the addressee if sooner;

128.4.3.	in the case of personal delivery, when actually tendered in person to such shareholder;
128.4.4.
in the case of facsimile or other electronic transmission (including email), the next day following the date on which the sender receives automatic electronic confirmation by the recipient’s facsimile machine or computer or other device that such notice was received by the addressee; or

128.4.5.
in the case a notice is, in fact, received by the addressee, when received, notwithstanding that it was defectively addressed or failed, in some other respect, to comply with the provisions of this Article 128.

129.
Any shareholder whose address is not described in the Register, and who shall not have designated in writing an address for the receipt of notices, shall not be entitled to receive any notice from the Company. In the case of joint holders of a share, the Company shall be entitled to deliver a notice by dispatch to the joint holder whose name stands first in the Register in respect of such share.

130.
Notwithstanding anything to the contrary contained herein, notice by the Company of a General Meeting, containing the information required by applicable law and these Articles to be set forth therein, that is published, within the time otherwise required for giving notice of such meeting, in a press release via an international wire service and furnished in a Report of Foreign Private Issuer on Form 6-K or Current Report on Form 8-K (or an equivalent form subsequently adopted by the SEC) to the SEC shall be deemed to be notice of such meeting duly given, for the purposes of these Articles, to any Shareholder whose address as registered in the Register of Shareholders (or as designated in writing for the receipt of notices and other documents) is located either inside or outside the State of Israel, if the Company’s shares are then listed for trading on a national securities exchange in the United States or quoted in an over-the-counter market in the United States.

131.
Whenever it is necessary to give notice of a particular number of days or a notice for another period, the day of delivery shall be counted in the number of calendar days or the period, unless otherwise specified.

INSURANCE, INDEMNITY AND EXCULPATION
132.
Subject to the provisions of the Law, the Company shall be entitled to enter into a contract to insure all or part of the liability of an Office Holder of the Company, imposed on him in consequence of an act which he has performed by virtue of being an Office Holder, in respect of any of the following:

132.1.	The breach of a duty of care to the Company or to any other Person;
132.2.
The breach of a fiduciary duty to the Company, provided that the Office Holder acted in good faith and had reasonable grounds for believing that the action would not adversely affect the best interests of the Company;

132.3.	A pecuniary liability imposed on him in favor of any other person in respect of an act done in his capacity as an Office Holder.
133.
Subject to the provisions of the Law, the Company shall be entitled to indemnify an Office Holder of the Company, to the fullest extent permitted by the Law. Subject to the provisions of the Law, including the receipt of all approvals as required therein or under any applicable law, the Company may resolve retroactively to indemnify an Office Holder with respect to the following liabilities and expenses, provided, in each of the below cases, that such liabilities or expenses were incurred by such Office Holder in such Office Holder’s capacity as an Office Holder of the Company:

133.1.
a monetary liability imposed on him in favor of a third party in any judgment, including any settlement confirmed as judgment and an arbitrator’s award which has been confirmed by the court, in respect of an act performed by the Office Holder by virtue of the Office Holder being an Office Holder of the Company; provided, however, that: (a) any indemnification undertaking with respect to the foregoing shall be limited (i) to events which, in the opinion of the Board of Directors, are foreseeable in light of the Company’s actual operations at the time of the granting of the indemnification undertaking and (ii) to an amount or by criteria determined by the Board of Directors to be reasonable in the given circumstances; and (b) the events that in the opinion of the Board of Directors are foreseeable in light of the Company’s actual operations at the time of the granting of the indemnification undertaking are listed in the indemnification undertaking together with the amount or criteria determined by the Board of Directors to be reasonable in the given circumstances;

133.2.
reasonable litigation expenses, including legal fees, paid for by the Office Holder, in an investigation or proceeding conducted against such Office Holder by an agency authorized to conduct such investigation or proceeding, and which investigation or proceeding: (i) concluded without the filing of an indictment against such Office Holder and without there having been a monetary liability imposed against such Office Holder in lieu of a criminal proceeding; (ii) concluded without the filing of an indictment against such Office Holder but with there having been a monetary liability imposed against such Office Holder in lieu of a criminal proceeding for an offense that does not require proof of criminal intent; or (iii) involves financial sanction; and

133.3.
reasonable litigation expenses, including legal fees, paid for by the Office Holder, or which the Office Holder is obligated to pay under a court order, in a proceeding brought against the Office Holder by the Company, or on its behalf, or by a third party, or in a criminal proceeding in which the Office Holder is found innocent, or in a criminal proceeding in which the Office Holder was convicted of an offense that does not require proof of criminal intent.

133.4.	For purposes of Article 133.2 above:
133.4.1.
the “conclusion of a proceeding without the filing of an indictment” regarding a matter in which a criminal proceeding was initiated, means the closing of a file pursuant to Section 62 of the Israeli Criminal Procedure Law [Consolidated Version], 5742-1982 (the “Criminal Procedure Law”) or a stay of process by Israel’s Attorney General pursuant to Section 231 of the Criminal Procedure Law; and

133.4.2.
a “monetary liability imposed…in lieu of a criminal proceeding” means a monetary obligation imposed by law as an alternative to a criminal proceeding, including, without limitation, an administrative fine pursuant to the Israeli Administrative Offenses Law, 5746-1982, a fine for committing an offense categorized as a finable offense pursuant to the provisions of the Criminal Procedure Law, or a penalty.

133.5.
The Company may undertake to indemnify an Office Holder as aforesaid: (i) prospectively, provided that the undertaking is limited to categories of events which in the opinion of the Board of Directors can be foreseen when the undertaking to indemnify is given, and to an amount set by the Board of Directors as reasonable under the circumstances, and (ii) retroactively.

134.
Subject to the provisions of the Companies Law including the receipt of all approvals as required therein or under any applicable law, the Company may, to the maximum extent permitted by law, exempt and release, in advance, any Office Holder from any liability for damages arising out of a breach of a duty of care towards the Company.

135.
135.1.
Any amendment to the Companies Law adversely affecting the right of any Office Holder to be indemnified or insured pursuant to Articles 132 to 134 and any amendments to Articles 132 to 134 shall be prospective in effect, and shall not affect the Company’s obligation or ability to indemnify or insure an Office Holder for any act or omission occurring prior to such amendment, unless otherwise provided by applicable law.

135.2.
The provisions of Articles 132 to 134 are not intended, and shall not be interpreted so as to restrict the Company, in any manner, in respect of the procurement of insurance and/or in respect of indemnification and/or exculpation, in favor of any person who is not an Office Holder, including, without limitation, any employee, agent, consultant or contractor of the Company who is not an Office Holder; and/or any Office Holder to the extent that such insurance and/or indemnification is not specifically prohibited under law.

WINDING-UP AND REORGANIZATION
136.
Should the Company be wound up and the assets of the Company made available for distribution among shareholders be insufficient to repay all of the Company’s paid-up capital, such assets shall be divided in a manner whereby the losses shall, as far as possible, be borne by the shareholders pro rata to the nominal value of the paid-up capital on the shares held by each of them, and, if at the time of the winding-up, the property of the Company available for distribution among the shareholders should exceed the amount sufficient for the repayment of the full nominal value of the paid-up capital at the time of commencement of the winding-up, the surplus shall be distributed to the shareholders pro rata to the paid-up capital held by each of them. In furtherance of the foregoing, the holders of Ordinary Shares shall be entitled to share equally, on a per share basis, all assets of the Company of whatever kind available for distribution to the holders of Ordinary Shares upon such winding up.
137.
Upon the sale of the Company’s assets, the directors may, or in the case of a liquidation, the liquidators may, if authorized to do so by a Resolution of the Company, accept fully or partly paid-up shares, or securities of another company, Israeli or non-Israeli, whether in existence at such time or about to be formed, in order to purchase the property of the Company, or part thereof, and to the extent permitted under the Law, the directors may (or in the case of a liquidation, the liquidators may) distribute the aforesaid shares or securities or any other property of the Company among the shareholders without realizing the same, or may deposit the same in the hands of trustees for the shareholders, and the General Meeting by a Resolution may decide, subject to the provisions of the Law, on the distribution or allotment of cash, shares or other securities, or the property of the Company and on the valuation of the aforesaid securities or property at such price and in such manner as the shareholders at such General Meeting shall decide, and all of the shareholders shall be obliged to accept any valuation or distribution determined as aforesaid and to waive their rights in this regard, except, in a case in which the Company is about to be wound-up and is in the process of liquidation, for those legal rights (if any) which, according to the provisions of the Law, may not be changed or modified.

TRANSACTIONS WITH OFFICE HOLDERS
138.
Subject to the Companies Law and these Articles, a transaction between the Company and an Office Holder, and a transaction between the Company and another entity in which an Office Holder of the Company has a personal interest, in each case, which is not an Extraordinary Transaction (as defined by the Companies Law), shall require only approval by the Board or a Committee. Such authorization, as well as the actual approval, may be for a particular transaction or more generally for specific type of transactions under a related party transactions policy approved by the Board or the applicable Committee.

Annex C

May 25, 2023
The Board of Directors
Stratasys Ltd.
7665 Commerce Way
Eden Prairie, MN 55344
Members of the Board of Directors:
You have requested our opinion as to the fairness, from a financial point of view, to Stratasys Ltd. (the “Company”) of the Exchange Ratio (as defined below) in the proposed merger (the “Transaction”) of a wholly-owned subsidiary of the Company (“Merger Sub”) with Desktop Metal, Inc. (the “Merger Partner”). Pursuant to the Agreement and Plan of Merger, dated as of May 25, 2023 (the “Agreement”), among the Company, Merger Sub and the Merger Partner, the Merger Partner will become a wholly-owned subsidiary of the Company, and each outstanding share of Class A common stock, par value $0.0001 per share, of the Merger Partner (the “Merger Partner Common Stock”), other than shares of Merger Partner Common Stock held in treasury, owned by the Merger Partner or any of its direct or indirect wholly-owned subsidiaries or owned by the Company or Merger Sub, will be converted into the right to receive 0.123 ordinary shares (the “Exchange Ratio”) of the Company with a nominal amount of NIS 0.01 per share (the “Company Ordinary Shares”).
In connection with preparing our opinion, we have (i) reviewed the Agreement; (ii) reviewed certain publicly available business and financial information concerning the Merger Partner and the Company and the industries in which they operate; (iii) compared the financial and operating performance of the Merger Partner and the Company with publicly available information concerning certain other companies we deemed relevant and reviewed the current and historical market prices of the Merger Partner Common Stock and the Company Ordinary Shares and certain publicly traded securities of such other companies; (iv) reviewed certain internal financial analyses and forecasts prepared by the management of the Company relating to the Company’s businesses, and certain internal financial analyses and forecasts prepared by the management of the Merger Partner relating to the Merger Partner’s businesses and adjusted by the management of the Company, as well as the estimated amount and timing of the synergies, cost savings and related expenses expected to result from the Transaction (the “Synergies”); and (v) performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.
In addition, we have held discussions with certain members of the management of the Merger Partner and the Company with respect to certain aspects of the Transaction, and the past and current business operations of the Merger Partner and the Company, the financial condition and future prospects and operations of the Merger Partner and the Company, the effects of the Transaction on the financial condition and future prospects of the Company, and certain other matters we believed necessary or appropriate to our inquiry.
In giving our opinion, we have relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with us by the Merger Partner and the Company or otherwise reviewed by or for us. We have not independently verified any such information or its accuracy or completeness and, pursuant to our engagement letter with the Company, we did not assume any obligation to undertake any such independent verification. We have not conducted or been provided with any valuation or appraisal of any assets or liabilities, nor have we evaluated the solvency of the Merger Partner or the Company under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to us or derived therefrom, including the Synergies, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Merger Partner and the Company to which such analyses or forecasts relate. We express no view as to such analyses or forecasts (including the Synergies) or the assumptions on which they were based. We have also assumed that the Transaction and the other transactions contemplated by the Agreement will qualify as a tax-free reorganization for United States federal income tax purposes, and will be consummated as described in the Agreement. We have also assumed that the representations and warranties made by the Company and the Merger Partner in the Agreement and the related agreements are and will be true and correct
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in all respects material to our analysis. We are not legal, regulatory or tax experts and have relied on the assessments made by advisors to the Company with respect to such issues. We have further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Merger Partner or the Company or on the contemplated benefits of the Transaction.
Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. Our opinion is limited to the fairness, from a financial point of view, to the Company of the Exchange Ratio in the proposed Transaction and we express no opinion as to the fairness of the Exchange Ratio to the holders of any class of securities, creditors or other constituencies of the Company or as to the underlying decision by the Company to engage in the Transaction. Furthermore, we express no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the Transaction, or any class of such persons relative to the Exchange Ratio in the Transaction or with respect to the fairness of any such compensation. We are expressing no opinion herein as to the price at which the Merger Partner Common Stock or the Company Ordinary Shares will trade at any future time.
We have acted as financial advisor to the Company with respect to the proposed Transaction and will receive a fee from the Company for our services, a substantial portion of which will become payable only if the proposed Transaction is consummated. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. Please be advised that during the two years preceding the date of this letter, neither we nor our affiliates have had any other material financial advisory or other material commercial or investment banking relationships with the Company. During the two years preceding the date of this letter, we and our affiliates have had commercial or investment banking relationships with the Merger Partner for which we and such affiliates have received customary compensation. Such services during such period have included acting as joint lead bookrunner on an offering of the Merger Partner’s convertible notes in May 2022. In addition, we and our affiliates hold, on a proprietary basis, less than 1% of the outstanding ordinary shares and common stock of each of the Company and the Merger Partner, respectively. In the ordinary course of our businesses, we and our affiliates may actively trade the debt and equity securities or financial instruments (including derivatives, bank loans or other obligations) of the Company or the Merger Partner for our own account or for the accounts of customers and, accordingly, we may at any time hold long or short positions in such securities or other financial instruments.
On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the Exchange Ratio in the proposed Transaction is fair, from a financial point of view, to the Company.
The issuance of this opinion has been approved by a fairness opinion committee of J.P. Morgan Securities LLC. This letter is provided to the Board of Directors of the Company (in its capacity as such) in connection with and for the purposes of its evaluation of the Transaction. This opinion does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Transaction or any other matter. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval. This opinion may be reproduced in full in any proxy statement mailed to shareholders of the Company but may not otherwise be disclosed publicly in any manner without our prior written approval.
Very truly yours,
/s/ J.P. Morgan Securities LLC
J.P. MORGAN SECURITIES LLC
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Annex D

May 24, 2023
Board of Directors
Desktop Metal, Inc.
63 3rd Avenue
Burlington, MA 01803
Members of the Board:
Stifel, Nicolaus & Company, Incorporated (“Stifel” or “we”) has been advised that Desktop Metal, Inc., a Delaware corporation (the “Company”), is considering entering into an Agreement and Plan of Merger (the “Merger Agreement”) with Stratasys Ltd., an Israeli company (“Parent”), and Merger Co Inc., a Delaware corporation and a direct wholly owned subsidiary of Parent (“Merger Sub”), pursuant to which Merger Sub will be merged with and into the Company, with the Company continuing as the surviving corporation and an indirect wholly owned subsidiary of Parent, and each issued and outstanding share (excluding any Company Common Stock (as defined below) that is owned by the Company as treasury stock, owned by a direct or indirect wholly-owned subsidiary of the Company or owned by Parent or Merger Sub) (collectively, the “Shares”) of Class A common stock, US$0.0001 par value per share, of the Company (the “Company Common Stock”) will be converted into the right to receive 0.123x (the “Exchange Ratio”) ordinary shares of Parent, with a nominal amount of NIS 0.01 per share (the “Parent Ordinary Shares”), subject to adjustment and on terms and conditions more fully set forth in the Merger Agreement (the “Merger”).
The Board of Directors of the Company (the “Board”) has requested Stifel’s opinion, as investment bankers, as to the fairness, from a financial point of view, to the holders of Shares of the Exchange Ratio in the Merger pursuant to the Merger Agreement (the “Opinion”).
In rendering our Opinion, we have, among other things:
(i)	discussed the Merger and related matters with the Company and Company’s counsel and reviewed a draft dated May 24, 2023 of the Merger Agreement;
(ii)
reviewed the audited consolidated financial statements of the Company contained in its Annual Report on Form 10-K for the three years ended December 31, 2022 and unaudited consolidated financial statements of the Company contained in its Quarterly Report on Form 10-Q for the quarter ended March 31, 2023;

(iii)
reviewed the audited consolidated financial statements of Parent contained in its Annual Report on Form 20-F for the three years ended December 31, 2022 and the unaudited consolidated financial statements of Parent contained in its Current Reports on Form 6-K relating to the financial results for the quarter ended March 31, 2023;

(iv)	reviewed and discussed with the Company’s management and Parent’s management certain other publicly available information concerning the Company and Parent;
(v)
held discussions with the Company’s senior management, including estimates of certain cost savings, revenue and operating synergies, merger charges and the pro forma financial impact of the Merger on Parent, utilized per instruction of the Company;

(vi)
reviewed certain non-publicly available information concerning the Company, including internal financial analyses and forecasts prepared by and provided to us by the Company’s management and, based on assumptions approved by the Company’s management, certain extrapolations thereto approved by the Company’s management (collectively, the “Company Projections”) and utilized per instruction of the Company, and held discussion with the Company’s senior management regarding recent developments;

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(vii)
reviewed certain non-publicly available information concerning Parent, including internal financial analyses and forecasts prepared by and provided to us by the Company’s management and, based on assumptions approved by the Company’s management, certain extrapolations thereto approved by the Company’s management (collectively, the “Parent Projections” and, together with the Company Projections, the “Projections”) and utilized per instruction of the Company, and held discussion with Parent’s senior management regarding recent developments;

(viii)	reviewed and analyzed certain publicly available information concerning the terms of selected merger and acquisition transactions that we considered relevant to our analysis;
(ix)	reviewed and analyzed certain publicly available financial and stock market data relating to selected public companies that we deemed relevant to our analysis;
(x)	participated in certain discussions and negotiations between representatives of the Company and Parent;
(xi)	reviewed the reported prices and trading activity of the Company Common Stock and the Parent Ordinary Shares;
(xii)
reviewed and analyzed, based on the Company Projections and the Parent Projections, the cash flows generated by the Company and Parent, as applicable, on a stand-alone basis to determine the present value of the Company’s and Parent’s respective discounted cash flows;

(xiii)	reviewed the relative financial contributions of the Company and Parent to the future financial performance of Parent on a pro forma basis;
(xiv)	considered the results of our efforts, at the direction of the Company, to solicit indications of interest from selected third parties with respect to a merger or other transaction with the Company;
(xv)	conducted such other financial studies, analyses and investigations and considered such other information as we deemed necessary or appropriate for purposes of our opinion; and
(xvi)
took into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our experience in securities valuations and our knowledge of the Company’s industry generally.

In rendering our Opinion, we have relied upon and assumed, without independent verification, the accuracy and completeness of all of the financial and other information that was provided to Stifel by or on behalf of the Company or Parent, or that was otherwise reviewed by Stifel, and have not assumed any responsibility for independently verifying any of such information. With respect to the financial forecasts and projections supplied to us or otherwise approved by the Company (including, without limitation, the Company Projections, the Parent Projections, the potential cost savings and revenue and operating synergies and the pro forma financial impact of the Merger on Parent), we have assumed, at the direction of the Company, that they were reasonably prepared on the basis reflecting the best currently available estimates and judgments of the management of the Company as to the future operating and financial performance of the Company and Parent, as applicable, and that they provided a reasonable basis upon which we could form our opinion. Such forecasts and projections were not prepared with the expectation of public disclosure. All such forecasted or projected financial information is based on numerous variables and assumptions that are inherently uncertain, including, without limitation, factors related to general economic and competitive conditions and, in particular, the widespread disruption, extraordinary uncertainty and unusual volatility arising from global tensions and political unrest, economic uncertainty, inflation, rising interest rates, the COVID-19 pandemic and recent actual or threatened regional bank failures, including the effect of evolving governmental interventions and non-interventions. Accordingly, actual results could vary significantly from those set forth in such projected financial information. Stifel has relied on this forecasted and projected information without independent verification or analyses and does not in any respect assume any responsibility for the accuracy or completeness thereof. Stifel expresses no opinion as to any such forecasted or projected information or the assumptions on which they were made.
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We also assumed that there were no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of either the Company or Parent since the date of the last financial statements of each company made available to us. We did not make or obtain any independent evaluation, appraisal or physical inspection of either the Company’s or Parent’s assets or liabilities, the collateral securing any of such assets or liabilities, or the collectibility of any such assets, nor have we been furnished with any such evaluation or appraisal. We assumed the value of future contingent earn out payments to be made by the Company, as instructed by the Company, and included such estimates as an obligation of Parent after the Merger. Estimates of values of companies and assets do not purport to be appraisals or necessarily reflect the prices at which companies or assets may actually be sold. Because such estimates are inherently subject to uncertainty, Stifel assumes no responsibility for their accuracy.
We have assumed that there are no factors that would delay or are subject to any adverse conditions any necessary regulatory or governmental approval and that all conditions to the Merger will be satisfied and not waived. In addition, we have assumed that the definitive Merger Agreement will not differ materially from the draft we reviewed. We have also assumed that the Merger will be consummated substantially on the terms and conditions described in the Merger Agreement and as further described to us by management of the Company, without any waiver of material terms or conditions by the Company or any other party and without any anti-dilution or other adjustment to the Exchange Ratio, and that obtaining any necessary regulatory approvals or satisfying any other conditions for consummation of the Merger will not have an adverse effect on the Company, Parent or the Merger. We have assumed that the Merger will be consummated in a manner that complies with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all other applicable foreign, federal and state statutes, rules and regulations. We have further assumed that the Company has relied upon the advice of its counsel, independent accountants and other advisors (other than Stifel) as to all legal, financial reporting, tax, accounting and regulatory matters with respect to the Company, Parent, the Merger and the Merger Agreement.
Our Opinion is limited to whether the Exchange Ratio is fair to the holders of Shares, from a financial point of view, as of the date hereof, and does not address any other terms, aspects or implications of the Merger, including, without limitation, the form or structure of the Merger, any consequences of the Merger on the Company, its stockholders, creditors or otherwise, or any terms, aspects or implications of any voting, support, stockholder or other agreements, arrangements or understandings contemplated or entered into in connection with the Merger or otherwise. Our Opinion also does not consider, address or include: (i) any other strategic alternatives currently (or which have been or may be) contemplated by the Board or the Company; (ii) the legal, tax or accounting consequences of the Merger on the Company or the holders of Company Common Stock including, without limitation, whether or not the Merger will qualify as a tax-free reorganization pursuant to Section 368 of the Internal Revenue Code; (iii) the fairness of the amount or nature of any compensation to any of the Company’s officers, directors or employees, or class of such persons, relative to the compensation to the holders of the Company’s securities or otherwise; (iv) the effect of the Merger on, or the fairness of the consideration to be received by, holders of any class of securities of the Company other than the Shares of Company Common Stock, or any class of securities of any other party to any transaction contemplated by the Merger Agreement; or (v) the treatment of, or effect of the Merger on, Ironman Preferred Stock, Ironman Stock Options, Ironman RSAs and Ironman RSU Awards (each as defined in the Merger Agreement). Furthermore, we are not expressing any opinion herein as to the prices, trading range or volume at which the Company’s or Parent’s securities will trade following public announcement or consummation of the Merger or at any other time.
Our Opinion is necessarily based on economic, market, financial and other conditions as they exist on, and on the information made available to us by or on behalf of the Company or its advisors, or information otherwise reviewed by Stifel, as of the date of this Opinion. It is understood that subsequent developments may affect the conclusion reached in this Opinion and that Stifel does not have any obligation to update, revise or reaffirm this Opinion, except in accordance with the terms and conditions of Stifel’s engagement letter agreement with the Company. Further, as
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the Board is aware, the credit, financial and stock markets have been experiencing unusual volatility and we express no opinion or view as to any potential effects of such volatility on the Company, Parent or the Merger. Further, we express no opinion or view as to any potential effects of any existing or other proposal made by Nano Dimension Ltd. on the Company, Parent or the Merger. Our Opinion is for the information of, and directed to, the Board, in its capacity as such, for its information and assistance in connection with its consideration of the financial terms of the Merger. Our Opinion does not constitute a recommendation to the Board as to how the Board should vote on or otherwise act with respect to the Merger or any other matter or to any shareholder of the Company or Parent as to how any such shareholder should act with respect to the Merger or any other matter, including without limitation how to vote at any shareholders’ meeting at which the Merger is considered, or whether or not any shareholder of the Company should enter into a voting, shareholders’, or affiliates’ agreement with respect to the Merger, or exercise any dissenters’ or appraisal rights that may be available to such shareholder. In addition, the Opinion does not compare the relative merits of the Merger with any other alternative transactions or business strategies which may have been available to the Company and does not address the underlying business decision of the Board or the Company to proceed with or effect the Merger.
We are not legal, tax, regulatory or bankruptcy advisors. We have not considered any potential legislative or regulatory changes currently being considered or recently enacted by the United States Congress, the various federal banking agencies, the Securities and Exchange Commission (the “SEC”), or any other regulatory bodies, or any changes in accounting methods or generally accepted accounting principles that may be adopted by the SEC or the Financial Accounting Standards Board, or any changes in regulatory accounting principles that may be adopted by any or all of the federal banking agencies. Our Opinion is not a solvency opinion and does not in any way address the solvency or financial condition of the Company, Parent or any other person either before or after the Merger.
Stifel, as part of its investment banking services, is regularly engaged in the independent valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We have acted as financial advisor to the Company in connection with the Merger and will receive a fee for our services, a substantial portion of which is contingent upon the completion of the Merger (the “Advisory Fee”). We have also acted as financial advisor to the Board and will receive a fee upon the delivery of this Opinion that is not contingent upon consummation of the Merger (the “Opinion Fee”), provided that such Opinion Fee is creditable against any Advisory Fee. We will not receive any other significant payment or compensation contingent upon the successful consummation of the Merger. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. In August 2022, Stifel acted as financial advisor to Parent in connection with the merger of Parent’s subsidiary, Makerbot, with Ultimaker (the “Makerbot Transaction”). Other than the Makerbot Transaction, there are no material relationships that existed during the two years prior to the date of this Opinion or that are mutually understood to be contemplated in which any compensation was received or is intended to be received as a result of the relationship between Stifel and any party to the Merger. Stifel may seek to provide investment banking services to the Company or Parent or their respective affiliates in the future, for which we would seek customary compensation. In the ordinary course of business, Stifel and our clients may transact in the equity securities of each of the Company and Parent and may at any time hold a long or short position in such securities.
Stifel’s Fairness Opinion Committee has approved the issuance of this Opinion. Our Opinion may not be published or otherwise used or referred to, nor shall any public reference to Stifel be made, without our prior written consent, except in accordance with the terms and conditions of Stifel’s engagement letter agreement with the Company.
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Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the Exchange Ratio in the Merger pursuant to the Merger Agreement is fair to the holders of Shares, from a financial point of view.
Very truly yours,
/s/ Stifel, Nicolaus & Company, Incorporated
STIFEL, NICOLAUS & COMPANY, INCORPORATED
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Annex E
FINAL FORM
VOTING AND SUPPORT AGREEMENT
This Voting and Support Agreement, dated as of May 25, 2023 (this “Agreement”), is by and between Stratasys Ltd., an Israeli company (“Sun”), and the undersigned stockholder (the “Stockholder”) of Desktop Metal, Inc., a Delaware corporation (the “Ironman”). Capitalized terms used herein but not defined shall have the meanings specified in the Merger Agreement (as defined below).
WHEREAS, concurrently with the execution and delivery of this Agreement, Sun, Ironman and Merger Sub are entering into an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which, on the terms and subject to the conditions set forth therein, at the Effective Time, Merger Sub will merge with and into Ironman, with Ironman as the surviving corporation in the Merger as an indirect wholly owned subsidiary of Sun will, by virtue of the Merger;
WHEREAS, as of the date hereof, the Stockholder is the record and beneficial owner of, has the sole right to dispose of, and has the sole right to vote the number of shares of Ironman Common Stock set forth below the Stockholder’s signature on the signature page hereto (the “Shares”);
WHEREAS, receiving the Ironman Stockholder Approval is a condition to the consummation of the transactions contemplated by the Merger Agreement; and
WHEREAS, as an inducement to Sun to enter into the Merger Agreement and incur the obligations therein, Sun has required that the Stockholder enter into this Agreement.
NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:
Section 1. Agreement to Vote; Restrictions on Transfers.
(a) Agreement to Vote the Shares. The Stockholder hereby irrevocably and unconditionally agrees that from the date hereof until the Expiration Time (as defined below), at any meeting (whether annual or special and each adjourned or postponed meeting) of the Ironman’s stockholders, however called, the Stockholder will (i) appear at such meeting or otherwise cause all of the Shares to be counted as present thereat for purposes of calculating a quorum and (ii) vote or cause to be voted all of the Shares, (A) in favor of the approval and adoption of the Agreement, (B) against any Acquisition Proposal, without regard to any recommendation to the stockholders of Ironman by the Board of Directors of Ironman concerning such Acquisition Proposal, and without regard to the terms of such Acquisition Proposal, or other proposal made in opposition to or that is otherwise in competition or inconsistent with the transactions contemplated by the Merger Agreement, (C) against any amendment to the Ironman Certificate of Incorporation or the Ironman bylaws that would reasonably be expected to prevent, impede or materially delay the consummation of the Merger and (D) against any action, agreement, transaction or proposal that would reasonably be expected to result in a material breach of any representation, warranty, covenant, agreement or other obligation of Ironman under the Merger Agreement or that would reasonably be expected to prevent, impede or materially delay the consummation of the Merger.
(b) Restrictions on Transfers. The Stockholder hereby agrees that, from the date hereof until the earlier of the receipt of the Ironman Stockholder Approval and the Expiration Time, the Stockholder shall not, directly or indirectly, sell, offer to sell, give, pledge, grant a security interest in, encumber, assign, grant any option for the sale of or otherwise transfer or dispose of any Shares, or enter into any agreement, arrangement or understanding to take any of the foregoing actions (each, a “Transfer”) other than any Transfer of Shares (A) (i) to any Affiliate of the Stockholder, (ii) as a bona fide gift or gifts, (iii) by will, other testamentary document or intestate succession to the legal representative, heir, beneficiary or a member of the family of the Stockholder or trusts for the benefit thereof, or (iv) by operation of law and (B) with respect to the Stockholder’s Ironman Equity Awards that vest or are exercised on or prior to the earlier of the receipt of the Ironman Stockholder Approval and the Expiration Time, to the Company in order to satisfy any required withholding taxes applicable upon such vesting or exercise of such Ironman Equity Awards; provided, that, prior to and as a condition to the effectiveness of any Transfer described in clause (A)(i), (A)(ii) or (A)(iii) above, such transferee executes a joinder to this Agreement, in a form reasonably acceptable to Sun, pursuant to which such transferee agrees to become a party to this Agreement and be subject to all of the restrictions and obligations applicable to the Stockholder and otherwise become a party for all purposes of this Agreement to the extent relating to such transferred Shares. Any Transfer in violation of this Section 1(b) shall be null and void. The Stockholder further agrees to authorize and request Ironman to notify Ironman’s transfer agent that there is a stop transfer order with respect to all of the Shares and that this Agreement places limits on the voting and Transfer of the Shares.
(c) Transfer of Voting Rights. The Stockholder hereby agrees that, prior to the earlier of the receipt of the Ironman Stockholder Approval and the Expiration Time, the Stockholder shall not deposit any Shares in a voting trust, grant any proxy or power of attorney or enter into any voting agreement or similar agreement or arrangement with any Person to vote, grant a proxy or power of attorney or give instructions with respect to the voting of the Shares in contravention of the obligations of the Stockholder under this Agreement with respect to any of the Shares owned by the Stockholder.
(d) Acquired Shares. Any shares of Ironman Common Stock or other voting securities of Ironman with respect to which beneficial ownership is acquired by the Stockholder, including, without limitation, by purchase, as a result of a stock dividend, stock split, recapitalization, combination, reclassification, exchange or change of such securities or upon exercise or conversion of any securities of Ironman, if any, after the execution hereof shall automatically become subject to the terms of this Agreement and shall become “Shares” for all purposes hereof.
Section 2. Non-Solicit. The Stockholder shall not, directly or indirectly, (i) initiate, solicit, knowingly encourage or knowingly facilitate inquiries or proposals with respect to any Acquisition Proposal, (ii) engage or participate in any negotiations with any Person concerning any Acquisition Proposal, (iii) provide any confidential or nonpublic information or data to, or have or participate in any discussions with, any Person relating to any Acquisition Proposal (except to disclose the existence of the provisions of this Section), or (iv) recommend or endorse an Acquisition Proposal or publicly disclose your intention to do so. [For the avoidance of doubt, nothing contained herein shall prohibit the Stockholder, in his or her capacity as a member of the Board of Directors of Ironman, from taking any action in such capacity to the extent such action is permitted by the Merger Agreement.]1
Section 3. Representations and Warranties of the Stockholder.
(a) Representations and Warranties. The Stockholder represents and warrants to Sun as follows:
(i) Power and Authority; Consents. The Stockholder has the requisite capacity and authority to enter into and perform the Stockholder’s obligations under this Agreement. No filing with, and no permit, authorization, consent or approval of, any Governmental Entity is necessary on the part of the Stockholder for the execution, delivery and performance of this Agreement by the Stockholder or the consummation by the Stockholder of the transactions contemplated hereby.
(ii) Due Authorization. This Agreement has been duly executed and delivered by the Stockholder and, assuming the due authorization, execution and delivery of this Agreement by Sun, this Agreement constitutes the valid and binding agreement of the Stockholder, enforceable against the Stockholder in accordance with its terms (except in all cases as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies).
(iii) Non-Contravention. The execution and delivery of this Agreement by the Stockholder does not, and the performance by the Stockholder of the Stockholder’s obligations hereunder and the consummation by the Stockholder of the transactions contemplated hereby will not, violate or conflict with, or constitute a default under, any agreement, instrument, contract or other obligation or any order, arbitration award, judgment or decree to which the Stockholder is a party or by which the Stockholder or the Stockholder’s property or assets is bound, or any statute, rule or regulation to which the Stockholder or the Stockholder’s property or assets is subject. The Stockholder has not appointed
[1]	Note to Draft: To be omitted from KPCB voting agreement.

or granted a proxy or power of attorney to any Person with respect to any Shares that remains in effect. Except for this Agreement, the Stockholder is not a party to any voting agreement, voting trust or any other contract with respect to the voting, transfer or ownership of any Shares.
(iv) Ownership of Shares. Except for restrictions in favor of Sun pursuant to this Agreement and transfer restrictions of general applicability as may be provided under applicable securities Laws, the Stockholder owns, beneficially and of record, all of the Shares free and clear of any proxy, voting restriction, adverse claim, or other Lien, and has sole voting power and sole power of disposition with respect to the Shares with no restrictions on the Stockholder’s rights of voting or disposition pertaining thereto, and no Person other than the Stockholder has any right to direct or approve the voting or disposition of any of the Shares. As of the date hereof, the number of the Shares is set forth below the Stockholder’s signature on the signature page hereto.
(v) Legal Actions. There is no action, suit, investigation, complaint or other proceeding pending against the Stockholder or, to the knowledge of the Stockholder, any other Person or, to the knowledge of the Stockholder, threatened against the Stockholder or any other Person that restricts or prohibits (or, if successful, would restrict or prohibit) the exercise by Sun of its rights under this Agreement or the performance by the Stockholder of its obligations under this Agreement.
(vi) Reliance. The Stockholder understands and acknowledges that Sun is entering into the Merger Agreement in reliance upon the Stockholder’s execution and delivery of this Agreement and the representations and warranties of the Stockholder contained herein.
Section 4. Termination. This Agreement will terminate upon the earlier of (a) the Effective Time, (b) the date of termination of the Merger Agreement in accordance with its terms and (c) the written agreement of the Stockholder and Sun (the “Expiration Time”); provided that this Section 4 and Section 5 shall survive the Expiration Time indefinitely. Upon the termination or expiration of this Agreement, all obligations of the parties under this Agreement will terminate without any liability or other obligation on the part of any party to this Agreement to any Person with respect to this Agreement or the transactions contemplated by this Agreement, and no party to this Agreement shall have any claim against another (and no Person shall have any rights against such party), whether under contract, tort or otherwise, with respect to the subject matter of this Agreement; provided, however, that no such termination or expiration shall relieve any party hereto from any liability for any intentional breach of this Agreement or fraud occurring prior to such termination.
Section 5. Miscellaneous.
(a) Expenses. All expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.
(b) Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (i) when delivered or sent if delivered in person or sent by email (without receiving a failure of delivery message in return) or, to the extent not delivered on a Business Day during business hours, on the next Business Day, (ii) on the fifth Business Day after dispatch by registered or certified mail, or (iii) on the next Business Day if transmitted by national overnight courier, in each case as follows (or at such other address for a party as shall be specified by like notice):
(i)	If to Sun, to:
Stratasys Ltd.
1 Holtzman St. Science Park
P.O. Box 2496
Rehovot 7670401
Israel
Email: vered.benjacob@stratasys.com
Attention: Vered Ben Jacob, Adv. Chief Legal Officer

with a copy (which shall not constitute notice) to:
Meitar Law Offices
Abba Hillel Silver Road 16
Ramat Gan 5250608
Israel
Email: dchertok@meitar.com and jonathana@meitar.com
Attention: J. David Chertok, Adv. and Jonathan Atha, Adv.
and
Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, NY 10019
Email: AOEmmerich@wlrk.com and VSapezhnikov@wlrk.com
Attention: Adam O. Emmerich and Viktor Sapezhnikov
(ii)	If to the Stockholder, to:
[•]
with a copy (which shall not constitute notice) to:
[•]
(c) Amendments, Waivers, Etc. This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated except by an instrument in writing signed by each of the parties hereto.
(d) Successors and Assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties hereto. Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.
(e) Third Party Beneficiaries. This Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein.
(f) No Partnership, Agency, or Joint Venture. This Agreement is intended to create, and creates, a contractual relationship and is not intended to create, and does not create, any agency, partnership, joint venture or any like relationship between the parties hereto.
(g) Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto relating to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.
(h) Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction such that the invalid, illegal or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable.
(i) Specific Performance; Remedies Cumulative. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed by the Stockholder in accordance with the terms hereof and, accordingly, that Sun shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof, in addition to any other remedy to which Sun may be entitled at law or in equity. The Stockholder hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any Law to post security or a bond as a prerequisite to obtaining equitable relief.

(j) No Waiver. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.
(k) Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal Laws of the State of Delaware, without regard to any applicable conflicts of law principles.
(l) Submission to Jurisdiction. Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks jurisdiction, the Federal court of the United States of America sitting in Delaware, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding, except in the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks jurisdiction, the Federal court of the United States of America sitting in Delaware, and any appellate court from any thereof; (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks jurisdiction, the Federal court of the United States of America sitting in Delaware, and any appellate court from any thereof; (iii) waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any such action or proceeding in such courts; and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in such courts. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law. Each party to this Agreement irrevocably consents to service of process inside or outside the territorial jurisdiction of the courts referred to in this Section 5(l) in the manner provided for notices in Section 5(b). Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by applicable Law.
(m) Waiver of Jury Trial. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.
(n) Headings. Section headings of this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
(o) Counterparts. This Agreement may be executed by facsimile or other electronic means and in any number of counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.
[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.
STRATASYS LTD.

By:
Name:
Title:

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.
STOCKHOLDER:

Number of shares of Ironman Common Stock:

Address:

[Signature Page to Voting and Support Agreement]

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS
Item 20.	Indemnification of Officers and Directors of Stratasys
Under the Israeli Companies Law, a company may not exculpate an office holder from liability for a breach of the duty of loyalty. An Israeli company may exculpate an office holder in advance from liability to the company, in whole or in part, for damages caused to the company as a result of a breach of duty of care but only if a provision authorizing such exculpation is included in its articles of association. Stratasys’ articles of association include such a provision. The company may not exculpate in advance a director from liability arising out of a prohibited dividend or distribution to shareholders.
Under the Israeli Companies Law, a company may indemnify an office holder in respect of the following liabilities and expenses incurred for acts performed by him or her as an office holder, either pursuant to an undertaking made in advance of an event or following an event, provided its articles of association include a provision authorizing such indemnification:
•
a financial liability incurred by or imposed on him or her in favor of another person pursuant to a judgment, including a settlement or arbitrator’s award approved by a court. However, if an undertaking to indemnify an office holder with respect to such liability is provided in advance, then such an undertaking must be limited to events which, in the opinion of the board of directors, can be foreseen based on the company’s activities when the undertaking to indemnify is given, and to an amount or according to criteria determined by the board of directors as reasonable under the circumstances, and such undertaking shall detail the above-mentioned foreseen events and amount or criteria;

•
reasonable litigation expenses, including attorneys’ fees, incurred by the office holder (1) as a result of an investigation or proceeding instituted against him or her by an authority authorized to conduct such investigation or proceeding, provided that (i) no indictment was filed against such office holder as a result of such investigation or proceeding; and (ii) no financial liability was imposed upon him or her as a substitute for the criminal proceeding as a result of such investigation or proceeding or, if such financial liability was imposed, it was imposed with respect to an offense that does not require proof of criminal intent; and (2) in connection with a monetary sanction;

•
reasonable litigation expenses, including attorneys’ fees, incurred by the office holder or imposed by a court in proceedings instituted against him or her by the company, on its behalf, or by a third party, or in connection with criminal proceedings in which the office holder was acquitted, or as a result of a conviction for an offense that does not require proof of criminal intent; and

•	reasonable litigation expenses, including attorneys’ fees, incurred by the office holder in respect of certain administrative proceedings under the Israeli Securities Law.
Under the Israeli Companies Law, a company may insure an office holder against the following liabilities incurred for acts performed by him or her as an office holder, if and to the extent provided in the company’s articles of association:
•	a breach of the duty of loyalty to the company, provided that the office holder acted in good faith and had a reasonable basis to believe that the act would not harm the best interest of the company;
•	a breach of duty of care to the company or to a third party, to the extent such a breach arises out of the negligent conduct of the office holder; and
•	a financial liability imposed on the office holder in favor of a third party.
Under the Israeli Companies Law, a company may not indemnify, exculpate or insure an office holder against any of the following:
•
a breach of the duty of loyalty, except for indemnification and insurance for a breach of the duty of loyalty to the company to the extent that the office holder acted in good faith and had a reasonable basis to believe that the act would not harm the company;

•	a breach of duty of care committed intentionally or recklessly, excluding a breach arising solely out of the negligent conduct of the office holder;
•	an act or omission committed with intent to derive illegal personal benefit; or
•	a fine, civil fine, monetary sanction or forfeit levied against the office holder.

Under the Israeli Companies Law, exculpation, indemnification and insurance of office holders in a public company must be approved by the compensation committee (or the audit committee, if no compensation committee was established) and the board of directors and, with respect to certain office holders or under certain circumstances, also by the shareholders.
Stratasys’ articles of association permit it to exculpate, indemnify and insure its office holders to the fullest extent permitted or to be permitted by the Israeli Companies Law. Stratasys has obtained directors’ and officers’ liability insurance for the benefit of its office holders and intends to continue to maintain such coverage and pay all premiums thereunder to the fullest extent permitted by the Israeli Companies Law. In addition, Stratasys has entered into agreements with each of its directors and executive officers exculpating them from liability to Stratasys for damages caused to Stratasys as a result of a breach of duty of care and undertaking to indemnify them, in each case, to the fullest extent permitted by Stratasys’ articles and Israeli law, including with respect to liabilities resulting from a public offering of our shares, to the extent that these liabilities are not covered by insurance.
Each of the foregoing indemnification obligations is limited both in terms of amount and coverage. In the opinion of the SEC, however, indemnification of directors and office holders for liabilities arising under the Securities Act is against public policy and therefore unenforceable.
Item 21.	Exhibits and Financial Statement Schedules
A list of the exhibits included as part of this registration statement is set forth in the Exhibit Index that immediately precedes such exhibits and is incorporated herein by reference.
Item 22.	Undertakings
(a)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrant hereby undertakes as follows: That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.
The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (h)(1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415 (§230.415 of this chapter), will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(b)
The undersigned registrant hereby undertakes (i) to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form F-4, within one (1) business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means, and (ii) to arrange or provide for a facility in the United States for the purpose of responding to such requests.

(c)
The undersigned registrant hereby undertakes to supply by means of a post-eﬀective amendment all information concerning a transaction and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became eﬀective.

EXHIBIT INDEX
Exhibit Number	Description
2.1
Agreement and Plan of Merger, dated as of May 25, 2023, by and among Stratasys, Desktop Metal and Merger Sub (attached as Annex A to the joint proxy statement/prospectus included in this Registration Statement (certain schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K, but will be furnished supplementally to the Securities and Exchange Commission upon request; provided, however, that Stratasys reserves the right to request confidential treatment for portions of any such documents.))

3.1	Amended and Restated Articles of Association of Stratasys Ltd. to be effective upon the Merger (attached as Annex B to the joint proxy statement/prospectus included in this Registration Statement)
3.2
Current Articles of Association of Stratasys Ltd. (incorporated by reference to Appendix A to the Stratasys’ proxy statement for its February 3, 2015 extraordinary general meeting of shareholders, attached as Exhibit 99.1 to Stratasys’ Report of Foreign Private Issuer on Form 6-K furnished to the SEC on January 6, 2015)

3.3
Memorandum of Association of Stratasys Ltd. (formerly known as Objet Ltd.) (incorporated by reference to Exhibit 3.2 to Stratasys’ registration statement on Form F-4, SEC File No. 333-182025, filed with the SEC on June 8, 2012

4.1.1
Stratasys Ltd. Shareholder Rights Plan, dated as of July 25, 2022, between Stratasys Ltd. and Continental Stock Transfer & Trust Company, as rights agent, which includes the Form of Right Certificate (Exhibit A) and the Form of Summary of Rights (Exhibit B) (incorporated by reference to Exhibit 4.1 to Stratasys’ Report of Foreign Private Issuer on Form 6-K furnished to the SEC on July 25, 2022)

4.1.2	First Amendment to Stratasys Ltd. Shareholder Rights Plan (incorporated by reference to Exhibit 4.1 to Stratasys’ Report of Foreign Private Issuer on Form 6-K furnished to the SEC on May 25, 2023)
4.1.3	Form of Second Amendment to Stratasys Ltd. Shareholder Rights Plan
5.1	Opinion of Meitar Law Offices as to the validity of the ordinary shares of Stratasys Ltd. being registered pursuant to this registration statement*
10.1
Voting and Support Agreement, dated as of May 25, 2023, by and between Stratasys Ltd. and Ric Fulop (incorporated by reference to Exhibit 10.1 to Stratasys’ Report of Foreign Private Issuer on Form 6-K furnished to the SEC on May 26, 2023)

10.2
Voting and Support Agreement, dated as of May 25, 2023, by and between Stratasys Ltd. and KPCB Holdings, Inc., as nominee, Kleiner Perkins Caufield & Byers XVI, LLC, KPCB XVI Founders Fund, LLC, Kleiner Perkins Caufield & Byers XVII, LLC and KPCB XVII Founders Fund, LLC (incorporated by reference to Exhibit 10.2 to Stratasys’ Report of Foreign Private Issuer on Form 6-K furnished to the SEC on May 26, 2023)

10.3
Voting and Support Agreement, dated as of May 25, 2023, by and between Stratasys Ltd. and Khaki Campbell Trust (incorporated by reference to Exhibit 10.3 to Stratasys’ Report of Foreign Private Issuer on Form 6-K furnished to the SEC on May 26, 2023)

10.4
Voting and Support Agreement, dated as of May 25, 2023, by and between Stratasys Ltd. and Bluebird Trust (incorporated by reference to Exhibit 10.4 to Stratasys’ Report of Foreign Private Issuer on Form 6-K furnished to the SEC on May 26, 2023)

10.5
Voting and Support Agreement, dated as of May 25, 2023, by and between Stratasys Ltd. and Jonah Myerberg (incorporated by reference to Exhibit 10.5 to Stratasys’ Report of Foreign Private Issuer on Form 6-K furnished to the SEC on May 26, 2023)

10.6
Voting and Support Agreement, dated as of May 25, 2023, by and between Stratasys Ltd. and Audra Myerberg (incorporated by reference to Exhibit 10.6 to Stratasys’ Report of Foreign Private Issuer on Form 6-K furnished to the SEC on May 26, 2023)

10.7
Voting and Support Agreement, dated as of May 25, 2023, by and between Stratasys Ltd. and Wen Hsieh (incorporated by reference to Exhibit 10.7 to Stratasys’ Report of Foreign Private Issuer on Form 6-K furnished to the SEC on May 26, 2023)

10.8
Voting and Support Agreement, dated as of May 25, 2023, by and between Stratasys Ltd. and Red Tailed Hawk Trust (incorporated by reference to Exhibit 10.8 to Stratasys’ Report of Foreign Private Issuer on Form 6-K furnished to the SEC on May 26, 2023)

Exhibit Number	Description
10.9.1	Stratasys Ltd. 2022 Share Incentive Plan, as amended (incorporated by reference to Exhibit 99.1 to Stratasys’ Report of Foreign Private Issuer on Form 6-K furnished to the SEC on August 26, 2022)
10.9.2	Form of Amendment to 2022 Share Incentive Plan
10.10
Stratasys Ltd. 2012 Omnibus Equity Incentive Plan, as amended (incorporated by reference to Exhibit 4.2 to Stratasys’ Annual Report on Form 20-F for the year ended December 31, 2022, filed with the SEC on March 3, 2023)

10.11
Stratasys Ltd. 2021 Employee Share Purchase Plan (incorporated by reference to Appendix A to Stratasys’ proxy statement for its 2021 annual general meeting of shareholders, attached as Exhibit 99.2 to Stratasys’ Report of Foreign Private Issuer on Form 6-K furnished to the SEC on October 13, 2021)

10.12
Form of Indemnification Agreement by and between Stratasys Ltd. (formerly known as Objet Ltd.) and each of its directors and executive officers (incorporated by reference to Exhibit 10.7 to Stratasys’ registration statement on Form F-4, SEC File No. 333- 182025, filed with the SEC on June 8, 2012)

10.13
OEM Purchase and License Agreement, effective as of May 5, 2011, by and between Stratasys Ltd. (formerly known as Objet Geometries Ltd.) and RicohPrinting Systems America, Inc. (incorporated by reference to Exhibit 10.10 to Stratasys’ registration statement on Form F-4, SEC File No. 333-182025, filed with the SEC on June 8, 2012)

10.14
Assignment, dated June 1, 1994, from S. Scott Crump, James W. Comb, William R. Priedeman, Jr., and Robert Zinniel to Stratasys, Inc. (a subsidiary of Stratasys Ltd.) with respect to a patent application for a process and apparatus of support removal for three-dimensional modeling (incorporated by reference to Amendment No. 1 to Stratasys, Inc.’s registration statement on Form SB-2 (SEC File No. 333-99108) filed with the SEC on December 20, 1995) (P)

10.15
Stratasys Ltd. Compensation Policy for Executive Officers and Directors (incorporated by reference to Appendix B to Stratasys’ proxy statement for its 2021 annual general meeting of shareholders, attached as Exhibit 99.2 to Stratasys’ Report of Foreign Private Issuer on Form 6-K furnished to the SEC on October 13, 2021)

10.16
Employment Agreement, effective as of February 18, 2020, by and between Stratasys Ltd. and Yoav Zeif (incorporated by reference to Exhibit 4.8 to Stratasys’ Annual Report on Form 20-F for the year ended December 31, 2019, filed with the SEC on February 26, 2020)

21.1	List of Subsidiaries of Stratasys Ltd. (incorporated by reference to Exhibit 8.1 of Stratasys’ Annual Report on Form 20-F for the year ended December 31, 2022, filed with the SEC on March 3, 2023)
23.1
Consent of Kesselman & Kesselman, a member firm of PricewaterhouseCoopers International Limited, an independent registered public accounting firm, relating to the financial statements of Stratasys Ltd.

23.2	Consent of Deloitte & Touche LLP relating to the financial statements of Desktop Metal, Inc.
23.3	Consent of Meitar Law Offices (included in Exhibit 5.1)*
24.1	Power of Attorney of Officers and Directors (included on the signature page to the initial filing of this Registration Statement on Form F-4, filed with the SEC on June 20, 2023)*
99.1	Form of Proxy Voting Card of Stratasys Ltd.
99.2	Form of Proxy Voting Card of Desktop Metal, Inc.
99.3	Consent of Ric Fulop, director nominee of Stratasys Ltd.*
99.4	Consent of James Eisenstein, director nominee of Stratasys Ltd.
99.5	Consent of Wen Hsieh, director nominee of Stratasys Ltd.
99.6	Consent of Stephen Nigro, director nominee of Stratasys Ltd.
99.7	Consent of Steve Papa, director nominee of Stratasys Ltd.
99.8	Consent of J.P. Morgan Securities LLC
99.9	Consent of Stifel, Nicolaus & Company, Incorporated
107	Filing fee table*
*	Previously filed as part of the initial filing of this Registration Statement on Form F-4, on June 20, 2023.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Rehovot, Israel, on August 23, 2023.
Stratasys Ltd.

/s/ Eitan Zamir
Name:	Eitan Zamir
Title:	Chief Financial Officer
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.
Signature	Title	Date

*	Chairman of the Board	August 23, 2023
Dov Ofer

*	Chief Executive Officer (Principal Executive Officer)	August 23, 2023
Dr. Yoav Zeif

/s/ Eitan Zamir	Chief Financial Officer (Principal Financial Officer)	August 23, 2023
Eitan Zamir

*	Director	August 23, 2023
S. Scott Crump

*	Director	August 23, 2023
John J. McEleney

*	Director	August 23, 2023
Ziva Patir

*	Director	August 23, 2023
David Reis

*	Director	August 23, 2023
Michael Schoellhorn

*	Director	August 23, 2023
Yair Seroussi

*	Director	August 23, 2023
Adina Shorr

* By: /s/ Eitan Zamir
Eitan Zamir, Attorney-in-Fact

AUTHORIZED REPRESENTATIVE IN
THE UNITED STATES:
Stratasys, Inc.

By:	/s/ Richard Garrity
Name:	Richard Garrity
Title:	Chief Industrial Business Unit Officer
Date:	August 23, 2023